EXHIBIT 4

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                          GSAA HOME EQUITY TRUST 2004-7

                            ASSET-BACKED CERTIFICATES

                                  SERIES 2004-7

                                MASTER SERVICING

                                       and

                                 TRUST AGREEMENT

                                      among

                          GS MORTGAGE SECURITIES CORP.,
                                   Depositor,

                      DEUTSCHE BANK NATIONAL TRUST COMPANY,
                              Trustee and Custodian

                              JPMORGAN CHASE BANK,

                                    Custodian

                                       and

                             WELLS FARGO BANK, N.A.,
                  Master Servicer and Securities Administrator

                              Dated August 1, 2004

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                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   DEFINITIONS

Section 1.01  Definitions.................................................

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

Section 2.01  Conveyance of Mortgage Loans................................
Section 2.02  Acceptance by the Custodians of the Mortgage Loans..........
Section 2.03  Execution and Delivery of Certificates......................
Section 2.04  REMIC Matters...............................................
Section 2.05  Representations and Warranties of the Depositor.............
Section 2.06  Representations and Warranties of JPMorgan..................

                                   ARTICLE III

                                 TRUST ACCOUNTS

Section 3.01  Excess Reserve Fund Account; Distribution Account...........
Section 3.02  Investment of Funds in the Distribution Account.............

                                   ARTICLE IV

                                  DISTRIBUTIONS

Section 4.01  Priorities of Distribution..................................
Section 4.02  Monthly Statements to Certificateholders....................
Section 4.03  Allocation of Applied Realized Loss Amounts.................
Section 4.04  Certain Matters Relating to the Determination of LIBOR......

                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01  The Certificates............................................
Section 5.02  Certificate Register; Registration of Transfer and
              Exchange of Certificates....................................
Section 5.03  Mutilated, Destroyed, Lost or Stolen Certificates...........
Section 5.04  Persons Deemed Owners.......................................
Section 5.05  Access to List of Certificateholders' Names and Addresses...
Section 5.06  Maintenance of Office or Agency.............................

                                   ARTICLE VI

                                  THE DEPOSITOR

Section 6.01  Respective Liabilities of the Depositor.....................
Section 6.02  Merger or Consolidation of the Depositor....................
Section 6.03  Limitation on Liability of the Depositor and Others.........
Section 6.04  Servicing Compliance Review.................................
Section 6.05  Option to Purchase Defaulted Mortgage Loans.................

                                   ARTICLE VII

                                SERVICER DEFAULT

Section 7.01  Events of Default...........................................
Section 7.02  Master Servicer to Act; Appointment of Successor............
Section 7.03  Master Servicer to Act as Servicer..........................
Section 7.04  Notification to Certificateholders..........................

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

Section 8.01  Duties of the Trustee.......................................
Section 8.02  Custodial Responsibilities..................................
Section 8.03  Certain Matters Affecting the Trustee.......................
Section 8.04  Trustee Not Liable for Certificates or Mortgage Loans.......
Section 8.05  Trustee May Own Certificates................................
Section 8.06  Trustee's Fees and Expenses.................................
Section 8.07  Eligibility Requirements for the Trustee....................
Section 8.08  Resignation and Removal of the Trustee......................
Section 8.09  Successor Trustee...........................................
Section 8.10  Merger or Consolidation of the Trustee......................
Section 8.11  Appointment of Co-Trustee or Separate Trustee...............
Section 8.12  Tax Matters.................................................
Section 8.13  Periodic Filings............................................
Section 8.14  Tax Classification of the Excess Reserve Fund Account and
              the Cap Agreement...........................................

                                   ARTICLE IX

              ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS
                             BY THE MASTER SERVICER

Section 9.01  Duties of the Master Servicer; Enforcement of Servicer's
              Obligations.................................................
Section 9.02  Maintenance of Fidelity Bond and Errors Omissions
              Insurance...................................................
Section 9.03  Representations and Warranties of the Master Servicer.......
Section 9.04  Master Servicer Events of Default...........................
Section 9.05  Waiver of Default...........................................
Section 9.06  Successor to the Master Servicer............................
Section 9.07  Compensation of the Master Servicer.........................
Section 9.08  Merger or Consolidation.....................................
Section 9.09  Resignation of the Master Servicer..........................
Section 9.10  Assignment or Delegation of Duties by the Master Servicer...
Section 9.11  Limitation on Liability of the Master Servicer..............
Section 9.12  Indemnification; Third Party Claims.........................

                                    ARTICLE X

                     CONCERNING THE SECURITIES ADMINISTRATOR

Section 10.01 Duties of Securities Administrator..........................
Section 10.02 Certain Matters Affecting the Securities Administrator......
Section 10.03 Securities Administrator Not Liable for Certificates or
              Mortgage Loans..............................................
Section 10.04 Securities Administrator May Own Certificates...............
Section 10.05 Securities Administrator's Fees and Expenses................
Section 10.06 Eligibility Requirements for Securities Administrator.......
Section 10.07 Resignation and Removal of Securities Administrator.........
Section 10.08 Successor Securities Administrator..........................
Section 10.09 Merger or Consolidation of Securities Administrator.........
Section 10.10 Assignment or Delegation of Duties by the Securities
              Administrator...............................................

                                   ARTICLE XI

                                   TERMINATION

Section 11.01 Termination upon Liquidation or Purchase of the Mortgage
              Loans.......................................................
Section 11.02 Final Distribution on the Certificates......................
Section 11.03 Additional Termination Requirements.........................

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

Section 12.01 Amendment...................................................
Section 12.02 Recordation of Agreement; Counterparts......................
Section 12.03 Governing Law...............................................
Section 12.04 Intention of Parties........................................
Section 12.05 Notices.....................................................
Section 12.06 Severability of Provisions..................................
Section 12.07 Limitation on Rights of Certificateholders..................
Section 12.08 Certificates Nonassessable and Fully Paid...................
Section 12.09 Waiver of Jury Trial........................................

                                    SCHEDULES

Schedule I..Mortgage Loan Schedule

                                    EXHIBITS

Exhibit A   Form of Class A, Class M and Class B Certificates

Exhibit B   Reserved

Exhibit C   Form of Class R Certificate

Exhibit D   Form of Class X Certificate

Exhibit E   Form of Initial Certification of Trustee

Exhibit F   Form of Document Certification and Exception Report of Trustee

Exhibit G   Form of Residual Transfer Affidavit

Exhibit H   Form of Transferor Certificate

Exhibit I   Form of Rule 144A Letter

Exhibit J   Form of Certification to be provided with Form 10-K

Exhibit K   Form of Certification to be provided to Depositor

Exhibit L   Second Amended and Restated Flow Seller's Warranties and
            Servicing Agreement, dated as of March 1, 2004, between National
            City Mortgage Co. and Goldman Sachs Mortgage Company

Exhibit M   Master Mortgage Loan Purchase Agreement, dated as of April 1,
            2004, between GreenPoint Mortgage Funding, Inc. and Goldman Sachs
            Mortgage Company

Exhibit N   Servicing Agreement, dated as of April 1, 2004, between
            GreenPoint Mortgage Funding, Inc. and Goldman Sachs Mortgage
            Company, as amended by Amendment No. 1, dated July 1, 2004

Exhibit O   Seller's Warranties and Servicing Agreement, dated as of March 1,
            2004, between Wells Fargo Home Mortgage, Inc. and Goldman Sachs
            Mortgage Company

Exhibit P   Master Mortgage Loan Purchase Agreement, dated as of November 1,
            2003, between Countrywide Home Loans, Inc. and Goldman Sachs
            Mortgage Company

Exhibit Q   Servicing Agreement, dated as of November 1, 2003, between
            Countrywide Home Loans Servicing LP and Goldman Sachs Mortgage
            Company

            THIS MASTER SERVICING AND TRUST AGREEMENT, dated as of August 1, 2004 (this "Agreement"), is hereby executed by and among GS MORTGAGE SECURITIES CORP., a Delaware corporation (the "Depositor"), DEUTSCHE BANK NATIONAL TRUST COMPANY, as trustee (in such capacity, the "Trustee") and as a custodian (in such capacity, a "Custodian"), JPMORGAN CHASE BANK, as a custodian (a "Custodian") and WELLS FARGO BANK, NATIONAL ASSOCIATION, as master servicer (in such capacity, the "Master Servicer") and as securities administrator (in such capacity, the "Securities Administrator").

                             W I T N E S S E T H:
                             - - - - - - - - - -

            In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                              PRELIMINARY STATEMENT

            The Securities Administrator on behalf of the Trust shall elect that two segregated asset pools within the Trust Fund be treated for federal income tax purposes as comprising two REMICs (each, a "REMIC" or, in the alternative, the Lower-Tier REMIC and the Upper-Tier REMIC, respectively). The Class X Certificates and each Class of Principal Certificates (other than the right of each Class of Principal Certificates to receive Basis Risk Carry Forward Amounts), represents ownership of a regular interest in the Upper-Tier REMIC for purposes of the REMIC Provisions. The Class R Certificates represent ownership of the sole class of residual interest in each of the Lower-Tier REMIC and the Upper-Tier REMIC for purposes of the REMIC Provisions. The Startup Day for each REMIC described herein is the Closing Date. The latest possible maturity date for each Certificate is the latest date referenced in Section 2.04. The Upper-Tier REMIC shall hold as assets the several classes of uncertificated Lower-Tier Regular Interests, set out below. Each such Lower-Tier Regular Interest is hereby designated as a regular interest in the Lower-Tier REMIC. The Class LT-AV-1, Class LT-AF-2, Class LT-AF-3, Class LT-AF-4, Class LT-AF-5, Class LT-M-1, Class LT-M-2, Class LT-B-1 and Class LT-B-2 Interests are hereby designated the LT-Accretion Directed Classes (the "LT-Accretion Directed Classes"). The Class X Certificates represent beneficial ownership of a regular interest in the Upper-Tier REMIC and the Excess Reserve Fund Account, which portion of the Trust Fund shall be treated as a grantor trust.

                                                                                Corresponding
 Lower-Tier Interest       Lower-Tier             Initial Lower-Tier           Upper-Tier REMIC
     Designation         Interest Rate             Principal Amount                 Class
Class LT-AV-1                 (1)         1/2 initial Class Certificate                AV-1
                                          Balance of Corresponding
                                          Upper-Tier REMIC Regular Interest
Class LT-AF-2                 (1)         1/2 initial Class Certificate                AF-2
                                          Balance of Corresponding
                                          Upper-Tier REMIC Regular Interest
Class LT-AF-3                 (1)         1/2 initial Class Certificate                AF-3
                                          Balance of Corresponding
                                          Upper-Tier REMIC Regular Interest
Class LT-AF-4                 (1)         1/2 initial Class Certificate                AF-4
                                          Balance of Corresponding
                                          Upper-Tier REMIC Regular Interest
Class LT-AF-5                 (1)         1/2 initial Class Certificate                AF-5
                                          Balance of Corresponding
                                          Upper-Tier REMIC Regular Interest
Class LT-M-1                  (1)         1/2 initial Class Certificate                M-1
                                          Balance of Corresponding
                                          Upper-Tier REMIC Regular Interest
Class LT-M-2                  (1)         1/2 initial Class Certificate                M-2
                                          Balance of Corresponding
                                          Upper-Tier REMIC Regular Interest
Class LT-B-1                  (1)         1/2 initial Class Certificate                B-1
                                          Balance of Corresponding
                                          Upper-Tier REMIC Regular Interest
Class LT-B-2                  (1)         1/2 initial Class Certificate                B-2
                                          Balance of Corresponding
                                          Upper-Tier REMIC Regular Interest
Class LT-Accrual              (1)         1/2 Pool Stated Principal Balance
                                          plus 1/2 Overcollateralized Amount
Class LT-R                    (2)                        (2)

------------

(1) The interest rate with respect to any Distribution Date for these interests is a per annum variable rate equal to the WAC Cap.

(2) The Class LT-R Interest is the sole Class of residual interest in the Lower-Tier REMIC and it does not have a principal amount or an interest rate.

            The Lower-Tier REMIC shall hold as assets all of the assets included in the Trust Fund, the Excess Reserve Fund Account and the Lower-Tier Regular Interests.

            On each Distribution Date, 50% of the increase in the Overcollateralized Amount will be payable as a reduction of the principal balances of the LT-Accretion Directed Classes (each such Class will be reduced by an amount equal to 50% of any increase in the Overcollateralized Amount that is attributable to a reduction in the Lower-Tier Principal Amount of its Corresponding Class) and will be accrued and added to the Certificate Balance of the Class LT-Accrual Interest. On each Distribution Date, the increase in the Lower-Tier Principal Amount of the Class LT-Accrual Interest may not exceed interest accruals for such Distribution Date for the Class LT-Accrual Interest. In the event that: (i) 50% of the increase in the Overcollateralized Amount exceeds (ii) interest accruals on the Class LT-Accrual Interest for such Distribution Date, the excess for such Distribution Date (accumulated with all such excesses for all prior Distribution Dates) will be added to any increase in the Overcollateralized Amount for purposes of determining the amount of interest accrual on the Class LT-Accrual Interest payable as principal on the LT-Accretion Directed Classes on the next Distribution Date pursuant to the first sentence of this paragraph. All payments of scheduled principal and prepayments of principal generated by the Mortgage Loans shall be allocated 50% to (i) the Class LT-Accrual Interest, and (ii) 50% to the LT-Accretion Directed Classes (principal payments shall be allocated among such LT-Accretion Directed Classes in an amount equal to 50% of the principal amounts allocated to their respective Corresponding Classes), until paid in full. Notwithstanding the above, principal payments allocated to the Class X Interest that result in the reduction in the Overcollateralized Amount shall be allocated to the Class LT-Accrual Interest (until paid in full). Realized Losses shall be applied so that after all distributions have been made on each Distribution Date (i) the Lower-Tier Principal Amount of each of the LT-Accretion Directed Classes is equal to 50% of the Certificate Balance of its Corresponding Class, and (ii) the Class LT-Accrual Interest is equal to 50% of the aggregate Stated Principal Balance of the Mortgage Loans plus 50% of the Overcollateralized Amount.

            The Upper-Tier REMIC shall issue the following classes of Upper-Tier Regular Interests, and each such interest, other than the Class UT-R Interest, is hereby designated as a regular interest in the Upper-Tier REMIC.

                           Upper-Tier Interest
                                 Rate and          Initial Upper-Tier
                              Corresponding       Principal Amount and
       Upper-Tier           Class Pass-Through    Corresponding Class    Corresponding Class
    Class Designation              Rate           Certificate Balance      of Certificates
---------------------   -----------------------  ---------------------  ------------------------
Class AV-1                                (1)           $107,665,000    Class A-1(12)
Class AF-2                                (2)            $65,724,000    Class A-2(12)
Class AF-3                                (3)            $26,718,000    Class A-2(12)
Class AF-4                                (4)            $45,360,000    Class A-2(12)
Class AF-5                                (5)            $27,275,000    Class A-2(12)
Class M-1                                 (6)             $5,598,000    Class M-1(12)
Class M-2                                 (7)             $3,875,000    Class M-2(12)
Class B-1                                 (8)             $3,301,000    Class B-1
Class B-2                                 (9)             $1,581,000    Class B-2
Class X                                  (10)                    (10)   Class X(10)
Class UT-R                               (11)                           Class R

(1) The Class AV-1 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) LIBOR plus 0.18% and
      (2) the product of (A) the WAC Cap and (B) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the Interest Accrual Period related to such Distribution Date.

(2) The Class AF-2 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) 4.534% and (2) the WAC Cap.

(3) The Class AF-3 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) 5.242% and (2) the WAC Cap.

(4) The Class AF-4 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) 6.050% and (2) the WAC Cap.

(5) The Class AF-5 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) 5.187% (plus 0.50% after the first Optional Termination Date) and (2) the WAC Cap.

(6) The Class M-1 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) 5.614% (plus 0.50% after the Optional Termination Date) and (2) the WAC Cap.

(7) The Class M-2 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) 6.050% (plus 0.50% after the Optional Termination Date) and (2) the WAC Cap.

(8) The Class B-1 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) 6.050% (plus 0.50% after the Optional Termination Date) and (2) the WAC Cap.

(9) The Class B-2 Interest will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) 6.050% (plus 0.50% after the Optional Termination Date) and (2) the WAC Cap.

(10) The Class X Interest has an initial principal balance of $0, but it will not accrue interest on such balance but will accrue interest on a notional principal balance. As of any Distribution Date, the Class X Interest shall have a notional principal balance equal to the aggregate of the principal balances of the Lower-Tier Regular Interests as of the first day of the related Interest Accrual Period. With respect to any Interest Accrual Period, the Class X Interest shall bear interest at a rate equal to the excess, if any, of the WAC Cap over the product of (i) 2 and (ii) the weighted average Pass-Through Rate of the Lower-Tier REMIC Interests, where the interest rate on the Class LT-Accrual Interest is subject to a cap equal to zero and each LT-Accretion Directed Class is subject to a cap equal to the Pass-Through Rate on its Corresponding Class. With respect to any Distribution Date, interest that so accrues on the notional principal balance of the Class X Interest shall be deferred in an amount equal to any increase in the Overcollateralized Amount on such Distribution Date. Such deferred interest shall not itself bear interest. The Class X Certificates will represent beneficial ownership of the Class X Interest and amounts in the Excess Reserve Fund Account, subject to the obligation to make payments from the Excess Reserve Fund Account in respect of Basis Risk Carry Forward Amounts. For federal income tax purposes, the Securities Administrator will treat the Class X Certificateholders' obligation to make payments from the Excess Reserve Fund Account as payments made pursuant to an interest rate cap contract written by the Class X Certificateholders in favor of each Class of Principal Certificates. Such rights of the Class X Certificateholders and Principal Certificateholders shall be treated as held in a portion of the Trust Fund that is treated as a grantor trust under subpart E, Part I of subchapter J of the Code.

(11) The Class UT-R Interest is the sole class of residual interests in the Upper-Tier REMIC. The Class UT-R Interest does not have an interest rate.

(12) Each of these Certificates will represent not only the ownership of the Corresponding Class of Upper-Tier Regular Interest but also the right to receive payments from the Excess Reserve Fund Account in respect of any Basis Risk Carry Forward Amounts. For federal income tax purposes, the Securities Administrator will treat a Certificateholder's right to receive payments from the Excess Reserve Fund Account as payments made pursuant to an interest rate cap contract written by the Class X Certificateholders.

            The minimum denomination for each Class of the Principal Certificates will be $50,000 initial Certificate Balance (except for the Class A certificates, which will have a minimum denomination of $5,000), with integral multiples of $1 in excess thereof except that two Certificates in each Class may be issued in a different amount. The minimum denomination for (a) the Class R Certificates will represent a 100% Percentage Interest in such Class and (b) the Class X Certificates will be a 10% Percentage Interest in such Class.

            Set forth below are designations of Classes of Certificates to the categories used herein:

Book-Entry Certificates.........   All Classes of Certificates other than the
                                   Physical Certificates.

Class A Certificates............   Class AV-1, Class AF-2, Class AF-3, Class
                                   AF-4 and Class AF-5 Certificates,
                                   collectively.

ERISA-Restricted
   Certificates.................

                                   Physical Certificates and any Certificate with a rating below the lowest applicable permitted rating under the Underwriters' Exemption.

Fixed Rate Certificates.........   The Principal Certificates (other than the
                                   LIBOR Certificates).

LIBOR Certificates..............   Class AV-1 Certificates.

Offered Certificates............   All Classes of Certificates other than the
                                   Private Certificates.

Physical Certificates...........   Class X and Class R Certificates.

Principal Certificates..........   Fixed Rate Certificates and LIBOR
                                   Certificates.

Private Certificates............   Class B-2, Class X and Class R Certificates.

Rating Agencies.................   Moody's and Fitch.

Regular Certificates............   All Classes of Certificates other than the
                                   Class R Certificates.

Residual Certificates...........   Class R Certificates.

Subordinated Certificates.......   Class M-1, Class M-2, Class B-1 and
                                   Class B-2 Certificates.

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01 Definitions. Capitalized terms used herein but not defined herein shall have the meanings given them in the applicable Servicing Agreement or Sale Agreement. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

            Account: Any of the Distribution Account or the Excess Reserve Fund Account. Each Account shall be an Eligible Account.

            Accrued Certificate Interest Distribution Amount: With respect to any Distribution Date for each Class of Principal Certificates, the amount of interest accrued during the related Interest Accrual Period at the applicable Pass-Through Rate on the related Class Certificate Balance immediately prior to such Distribution Date, as reduced by such Class's share of Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls for the related Due Period allocated to such Class pursuant to Section 4.02.

            Adjusted Net Mortgage Interest Rate: As to each Mortgage Loan and at any time, the per annum rate equal to the Mortgage Interest Rate less the Expense Fee Rate.

            Administrative Fee Rate: With respect to any Mortgage Loan, the sum of the Master Servicing Fee Rate and Securities Administrator Fee Rate.

            Administrative Fees: As to each Mortgage Loan, the fees calculated by reference to the Administrative Fee Rate.

            Advance: Any Monthly Advance or Servicing Advance.

            Affiliate: With respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For the purposes of this definition, "control" means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agreement: This Master Servicing and Trust Agreement and all amendments or supplements hereto.

            Applied Realized Loss Amount: With respect to any Distribution Date, the amount, if any, by which the aggregate Class Certificate Balance of the Principal Certificates after distributions of principal on such Distribution Date exceeds the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (other than the assignee's name and recording information not yet returned from the recording office), reflecting the sale of the Mortgage to the Trustee.

            Assignment Agreement: A Step 1 Assignment Agreement or a Step 2 Assignment Agreement.

            Available Funds: With respect to any Distribution Date and the Mortgage Loans to the extent received by the Master Servicer (x) the sum of (without duplication) (i) all scheduled installments of interest (net of the related Expense Fees) and principal due on the Due Date on such Mortgage Loans in the related Due Period and received on or prior to the related Determination Date, together with any Monthly Advances in respect thereof; (ii) all Condemnation Proceeds, Insurance Proceeds and Liquidation Proceeds received during the related Principal Prepayment Period (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any); (iii) all Principal Prepayments received during the related Principal Prepayment Period together with all Compensating Interest paid in connection therewith; (iv) all amounts received with respect to such Distribution Date in connection with a purchase or repurchase of a Deleted Mortgage Loan; (v) all amounts received with respect to such Distribution Date as a Substitution Adjustment Amount received in connection with the substitution of a Mortgage Loan; and (vi) all proceeds received with respect to the termination of the Trust Fund pursuant to clause (a) of Section 11.01; reduced by (y) all amounts in reimbursement for Monthly Advances and Servicing Advances previously made with respect to the Mortgage Loans, and other amounts as to which the Servicers, the Depositor, the Master Servicer, the Securities Administrator or the Trustee (or co-trustee) are entitled to be paid or reimbursed pursuant to this Agreement.

            Basic Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the aggregate Principal Remittance Amount for such Distribution Date over (ii) the Excess Overcollateralized Amount, if any, for such Distribution Date.

            Basis Risk Carry Forward Amount: With respect to each Class of Principal Certificates, as of any Distribution Date, the sum of (A) if on such Distribution Date the Pass-Through Rate for any Class of Principal Certificates is based upon the WAC Cap, the excess, if any, of (i) the amount of interest such Class of Certificates would otherwise be entitled to receive on such Distribution Date had such Pass-Through Rate not been subject to the WAC Cap, over (ii) the amount of interest that Class of Certificates received on such Distribution Date taking into account the WAC Cap and (B) the Basis Risk Carry Forward Amount for such Class of Certificates for all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the applicable Pass-Through Rate for such Class of Certificates for such Distribution Date, without giving effect to the WAC Cap).

            Basis Risk Payment: For any Distribution Date, an amount equal to the lesser of (i) the aggregate of the Basis Risk Carry Forward Amounts for such Distribution Date and (ii) the Class X Distributable Amount (prior to reduction for Basis Risk Payments).

            Book-Entry Certificates: As specified in the Preliminary Statement.

            Business Day: Any day other than (i) Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in (a) the States of New York or California, (b) the State in which a Servicer's servicing operations are located, or (c) the State in which the Trustee's operations are located, are authorized or obligated by law or executive order to be closed.

            Certificate: Any one of the Certificates executed by the Securities Administrator in substantially the forms attached hereto as exhibits.

            Certificate Balance: With respect to any Class of Principal Certificates, at any date, the maximum dollar amount of principal to which the Holder thereof is then entitled hereunder, such amount being equal to the Denomination thereof minus all distributions of principal previously made with respect thereto and in the case of any Subordinated Certificates, reduced by any Applied Realized Loss Amounts applicable to such Class of Subordinated Certificates; provided, however, that immediately following the Distribution Date on which a Subsequent Recovery is distributed, the Class Certificate Balances of any Class or Classes of Subordinated Certificates that have been previously reduced by Applied Realized Loss Amounts will be increased, in order of seniority, by the amount of the Subsequent Recovery distributed on such Distribution Date (up to the amount of Applied Realized Loss Amounts allocated to such Class or Classes). The Class X and Class R Certificates have no Certificate Balance.

            Certificate Owner: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Book-Entry Certificate.

            Certificate Register: The register maintained pursuant to Section 5.02.

            Certificateholder or Holder: The person in whose name a Certificate is registered in the Certificate Register, except that, solely for the purpose of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor or any affiliate of the Depositor shall be deemed not to be Outstanding and the Percentage Interest evidenced thereby shall not be taken into account in determining whether the requisite amount of Percentage Interests necessary to effect such consent has been obtained; provided, however, that if any such Person (including the Depositor) owns 100% of the Percentage Interests evidenced by a Class of Certificates, such Certificates shall be deemed to be Outstanding for purposes of any provision hereof that requires the consent of the Holders of Certificates of a particular Class as a condition to the taking of any action hereunder. The Securities Administrator is entitled to rely conclusively on a certification of the Depositor or any affiliate of the Depositor in determining which Certificates are registered in the name of an affiliate of the Depositor.

            Certification: As defined in Section 8.13(b).

            Class: All Certificates bearing the same class designation as set forth in this Agreement.

            Class A Certificates: As specified in the Preliminary Statement.

            Class A Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the aggregate Class Certificate Balances of the Class A Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 89.00% (rounded to two decimal places) of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class AF-2 Certificates: All Certificates bearing the class designation of "Class AF-2."

            Class AF-3 Certificates: All Certificates bearing the class designation of "Class AF-3."

            Class AF-4 Certificates: All Certificates bearing the class designation of "Class AF-4."

            Class AF-5 Calculation Percentage: With respect to any Distribution Date, the fraction, expressed as a percentage, the numerator of which is the Class Certificate Balance of the Class AF-5 Certificates and the denominator of which is the aggregate Class Certificate Balance of all of the Class A Certificates, in each case before giving effect to distribution of principal on that Distribution Date.

            Class AF-5 Certificates: All Certificates bearing the class designation of "Class AF-5."

            Class AF-5 Lockout Distribution Amount: With respect to any Distribution Date, an amount equal to the product of (i) the applicable Class AF-5 Calculation Percentage for that Distribution Date, (ii) the Class AF-5 Lockout Percentage for that Distribution Date and (iii) the Class A Principal Distribution Amount for that Distribution Date. In no event shall the Class AF-5 Lockout Distribution Amount exceed the lesser of the outstanding Class Certificate Balance of the Class AF-5 Certificates or the Class A Principal Distribution Amount for the applicable Distribution Date.

            Class AF-5 Lockout Percentage: For any Distribution Date, the following:

                                                Class AF-5
                         Distribution Date        Lockout
                             (Months)           Percentage
                         -----------------      ----------

                             1 to 36                 0%

                            37 to 60                45%

                            61 to 72                80%

                            73 to 84               100%

                        85 and thereafter          300%

            Class AV-1 Certificates: All Certificates bearing the class designation of "Class AV-1."

            Class B-1 Certificates: All Certificates bearing the class designation of "Class B-1."

            Class B-1 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), and (D) the Class Certificate Balance of the Class B-1 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 97.90% (rounded to two decimal places) of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class B-2 Certificates: All Certificates bearing the class designation of "Class B-2."

            Class B-2 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (D) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount on such Distribution
Date), and (E) the Class Certificate Balance of the Class B-2 Certificates immediately prior to that Distribution Date over (ii) the lesser of (A) 99.00% (rounded to two decimal places) of the aggregate Stated Principal Balances of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class Certificate Balance: With respect to any Class and as to any date of determination, the aggregate of the Certificate Balances of all Certificates of such Class as of such date.

            Class LT-R Interest: The residual interest in the Lower-Tier REMIC as described in the Preliminary Statement and the related footnote thereto.

            Class M-1 Certificates: All Certificates bearing the class designation of "Class M-1."

            Class M-1 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), and (B) the Class Certificate Balance of the Class M-1 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 92.90% (rounded to two decimal places) of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class M-2 Certificates: All Certificates bearing the class designation of "Class M-2."

            Class M-2 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date) and (C) the Class Certificate Balance of the Class M-2 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 95.60% (rounded to two decimal places) of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class R Certificates: All Certificates bearing the class designation of "Class R."

            Class UT-R Interest: The residual interest in the Upper-Tier REMIC as described in the Preliminary Statement and the related footnote thereto.

            Class X Certificates: All Certificates bearing the class designation of "Class X."

            Class X Distributable Amount: On any Distribution Date, (i) as a distribution in respect of interest, the amount of interest that has accrued on the Class X Interest and not applied as an Extra Principal Distribution Amount on such Distribution Date, plus any such accrued interest remaining undistributed from prior Distribution Dates, plus, without duplication, (ii) as a distribution in respect of principal, any portion of the principal balance of the Class X Interest which is distributable as an Overcollateralization Reduction Amount, minus (iii) any amounts paid as a Basis Risk Payment.

            Class X Interest: The Upper-Tier Regular Interest represented by the Class X Certificates as specified and described in the Preliminary Statement and the related footnote thereto.

            Closing Date: August 31, 2004.

            Code: The Internal Revenue Code of 1986, including any successor or amendatory provisions.

            Collection Account: The "Custodial Account" as defined in the applicable Servicing Agreement.

            Compensating Interest: For any Distribution Date, the lesser of (a) the Prepayment Interest Shortfall, if any, for the Distribution Date, with respect to voluntary Principal Prepayments in full or in part by the Mortgagor (excluding any payments made upon liquidation of the Mortgage Loan), and (b), in the case of all Servicers other than Wells Fargo one-half of the Servicing Fee payable to the Servicer for such Distribution Date (or the entire Servicing Fee, in the case of National City).

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Corporate Trust Office: With respect to the Securities Administrator, to the principal office of the Securities Administrator at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: [Corporate Trust, GSAA Home Equity Trust 2004-7], or at such other address as the Securities Administrator may designate from time to time by notice to the Certificateholders. The designated office of the Trustee in the State of California at which at any particular time its corporate trust business with respect to this Agreement is administered, which office at the date of the execution of this Agreement is located at 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attn: Trust Administration - GS0407, facsimile number
(714) 247-6478, and its telephone number is (714) 247-6000 and which is the address to which notices to and correspondence with the Trustee should be directed.

            Corresponding Class: The Class of interests in one Trust REMIC created under this Agreement that corresponds to the Class of interests in the other Trust REMIC or to a Class of Certificates in the manner set out below:

        Lower-Tier             Upper-Tier          Corresponding
     Class Designation          Interest       Class of Certificates
     -----------------          --------       ---------------------
       Class LT-AV-1           Class AV-1           Class AV-1
       Class LT-AF-2           Class AF-2           Class AF-2
       Class LT-AF-3           Class AF-3           Class AF-3
       Class LT-AF-4           Class AF-4           Class AF-4
       Class LT-AF-5           Class AF-5           Class AF-5
       Class LT-M-1             Class M-1            Class M-1
       Class LT-M-2             Class M-2            Class M-2
       Class LT-B-1             Class B-1            Class B-1
       Class LT-B-2             Class B-2            Class B-2

            Countrywide: Countrywide Home Loans, Inc., a New York corporation, and its successors in interest.

            Countrywide Mortgage Loans: The mortgage loans acquired by the Purchaser from Countrywide pursuant to the Countrywide Sale Agreement.

            Countrywide Sale Agreement: The Master Mortgage Loan Purchase Agreement, dated as of November 1, 2003, between Countrywide and the Purchaser.

            Countrywide Servicing: Countrywide Home Loans Servicing LP, a Texas limited partnership, and its successors in interest.

            Countrywide Servicing Agreement: The Servicing Agreement, dated as of November 1, 2003, between Countrywide Servicing and the Purchaser.

            Custodial File: With respect to each Mortgage Loan, any Mortgage Loan Document which is delivered to the applicable Custodian or which at any time comes into the possession of that Custodian.

            Custodian: With respect to the Countrywide Mortgage Loans, JPMorgan, and with respect to all other Mortgage Loans, the Trustee.

            Cut-off Date: August 1, 2004.

            Cut-off Date Pool Principal Balance: The aggregate Stated Principal Balances of all Mortgage Loans as of the Cut-off Date.

            Cut-off Date Principal Balance: As to any Mortgage Loan, the Stated Principal Balance thereof as of the close of business on the Cut-off Date (after giving effect to payments of principal due on that date).

            Definitive Certificates: Any Certificate evidenced by a Physical Certificate and any Certificate issued in lieu of a Book-Entry Certificate pursuant to Section 5.02(e).

            Deleted Mortgage Loan: A Mortgage Loan which is purchased or repurchased by any Responsible Party, the Purchaser or the Depositor in accordance with the terms of any Sale Agreement, any Assignment Agreement or this Agreement, as applicable, or which is, in the case of a substitution pursuant to the GreenPoint Sale Agreement or the Countrywide Sale Agreement or any related Assignment Agreement, replaced or to be replaced with a Qualified Substitute Mortgage Loan.

            Denomination: With respect to each Certificate, the amount set forth on the face thereof as the "Initial Certificate Balance of this Certificate" or the Percentage Interest appearing on the face thereof.

            Depositor: GS Mortgage Securities Corp., a Delaware corporation, and its successors in interest.

            Depository: The initial Depository shall be The Depository Trust Company, the nominee of which is CEDE & Co., as the registered Holder of the Book-Entry Certificates. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(a)(5) of the Uniform Commercial Code of the State of New York.

            Depository Institution: Any depository institution or trust company, including the Trustee and the Securities Administrator, that (a) is incorporated under the laws of the United States of America or any State thereof, (b) is subject to supervision and examination by federal or state banking authorities and (c) has outstanding unsecured commercial paper or other short-term unsecured debt obligations that are rated P-1 by Moody's and A-1 by Standard & Poor's.

            Depository Participant: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            Determination Date: For each Distribution Date, the Business Day immediately preceding the Remittance Date, or, with respect to the National City Mortgage Loans and the GreenPoint Mortgage Loans if such date is not a Business Day, the preceding Business Day.

            Distribution Account: The separate Eligible Account created by the Master Servicer pursuant to Section 3.01(b) in the name of the Securities Administrator as paying agent for the benefit of the Trustee and the Certificateholders and designated "Wells Fargo Bank, N.A., as paying agent, in trust for registered holders of GSAA Home Equity Trust 2004-7, Asset-Backed Certificates, Series 2004-7." Funds in the Distribution Account shall be held in trust for the Certificateholders for the uses and purposes set forth in this Agreement.

            Distribution Date: The 25th day of each month or, if such day is not a Business Day, the immediately succeeding Business Day, commencing in September 2004.

            Document Certification and Exception Report: The report attached to Exhibit F hereto.

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Due Period: With respect to any Distribution Date, the period commencing on the second day of the calendar month preceding the month in which that Distribution Date occurs and ending on the first day of the calendar month in which that Distribution Date occurs.

            Eligible Account: Either (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated "A-1+" by Standard & Poor's, F1 by Fitch and "P-1" by Moody's (or a comparable rating if another Rating Agency is specified by the Depositor by written notice to the Servicer) at the time any amounts are held on deposit therein, (ii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity or (iii) any other account acceptable to each Rating Agency. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Securities Administrator or the Trustee.

            ERISA: The Employee Retirement Income Security Act of 1974, as amended.

            ERISA-Qualifying Underwriting: A best efforts or firm commitment underwriting or private placement that meets the requirements of Prohibited Transaction Exemption ("PTE") 2002-41, 67 Fed. Reg. 54487 (2002) (or any successor thereto), or any substantially similar administrative exemption granted by the U.S. Department of Labor.

            ERISA-Restricted Certificate: As specified in the Preliminary Statement.

            Event of Default: As defined in the applicable Servicing Agreement.

            Excess Overcollateralized Amount: With respect to any Distribution Date, the excess, if any, of (a) the Overcollateralized Amount on such Distribution Date over (b) the Specified Overcollateralized Amount for such Distribution Date.

            Excess Reserve Fund Account: The separate Eligible Account created and maintained by the Securities Administrator pursuant to Sections 3.01(a) in the name of the Securities Administrator as paying agent for the benefit of the Regular Certificateholders and designated "Wells Fargo Bank, N.A., as paying agent, in trust for registered holders of GSAA Home Equity Trust 2004-7, Asset-Backed Certificates, Series 2004-7." Funds in the Excess Reserve Fund Account shall be held in trust for the Regular Certificateholders for the uses and purposes set forth in this Agreement. Amounts on deposit in the Excess Reserve Fund Account shall not be invested.

            Exchange Act: The Securities Exchange Act of 1934, as amended.

            Expense Fee Rate: As to each Mortgage Loan, a per annum rate equal to the sum of the Servicing Fee Rate, the Administrative Fee Rate and, if set forth on the Mortgage Loan Schedule, the applicable Primary Mortgage Insurance Policy premium rate.

            Expense Fees: As to each Mortgage Loan, the fees calculated by reference to the Expense Fee Rate.

            Extra Principal Distribution Amount: As of any Distribution Date, the lesser of (x) the related Total Monthly Excess Spread for that Distribution Date and (y) the related Overcollateralization Deficiency for such Distribution Date.

            Fannie Mae: The Federal National Mortgage Association, and its successors in interest.

            Final Scheduled Distribution Date: The Final Scheduled Distribution Date for each Class of Certificates is the Distribution Date occurring in June 2034.

            Fitch: Fitch, Inc. If Fitch is designated as a Rating Agency is the Preliminary Statement, for purposes of Section 12.05(b) the address for notices for Fitch shall be Fitch, Inc., One State Street Plaza, New York, New York 10004, Attention: MBS Monitoring - GSAA Home Equity Trust 2004-7, or such other address as Fitch may hereafter furnish to the Depositor.

            Fixed Rate Certificates: As specified in the Preliminary
Statement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, a corporate instrumentality of the United States created and existing under Title III of the Emergency Home Finance Act of 1970, as amended, and its successors in interest.

            GreenPoint: GreenPoint Mortgage Funding, Inc., a New York corporation, and its successor in interest.

            GreenPoint Mortgage Loans: The Mortgage Loans acquired by the Purchaser from GreenPoint pursuant to the GreenPoint Sale Agreement.

            GreenPoint Sale Agreement: The Master Mortgage Loan Purchase Agreement, dated as of April 1, 2004, between GreenPoint and the Purchaser.

            GreenPoint Servicing Agreement: The Servicing Agreement, dated as of April 1, 2003, between GreenPoint and Purchaser.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Accrual Period: With respect to any Distribution Date, (i) with respect to the LIBOR Certificates, the period commencing on the immediately preceding Distribution Date (or commencing on the Closing Date in the case of the first Distribution Date) and ending on the day immediately preceding the current Distribution Date, and (ii) with respect to the Fixed Rate Certificates, the calendar month immediately preceding the month which such Distribution Date occurs.

            Interest Remittance Amount: With respect to any Distribution Date, that portion of Available Funds attributable to interest relating to the Mortgage Loans.

            Investment Account: As defined in Section 3.02(a).

            JPMorgan: JPMorgan Chase Bank, a New York banking corporation, and its successors in interest.

            LIBOR: With respect to any Interest Accrual Period for the LIBOR Certificates, the rate determined by the Securities Administrator on the related LIBOR Determination Date on the basis of the offered rate for one-month U.S. dollar deposits as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on such date; provided, that if such rate does not appear on Telerate Page 3750, the rate for such date will be determined on the basis of the rates at which one-month U.S. dollar deposits are offered by the Reference Banks at approximately 11:00 a.m. (London time) on such date to prime banks in the London interbank market. In such event, the Securities Administrator shall request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations (rounded upwards if necessary to the nearest whole multiple of 1/16%). If fewer than two quotations are provided as requested, the rate for that date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Securities Administrator (after consultation with the Depositor), at approximately 11:00 a.m. (New York City time) on such date for one-month U.S. dollar deposits of leading European banks. The establishment of LIBOR by the Securities Administrator and the Securities Administrator's subsequent calculations based thereon, in the absence of manifest error, shall be final and binding. Except as otherwise set forth herein, absent manifest error, the Securities Administrator may conclusively rely on quotations of LIBOR as such quotations appear on Telerate Screen Page 3750.

            LIBOR Certificates: As specified in the Preliminary Statement.

            LIBOR Determination Date: With respect to any Interest Accrual Period for the LIBOR Certificates, the second London Business Day preceding the commencement of such Interest Accrual Period.

            Liquidated Mortgage Loan: With respect to any Distribution Date, a defaulted Mortgage Loan (including any REO Property) which was liquidated in the Principal Prepayment Period preceding the month of such Distribution Date and as to which the applicable Servicer has certified that it has received all amounts it expects to receive in connection with the liquidation of such Mortgage Loan including the final disposition of an REO Property.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan, including any Subsequent Recoveries.

            Lower-Tier Principal Amount: As described in the Preliminary Statement.

            Lower-Tier Regular Interest: Each of the Class LT-AV-1, Class LT-AF-2, Class LT-AF-3, Class LT-AF-4, Class LT-AF-5, Class LT-M-1, Class LT-M-2, Class LT-B-1, Class LT-B-2 and Class LT-Accrual Interests as described in the Preliminary Statement.

            Lower-Tier REMIC: As described in the Preliminary Statement.

            Majority Class X Certificateholder: The Holder or Holders of a majority of the Percentage Interests in the Class X Certificates.

            Master Servicer: Wells Fargo, and if a successor master servicer is appointed hereunder, such successor.

            Master Servicer Event of Default: As defined in Section 9.04.

            Master Servicing Fee: As to any Distribution Date and each Mortgage Loan, an amount equal to 1/12th the product of (a) the Master Servicing Fee Rate and (b) the outstanding Stated Principal Balance of such Mortgage Loan.

            Master Servicing Fee Rate: With respect to any Mortgage Loan, a per annum rate equal to .02%.

            MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

            MERS Loan: Any Mortgage Loan registered with MERS on the MERS
System.

            MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

            Monthly Advance: As defined in the applicable Servicing Agreement.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Monthly Statement: The statement made available to the Certificateholders pursuant to Section 4.02.

            Moody's: Moody's Investors Service, Inc. If Moody's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 12.05(b) the address for notices to Moody's shall be Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007, Attention: Residential Mortgage Pass-Through Group, or such other address as Moody's may hereafter furnish to the Depositor and the Servicer.

            Mortgage: The mortgage, deed of trust or other instrument identified on the Mortgage Loan Schedule as securing a Mortgage Note.

            Mortgage File: The items pertaining to a particular Mortgage Loan contained in either the Servicing File or Custodial File.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to the Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of a Sale Agreement and a Servicing Agreement, each Mortgage Loan originally sold and subject to any Sale Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Servicing File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

            Mortgage Loan Documents: The mortgage loan documents pertaining to each Mortgage Loan.

            Mortgage Loan Schedule: A schedule of Mortgage Loans annexed hereto as Schedule I, such schedule setting forth the following information with respect to each Mortgage Loan: (1) Responsible Party's Mortgage Loan number; (2) the address, city, state and zip code of the Mortgaged Property; (3) a code indicating whether the Mortgagor is self-employed; (4) a code indicating whether the Mortgaged Property is owner-occupied, investment property or a second home;
(5) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four family residence, condominium, manufactured housing or planned unit development; (6) the purpose of the Mortgage Loan; (7) the type of Mortgage Loan; (8) the Mortgage Interest Rate at origination; (9) the current Mortgage Interest Rate; (10) the name of the applicable Servicer; (11) the applicable Servicing Fee Rate; (12) the current Monthly Payment; (13) the original term to maturity; (14) the remaining term to maturity; (15) the principal balance of the Mortgage Loan as of the Cut-off Date after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (16) the LTV at origination and if the Mortgage Loan has a second lien, combined LTV at origination; (17) the actual principal balance of the Mortgage Loan as of the Cut-off Date; (18) social security number of the Mortgagor; (19) a code indicating whether the Mortgage Loan had a second lien at origination; (20) if the Mortgage Loan has a second lien, combined loan balance as of the Cut-off Date; (21) a code indicating whether the Mortgaged Property is a leasehold estate; (22) the due date of the Mortgage Loan; (23) whether the Mortgage Loan is insured by a Primary Mortgage Insurance Policy and the name of the insurer; (24) the certificate number of the Primary Mortgage Insurance Policy; (25) the amount of coverage of the Primary Mortgage Insurance Policy, and if it is a lender-paid Primary Mortgage Insurance Policy, the premium rate; (26) the type of appraisal; (27) a code indicating whether the Mortgage Loan is a MERS Mortgage Loan; (28) documentation type (including asset and income type); (29) first payment date; (30) the schedule of the payment delinquencies in the prior 12 months; (31) FICO score; (32) the Mortgagor's name; (33) the stated maturity date; (34) the original principal amount of the mortgage; and (35) the name of the applicable Custodian.

            Mortgaged Property. The real property (or leasehold estate, if applicable) identified on the Mortgage Loan Schedule as securing repayment of the debt evidenced by a Mortgage Note.

            Mortgagor: The obligor on a Mortgage Note.

            National City: National City Mortgage Co., an Ohio corporation, and its successors in interest.

            National City Mortgage Loans: The Mortgage Loans acquired by the Purchaser from National City pursuant to the National City Sale and Servicing Agreement.

            National City Sale and Servicing Agreement: Second Amended and Restated Flow Seller's Warranties and Servicing Agreement, dated as of March 1, 2004, between National City and the Purchaser.

            Net Monthly Excess Cash Flow: For any Distribution Date the amount remaining for distribution pursuant to subsection 4.01(a)(iii) (before giving effect to distributions pursuant to such subsection).

            Net Prepayment Interest Shortfall: For any Distribution Date, the amount by which the sum of the Prepayment Interest Shortfalls exceeds the sum of the Compensating Interest payments made on such Distribution Date.

            NIM Issuer: The entity established as the issuer of NIM Securities.

            NIM Securities: Any debt securities secured or otherwise backed by some or all of the Class X Certificates.

            NIM Trustee: The trustee for the NIM Securities.

            Non-Permitted Transferee: As defined in Section 8.12(e).

            Nonrecoverable Monthly Advance: Any Monthly Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the Servicer, the Master Servicer or any successor Master Servicer including the Trustee, as applicable, will not or, in the case of a proposed Monthly Advance, would not be ultimately recoverable from related late payments, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.

            Nonrecoverable Servicing Advance: Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property, which, in the good faith business judgment of the Servicer, the Master Servicer or any successor Master Servicer including the Trustee, as applicable, will not or, in the case of a proposed Servicing Advance, would not, be ultimately recoverable from related Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise.

            Notice of Final Distribution: The notice to be provided pursuant to
Section 11.02 to the effect that final distribution on any of the Certificates shall be made only upon presentation and surrender thereof.

            Offered Certificates: As specified in the Preliminary Statement.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or the President or a Vice President or an Assistant Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of any Servicer or any Responsible Party, and delivered to the Trustee and the Securities Administrator, as required by any Servicing Agreement or Sale Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be in-house counsel for applicable Servicer, reasonably acceptable to the Trustee and/or the Securities Administrator, as applicable (and/or such other Persons as may be set forth herein); provided, that any Opinion of Counsel relating to (a) qualification of either the Lower-Tier REMIC or Upper-Tier REMIC or (b) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the applicable Servicer or the Master Servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the applicable Servicer or the Master Servicer of the Mortgage Loans or in an affiliate of either and (iii) is not connected with the applicable Servicer or the Master Servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            Optional Termination Date: The Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans, as of the last day of the related Due Period, is equal to 10.00% or less of the Cut-off Date Pool Principal Balance.

            Outstanding: With respect to the Certificates as of any date of determination, all Certificates theretofore executed and authenticated under this Agreement except:

            (i) Certificates theretofore canceled by the Securities Administrator or delivered to the Securities Administrator for cancellation; and

            (ii) Certificates in exchange for which or in lieu of which other Certificates have been executed and delivered by the Securities Administrator pursuant to this Agreement.

            Outstanding Mortgage Loan: As of any Due Date, a Mortgage Loan with a Stated Principal Balance greater than zero which was not the subject of a Principal Prepayment in Full prior to such Due Date and which did not become a Liquidated Mortgage Loan prior to such Due Date.

            Overcollateralized Amount: As of any Distribution Date, the excess, if any, of (a) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over (b) the aggregate of the Class Certificate Balances of the Principal Certificates as of such Distribution Date (after giving effect to the payment of the Principal Remittance Amount on such Certificates on that Distribution Date).

            Overcollateralization Deficiency: With respect to any Distribution Date, the excess, if any, of (a) the Specified Overcollateralized Amount applicable to such Distribution Date over (b) the Overcollateralized Amount applicable to such Distribution Date.

            Overcollateralization Reduction Amount: With respect to any Distribution Date, an amount equal to the lesser of (a) the Excess Overcollateralized Amount and (b) the Net Monthly Excess Cash Flow.

            Ownership Interest: As to any Residual Certificate, any ownership interest in such Certificate including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial.

            Pass-Through Margin: With respect to the LIBOR Certificates, 0.180%.

            Pass-Through Rate: For each Class of Certificates and each Lower-Tier Regular Interest, the per annum rate set forth or calculated in the manner described in the Preliminary Statement.

            Percentage Interest: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made on the related Class, such percentage interest being set forth on the face thereof or equal to the percentage obtained by dividing the Denomination of such Certificate by the aggregate of the Denominations of all Certificates of the same Class.

            Permitted Investments: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by the Servicer, the Trustee or any of their respective
Affiliates:

            (i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

            (ii) demand and time deposits in, certificates of deposit of, or bankers' acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers' acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30 days) denominated in United States dollars and issued by any Depository Institution and rated F1+ by Fitch, P-1 by Moody's and A-1+ by S&P;

            (iii) repurchase obligations with respect to any security described in clause (i) above entered into with a Depository Institution (acting as principal);

            (iv) securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any state thereof and that are rated by each Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

            (v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof) that is rated by each Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

            (vi) units of money market funds, including money market funds advised by the Depositor or the Trustee or an Affiliate thereof, that have been rated "Aaa" by Moody's, "AAAm" or "AAAm-G" by Standard & Poor's and, if rated by Fitch, at least "AA" by Fitch; and

            (vii) if previously confirmed in writing to the Securities Administrator, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agencies as a permitted investment of funds backing "Aaa" or "AAA" rated securities;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

            Permitted Transferee: Any Person other than (i) the United States, any State or political subdivision thereof, or any agency or instrumentality of any of the foregoing, (ii) a foreign government, international organization or any agency or instrumentality of either of the foregoing, (iii) an organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to any Residual Certificate, (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) a Person that is not a U.S. Person or a U.S. Person with respect to whom income from a Residual Certificate is attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of such Person or any other U.S. Person, (vi) an "electing large partnership" within the meaning of Section 775 of the Code and (vii) any other Person so designated by the Depositor based upon an Opinion of Counsel that the Transfer of an Ownership Interest in a Residual Certificate to such Person may cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms "United States," "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions. A corporation will not be treated as an instrumentality of the United States or of any State or political subdivision thereof for these purposes if all of its activities are subject to tax and, with the exception of the Freddie Mac, a majority of its board of directors is not selected by such government unit.

            Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

            Physical Certificates: As specified in the Preliminary Statement.

            Pool Stated Principal Balance: As to any Distribution Date, the aggregate of the Stated Principal Balances of the Mortgage Loans for such Distribution Date that were Outstanding Mortgage Loans on the Due Date in the related Due Period.

            Prepayment Interest Shortfall: With respect to any Remittance Date, the sum of, for each Mortgage Loan that was during the related Principal Prepayment Period the subject of a Principal Prepayment that was applied by the Servicer to reduce the outstanding principal balance of such Mortgage Loan on a date preceding the Due Date in the succeeding Principal Prepayment Period, an amount equal to the product of (a) the Mortgage Interest Rate net of the applicable Servicing Fee Rate for such Mortgage Loan, (b) the amount of the Principal Prepayment for such Mortgage Loan, (c) 1/360 and (d) the number of days commencing on the date on which such Principal Prepayment was applied and ending on the last day of the related Principal Prepayment Period.

            Principal Certificates: As specified in the Preliminary Statement.

            Principal Distribution Amount: For any Distribution Date, the sum of (i) the Basic Principal Distribution Amount for such Distribution Date and
(ii) the Extra Principal Distribution Amount for such Distribution Date.

            Principal Prepayment: Any full or partial payment or other recovery of principal on a Mortgage Loan (including upon liquidation of a Mortgage Loan) which is received in advance of its scheduled Due Date, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Principal Prepayment in Full: Any Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

            Principal Prepayment Period: With respect to any Distribution Date, the calendar month preceding the month in which that Distribution Date occurs.

            Principal Remittance Amount: With respect to any Distribution Date and the Mortgage Loans, the amount equal to the sum of the following amounts (without duplication): (i) all scheduled payments of principal due on the Due Date on such Mortgage Loans in the related Due Period and received on or prior to the related Determination Date, together with any Monthly Advances in respect thereof; (ii) all Condemnation Proceeds, Insurance Proceeds and Liquidation Proceeds allocable to principal and received during the related Principal Prepayment Period; (iii) all Principal Prepayments allocable to principal and received during the related Principal Prepayment Period; (iv) all amounts received with respect to such Distribution Date representing the portion of the purchase price allocable to principal in connection with a purchase or repurchase of a Deleted Mortgage Loan; (v) principal portion of all amounts received with respect to such Distribution Date as a Substitution Adjustment Amount and received in connection with the substitution of a Mortgage Loan and
(vi) the allocable portion of the proceeds received with respect to the termination of the Trust Fund pursuant to clause (a) of Section 11.01 (to the extent such proceeds relate to principal).

            Private Certificates: As specified in the Preliminary Statement.

            Prospectus Supplement: The Prospectus Supplement, dated August 26, 2004, relating to the Offered Certificates.

            PTCE 95-60: As defined in Section 5.02(b).

            PUD: A planned unit development.

            Purchaser: Goldman Sachs Mortgage Company, a New York limited partnership, and its successors in interest.

            Rating Agency: Each of the Rating Agencies specified in the Preliminary Statement. If such organization or a successor is no longer in existence, "Rating Agency" shall be such nationally recognized statistical rating organization, or other comparable Person, as is designated by the Depositor, notice of which designation shall be given to the Trustee and the Securities Administrator. References herein to a given rating or rating category of a Rating Agency shall mean such rating category without giving effect to any modifiers. For purposes of Section 12.05(b), the addresses for notices to each Rating Agency shall be the address specified therefor in the definition corresponding to the name of such Rating Agency, or such other address as either such Rating Agency may hereafter furnish to the Depositor and the Servicer.

            Realized Losses: With respect to any date of determination and any Liquidated Mortgage Loan, the amount, if any, by which (a) the unpaid principal balance of such Liquidated Mortgage Loan together with accrued and unpaid interest thereon exceeds (b) the Liquidation Proceeds with respect thereto net of the expenses incurred by the Servicer in connection with the liquidation of such Liquidated Mortgage Loan and net of any amount of unreimbursed Servicing Advances with respect to such Liquidated Mortgage Loan.

            Record Date: With respect to any Distribution Date, the close of business on the last Business Day of the related Interest Accrual Period; provided, however, that for any Definitive Certificate issued pursuant to
Section 5.02(e), the Record Date shall be the close of business on the last Business Day of the month immediately preceding the month in which the related Distribution Date occurs.

            Reference Bank: As defined in Section 4.04.

            Regular Certificates: As specified in the Preliminary Statement.

            Relief Act Interest Shortfall: With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest collectible on such Mortgage Loan for the most recently ended Due Period as a result of the application of the Servicemembers' Civil Relief Act of 1940 or any similar state statutes.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations promulgated thereunder, as the foregoing may be in effect from time to time as well as provisions of applicable state laws.

            Remittance Advice Date: The 5th, 10th, 10th and 12th day of each calendar month, respectively, with respect to GreenPoint, National City, Countrywide and Wells Fargo or the immediately following Business Day if such day is not a Business Day.

            Remittance Date: With respect to any Distribution Date, the 18th day (or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day) of the month in which such Distribution Date occurs.

            REO Disposition: The final sale by the Servicer of any REO Property.

            REO Property: A Mortgaged Property acquired by the Trust Fund through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

            Residual Certificates: As specified in the Preliminary Statement.

            Responsible Officer: When used with respect to the Trustee (including in its capacity as the Custodian), the Securities Administrator or the Master Servicer, any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any associate or any other officer of the Trustee, the Securities Administrator or the Master Servicer, customarily performing functions similar to those performed by any of the above designated officers who at such time shall be officers to whom, with respect to a particular matter, such matter is referred because of such officer's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement.

            Responsible Party: Each of GreenPoint, Countrywide, Wells Fargo, or National City, as the context may require, in its capacity as seller under the related Sale Agreement.

            Rule 144A Letter: As defined in Section 5.02(b).

            Sale Agreement: Each of the GreenPoint Sale Agreement, Countrywide Sale Agreement, the Wells Fargo Sale and Servicing Agreement and the National City Sale and Servicing Agreement.

            Securities Act: The Securities Act of 1933, as amended.

            Securities Administrator: Wells Fargo, and if a successor securities administrator is appointed hereunder, such successor.

            Securities Administrator Float Period: With respect to the Distribution Date and the related amounts in the Distribution Account, the period commencing on the Remittance Date immediately preceding such Distribution Date and ending on such Distribution Date.

            Senior Enhancement Percentage: With respect to any Distribution Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Class Certificate Balances of the Subordinated Certificates and (ii) the Overcollateralized Amount (in each case after taking into account the distributions of the Principal Distribution Amount for such Distribution Date) by (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the month in which such Distribution Date occurs.

            Senior Specified Enhancement Percentage: As of any date of determination, 11.00%.

            Servicer: Each of National City, GreenPoint, Wells Fargo, and Countrywide Servicing in its capacity as servicer under the related Servicing Agreement, or any successor servicer appointed pursuant to such Servicing Agreement.

            Servicing Advances: As defined in the Servicing Agreement.

            Servicing Agreement: Each of the GreenPoint Servicing Agreement, the Countrywide Servicing Agreement, the Wells Fargo Sale and Servicing Agreement and the National City Sale and Servicing Agreement.

            Servicing Fee: As defined in the related Servicing Agreement.

            Servicing Fee Rate: With respect to each Mortgage Loan, a per annum rate equal to 0.250% with respect to Countrywide Mortgage Loans, GreenPoint Mortgage Loans and National City Mortgage Loans, and 0.375% with respect to Wells Fargo Mortgage Loans.

            Servicing File: As defined in the applicable Servicing Agreement.

            Similar Law: As defined in Section 5.02(b).

            60+ Day Delinquent Mortgage Loan: Each Mortgage Loan with respect to which any portion of a Monthly Payment is, as of the last day of the prior Due Period, two months or more past due (without giving effect to any grace period), each Mortgage Loan in foreclosure, all REO Property and each Mortgage Loan for which the Mortgagor has filed for bankruptcy.

            Specified Overcollateralized Amount: An amount equal to 0.50% of the Cut-off Date Pool Principal Balance.

            Standard & Poor's or S&P: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. If Standard & Poor's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 12.05(b) the address for notices to Standard & Poor's shall be Standard & Poor's, 55 Water Street, New York, New York 10041, Attention: Residential Mortgage Surveillance Group - GSAA Home Equity Trust 2004-7, or such other address as Standard & Poor's may hereafter furnish to the Depositor and the Servicer.

            Startup Day: The Closing Date.

            Stated Principal Balance: As to each Mortgage Loan and as of any Determination Date, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, minus (ii) all amounts previously remitted to the Securities Administrator with respect to the related Mortgage Loan representing payments or recoveries of principal including advances in respect of scheduled payments of principal. For purposes of any Distribution Date, the Stated Principal Balance of any Mortgage Loan will give effect to any scheduled payments of principal received or advanced prior to the related Remittance Date and any unscheduled principal payments and other unscheduled principal collections received during the related Principal Prepayment Period.

            Step 1 Assignment Agreement: Each of the (i) Assignment, Assumption and Recognition Agreement, dated as of August 1, 2004, between the Purchaser, GreenPoint and the Depositor, (ii) Assignment, Assumption and Recognition Agreement, dated as of August 1, 2004, between the Purchaser, Wells Fargo and the Depositor, (iii) Assignment, Assumption and Recognition Agreement, dated as of August 1, 2004, between the Purchaser, National City and the Depositor, and
(iv) Assignment, Assumption and Recognition Agreement, dated as of August 1, 2004, between the Purchaser, Countrywide, Countrywide Servicing and the Depositor.

            Step 2 Assignment Agreement: Each of the (i) Assignment, Assumption and Recognition Agreement, dated as of August 1, 2004, among the Depositor, the Master Servicer, the Trustee and GreenPoint, (ii) Assignment, Assumption and Recognition Agreement, dated as of August 1, 2004, among the Depositor, the Master Servicer, the Trustee and Wells Fargo, (iii) Assignment, Assumption and Recognition Agreement, dated as of August 1, 2004, among the Depositor, the Master Servicer, the Trustee and National City, and (iv) Assignment, Assumption and Recognition Agreement, dated as of August 1, 2004, among the Depositor, the Master Servicer, the Trustee and Countrywide Servicing and Countrywide.

            Stepdown Date: The earlier to occur of (a) the date on which the Class Certificate Balances of the Class A Certificates have been reduced to zero, and (b) the later to occur of (i) the Distribution Date in September 2007, and (ii) the first Distribution Date on which the Senior Enhancement Percentage is greater than or equal to the Senior Specified Enhancement Percentage.

            Subordinated Certificates: As specified in the Preliminary
Statement.

            Subsequent Recoveries: Amount received with respect to any Liquidated Mortgage Loan after it has become a Liquidated Mortgage Loan.

            Substitution Adjustment Amount: With respect to any GreenPoint or Countrywide Sale Agreement, an amount of cash received from the applicable Responsible Party in connection with a substitution for a Deleted Mortgage Loan.

            Telerate Page 3750: The display page currently so designated on the Bridge Telerate Service (or such other page as may replace that page on that service for displaying comparable rates or prices).

            Termination Price: As defined in Section 11.01.

            Total Monthly Excess Spread: As to any Distribution Date, an amount equal to the excess if any, of (i) the interest collected (prior to the Remittance Date) or advanced on the Mortgage Loans for Due Dates during the related Due Period (net of Expense Fees) over (ii) the sum of the interest payable to the Principal Certificates on such Distribution Date pursuant to
Section 4.01(a)(i).

            Transfer: Any direct or indirect transfer or sale of any Ownership Interest in a Residual Certificate.

            Transfer Affidavit: As defined in Section 5.02(c).

            Transferor Certificate: As defined in Section 5.02(b).

            Trigger Event: With respect to any Distribution Date, a Trigger Event exists if (i) on such Distribution Date the quotient (expressed as a percentage) of (x) the rolling three month average of the aggregate unpaid principal balances of 60+ Day Delinquent Mortgage Loans, and (y) the unpaid principal balance of the Mortgage Loans equals or exceeds 50% of the prior period's Senior Enhancement Percentage or (ii) the quotient (expressed as a percentage) of (x) the aggregate amount of Realized Losses incurred since the Cut-off Date through the last day of the related Principal Prepayment Period and
(y) the Cut-off Date Pool Principal Balance exceeds the applicable percentages set forth below with respect to such Distribution Date:

         Distribution Date Occurring In              Loss Percentage

          September 2007 - August 2008     0.750% for the first month, plus an
                                           additional 1/12th of 0.500% for
                                           each month thereafter (e.g.,
                                           approximately 0.7917% in October
                                           2007)

          September 2008 - August 2009     1.250% for the first month, plus an
                                           additional 1/12th of 0.250% for
                                           each month thereafter (e.g.,
                                           approximately 1.2708% in October
                                           2008)

          August 2009 and thereafter       1.500%

            Trust: The express trust created hereunder in Section 2.01(c).

            Trust Fund: The corpus of the trust created hereunder consisting of
(i) the Mortgage Loans and all interest and principal received on or with respect thereto after the related Cut-off Date, other than such amounts which were due on the Mortgage Loans on or before the related Cut-off Date; (ii) the Excess Reserve Fund Account, the Distribution Account, and all amounts deposited therein pursuant to the applicable provisions of this Agreement; (iii) property that secured a Mortgage Loan and has been acquired by foreclosure, deed-in-lieu of foreclosure or otherwise; (iv) the rights of the Trust under the Step 2 Assignment Agreements; and (v) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing.

            Trust REMIC: Either the Lower-Tier REMIC or the Upper-Tier REMIC, as applicable.

            Trustee: Deutsche Bank National Trust Company, a national banking association, and its successors in interest, and, if a successor trustee is appointed hereunder, such successor.

            Underwriters' Exemption: Any exemption listed in footnote 1 of, and amended by, Prohibited Transaction Exemption 2002-41, 67 Fed. Reg. 54487
(2002), or any successor exemption.

            Unpaid Interest Amount: As of any Distribution Date and any Class of Certificates, the sum of (a) the portion of the Accrued Certificate Interest Distribution Amount from Distribution Dates remaining unpaid prior to the current Distribution Date and (b) interest on the amount in clause (a) at the applicable Pass-Through Rate (to the extent permitted by applicable law).

            U.S. Person: (i) A citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for United States income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control all substantial decisions of the trust. Notwithstanding the last clause of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, may elect to continue to be U.S. Persons.

            Upper-Tier Regular Interest: As described in the Preliminary Statement.

            Upper-Tier REMIC: As described in the Preliminary Statement.

            Voting Rights: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. As of any date of determination, (a) 1% of all Voting Rights shall be allocated to the Class X Certificates, if any (such Voting Rights to be allocated among the holders of Certificates of each such Class in accordance with their respective Percentage Interests), (b) the remaining Voting Rights shall be allocated among Holders of the remaining Classes of Certificates in proportion to the Certificate Balances of their respective Certificates on such date.

            WAC Cap: With respect to the Mortgage Loans as of any Distribution Date, a per annum rate equal to (a) the weighted average of the Adjusted Net Mortgage Interest Rates then in effect on the beginning of the related Due Period on the Mortgage Loans.

            Wells Fargo: Wells Fargo Bank, N.A., a national banking association, and its successors in interest.

            Wells Fargo Mortgage Loans: The Mortgage Loans acquired by the Purchaser from Wells Fargo pursuant to the Wells Fargo Sale and Servicing Agreement.

            Wells Fargo Sale and Servicing Agreement: The Seller's Warranties and Servicing Agreement, dated as of March 1, 2004, between Wells Fargo and the Purchaser.

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

            Section 2.01 Conveyance of Mortgage Loans. (a) The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, sets over and otherwise conveys to the Trustee for the benefit of the Certificateholders, without recourse, all the right, title and interest of the Depositor in and to the Trust Fund.

            (b) In connection with the transfer and assignment of each Mortgage Loan, the Depositor has delivered or caused to be delivered to each Custodian on behalf of the Trustee for the benefit of the Certificateholders the following documents or instruments with respect to each applicable Mortgage Loan so assigned:

            (i) the original Mortgage Note, endorsed without recourse in blank by the last endorsee, including all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee;

            (ii) The original Assignment of Mortgage in blank, unless the Mortgage Loan is a MERS Mortgage Loan;

            (iii) personal endorsement and/or guaranty agreements executed in connection with all non individual Mortgage Loans (corporations, partnerships, trusts, estates, etc. (if any);

            (iv) the related original Mortgage and evidence of its recording or, in certain limited circumstances, a certified copy of the mortgage with evidence of recording;

            (v) originals of any intervening Mortgage assignment or certified copies in either case evidencing recording; provided that the assignment may be in the form of a blanket assignment or assignments, a copy of which with evidence of recording shall be acceptable;

            (vi) originals of all assumption, modification, agreements or certified copies thereof, in either case with evidence of recording if required to maintain the lien of the mortgage or if otherwise required, or, if recordation is not required, an original or copy of the agreement;

            (vii) except with respect to the Countrywide Mortgage Loans, an original or copy of a title insurance policy or evidence of title;

            (viii) to the extent applicable, an original power of attorney;

            (ix) for each GreenPoint Mortgage Loan with respect to which the Mortgagor's name as it appears on the note does not match the borrower's name on the mortgage loan schedule, one of the following: the original of the assumption agreement, or a certified copy thereof, in either case with evidence of recording thereon if required to maintain the lien of the mortgage or if otherwise required, or, if recordation is not so required, an original or copy of such assumption agreement; and

            (x) except with respect to Countrywide Mortgage Loans, a security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage, if any.

            The Depositor shall deliver to each Custodian the applicable recorded document promptly upon receipt from the respective recording office but in no event later than 120 days from the Closing Date.

            From time to time, pursuant to the applicable Sale Agreement, the Responsible Party may forward to the applicable Custodian additional original documents, additional documents evidencing an assumption, modification, consolidation or extension of a Mortgage Loan, in accordance with the terms of the applicable Sale Agreement. All such mortgage documents held by the Custodians as to each Mortgage Loan shall constitute the "Custodial File."

            On or prior to the Closing Date, the Depositor shall deliver to the Custodians Assignments of Mortgages (except in the case of MERS Loans), in blank, for each applicable Mortgage Loan. On the Closing Date, the Trustee shall provide a written request to each Responsible Party to submit the Assignments of Mortgage for recordation, at the Responsible Party's expense, pursuant to the applicable Sale Agreement. Each Custodian shall deliver the Assignment of Mortgages to be submitted for recordation to the applicable Responsible Party.

            In the event that such original or copy of any document submitted for recordation to the appropriate public recording office is not so delivered to the Custodian within the time period and in the manner specified in the applicable Sale Agreement, the Trustee shall take or cause to be taken such remedial actions under the Sale Agreement against the applicable Responsible Party as may be permitted to be taken thereunder, including without limitation, if applicable, the repurchase by the applicable Responsible Party of such Mortgage Loan. The foregoing repurchase remedy shall not apply in the event that the Responsible Party cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided, that the applicable Responsible Party shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of an officer of the applicable Responsible Party, confirming that such document has been accepted for recording.

            Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains or loses the original Mortgage or assignment after it has been recorded, the obligations of the Responsible Party shall be deemed to have been satisfied upon delivery by the Responsible Party to the applicable Custodian prior to the Closing Date of a copy of such Mortgage or assignment, as the case may be, certified (such certification to be an original thereof) by the public recording office to be a true and complete copy of the recorded original thereof.

            (c) The Depositor does hereby establish, pursuant to the further provisions of this Agreement and the laws of the State of New York, an express trust (the "Trust") to be known, for convenience, as "GSAA Home Equity Trust 2004-7" and Deutsche Bank National Trust Company is hereby appointed as Trustee in accordance with the provisions of this Agreement.

            (d) It is the policy and intention of the Trust that none of the Mortgage Loans included in the Trust is (a) covered by the Home Ownership and Equity Protection Act of 1994, or (b) considered a "high cost home," "threshold," "predatory" or "covered" loan (excluding "covered home loans" as defined under clause (1) of the definition of "covered home loans" in the New Jersey Home Ownership Security Act of 2002) under applicable state, federal or local laws.

            Section 2.02 Acceptance by the Custodians of the Mortgage Loans. Each Custodian acknowledges receipt of the documents identified in the Initial Certification in the form annexed hereto as Exhibit E, and declares that it holds and will hold such documents and the other documents delivered to it pursuant to Section 2.01, and that it holds or will hold such other assets as are included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders. Deutsche Bank National Trust Company, as Custodian, acknowledges that it will maintain possession of the related Mortgage Notes in the State of California and JPMorgan, as Custodian, acknowledges that it will maintain possession of the related Mortgage Notes in the State of Texas, unless otherwise permitted by the Rating Agencies.

            Prior to and as a condition to the Closing, each Custodian shall deliver via facsimile (with original to follow the next Business Day) to the Depositor an Initial Certification prior to the Closing Date, or as the Depositor agrees to, on the Closing Date, certifying receipt of a Mortgage Note and Assignment of Mortgage for each Mortgage Loan. Neither Custodian shall be responsible to verify the validity, sufficiency or genuineness of any document in any Custodial File.

            On the Closing Date, each Custodian shall ascertain that all documents required to be delivered to it are in its possession and shall deliver to the Depositor an Initial Certification, in the form annexed hereto as Exhibit E, and shall deliver to the Depositor a Document Certification and Exception Report, in the form annexed hereto as Exhibit F, within 90 days after the Closing Date to the effect that, as to each applicable Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any Mortgage Loan specifically identified in such certification as an exception and not covered by such certification): (i) all documents required to be delivered to it are in its possession; (ii) such documents have been reviewed by it and appear regular on their face and relate to such Mortgage Loan; (iii) based on its examination and only as to the foregoing documents, the information set forth in items 2, 8, 35, and 36 of the Mortgage Loan Schedule respecting such Mortgage Loan is correct; and (iv) each Mortgage Note has been endorsed as provided in Section 2.01 of this Agreement. Neither Custodian shall be responsible to verify the validity, sufficiency or genuineness of any document in any Custodial File.

            Each Custodian shall retain possession and custody of each applicable Custodial File in accordance with and subject to the terms and conditions set forth herein. The Servicer shall promptly deliver to the applicable Custodian, upon the execution or receipt thereof, the originals of such other documents or instruments constituting the Custodial File as come into the possession of the Servicer from time to time.

            Each Custodian shall notify the Trustee of any Mortgage Loans that do not conform to such requirements of Sections 2.01 and 2.02 hereof. The Trustee shall enforce the obligation of the Responsible Parties to cure or repurchase Mortgage Loans that do not conform to such requirements as determined in the Custodian's review as required herein, or based upon notification from JPMorgan, by notifying the applicable Responsible Party to correct or cure such default. The Trustee shall also enforce the obligation of the Responsible Parties under the Sale Agreements, and the Servicing Agreements and of the Purchaser under the GSMC Assignment Agreements to cure or repurchase Mortgage Loans for which there is a defect or a breach of a representation or warranty thereunder of which a Responsible Officer of the Trustee has actual knowledge, by notifying the applicable party to correct or cure such default. If any Servicer, any Responsible Party or the Purchaser, as the case may be, fails or is unable to correct or cure the defect or breach within the period set forth in the applicable agreement, the Trustee shall notify the Depositor of such failure to correct or cure. Unless otherwise directed by the Depositor within five (5) Business Days after notifying the Depositor of such failure by the applicable party to correct or cure, the Trustee shall notify such party to repurchase the Mortgage Loan. If, within ten (10) Business Days of receipt of such notice by such party, such party fails to repurchase such Mortgage Loan, the Trustee shall notify the Depositor of such failure. The Trustee shall pursue all legal remedies available to the Trustee or the Trustee against the Servicers, the Responsible Parties and the Purchaser, as applicable, under this Agreement, if the Trustee has received written notice from the Depositor directing the Trustee to pursue such remedies.

            Section 2.03 Execution and Delivery of Certificates. The Trustee acknowledges the transfer and assignment to it of the Trust Fund and, concurrently with such transfer and assignment, the Securities Administrator has executed and delivered to or upon the order of the Depositor, the Certificates in authorized denominations evidencing directly or indirectly the entire ownership of the Trust Fund. The Trustee agrees to hold the Trust Fund and exercise the rights referred to above for the benefit of all present and future Holders of the Certificates.

            Section 2.04 REMIC Matters. The Preliminary Statement sets forth the designations for federal income tax purposes of all interests created hereby. The "Startup Day" for purposes of the REMIC Provisions shall be the Closing Date. The "latest possible maturity date" is June 25, 2034, which is the Distribution Date following the latest Mortgage Loan maturity date.

            Section 2.05 Representations and Warranties of the Depositor. The Depositor hereby represents, warrants and covenants to the Trustee that as of the date of this Agreement or as of such date specifically provided herein:

            (a) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

            (b) The Depositor has the corporate power and authority to convey the Mortgage Loans and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by, this Agreement;

            (c) This Agreement has been duly and validly authorized, executed and delivered by the Depositor, all requisite corporate action having been taken, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes or will constitute the legal, valid and binding agreement of the Depositor, enforceable against the Depositor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

            (d) No consent, approval, authorization or order of or registration or filing with, or notice to, any governmental authority or court is required for the execution, delivery and performance of or compliance by the Depositor with this Agreement or the consummation by the Depositor of any of the transactions contemplated hereby, except as have been made on or prior to the Closing Date;

            (e) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or thereby, or the fulfillment of or compliance with the terms and conditions of this Agreement,
(i) conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default or results or will result in an acceleration under (A) the charter or bylaws of the Depositor, or (B) of any term, condition or provision of any material indenture, deed of trust, contract or other agreement or instrument to which the Depositor or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound; (ii) results or will result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Depositor of any court or governmental authority having jurisdiction over the Depositor or its subsidiaries; or (iii) results in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans;

            (f) There are no actions, suits or proceedings before or against or investigations of, the Depositor pending, or to the knowledge of the Depositor, threatened, before any court, administrative agency or other tribunal, and no notice of any such action, which, in the Depositor's reasonable judgment, might materially and adversely affect the performance by the Depositor of its obligations under this Agreement, or the validity or enforceability of this Agreement;

            (g) The Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency that may materially and adversely affect its performance hereunder;

            (h) Immediately prior to the transfer and assignment by the Depositor to the Trustee on the Closing Date, the Depositor had good title to, and was the sole owner of each Mortgage Loan, free of any interest of any other Person, and the Depositor has transferred all right, title and interest in each Mortgage Loan to the Trustee. The transfer of the Mortgage Note and the Mortgage as and in the manner contemplated by this Agreement is sufficient either (i) fully to transfer to the Trustee, for the benefit of the Certificateholders, all right, title, and interest of the Depositor thereto as note holder and mortgagee or (ii) to grant to the Trustee, for the benefit of the Certificateholders, the security interest referred to in Section 12.04 hereof; and

            It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.05 shall survive delivery of the respective Custodial Files to the Custodians, and shall inure to the benefit and to Certificateholders.

            Section 2.06 Representations and Warranties of JPMorgan. JPMorgan hereby represents and warrants to the Depositor, the Master Servicer and the Trustee, as of the Closing Date:

            (a) Such Custodian is duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by such Custodian in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to perform any of its obligations under this Agreement in accordance with the terms thereof.

            (b) Such Custodian has the full power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary action on the part of such Custodian the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of such Custodian, enforceable against such Custodian in accordance with its terms, except that (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (c) The execution and delivery of this Agreement by such Custodian, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms thereof are in the ordinary course of business of such Custodian and will not (i) result in a material breach of any term or provision of the articles of incorporation or by laws of such Custodian, (ii) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which such Custodian is a party or by which it may be bound, or (iii) constitute a material violation of any statute, order or regulation applicable to such Custodian of any court, regulatory body, administrative agency or governmental body having jurisdiction over such Custodian; and such Custodian is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair such Custodian's ability to perform or meet any of its obligations under this Agreement.

            (d) No litigation is pending or threatened against such Custodian that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of such Custodian to perform any of its obligations under this Agreement in accordance with the terms thereof.

            (e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by such Custodian of, or compliance by such Custodian with, this Agreement or the consummation of the transactions contemplated thereby, or if any such consent, approval, authorization or order is required, such Custodian has obtained the same.

                                   ARTICLE III

                                 TRUST ACCOUNTS

            Section 3.01 Excess Reserve Fund Account; Distribution Account. (a) The Securities Administrator shall establish and maintain the Excess Reserve Fund Account, on behalf of the Class X Certificateholders, to receive any Basis Risk Payment and to pay to the Principal Certificateholders any Basis Risk Carry Forward Amounts. On each Distribution Date, the Securities Administrator shall deposit the amount of any Basis Risk Payment for such date into the Excess Reserve Fund Account.

            On each Distribution Date on which there exists a Basis Risk Carry Forward Amount on any Class or Classes of Principal Certificates, the Securities Administrator shall (1) withdraw from the Distribution Account and deposit in the Excess Reserve Fund Account, as set forth in Section 4.01(a)(iii)(E), the lesser of (x) the Class X Distributable Amount (without regard to the reduction in clause (iii) of the definition thereof with respect to Basis Risk Payments) (to the extent remaining after the distributions specified in Sections 4.01(a)(iii)(A)-(D)) and (y) the aggregate Basis Risk Carry Forward Amounts of the Principal Certificates for such Distribution Date and (2) withdraw from the Excess Reserve Fund Account amounts necessary to pay to such Class or Classes of Certificates the related Basis Risk Carry Forward Amount. Such payments shall be allocated to those Classes based upon the amount of Basis Risk Carry Forward Amount owed to each such Class and shall be paid in the priority set forth in Sections 4.01(a)(iii)(F).

            The Securities Administrator shall account for the Excess Reserve Fund Account as an asset of grantor trust under subpart E, Part I of subchapter J of the Code and not as an asset of either Trust REMIC created pursuant to this Agreement. The beneficial owners of the Excess Reserve Fund Account are the Class X Certificateholders. For all federal income tax purposes, amounts transferred by the Upper-Tier REMIC to the Excess Reserve Fund Account shall be treated as distributions by the Securities Administrator to the Class X Certificateholders.

            Any Basis Risk Carry Forward Amounts distributed by the Securities Administrator to the Principal Certificateholders shall be accounted for by the Securities Administrator, for federal income tax purposes, as amounts paid first to the Holders of the Class X Certificates (in respect of the Class X Interest) and then to the respective Class or Classes of Principal Certificates. In addition, the Securities Administrator shall account for the Principal Certificateholders' rights to receive payments of Basis Risk Carry Forward Amounts as rights in a limited recourse interest rate cap contract written by the Class X Certificateholders in favor of the Holders of each such Class.

            Notwithstanding any provision contained in this Agreement, the Securities Administrator shall not be required to make any distributions from the Excess Reserve Fund Account except as expressly set forth in this Section 3.01(a).

            (b) The Master Servicer shall establish and maintain the Distribution Account on behalf of the Certificateholders. The Master Servicer shall, promptly upon receipt on the Business Day received, deposit in the Distribution Account and retain therein the following:

            (i) the aggregate amount remitted by the Servicers to the Master Servicer pursuant to the Servicing Agreements; and

            (ii) any other amounts deposited hereunder which are required to be deposited in the Distribution Account.

            In the event that any Servicer shall remit any amount not required to be remitted pursuant to the applicable Servicing Agreement, and such Servicer directs the Master Servicer in writing to withdraw such amount from the Distribution Account, the Master Servicer shall return such funds to the applicable Servicer. All funds deposited in the Distribution Account shall be held by the Securities Administrator in trust for the Certificateholders until disbursed in accordance with this Agreement or withdrawn in accordance with
Section 4.01.

            Section 3.02 Investment of Funds in the Distribution Account. (a) The Securities Administrator may (but shall not be obligated to) invest funds in the Distribution Account during the Securities Administrator Float Period (for purposes of this Section 3.02, such Account is referred to as an "Investment Account"), in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, or maturing on such Distribution Date, in the case of an investment that is an obligation of Wells Fargo Bank, N.A., no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Securities Administrator. The Securities Administrator shall be entitled to sole possession over each such investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Securities Administrator or its agent, together with any document of transfer necessary to transfer title to such investment to the Securities Administrator. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Securities Administrator may:

            (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

            (y) demand payment of all amounts due thereunder that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

            (b) All income and gain realized from the investment of funds deposited in the Distribution Account held by the Securities Administrator during the Securities Administrator Float Period shall be subject to the Securities Administrator's withdrawal in the manner set forth in Section 10.05.

            (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Securities Administrator shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. Notwithstanding the foregoing, the Securities Administrator shall be liable to the Trust for any such loss on any funds it has invested under this Section 3.02 only during the Securities Administrator Float Period, and the Securities Administrator shall deposit funds in the amount of such loss in the Distribution Account promptly after such loss is incurred.

            (d) The Securities Administrator or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Securities Administrator's economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using Affiliates to effect transactions in certain Permitted Investments and (iii) effecting transactions in certain Permitted Investments. Such compensation is not payable or reimbursable under Section 8.06 of this Agreement.

            (e) In order to comply with its duties under the USA Patriot Act of 2001, the Trustee shall obtain and verify certain information and documentation from the other parties to this Agreement including, but not limited to, each such party's name, address and other identifying information.

                                   ARTICLE IV

                                  DISTRIBUTIONS

            Section 4.01 Priorities of Distribution. (a) On each Distribution Date, the Securities Administrator shall make the disbursements and transfers from amounts then on deposit in the Distribution Account in the following order of priority and to the extent of the Available Funds remaining:

            (i) from the Interest Remittance Amount, to the holders of each Class of Principal Certificates sequentially in the following order of priority:

                  (A) concurrently to the Class A Certificates, their respective
            Accrued Certificate Interest Distribution Amounts (allocated pro rata based on their Accrued Certificate Interest Distribution Amounts);

                  (B) concurrently, to the Class A Certificates, their
            respective Unpaid Interest Amounts (allocated pro rata based on their respective Unpaid Interest Amounts);

                  (C) to the Class M-1 Certificates, their Accrued Certificate
            Interest Distribution Amount;

                  (D) to the Class M-2 Certificates, their Accrued Certificate
            Interest Distribution Amount;

                  (E) to the Class B-1 Certificates, their Accrued Certificate
            Interest Distribution Amount; and

                  (F) to the Class B-2 Certificates, their Accrued Certificate
            Interest Distribution Amount;

            (ii) (A) on each Distribution Date (x) before the Stepdown Date or
      (y) with respect to which a Trigger Event is in effect, to the holders of the Class or Classes of Principal Certificates then entitled to distributions of principal as set forth below, from Available Funds remaining after making distributions pursuant to clause (i) above, an amount equal to the Principal Distribution Amount sequentially in the following order of priority:

                  (I)   Concurrently, but subject to Section 4.01(b) below:

                              (aa) to the Class AF-5 Certificates, an amount
                        equal to the Class AF-5 Lockout Distribution Amount, and

                              (bb) sequentially, to the Class AV-1, Class AF-2,
                        Class AF-3, Class AF-4 and Class AF-5 Certificates, in that order, until their respective Class Certificate Balances have been reduced to zero; and

                  (II) the portion of the available Principal Distribution Amount remaining after making the distributions set forth in clause (a)(ii)(A)(I) above, sequentially to the Class M-1, Class M-2, Class B-1 and Class B-2 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero;

                  (B) on each Distribution Date (x) on and after the Stepdown
            Date and (y) as long as a Trigger Event is not in effect, to the holders of the Class or Classes of Principal Certificates then entitled to distribution of principal, from Available Funds remaining on deposit in the Distribution Account after making distributions pursuant to clause (i) above, an amount equal to the Principal Distribution Amount in the following amounts and order of priority:

                  (I) the lesser of the Principal Distribution Amount and the Class A Principal Distribution Amount:

                              (aa) to the Class AF-5 Certificates, an amount
                        equal to the Class AF-5 Lockout Distribution Amount, and

                              (bb) sequentially, to the Class AV-1, Class AF-2,
                        Class AF-3, Class AF-4 and Class AF-5 Certificates, in that order, until their respective Class Certificate Balances have been reduced to zero; and

                  (II) the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificates in clauses (a)(ii)(B)(I) above and (y) the Class M-1 Principal Distribution Amount, to the Class M-1 Certificates, until the Class Certificate Balance thereof has been reduced to zero;

                  (III) the lesser of (x) the excess of (i) the Principal
                        Distribution Amount over (ii) the amount distributed to the Class A Certificates in clauses (a)(ii)(B)(I) above and to the Class M-1 Certificates in clause
                        (a)(ii)(B)(II) above and (y) the Class M-2 Principal Distribution Amount, to the Class M-2 Certificates, until the Class Certificate Balance thereof has been reduced to zero;

                  (IV) the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificates in clauses (a)(ii)(B)(I) above, to the Class M-1 Certificates in clause (a)(ii)(B)(II) above and to the Class M-2 Certificates in clause
                        (a)(ii)(B)(III) above, and (y) the Class B-1 Principal Distribution Amount, to the Class B-1 Certificates, until the Class Certificate Balance thereof has been reduced to zero; and

                  (V) the lesser of (x) the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificates in clauses (a)(ii)(B)(I) above, to the Class M-1 Certificates in clause (a)(ii)(B)(II) above, to the Class M-2 Certificates in clause
                        (a)(ii)(B)(III) above, and to the Class B-1 Certificates in clause (a)(ii)(B)(IV) above and (y) the Class B-2 Principal Distribution Amount to the Class B-2 Certificates, until the Class Certificate Balance thereof has been reduced to zero.

            (iii) any amount remaining after the distributions in clauses 4.01(a)(i) and 4.01(a)(ii) above shall be distributed sequentially in the following order of priority:

                  (A) to the holders of the Class M-1 Certificates, any Unpaid
            Interest Amount for such Class;

                  (B) to the holders of the Class M-2 Certificates, any Unpaid
            Interest Amount for such Class;

                  (C) to the holders of the Class B-1 Certificates, any Unpaid
            Interest Amount for such Class;

                  (D) to the holders of the Class B-2 Certificates, any Unpaid
            Interest Amount for such Class;

                  (E) to the Excess Reserve Fund Account, the amount of any
            Basis Risk Payment for such Distribution Date;

                  (F) from funds on deposit in the Excess Reserve Fund Account, an amount equal to any Basis Risk Carry Forward Amount with respect to the Principal Certificates for such Distribution Date first, concurrently to the Class A Certificates pro rata based on their respective Basis Risk Carry Forward Amounts, and second, sequentially to the Class M-1, Class M-2, Class B-1 and Class B-2 Certificates in each case up to their respective unpaid remaining Basis Risk Carry Forward Amounts;

                  (G) to the holders of the Class X Certificates, the remainder of the Class X Distributable Amount not distributed pursuant to Sections 4.01(a)(iii)(A)-(F); and

                  (H) to the holders of the Class R Certificates, any remaining amount, in respect of the Lower-Tier REMIC and Upper-Tier REMIC.

            (b) Notwithstanding the foregoing description of allocation of principal distributions to the Class A Certificates, from and after the Distribution Date on which the aggregate Class Certificate Balances of the Class M-1, Class M-2, Class B-1 and Class B-2 and the principal balance of the Class X Certificates have been reduced to zero, any principal distributions allocated to the Class A Certificates are required to be allocated pro rata to the Class A Certificates, based on their respective Class Certificate Balances, until their respective Class Principal Balances have been returned to zero.

            (c) On any Distribution Date, any Relief Act Interest Shortfalls and Net Prepayment Interest Shortfalls for such Distribution Date shall be allocated pro rata, as a reduction of the Accrued Certificate Interest Distribution Amount for the Class A, Class M and Class B Certificates, based on the Accrued Certificate Interest Distribution Amount to which such Classes would otherwise be entitled on such Distribution Date.

            Section 4.02 Monthly Statements to Certificateholders. (a) Not later than each Distribution Date, the Securities Administrator shall make available to each Certificateholder, the Depositor, the Trustee and each Rating Agency a statement based upon the information provided by the Servicers setting forth with respect to the related distribution:

            (i) the amount thereof allocable to principal, separately identifying the aggregate amount of any Principal Prepayments, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds included therein;

            (ii) the amount thereof allocable to interest, any Unpaid Interest Amount included in such distribution and any remaining Unpaid Interest Amount after giving effect to such distribution, any Basis Risk Carry Forward Amount for such Distribution Date and the amount of all Basis Risk Carry Forward Amount covered by withdrawals from the Excess Reserve Fund Account on such Distribution Date;

            (iii) if the distribution to the Holders of such Class of Certificates is less than the full amount that would be distributable to such Holders if there were sufficient funds available therefor, the amount of the shortfall and the allocation thereof as between principal and interest, including any Basis Risk Carry Forward Amount not covered by amounts in the Excess Reserve Fund Account;

            (iv) the Class Certificate Balance of each Class of Certificates after giving effect to the distribution of principal on such Distribution Date;

            (v) the Pool Stated Principal Balance for the following Distribution Date;

            (vi) the amount of the Servicing Fees paid to or retained by the Servicers with respect to such Distribution Date;

            (vii) the amount of any Administrative Fees paid to the Master Servicer or Securities Administrator with respect to such Distribution Date;

            (viii) the Pass-Through Rate for each such Class of Certificates with respect to such Distribution Date;

            (ix) the amount of Advances included in the distribution on such Distribution Date and the aggregate amount of Advances reported by the Servicers as outstanding as of the close of business on the Determination Date immediately preceding such Distribution Date;

            (x) the number and aggregate outstanding principal balances of Mortgage Loans (1) as to which the Monthly Payment is delinquent 31 to 60 days, 61 to 90 days and 91 or more days, (2) that have become REO Property, (3) that are in foreclosure and (4) that are in bankruptcy, in each case as of the close of business on the last Business Day of the immediately preceding month;

            (xi) for each of the preceding 12 calendar months, or all calendar months since the related Cut off Date, whichever is less, the aggregate dollar amount of the Monthly Payments (A) due on all Outstanding Mortgage Loans on each of the Due Dates in each such month and (B) delinquent 60 days or more on each of the Due Dates in each such month;

            (xii) with respect to each Mortgage Loan that became an REO Property during the preceding calendar month, the loan number and Stated Principal Balance of such Mortgage Loan as of the close of business on the last Business Day of the immediately preceding month prior to such Distribution Date and the date of acquisition thereof;

            (xiii) the total number and principal balance of any REO Properties (and market value, if available) as of the close of business on the last Business Day of the immediately preceding month prior to such Distribution Date;

            (xiv) whether a Trigger Event has occurred and is continuing (including the calculation of thereof and the aggregate outstanding balance of all 60+ Day Delinquent Mortgage Loans);

            (xv) the amount on deposit in the Excess Reserve Fund Account (after giving effect to distributions on such Distribution Date);

            (xvi) the aggregate amount of Applied Realized Loss Amounts incurred during the preceding calendar month and aggregate Applied Realized Loss Amounts through such Distribution Date;

            (xvii) the amount of any Net Monthly Excess Cash Flow on such Distribution Date and the allocation thereof to the Certificateholders with respect to Unpaid Interest Amounts;

            (xviii) the Overcollateralized Amount and Specified
      Overcollateralized Amount;

            (xix) the amount distributed on the Class X Certificates; and

            (xx) the amount of any Subsequent Recoveries for such Distribution Date.

            (b) The Securities Administrator's responsibility for providing the above statement to the Certificateholders, each Rating Agency, the Trustee and the Depositor is limited to the availability, timeliness and accuracy of the information derived from the Master Servicer, the Servicers and the Responsible Parties. The Securities Administrator shall provide the above statement via the Securities Administrator's internet website. The Securities Administrator's website will initially be located at www.ctslink.com and assistance in using the website can be obtained by calling the Securities Administrator's investor relations desk at (301) 815-6600. The Securities Administrator will also make a paper copy of the above statement available upon request.

            (c) Upon request, within a reasonable period of time after the end of each calendar year, the Securities Administrator shall cause to be furnished to each Person who at any time during the calendar year was a Certificateholder, a statement containing the information set forth in clauses (a)(i), (a)(ii),
(a)(iii) and (a)(vii) of this Section 4.02 aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Securities Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Securities Administrator pursuant to any requirements of the Code as from time to time in effect.

            The Securities Administrator shall be entitled to rely on information provided by third parties for purposes of preparing the foregoing report, but shall not be responsible for the accuracy of such information.

            Section 4.03 Allocation of Applied Realized Loss Amounts. Any Applied Realized Loss Amounts will be allocated to the most junior Class of Subordinated Certificates then outstanding in reduction of the Class Certificate Balance thereof. In the event, Applied Realized Loss Amounts are allocated to any Class of Certificates, their Class Certificate Balance shall be reduced by the amount so allocated and no funds shall be distributed with respect to the written down amounts or with respect to interest or Basis Risk Carry Forward Amounts on the written down amounts on that Distribution Date or any future Distribution Dates, even if funds are otherwise available therefor.

            Notwithstanding the foregoing, the Class Certificate Balance of each Class of Subordinated Certificates that has been previously reduced by Applied Realized Loss Amounts will be increased, in that order or seniority, by the amount of the Subsequent Recoveries (but not in excess of the Applied Realized Loss Amount allocated to the applicable Class of Subordinated Certificates).

            Section 4.04 Certain Matters Relating to the Determination of LIBOR. LIBOR shall be calculated by the Securities Administrator in accordance with the definition of "LIBOR." Until all of the LIBOR Certificates are paid in full, the Securities Administrator will at all times retain at least four Reference Banks for the purpose of determining LIBOR with respect to each LIBOR Determination Date. The Securities Administrator initially shall designate the Reference Banks (after consultation with the Depositor). Each "Reference Bank" shall be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market, shall not control, be controlled by, or be under common control with, the Securities Administrator and shall have an established place of business in London. If any such Reference Bank should be unwilling or unable to act as such or if the Securities Administrator should terminate its appointment as Reference Bank, the Securities Administrator shall promptly appoint or cause to be appointed another Reference Bank (after consultation with the Depositor). The Securities Administrator shall have no liability or responsibility to any Person for (i) the selection of any Reference Bank for purposes of determining LIBOR or (ii) any inability to retain at least four Reference Banks which is caused by circumstances beyond its reasonable control.

            The Pass-Through Rate for each Class of LIBOR Certificates for each Interest Accrual Period shall be determined by the Securities Administrator on each LIBOR Determination Date so long as the LIBOR Certificates are outstanding on the basis of LIBOR and the respective formulae appearing in footnotes corresponding to the LIBOR Certificates in the table relating to the Certificates in the Preliminary Statement. The Securities Administrator shall not have any liability or responsibility to any Person for its inability, following a good-faith reasonable effort, to obtain quotations from the Reference Banks or to determine the arithmetic mean referred to in the definition of LIBOR, all as provided for in this Section 4.04 and the definition of LIBOR. The establishment of LIBOR and each Pass-Through Rate for the LIBOR Certificates by the Securities Administrator shall (in the absence of manifest error) be final, conclusive and binding upon each Holder of a Certificate and the Trustee.

                                    ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates. The Certificates shall be substantially in the forms attached hereto as exhibits. The Certificates shall be issuable in registered form, in the minimum denominations, and aggregate denominations per Class set forth in the Preliminary Statement.

            The Depositor hereby directs the Securities Administrator to register the Class X Certificates in the name of the Depositor or its designee. On a date as to which the Depositor notifies the Securities Administrator, the Depositor hereby directs the Securities Administrator to transfer the Class X Certificates in the name of the NIM Trustee or such other name or names as the Depositor shall request, and to deliver the Class X Certificates to Deutsche Bank National Trust Company, as NIM Trustee, or to such other name or names as the Depositor shall request.

            Subject to Section 11.02 respecting the final distribution on the Certificates, on each Distribution Date the Securities Administrator shall make distributions to each Certificateholder of record on the preceding Record Date either (x) by wire transfer in immediately available funds to the account of such holder at a bank or other entity having appropriate facilities therefor as directed by that Certificateholder by written wire instructions provided to the Securities Administrator or (y), in the event that no wire instructions are provided to the Securities Administrator, by check mailed by first class mail to such Certificateholder at the address of such holder appearing in the Certificate Register.

            The Certificates shall be executed by manual or facsimile signature on behalf of the Securities Administrator by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were, at the time such signatures were affixed, authorized to sign on behalf of the Securities Administrator shall bind the Securities Administrator, notwithstanding that such individuals or any of them have ceased to be so authorized prior to the authentication and delivery of any such Certificates or did not hold such offices at the date of such Certificate. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless authenticated by the Securities Administrator by manual signature, and such authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly executed and delivered hereunder. All Certificates shall be dated the date of their authentication. On the Closing Date, the Securities Administrator shall authenticate the Certificates to be issued at the direction of the Depositor, or any affiliate thereof.

            The Depositor shall provide, or cause to be provided, to the Securities Administrator on a continuous basis, an adequate inventory of Certificates to facilitate transfers.

            Section 5.02 Certificate Register; Registration of Transfer and Exchange of Certificates. (a) The Securities Administrator shall maintain, or cause to be maintained in accordance with the provisions of Section 5.06, a Certificate Register for the Trust Fund in which, subject to the provisions of subsections (b) and (c) below and to such reasonable regulations as it may prescribe, the Securities Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. Upon surrender for registration of transfer of any Certificate, the Securities Administrator shall execute and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class and aggregate Percentage Interest.

            At the option of a Certificateholder, Certificates may be exchanged for other Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest upon surrender of the Certificates to be exchanged at the office or agency of the Securities Administrator. Whenever any Certificates are so surrendered for exchange, the Securities Administrator shall execute and authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the holder thereof or his attorney duly authorized in writing. In the event, the Depositor or an Affiliate transfers the Class X Certificates, or a portion thereof, to another Affiliate, it shall notify the Securities Administrator in writing of the affiliated status of the transferee. The Trustee and the Securities Administrator shall have no liability regarding the lack of notice with respect thereto.

            No service charge to the Certificateholders shall be made for any registration of transfer or exchange of Certificates, but payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates may be required.

            All Certificates surrendered for registration of transfer or exchange shall be cancelled and subsequently destroyed by the Securities Administrator in accordance with the Securities Administrator's customary procedures.

            (b) No transfer of a Private Certificate shall be made unless such transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities laws or is exempt from the registration requirements under said Act and such state securities laws. Except with respect to (i) the initial transfer of the Class X and Class R Certificates on the Closing Date, (ii) the transfer of the Class X Certificates to the NIM Issuer or the NIM Trustee, or (iii) a transfer of the Class X or Class R Certificates to the Depositor or any Affiliate of the Depositor, in the event that a transfer of a Private Certificate which is a Physical Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer shall certify to the Securities Administrator in writing the facts surrounding the transfer in substantially the form set forth in Exhibit H (the "Transferor Certificate") and either (i) there shall be delivered to the Securities Administrator a letter in substantially the form of Exhibit I (the "Rule 144A Letter") or (ii) in the case of the Class X Certificates, there shall be delivered to the Securities Administrator at the expense of the transferor an Opinion of Counsel that such transfer may be made without registration under the Securities Act. In the event that a transfer of a Private Certificate which is a Book-Entry Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer will be deemed to have made as of the transfer date each of the certifications set forth in the Transferor Certificate in respect of such Certificate and the transferee will be deemed to have made as of the transfer date each of the certifications set forth in the Rule 144A Letter in respect of such Certificate, in each case as if such Certificate were evidenced by a Physical Certificate. The Depositor shall provide to any Holder of a Private Certificate and any prospective transferee designated by any such Holder, information regarding the related Certificates and the Mortgage Loans and such other information as shall be necessary to satisfy the condition to eligibility set forth in Rule 144A(d)(4) for transfer of any such Certificate without registration thereof under the Securities Act pursuant to the registration exemption provided by Rule 144A. The Trustee and the Securities Administrator shall cooperate with the Depositor in providing the Rule 144A information referenced in the preceding sentence, including providing to the Depositor such information regarding the Certificates, the Mortgage Loans and other matters regarding the Trust Fund as the Depositor shall reasonably request to meet its obligation under the preceding sentence. Each Holder of a Private Certificate desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee and the Depositor and each Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

            Except with respect to (i) the initial transfer of the Class X or Class R Certificates on the Closing Date, (ii) the transfer of the Class X Certificates to the NIM Issuer or the NIM Trustee or (iii) a transfer of the Class X or Class R Certificates to the Depositor or any Affiliate of the Depositor, no transfer of an ERISA-Restricted Certificate shall be made unless the Securities Administrator shall have received either (i) a representation from the transferee of such Certificate acceptable to and in form and substance satisfactory to the Securities Administrator (in the event such Certificate is a Private Certificate or a Residual Certificate, such requirement is satisfied only by the Securities Administrator's receipt of a representation letter from the transferee substantially in the form of Exhibit I), to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan subject to Section 4975 of the Code or a plan subject to any Federal, state or local law ("Similar Law") materially similar to the foregoing provisions of ERISA or the Code, nor a person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer, (ii) in the case of an ERISA-Restricted Certificate other than a Residual Certificate that has been the subject of an ERISA-Qualifying Underwriting and the purchaser is an insurance company, a representation that the purchaser is an insurance company that is purchasing such Certificates with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and that the purchase and holding of such Certificates are covered under Sections I and III of PTCE 95-60 or (iii) in the case of any such ERISA-Restricted Certificate other than a Residual Certificate presented for registration in the name of an employee benefit plan subject to Title I of ERISA, a plan or arrangement subject to Section 4975 of the Code (or comparable provisions of any subsequent enactments), or a plan subject to Similar Law, or a trustee of any such plan or any other person acting on behalf of any such plan or arrangement or using such plan's or arrangement's assets, an Opinion of Counsel satisfactory to the Securities Administrator and the Depositor, which Opinion of Counsel shall not be an expense of the Trustee, the Depositor, the Securities Administrator or the Trust Fund, addressed to the Securities Administrator and the Depositor, to the effect that the purchase or holding of such ERISA-Restricted Certificate will not constitute or result in a non-exempt prohibited transaction within the meaning of ERISA, Section 4975 of the Code or any Similar Law and will not subject the Trustee, the Master Servicer or the Securities Administrator to any obligation in addition to those expressly undertaken in this Agreement or to any liability. For purposes of the preceding sentence, with respect to an ERISA-Restricted Certificate that is not a Private Certificate or a Residual Certificate, in the event the representation letter referred to in the preceding sentence is not furnished, such representation shall be deemed to have been made to the Securities Administrator by the transferee's (including an initial acquirer's) acceptance of the ERISA-Restricted Certificates. In the event that such representation is violated, or any attempt to transfer to a plan or arrangement subject to Section 406 of ERISA, a plan subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement, without such Opinion of Counsel, such attempted transfer or acquisition shall be void and of no effect.

            The Class R Certificates may not be sold to any employee benefit plan subject to Title I of ERISA, any plan subject to Section 4975 of the Code, or any plan subject to any Similar Law or any person investing on behalf of or with plan assets of such plan.

            Neither the Securities Administrator nor the Trustee shall have any duty to monitor transfers of beneficial interests in any Book-Entry Certificate, and neither the Securities Administrator nor the Trustee shall be under liability to any Person for any registration of transfer of any ERISA-Restricted Certificate that is in fact not permitted by this Section 5.02(b) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the transfer was registered by the Securities Administrator in accordance with the foregoing requirements.

            (c) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

            (i) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Securities Administrator of any change or impending change in its status as a Permitted Transferee;

            (ii) No Ownership Interest in a Residual Certificate may be registered on the Closing Date or thereafter transferred, and the Securities Administrator shall not register the Transfer of any Residual Certificate unless, in addition to the certificates required to be delivered to the Securities Administrator under subparagraph (b) above, the Securities Administrator shall have been furnished with an affidavit (a "Transfer Affidavit") of the initial owner or the proposed transferee in the form attached hereto as Exhibit G;

            (iii) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest in a Residual Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of a Residual Certificate and (C) not to Transfer its Ownership Interest in a Residual Certificate or to cause the Transfer of an Ownership Interest in a Residual Certificate to any other Person if it has actual knowledge that such Person is not a Permitted Transferee;

            (iv) Any attempted or purported Transfer of any Ownership Interest in a Residual Certificate in violation of the provisions of this Section 5.02(c) shall be absolutely null and void and shall vest no rights in the purported Transferee. If any purported transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(c), then the last preceding Permitted Transferee shall be restored to all rights as Holder thereof retroactive to the date of registration of Transfer of such Residual Certificate. Neither the Securities Administrator nor the Trustee shall have any liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by Section 5.02(b) and this Section 5.02(c) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement. The Securities Administrator shall be entitled but not obligated to recover from any Holder of a Residual Certificate that was in fact not a Permitted Transferee at the time it became a Holder or, at such subsequent time as it became other than a Permitted Transferee, all payments made on such Residual Certificate at and after either such time. Any such payments so recovered by the Securities Administrator shall be paid and delivered by the Securities Administrator to the last preceding Permitted Transferee of such Certificate; and

            (v) The Depositor shall use its best efforts to make available, upon receipt of written request from the Securities Administrator, all information necessary to compute any tax imposed under Section 860E(e) of the Code as a result of a Transfer of an Ownership Interest in a Residual Certificate to any Holder who is not a Permitted Transferee.

            The restrictions on Transfers of a Residual Certificate set forth in this Section 5.02(c) shall cease to apply (and the applicable portions of the legend on a Residual Certificate may be deleted) with respect to Transfers occurring after delivery to the Securities Administrator of an Opinion of Counsel, which Opinion of Counsel shall not be an expense of the Trust Fund, the Trustee, or the Securities Administrator, to the effect that the elimination of such restrictions will not cause either the Lower-Tier REMIC or Upper-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding or result in the imposition of any tax on the Trust Fund, a Certificateholder or another Person. Each Person holding or acquiring any Ownership Interest in a Residual Certificate hereby consents to any amendment of this Agreement which, based on an Opinion of Counsel furnished to the Securities Administrator, is reasonably necessary (a) to ensure that the record ownership of, or any beneficial interest in, a Residual Certificate is not transferred, directly or indirectly, to a Person that is not a Permitted Transferee and (b) to provide for a means to compel the Transfer of a Residual Certificate which is held by a Person that is not a Permitted Transferee to a Holder that is a Permitted Transferee.

            (d) The preparation and delivery of all certificates and opinions referred to above in this Section 5.02 in connection with transfer shall be at the expense of the parties to such transfers.

            (e) Except as provided below, the Book-Entry Certificates shall at all times remain registered in the name of the Depository or its nominee and at all times: (i) registration of the Certificates may not be transferred by the Securities Administrator except to another Depository; (ii) the Depository shall maintain book-entry records with respect to the Certificate Owners and with respect to ownership and transfers of such Book-Entry Certificates; (iii) ownership and transfers of registration of the Book-Entry Certificates on the books of the Depository shall be governed by applicable rules established by the Depository; (iv) the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants; (v) the Trustee and the Securities Administrator shall deal with the Depository, Depository Participants and indirect participating firms as representatives of the Certificate Owners of the Book-Entry Certificates for purposes of exercising the rights of holders under this Agreement, and requests and directions for and votes of such representatives shall not be deemed to be inconsistent if they are made with respect to different Certificate Owners; and (vi) the Securities Administrator may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants and furnished by the Depository Participants with respect to indirect participating firms and persons shown on the books of such indirect participating firms as direct or indirect Certificate Owners.

            All transfers by Certificate Owners of Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

            If (x) (i) the Depository or the Depositor advises the Securities Administrator in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository, and (ii) the Securities Administrator or the Depositor is unable to locate a qualified successor, or (y) the Depositor notifies the Depository of its intent to terminate the book-entry system through the Depository, the Depository Participants holding beneficial interests in the Book-Entry Certificates agree to initiate such termination, the Securities Administrator shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of definitive, fully-registered Certificates (the "Definitive Certificates") to Certificate Owners requesting the same. Upon surrender to the Securities Administrator of the related Class of Certificates by the Depository, accompanied by the instructions from the Depository for registration, the Securities Administrator shall issue the Definitive Certificates. Neither the Depositor nor the Securities Administrator shall be liable for any delay in delivery of such instruction and each may conclusively rely on, and shall be protected in relying on, such instructions. The Depositor shall provide the Securities Administrator with an adequate inventory of Certificates to facilitate the issuance and transfer of Definitive Certificates. Upon the issuance of Definitive Certificates all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Securities Administrator, to the extent applicable with respect to such Definitive Certificates and the Securities Administrator shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder; provided, that the Securities Administrator shall not by virtue of its assumption of such obligations become liable to any party for any act or failure to act of the Depository.

            (f) Each Private Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer and accompanied by IRS Form W-8ECI, W-8BEN, W-8IMY (and all appropriate attachments) or W-9 in form satisfactory to the Securities Administrator, duly executed by the Certificateholder or his attorney duly authorized in writing. Each Certificate presented or surrendered for registration of transfer or exchange shall be canceled and subsequently disposed of by the Securities Administrator in accordance with its customary practice. No service charge shall be made for any registration of transfer or exchange of Private Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Private Certificates.

            Section 5.03 Mutilated, Destroyed, Lost or Stolen Certificates. If
(a) any mutilated Certificate is surrendered to the Securities Administrator, or the Securities Administrator receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Depositor, the Trustee and the Securities Administrator such security or indemnity as may be required by them to hold each of them harmless, then, in the absence of notice to the Securities Administrator that such Certificate has been acquired by a bona fide purchaser, the Securities Administrator shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like Class, tenor and Percentage Interest. In connection with the issuance of any new Certificate under this Section 5.03, the Securities Administrator may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Securities Administrator) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.04 Persons Deemed Owners. The Trustee, the Depositor, the Securities Administrator and any agent of the Depositor, the Securities Administrator or the Trustee may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and none of the Trustee, the Securities Administrator, the Depositor or any agent of the Depositor, the Securities Administrator or the Trustee shall be affected by any notice to the contrary.

            Section 5.05 Access to List of Certificateholders' Names and Addresses. If three or more Certificateholders (a) request such information in writing from the Securities Administrator, (b) state that such Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates, and (c) provide a copy of the communication which such Certificateholders propose to transmit, or if the Depositor or a Servicer shall request such information in writing from the Securities Administrator, then the Securities Administrator shall, within ten Business Days after the receipt of such request, provide the Depositor, such Servicer or such Certificateholders at such recipients' expense the most recent list of the Certificateholders of such Trust Fund held by the Securities Administrator, if any. The Depositor and every Certificateholder, by receiving and holding a Certificate, agree that the Securities Administrator shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.

            Section 5.06 Maintenance of Office or Agency. The Securities Administrator will maintain or cause to be maintained at its expense an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange. The Securities Administrator initially designates the offices of its agent for such purposes, located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services - GSAA Home Equity Trust 2004-7. The Securities Administrator will give prompt written notice to the Certificateholders of any change in such location of any such office or agency.

                                   ARTICLE VI

                                  THE DEPOSITOR

            Section 6.01 Respective Liabilities of the Depositor. The Depositor shall be liable in accordance herewith only to the extent of the obligations specifically and respectively imposed upon and undertaken by them herein.

            Section 6.02 Merger or Consolidation of the Depositor. The Depositor will keep in full effect its existence, rights and franchises as a corporation or federally chartered savings bank, as the case may be, under the laws of the United States or under the laws of one of the states thereof and will each obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its respective duties under this Agreement.

            Any Person into which the Depositor may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Depositor shall be a party, or any person succeeding to the business of the Depositor, shall be the successor of the Depositor, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 6.03 Limitation on Liability of the Depositor and Others. Neither the Depositor nor any of its directors, officers, employees or agents shall be under any liability to the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor or any such Person against any breach of representations or warranties made by it herein or protect the Depositor or any such Person from any liability which would otherwise be imposed by reasons of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Depositor and any director, officer, employee or agent of the Depositor may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor and any director, officer, employee or agent of the Depositor shall be indemnified by the Trust Fund and held harmless against any loss, liability or expense incurred in connection with any audit, controversy or judicial proceeding relating to a governmental taxing authority or any legal action relating to this Agreement or the Certificates, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder. The Depositor shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective duties hereunder and which in its opinion may involve it in any expense or liability; provided, however, that the Depositor may in its discretion undertake any such action (or direct the Trustee to undertake such actions for the benefit of the Certificateholders) that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and interests of the Trustee and the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, the Depositor shall be entitled to be reimbursed therefor out of the Distribution Account.

            Section 6.04 Servicing Compliance Review. Promptly upon receipt from each Servicer of its annual statement of compliance and accountant's report described in the applicable Step 2 Assignment Agreement the Master Servicer shall furnish a copy thereof to the Depositor. Promptly after the Depositor's receipt thereof, the Depositor shall review the same and, if applicable, consult with such Servicer as to the nature of any defaults by such Servicer in the fulfillment of any of its Servicer's obligations under the applicable Servicing Agreement.

            Section 6.05 Option to Purchase Defaulted Mortgage Loans. The Depositor shall have the option, but is not obligated, to purchase from the Trust any Mortgage Loan that is 90 days or more delinquent. The purchase price therefor shall be 100% of the unpaid principal balance of such Mortgage Loan, plus all related accrued and unpaid interest, and the amount of any unreimbursed Servicing Advances made by the Servicers or the Master Servicer related to the Mortgage Loan.

                                   ARTICLE VII

                                SERVICER DEFAULT

            Section 7.01 Events of Default. If an Event of Default described in any Servicing Agreement shall occur with respect to the related Servicer then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Master Servicer may, or at the direction of Certificateholders entitled to a majority of the Voting Rights the Master Servicer shall, by notice in writing to the applicable Servicer (with a copy to each Rating Agency), terminate all of the rights and obligations of such Servicer under the applicable Servicing Agreement and in and to the Mortgage Loans and the proceeds thereof. The Holders of Certificates evidencing at least 66% of the Voting Rights of Certificates affected by a Event of Default may waive such Event of Default; provided, however, that (a) an Event of Default with respect to any Servicer's obligation to make Monthly Advances may be waived only by all of the holders of the Certificates affected by such Event of Default and (b) no such waiver is permitted that would materially adversely affect any non consenting Certificateholder. On and after the receipt by such Servicer of such written notice of termination, all authority and power of such Servicer hereunder, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the Master Servicer. The Master Servicer is hereby authorized and empowered to execute and deliver, on behalf of such Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise.

            Section 7.02 Master Servicer to Act; Appointment of Successor. On and after the time the Master Servicer gives, and the applicable Servicer receives a notice of termination pursuant to Section 7.01, the Master Servicer shall, subject to and to the extent provided in Section 7.03, and subject to the rights of the Master Servicer to appoint a successor Servicer pursuant to this
Section 7.02, be the successor to the Servicer in its capacity as servicer under the applicable Servicing Agreement and the transactions set forth or provided for herein and in such Servicing Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions of such Servicing Agreement and applicable law including the obligation to make Monthly Advances or Servicing Advances pursuant to such Servicing Agreement (it being understood and agreed that if any Servicer fails to make an Advance, the Master Servicer shall do so unless a determination has been made that such Advance would constitute a Nonrecoverable Monthly Advance or a Nonrecoverable Servicing Advance). As compensation therefor, the Master Servicer shall be entitled to all funds relating to the Mortgage Loans that the Servicer would have been entitled to charge to the Collection Account if the Servicer had continued to act under the Servicing Agreement including, if the Servicer was receiving the Servicing Fee at the Servicing Fee Rate set forth in the Servicing Agreement (as set forth in the Mortgage Loan Schedule with respect to the related Mortgage Loans,) such Servicing Fee and the income on investments or gain related to the Collection Account.

            Notwithstanding the foregoing, the Master Servicer may, if it shall be unwilling to so act, or shall, if it is prohibited by applicable law from making Monthly Advances and Servicing Advances pursuant to the applicable Servicing Agreement, or if it is otherwise unable to so act, or, at the written request of Certificateholders entitled to a majority of the Voting Rights, appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which does not adversely affect the then current rating of the Certificates by each Rating Agency, as the successor to such Servicer under the applicable Servicing Agreement in the assumption of all or any part of the responsibilities, duties or liabilities of such Servicer. No such appointment of a successor to a Servicer hereunder shall be effective until the Depositor shall have consented thereto. Any successor to such Servicer shall be an institution which is a Fannie Mae- and Freddie Mac-approved seller/servicer in good standing, which has a net worth of at least $25,000,000, which is willing to service the Mortgage Loans and which executes and delivers to the Depositor and the Master Servicer an agreement accepting such delegation and assignment, containing an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of such terminated Servicer, (other than liabilities of such terminated Servicer incurred prior to termination of such Servicer under Section 7.01), with like effect as if originally named as a party to this Agreement; provided, that each Rating Agency acknowledges that its rating of the Certificates in effect immediately prior to such assignment and delegation will not be qualified or reduced, as a result of such assignment and delegation. Pending appointment of a successor to a Servicer hereunder, the Master Servicer, unless the Master Servicer is prohibited by law from so acting, shall, subject to Section 3.05, act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Master Servicer may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it, the Depositor and such successor shall agree; provided, however, that no such compensation shall be in excess of the Servicing Fee Rate and amounts paid to the Servicer from investments. The Master Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Neither the Master Servicer nor any other successor to a Servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the predecessor Servicer to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it.

            Any successor Servicer shall give notice to the Mortgagors of such change of Servicer, in accordance with applicable federal and state law, and shall, during the term of its service as servicer, maintain in force the policy or policies that each Servicer is required to maintain pursuant to the applicable Servicing Agreement.

            Notwithstanding the foregoing, the Master Servicer may not terminate a Servicer without cause.

            Section 7.03 Master Servicer to Act as Servicer. In the event that a Servicer shall for any other reason no longer be the Servicer, the Master Servicer or another successor Servicer, shall thereupon assume all of the rights and obligations of the predecessor Servicer hereunder arising thereafter pursuant to Section 7.02.

            Section 7.04 Notification to Certificateholders. (a) Upon any termination of or appointment of a successor to a Servicer, the Securities Administrator shall give prompt written notice thereof to Certificateholders and to each Rating Agency.

            (b) Promptly after the occurrence of any Event of Default, the Securities Administrator shall transmit by mail to all Certificateholders and each Rating Agency notice of each such Event of Default hereunder known to the Securities Administrator, unless such Event of Default shall have been cured or waived.

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

            Section 8.01 Duties of the Trustee. The Trustee, before the occurrence of a Master Servicer Event of Default and after the curing of all Master Servicer Events of Default that may have occurred, shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement. In case a Master Servicer Event of Default has occurred and remains uncured, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

            The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee that are specifically required to be furnished pursuant to any provision of this Agreement shall examine them to determine whether they are in the form required by this Agreement. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order, or other instrument.

            No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own bad faith or willful misfeasance; provided, however, that:

            (a) unless a Master Servicer Event of Default of which a Responsible Officer of the Trustee obtains actual knowledge has occurred and is continuing, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of the duties and obligations specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee, and the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement which it believed in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

            (b) the Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it is finally proven that the Trustee was negligent in ascertaining the pertinent facts; and

            (c) the Trustee shall not be liable with respect to any action taken, suffered, or omitted to be taken by it in good faith in accordance with the direction of the Holders of Certificates evidencing not less than 25% of the Voting Rights of Certificates relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Agreement.

            Section 8.02 Custodial Responsibilities. Each Custodian shall provide access to the Mortgage Loan documents in possession of the Custodian regarding the related Mortgage Loans and REO Property and the servicing thereof to the Trustee, the Certificateholders, the FDIC, and the supervisory agents and examiners of the FDIC, such access being afforded only upon reasonable prior written request and during normal business hours at the office of the Custodian. Each Custodian shall allow representatives of the above entities to photocopy any of the records and documentation and shall provide equipment for that purpose at the expense of the person requesting such access.

            Upon receipt of a written request by a Servicer in a form acceptable to the applicable Custodian, the Custodian shall release within five Business Days the related Mortgage File to the Servicer and execute and deliver to the Servicer, without recourse, a request for reconveyance, deed of reconveyance or release or satisfaction of mortgage or such instrument releasing the lien of the Mortgage (furnished by such Servicer), together with the Mortgage Note.

            Section 8.03 Certain Matters Affecting the Trustee. Except as otherwise provided in Section 8.01:

            (a) the Trustee may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, Opinion of Counsel, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee shall have no responsibility to ascertain or confirm the genuineness of any signature of any such party or parties;

            (b) the Trustee may consult with counsel, financial advisers or accountants and the advice of any such counsel, financial advisers or accountants and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

            (c) the Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (d) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by Holders of Certificates evidencing not less than 25% of the Voting Rights allocated to each Class of Certificates; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require indemnity satisfactory to the Trustee against such cost, expense or liability as a condition to taking any such action. The reasonable expense of every such examination shall be paid by the applicable Servicer or, if paid by the Trustee, shall be repaid by the Servicer upon demand from the applicable Servicer's own funds;

            (e) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, accountants or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agents, accountants or attorneys appointed with due care by it hereunder;

            (f) the Trustee shall not be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it;

            (g) the Trustee shall not be liable for any loss on any investment of funds pursuant to this Agreement (other than as issuer of the investment security;

            (h) unless a Responsible Officer of the Trustee has actual knowledge of the occurrence of a Master Servicer Event of Default or an Event of Default, the Trustee shall not be deemed to have knowledge of a Master Servicer Event of Default or an Event of Default, until a Responsible Officer of the Trustee shall have received written notice thereof; and

            (i) the Trustee shall be under no obligation to exercise any of the trusts, rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

            (j) the right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of such act;

            (k) the Trustee shall not be required to give any bond or surety in respect of the execution of the Trust Fund created hereby or the powers granted hereunder; and

            (l) notwithstanding anything to the contrary in any Servicing Agreement, the Trustee shall not consent to a Servicer's request of assigning the Servicing Agreement or the servicing rights thereunder to any other party.

            Section 8.04 Trustee Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall be taken as the statements of the Depositor and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Agreement or of the Certificates or of any Mortgage Loan or related document. The Trustee shall not be accountable for the use or application by the Depositor, the Master Servicer, any Servicer or the Securities Administrator of any funds paid to the Depositor, the Master Servicer, any Servicer or the Securities Administrator in respect of the Mortgage Loans or deposited in or withdrawn from the Collection Account or the Distribution Account by the Depositor, the Master Servicer, any Servicer, or the Securities Administrator.

            The Trustee shall have no responsibility (i) for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become and remains the successor Master Servicer) (ii) to see to any insurance (unless the Trustee shall have become the successor Master Servicer), or (iii) to confirm or verify the contents of any reports or certificates of the Servicers, Securities Administrator or Master Servicer delivered to the Trustee pursuant to this Agreement believed by the Trustee to be genuine and to have been signed or presented by the proper party or parties.

            The Securities Administrator executes the Certificates not in its individual capacity but solely as Trustee of the Trust Fund created by this Agreement, in the exercise of the powers and authority conferred and vested in it by this Agreement. Each of the undertakings and agreements made on the part of the Trustee on behalf of the Trust Fund in the Certificates is made and intended not as a personal undertaking or agreement by the Trustee but is made and intended for the purpose of binding only the Trust Fund.

            Section 8.05 Trustee May Own Certificates. The Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights as it would have if it were not the Trustee.

            Section 8.06 Trustee's Fees and Expenses. As compensation for its activities under this Agreement, the Trustee shall be paid an on-going monthly or annual fee, as applicable, by the Securities Administrator pursuant to a separate agreement. The Trustee shall have no lien on the Trust Fund for the payment of such fees. The Trustee shall be entitled to be reimbursed, from funds on deposit in the Distribution Account, amounts sufficient to indemnify and hold harmless the Trustee and any director, officer, employee, or agent of the Trustee against any loss, liability, or expense (including reasonable attorneys' fees) incurred in connection with any claim or legal action relating to

            (a) this Agreement,

            (b) the Certificates, or

            (c) the performance of any of the Trustee's duties under this Agreement,

other than any loss, liability, or expense (i) resulting from any breach of any Servicer's obligations in connection with a Servicing Agreement for which that Servicer has performed its obligation to indemnify the Trustee pursuant to Servicing Agreement, (ii) resulting from any breach of the Responsible Party's obligations in connection with any Sale Agreement for which it has performed its obligation to indemnify the Trustee pursuant to the Sale Agreement, (iii) resulting from any breach of the Master Servicer's obligations hereunder for which the Master Servicer has performed its obligation to indemnify the Trustee pursuant to this Agreement, or (iv) incurred because of willful misfeasance, bad faith, or negligence in the performance of any of the Trustee's duties under this Agreement. This indemnity shall survive the termination of this Agreement or the resignation or removal of the Trustee under this Agreement. Without limiting the foregoing, except as otherwise agreed upon in writing by the Depositor and the Trustee, and except for any expense, disbursement, or advance arising from the Trustee's negligence, bad faith, or willful misfeasance, the Trust Fund shall pay or reimburse the Trustee, for all reasonable expenses, disbursements, and advances incurred or made by the Trustee in accordance with this Agreement with respect to:

                  (A) the reasonable compensation, expenses, and disbursements of its counsel not associated with the closing of the issuance of the Certificates, and

                  (B) the reasonable compensation, expenses, and disbursements of any accountant, engineer, or appraiser that is not regularly employed by the Trustee, to the extent that the Trustee must engage them to perform services under this Agreement.

            Except as otherwise provided in this Agreement, the Trustee shall not be entitled to payment or reimbursement for any routine ongoing expenses incurred by the Trustee in the ordinary course of its duties as Trustee under this Agreement or for any other expenses.

            Section 8.07 Eligibility Requirements for the Trustee. The Trustee hereunder shall at all times be a corporation, banking association or other association organized and doing business under the laws of a state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal or state authority and with a credit rating which would not cause any of the Rating Agencies to reduce their respective then current ratings of the Certificates (or having provided such security from time to time as is sufficient to avoid such reduction) as evidenced in writing by each Rating Agency. If such corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.07 the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with this
Section 8.07, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.08. The entity serving as Trustee may have normal banking and trust relationships with the Depositor and its affiliates or with the Servicer and its affiliates; provided, however, that such entity cannot be an affiliate of the Depositor or of any Servicer other than the Trustee in its role as successor to the Master Servicer.

            Section 8.08 Resignation and Removal of the Trustee. The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice of resignation to the Depositor, the Master Servicer, the Securities Administrator and each Rating Agency not less than 60 days before the date specified in such notice, when, subject to Section 8.09, such resignation is to take effect, and acceptance by a successor trustee in accordance with
Section 8.09 meeting the qualifications set forth in Section 8.07. If no successor trustee meeting such qualifications shall have been so appointed and have accepted appointment within 30 days after the giving of such notice or resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

            If at any time the Trustee shall cease to be eligible in accordance with Section 8.07 and shall fail to resign after written request thereto by the Depositor, or if at any time the Trustee shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or a tax is imposed with respect to the Trust Fund by any state in which the Trustee or the Trust Fund is located and the imposition of such tax would be avoided by the appointment of a different trustee, then the Depositor may remove the Trustee and appoint a successor trustee by written instrument, in duplicate, one copy of which shall be delivered to the Trustee and one copy to the successor trustee.

            The Holders of Certificates entitled to a majority of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in duplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which shall be delivered to the Trustee so removed and one complete set to the successor so appointed. The successor trustee shall notify each Rating Agency of any removal of the Trustee.

            Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to this Section 8.08 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 8.09.

            Section 8.09 Successor Trustee. Any successor trustee appointed as provided in Section 8.08 shall execute, acknowledge and deliver to the Depositor and to its predecessor trustee an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein. The Depositor and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties, and obligations.

            No successor trustee shall accept appointment as provided in this
Section 8.09 unless at the time of its acceptance, the successor trustee is eligible under Section 8.06 and its appointment does not adversely affect the then current rating of the Certificates.

            Upon acceptance of appointment by a successor trustee as provided in this Section 8.09, the Depositor shall mail notice of the succession of such trustee hereunder to all Holders of Certificates. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

            Section 8.10 Merger or Consolidation of the Trustee. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the business of the Trustee, shall be the successor of the Trustee hereunder; provided, that such corporation shall be eligible under Section 8.07 without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 8.11 Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing any Mortgage Note may at the time be located, the Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons to act as co-trustee or co-trustees jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust Fund or any part thereof, whichever is applicable, and, subject to the other provisions of this Section 8.11, such powers, duties, obligations, rights and trusts as the Trustee may consider appropriate. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 and no notice to Certificateholders of the appointment of any co-trustee or separate trustee shall be required under
Section 8.09.

            Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

            (a) To the extent necessary to effectuate the purposes of this
Section 8.11, all rights, powers, duties and obligations conferred or imposed upon the Trustee, except for the obligation of the Trustee (as successor Master Servicer) under this Agreement to advance funds on behalf of the Master Servicer, shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the applicable Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

            (b) No trustee hereunder shall be held personally liable because of any act or omission of any other trustee hereunder and such appointment shall not, and shall not be deemed to, constitute any such separate trustee or co-trustee as agent of the Trustee;

            (c) The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee; and

            (d) The Trust Fund, and not the Trustee, shall be liable for the payment of reasonable compensation, reimbursement and indemnification to any such separate trustee or co-trustee.

            Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the separate trustees and co-trustees, when and as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the Master Servicer and the Depositor.

            Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            Section 8.12 Tax Matters. It is intended that the assets with respect to which any REMIC election pertaining to the Trust Fund is to be made, as set forth in the Preliminary Statement, shall constitute, and that the conduct of matters relating to such assets shall be such as to qualify such assets as, a "real estate mortgage investment conduit" as defined in, and in accordance with, the REMIC Provisions. In furtherance of such intention, the Securities Administrator covenants and agrees that it shall act as agent (and the Securities Administrator is hereby appointed to act as agent) on behalf of each REMIC described in the Preliminary Statement and that in such capacity it shall:

            (a) prepare and file, in a timely manner, a U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return (Form 1066 or any successor form adopted by the Internal Revenue Service) and prepare and file with the Internal Revenue Service and applicable state or local tax authorities income tax or information returns for each taxable year with respect to each REMIC described in the Preliminary Statement containing such information and at the times and in the manner as may be required by the Code or state or local tax laws, regulations, or rules, and furnish to Certificateholders the schedules, statements or information at such times and in such manner as may be required thereby;

            (b) within thirty days of the Closing Date, apply for an employer identification number from the Internal Revenue Service via Form SS-4 or any other acceptable method for all tax entities and shall also furnish to the Internal Revenue Service, on Form 8811 or as otherwise may be required by the Code, the name, title, address, and telephone number of the person that the holders of the Certificates may contact for tax information relating thereto, together with such additional information as may be required by such Form, and update such information at the time or times in the manner required by the Code;

            (c) make an election that each of the Lower-Tier REMIC and the Upper-Tier REMIC be treated as a REMIC on the federal tax return for its first taxable year (and, if necessary, under applicable state law);

            (d) prepare and forward to the Certificateholders and to the Internal Revenue Service and, if necessary, state tax authorities, all information returns and reports as and when required to be provided to them in accordance with the REMIC Provisions, including the calculation of any original issue discount using the prepayment assumption (as described in the Prospectus Supplement);

            (e) provide information necessary for the computation of tax imposed on the transfer of a Residual Certificate to a Person that is not a Permitted Transferee (a "Non-Permitted Transferee"), or an agent (including a broker, nominee or other middleman) of a Non-Permitted Transferee, or a pass-through entity in which a Non-Permitted Transferee is the record holder of an interest (the reasonable cost of computing and furnishing such information may be charged to the Person liable for such tax);

            (f) to the extent that they are under its control, conduct matters relating to such assets at all times that any Certificates are outstanding so as to maintain the status of each Trust REMIC as a REMIC under the REMIC Provisions;

            (g) not knowingly or intentionally take any action or omit to take any action that would cause the termination of the REMIC status of any Trust REMIC created hereunder;

            (h) pay, from the sources specified in the last paragraph of this
Section 8.12, the amount of any federal or state tax, including prohibited transaction taxes as described below, imposed on either Trust REMIC before its termination when and as the same shall be due and payable (but such obligation shall not prevent the Securities Administrator or any other appropriate Person from contesting any such tax in appropriate proceedings and shall not prevent the Securities Administrator from withholding payment of such tax, if permitted by law, pending the outcome of such proceedings);

            (i) cause federal, state or local income tax or information returns to be signed by the Securities Administrator or, if required by applicable tax law, the Trustee or such other person as may be required to sign such returns by the Code or state or local laws, regulations or rules;

            (j) maintain records relating to each of the Trust REMICs, including the income, expenses, assets, and liabilities thereof on a calendar year basis and on the accrual method of accounting and the fair market value and adjusted basis of the assets determined at such intervals as may be required by the Code, as may be necessary to prepare the foregoing returns, schedules, statements or information; and

            (k) as and when necessary and appropriate, represent each Trust REMIC in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of each Trust REMIC, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of either Trust REMIC, and otherwise act on behalf of each Trust REMIC in relation to any tax matter or controversy involving it.

            The Securities Administrator shall treat the rights of the Class X Certificateholders to receive amounts in the Excess Reserve Fund Account (subject to the obligation to pay Basis Risk Carry Forward Amounts) and the rights of the Principal Certificateholders to receive Basis Risk Carry Forward Amounts as the beneficial ownership interests in a grantor trust and not as an obligations of any REMIC created hereunder, for federal income tax purposes. The Securities Administrator shall file or cause to be filed with the Internal Revenue Service together with Form 1041 or such other form as may be applicable and shall furnish or cause to be furnished, to the Class X Certificateholders and the Principal Certificateholders, the respective amounts described above that are received, in the time or times and in the manner required by the Code.

            To enable the Securities Administrator to perform its duties under this Agreement, the Depositor shall provide to the Securities Administrator within ten days after the Closing Date all information or data that the Securities Administrator requests in writing and determines to be relevant for tax purposes to the valuations and offering prices of the Certificates, including the price, yield, prepayment assumption, and projected cash flows of the Certificates and the Mortgage Loans. Moreover, the Depositor shall provide information to the Securities Administrator concerning the value, if any, to each Class of Certificates of the right to receive Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account. Thereafter, the Depositor shall provide to the Securities Administrator promptly upon written request therefor any additional information or data that the Securities Administrator may, from time to time, reasonably request to enable the Securities Administrator to perform its duties under this Agreement. The Depositor hereby indemnifies the Securities Administrator for any losses, liabilities, damages, claims, or expenses of the Securities Administrator arising from any errors or miscalculations of the Securities Administrator that result from any failure of the Depositor to provide, or to cause to be provided, accurate information or data to the Securities Administrator on a timely basis.

            If any tax is imposed on "prohibited transactions" of any Trust REMIC as defined in Section 860F(a)(2) of the Code, on the "net income from foreclosure property" of the Lower-Tier REMIC as defined in Section 860G(c) of the Code, on any contribution to any Trust REMIC after the Startup Day pursuant to Section 860G(d) of the Code, or any other tax is imposed, including any minimum tax imposed on any Trust REMIC pursuant to Sections 23153 and 24874 of the California Revenue and Taxation Code, if not paid as otherwise provided for herein, the tax shall be paid by (i) the Master Servicer, the Trustee or the Securities Administrator, as applicable if such tax arises out of or results from negligence of the Master Servicer, the Trustee or the Securities Administrator, as applicable in the performance of any of its obligations under this Agreement, (ii) a Servicer, in the case of any such minimum tax, and otherwise if such tax arises out of or results from a breach by the Servicer of any of its obligations under the applicable Servicing Agreement, (iii) a Responsible Party if such tax arises out of or results from the Responsible Party's obligation to repurchase a Mortgage Loan pursuant to the applicable Sale Agreement or (iv) in all other cases, or if the Trustee, the Master Servicer, the Securities Administrator, the Servicer or the Responsible Party fails to honor its obligations under the preceding clause (i), (ii), or (iii), any such tax will be paid with amounts otherwise to be distributed to the Certificateholders, as provided in Section 4.01(a).

            For as long as each REMIC shall exist, the Securities Administrator shall act as specifically required herein, and the Securities Administrator shall comply with any directions of the Depositor or a Servicer stating that such directions are being given to assure such continuing treatment. In particular, the Securities Administrator shall not (a) sell or authorize the sale of all or any portion of the Mortgage Loans or of any investment of deposits in an Account unless such sale is as a result of a purchase or repurchase of the Mortgage Loans pursuant to this Agreement and (b) accept any contribution to any REMIC after the Startup Day without receipt of a REMIC Opinion.

            Section 8.13 Periodic Filings. (a) The Securities Administrator shall reasonably cooperate with the Depositor in connection with the Trust's satisfying the reporting requirements under the Exchange Act. The Securities Administrator shall prepare on behalf of the Trust any Forms 8-K and 10-K customary for similar securities as required by the Exchange Act and the Rules and Regulations of the Securities and Exchange Commission thereunder, and the Securities Administrator shall sign and file (via the Securities and Exchange Commission's Electronic Data Gathering and Retrieval System) such Forms on behalf of the Depositor, if an officer of the Depositor signs the Certification pursuant to paragraph (b) of this Section 8.13, or otherwise on behalf of the Trust. In the event the Securities Administrator is signing on behalf of the Depositor pursuant to the preceding sentence, the Depositor hereby grants to the Securities Administrator a limited power of attorney to execute and file each such document on behalf of the Depositor. Such power of attorney shall continue until the earlier of either (i) receipt by the Securities Administrator from the Depositor of written termination of such power of attorney and (ii) the termination of the Trust. Notwithstanding the foregoing, the Securities Administrator shall prepare such Form 10-K to be signed by the Depositor and the Depositor shall sign such form, unless the Securities and Exchange Commission has indicated that it will accept a certification signed by the Depositor where the related Form 10-K is signed by the Securities Administrator.

            (b) Each Form 8-K shall be filed by the Securities Administrator within 15 days after each Distribution Date, including a copy of the statement to the Certificateholders for such Distribution Date as an exhibit thereto. Prior to March 30th of each year (or such earlier date as may be required by the Exchange Act and the Rules and Regulations of the Securities and Exchange Commission), the Securities Administrator shall file a Form 10-K in substance as required by applicable law or applicable Securities and Exchange Commission staff's interpretations, with respect to the Trust Fund. Such Form 10-K shall include the Servicer's annual statement of compliance described in the applicable Servicing Agreement (upon which the Securities Administrator may rely in delivering its certification hereunder) and the accountant's report described in the applicable Servicing Agreement, in each case to the extent they have been timely delivered to the Securities Administrator. If they are not so timely delivered, the Securities Administrator shall file an amended Form 10-K including such documents as exhibits reasonably promptly after they are delivered to the Securities Administrator. The Securities Administrator shall have no liability with respect to any failure to properly prepare or file such periodic reports resulting from or relating to the Securities Administrator's inability or failure to obtain any information not resulting from its own negligence, willful misconduct or bad faith. The Form 10-K shall also include a certification in the form attached hereto as Exhibit J, with such changes as may be necessary or appropriate as a result of changes promulgated by the Securities and Exchange Commission (the "Certification"), which shall, except as described below, be signed by the senior officer of the Depositor in charge of securitization.

            (c) In the event the Certification is to be signed by an officer of the Depositor, the Securities Administrator shall sign a certification (in the form attached hereto as Exhibit K with such changes as may be necessary or appropriate as a result of changes promulgated by the Securities and Exchange Commission) for the benefit of the Depositor and its officers, directors and Affiliates in respect of items 1 through 3 of the Certification; provided, however, that the Securities Administrator shall not undertake an analysis of the accountant's report attached as an exhibit to the Form 10-K. Such certification shall be delivered to the Depositor by March 20th of each year (or if not a Business Day, the immediately preceding Business Day). The Certification shall be delivered to the Securities Administrator for filing by March 25th of each year (or if not a Business Day, the immediately preceding Business Day). In addition, the Securities Administrator shall indemnify and hold harmless the Depositor, the Trustee and their respective officers, directors and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Securities Administrator's obligations under this Section 8.13(c) or the Securities Administrator's negligence, bad faith or willful misconduct in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Depositor and the Trustee, then the Securities Administrator agrees in connection with a breach of the Securities Administrator's obligations under this Section 8.13(c) or the Securities Administrator's negligence, bad faith or willful misconduct in connection therewith that it shall contribute to the amount paid or payable by the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Securities Administrator on the other.

            (d) Upon any filing with the Securities and Exchange Commission, the Securities Administrator shall promptly deliver to the Depositor a copy of any such executed report, statement or information.

            (e) Prior to January 30 of the first year in which the Securities Administrator is able to do so under applicable law, the Securities Administrator shall file a Form 15 Suspension Notification with respect to the Trust.

            Section 8.14 Tax Classification of the Excess Reserve Fund Account and the Cap Agreement. For federal income tax purposes, the Securities Administrator shall treat the Excess Reserve Fund Account as beneficially owned by the holder of the Class X Certificates and shall treat such portion of the Trust Fund as a grantor trust under subpart E, Part I of subchapter J of the Code. The Securities Administrator shall treat the rights that each Class of Principal Certificates has to receive payments of Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account as rights to receive payments under an interest rate cap contract written by the Class X Certificateholders in favor of each Class. Accordingly, each Class of Principal Certificates will comprise three components--a regular interest in the Upper-Tier REMIC, an interest in an interest rate cap contract and the Class X Certificates will be comprised of two components--a regular interest in the Upper-Tier REMIC and ownership of the Excess Reserve Fund Account. The Securities Administrator shall allocate the issue price for a Class of Certificates between the two components for purposes of determining the issue price of the Upper-Tier Regular Interest component based on information received from the Depositor. Unless otherwise advised by the Depositor in writing, for federal income tax purposes, the Securities Administrator is hereby directed to assign a value of zero to the right of each Holder of a Principal Certificate to receive the related Basis Risk Carry Forward Amount for purposes of allocating the purchase price of an initial Principal Certificateholder between such right and the related Upper-Tier Regular Interest.

                                   ARTICLE IX

                      ADMINISTRATION OF THE MORTGAGE LOANS
                             BY THE MASTER SERVICER

            Section 9.01 Duties of the Master Servicer; Enforcement of Servicer's Obligations. (a) The Master Servicer, on behalf of the Trustee, the Securities Administrator, the Depositor and the Certificateholders, shall monitor the performance of the Servicers under the related Servicing Agreements, and (except as set forth below) shall use its reasonable good faith efforts to cause the Servicers to duly and punctually perform their duties and obligations thereunder as applicable. Upon the occurrence of an Event of Default of which a Responsible Officer of the Master Servicer has actual knowledge, the Master Servicer shall promptly notify the Securities Administrator and the Trustee and shall specify in such notice the action, if any, the Master Servicer plans to take in respect of such default. So long as an Event of Default shall occur and be continuing, the Master Servicer shall take the actions specified in Article VII.

            If (i) a Servcier reports a delinquency on a monthly report and (ii) such Servicer, by 11 a.m. (New York Time) on the Business Day preceding the related Remittance Date, neither makes a Monthly Advance nor provides the Securities Administrator and the Master Servicer with a report certifying that such a Monthly Advance would be a Nonrecoverable Monthly Advance, then the Master Servicer shall deposit in the Distribution Account not later than the Business Day immediately preceding the related Distribution Date a Monthly Advance in an amount equal to the difference between (x) with respect to each Monthly Payment due on a Mortgage Loan that is delinquent (other than Relief Act Interest Shortfalls) and for which the related Servicer was required to make an Advance pursuant to the related Servicing Agreement and (y) amounts deposited in the Collection Account to be used for Monthly Advances with respect to such Mortgage Loan, except to the extent the Master Servicer determines any such Monthly Advance to be a Nonrecoverable Monthly Advance or Nonrecoverable Servicing Advance. Subject to the foregoing, the Master Servicer shall continue to make such Monthly Advances for so long as the related Servicer is required to do so under the related Servicing Agreement. If applicable, on the Business Day immediately preceding the Distribution Date, the Master Servicer shall deliver an Officer's Certificate to the Trustee stating that the Master Servicer elects not to make a Monthly Advance in a stated amount and detailing the reason(s) it deems the Monthly Advance to be a Nonrecoverable Monthly Advance. Any amounts deposited by the Master Servicer pursuant to this Section 9.01 shall be net of the Servicing Fee for the related Mortgage Loans.

            (b) The Master Servicer shall pay the costs of monitoring the Servicers as required hereunder (including costs associated with (i) termination of any Servicer, (ii) the appointment of a successor servicer or (iii) the transfer to and assumption of, the servicing by the Master Servicer) and shall, to the extent permitted by the related Servicing Agreement, seek reimbursement therefor initially from the terminated Servicer. In the event the full costs associated with the transition of servicing responsibilities to the Master Servicer are not paid for by the predecessor or successor Servicer (provided such successor Servicer is not the Master Servicer), the Master Servicer may be reimbursed therefor by the Trust for out-of-pocket costs incurred by the Master Servicer associated with any such transfer of servicing duties from a Servicer to the Master Servicer or any other successor servicer.

            (c) If the Master Servicer assumes the servicing with respect to any of the Mortgage Loans, it will not assume liability for the representations and warranties of any Servicer it replaces or for any errors or omissions of such Servicer.

            (d) Neither the Depositor nor the Securities Administrator shall consent to the assignment by any Servicer of such Servicer's rights and obligations under the Agreement without the prior written consent of the Master Servicer, which consent shall not be unreasonably withheld.

            Section 9.02 Maintenance of Fidelity Bond and Errors and Omissions Insurance. (a) The Master Servicer, at its expense, shall maintain in effect a blanket fidelity bond and an errors and omissions insurance policy affording coverage with respect to all directors, officers, employees or other Persons acting on such Master Servicer's behalf, and covering errors and omissions in the performance of the Master Servicer's obligations hereunder. The errors and omissions insurance policy and the fidelity bond shall be in such form and amount generally acceptable for entities serving as master servicers or trustees.

            Section 9.03 Representations and Warranties of the Master Servicer.
(a) The Master Servicer hereby represents and warrants to the Depositor, the Securities Administrator and the Trustee, for the benefit of the Certificateholders, as of the Closing Date that:

            (i) it is a national banking association validly existing and in good standing under the laws of the United States of America, and as Master Servicer has full power and authority to transact any and all business contemplated by this Agreement and to execute, deliver and comply with its obligations under the terms of this Agreement, the execution, delivery and performance of which have been duly authorized by all necessary corporate action on the part of the Master Servicer;

            (ii) the execution and delivery of this Agreement by the Master Servicer and its performance and compliance with the terms of this Agreement will not (A) violate the Master Servicer's charter or bylaws,
      (B) violate any law or regulation or any administrative decree or order to which it is subject or (C) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Master Servicer is a party or by which it is bound or to which any of its assets are subject, which violation, default or breach would materially and adversely affect the Master Servicer's ability to perform its obligations under this Agreement;

            (iii) this Agreement constitutes, assuming due authorization, execution and delivery hereof by the other respective parties hereto, a legal, valid and binding obligation of the Master Servicer, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights in general, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

            (iv) the Master Servicer is not in default with respect to any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency to the extent that any such default would materially and adversely affect its performance hereunder;

            (v) the Master Servicer is not a party to or bound by any agreement or instrument or subject to any charter provision, bylaw or any other corporate restriction or any judgment, order, writ, injunction, decree, law or regulation that may materially and adversely affect its ability as Master Servicer to perform its obligations under this Agreement or that requires the consent of any third person to the execution of this Agreement or the performance by the Master Servicer of its obligations under this Agreement;

            (vi) no litigation is pending or, to the best of the Master Servicer's knowledge, threatened against the Master Servicer which would prohibit its entering into this Agreement or performing its obligations under this Agreement;

            (vii) [Reserved];

            (viii) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Master Servicer of or compliance by the Master Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations and orders (if any) as have been obtained; and

            (ix) the consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Master Servicer.

            (b) It is understood and agreed that the representations and warranties set forth in this Section shall survive the execution and delivery of this Agreement. The Master Servicer shall indemnify the Depositor, Securities Administrator, and the Trustee and hold them harmless against any loss, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other reasonable costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a material breach of the Master Servicer's representations and warranties contained in Section 9.03(a) above. It is understood and agreed that the enforcement of the obligation of the Master Servicer set forth in this Section
9.03 to indemnify the Depositor, Securities Administrator, and the Trustee constitutes the sole remedy of the Depositor and the Trustee, respecting a breach of the foregoing representations and warranties. Such indemnification shall survive any termination of the Master Servicer as Master Servicer hereunder and any termination of this Agreement.

            Any cause of action against the Master Servicer relating to or arising out of the breach of any representations and warranties made in this Section shall accrue upon discovery of such breach by either the Depositor, the Master Servicer, Securities Administrator or the Trustee or notice thereof by any one of such parties to the other parties.

            Section 9.04 Master Servicer Events of Default. Each of the following shall constitute a "Master Servicer Event of Default":

            (a) any failure by the Master Servicer to deposit in the Distribution Account any payment received by it from any Servicer or required to be made by the Master Servicer under the terms of this Agreement which continues unremedied for a period of two (2) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by any other party hereto;

            (b) failure by the Master Servicer to duly observe or perform, in any material respect, any other covenants, obligations or agreements of the Master Servicer as set forth in this Agreement which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by the Trustee or to the Master Servicer and Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights;

            (c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force, undischarged or unstayed for a period of sixty (60) days;

            (d) the Master Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or relating to all or substantially all of its property;

            (e) the Master Servicer shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations for three (3) Business Days;

            (f) Except as otherwise set forth herein, the Master Servicer attempts to assign this Agreement or its responsibilities hereunder or to delegate its duties hereunder (or any portion thereof) without the consent of the Trustee, Securities Administrator and the Depositor; or

            (g) the indictment of the Master Servicer for the taking of any action by the Master Servicer, any employee thereof, any Affiliate or any director or employee thereof that constitutes fraud or criminal activity in the performance of its obligations under this Agreement, in each case, where such indictment materially and adversely affects the ability of the Master Servicer to perform its obligations under this Agreement (subject to the condition that such indictment is not dismissed within ninety (90) days).

            In each and every such case, so long as a Master Servicer Event of Default shall not have been remedied, in addition to whatever rights the Trustee may have at law or equity to damages, including injunctive relief and specific performance, the Trustee, by notice in writing to the Master Servicer, may, and upon the request of the Holders of Certificates representing at least 51% of the Voting Rights shall, terminate with cause all the rights and obligations of the Master Servicer under this Agreement.

            Upon receipt by the Master Servicer of such written notice, all authority and power of the Master Servicer under this Agreement, shall pass to and be vested in any successor master servicer appointed hereunder which accepts such appointments. Upon written request from the Trustee or the Depositor, the Master Servicer shall prepare, execute and deliver to the successor entity designated by the Trustee any and all documents and other instruments related to the performance of its duties hereunder as the Master Servicer and, place in such successor's possession all such documents with respect to the master servicing of the Mortgage Loans and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, at the Master Servicer's sole expense. The Master Servicer shall cooperate with the Trustee and such successor master servicer in effecting the termination of the Master Servicer's responsibilities and rights hereunder, including without limitation, the transfer to such successor master servicer for administration by it of all cash amounts which shall at the time be credited to the Distribution Account or are thereafter received with respect to the Mortgage Loans.

            Section 9.05 Waiver of Default. By a written notice, the Trustee may with the consent of a Holders of Certificates evidencing at least 51% of the Voting Rights waive any default by the Master Servicer in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Master Servicer Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

            Section 9.06 Successor to the Master Servicer. Upon termination of the Master Servicer's responsibilities and duties under this Agreement, the Trustee shall appoint a successor, which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Master Servicer under this Agreement prior to the termination of the Master Servicer. Any successor shall be a Fannie Mae and Freddie Mac approved servicer in good standing and acceptable to the Depositor and the Rating Agencies. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that in no event shall the master servicer fee paid to such successor master servicer exceed that paid to the Master Servicer hereunder. In the event that the Master Servicer's duties, responsibilities and liabilities under this Agreement are terminated, the Master Servicer shall continue to discharge its duties and responsibilities hereunder until the effective date of such termination with the same degree of diligence and prudence which it is obligated to exercise under this Agreement and shall take no action whatsoever that might impair or prejudice the rights of its successor. The termination of the Master Servicer shall not become effective until a successor shall be appointed pursuant hereto and shall in no event (i) relieve the Master Servicer of responsibility for the representations and warranties made pursuant to Section 9.03(a) hereof and the remedies available to the Trustee under Section 9.03(b) hereof, it being understood and agreed that the provisions of Section 9.03 hereof shall be applicable to the Master Servicer notwithstanding any such sale, assignment, resignation or termination of the Master Servicer or the termination of this Agreement; or (ii) affect the right of the Master Servicer to receive payment and/or reimbursement of any amounts accruing to it hereunder prior to the date of termination (or during any transition period in which the Master Servicer continues to perform its duties hereunder prior to the date the successor master servicer fully assumes its duties).

            If no successor Master Servicer has accepted its appointment within 90 days of the time the Trustee receives the resignation of the Master Servicer, the Trustee shall be the successor Master Servicer in all respects under this Agreement and shall have all the rights and powers and be subject to all the responsibilities, duties and liabilities relating thereto, including the obligation to make Monthly Advances; provided, however, that any failure to perform any duties or responsibilities caused by the Master Servicer's failure to provide information required by this Agreement shall not be considered a default by the Trustee hereunder. In the Trustee's capacity as such successor, the Trustee shall have the same limitations on liability herein granted to the Master Servicer. As compensation therefor, the Trustee shall be entitled to receive the compensation, reimbursement and indemnities otherwise payable to the Master Servicer, including the fees and other amounts payable pursuant to
Section 9.07 hereof.

            Any successor master servicer appointed as provided herein, shall execute, acknowledge and deliver to the Master Servicer and to the Trustee an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in Section 9.03 hereof, and whereupon such successor shall become fully vested with all of the rights, powers, duties, responsibilities, obligations and liabilities of the Master Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Master Servicer or termination of this Agreement shall not affect any claims that the Trustee may have against the Master Servicer arising out of the Master Servicer's actions or failure to act prior to any such termination or resignation or in connection with the Trustee's assumption of such obligations, duties and responsibilities.

            Upon a successor's acceptance of appointment as such, the Master Servicer shall notify by mail the Trustee of such appointment.

            Section 9.07 Compensation of the Master Servicer. As compensation for its activities under this Agreement, the Master Servicer shall be paid the Master Servicing Fee.

            Section 9.08 Merger or Consolidation. Any Person into which the Master Servicer may be merged or consolidated, or any Person resulting from any merger, conversion, other change in form or consolidation to which the Master Servicer shall be a party, or any Person succeeding to the business of the Master Servicer, shall be the successor to the Master Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or resulting Person to the Master Servicer shall (i) be a Person (or have an Affiliate) that is qualified and approved to service mortgage loans for Fannie Mae and FHLMC (provided further that a successor Master Servicer that satisfies subclause (i) through an Affiliate agrees to service the Mortgage Loans in accordance with all applicable Fannie Mae and FHLMC guidelines) and (ii) have a net worth of not less than $25,000,000.

            Section 9.09 Resignation of the Master Servicer. Except as otherwise provided in Sections 9.08 and 9.10 hereof, the Master Servicer shall not resign from the obligations and duties hereby imposed on it unless the Master Servicer's duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it and cannot be cured. Any such determination permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Counsel that shall be independent to such effect delivered to the Trustee. No such resignation shall become effective until the Trustee shall have assumed, or a successor master servicer satisfactory to the Trustee and the Depositor shall have assumed, the Master Servicer's responsibilities and obligations under this Agreement. Notice of such resignation shall be given promptly by the Master Servicer and the Depositor to the Trustee.

            If at any time, Wells Fargo Bank, N.A., as Master Servicer, resigns under this Section 9.09, or is removed as Master Servicer pursuant to Section 9.04, then at such time Wells Fargo Bank, N.A. shall also resign (and shall be entitled to resign) as Securities Administrator under this Agreement.

            Section 9.10 Assignment or Delegation of Duties by the Master Servicer. Except as expressly provided herein, the Master Servicer shall not assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by the Master Servicer; provided, however, that the Master Servicer shall have the right with the prior written consent of the Trustee and the Depositor (which shall not be unreasonably withheld or delayed), and upon delivery to the Trustee and the Depositor of a letter from each Rating Agency to the effect that such action shall not result in a downgrade of the ratings assigned to any of the Certificates, to delegate or assign to or subcontract with or authorize or appoint any qualified Person to perform and carry out any duties, covenants or obligations to be performed and carried out by the Master Servicer hereunder. Notice of such permitted assignment shall be given promptly by the Master Servicer to the Depositor and the Trustee. If, pursuant to any provision hereof, the duties of the Master Servicer are transferred to a successor master servicer, the entire compensation payable to the Master Servicer pursuant hereto shall thereafter be payable to such successor master servicer but in no event shall the fee payable to the successor master servicer exceed that payable to the predecessor master servicer.

            Section 9.11 Limitation on Liability of the Master Servicer. Neither the Master Servicer nor any of the directors, officers, employees or agents of the Master Servicer shall be under any liability to the Trustee, Securities Administrator, the Servicers or the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Master Servicer or any such person against any liability that would otherwise be imposed by reason of willful malfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard for its obligations and duties under this Agreement. The Master Servicer and any director, officer, employee or agent of the Master Servicer may rely in good faith on any document prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Master Servicer shall be under no obligation to appear in, prosecute or defend any legal action that is not incidental to its duties as Master Servicer with respect to the Mortgage Loans under this Agreement and that in its opinion may involve it in any expenses or liability; provided, however, that the Master Servicer may in its sole discretion undertake any such action that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom, shall be liabilities of the Trust, and the Master Servicer shall be entitled to be reimbursed therefor out of the Master Servicer Account in accordance with the provisions of Section 9.07 and Section 9.12.

            The Master Servicer shall not be liable for any acts or omissions of any Servicer except to the extent that damages or expenses are incurred as a result of such act or omissions and such damages and expenses would not have been incurred but for the negligence, willful malfeasance, bad faith or recklessness of the Master Servicer in supervising, monitoring and overseeing the obligations of the Servicers as required under the Agreement.

            Section 9.12 Indemnification; Third Party Claims. The Master Servicer agrees to indemnify the Depositor, Securities Administrator and the Trustee, and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liability, fees and expenses that the Depositor, the Servicer or the Trustee may sustain as a result of the Master Servicer's willful malfeasance, bad faith or negligence in the performance of its duties hereunder or by reason of its reckless disregard for its obligations and duties under this Agreement. The Depositor, Securities Administrator, the Servicer, and the Trustee shall immediately notify the Master Servicer if a claim is made by a third party with respect to this Agreement or the Mortgage Loans which would entitle the Depositor, the Servicer or the Trustee to indemnification under this Section 9.12, whereupon the Master Servicer shall assume the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.

            The Master Servicer agrees to indemnify and hold harmless the Trustee from and against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liability, fees and expenses (including reasonable attorneys' fees) that the Trustee may sustain as a result of such liability or obligations of the Master Servicer and in connection with the Trustee's assumption (not including the Trustee's performance, except to the extent that costs or liability of the Trustee are created or increased as a result of negligent or wrongful acts or omissions of the Master Servicer prior to its replacement as Master Servicer) of the Master Servicer's obligations, duties or responsibilities under such agreement.

            The Trust will indemnify the Master Servicer and hold it harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that the Master Servicer may incur or sustain in connection with, arising out of or related to this Agreement, the Servicing Agreements, the Sale Agreements, the Step 2 Assignment Agreements or the Certificates, except to the extent that any such loss, liability or expense is related to (i) a material breach of the Master Servicer's representations and warranties in this Agreement or (ii) the Master Servicer's willful malfeasance, bad faith or negligence or by reason of its reckless disregard of its duties and obligations under any such agreement; provided that any such loss, liability or expense constitutes an "unanticipated expense incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii). The Master Servicer shall be entitled to reimbursement for any such indemnified amount from funds on deposit in the Distribution Account.

                                    ARTICLE X

                     CONCERNING THE SECURITIES ADMINISTRATOR

            Section 10.01 Duties of Securities Administrator. The Securities Administrator shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement.

            The Securities Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Securities Administrator that are specifically required to be furnished pursuant to any provision of this Agreement shall examine them to determine whether they are in the form required by this Agreement; provided, however, that the Securities Administrator shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument. If any such instrument is found not to conform in any material respect to the requirements of this Agreement, the Securities Administrator shall notify the Certificateholders of such non-conforming instrument in the event the Securities Administrator, after so requesting, does not receive a satisfactorily corrected instrument.

            No provision of this Agreement shall be construed to relieve the Securities Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

            (i) the duties and obligations of the Securities Administrator shall be determined solely by the express provisions of this Agreement, the Securities Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Securities Administrator and the Securities Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Securities Administrator and conforming to the requirements of this Agreement which it believed in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

            (ii) the Securities Administrator shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Securities Administrator, unless it shall be conclusively determined by a court of competent jurisdiction, such determination no longer subject to appeal, that the Securities Administrator was negligent in ascertaining the pertinent facts;

            (iii) the Securities Administrator shall not be liable with respect to any action or inaction taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates evidencing not less than 25% of the Voting Rights of Certificates relating to the time, method and place of conducting any proceeding for any remedy available to the Securities Administrator, or exercising or omitting to exercise any trust or power conferred upon the Securities Administrator under this Agreement; and

            (iv) the Securities Administrator shall not be accountable, shall have no liability and makes no representation as to any acts or omissions hereunder of the Master Servicer or the Trustee.

            Section 10.02 Certain Matters Affecting the Securities Administrator. Except as otherwise provided in Section 10.01:

            (i) the Securities Administrator may request and conclusively rely upon and shall be fully protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Securities Administrator shall have no responsibility to ascertain or confirm the genuineness of any signature of any such party or parties;

            (ii) the Securities Administrator may consult with counsel, financial advisers or accountants and the advice of any such counsel, financial advisers or accountants and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

            (iii) the Securities Administrator shall not be liable for any action or inaction taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (iv) the Securities Administrator shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by Holders of Certificates evidencing not less than 25% of the Voting Rights allocated to each Class of Certificates; provided, however, that if the payment within a reasonable time to the Securities Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Securities Administrator, not reasonably assured to the Securities Administrator by the security afforded to it by the terms of this Agreement, the Securities Administrator may require reasonable indemnity against such expense or liability as a condition to so proceeding. Nothing in this clause (iv) shall derogate from the obligation of the Master Servicer to observe any applicable law prohibiting disclosure of information regarding the Mortgagors, provided that the Master Servicer shall have no liability for disclosure required by this Agreement;

            (v) the Securities Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys or a custodian and the Securities Administrator shall not be responsible for any misconduct or negligence on the part of any such agent, attorney or custodian appointed by the Securities Administrator with due care;

            (vi)the Securities Administrator shall not be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it, and none of the provisions contained in this Agreement shall in any event require the Securities Administrator to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer under this Agreement;

            (vii) the Securities Administrator shall be under no obligation to exercise any of the trusts, rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Securities Administrator reasonable security or indemnity satisfactory to the Securities Administrator against the costs, expenses and liabilities which may be incurred therein or thereby; and

            (viii) the Securities Administrator shall have no obligation to appear in, prosecute or defend any legal action that is not incidental to its duties hereunder and which in its opinion may involve it in any expense or liability; provided, however, that the Securities Administrator may in its discretion undertake any such action that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and the interests of the Trustee, the Securities Administrator and the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Securities Administrator shall be entitled to be reimbursed therefor out of the Collection Account.

            The Securities Administrator shall have no duty (A) to see to any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing thereof, (B) to see to the provision of any insurance or (C) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Trust Fund other than from funds available in the Distribution Account.

            Section 10.03 Securities Administrator Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall be taken as the statements of the Depositor or the Transferor, as the case may be, and the Securities Administrator assumes no responsibility for their correctness. The Securities Administrator makes no representations as to the validity or sufficiency of this Agreement or of the Certificates or of any Mortgage Loan or related document other than with respect to the Securities Administrator's execution and authentication of the Certificates. The Securities Administrator shall not be accountable for the use or application by the Depositor or the Master Servicer of any funds paid to the Depositor or the Master Servicer in respect of the Mortgage Loans or deposited in or withdrawn from the Collection Account by the Depositor or the Master Servicer.

            Section 10.04 Securities Administrator May Own Certificates. The Securities Administrator in its individual or any other capacity may become the owner or pledgee of Certificates and may transact business with the parties hereto and their Affiliates with the same rights as it would have if it were not the Securities Administrator.

            Section 10.05 Securities Administrator's Fees and Expenses. The Securities Administrator shall be entitled to the investment income earned on amounts in the Distribution Account during the Securities Administrator Float Period. The Securities Administrator and any director, officer, employee, agent or "control person" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange of 1934, as amended ("Control Person"), of the Securities Administrator shall be indemnified by the Trust and held harmless against any loss, liability or expense (including reasonable attorney's fees)
(i) incurred in connection with any claim or legal action relating to (a) this Agreement, (b) the Mortgage Loans or (c) the Certificates, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of any of the Securities Administrator's duties hereunder, (ii) incurred in connection with the performance of any of the Securities Administrator's duties hereunder, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of any of the Securities Administrator's duties hereunder or
(iii) incurred by reason of any action of the Securities Administrator taken at the direction of the Certificateholders, provided that any such loss, liability or expense constitutes an "unanticipated expense incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii). Such indemnity shall survive the termination of this Agreement or the resignation or removal of the Securities Administrator hereunder. Without limiting the foregoing, and except for any such expense, disbursement or advance as may arise from the Securities Administrator's negligence, bad faith or willful misconduct, or which would not be an "unanticipated expense" within the meaning of the second preceding sentence, the Securities Administrator shall be reimbursed by the Trust for all reasonable expenses, disbursements and advances incurred or made by the Securities Administrator in accordance with any of the provisions of this Agreement with respect to: (A) the reasonable compensation and the expenses and disbursements of its counsel not associated with the closing of the issuance of the Certificates, (B) the reasonable compensation, expenses and disbursements of any accountant, engineer, appraiser or other agent that is not regularly employed by the Securities Administrator, to the extent that the Securities Administrator must engage such Persons to perform acts or services hereunder and
(C) printing and engraving expenses in connection with preparing any Definitive Certificates. The Trust shall fulfill its obligations under this paragraph from amounts on deposit from time to time in the Distribution Account.

            The Securities Administrator may retain or withdraw from the Distribution Account, (i) the master servicing fee which has been determined pursuant to a separate agreement, (ii) amounts necessary to reimburse it or the Master Servicer for any previously unreimbursed Advances and any Advances the Master Servicer deems to be non-recoverable from the related Mortgage Loan proceeds, (iii) an aggregate annual amount to indemnify the Master Servicer and itself for amounts due in accordance with this Agreement, and (iv) any other amounts which it or the Master Servicer is entitled to receive hereunder for reimbursement, indemnification or otherwise, including the amount to which the Securities Administrator is entitled pursuant to Section 3.02 hereof. The Securities Administrator shall be required to pay all expenses incurred by it in connection with its activities hereunder and shall not be entitled to reimbursement therefor except as provided in this Agreement.

            Section 10.06 Eligibility Requirements for Securities Administrator. The Securities Administrator hereunder shall at all times be a corporation or association organized and doing business under the laws the United States of America or any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal or state authority and with a credit rating of at least investment grade. If such corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 10.06 the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Securities Administrator shall cease to be eligible in accordance with the provisions of this Section 10.06, the Securities Administrator shall resign immediately in the manner and with the effect specified in Section 10.07 hereof. The entity serving as Securities Administrator may have normal banking and trust relationships with the Depositor and its affiliates or the Trustee and its affiliates.

            Any successor Securities Administrator (i) may not be an originator, the Master Servicer, the Servicer, the Depositor or an affiliate of the Depositor unless the Securities Administrator functions are operated through an institutional trust department of the Securities Administrator, (ii) must be authorized to exercise corporate trust powers under the laws of its jurisdiction of organization, and (iii) must be rated at least "A/F1" by Fitch, if Fitch is a Rating Agency, or the equivalent rating by S&P or Moody's. If no successor Securities Administrator shall have been appointed and shall have accepted appointment within 60 days after the Securities Administrator ceases to be the Securities Administrator pursuant to Section 10.07, then the Trustee may (but shall not be obligated to) become the successor Securities Administrator. The Depositor shall appoint a successor to the Securities Administrator in accordance with Section 10.07. The Trustee shall notify the Rating Agencies of any change of Securities Administrator.

            Section 10.07 Resignation and Removal of Securities Administrator. The Securities Administrator may at any time resign by giving written notice of resignation to the Depositor and the Trustee and each Rating Agency not less than 60 days before the date specified in such notice when, subject to Section 10.08, such resignation is to take effect, and acceptance by a successor Securities Administrator in accordance with Section 10.08 meeting the qualifications set forth in Section 10.06. If no successor Securities Administrator meeting such qualifications shall have been so appointed by the Depositor and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Securities Administrator may petition any court of competent jurisdiction for the appointment of a successor Securities Administrator.

            If at any time the Securities Administrator shall cease to be eligible in accordance with the provisions of Section 10.06 hereof and shall fail to resign after written request thereto by the Depositor, or if at any time the Securities Administrator shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Securities Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Securities Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or a tax is imposed with respect to the Trust Fund by any state in which the Securities Administrator or the Trust Fund is located and the imposition of such tax would be avoided by the appointment of a different Securities Administrator, then the Depositor may remove the Securities Administrator and appoint a successor Securities Administrator by written instrument, in triplicate, one copy of which instrument shall be delivered to the Securities Administrator so removed, one copy of which shall be delivered to the Master Servicer and one copy to the successor Securities Administrator.

            The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Securities Administrator and appoint a successor Securities Administrator by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered by the successor Securities Administrator to the Trustee, one complete set to the Securities Administrator so removed and one complete set to the successor so appointed. Notice of any removal of the Securities Administrator shall be given to each Rating Agency by the successor Securities Administrator.

            Any resignation or removal of the Securities Administrator and appointment of a successor Securities Administrator pursuant to any of the provisions of this Section 10.07 shall become effective upon acceptance by the successor Securities Administrator of appointment as provided in Section 10.08 hereof.

            Section 10.08 Successor Securities Administrator. Any successor Securities Administrator (which may be the Trustee) appointed as provided in
Section 10.07 hereof shall execute, acknowledge and deliver to the Depositor and to its predecessor Securities Administrator and the Trustee an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor Securities Administrator shall become effective and such successor Securities Administrator, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Securities Administrator herein. The Depositor, the Trustee, the Master Servicer and the predecessor Securities Administrator shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Securities Administrator all such rights, powers, duties, and obligations.

            No successor Securities Administrator shall accept appointment as provided in this Section 10.08 unless at the time of such acceptance such successor Securities Administrator shall be eligible under the provisions of
Section 10.06 hereof and its appointment shall not adversely affect the then current rating of the Certificates, as confirmed in writing by each Rating Agency.

            Upon acceptance by a successor Securities Administrator of appointment as provided in this Section 10.08, the Depositor shall mail notice of the succession of such Securities Administrator hereunder to all Holders of Certificates. If the Depositor fails to mail such notice within 10 days after acceptance by the successor Securities Administrator of appointment, the successor Securities Administrator shall cause such notice to be mailed at the expense of the Depositor.

            Section 10.09 Merger or Consolidation of Securities Administrator. Any corporation or other entity into which the Securities Administrator may be merged or converted or with which it may be consolidated or any corporation or other entity resulting from any merger, conversion or consolidation to which the Securities Administrator shall be a party, or any corporation or other entity succeeding to the business of the Securities Administrator, shall be the successor of the Securities Administrator hereunder, provided that such corporation or other entity shall be eligible under the provisions of Section
10.06 hereof, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 10.10 Assignment or Delegation of Duties by the Securities Administrator. Except as expressly provided herein, the Securities Administrator shall not assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by the Securities Administrator; provided, however, that the Securities Administrator shall have the right with the prior written consent of the Trustee and the Depositor (either of which shall not be unreasonably withheld or delayed), and upon delivery to the Trustee and the Depositor of a letter from each Rating Agency to the effect that such action shall not result in a downgrade of the ratings assigned to any of the Certificates, to delegate or assign to or subcontract with or authorize or appoint any qualified Person to perform and carry out any duties, covenants or obligations to be performed and carried out by the Securities Administrator hereunder. Notice of such permitted assignment shall be given promptly by the Securities Administrator to the Depositor and the Trustee. If, pursuant to any provision hereof, the duties of the Securities Administrator are transferred to a successor securities administrator, the entire compensation payable to the Securities Administrator pursuant hereto shall thereafter be payable to such successor securities administrator but in no event shall the fee payable to the successor securities administrator exceed that payable to the predecessor securities administrator.

                                   ARTICLE XI

                                   TERMINATION

            Section 11.01 Termination upon Liquidation or Purchase of the Mortgage Loans. Subject to Section 11.03, the obligations and responsibilities of the Depositor, the Master Servicer, the Servicers, the Securities Administrator and the Trustee created hereby with respect to the Trust Fund shall terminate upon the earlier of (a) the purchase, on or after the Optional Termination Date, by the Master Servicer at the direction of the Majority Class X Certificateholder of all Mortgage Loans (and REO Properties) at the price equal to the sum of (i) 100% of the unpaid principal balance of each Mortgage Loan (other than in respect of REO Property) plus accrued and unpaid interest thereon at the applicable Mortgage Interest Rate, (ii) the lesser of (x) the appraised value of any REO Property as determined by the higher of two appraisals completed by two independent appraisers selected by the Majority Class X Certificateholder at its expense, plus accrued and unpaid interest on the related mortgage loans at the applicable mortgage rate and (y) the unpaid principal balance of each Mortgage Loan related to any REO Property, in each case plus accrued and unpaid interest thereon at the applicable Mortgage Interest Rate and (iii) the sum of all outstanding Basis Risk Carry Forward Amounts ("Termination Price") and (b) the later of (i) the maturity or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and the disposition of all REO Property and (ii) the distribution to Certificateholders of all amounts required to be distributed to them pursuant to this Agreement. If the Depositor or its affiliate is a Class X Certificateholder, the Depositor may only exercise its right to direct the Master Servicer to purchase the Mortgage Loans pursuant to this Section 11.01 with at least one other unaffiliated Person that holds at least a 10% interest in the Class X Certificates. Upon exercise of such option, the property of the Trust Fund shall be sold to the Master Servicer at a price equal to the Termination Price, whereupon the Master Servicer shall immediately sell such property to the Majority Class X Certificateholders at a price equal to the Termination Price. Notwithstanding anything in this Agreement to contrary, the Master Servicer shall not be obligated to purchase the assets of the Trust Fund unless and until the Master Servicer shall have received funds from the Majority Class X Certificateholders in an amount equal to the Termination Price. In no event shall the trusts created hereby continue beyond the expiration of 21 years from the death of the survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James's, living on the date hereof.

            Section 11.02 Final Distribution on the Certificates. If, on any Remittance Date, the Servicers notify the Securities Administrator that there are no Outstanding Mortgage Loans and no other funds or assets in the Trust Fund other than the funds in the Collection Account, the Securities Administrator shall promptly send a Notice of Final Distribution to the applicable Certificateholders. If the Majority Class X Certificateholder elects to cause the Master Servicer terminate the Trust Fund pursuant to clause (a) of Section 11.01, at least 20 days prior to the date the Notice of Final Distribution is to be mailed to the affected Certificateholders, the Majority Class X Certificateholder shall notify the Master Servicer and the Trustee of the date the Majority Class X Certificateholder intends to cause the Master Servicer to terminate the Trust Fund and of the applicable repurchase price of the Mortgage Loans and REO Properties.

            A Notice of Final Distribution, specifying the Distribution Date on which Certificateholders may surrender their Certificates for payment of the final distribution and cancellation, shall be given promptly by the Securities Administrator by letter to Certificateholders mailed not later than the 20th day of the month of such final distribution. Any such Notice of Final Distribution shall specify (a) the Distribution Date upon which final distribution on the Certificates will be made upon presentation and surrender of Certificates at the office therein designated, (b) the amount of such final distribution, (c) the location of the office or agency at which such presentation and surrender must be made, and (d) that the Record Date otherwise applicable to such Distribution Date is not applicable, distributions being made only upon presentation and surrender of the Certificates at the office therein specified. The Securities Administrator will give such Notice of Final Distribution to each Rating Agency at the time such Notice of Final Distribution is given to Certificateholders.

            In the event such Notice of Final Distribution is given, the Majority Class X Certificateholder shall remit the applicable purchase price in immediately available funds to the Master Servicer at least two Business Days prior to the applicable Distribution Date and, upon receipt of such funds from the majority Class X Certificateholder the Master Servicer shall cause all such funds to be deposited in the Distribution Account on the Business Day prior to the applicable Distribution Date in an amount equal to the final distribution in respect of the Certificates. Upon such final deposit with respect to the Trust Fund and the receipt by the Securities Administrator of a Request for Release therefor, the Master Servicer shall direct the release and the relevant Custodians shall promptly release to the Majority Class X Certificateholder or its designee the Custodial Files for the Mortgage Loans.

            Upon presentation and surrender of the Certificates, the Securities Administrator shall cause to be distributed to the Certificateholders of each Class (after reimbursement of all amounts due the Depositor and the Trustee hereunder), in each case on the final Distribution Date and in the order set forth in Section 4.01, in proportion to their respective Percentage Interests, with respect to Certificateholders of the same Class, an amount up to an amount equal to (i) as to each Class of Regular Certificates (except the Class X Certificate), the Certificate Balance thereof plus for each such Class and the Class X Certificate accrued interest thereon in the case of an interest-bearing Certificate and all other amounts to which such Classes are entitled pursuant to
Section 4.01, (ii) as to the Residual Certificates, the amount, if any, which remains on deposit in the Distribution Account (other than the amounts retained to meet claims) after application pursuant to clause (i) above.

            In the event that any affected Certificateholders shall not surrender Certificates for cancellation within six months after the date specified in the above mentioned written notice, the Securities Administrator shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice all the applicable Certificates shall not have been surrendered for cancellation, the Securities Administrator may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets which remain a part of the Trust Fund. If within one year after the second notice all Certificates shall not have been surrendered for cancellation, the Class R Certificateholders shall be entitled to all unclaimed funds and other assets of the Trust Fund which remain subject hereto.

            Section 11.03 Additional Termination Requirements. In the event the Majority Class X Certificateholder exercises its option to direct the purchase of the Mortgage Loans as provided in Section 11.01, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Trustee and the Securities Administrator have been supplied with an Opinion of Counsel, at the expense of the Majority Class X Certificateholder, to the effect that the failure to comply with the requirements of this Section 11.03 will not
(i) result in the imposition of taxes on "prohibited transactions" on either Trust REMIC as defined in Section 860F of the Code, or (ii) cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding:

            (a) The Securities Administrator on behalf of the Trustee shall sell all of the assets of the Trust Fund at the direction of the Master Servicer to the Majority Class X Certificateholder and, by the next Distribution Date after such sale, shall distribute to the Certificateholders the proceeds of such sale in complete liquidation of each of the Trust REMICs; and

            (b) The Securities Administrator shall attach a statement to the final federal income tax return for each of the Lower-Tier REMIC and the Upper-Tier REMIC stating that pursuant to Treasury Regulations S Section 1.860F-1, the first day of the 90-day liquidation period for each such REMIC was the date on which the Securities Administrator on behalf of the Trustee sold the assets of the Trust Fund to the Majority Class X Certificateholder at the direction of the Master Servicer.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

            Section 12.01 Amendment. This Agreement may be amended from time to time by the Depositor, the Master Servicer, the Securities Administrator, the Custodians and the Trustee (and the Master Servicer may request an amendment or consent to any amendment of a Servicing Agreement as directed by the Depositor) without the consent of any of the Certificateholders (i) to cure any ambiguity or mistake, (ii) to correct any defective provision herein or in the applicable Servicing Agreement, or to supplement any provision in this Agreement which may be inconsistent with any other provision herein or in the applicable Servicing Agreement, (iii) to add to the duties of the Depositor, or the Trustee (or with respect to the applicable Servicing Agreement, of the applicable Servicer) the Master Servicer, the Securities Administrator or the Custodians, (iv) to add any other provisions with respect to matters or questions arising hereunder or under the applicable Servicing Agreement, or (v) to modify, alter, amend, add to or rescind any of the terms or provisions contained in this Agreement or in the applicable Servicing Agreement; provided that any action pursuant to clause (iv) or (v) above shall not, as evidenced by an Opinion of Counsel (which Opinion of Counsel shall be an expense of the requesting party, but in any case shall not be an expense of the Trustee, the Master Servicer, the Securities Administrator or the Trust Fund), adversely affect in any material respect the interests of any Certificateholder; provided, further, that the amendment shall not be deemed to adversely affect in any material respect the interests of the Certificateholders if the Person requesting the amendment obtains a letter from each Rating Agency stating that the amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates; it being understood and agreed that any such letter in and of itself will not represent a determination as to the materiality of any such amendment and will represent a determination only as to the credit issues affecting any such rating. The Trustee, the Depositor, the Custodians, the Securities Administrator and the Master Servicer also may at any time and from time to time amend this Agreement (and the Master Servicer shall request the Servicers amend the applicable Servicing Agreements), without the consent of the Certificateholders, to modify, eliminate or add to any of its provisions to such extent as shall be necessary or helpful to (i) maintain the qualification of each Trust REMIC under the REMIC Provisions, (ii) avoid or minimize the risk of the imposition of any tax on either Trust REMIC pursuant to the Code that would be a claim at any time prior to the final redemption of the Certificates or
(iii) comply with any other requirements of the Code; provided, that the Trustee and the Master Servicer have been provided an Opinion of Counsel, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Trustee or the Trust Fund, to the effect that such action is necessary or helpful to, as applicable, (i) maintain such qualification, (ii) avoid or minimize the risk of the imposition of such a tax or (iii) comply with any such requirements of the Code.

            This Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Custodians, the Securities Administrator and the Trustee (and the Master Servicer shall consent to any amendment to the applicable Servicing Agreement as directed by the Depositor) with the consent of the Holders of Certificates evidencing Percentage Interests aggregating not less than 66(2)/3% of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in clause (i), without the consent of the Holders of Certificates of such Class evidencing, as to such Class, Percentage Interests aggregating not less than 66(2)/3%, or (iii) reduce the aforesaid percentages of Certificates the Holders of which are required to consent to any such amendment, without the consent of the Holders of all such Certificates then outstanding.

            Notwithstanding any contrary provision of this Agreement, the Trustee and the Master Servicer shall not consent to any amendment to this Agreement or any Servicing Agreement unless (i) each shall have first received an Opinion of Counsel, which opinion shall not be an expense of the Trustee, the Master Servicer or the Trust Fund, to the effect that such amendment will not cause the imposition of any tax on either the Lower-Tier REMIC or the Upper-Tier REMIC or the Certificateholders or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the grantor trust portion of the Trust Fund to fail to be treated as a grantor trust any time that any Certificates are outstanding and (ii) the party seeking such amendment shall have provided written notice to the Rating Agencies (with a copy of such notice to the Trustee and the Master Servicer) of such amendment, stating the provisions of the Agreement to be amended.

            Notwithstanding the foregoing provisions of this Section 12.01, with respect to any amendment that significantly modifies the permitted activities of the Trustee or a Servicer under the applicable Servicing Agreement, any Certificate beneficially owned by the Depositor or any of its Affiliates or by the Responsible Party or any of its Affiliates shall be deemed not to be outstanding (and shall not be considered when determining the percentage of Certificateholders consenting or when calculating the total number of Certificates entitled to consent) for purposes of determining if the requisite consents of Certificateholders under this Section 12.01 have been obtained.

            Promptly after the execution of any amendment to this Agreement or any Servicing Agreement requiring the consent of Certificateholders, the Trustee shall furnish written notification of the substance or a copy of such amendment to each Certificateholder and each Rating Agency.

            It shall not be necessary for the consent of Certificateholders under this Section 12.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

            Nothing in this Agreement shall require the Trustee, the Master Servicer or the Securities Administrator to enter into an amendment which modifies its obligations or liabilities without its consent and in all cases without receiving an Opinion of Counsel (which Opinion shall not be an expense of the Trustee, the Master Servicer, the Securities Administrator or the Trust
Fund), satisfactory to the Trustee, the Master Servicer or the Securities Administrator, as applicable, that (i) such amendment is permitted and is not prohibited by this Agreement or the applicable Servicing Agreement and that all requirements for amending this Agreement or such Servicing Agreement have been complied with; and (ii) either (A) the amendment does not adversely affect in any material respect the interests of any Certificateholder or (B) the conclusion set forth in the immediately preceding clause (A) is not required to be reached pursuant to this Section 12.01.

            Notwithstanding the Trustee's consent to, or the Master Servicer's request for, any amendment of any Servicing Agreement pursuant to the terms of this Section 12.01, such Servicing Agreement cannot be amended without the consent of the applicable Servicer. Neither the Master Servicer nor the Trustee shall be responsible for any failure by such Servicer to consent to any amendment to the applicable Servicing Agreement.

            Section 12.02 Recordation of Agreement; Counterparts. This Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation shall be effected by the Trustee at the expense of the Trust, but only if an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders is delivered to the Trustee.

            For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 12.03 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

            Section 12.04 Intention of Parties. It is the express intent of the parties hereto that the conveyance (i) of the Mortgage Loans by the Depositor and (ii) of the Trust Fund by the Depositor to the Trustee each be, and be construed as, an absolute sale thereof. It is, further, not the intention of the parties that such conveyances be deemed a pledge thereof. However, in the event that, notwithstanding the intent of the parties, either of such assets are held to be the property of the Depositor, or if for any other reason this Agreement is held or deemed to create a security interest in either of such assets, then
(i) this Agreement shall be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (ii) the conveyances provided for in this Agreement shall be deemed to be an assignment and a grant by the Depositor to the Trustee, for the benefit of the Certificateholders, of a security interest in all of the assets transferred, whether now owned or hereafter acquired.

            The Depositor, for the benefit of the Certificateholders, shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Trust Fund, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement. The Depositor shall arrange for filing any Uniform Commercial Code continuation statements in connection with any security interest granted or assigned to the Trustee for the benefit of the Certificateholders.

            Section 12.05 Notices. (a) The Securities Administrator shall use its best efforts to promptly provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

            (i) Any material change or amendment to this Agreement;

            (ii) The occurrence of any Event of Default that has not been cured;

            (iii) The resignation or termination of a Servicer, Master Servicer, Securities Administrator or the Trustee and the appointment of any successor;

            (iv) The repurchase or substitution of Mortgage Loans pursuant to this Agreement or the Sale Agreements; and

            (v) The final payment to Certificateholders.

            (b) In addition, the Securities Administrator shall promptly make available on its internet website to each Rating Agency copies of the following:

            (i) Each report to Certificateholders described in Section 4.02.

            (ii) The Servicer's annual statement of compliance and the accountant's report described in the Servicing Agreements; and

            (iii) Any notice of a purchase of a Mortgage Loan pursuant to this Agreement and any Sale Agreement.

            All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered to (a) in the case of the Depositor or GS Mortgage Securities Corp. or Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attention: Principal Finance Group/Christopher
M. Gething and Asset Management Group/Senior Asset Manager, or such other address as may be hereafter furnished to the Securities Administrator by the Depositor in writing; (b) in the case of National City, National City Mortgage Co., 3232 Newmark Drive, Miamisburg, Ohio 45342 Attention: Lee Barden, Trader, or such other address as may be hereafter furnished to the Depositor and the Securities Administrator by National City in writing; (c) in the case of Countrywide or Countrywide Servicing, to Countrywide Home Loans Servicing LP, 4500 Park Granada, Calabasas, California 91302, Attention: Investor Accounting, or such other address as may be hereafter furnished to the Depositor and the Securities Administrator by Countrywide in writing; (d) in the case of GreenPoint, GreenPoint Mortgage Funding, Inc., 100 Wood Hollow Drive, Novato, California 94945, Attention: Susan Davia, or such other address as may be hereafter furnished to the Depositor and the Securities Administrator by GreenPoint in writing; (e) in the case of Wells Fargo, Wells Fargo Bank, N.A., 1 Home Campus, MAC #X2401-042, Des Moines, Iowa 50328-0001, Attention: John Brown, or such other address as may be hereafter furnished to the Depositor and the Securities Administrator by Wells Fargo in writing; (f) in the case of the Trustee or the Securities Administrator to its Corporate Trust Office, or such other address as the Trustee or the Securities Administrator may hereafter furnish to the Depositor and; (g) in the case of the Master Servicer, Wells Fargo Bank, National Association, P.O. Box 98, Columbia, Maryland 21046,
Attention: GSAA 2004-7, or such other address as may be hereafter furnished to the Depositor and the Securities Administrator by the Master Servicer in writing and (h) in the case of each of the Rating Agencies, the address specified therefor in the definition corresponding to the name of such Rating Agency. Notices to Certificateholders shall be deemed given when mailed, first class postage prepaid, to their respective addresses appearing in the Certificate Register.

            Section 12.06 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 12.07 Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the trust created hereby, nor entitle such Certificateholder's legal representative or heirs to claim an accounting or to take any action or commence any proceeding in any court for a petition or winding up of the trust created hereby, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            No Certificateholder shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            No Certificateholder shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of an Event of Default and of the continuance thereof, as herein provided, and unless the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates shall also have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 12.07, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 12.08 Certificates Nonassessable and Fully Paid. It is the intention of the Depositor that Certificateholders shall not be personally liable for obligations of the Trust Fund, that the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and that the Certificates, upon due authentication thereof by the Trustee pursuant to this Agreement, are and shall be deemed fully paid.

            Section 12.09 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

                       *    *    *    *    *    *    *

            IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                       GS MORTGAGE SECURITIES CORP.

                                       By:   /S/ Chris Gething
                                          --------------------------------------
                                          Name:  Chris Gething
                                          Title: Vice President

                                       DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          solely as Trustee and Custodian and
                                          not in its individual capacity

                                       By:   /s/ Barbara Campbell
                                          --------------------------------------
                                          Name:  Barbara Campbell
                                          Title: Assistant Vice President

                                       By:   /s/ Brent Hoyler
                                          --------------------------------------
                                          Name:  Brent Hoyler
                                          Title: Associate

                                       WELLS FARGO BANK, N.A., as Master
                                          Servicer and Securities
                                          Administrator

                                       By:   /s/ Sandra Whalen
                                          --------------------------------------
                                          Name:  Sandra Whalen
                                          Title: Vice President

                                       JPMORGAN CHASE BANK

                                       By:   /s/ Carrie LaNata
                                          --------------------------------------
                                          Name:  Carrie LaNata
                                          Title: Assistant Treasurer

                                   SCHEDULE I

                             Mortgage Loan Schedule

                                    EXHIBIT A

  FORM OF CLASS AV-1, CLASS AF-2, CLASS AF-3, CLASS AF-4, CLASS A-5, CLASS M-1,
                    CLASS M-2, CLASS B-1 AND B-2 CERTIFICATES

[To be added to the Class B-2 Certificates while they remain Private
Certificates: IF THIS CERTIFICATE IS A PHYSICAL CERTIFICATE, NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE SECURITIES ADMINISTRATOR A TRANSFEROR LETTER (THE "TRANSFEROR LETTER") IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE SECURITIES ADMINISTRATOR RECEIVES A RULE 144A LETTER (THE "144A LETTER") IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE SECURITIES ADMINISTRATOR RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.]

IF THIS CERTIFICATE IS A BOOK-ENTRY CERTIFICATE, THE PROPOSED TRANSFEROR WILL BE DEEMED TO HAVE MADE EACH OF THE CERTIFICATIONS SET FORTH IN THE TRANSFEROR LETTER AND THE PROPOSED TRANSFEREE WILL BE DEEMED TO HAVE MADE EACH OF THE CERTIFICATIONS SET FORTH IN THE RULE 144A LETTER, IN EACH CASE AS IF SUCH CERTIFICATE WERE EVIDENCED BY A PHYSICAL CERTIFICATE.

To be added to the Class B-2 Certificates while such Certificate remains a Private Certificate. [Neither this Certificate nor any interest herein may be transferred unless the Transferee delivers to the SECURITIES ADMINISTRATOR either a representation letter to the effect that such transferee is not an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a plan subject to SECtion 4975 of the code, or a plan subject to applicable federal, state or local law ("SIMILAR LAW") materially similar to the foregoing provisions of ERISA or the code or a person investing on behalf of or with plan assets of such a plan, or, if the transferee is an insurance company, a representation letter that it is using the assets of its general account and that the purchase and holding of this Certificate are covered under Sections I and III of prohibited transaction class exemption 95-60 or an opinion of counsel satisfactory to the TRUSTEE, THE SECURITIES ADMINISTRATOR AND THE DEPOSITOR, to the effect that the Purchase or holding of this certificate will not CONSTITUTE OR result in A NON-EXEMPT prohibited transaction WITHIN THE MEANING oF erisa, SECTION 4975 OF the code or ANY similar law and will not subject the TRUSTEE, THE MASTER SERVICER OR THE SECURITIES ADMINISTRATOR to any obligation in addition to those expressly undertaken in this agreement or to any liability. notwithstanding anything else to the contrary herein, any purported transfer of this certificate to or on behalf of an employee benefit plan subject to title I of erisa, section 4975 of the code or similar law without the representation letter or opinion of counsel satisfactory to THE SECURITIES ADMINISTRATOR, TRUSTEE AND DEPOSITOR as described above shall be void AND OF NO EFFECT.]

In the event that a transfer of a Private Certificate which is a Book-Entry Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer will be deemed to have made as of the transfer date each of the certifications set forth in the Transferor Certificate in respect of such Certificate and the transferee will be deemed to have made as of the transfer date each of the certifications set forth in the Rule 144A Letter in respect of such Certificate, in each case as if such Certificate were evidenced by a Physical Certificate.

Unless this Certificate is presented by an authorized representative of the Depository Trust Company, a New York corporation ("DTC"), to Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND CERTAIN OTHER ASSETS.

Certificate No.              :

Cut-off Date                 :     August 1, 2004

First Distribution Date      :     September 25, 2004

Initial Certificate Balance
of this Certificate
("Denomination")             :

Initial Certificate
Balances of all
Certificates of this Class   :             Class             Principal Amount

                                         Class AV-1            $107,665,000
                                         Class AF-2             $65,734,000
                                         Class AF-3             $26,718,000
                                         Class AF-4             $45,360,000
                                         Class AF-5             $27,275,000
                                         Class M-1               $5,598,000
                                         Class M-2               $3,875,000
                                         Class B-1               $3,301,000
                                         Class B-2               $1,581,000

CUSIP                        :             Class                CUSIP No.
                                         Class AV-1            36242D DA 8
                                         Class AF-2            36242D DB 6
                                         Class AF-3            36242D DC 4
                                         Class AF-4            36242D DD 2
                                         Class AF-5            36242D DE 0
                                         Class M-1             36242D DF 7
                                         Class M-2             36242D DG 5
                                         Class B-1             36242D DH 3
                                         Class B-2             36242D EG 4

ISIN                         :             Class
                                         Class AV-1            US36242DDA81
                                         Class AF-2            US36242DDB64
                                         Class AF-3            US36242DDC48
                                         Class AF-4            US36242DDD21
                                         Class AF-5            US36242DDE04
                                         Class M-1             US36242DDF78
                                         Class M-2             US36242DDG51
                                         Class B-1             US36242DDH35
                                         Class B-2             US36242DEG43

                          GS MORTGAGE SECURITIES CORP.

                          GSAA Home Equity Trust 2004-7
                    Asset-Backed Certificates, Series 2004-7
             [Class AV-1][Class AF-2][Class AF-3][Class AF-4][Class
                   AF-5][Class M-1][Class M-2][Class B-1][B-2]

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced
            Class.

            Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Balance at any time may be less than the Certificate Balance as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Master Servicer, the Securities Administrator or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that CEDE & CO. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Master Servicing and Trust Agreement dated as of the Cut-off Date specified above (the "Agreement") between GS Mortgage Securities Corp., as depositor (the "Depositor") Deutsche Bank National Trust Company, as trustee (the "Trustee") and as custodian, Wells Fargo Bank, N.A., as Master Servicer (in such capacity, the "Master Servicer") and Securities Administrator (in such capacity, the "Securities Administrator") and JPMorgan Chase Bank, as custodian. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

                                    * * *

            IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:

                                       WELLS FARGO BANK, N.A.,
                                          not in its individual capacity, but
                                          solely as Securities Administrator

                                       By:______________________________________

Authenticated:

By:______________________________________
   Authorized Signatory of
   WELLS FARGO BANK, N.A.,
   not in its individual capacity,
   but solely as Securities Administrator

                          GS MORTGAGE SECURITIES CORP.
                          GSAA Home Equity Trust 2004-7
                            Asset-Backed Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as GSAA Home Equity Trust 2004-7 Asset-Backed Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the other parties to the Agreement.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the applicable Interest Accrual Period for the related Distribution Date; provided, however, that for any Definitive Certificates, the Record Date shall be the last Business Day of the month immediately preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Securities Administrator for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Trustee and the other parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices designated by the Securities Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Trustee, the Depositor and the Securities Administrator and any agent of the Trustee, the Depositor or the Securities Administrator may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee or the Securities Administrator, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Person specified in Section 11.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined and in the manner as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 11.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT
                                   ----------

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

_______________________________________________________________________________.

Dated:
                                          ______________________________________
                                          Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________,
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number ______________, or, if mailed by check, to _____________________.
Applicable statements should be mailed to _____________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                    EXHIBIT B

                                   [Reserved]

                                    EXHIBIT C

                           FORM OF CLASS R CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN TWO "REAL ESTATE MORTGAGE INVESTMENT CONDUITS," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

IF THIS CERTIFICATE IS A PHYSICAL CERTIFICATE, NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE SECURITIES ADMINISTRATOR A TRANSFEROR LETTER (THE "TRANSFEROR LETTER") IN THE FORM OF EXHIBIT H TO THE MASTER SERVICING AND TRUST AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE SECURITIES ADMINISTRATOR RECEIVES A RULE 144A LETTER (THE "144A LETTER") IN THE FORM OF EXHIBIT I TO THE MASTER SERVICING AND TRUST AGREEMENT REFERRED TO HEREIN OR (II) THE SECURITIES ADMINISTRATOR RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

IF THIS CERTIFICATE IS A BOOK ENTRY CERTIFICATE, THE PROPOSED TRANSFEROR WILL BE DEEMED TO HAVE MADE EACH OF THE CERTIFICATIONS SET FORTH IN THE TRANSFEROR LETTER AND THE PROPOSED TRANSFEREE WILL BE DEEMED TO HAVE MADE EACH OF THE CERTIFICATIONS SET FORTH IN THE RULE 144A LETTER, IN EACH CASE AS IF SUCH CERTIFICATE WERE EVIDENCED BY A PHYSICAL CERTIFICATE.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE SECURITIES ADMINISTRATOR EITHER A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE, OR A PLAN SUBJECT TO APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN, OR, IF THE TRANSFEREE IS AN INSURANCE COMPANY, A REPRESENTATION LETTER THAT IT IS USING THE ASSETS OF ITS GENERAL ACCOUNT AND THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE COVERED UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR AN OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE, THE SECURITIES ADMINISTRATOR AND DEPOSITOR, TO THE EFFECT THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE SECURITIES ADMINISTRATOR OR THE MASTER SERVICER TO ANY OBLIGATION IN ADDITION TO THOSE EXPRESSLY UNDERTAKEN IN THIS AGREEMENT OR TO ANY LIABILITY. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, ANY PURPORTED TRANSFER OF THIS CERTIFICATE TO OR ON BEHALF OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW WITHOUT THE REPRESENTATION LETTER OR THE OPINION OF COUNSEL AS DESCRIBED ABOVE SHALL BE VOID AND OF NO EFFECT.

            Certificate No.             :         R-1

            Cut-off Date                :         August 1, 2004

            First                       :         September 25, 2004
Distribution Date

            Percentage
Interest of this
Certificate
("Denomination")                        :         100%

            CUSIP                       :         36242D EE 9

            ISIN                        :         US36242DEE94

                          GS MORTGAGE SECURITIES CORP.

                          GSAA Home Equity Trust 2004-7
                    Asset-Backed Certificates, Series 2004-7

                                     Class R

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced
            Class.

            Distributions in respect of this Certificate is distributable monthly as set forth herein. This Class R Certificate has no Certificate Balance and is not entitled to distributions in respect of principal or interest. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor the Master Servicer, the Securities Administrator or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [_____________________] is the registered owner of the Percentage Interest specified above of any monthly distributions due to the Class R Certificates pursuant to a Master Servicing and Trust Agreement dated as of the Cut-Off Date specified above (the "Agreement") between GS Mortgage Securities Corp., as depositor (the "Depositor"), Deutsche Bank National Trust Company, as trustee (the "Trustee") and custodian, Wells Fargo Bank, N.A., as Master Servicer (in such capacity, the "Master Servicer") and securities administrator (in such capacity, the "Securities Administrator) and JPMorgan Chase Bank, as custodian. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Any distribution of the proceeds of any remaining assets of the Trust Fund will be made only upon presentment and surrender of this Class R Certificate at the offices designated by the Trustee for such purposes or the office or agency maintained by the Securities Administrator in New York, New York.

            No transfer of a Class R Certificate shall be made unless the Securities Administrator shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan or arrangement subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer, which representation letter shall not be an expense of the Securities Administrator or the Trust Fund. In the event that such representation is violated, or any attempt is made to transfer to a plan or arrangement subject to Section 406 of ERISA or a plan subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement, such attempted transfer or acquisition shall be void and of no effect.

            Each Holder of this Class R Certificate shall be deemed by the acceptance or acquisition an Ownership Interest in this Class R Certificate to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in this Class R Certificate are expressly subject to the following provisions: (i) each Person holding or acquiring any Ownership Interest in this Class R Certificate shall be a Permitted Transferee and shall promptly notify the Securities Administrator of any change or impending change in its status as a Permitted Transferee, (ii) no Ownership Interest in this Class R Certificate may be registered on the Closing Date or thereafter transferred, and the Securities Administrator shall not register the Transfer of this Certificate unless, in addition to the certificates required to be delivered to the Securities Administrator under
Section 5.02(b) of the Agreement, the Securities Administrator shall have been furnished with a Transfer Affidavit of the initial owner or the proposed transferee in the form attached as Exhibit G to the Agreement, (iii) each Person holding or acquiring any Ownership Interest in this Class R Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest this Class R Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of this Class R Certificate, (C) not to cause income with respect to the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person and (D) not to Transfer the Ownership Interest in this Class R Certificate or to cause the Transfer of the Ownership Interest in this Class R Certificate to any other Person if it has actual knowledge that such Person is not a Permitted Transferee and (iv) any attempted or purported Transfer of the Ownership Interest in this Class R Certificate in violation of the provisions herein shall be absolutely null and void and shall vest no rights in the purported Transferee.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

            IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:

                                       WELLS FARGO BANK, N.A.,
                                          not in its individual capacity, but
                                          solely as Securities Administrator

                                       By:______________________________________

Authenticated:

By:______________________________________
    Authorized Signatory of
    WELLS FARGO BANK, N.A.,
    not in its individual capacity,
    but solely as Securities Administrator

                          GS MORTGAGE SECURITIES CORP.
                          GSAA Home Equity Trust 2004-7
                            Asset-Backed Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as GSAA Home Equity Trust 2004-7 Asset-Backed Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the other parties to the Agreement.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the month immediately preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Securities Administrator for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Trustee and the other parties to the Agreement with the consent the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices designated by the Securities Administrator for such purposes or the office or agency maintained by the Securities Administrator in Minneapolis, Minnesota, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Trustee, the Depositor and the Securities Administrator and any agent of the Trustee, the Depositor or the Securities Administrator may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Trustee, the Depositor, the Securities Administrator, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Person specified in Section 11.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined and in the manner as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 11.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT
                                   ----------

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

_______________________________________________________________________________.

Dated:
                                          ______________________________________
                                          Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________,
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number ______________, or, if mailed by check, to _____________________.
Applicable statements should be mailed to _____________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                    EXHIBIT D

                           FORM OF CLASS X CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE TRUSTEE A TRANSFEROR LETTER IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE TRUSTEE RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE TRUSTEE RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE EITHER A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE, OR, IF THE TRANSFEREE IS AN INSURANCE COMPANY, A REPRESENTATION LETTER THAT IT IS USING THE ASSETS OF ITS GENERAL ACCOUNT AND THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE COVERED UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR AN OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE, THE SECURITIES ADMINISTRATOR AND THE DEPOSITOR, TO THE EFFECT THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR SIMILAR VIOLATION OF SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE MASTER SERVICER OR THE SECURITIES ADMINISTRATOR TO ANY OBLIGATION IN ADDITION TO THOSE EXPRESSLY UNDERTAKEN IN THIS AGREEMENT OR TO ANY LIABILITY. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, ANY PURPORTED TRANSFER OF THIS CERTIFICATE TO OR ON BEHALF OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA OR TO THE CODE WITHOUT THE REPRESENTATION LETTER AS DESCRIBED ABOVE SHALL BE VOID AND OF NO EFFECT.

            Certificate No.               :        X-1

            Cut-off Date                  :        August 1, 2004

            First                         :        September 25, 2004
Distribution Date

            Percentage
Interest of this Certificate
("Denomination")                          :        100%

            CUSIP                         :        36242D EF 6

            ISIN                          :        US36242DEF69

                          GS MORTGAGE SECURITIES CORP.

                          GSAA Home Equity Trust 2004-7
                    Asset-Backed Certificates, Series 2004-7

                                     Class X

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced
            Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor the Master Servicer, to Securities Administrator or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [_______________________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Master Servicing and Trust Agreement dated as of the Cut-off Date specified above (the "Agreement") between GS Mortgage Securities Corp., as depositor (the "Depositor"), Deutsche Bank National Trust Company, as trustee (the "Trustee") and custodian, Wells Fargo, N.A., as Master Servicer (in such capacity, to "Master Servicer") and Securities Administrator (in such capacity, to "Securities Administrator") and JPMorgan Chase Bank, as custodian. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            This Certificate does not have a Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the offices designated by the Securities Administrator for such purposes or the office or agency maintained by the Securities Administrator.

            No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws or is made in accordance with the 1933 Act and such laws. In the event of any such transfer, the Securities Administrator shall require the transferor to execute a transferor certificate (in substantially the form attached to the Trust Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Securities Administrator that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the 1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall be an expense of the transferor.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

                                    * * *

            IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:

                                       WELLS FARGO BANK, N.A., not in its
                                          individual capacity, but solely as
                                          Securities Administrator

                                       By:______________________________________

Authenticated:

By:______________________________________
    Authorized Signatory of
    WELLS FARGO BANK, N.A.,
    not in its individual capacity,
    but solely as Securities Administrator

                          GS MORTGAGE SECURITIES CORP.
                          GSAA Home Equity Trust 2004-7
                            Asset-Backed Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as GSAA Home Equity Trust 2004-7 Asset-Backed Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the other parties to the Agreement.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the month immediately preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Securities Administrator for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Trustee and the other parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices designated by the Securities Administrator for such purposes or the office or agency maintained by the Securities Administrator in Minneapolis, Minnesota, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Trustee, the Depositor and the Securities Administrator and any agent of the Trustee, the Depositor or the Securities Administrator may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Trustee, the Depositor, the Securities Administrator, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Principal Balance, the Person specified in Section 11.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined and in the manner as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 11.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT
                                   ----------

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

_______________________________________________________________________________.

Dated:
                                          ______________________________________
                                          Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________,
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number ______________, or, if mailed by check, to _____________________.
Applicable statements should be mailed to _____________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                    EXHIBIT E

                   FORM OF INITIAL CERTIFICATION OF CUSTODIAN

                                     [date]

[Depositor]

[Servicer]

[Originator]

-------------
-------------


      Re: Master Servicing and Trust Agreement, dated as of August 31, 2004, between GS Mortgage Securities Corp., Deutsche Bank National Trust Company, Wells Fargo Bank, N.A. and JPMorgan Chase Bank

Gentlemen:

            In accordance with Section 2.02 of the above-captioned Master Servicing and Trust Agreement (the "Trust Agreement"), the undersigned, as Custodian, for each Mortgage Loan listed in the Mortgage Loan Schedule for which the undersigned is specified as the Custodian (other than any Mortgage Loan listed in the attached schedule), it has received:

            (i) the original Mortgage Note, endorsed as provided in the following form: "Pay to the order of ________, without recourse"; and

            (ii) a duly executed assignment of the Mortgage (which may be included in a blanket assignment or assignments).

            Based on its review and examination and only as to the foregoing documents, such documents appear regular on their face and related to such Mortgage Loan.

            The Custodian has made no independent examination of any documents contained in each Mortgage File beyond the review specifically required in the Trust Agreement. The Custodian makes no representations as to: (i) the validity, legality, sufficiency, enforceability, recordability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan or the perfection or priority of any Mortgage. Notwithstanding anything herein to the contrary, the Custodian has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as noteholder or assignee thereof, in and to that Mortgage Note or (ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Trust Agreement.

                                       [DEUTSCHE BANK NATIONAL TRUST
                                          COMPANY], [JPMORGAN CHASE BANK]

                                       By:______________________________________
                                       Name:____________________________________
                                       Title:___________________________________

                                    EXHIBIT F

                         FORM OF DOCUMENT CERTIFICATION
                        AND EXCEPTION REPORT OF CUSTODIAN

                                     [date]

[Depositor]

[Servicer]

[Originator]

=====================

      Re: Master Servicing and Trust Agreement, dated as of August 31, 2004, between GS Mortgage Securities Corp., Deutsche Bank National Trust Company, Wells Fargo Bank, N.A., and JPMorgan Chase Bank, as Custodian

Gentlemen:

      In accordance with Section 2.02 of the above-captioned Master Servicing and Trust Agreement (the "Trust Agreement"), the undersigned, as Custodian, hereby certifies that as to each Mortgage Loan listed in the Mortgage Loan Schedule for which the undersigned is specified as the Custodian (other than any Mortgage Loan paid in full or listed on the attached Document Exception Report) it has received:

            (a) the original Mortgage Note, endorsed without recourse in blank by the last endorsee, including all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee;

            (b) The original Assignment of Mortgage in blank, unless the Mortgage Loan is a MERS Mortgage Loan;

            (c) personal endorsement and/or guaranty agreements executed in connection with all non individual Mortgage Loans (corporations, partnerships, trusts, estates, etc. (if any);

            (d) the related original Mortgage and evidence of its recording or, in certain limited circumstances, a certified copy of the mortgage with evidence of recording with the standard Fannie Mae/FHLMC Condominium Rider or PUD Rider be attached if the mortgaged property is a condominium or is located in a PUD;

            (e) originals of any intervening Mortgage assignment or certified copies in either case evidencing recording; provided that the assignment may be in the form of a blanket assignment or assignments, a copy of which with evidence of recording shall be acceptable;

            (f) originals of all assumption, modification, agreements or certified copies thereof, in either case with evidence of recording if required to maintain the lien of the mortgage or if otherwise required, or, if recordation is not required, an original or copy of the agreement;

            (g) an original or copy of a title insurance policy, a certificate of title, or attorney's opinion of title and abstract of title;

            (h) to the extent applicable, (1) an original power of attorney, or a certified copy thereof, in either case with evidence of recordation thereon if necessary to maintain the lien of the Mortgage or if the document to which such power of attorney relates is required to be recorded, or, if recordation is not so required, an original or copy of such power of attorney, and (2) an original or copy of any surety agreement or guaranty agreement;

            (i) for each Mortgage Loan with respect to which the Mortgagor's name as it appears on the note does not match the borrower's name on the mortgage loan schedule, one of the following: the original of the assumption agreement, or a certified copy thereof, in either case with evidence of recording thereon if required to maintain the lien of the mortgage or if otherwise required, or, if recordation is not so required, an original or copy of such assumption agreement;

            (j) a security agreement, chattel mortgage or equivalent document executed in connection with the mortgage, if any.

            Based on its review and examination and only as to the foregoing documents, (a) such documents appear regular on their face and related to such Mortgage Loan, and (b) the information set forth in items 2, 8, 33 and 34 of the Mortgage Loan Schedule accurately reflects information set forth in the Custodial File.

            The Custodian has made no independent examination of any documents contained in each Mortgage File beyond the review of the Custodial File specifically required in the Trust Agreement. The Custodian makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan or the perfection or priority of any Mortgage. Notwithstanding anything herein to the contrary, the Custodian has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as noteholder or assignee thereof, in and to that Mortgage Note or (ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Trust Agreement.

                                       [DEUTSCHE BANK NATIONAL TRUST COMPANY],
                                          [JPMORGAN CHASE BANK] not in its
                                          individual capacity, but solely as
                                          Custodian

                                       By:______________________________________
                                       Name:____________________________________
                                       Title:___________________________________

                                    EXHIBIT G

                           RESIDUAL TRANSFER AFFIDAVIT

                         GSAA Home Equity Trust 2004-7,
                    Asset-Backed Certificates, Series 2004-7

STATE OF                )
                        ) ss.:
COUNTY OF               )

            The undersigned, being first duly sworn, deposes and says as follows:

            1. The undersigned is an officer of ___________________, the proposed Transferee of an Ownership Interest in a Class R Certificate (the "Certificate") issued pursuant to the Master Servicing and Trust Agreement (the "Agreement"), between GS Mortgage Securities Corp. (the "Depositor"), Deutsche Bank National Trust Company (the "Trustee"), Wells Fargo Bank, N.A. (the "Securities Administrator"), and JPMorgan Chase Bank. Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Agreement. The Transferee has authorized the undersigned to make this affidavit on behalf of the Transferee for the benefit of the Depositor, the Securities Administrator and the Trustee.

            2. The Transferee is, as of the date hereof, and will be, as of the date of the Transfer, a Permitted Transferee. The Transferee is acquiring its Ownership Interest in the Certificate for its own account. The Transferee has no knowledge that any such affidavit is false.

            3. The Transferee has been advised of, and understands that (i) a tax will be imposed on Transfers of the Certificate to Persons that are not Permitted Transferees; (ii) such tax will be imposed on the transferor, or, if such Transfer is through an agent (which includes a broker, nominee or middleman) for a Person that is not a Permitted Transferee, on the agent; and
(iii) the Person otherwise liable for the tax shall be relieved of liability for the tax if the subsequent Transferee furnished to such Person an affidavit that such subsequent Transferee is a Permitted Transferee and, at the time of Transfer, such Person does not have actual knowledge that the affidavit is false.

            4. The Transferee has been advised of, and understands that a tax will be imposed on a "pass-through entity" holding the Certificate if at any time during the taxable year of the pass-through entity a Person that is not a Permitted Transferee is the record holder of an interest in such entity. The Transferee understands that such tax will not be imposed for any period with respect to which the record holder furnishes to the pass-through entity an affidavit that such record holder is a Permitted Transferee and the pass-through entity does not have actual knowledge that such affidavit is false. (For this purpose, a "pass-through entity" includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives and, except as may be provided in Treasury Regulations, persons holding interests in pass-through entities as a nominee for another Person.)

            5. The Transferee has reviewed the provisions of Section 5.02(c) of the Agreement and understands the legal consequences of the acquisition of an Ownership Interest in the Certificate including, without limitation, the restrictions on subsequent Transfers and the provisions regarding voiding the Transfer and mandatory sales. The Transferee expressly agrees to be bound by and to abide by the provisions of Section 5.02(c) of the Agreement and the restrictions noted on the face of the Certificate. The Transferee understands and agrees that any breach of any of the representations included herein shall render the Transfer to the Transferee contemplated hereby null and void.

            6. The Transferee agrees to require a Transfer Affidavit from any Person to whom the Transferee attempts to Transfer its Ownership Interest in the Certificate, and in connection with any Transfer by a Person for whom the Transferee is acting as nominee, trustee or agent, and the Transferee will not Transfer its Ownership Interest or cause any Ownership Interest to be Transferred to any Person that the Transferee knows is not a Permitted Transferee. In connection with any such Transfer by the Transferee, the Transferee agrees to deliver to the Securities Administrator a certificate substantially in the form set forth as Exhibit H to the Agreement (a "Transferor Certificate") to the effect that such Transferee has no actual knowledge that the Person to which the Transfer is to be made is not a Permitted Transferee.

            7. The Transferee has historically paid its debts as they have come due, intends to pay its debts as they come due in the future, and understands that the taxes payable with respect to the Certificate may exceed the cash flow with respect thereto in some or all periods and intends to pay such taxes as they become due. The Transferee does not have the intention to impede the assessment or collection of any tax legally required to be paid with respect to the Certificate.

            8. The Transferee's taxpayer identification number is __________.

            9. The Transferee is a U.S. Person as defined in Code Section 7701(a)(30).

            10. The Transferee is aware that the Certificate may be a "noneconomic residual interest" within the meaning of proposed Treasury regulations promulgated pursuant to the Code and that the transferor of a noneconomic residual interest will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer was to impede the assessment or collection of tax.

            11. The Transferee will not cause income from the Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. person.

            12. Check one of the following:

            The present value of the anticipated tax liabilities associated with holding the Certificate, as applicable, does not exceed the sum of:

            (i) the present value of any consideration given to the Transferee to acquire such Certificate;

            (ii) the present value of the expected future distributions on such Certificate; and

            (iii) the present value of the anticipated tax savings associated with holding such Certificate as the related REMIC generates losses.

            For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee.

              The transfer of the Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

            (i) the Transferee is an "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Certificate will only be taxed in the United States;

            (ii) at the time of the transfer, and at the close of the Transferee's two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulations
Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

            (iii) the Transferee will transfer the Certificate only to another "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5) of the U.S.
Treasury Regulations; and

            (iv) the Transferee determined the consideration paid to it to acquire the Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.

              None of the above.

            13. The Transferee is not an employee benefit plan that is subject to Title I of ERISA or a plan that is subject to Section 4975 of the Code or a plan subject to any Federal, state or local law that is substantially similar to Title I of ERISA, and the Transferee is not acting on behalf of or investing plan assets of such a plan.

            IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its duly authorized officer and its corporate seal to be hereunto affixed, duly attested, this ____ day of __________________, 20__.


                                       _________________________________________
                                       Print Name of Transferee

                                       By:______________________________________
                                          Name:
                                          Title:

[Corporate Seal]

ATTEST:

______________________________________
[Assistant] Secretary

            Personally appeared before me the above-named __________, known or proved to me to be the same person who executed the foregoing instrument and to be the ___________ of the Transferee, and acknowledged that he executed the same as his free act and deed and the free act and deed of the Transferee.

            Subscribed and sworn before me this ____ day of ________ , 20__.

                                        ________________________________________
                                                    NOTARY PUBLIC

                                       My Commission expires the __ day
                                       of _________, 20__

                                    EXHIBIT H

                         FORM OF TRANSFEROR CERTIFICATE

                                                                __________, 20__

GS Mortgage Securities Corp.
85 Broad Street
New York, New York 10004
Attention:

Wells Fargo Bank, N.A.
[Address]

      Re: GSAA Home Equity Trust 2004-7, Asset-Backed Certificates Series 2004-7, Class ___

Ladies and Gentlemen:

            In connection with our disposition of the above Certificates we certify that (a) we understand that the Certificates have not been registered under the Securities Act of 1933, as amended (the "Act"), and are being disposed by us in a transaction that is exempt from the registration requirements of the Act, (b) we have not offered or sold any Certificates to, or solicited offers to buy any Certificates from, any person, or otherwise approached or negotiated with any person with respect thereto, in a manner that would be deemed, or taken any other action which would result in, a violation of Section 5 of the Act and
(c) to the extent we are disposing of a Residual Certificate, (A) we have no knowledge the Transferee is not a Permitted Transferee and (B) after conducting a reasonable investigation of the financial condition of the Transferee, we have no knowledge and no reason to believe that the statements made in paragraphs 7, 10 and 11 of the Transferee's Residual Transfer Affidavit are false.

                                       Very truly yours,

                                       Print Name of Transferor

                                       By:____________________________________
                                                 Authorized Officer

                                    EXHIBIT I

                            FORM OF RULE 144A LETTER

                                                              ____________, 20__

GS Mortgage Securities Corp.
85 Broad Street
New York, New York 10004
Attention:

Wells Fargo Bank, N.A.
[Address]

      Re: GSAA Home Equity Trust 2004-7, Asset-Backed Certificates, Series 2004-7, Class ___

Ladies and Gentlemen:

            In connection with our acquisition of the above Certificates we certify that (a) we understand that the Certificates are not being registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Act and any such laws, (b) we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Certificates,
(c) we have had the opportunity to ask questions of and receive answers from the Depositor concerning the purchase of the Certificates and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Certificates, (d) either we are purchasing a Class V-1 Certificate, Class AF-2 Certificate, Class AF-3 Certificate, Class AF-4 Certificate, Class AF-5 Certificate, Class M-1 Certificate, Class M-2 Certificate or a Class B-1 Certificate, or we are not an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a plan or arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a plan subject to any Federal, state or local law materially similar to the foregoing provisions of ERISA or the Code, nor are we acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such acquisition or, with respect to a Class X Certificate, the purchaser is an insurance company that is purchasing this certificate with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and that the purchase and holding of such Certificates are covered under Sections I and III of PTCE 95-60,
(e) we have not, nor has anyone acting on our behalf offered, transferred, pledged, sold or otherwise disposed of the Certificates, any interest in the Certificates or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Certificates, any interest in the Certificates or any other similar security from, or otherwise approached or negotiated with respect to the Certificates, any interest in the Certificates or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action, that would constitute a distribution of the Certificates under the Securities Act or that would render the disposition of the Certificates a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will act, nor has authorized or will authorize any person to act, in such manner with respect to the Certificates and
(f) we are a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act and have completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. We are aware that the sale to us is being made in reliance on Rule 144A. We are acquiring the Certificates for our own account or for resale pursuant to Rule 144A and further, understand that such Certificates may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act.

                                                            ANNEX 1 TO EXHIBIT I
                                                            --------------------

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
            --------------------------------------------------------

            [For Transferees Other Than Registered Investment Companies]

                  The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

            1. As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the Buyer.

            2. In connection with purchases by the Buyer, the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because (i) the Buyer owned and/or invested on a discretionary basis $____________(1) in securities (except for the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A and (ii) the Buyer satisfies the criteria in the category marked below.

____ Corporation, etc. The Buyer is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or charitable organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

____ Bank. The Buyer (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

____ Savings and Loan. The Buyer (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

____ Broker-dealer. The Buyer is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.

____ Insurance Company. The Buyer is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.

____ State or Local Plan. The Buyer is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

____ ERISA Plan. The Buyer is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

____ Investment Advisor. The Buyer is an investment advisor registered under the Investment Advisors Act of 1940.

____ Small Business Investment Company. Buyer is a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

____ Business Development Company. Buyer is a business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

            3. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer, (ii) securities that are part of an unsold allotment to or subscription by the Buyer, if the Buyer is a dealer, (iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit,
(v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

            4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Buyer, the Buyer used the cost of such securities to the Buyer and did not include any of the securities referred to in the preceding paragraph, except (i) where the Buyer reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market. Further, in determining such aggregate amount, the Buyer may have included securities owned by subsidiaries of the Buyer, but only if such subsidiaries are consolidated with the Buyer in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Buyer's direction. However, such securities were not included if the Buyer is a majority-owned, consolidated subsidiary of another enterprise and the Buyer is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

            5. The Buyer acknowledges that it is familiar with Rule 144A and understands that the seller to it and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer may be in reliance on Rule 144A.

            6. Until the date of purchase of the Rule 144A Securities, the Buyer will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Buyer is a bank or savings and loan is provided above, the Buyer agrees that it will furnish to such parties updated annual financial statements promptly after they become available.

                                       Print Name of Transferor

                                       By:______________________________________
                                          Name:
                                          Title:

                                       Date:____________________________________

--------

(1) Buyer must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Buyer is a dealer, and, in that case, Buyer must own and/or invest on a discretionary basis at least $10,000,000 in securities.

                                                            ANNEX 2 TO EXHIBIT I
                                                            --------------------

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
            --------------------------------------------------------

           [For Transferees That are Registered Investment Companies]

            The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

            1. As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the Buyer or, if the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because Buyer is part of a Family of Investment Companies (as defined below), is such an officer of the Adviser.

            2. In connection with purchases by Buyer, the Buyer is a "qualified institutional buyer" as defined in SEC Rule 144A because (i) the Buyer is an investment company registered under the Investment Company Act of 1940, as amended and (ii) as marked below, the Buyer alone, or the Buyer's Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year. For purposes of determining the amount of securities owned by the Buyer or the Buyer's Family of Investment Companies, the cost of such securities was used, except (i) where the Buyer or the Buyer's Family of Investment Companies reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market.

____ The Buyer owned $____________ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

____ The Buyer is part of a Family of Investment Companies which owned in the aggregate $________ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer or are part of the Buyer's Family of Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements,
(vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            5. The Buyer is familiar with Rule 144A and understands that the parties listed in the Rule 144A Transferee Certificate to which this certification relates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer will be in reliance on Rule 144A. In addition, the Buyer will only purchase for the Buyer's own account.

            6. Until the date of purchase of the Certificates, the undersigned will notify the parties listed in the Rule 144A Transferee Certificate to which this certification relates of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.


                                       _________________________________________
                                       Print Name of Transferor

                                       By:______________________________________
                                          Name:
                                          Title:

                                       IF AN ADVISER:

                                       _________________________________________
                                       Print Name of Buyer

                                       Date:____________________________________

                                    EXHIBIT J

                            FORM CERTIFICATION TO BE
                             PROVIDED WITH FORM 10-K
                             -----------------------

                   GSAA Home Equity Trust 2004-7 (the "Trust")
                            Asset-Backed Certificates
                                  Series 2004-7

I, [identify the certifying individual], certify that:

1. I have reviewed this annual report on Form 10-K (the "Annual Report"), and all reports on Form 8-K containing distribution date reports (collectively with this Annual Report, the "Reports") filed in respect of periods included in the year covered by this annual report, of the Trust;

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this Annual Report;

3. Based on my knowledge, the servicing information required to be provided to the Securities Administrator by the Master Servicer under the Trust Agreement for inclusion in the Reports is included in the Reports;

4. Based on my knowledge and upon the annual compliance statement included in this Annual Report and required to be delivered to the Master Servicer in accordance with the terms of the Trust Agreement, and except as disclosed in the Reports, the Master Servicer has fulfilled its obligations under the Trust Agreement; and; and

5. The Reports disclose all significant deficiencies relating to the Master Servicer's compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the Trust Agreement, that is included in the Reports..

Date: _________________________

_______________________________
[Signature]
[Title]

                                    EXHIBIT K

        FORM OF MASTER SERVICER CERTIFICATION TO BE PROVIDED TO DEPOSITOR

      Re: GSAA Home Equity Trust 2004-7 (the "Trust") Asset-Backed Certificates Series 2004-7, issued pursuant to the Trust Agreement, dated as of August 31, 2004 (the "Trust Agreement"), among GS Mortgage Securities Corp., as depositor (the "Depositor") and Deutsche Bank National Trust Company, as trustee (the "Trustee") and Custodian Wells Fargo, N.A., as Master Servicer and Securities Administrator and JPMorgan Chase Bank, as Custodian

            The Securities Administrator certifies to the Depositor and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            1. The Securities Administrator has reviewed the annual report on Form 10-K (the "Annual Report") for the fiscal year [___], and all reports on Form 8-K containing distribution reports filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the "Reports"), of the Trust;

            2. To the best of our knowledge, the information in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by the Annual Report; and

            3. To the best of our knowledge, the distribution or servicing information required to be provided to the Master Servicer by GreenPoint Mortgage Funding, Inc., Countrywide Home Loans Servicing LP, Wells Fargo Home Mortgage Inc. and National City Mortgage Co., as servicers, for inclusion in the Reports is included in the Reports.

Date:

                                       WELLS FARGO BANK, N.A.

                                       By:______________________________________
                                          Name:
                                          Title:

                                    EXHIBIT L

                    SECOND AMENDED AND RESTATED FLOW SELLER'S
                       WARRANTIES AND SERVICING AGREEMENT,
                            DATED AS OF MARCH 1, 2004
                       BETWEEN NATIONAL CITY MORTGAGE CO.,
                       AND GOLDMAN SACHS MORTGAGE COMPANY

                                                                       Exhibit L







                         GOLDMAN SACHS MORTGAGE COMPANY

                                    Purchaser

                                       and

                           NATIONAL CITY MORTGAGE CO.

                                     Company



        ----------------------------------------------------------------

              SECOND AMENDED AND RESTATED FLOW SELLER'S WARRANTIES
                             AND SERVICING AGREEMENT

                            Dated as of March 1, 2004

        ----------------------------------------------------------------




                                Fixed Rate Pools

                                TABLE OF CONTENTS



ARTICLE I        DEFINITIONS..................................................

  Section 1.1.   Definitions..................................................

ARTICLE II       CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE
                 FILES; BOOKS AND RECORDS; DELIVERY OF DOCUMENTS..............

  Section 2.1.   Conveyance of Mortgage Loans; Possession of Mortgage
                  Files; Maintenance of Servicing Files.......................
  Section 2.2.   Books and Records; Transfers of Mortgage Loans...............
  Section 2.3.   Delivery of Documents........................................
  Section 2.4.   Mortgage Schedule............................................
  Section 2.5.   Examination of Mortgage Files................................
  Section 2.6.   Representations, Warranties and Agreements of the Company....
  Section 2.7.   Representation, Warranties and Agreement of Purchaser........
  Section 2.8.   Closing......................................................
  Section 2.9.   Closing Documents............................................

ARTICLE III      REPRESENTATIONS AND WARRANTIES REMEDIES AND BREACH...........

  Section 3.1.   Company Representations and Warranties.......................
  Section 3.2.   Representations and Warranties Regarding Individual
                  Mortgage Loans..............................................
  Section 3.3.   Repurchase...................................................

ARTICLE IV       ADMINISTRATION AND SERVICING OF MORTGAGE LOANS...............

  Section 4.1.   Company to Act as Servicer...................................
  Section 4.2.   Liquidation of Mortgage Loans................................
  Section 4.3.   Collection of Mortgage Loan Payments.........................
  Section 4.4.   Establishment of and Deposits to Custodial Account...........
  Section 4.5.   Permitted Withdrawals From Custodial Account.................
  Section 4.6.   Establishment of and Deposits to Escrow Account..............
  Section 4.7.   Permitted Withdrawals From Escrow Account....................
  Section 4.8.   Payment of Taxes, Insurance and Other Charges................
  Section 4.9.   Protection of Accounts.......................................
  Section 4.10.  Maintenance of Hazard Insurance..............................
  Section 4.11.  Maintenance of Primary Mortgage Insurance Policy; Claims.....
  Section 4.12.  Maintenance of Mortgage Impairment Insurance.................
  Section 4.13.  Maintenance of Fidelity Bond and Errors and
                  Omissions Insurance.........................................
  Section 4.14.  Inspections..................................................
  Section 4.15.  Restoration of Mortgaged Property ...........................
  Section 4.16.  Claims ......................................................
  Section 4.17.  Title, Management and Disposition of REO Property............
  Section 4.18.  Real Estate Owned Reports....................................
  Section 4.19.  Liquidation Reports..........................................
  Section 4.20.  Reports and Returns to be Filed..............................
  Section 4.21.  Fair Credit Reporting Act....................................
  Section 4.22.  Disaster Recovery/Business Continuity Plan...................

ARTICLE V        PAYMENTS TO PURCHASER........................................

  Section 5.1.   Remittances..................................................
  Section 5.2.   Statements to Purchaser......................................
  Section 5.3.   Monthly Advances by Company..................................

ARTICLE VI       GENERAL SERVICING PROCEDURES.................................

  Section 6.1.   Transfers of Mortgaged Property..............................
  Section 6.2.   Satisfaction of Mortgages and Release of Mortgage Files......
  Section 6.3.   Servicing Compensation.......................................
  Section 6.4.   Annual Statement as to Compliance............................
  Section 6.5.   Annual Independent Public Accountants' Servicing Report......
  Section 6.6.   Right to Examine Company Records.............................
  Section 6.7.   Compliance with REMIC Provisions.............................

ARTICLE VII      COMPANY TO COOPERATE.........................................

  Section 7.1.   Provision of Information.....................................
  Section 7.2.   Financial Statements; Servicing Facility.....................
  Section 7.3.   Cooperation with Third-Party Service Providers...............

ARTICLE VIII     THE COMPANY..................................................

  Section 8.1.   Indemnification; Third Party Claims..........................
  Section 8.2.   Merger or Consolidation of the Company.......................
  Section 8.3.   Limitation on Liability of Company and Others................
  Section 8.4.   Limitation on Resignation and Assignment by Company..........

ARTICLE IX       PASS-THROUGH TRANSFER........................................

  Section 9.1.   Removal of Mortgage Loans from Inclusion Under this
                  Agreement Upon a Pass-Through Transfer......................

ARTICLE X        DEFAULT......................................................

  Section 10.1.  Events of Default............................................
  Section 10.2.  Waiver of Defaults...........................................

ARTICLE XI       TERMINATION..................................................

  Section 11.1.  Termination..................................................
  Section 11.2.  Termination Without Cause....................................
  Section 11.3.  Termination With Cause.......................................

ARTICLE XII      MISCELLANEOUS PROVISIONS.....................................

  Section 12.1.  Successor to Company.........................................
  Section 12.2.  Amendment....................................................
  Section 12.3.  Governing Law................................................
  Section 12.4.  Duration of Agreement........................................
  Section 12.5.  Notices......................................................
  Section 12.6.  Severability of Provisions...................................
  Section 12.7.  Relationship of Parties......................................
  Section 12.8.  Execution; Successors and Assigns............................
  Section 12.9.  Recordation of Assignments of Mortgage.......................
  Section 12.10. Assignment by Purchaser......................................
  Section 12.11. Solicitation of Mortgagor....................................
  Section 12.12. Confidential Information.....................................


EXHIBITS

Exhibit A     Mortgage Loan Schedule
Exhibit B     Contents of Each Mortgage Loan File
Exhibit C     Form of Custodial Agreement
Exhibit D     Form of Opinion of Counsel
Exhibit E     Items to Be Included in Monthly Remittance Advice
Exhibit F     Form of Assignment and Assumption Agreement
Exhibit G     Form of Seller's Officer's Certificate
Exhibit H     Form of Company Certification
Exhibit I     Form of Warranty Bill of Sale
Exhibit J     Company Guide

      This is the Second Amended and Restated Flow Seller's Warranties and Servicing Agreement for various residential first mortgage loans, dated and effective as of March 1, 2004, and is executed between Goldman Sachs Mortgage Company, as purchaser (the "Purchaser"), and National City Mortgage Co., as seller and servicer (the "Company").


                             W I T N E S S E T H
                             - - - - - - - - - -

      WHEREAS, the Company is engaged in the business of, among other things, making loans to individuals, the repayment of which is secured by first lien mortgages on such individuals' residences (each, a "Mortgage Loan") and selling such Mortgage Loans to investors.

      WHEREAS, the Purchaser is engaged in the business of, among other things, purchasing Mortgage Loans for its own account.

      WHEREAS, the Company has established certain terms, conditions and loan programs, as described in the Company's Underwriting Guidelines (the "Company Guide") and the Purchaser is willing to purchase Mortgage Loans that comply with such terms, conditions and loan programs. The applicable provisions of the Company Guide are attached hereto as Exhibit J.

      WHEREAS, the Purchaser and the Seller desire to establish a flow program whereby the Company will make Mortgage Loans which meet the applicable provisions of the Company Guide, and the Purchaser will, from time to time, purchase such Mortgage Loans from the Company, provided the parties agree on the price, date and other conditions or considerations as set forth in this Agreement.

      WHEREAS, the Purchaser and the Seller wish to prescribe the terms and manner of purchase by the Purchaser and sale by the Seller of the Mortgage Loans, and the management and servicing of the Mortgage Loans by the Company, as the servicer, in this Agreement.

      WHEREAS, the Purchaser and the Seller have previously entered into a Flow Seller's Warranties and Servicing Agreement dated as of March 1, 2003, as amended by the Amended and Restated Flow Seller's Warranties and Servicing Agreement dated as of May 1, 2003 (together, the "Original Seller's Warranties and Servicing Agreement").

      WHEREAS, the Purchaser and the Seller wish to amend and restate the Original Warranties and Servicing Agreement in its entirety.

      NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

Section 1.1.      Definitions.

      Whenever used herein, the following words and phrases, unless the content otherwise requires, shall have the following meanings:

      Accepted Servicing Practices: With respect to any Mortgage Loan, procedures (including collection procedures) that comply with applicable federal, state and local law and the FHLMC Single Family Servicing Guide, and that the Company customarily employs and exercises in servicing and administering mortgage loans for its own account and that are in accordance with accepted mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located.

      Agreement: This Second Amended and Restated Flow Seller's Warranties and Servicing Agreement and all amendments hereof and supplements hereto.

      ALTA: The American Land Title Association or any successor thereto.

      Appraised Value: With respect to any Mortgage Loan, the lesser of (i) the value set forth on the appraisal made in connection with the origination of the related Mortgage Loan as the value of the related Mortgage Property, or (ii) the purchase price paid for the Mortgage Property, provided, however, in the case of a refinanced Mortgage Loan, such value shall be based solely on the appraisal made in connection with the refinance of such Mortgage Loan.

      Applicable Law: All provisions of statutes, rules and regulations, interpretations and orders of governmental bodies or regulatory agencies applicable to a Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

      Assignment of Mortgage or Assignment: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser or its designated assignee.

      Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the states where the parties are located are authorized or obligated by law or executive order to be closed.

      Closing Date: Each date that the Purchaser purchases Mortgage Loans from the Seller hereunder.

      Code: The Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

      Commitment Letter: With respect to any pool of Mortgage Loans purchased and sold on any Closing Date, the letter agreement between the Purchaser and the Seller (including any exhibits, schedules and attachments thereto), setting forth the terms and conditions of such transaction and describing the Mortgage Loans to be purchased by the Purchaser on such Closing Date. A Commitment Letter may relate to more than one pool of Mortgage Loans to be purchased on one or more Closing Dates hereunder.

      Company: National City Mortgage Co., or its successor in interest or assigns, or any successor to the Company under this Agreement appointed as herein provided.

      Company Certification: The certification delivered by the Company in a form substantially similar to Exhibit H of this Agreement.

      Company Employees: The meaning assigned to such term in Section 4.13.

      Company Guide: As defined in the third recital to this Agreement.

      Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

      Consumer Information: Information including, but not limited to, all personal information about the Mortgagors that is supplied to the Company by or on behalf of the Mortgagors.

      Custodial Account: The separate account or accounts created and maintained pursuant to Section 4.4.

      Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, a form of which is annexed hereto as Exhibit C.

      Custodian: The custodian under a Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under such Custodial Agreement as provided therein.

      Cut-off Date: The first day of the month in which the respective Closing Date occurs.

      Determination Date: The day preceding the Remittance Date, or if such day is not a Business Day, the preceding Business Day.

      Due Date: The first day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

      Due Period: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month in which such Remittance Date occurs and ending on (and including) the first day of the month in which such Remittance Date occurs.

      Errors and Omissions Insurance Policy: An errors and omissions insurance policy to be maintained by the Company pursuant to Section 4.13.

      Escrow Account: The separate account or accounts created and maintained pursuant to Section 4.6.

      Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.

      Event of Default: Any one of the conditions or circumstances enumerated in
Section 10.1.

      Exchange Act: The Securities Exchange Act of 1934, as amended.

      FDIC: The Federal Deposit Insurance Corporation, and its successors.

      FHLMC: Federal Home Loan Mortgage Corporation, and its successors.

      Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to
Section 4.12.

      First Remittance Date: With respect to each Closing Date, the Remittance Date occurring in the calendar month immediately following the month in which such Closing Date occurs.

      FNMA: Federal National Mortgage Association, and its successors.

      Insurance Proceeds: Proceeds of any mortgage insurance, title policy, hazard policy or other insurance policy covering a Mortgage Loan, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the Company would follow in servicing mortgage loans held for its own account.

      Liquidation Proceeds: Cash (other than Insurance Proceeds or Condemnation Proceeds) received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale, sale of REO Property, or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

      Loan-to-Value Ratio: With respect to any Mortgage Loan, the ratio of the original loan amount of the Mortgage Loan at its origination or refinancing, as applicable, to the Appraised Value of the Mortgaged Property.

      Manufactured Home: A single family residential unit that is constructed in a factory in sections in accordance with the Federal Manufactured Home Construction and Safety Standards adopted on July 15, 1976, by the Department of Housing and Urban Development ("HUD Code"), as amended in 2000, which preempts state and local building codes. Each unit is identified by the presence of a HUD Plate/Compliance Certificate label. The sections are then transported to the site and joined together and affixed to a pre-built permanent foundation (which satisfies the manufacturer's requirements and all state, county, and local building codes and regulations). The manufactured home is built on a non-removable, permanent frame chassis that supports the complete unit of walls, floors, and roof. The underneath part of the home may have running gear (wheels, axles, and brakes) that enable it to be transported to the permanent site. The wheels and hitch are removed prior to anchoring the unit to the permanent foundation. The manufactured home must be classified as real estate and taxed accordingly. The permanent foundation may be on land owned by the mortgager or may be on leased land.

      Monthly Advance: The portion of each Monthly Payment that is delinquent with respect to each Mortgage Loan at the close of business on the Determination Date required to be advanced by the Company pursuant to Section 5.3 on the Business Day immediately preceding the Remittance Date of the related month.

      Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

      Monthly Remittance Advice: The meaning assigned to such term in Section
5.2.

      Mortgage: The mortgage, deed of trust or other instrument and riders thereto securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

      Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit B annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

      Mortgage Interest Rate: The annual rate of interest borne on a Mortgage
Note in accordance with the provisions of the Mortgage Note.

      Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

      Mortgage Loan Documents: With respect to a Mortgage Loan, the original related Mortgage Note with applicable addenda and riders, the original related security instrument and the originals of any required addenda and riders, the original related Assignment and any original intervening related Assignments, the original related title insurance policy, and the related appraisal report.

      Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

      Mortgage Loan Schedule: A schedule of Mortgage Loans annexed hereto as Exhibit A, such schedule setting forth the following information with respect to each Mortgage Loan: (1) the Company's Mortgage Loan number; (2) the address, city, state and zip code of the Mortgaged Property; (3) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four family residence or planned unit development; (4) the purpose of the Mortgage Loan; (5) the Mortgagor's social security number; (6) a code indicating the occupancy status of the Mortgaged Property (i.e., owner-occupied, non-owner, second home); (7) a code indicating whether the Mortgagor was self-employed at the time of origination; (8) the Mortgage Interest Rate at origination; (9) the current Mortgage Interest Rate;
(10) whether the Mortgage Loan has Monthly Payments that are interest only for a period of time; (11) the Servicing Fee Rate; (12) the current Monthly Payment;
(13) the original term to maturity; (14) the remaining term to maturity; (15) the actual principal balance of the Mortgage Loan as of the Cut-off Date; (16) the principal balance of the Mortgage Loan at origination; (17) the principal balance of the Mortgage Loan as of the Cut-off Date after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (18) the LTV at origination or, if the Mortgage Loan was secured by a second lien, the combined LTV at origination; (19) the due date of the Mortgage Loan; (20) a PMI Policy insurer name and code, percent and policy number (if applicable);
(21) the principal balance of that portion of the Mortgage Loan secured by a first lien and, if applicable, the principal balance of that portion of the Mortgage Loan secured by a second lien; (22) the type of appraisal; (23) a code indicating whether the Mortgage Loan is a MERS Mortgage Loan; (24) a code indicating whether the Mortgaged Property is secured by a second lien; (25) a code indicating whether the Mortgage Loan is secured by a leasehold interest in the related Mortgaged Property; (26) a code indicating whether the Mortgage Loan is subject to a prepay penalty; (27) documentation type (method of income verification, asset verification and verification of employment); (28) a code indicating whether the Mortgage Loan is a buydown loan; (29) first payment date;
(30) FICO score and (31) payment history.

      Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage and riders thereto.

      Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note.

      Mortgagor: The obligor on a Mortgage Note.

      Officer's Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Vice President, an Assistant Vice President, the Treasurer, the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

      Opinion of Counsel: A written opinion of counsel, who may be an employee of the Company, reasonably acceptable to the Purchaser.

      Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans by the Purchaser to a trust to be formed as part of a publicly issued or privately placed mortgage-backed securities transaction.

      Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

      Predatory Mortgage Loan: Any mortgage loan that is classified by any federal, state or local legislature or regulatory body as having terms that result in costs to the Mortgagor in excess of a specified limit. Predatory Mortgage Loans shall include, without limitation, mortgage loans designated as "high cost," "high-cost home loans," "predatory loans" and any designations of similar import.

      Primary Mortgage Insurance Policy: Each policy of primary mortgage insurance represented to be in effect pursuant to Section 3.2(xxxii), or any replacement policy therefor obtained by the Servicer pursuant to Section 4.8.

      Prime Rate: The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

      Principal Balance: As to each Mortgage Loan, (i) the actual outstanding principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts attributable to principal collected from or on behalf of the Mortgagor, including the principal portion of Liquidation Proceeds, Condemnation Proceeds, and Insurance Proceeds.

      Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

      Principal Prepayment Period: With respect to each Remittance Date, the period commencing on the first day of the month preceding the month in which such Remittance Date occurs, and ending on the last day of such month.

      Purchase Price: The purchase price specified in the Commitment Letter.

      Purchaser: Goldman Sachs Mortgage Company, or its successor in interest or any successor to the Purchaser under this Agreement as herein provided.

      Qualification Defect: With respect to a Mortgage Loan, (a) a defective document in the Mortgage File, (b) the absence of a document in the Mortgage File, or (c) the breach of any representation, warranty or covenant with respect to the Mortgage Loan made by the Company, but, in each case, only if the affected Mortgage Loan would cease to qualify as a "qualified mortgage" for purposes of the REMIC Provisions.

      Qualified Depository: A federal or state chartered depository institution, the deposits in which are insured by the FDIC to the applicable limits and the short-term unsecured debt obligations of which (or, in the case of a depository institution that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's Ratings Group and Prime-1 by Moody's Investors Service, Inc. (or a comparable rating if another rating agency is specified by the Purchaser by written notice to the Company) at the time any deposits are held on deposit therein; provided however, that in the event any of the Mortgage Loans are subject to a Pass Through Transfer, the Company agrees that the holding company or other entity which maintains any accounts subject to this definition, shall satisfy the rating requirements established by any Rating Agency which rates securities issued as part of the Pass Through Transfer.

      Qualified Insurer: A mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by FNMA.

      Rating Agency: Moody's Investors Service, Inc., Standard & Poor's Ratings Group, division of The McGraw-Hill Companies, Fitch, Inc (doing business as "Fitch Ratings"), or any other nationally recognized statistical credit rating agency rating any security issued in connection with any Pass-Through Transfer.

      Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement shall be reconstituted as part of a Pass-Through Transfer or Whole Loan Transfer pursuant to Section 9.1 hereof. The Reconstitution Date shall be such date the Purchaser shall designate in writing to the Company.

      REMIC: A "real estate mortgage investment conduit" within the meaning of
Section 860D of the Code.

      REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions, and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

      Remittance Advice Date: The 10th Business Day of each month or, if such 10th day is not a Business Day, the first Business Day immediately succeeding such date.

      Remittance Date: The 18th day (or if such 18th day is not a Business Day, the first Business Day immediately preceding such date) of any month, beginning with the First Remittance Date.

      REO Disposition: The final sale by the Company of any REO Property.

      REO Disposition Proceeds: All amounts received with respect to an REO Disposition pursuant to Section 4.16.

      REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser through foreclosure or by deed in lieu of foreclosure, as described in Section 4.16.

      Repurchase Price: Unless agreed otherwise by the Purchaser and the Company (including without limitation as set forth in the Commitment Letter), a price equal to (i) the Scheduled Principal Balance of the Mortgage Loan plus (ii) interest on such Scheduled Principal Balance at the Mortgage Loan Remittance Rate from the date on which interest has last been paid and distributed to the Purchaser to the last day of the month of repurchase, less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase, to the extent such amounts are actually paid to the Purchaser upon the repurchase of the related Mortgage Loan plus (iii) any costs and damages incurred by the trust in the applicable Pass-Through Transfer in connection with any violation by the applicable Mortgage Loan of any predatory or abusive lending law.

      Scheduled Principal Balance: As to each Mortgage Loan, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously collected by the Company as servicer hereunder or advanced and distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances made in lieu thereof.

      Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses other than Monthly Advances (including reasonable attorney's fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of any REO Property and (d) compliance with the obligations under Section 4.8.

      Servicing Fee: With respect to each Mortgage Loan, the amount of the per annum fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the Scheduled Principal Balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and same period for which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.5) of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.5.

      Servicing Fee Rate: 0.25% per annum for each fixed rate Mortgage Loan.

      Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Custodian and copies of the Mortgage Loan Documents listed in the Custodial Agreement the originals of which are delivered to the Custodian pursuant to Section 2.3.

      Servicing Officer: Any officer of the Company involved in or responsible for the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

      Warranty Bill of Sale: A warranty bill of sale with respect to the Mortgage Loans purchased on a Closing Date in the form annexed hereto as Exhibit I.

      Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to a third party, which sale or transfer is not a Pass-Through Transfer.


                                   ARTICLE II
      CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES; BOOKS AND
                         RECORDS; DELIVERY OF DOCUMENTS

            Section 2.1. Conveyance of Mortgage Loans; Possession of Mortgage Files; Maintenance of Servicing Files. Seller agrees to sell and Purchaser agrees to purchase, from time to time, those certain Mortgage Loans identified in a Mortgage Loan Schedule, at the price and on the terms set forth herein and in the related Commitment Letter. The Purchaser, on any Closing Date, shall be obligated to purchase only such Mortgage Loans set forth in the applicable Mortgage Loan Schedule, subject to the terms and conditions of this Agreement and the related Commitment Letter.

      Purchaser will purchase Mortgage Loan(s) from the Seller on such Closing Dates as may be agreed upon by the Purchaser and the Seller. The closing shall, at Purchaser's option be either: by telephone, confirmed by letter or wire as the parties shall agree; or conducted in person at such place, as the parties shall agree. On the Closing Date and subject to the terms and conditions of this Agreement, the Seller will sell, transfer, assign, set over and convey to the Purchaser, without recourse except as set forth in this Agreement, and the Purchaser will purchase, all of the right, title and interest of the Seller in and to the Mortgage Loans being conveyed by it hereunder, as identified on the Mortgage Loan Schedule.

      On the Closing Date and in accordance with the terms herein, the Purchaser will pay to the Seller, by wire transfer of immediately available funds, the Purchase Price, together with interest, if any, accrued from the Cut-off Date through the day immediately preceding the Closing Date, according to the instructions to be provided by the Seller. The Seller, simultaneously with the payment of the Purchase Price, shall execute and deliver to the Purchaser a Warranty Bill of Sale with respect to the Mortgage Loans in the form annexed hereto as Exhibit I.

      The principal balance of each Mortgage Loan as of the Cut-off Date shall be determined after application of payments of principal due on or before the Cut-off Date whether or not collected. Therefore, payments of scheduled principal and interest prepaid for a Due Date beyond the Cut-off Date shall not be applied to the principal balance as of the Cut-off Date. Such prepaid amounts (minus interest at the Servicing Fee Rate) shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser, and shall remit such amounts as provided in Section 5.1.

      Pursuant to Section 2.3, the Company shall deliver the Mortgage Loan Documents to the Custodian. The contents of each Mortgage File not delivered to the Custodian are and shall be held in trust by the Company for the benefit of the Purchaser as the owner thereof. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Custodian. The possession of each Servicing File by the Company is at the will of the Purchaser for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. Upon the sale of the Mortgage Loans the ownership of each Mortgage Note, the related Mortgage and the related Mortgage File and Servicing File shall vest immediately in the Purchaser, and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Company shall vest immediately in the Purchaser and shall be retained and maintained by the Company, in trust, at the will of the Purchaser and only in such custodial capacity. The Company shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Purchaser, unless such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan pursuant to Sections 2.3, 3.3 or 6.2.

            Section 2.2. Books and Records; Transfers of Mortgage Loans. From and after the sale of the Mortgage Loans to the Purchaser all rights arising out of the Mortgage Loans including but not limited to all funds received on or in connection with the Mortgage Loans, shall be received and held by the Company in trust for the benefit of the Purchaser as owner of the Mortgage Loans, and the Company shall retain record title to the related Mortgages for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans.

      The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of FNMA or FHLMC, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by FNMA or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Company complies with the requirements of the FNMA or FHLMC Selling and Servicing Guide, as amended from time to time.

      The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with Applicable Law.

      The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or the Mortgage Loans unless the books and records show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that in no event shall there be more than four Persons at any given time having the status of "Purchaser" hereunder. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Purchaser from its obligations hereunder with respect to the Mortgage Loans sold or transferred. If the Company receives notification of a transfer less than five (5) Business Days before the monthly Determination Date, the Company's duties to remit and report to the new purchaser(s) as required by Section 5 shall begin with the first Determination Date after the Reconstitution Date.

            Section 2.3. Delivery of Documents. Pursuant to the Custodial Agreement delivered to the Purchaser on or before a Closing Date, the Company shall deliver and release to the Custodian those Mortgage Loan Documents as required by the Custodial Agreement and by this Agreement with respect to each Mortgage Loan being transferred to the Purchaser on such Closing Date.

      The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement. The Company will be responsible for the Custodian's fees and expenses with respect to the delivery and certification of those Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement. The Company will be responsible for the fees and expenses related to the recording of the initial Assignments of Mortgage (including any fees and expenses related to any preparation and recording of any intervening or prior assignments of the Mortgage Loans to the Company or to any prior owners of or mortgagees with respect to the Mortgage Loans). The Purchaser will be responsible for the Custodian's fees and expenses with respect to the initial inventory and maintenance of the Mortgage Loans on or after the Closing Date, including the costs associated with clearing exceptions.

      Within 90 days after each Closing Date, the Company shall deliver to the Custodian each of the documents described in Exhibit B not delivered pursuant to the Agreement with respect to the related Mortgage Loans.

      The Company shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.1 or 6.1 within one week of their execution, provided, however, that the Company shall provide the Custodian with a certified true copy of any such document submitted for recordation within ten
(10) days of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 60 days of its submission for recordation.

      In the event the public recording office is delayed in returning any original document, the Company shall deliver to the Custodian within 240 days of its submission for recordation, a copy of such document and an Officer's Certificate, which shall (i) identify the recorded document; (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company will be required to deliver the document to the Custodian by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

      Notwithstanding the foregoing, if the originals or certified copies required in this Section 2.3 are not delivered as required within 90 days following the Closing Date or as otherwise extended as set forth above, the related Mortgage Loan shall, upon request of the Purchaser, be repurchased by the Company in accordance with Section 3.3 hereof; provided, however, that the foregoing repurchase obligation shall not apply in the event the Company cannot deliver such items due to a delay caused by the recording office in the applicable jurisdiction; provided that the Company shall deliver instead a recording receipt of such recording office or, if such recording receipt is not available, an Officer's Certificate from the Company confirming that such documents have been accepted for recording. Any such document shall be delivered to the Purchaser or its designee promptly upon receipt thereof from the related recording office.

      If, subsequent to the related Closing Date, the Company, the Purchaser or the Custodian finds any document or documents constituting a part of a Mortgage File pertaining to a Mortgage Loan to be defective (or missing) in any material respect, and such defect or missing document materially and adversely affects the value of the related Mortgage Loan or the interests of the Purchaser therein, the party discovering such defect shall promptly so notify the Company. The Company shall have a period of 90 days after receipt of such written notice within which to correct or cure any such defect. The Company hereby covenants and agrees that, if any material defect cannot be corrected or cured, the Company will, upon the expiration of the applicable cure period described above, repurchase the related Mortgage Loan in the manner set forth in Section 3.3; provided, however, that with respect to any Mortgage Loan, if such defect constitutes a Qualification Defect, any such repurchase must take place within 75 days of the date such defect is discovered.

      Notwithstanding the foregoing, with respect to a Mortgage Loan, if, at the end of such 90-day period, the Company delivers an Officer's Certificate to the Purchaser certifying that the Company is using good faith efforts to correct or cure such defect and identifying progress made, then the Purchaser shall grant the Company an extension to correct or cure such defect. The extension shall not extend beyond (1) the date that is 75 days after the date the defect is discovered, or, (2) if the defect is not a Qualification Defect (as evidenced by an Opinion of Counsel), the date that is 30 days beyond the original 90-day cure period. If the defect is not a Qualification Defect, additional 30-day extensions may be obtained pursuant to the same procedure, as long as the Company demonstrates continued progress toward a correction or cure; provided that no extension shall be granted beyond 180 days from the date on which the Company received the original notice of the defect.

      Notwithstanding the foregoing, with respect to a Mortgage Loan, the failure of the Purchaser to notify the Company of any defective or missing document in a Mortgage File within such 90-day period, or the failure of the Purchaser to require the Company to cure or repurchase the related Mortgage Loan upon expiration of such 90-day period, shall not constitute a waiver of its rights hereunder, including the rights with respect to a Mortgage Loan, to require the Company to repurchase the affected Mortgage Loan and the right to indemnification pursuant to Section 3.3 hereof.

            Section 2.4. Mortgage Schedule. The Company shall provide the Purchaser with certain information constituting a listing of the Mortgage Loans to be purchased under this Agreement (the "Mortgage Loan Schedule") on each Closing Date substantially in the form attached hereto as Exhibit A. Each Mortgage Loan Schedule shall conform to the definition of "Mortgage Loan Schedule" hereunder.

            Section 2.5. Examination of Mortgage Files. Prior to each Closing Date, the Company shall (a) deliver to the Purchaser in escrow, for examination, the Mortgage File for each Mortgage Loan to be transferred on such Closing Date, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the Mortgage Files available to the Purchaser for examination at the Company's offices or such other location as shall otherwise be agreed upon by the Purchaser and the Company. Such examination may be made by the Purchaser, or by any prospective purchaser of the Mortgage Loans from the Purchaser, at any time before or after the related Closing Date upon prior reasonable notice to the Company. The fact that the Purchaser or any prospective purchaser of the Mortgage Loans has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided under this Agreement.

            Section 2.6. Representations, Warranties and Agreements of the Company. The Company agrees and acknowledges that it shall, as a condition to the consummation of the transactions contemplated hereby, make the representations and warranties specified in Sections 3.1 and 3.2 as of the Closing Date for the related Mortgage Loans. The Company, without conceding that the Mortgage Loans are securities, hereby makes the following additional representations, warranties and agreements which shall be deemed to have been made as of the Closing Date for the related Mortgage Loans:

            (i) neither the Company nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of any Mortgage Loans, any interest in any Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of any Mortgage Loans, any interest in any Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to any Mortgage Loans, any interest in any Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of any Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

            (ii) the Company has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with this transaction other than the Purchaser.

            Section 2.7. Representation, Warranties and Agreement of Purchaser. The Purchaser, without conceding that the Mortgage Loans are securities, hereby makes the following representations, warranties and agreements, which shall have been deemed to have been made as of the Closing Date for the related Mortgage
Loans:

                  (i) the Purchaser understands that the Mortgage Loans have not been registered under the 1933 Act or the securities laws of any state;

                  (ii) the Purchaser is acquiring the Mortgage Loans for its own account only and not for any other person; and

                  (iii) the Purchaser considers itself a substantial,
            sophisticated institutional investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans.

            Section 2.8. Closing. The closing for the purchase and sale of each pool of Mortgage Loans shall take place on the related Closing Date. At the Purchaser's option, each closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree; or conducted in person, at such place as the parties shall agree.

      Each closing shall be subject to each of the following conditions:

                  (i) all of the representations and warranties of the Company under this Agreement shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

                  (ii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all Closing Documents for the related Mortgage Loans as specified in Section 2.9 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

                  (iii) the Company shall have delivered and released to the
            Custodian all documents required pursuant to this Agreement and the Custodial Agreement, and

                  (iv) all other terms and conditions of this Agreement shall have been complied with.

      Subject to the foregoing conditions, the Purchaser shall pay to the Company on each Closing Date the Purchase Price for the related Mortgage Loans by wire transfer of immediately available funds to the account designated by the Company.

            Section 2.9. Closing Documents. With respect to each pool of Mortgage Loans, the Closing Documents shall consist of fully executed originals of the following documents:

                  (i) this Agreement, in two counterparts;

                  (ii) the related Custodial Agreement, dated as of the related
            Cut-off Date, in three counterparts, in the form attached as Exhibit C to this Agreement;

                  (iii) the related Mortgage Loan Schedule, one copy to be
            attached to each counterpart of this Agreement, and to each counterpart of the related Custodial Agreement, as the Mortgage Loan Schedule thereto;

                  (iv) a Receipt and Certification, as required under the
            Custodial Agreement;

                  (v) an officer's certificate of the Seller substantially in the form of Exhibit G attached hereto; and

                  (vi) an Opinion of Counsel of the Company, in the form of
            Exhibit D hereto.


                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES REMEDIES AND BREACH

            Section 3.1. Company Representations and Warranties. The Company hereby represents and warrants to the Purchaser that, as of each Closing Date:

                         (a) Due Organization and Authority.

      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Company, and in any event the Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Company has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Company; and all requisite corporate action has been taken by the Company to make this Agreement valid and binding upon the Company in accordance with its terms;

                         (b) Ordinary Course of Business.

      The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Company, which is in the business of selling and servicing loans, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

                         (c) No Conflicts.

      Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with or result in a breach of any of the terms, articles of incorporation or by-laws or any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

                         (d) Ability to Service.

      The Company is an approved seller/servicer of residential mortgage loans for FNMA and FHLMC, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Company is in good standing to sell mortgage loans to and service mortgage loans for FNMA and FHLMC, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with FNMA or FHLMC eligibility requirements or which would require notification to FNMA or FHLMC;

                         (e) Reasonable Servicing Fee.

      The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement;

                         (f) Ability to Perform.

      The Company does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken to hinder, delay or defraud any of the Company's creditors;

                         (g) No Litigation Pending.

      There is no action, suit, proceeding or investigation pending or threatened against the Company which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted, or lead to any material liability on the part of the Company, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be contemplated herein, or which would be likely to impair materially the ability of the Company to perform under the terms of this Agreement;

                         (h) No Consent Required.

      No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the sale of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date;

                         (i) No Untrue Information.

      Neither this Agreement nor any statement, report or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained therein not misleading;

                         (j) Sale Treatment.

      The Company has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes;

                         (k) No Material Change.

      There has been no material adverse change in the business, operations, financial condition or assets of the Company since the date of the Company's most recent financial statements; and

                         (l) No Brokers' Fees.

      The Company has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in the connection with the sale of the Mortgage Loans.

            Section 3.2. Representations and Warranties Regarding Individual Mortgage Loans. As to each Mortgage Loan, the Company hereby represents and warrants to the Purchaser that as of the related Closing Date (except as set forth in (i) below):

                         (i) Mortgage Loans as Described.

      The information set forth in the Mortgage Loan Schedule is true and correct as of the related Cut-off Date.

                         (ii) Payment History.

      All payments required to be made up to the related Cut-off Date for each Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment under any Mortgage Loan has been 30 days delinquent more than one time within twelve months prior to the related Closing Date;

                         (iii) No Outstanding Charges.

      There are no defaults by the Company or the Mortgagor in complying with the terms of the Mortgage Note or Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, which previously became due and owing have been paid, or an escrow of funds has been established for every such item which remains unpaid and which has been assessed but is not yet due and payable;

                         (iv) Original Terms Unmodified.

      The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser and the lien priority of the related Mortgage, and which has been delivered to the Purchaser. The substance of any such waiver, alteration or modification has been approved by the mortgage insurer, if the Mortgage Loan is insured, the title insurer, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part;

                         (v) No Defenses.

      The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

                         (vi) No Satisfaction of Mortgage.

      The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, release, cancellation, subordination or rescission;

                         (vii) Validity of Mortgage Documents.

      The Mortgage Note, the Mortgage and related documents are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties;

                         (viii) No Fraud.

      No misrepresentation or fraud has taken place on the part of the Company, the Mortgagor or any third party originator of such Mortgage Loan, or to the Company's knowledge, any other Person, including without limitation, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

                         (ix) Compliance with Applicable Laws.

      Any and all requirements of any federal, state or local law including, without limitation, usury, predatory and abusive lending, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the origination and servicing of the Mortgage Loan have been complied with, the Mortgagor received all disclosure materials required by applicable law with respect to the making of mortgage loans of the same type as the Mortgage Loan and, if the Mortgage Loan is a refinanced Mortgage Loan, rescission materials required by applicable laws, and the Company shall maintain in its possession, available for the Purchaser's inspection and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

                         (x) Location and Type of Mortgaged Property.

      The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a contiguous parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development;

                         (xi) Valid First Lien.

      The Mortgage is a valid, subsisting and enforceable first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  1. the lien of current real property taxes and assessments not yet due and payable;

                  2. covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy or attorney's title opinion delivered to the originator of the Mortgage Loan and (i) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan and (ii) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  3. other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property;

      Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Company has full right to sell and assign the same to the Purchaser;

                         (xii) Full Disbursement of Proceeds.

      The proceeds of the Mortgage Loan have been fully disbursed, except for escrows established or created due to seasonal weather conditions, and there is no requirement for future advances thereunder. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

                         (xiii) Ownership.

      The Company is the sole owner of record and holder of the Mortgage Loan and the related Mortgage Note and the Mortgage are not assigned or pledged, and the Company has good and marketable title thereto and has full right and authority to transfer and sell the Mortgage Loan to the Purchaser. The Company is transferring the Mortgage Loan free and clear of any and all encumbrances, liens, pledges, equities, participation interests, claims, charges or security interests of any nature encumbering such Mortgage Loan;

                         (xiv) Origination/Doing Business.

      The Mortgage Loan was originated by a savings and loan association, a savings bank, a commercial bank, a credit union, an insurance company, or similar institution which is supervised and examined by a federal or state authority or by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 or the National Housing Act. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and any qualification requirements of FNMA or FHLMC, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state;

                         (xv) Title Insurance.

      The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy of insurance acceptable to FNMA or FHLMC, issued by a title insurer acceptable to FNMA or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses
      (1), (2) and (3) of paragraph (xi) of this Section 3.2; provided, however, that in the case of any Mortgage Loan secured by a Mortgaged Property located in a jurisdiction where such policies are generally not available, the Mortgage Loan is the subject of an opinion of counsel of the type customarily rendered in such jurisdiction in lieu of title insurance. The Company is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy. In connection with the issuance of such lender's title insurance policy, to the best of the Company's knowledge, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

                         (xvi) No Mechanics' Liens.

      There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not insured against by the title insurance policy referenced in Section (xv) above;

                         (xvii) Location of Improvements; No Encroachments.

      Except as insured against by the title insurance policy referenced in Section (xv) above, all improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

                         (xviii) Customary Provisions.

      The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

                         (xix) Occupancy of the Mortgaged Property.

      As of the date of origination, the Mortgaged Property was lawfully occupied under Applicable Law;

                         (xx) No Additional Collateral.

      The Mortgage Note is not and has not been secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in (xi) above;

                         (xxi) Deeds of Trust.

      In the event that the Mortgage constitutes a deed of trust, a trustee, duly qualified under Applicable Law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Mortgagee to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

                         (xxii) Transfer of Mortgage Loans.

      The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

                         (xxiii) Mortgaged Property Undamaged.

      The Mortgaged Property is undamaged by water, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended;

                         (xxiv) Collection Practices; Escrow Deposits.

      The origination and collection practices used with respect to the Mortgage Loan have been in accordance with Acceptable Servicing Practices, and have been in all material respects legal and proper, and in accordance with the terms of the Mortgage Note and Mortgage. All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by Applicable Law and has been established to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized under the Mortgage Note;

                         (xxv) No Condemnation.

      To the best of Company's knowledge, there is no proceeding pending or threatened for the total or partial condemnation of the related Mortgaged Property;

                         (xxvi) The Appraisal.

      The Mortgage Loan Documents contain an appraisal of the related Mortgaged Property by an appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof; and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and the appraiser both satisfy the applicable requirements of FNMA or FHLMC;

                         (xxvii) Insurance.

      The Mortgaged Property securing each Mortgage Loan is insured by an insurer acceptable to FNMA or FHLMC against loss by fire and such hazards as are covered under a standard extended coverage endorsement, in an amount which is not less than the lesser of 100% of the insurable value of the Mortgaged Property and the outstanding principal balance of the Mortgage Loan, but in no event less than the minimum amount necessary to fully compensate for any damage or loss on a replacement cost basis; if the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the project; the insurance policy contains a standard clause naming the originator of such mortgage loan, its successor and assigns, as insured mortgagee; if upon origination of the Mortgage Loan, the improvements on the Mortgaged Property were in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (A) the outstanding principal balance of the Mortgage Loan, (B) the full insurable value and (C) the maximum amount of insurance which was available under the Flood Disaster Protection Act of 1983, as amended; and the Mortgage obligates the mortgagor thereunder to maintain all such insurance at the mortgagor's cost and expense and the Company has not acted or failed to act so as to impair the coverage of any such insurance policy or the validity, binding effect and enforceability thereof;

                         (xxviii) Servicemembers Civil Relief Act.

      The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act or any similar state law;

                         (xxix) Payment Terms.

      The Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest, with interest in arrears, providing for full amortization by maturity over a scheduled term of no more than 30 years. No Mortgage Loan has a shared appreciation or other contingent interest feature, or permits negative amortization;

                         (xxx) No Defaults.

      Except with respect to delinquencies identified on the Mortgage Loan Schedule, there is no default, breach, violation or event of acceleration existing under any Mortgage or Mortgage Note and no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and the Company has not waived any default, breach, violation or event of acceleration;

                         (xxxi) Loan-to-Value Ratio; Modifications; No
                                Foreclosures.

      The Loan-to-Value Ratio of each Mortgage Loan was less than 125% at the time of its origination or refinancing, as applicable. No Mortgage Loan is subject to a written foreclosure agreement or pending foreclosure proceedings;

                         (xxxii) Primary Mortgage Insurance.

      Each Mortgage Loan with an LTV at origination in excess of 80% will be subject to a Primary Mortgage Insurance Policy, issued by an insurer acceptable to FNMA or FHLMC, in at least such amounts as are required by FHLMC or FNMA. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage subject to any such Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith unless terminable in accordance with FHLMC standards or Applicable Law;

                         (xxxiii) Underwriting Guidelines.

      The Mortgage Loan was underwritten in accordance with the Company's underwriting guidelines in effect at the time of origination with exceptions thereto exercised in a reasonable manner;

                         (xxxiv) No Violation of Environmental Laws.

      To the best of the Seller's knowledge, the Mortgaged Property is in material compliance with all applicable environmental laws pertaining to environmental hazards including, without limitation, asbestos, and neither the Seller nor, to the Seller's knowledge, the related Mortgagor, has received any notice of any violation or potential violation of such law;

                         (xxxv) Adverse Selection.

      The Company used no adverse selection procedures in selecting the Mortgage Loan from among the outstanding first-lien residential mortgage loans owned by it which were available for inclusion in the Mortgage Loans;

                         (xxxvi) No Bankruptcy.

      To the best of the Company's knowledge, no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated and as of the related Closing Date, the Company has not received notice that any Mortgagor is a debtor under any state or federal bankruptcy or insolvency proceeding;

                         (xxxvii) No Additional Payments.

      There is no obligation on the part of the Company or any other party to make payments in addition to those made by the Mortgagor;

                         (xxxviii) Comparable Mortgage Loan File.

      Each document or instrument in the related Mortgage File is in a form generally acceptable to prudent mortgage lenders that regularly originate or purchase mortgage loans comparable to the Mortgage Loans for sale to prudent investors in the secondary market that invest in mortgage loans such as the Mortgage Loans;

                         (xxxix) HOEPA.

      No Mortgage Loan is classified as a "covered," "high cost," "high cost home loan," "threshold," "predatory loan," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), or any other designation that indicates that such Mortgage Loan has terms that result in costs to the Mortgagor in excess of a specified limit under the Home Ownership and Equity Protection Act of 1994, as amended, or any similar federal, state or local statutes or regulations related to "high cost" mortgage loans or "predatory lending" (as such terms are defined in the applicable statute or regulation);

                         (xl) Fair Credit Report Act.

      The Company, in its capacity as servicer for each Mortgage Loan, has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

                         (xli) Georgia Fair Lending Act.

      There is no Mortgage Loan that was originated on or after October 1, 2002 and on or before March 7, 2003 with an initial balance equal to or less than $322,700, which is secured by property located in the State of Georgia;

                         (xlii) No Credit Insurance Policies.

      No proceeds from any Mortgage Loan were used to purchase single-premium credit insurance policies;

                         (xliii) Prepayment Penalty Term.

      No Mortgage Loan originated on or after October 1, 2002 will impose a prepayment premium for a term in excess of three years after its origination. No Mortgage Loan originated before October 1, 2002 will impose a prepayment premium for a term in excess of five years after its origination;

                         (xliv) Qualified Mortgage.

      Each Mortgage Loan is a "qualified mortgage" within Section 860G(a)(3) of the Code.

                         (xlv) No Mobile Homes or Manufactured Dwellings.

      No Mortgage Loan is secured by a residence or dwelling that is a mobile home or a manufactured dwelling;

                         (xlvi) No Texas Refinance Loans.

      No Mortgage Loan was originated in the State of Texas under Article XVI, Section 50(a)(6) of the Texas Constitution (a "Texas Refinance Loan");

                         (xlvii) No "Pledged Asset" Loans.

      No Mortgage Loan is a "pledged asset" mortgage loan;

                         (xlviii) No Construction Loans.

      No Mortgage Loan was made in connection with (i) the construction or rehabilitation of a Mortgaged Property or (ii) facilitating the trade-in or exchange of a Mortgaged Property, other than a construction to permanent loan which has converted to a permanent Mortgage Loan; and

                         (xlix) Mortgagors.

      The Mortgagor with respect to each Mortgage Loan is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with FNMA or FHLMC guidelines. In the event a Mortgagor is a trustee, the related borrower is a natural person.

            Section 3.3.      Repurchase.

      It is understood and agreed that the representations and warranties set forth in Sections 3.1 and 3.2 shall survive the sale of the Mortgage Loans to the Purchaser and the delivery of the Mortgage Loan Documents to the Custodian and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser (or which materially and adversely affects the interests of Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other.

      Within 90 days of the earlier of either discovery by or notice to the Company of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans, (i) the Company shall use its best efforts promptly to cure such breach in all material respects and (ii) if such breach cannot be cured, the Company shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.1, and such breach cannot be cured within 90 days of the earlier of either discovery by or notice to the Company of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Company at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 3.3 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price as required in Section 4.4, for distribution to Purchaser on the Remittance Date for the month following the date of the repurchase, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution for application in accordance with
Section 5.1.

      At the time of repurchase, the Purchaser and the Company shall arrange for the reassignment of the repurchased Mortgage Loans to the Company and the delivery to the Company of any documents held by the Custodian relating to the repurchased Mortgage Loans. In the event of a repurchase, the Company shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase has taken place and amend the Mortgage Loan Schedule to reflect the withdrawal of the repurchased Mortgage Loans from this Agreement.

      In addition to such repurchase obligation, the Company shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Company's representations and warranties contained in this Agreement. It is understood and agreed that the obligations of the Company set forth in this
Section 3.3 to cure or repurchase a defective Mortgage Loan and to indemnify the Purchaser as provided in this Section 3.3, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties.

      Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.1 and 3.2 shall accrue as to any Mortgage Loan upon the earliest of (i) discovery of such breach by the Company or the Purchaser or notice thereof by the Purchaser to the Company, (ii) failures by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.


                                   ARTICLE IV
                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

            Section 4.1. Company to Act as Servicer.

      The Company, as an independent contractor, shall service and administer the Mortgage Loans and shall have full power and authority, acting alone or through the utilization of a third party servicing provider, to do any and all things in connection with such servicing and administration which the Company may deem necessary or desirable, consistent with the terms of this Agreement and with Accepted Servicing Practices.

      Consistent with the terms of this Agreement and subject to the REMIC Provisions if the Mortgage Loans have been transferred to a REMIC, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser. In the event of any such modification which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 5.3, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances made pursuant to Section 5.3. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Company, the Purchaser shall furnish the Company with any powers of attorney and other documents necessary or appropriate to enable the Company to carry out its servicing and administrative duties under this Agreement.

      The Company shall notify the Purchaser, in writing, of any waiver, modification, forbearance, postponement, indulgence or amendment with respect to any term of any Mortgage Loan and the date thereof, and shall deliver to the Purchaser (or, at the direction of the Purchaser, the Custodian) for deposit in the related Mortgage File, an original counterpart of the agreement relating to such waiver, modification, forbearance, postponement, indulgence, assumption or amendment, promptly (and in any event within ten Business Days) following the execution thereof; provided, however, that if any such waiver, modification, forbearance, postponement, indulgence, assumption or amendment is required by applicable law to be recorded, the Company (i) shall deliver to the Purchaser a copy thereof and (ii) shall deliver to the Purchaser such document, with evidence of notification upon receipt thereof from the public recording office.

      In servicing and administering the Mortgage Loans, the Company shall employ procedures (including collection procedures) and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, giving due consideration to Accepted Servicing Practices where such practices do not conflict with the requirements of this Agreement, and the Purchaser's reliance on the Company.

            Section 4.2. Liquidation of Mortgage Loans.

      In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 4.1 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Company shall take such action as (1) the Company would take under similar circumstances with respect to a similar mortgage loan held for its own account for investment, (2) shall be consistent with Accepted Servicing Practices, and (3) the Company shall determine prudently to be in the best interest of Purchaser. In the event that any payment due under any Mortgage Loan is not postponed pursuant to Section 4.1 and remains delinquent for a period of 30 days or any other default continues for a period of 30 days beyond the expiration of any grace or cure period, the Company shall commence foreclosure proceedings, the Company shall notify the Purchaser in writing of the Company's intention to do so, and the Company shall not commence foreclosure proceedings if the Purchaser objects to such action within ten (10) Business Days of receiving such notice. In the event the Purchaser objects to such foreclosure action, the Company shall not be required to make Monthly Advances with respect to such Mortgage Loan, pursuant to Section 5.3, and the Company's obligation to make such Monthly Advances shall terminate on the 90th day referred to above. In such connection, the Company shall from its own funds make all necessary and proper Servicing Advances, provided, however, that the Company shall not be required to expend its own funds in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property, unless it shall determine (a) that such preservation, restoration and/or foreclosure will increase the proceeds of liquidation of the Mortgage Loan to the Purchaser after reimbursement to itself for such expenses and (b) that such expenses will be recoverable by it either through Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Custodial Account pursuant to
Section 4.5) or through Insurance Proceeds (respecting which it shall have similar priority).

      Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. The cost for such inspection or review shall be borne by the Purchaser. Upon completion of the inspection or review, the Company shall promptly provide the Purchaser with a written report of the environmental inspection.

      After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Purchaser directs the Company to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Company, the Company shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Section 4.5 hereof. In the event the Purchaser directs the Company not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Section 4.5 hereof.

            Section 4.3. Collection of Mortgage Loan Payments.

      Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Company shall proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable in accordance with Accepted Servicing Practices, and shall, in accordance with RESPA and applicable state law, take special care in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Mortgage Loan and the Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

            Section 4.4. Establishment of and Deposits to Custodial Account.

      The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts, in the form of time deposit or demand accounts, titled "National City Mortgage Co., in trust for the Purchaser of Residential Mortgage Loans serviced under the Second Amended and Restated Flow Seller's Warranties and Servicing Agreement, dated as of March 1, 2004", or as otherwise directed in writing by the Purchaser or its assigns after the Closing Date in connection with any Whole Loan Transfer or Pass-Through Transfer. The Custodial Account shall be established with a Qualified Depository. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Custodial Account. Any funds deposited in the Custodial Account shall at all times be insured to the fullest extent allowed by Applicable Law. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.5.

      The Company shall deposit in the Custodial Account within one Business Day (or two Business Days in the case of the amounts described in clauses (iii) through (v) below) of the Company's receipt, and retain therein, the following collections received by the Company and payments made by the Company after each Cut-off Date, other than payments of principal and interest due on or before such Cut-off Date, or received by the Company prior to the Cut-off Date but allocable to a period subsequent thereto:

                  (1) all payments on account of principal on the Mortgage
            Loans, including all Principal Prepayments, but not including Payaheads;

                  (2) all payments on account of interest on the Mortgage Loans, adjusted to the Mortgage Loan Remittance Rate;

                  (3) all Liquidation Proceeds;

                  (4) all Insurance Proceeds including amounts required to be deposited pursuant to Section 4.10 (other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14), Section 4.11 and Section 4.15;

                  (5) all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14;

                  (6) any amount required to be deposited in the Custodial
            Account pursuant to Section 4.1, 5.1, 5.3, 6.1 or 6.2;

                  (7) any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 2.3, 3.3 or 6.2;

                  (8) with respect to each Principal Prepayment including, for this purpose, the principal portion of Insurance Proceeds, Condemnation Proceeds, and Liquidation Proceeds an amount (to be paid by the Company out of its own funds, but not in excess of its aggregate Servicing Fee for the related Due Period) which, when added to all amounts allocable to interest received in connection with the Principal Prepayment, equals one month's interest on the amount of principal so prepaid at the Mortgage Loan Remittance Rate;

                  (9) any amounts required to be deposited by the Company
            pursuant to Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy; and

                  (10) any amounts received with respect to or related to any
            REO Property and all REO Disposition Proceeds pursuant to Section 4.16.

      The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.1, need not be deposited by the Company into the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.5. The Company shall reimburse the Custodial Account for any losses incurred as a result of the investment of amounts on deposit in the Custodial Account.

            Section 4.5.  Permitted Withdrawals From Custodial Account.

      The Company shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

                  (1) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.1;

                  (2) to reimburse itself for Monthly Advances of the Company's funds made pursuant to Section 5.3, the Company's right to reimburse itself pursuant to this subclause (2) being limited to amounts received on the related Mortgage Loan which represent late payments of principal and/or interest respecting which any such advance was made, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan pursuant to Section 2.3, 3.3 or 6.2, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

                  (3) to reimburse itself for unreimbursed Servicing Advances, and for any unpaid Servicing Fees, the Company's right to reimburse itself pursuant to this subclause (3) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that where the Company is required to repurchase a Mortgage Loan pursuant to Section 2.3, 3.3 or 6.2, in which case the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

                  (4) to pay itself as servicing compensation any interest on funds deposited in the Custodial Account;

                  (5) to reimburse itself for expenses incurred to the extent reimbursable pursuant to Section 8.1;

                  (6) to pay any amount required to be paid pursuant to Section
            4.16 related to any REO Property, it being understood that, in the case of any such expenditure or withdrawal related to a particular REO Property, the amount of such expenditure or withdrawal from the Custodial Account shall be limited to amounts on deposit in the Custodial Account with respect to the related REO Property;

                  (7) to reimburse itself for any Servicing Advances or REO
            expenses after liquidation of the Mortgaged Property not otherwise reimbursed above;

                  (8) to reimburse the trustee with respect to any Pass-Through
            Transfer for any unreimbursed Monthly Advances or Servicing Advances made by the Trustee, as applicable, the right to reimbursement pursuant to this subclause (8) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, proceeds of REO Dispositions, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of such reimbursement, such trustee's right thereto shall be prior to the rights of the Company to reimbursement under (2) and (3), and prior to the rights of the Purchaser under
            (1);

                  (9) to remove funds inadvertently placed in the Custodial
            Account by the Company; and

                  (10) to clear and terminate the Custodial Account upon the termination of this Agreement.

      In the event that the Custodial Account is interest bearing, on each Remittance Date, the Company shall withdraw all interest earned on funds on deposit in the Custodial Account. The Company may use such withdrawn funds only for the purposes described in this Section 4.5.

            Section 4.6. Establishment of and Deposits to Escrow Account.

      The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled, "National City Mortgage Co., in trust for the Purchaser under the Second Amended and Restated Flow Seller's Warranties and Servicing Agreement dated as of March 1, 2004 and/or subsequent purchasers of Mortgage Loans." The Escrow Accounts shall be established with a Qualified Depository, in a manner which shall provide maximum available insurance thereunder. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Escrow Account. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.7.

      The Company shall deposit in the Escrow Account or Accounts within two (2) Business Days of the Company's receipt, and retain therein:

                  (1) all Escrow Payments collected on account of the Mortgage
            Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

                  (2) all amounts representing Insurance Proceeds or
            Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

                  (3) all amounts representing proceeds of any Primary Mortgage
            Insurance Policy.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in Section 4.7. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by law to be paid to the Mortgagor. To the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes. Notwithstanding the forgoing, the Company shall be responsible to reimburse the Purchaser for any losses incurred as a result of the investment of amounts on deposit in the Escrow Account.

            Section 4.7.  Permitted Withdrawals From Escrow Account.

      Withdrawals from the Escrow Account or Accounts may be made by the Company only:

                  (1) to effect timely payments of ground rents, taxes,
            assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

                  (2) to reimburse the Company for any Servicing Advances made by the Company pursuant to Section 4.8 with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

                  (3) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage
            Loan;

                  (4) for transfer to the Custodial Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

                  (5) for application to restoration or repair of the Mortgaged
            Property in accordance with the procedures outlined in Section 4.14;

                  (6) to pay to the Company, or any Mortgagor to the extent
            required by law, any interest paid on the funds deposited in the Escrow Account;

                  (7) to remove funds inadvertently placed in the Escrow Account by the Company;

                  (8) to apply the proceeds of Primary Mortgage Insurance as if such proceeds were payments on, or Liquidation Proceeds of, the related Mortgage Loan, as the case may be; and

                  (9) to clear and terminate the Escrow Account on the
            termination of this Agreement.

            Section 4.8. Payment of Taxes, Insurance and Other Charges.

      With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payment of all such charges irrespective of each Mortgagor's faithful performance in the payment of same of the making of the Escrow Payments, and the Company shall make advances from its own funds to effect such payments.

            Section 4.9. Protection of Accounts.

      The Company may transfer the Custodial Account or the Escrow Account to a different Qualified Depository from time to time, upon prior written notice to the Purchaser.

            Section 4.10. Maintenance of Hazard Insurance.

      The Company shall cause to be maintained for each Mortgage Loan hazard insurance such that all buildings upon the Mortgaged Property are insured by an insurer acceptable to FNMA or FHLMC, against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan and
(ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor or the loss payee from becoming a co-insurer. In the event a hazard insurance policy shall be in danger of being terminated, or in the event the insurer shall cease to be acceptable to FNMA or FHLMC, the Company shall notify the Purchaser and the related Mortgagor, and shall use its best efforts, as permitted by Applicable Law, to obtain from another Qualified Insurer a replacement hazard insurance policy substantially and materially similar in all respects to the original policy. In no event, however, shall a Mortgage Loan be without a hazard insurance policy at any time, subject only to Section 4.11 hereof.

      If upon origination of the Mortgage Loan, the related Mortgaged Property was located in an area identified by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier acceptable to FNMA or FHLMC, in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the mortgage if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended.

      If a Mortgage is secured by a unit in a condominium project, the Company shall verify that the coverage required of the owner's association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current FNMA or FHLMC requirements, secure from the owner's association its agreement to notify the Company promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

      In the event that any Purchaser or the Company shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Company shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor's attention the desirability of protection of the Mortgaged Property.

      All policies required hereunder shall name the Company as loss payee and shall be endorsed with standard or union mortgagee clauses, without contribution, which shall provide for at least 30 days prior written notice of any cancellation, reduction in amount or material change in coverage.

      The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are acceptable to FNMA and FHLMC and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Company shall determine that such policies provide sufficient risk coverage and amounts, that they insure the property owner, and that they properly describe the property address.

      Pursuant to Section 4.4, any amounts collected by the Company under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Company's normal servicing procedures as specified in Section 4.14) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.5.

            Section 4.11. Maintenance of Primary Mortgage Insurance Policy; Claims.

      With respect to each Mortgage Loan with a LTV in excess of 80%, the Company shall, without any cost to the Purchaser, maintain or cause the Mortgagor to maintain in full force and effect a Primary Mortgage Insurance Policy insuring that portion of the Mortgage Loan in excess of a percentage in conformance with FNMA and FHLMC requirements. The Company shall pay or shall cause the Mortgagor to pay the premium thereon on a timely basis, at least until the LTV of such Mortgage Loan is reduced to 80%, or such amount as required by Applicable Law, or such other amount as FNMA and FHLMC permits for cancellation of mortgage insurance. In the event that such Primary Mortgage Insurance Policy shall be terminated, the Company shall obtain from another insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated Primary Mortgage Insurance Policy. If the insurer shall cease to be a qualified insurer, the Company shall determine whether recoveries under the Primary Mortgage Insurance Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Company shall in no event have any responsibility or liability for any failure to recover under the Primary Mortgage Insurance Policy for such reason. If the Company determines that recoveries are so jeopardized, it shall notify the Purchaser and the Mortgagor, if required, and obtain from another qualified insurer a replacement insurance policy. The Company shall not take any action which would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Subsection 6.1, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such Primary Mortgage Insurance Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

      In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.6, any amounts collected by the Company under any Primary Mortgage Insurance Policy shall be deposited in the Escrow Account, subject to withdrawal pursuant to Section 4.7.

            Section 4.12. Maintenance of Mortgage Impairment Insurance.

      In the event that the Company shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section
4.10. The Company shall prepare and make any claims on the blanket policy as deemed necessary by the Company in accordance with Accepted Servicing Practices. Any amounts collected by the Company under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.5. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, the Company shall deposit in the Custodial Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to be deposited from the Company's funds, without reimbursement therefor. Upon request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days' prior written notice to such Purchaser.

            Section 4.13. Maintenance of Fidelity Bond and Errors and Omissions Insurance.

      The Company shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans ("Company Employees"). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Company Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Company against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.13 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the amounts acceptable to FNMA or FHLMC. Upon the request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certified true copy of such fidelity bond and insurance policy and a statement from the surety and the insurer that such fidelity bond and insurance policy shall in no event be terminated or materially modified without 30 days' prior written notice to the Purchaser.

            Section 4.14. Inspections.

      If any Mortgage Loan is more than 75 days delinquent, the Company or its agent immediately shall inspect the Mortgaged Property and shall conduct subsequent inspections in accordance with Accepted Servicing Practices or as may be required by the primary mortgage guaranty insurer. The Company shall keep a written report of each such inspection.

            Section 4.15. Restoration of Mortgaged Property.

      The Company need not obtain the approval of the Purchaser prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices. For claims greater than $15,000, at a minimum the Company shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

                  (i) The Company shall receive satisfactory independent
            verification of completion of repairs and issuance of any required approvals with respect thereto;

                  (ii) the Company shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics' and materialmen's liens;

                  (iii) the Company shall verify that the Mortgage Loan is not in default; and

                  (iv) pending repairs or restoration, the Company shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow
            Account.

      If the Purchaser is named as an additional loss payee, the Company is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

            Section 4.16. Claims.

      In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer in a timely fashion and, in this regard, to take such action as shall be necessary to permit recovery respecting a defaulted Mortgage Loan. Pursuant to
Section 4.4, any amounts collected by the Company under any guaranty shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.5.

            Section 4.17. Title, Management and Disposition of REO Property.

      In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Company, or in the event the Company is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, or the perfection of the ownership or security interest of the Purchaser in such REO Property would be adversely effected, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Company from any attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the Purchaser.

      The Company shall manage, conserve, protect and operate each REO Property for the Purchaser solely for the purpose of its prompt disposition and sale. The Company, either itself or through an agent selected by the Company, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Company deems to be in the best interest of the Purchaser.

      The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless (i) a REMIC election has not been made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, and (ii) the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property; provided however, that the Company agrees not to sell or dispose of any such Mortgage Loan to a person who acquires such Mortgage Loan using a purchase money mortgage. If a period longer than one year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property.

      The Company shall also maintain on each REO Property fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above.

      The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser. The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter the expenses of such sale shall be paid and the Company shall reimburse itself for any related unreimbursed Servicing Advances, unpaid Servicing Fees and unreimbursed advances made pursuant to Section 5.3. On the Remittance Date immediately following the Principal Prepayment Period in which such sale proceeds are received the net cash proceeds of such sale remaining in the Custodial Account shall be distributed to the Purchaser.

      The Company shall withdraw the Custodial Account funds necessary for the proper operation management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 and the fees of any managing agent of the Company, or the Company itself. The Company shall make monthly distributions on each Remittance Date to the Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described in the Section 4.16 and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

            Section 4.18. Real Estate Owned Reports.

      Together with the statement furnished pursuant to Section 5.2, the Company shall furnish to the Purchaser on or before the Remittance Date each month a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Company's efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information as the Purchaser shall reasonably request.

            Section 4.19. Liquidation Reports.

      Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property.

            Section 4.20. Reports and Returns to be Filed.

      The Company shall file information reports with respect to the receipt of mortgage interest received in a trade or business, reports of foreclosures and abandonments of any Mortgaged Property and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property as required by Sections 6050H, 6050J and 6050P of the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by such Sections 6050H, 6050J and 6050P of the Code.

            Section 4.21. Fair Credit Reporting Act.

      For each Mortgage Loan, the Servicer shall furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (eg., favorable and unfavorable) on its borrower credit files, to Equifax, Experian, and Trans Union Credit Information Company, or their successors, on a monthly basis. The Servicer shall provide evidence of such monthly reporting to Purchaser upon request.

            Section 4.22. Disaster Recovery/Business Continuity Plan.

      The Company shall establish and maintain contingency plans, recovery plans and proper risk controls to ensure Company's continued performance under this Agreement. The plans shall include, but not be limited to, testing, control functions, accountability and corrective actions to be immediately implemented, if necessary. The Company agrees to make copies or summaries of the plans available to the Purchaser's regulators upon request.


                                    ARTICLE V
                              PAYMENTS TO PURCHASER

            Section 5.1. Remittances.

      On each Remittance Date the Company shall remit by wire transfer of immediately available funds to the Purchaser (a) all amounts deposited in the Custodial Account as of the close of business on the Determination Date (net of charges against or withdrawals from the Custodial Account pursuant to Section 4.5), plus (b) all amounts, if any, which the Company is obligated to distribute pursuant to Section 5.3, minus (c) any amounts attributable to Principal Prepayments received after the applicable Principal Prepayment Period which amounts shall be remitted on the following Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayment in accordance with Section 4.4(viii); and minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the first day of the month of the Remittance Date.

      With respect to any remittance received by the Purchaser after the date on which such payment was due, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each charge, plus two percentage points, but in no event greater than the maximum amount permitted by Applicable Law. Such interest shall be deposited in the Custodial Account by the Company on the date such late payment is made and shall cover the period commencing with the day following such second Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

            Section 5.2. Statements to Purchaser.

      Not later than the Remittance Advice Date, the Company shall furnish to the Purchaser a Monthly Remittance Advice, including the information set forth in Exhibit E attached hereto, with a trial balance report attached thereto, as to the period ending on the last day of the preceding month, in a form to be agreed upon by the Purchaser and the Company.

            Section 5.3. Monthly Advances by Company.

      On the Business Day immediately preceding each Remittance Date, the Company shall deposit in the Custodial Account from its own funds or from amounts held for future distribution an amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the Determination Date immediately preceding such Remittance Date or which were deferred pursuant to Section 4.1. Any amounts held for future distribution and so used shall be replaced by the Company by deposit in the Custodial Account on or before any future Remittance Date if funds in the Custodial Account on such Remittance Date shall be less than payments to the Purchaser required to be made on such Remittance Date. The Company shall have the right to deduct delinquent payments from amounts held for future distribution as long as the Company, its parent, or their respective successors hereunder has a long-term credit rating of at least "A" by Fitch, Inc. (doing business as Fitch Ratings), "A" by Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and "A2" by Moody's Investors Service, Inc. If the long-term credit rating of the Company, its parent, or their respective successors hereunder are at any time below the ratings set forth in the directly preceding sentence, the Company shall no longer be permitted to make any advances from amounts held for future distribution, and instead shall be required to make all advances from its own funds. The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the earlier of: (i) the last Remittance Date prior to the Remittance Date for the distribution of all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan and (ii) the Remittance Date prior to the date the Mortgage Loan is converted to REO Property, provided, however, that if requested by a Rating Agency in connection with a Pass-Through Transfer, the Company shall be obligated to make such advances through the Remittance Date prior to the date on which cash is received in connection with the liquidation of REO Property; provided, however, that such obligation shall cease if the Company determines, in its sole reasonable opinion, that advances with respect to such Mortgage Loan are non-recoverable by the Company from Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds, or otherwise with respect to a particular Mortgage Loan. In the event that the Company determines that any such advances are non-recoverable, the Company shall provide the Purchaser with a certificate signed by two officers of the Company evidencing such determination.


                                   ARTICLE VI
                          GENERAL SERVICING PROCEDURES

            Section 6.1. Transfers of Mortgaged Property.

      The Company shall use its best efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note and to deny assumption by the person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Company shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto, provided, however, that the Company shall not exercise such rights if prohibited by law from doing so.

      If the Company reasonably believes it is unable under Applicable Law to enforce such "due-on-sale" clause, the Company shall enter into (i) an assumption and modification agreement with the person to whom such property has been conveyed, pursuant to which such person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Company is unable under Applicable Law to require that the original Mortgagor remain liable under the Mortgage Note and the Company has the prior consent of the primary mortgage guaranty insurer, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. If an assumption fee is collected by the Company for entering into an assumption agreement the fee will be retained by the Company as additional servicing compensation. In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan, the outstanding principal amount of the Mortgage Loan nor any other material terms shall be changed without Purchaser's consent.

      To the extent that any Mortgage Loan is assumable, the Company shall inquire diligently into the credit worthiness of the proposed transferee, and shall use the underwriting criteria for approving the credit of the proposed transferee which are used with respect to underwriting mortgage loans of the same type as the Mortgage Loans. If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by Applicable Law, accelerate the maturity of the Mortgage Loan.

            Section 6.2. Satisfaction of Mortgages and Release of Mortgage
Files.

      Upon the payment in full of any Mortgage Loan, the Company shall notify the Purchaser in the Monthly Remittance Advice as provided in Section 5.2, and may request the release of any Mortgage Loan Documents.

      If the Company satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should the Company otherwise prejudice any rights the Purchaser may have under the mortgage instruments, upon written demand of the Purchaser, the Company shall repurchase the related Mortgage Loan at the Repurchase Price by deposit thereof in the Custodial Account within 2 Business Days of receipt of such demand by the Purchaser. The Company shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 4.12 insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

            Section 6.3. Servicing Compensation.

      As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amount of its Servicing Fee. The Servicing Fee shall be payable monthly and shall be computed on the basis of the same unpaid scheduled principal balance and for the period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion of such Monthly Payments.

      Additional servicing compensation in the form of assumption fees, to the extent provided in Section 6.1, and late payment charges shall be retained by the Company to the extent not required to be deposited in the Custodial Account. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.

            Section 6.4. Annual Statement as to Compliance.

      The Company shall deliver to the Purchaser on or before March 15 each year, beginning March 15, 2005, an Officer's Certificate, stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officer's supervision, and (ii) the Company has complied with the provisions of this Agreement or similar agreements, and (iii) to the best of such officer's knowledge, based on such review, the Company has fulfilled all its obligations under this Agreement or similar agreements throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Company to cure such default.

            Section 6.5. Annual Independent Public Accountants' Servicing
Report.

      On or before March 15 of each year beginning March 15, 2005, the Company, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to each Purchaser to the effect that such firm has examined certain documents and records relating to the servicing of the mortgage loans similar in nature and that such firm is of the opinion that the provisions of this or similar agreements have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. By providing Purchaser a copy of a Uniform Single Attestation Program Report from their independent public accountant's on an annual basis, the Company shall be considered to have fulfilled its obligations under this Section 6.5.

            Section 6.6. Right to Examine Company Records.

      The Purchaser, or its designee, shall have the right to examine and audit any and all of the books, records, or other information of the Company, whether held by the Company or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice. The Purchaser shall pay its own travel expenses associated with such examination.

            Section 6.7. Compliance with REMIC Provisions.

      If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Company shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or
(ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on "prohibited transactions" as defined Section 860G(a)(2) of the Code and the tax on "contributions" to a REMIC set forth in Section 860(D) of the Code) unless the Company has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.


                                   ARTICLE VII
                              COMPANY TO COOPERATE

            Section 7.1. Provision of Information.

      During the term of this Agreement, the Company shall furnish to the Purchaser such periodic, special, or other reports or information, and copies or originals of any documents contained in the Servicing File for each Mortgage Loan provided for herein. All other special reports or information not provided for herein as shall be necessary, reasonable, or appropriate with respect to the Purchaser or any regulatory agency will be provided at the Purchaser's expense. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the Purchaser may give.

      The Company shall execute and deliver all such instruments and take all such action as the Purchaser may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Agreement.

            Section 7.2. Financial Statements; Servicing Facility.

      In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective Purchaser a Consolidated Statement of Operations of the Company for the most recently completed two fiscal years for which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Company also shall make available any comparable interim statements to the extent any such statements have been prepared by or on behalf of the Company (and are available upon request to members or stockholders of the Company or to the public at large).

      The Company also shall make available to the Purchaser or prospective Purchaser, within a reasonable period after request, a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Company or the financial statements of the Company, and to permit any prospective Purchaser to inspect the Company's servicing facilities for the purpose of satisfying such prospective Purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

            Section 7.3. Cooperation with Third-party Service Providers.

      The Company shall cooperate with the Purchaser in servicing the Mortgage Loans in accordance with the usual and customary requirements of any credit enhancement, risk management and other service providers and shall otherwise cooperate with the Purchaser in connection with such third-party service providers and the provision of third-party services; provided, however, that such requirements are reasonably acceptable to the Company and pose no greater risk, obligation or expense to the Company than otherwise set forth in this Agreement. Any additional costs and/or expenses will be paid by the requesting party.


                                  ARTICLE VIII
                                   THE COMPANY

            Section 8.1. Indemnification; Third Party Claims.

      The Company shall indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to perform its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser promptly shall reimburse the Company for all costs, fees or expenses advanced by it pursuant to this paragraph except when the claim in any way results from, relates to or arises out of any liability, obligation, act or omission of the Company, including without limitation, the Company's indemnification obligation under
Section 3.3 and this Section 8.1, any repurchase obligation of the Company hereunder including Sections 2.3, 3.3 and 6.2, or the failure of the Company to service and administer the Mortgage Loans and otherwise perform its obligations hereunder in strict compliance with the terms of this Agreement.

            Section 8.2. Merger or Consolidation of the Company.

      The Company shall keep in full effect its existence, rights and franchises as a corporation, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

      Any person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, provided, however, that the successor or surviving Person shall be an institution which is a FNMA/FHLMC-approved company in good standing. Furthermore, in the event the Company transfers or otherwise disposes of all or substantially all of its assets to an affiliate of the Company, such affiliate shall satisfy the condition above, and shall also be fully liable to the Purchaser for all of the Company's obligations and liabilities hereunder.

            Section 8.3. Limitation on Liability of Company and Others.

      Neither the Company nor any of the directors, officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement or any other liability which would otherwise be imposed under this Agreement. The Company and any director, officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the Company shall be entitled to reimbursement from the Purchaser of the reasonable legal expenses and costs of such action, unless any such costs result from a breach of the Company's representations and warranties made herein or its failure to perform its obligations in compliance with this Agreement.

            Section 8.4. Limitation on Resignation and Assignment by Company.

      The Purchaser has entered into this Agreement with the Company and subsequent Purchasers will purchase the Mortgage Loans in reliance upon the independent status of the Company, and the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Therefore, the Company shall neither assign this Agreement or the servicing hereunder, nor delegate its rights or duties hereunder or any portion hereof, nor sell or otherwise dispose of all of its property or assets without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

      The Company shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under Applicable Law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in
Section 12.1.

      Without in any way limiting the generality of this Section 8.4, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof; or sell or otherwise dispose of all or substantially all of its property or assets without the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement upon notice given as set forth in Section 10.1, without any payment of any penalty or damages and without any liability whatsoever to the Company or any third party.


                                   ARTICLE IX
                              PASS-THROUGH TRANSFER

            Section 9.1. Removal of Mortgage Loans from Inclusion Under this Agreement Upon a Pass-Through Transfer.

      The Purchaser and the Company agree that with respect to some or all of the Mortgage Loans, the Purchaser, at its sole option, shall effect up to four Whole Loan Transfers or Pass-Through Transfers, retaining the Company as the Servicer thereof or subservicer if a master servicer is employed, or as applicable the "seller/servicer". From and after the Reconstitution Date, the Mortgage Loans transferred shall remain covered by this Agreement, insofar as the Company shall continue to service such Mortgage Loans on behalf of the Purchaser in accordance with the terms and provisions of this Agreement.

      The Company shall cooperate with the Purchaser in connection with each Whole Loan Transfer or Pass-Through Transfer in accordance with this Section
9.1. In connection therewith the Company shall:

                  (a) make all representations and warranties with respect to the Mortgage Loans as of the related Closing Date and with respect to the Company itself as of the closing date of each Whole Loan Transfer or Pass-Through Transfer;

                  (b) negotiate in good faith and execute any seller/servicer agreements required by the shelf registrant to effectuate the foregoing provided such agreements create no greater obligation or cost on the part of the Company than otherwise set forth in this Agreement;

                  (c) cooperate with the Purchaser, the depositor and the
            trustee to satisfy, in connection with any Pass-Through Transfer, the applicable trust's reporting obligations under the Exchange Act and Applicable Law;

                  (d) represent to the Purchaser, the depositor, the trustee, and the initial purchaser of the securities issued in connection with any Pass-Through Transfer that: (1) that the Company has serviced the Mortgage Loans in accordance with the terms of this Agreement, and has otherwise complied with all covenants and obligations hereunder, and (2) that the Company has taken no action that would, nor omitted to take any required action the omission of which would, have the effect of impairing the mortgage insurance or guarantee on the Mortgage Loans. The Company also agrees to represent the accuracy of any information provided to the Purchaser by the Company for inclusion in any prospectus supplement, offering memorandum or term sheet prepare in connection with any pass-through transfers;

                  (e) deliver an opinion of counsel (which can be an opinion of in-house counsel to the Company) reasonably acceptable to the Purchaser; provided that any out-of-pocket, third party expenses incurred by the Company in connection with the foregoing shall be paid by the Purchaser;

                  (f) provide as applicable:

                        (i) any and all information and appropriate verification
            of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser shall request;

                        (ii) (x) the Company Certification executed by a senior
            officer of the Company responsible for the servicing of the Mortgage Loans; and (y) such additional statements, certificates or other similar documents of the Company or reports from the Company's accountants in connection with a Pass-Through Transfer and in substance as required by Applicable Law; and

                        (iii) such additional representations, warranties,
            covenants, opinions of counsel, letters from auditors, financial description of the Company as servicer for inclusion in any offering memorandum to be distributed to potential investors in connection with a Pass-Through Transfer with respect to the Mortgage Loans, and certificates of public officials or officers of the Company as are reasonably believed necessary by the trustee, any Rating Agency, the Purchaser, as the case may be, in connection with such Whole Loan Transfers or Pass-Through Transfers. The Purchaser shall pay all third party costs associated with the preparation of such information. The Company shall execute any seller/servicer agreements required within a reasonable period of time after receipt of such seller/servicer agreements which time shall be sufficient for the Company and Company's counsel to review such seller/servicer agreements. Under this Agreement, the Company shall retain a servicing fee at a rate per annum equal to no less than 0.25% per Mortgage Loan; and

                  (g) indemnify the Purchaser for any material misstatements contained in the information provided pursuant to (d) or (f) above.

      In the event the Purchaser has elected to have the Company hold record title to the Mortgages, prior to the Reconstitution Date and after the related Closing Date the Company shall prepare an Assignment in blank or, at the option of the Purchaser, to the trustee from the Company (to the extent such Assignment has not been prepared on or before such Closing Date) acceptable to the trustee for each Mortgage Loan that is part of the Whole Loan Transfers or Pass-Through Transfers. The Purchaser shall pay all preparation and recording costs associated therewith. The Company shall execute each Assignment, track such Assignments to ensure they have been recorded and deliver them as required by the trustee upon the Company's receipt thereof. Additionally, the Company shall prepare and execute, at the direction of the Purchaser, any note endorsements in connection with any and all seller/servicer agreements.


                                    ARTICLE X
                                     DEFAULT

            Section 10.1.  Events of Default.

      Each of the following shall constitute an Event of Default on the part of the Company:

                  (i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of three Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

                  (ii) failure by the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser or by the Custodian; or

                  (iii) failure by the Company to maintain its license to do business in any jurisdiction where the Mortgaged Property is located if such license is required; or

                  (iv) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such degree or order shall have remained in force undischarged or unstayed for a period of 30 days; or

                  (v) the Company shall consent to the appointment of a
            conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

                  (vi) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations for three Business Days; or

                  (vii) the Company ceases to meet the qualifications of a
            FNMA/FHLMC servicer; or

                  (viii) the Company attempts to assign its right to servicing compensation hereunder or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof in violation of Section 8.4; or

                  (ix) the taking of any action by the Company, any Company
            Employee, any Affiliate or any director or employee thereof that constitutes fraud or criminal activity in the performance of its obligations under this Agreement or the indictment of any of the foregoing Persons for criminal activity related to the mortgage origination or servicing activities of the Company, in each case, where such indictment materially and adversely affects the ability of the Company to perform its obligations under this Agreement (subject to the condition that such indictment is not dismissed within 90 days).

      In each and every such case, so long as an Event of Default shall not have been remedied, in addition to whatever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, the Purchaser, by notice in writing to the Company, may terminate with cause all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof. If the Company obtains knowledge of an Event of Default, the Company shall promptly notify the Purchaser.

      Upon receipt by the Company of such written notice, all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.1. Upon written request from any Purchaser, the Company shall prepare, execute and deliver to the successor entity designated by the Purchaser any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loans and related documents, at the Company's sole expense. The Company shall cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

            Section 10.2. Waiver of Defaults.

      By a written notice, the Purchaser may waive any default by the Company in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.


                                   ARTICLE XI
                                   TERMINATION

            Section 11.1. Termination.

      This Agreement shall terminate upon any of: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any REO Property with respect to the last Mortgage Loan and the remittance of all funds due hereunder, (ii) mutual consent of the Company and the Purchaser in writing or (iii) termination pursuant to
Section 10.1, 11.2 or 11.3.

            Section 11.2. Termination Without Cause.

      The Purchaser may terminate, at its sole option, any rights the Company may have hereunder, without cause, as provided in this Section 11.2. Any such notice of termination shall be in writing and delivered to the Company and any Rating Agency at least 30 days prior to the date of such termination by registered mail as provided in Section 12.5.

      The Company shall be entitled to receive, as such liquidated damages, upon its termination as servicer hereunder without cause pursuant to this Section
11.2 an amount equal to 1.5% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans.

            Section 11.3. Termination With Cause.

      Notwithstanding any other provision hereof to the contrary, the Purchaser, at its option, may terminate this Agreement, and any rights the Company may have hereunder, with cause upon ten (10) Business Days' prior written notice. For all purposes of determining "cause" with respect to termination of this Agreement or the rights of the Company hereunder, such term shall mean, without limitation, termination upon the occurrence of any Event of Default hereunder which is not cured within any applicable cure period. In the event of a termination of the Company for cause under this Section 11.3, no liquidated damages shall be payable to the Company pursuant to Section 11.2.


                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS

            Section 12.1. Successor to Company.

      Prior to termination of the Company's responsibilities and duties under this Agreement pursuant to Sections 8.4, 10.1 or 11.1, the Purchaser shall, (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.2 and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Company pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this Section 12.1 and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.1 and
3.2 and the remedies available to the Purchaser under Sections 2.3, 3.3 and 6.2, it being understood and agreed that the provisions of such Sections 2.3, 3.1, 3.2, 3.3 and 6.1 shall be applicable to the Company notwithstanding any such sale, assignment, resignation or termination of the Company, or the termination of this Agreement.

      Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in Section 3.1, except for the portion of subsection (h) relating to sale of the mortgage loans and all of subsections (j) and (l) thereof, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or termination of this Agreement pursuant to Section 8.4, 10.1, 11.1, 11.2 or 11.3 shall not affect any claims that any Purchaser may have against the Company arising out of the Company's actions or failure to act prior to any such termination or resignation.

      The Company shall deliver promptly to the successor servicer the funds in the Custodial Account and Escrow Account and all Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company.

      Unless the Company is terminated pursuant to Section 11.2, the Purchaser shall be entitled to be reimbursed from the Company for all costs associated with the transfer of servicing, including, without limitation, any costs or expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by the Purchaser to correct any errors or insufficiencies in the servicing data or otherwise to enable the Purchaser to service the Mortgage Loans properly and effectively.

      Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment in accordance with the procedures set forth in Section 12.5.

            Section 12.2. Amendment.

      This Agreement may be amended from time to time by written agreement signed by the Company and the Purchaser.

            Section 12.3. Governing Law.

      This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

      Each of the Company and the Purchaser hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect or any litigation based on, or arising out of, under, or in connection with, this Agreement, or any other documents and instruments executed in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Company or the Purchaser. This provision is a material inducement for the Purchaser to enter into this Agreement.

            Section 12.4. Duration of Agreement.

      This Agreement shall continue in existence and effect until terminated as herein provided. This Agreement shall continue notwithstanding transfers of the Mortgage Loans by the Purchaser. Notwithstanding anything to the contrary herein, the Original Seller's Warranties and Servicing Agreement shall remain in full force and effect with respect to Mortgage Loans purchased prior to March 1, 2004.

            Section 12.5. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

            (i) if to the Company:

            National City Mortgage Co.
            3232 Newmark Drive
            Miamisburg, OH  45342
            Attn: Lee Barden, Trader
            Telephone: (937) 910-3025
            Telecopy: (937) 910-4182

            With a copy to:



            [     ]

            or such other address as may hereafter be furnished to the Purchaser in writing by the Company;

            (ii) if to Purchaser:

            Goldman Sachs Mortgage Company
            100 Second Avenue South
            Suite 200 North
            St. Petersburg, FL 33701
            Attention: Debbie Brown
            Tel: (727) 825-3800
            Fax: (727) 825-3821

            With a copy to:

            Goldman Sachs Mortgage Company
            85 Broad Street
            New York, NY 10004
            Attention: Howard Altarescu
            Tel: (212) 902-3277
            Fax: (212) 902-3000

            or such other address as may hereafter be furnished to the Company in writing by the Purchaser.

            Section 12.6. Severability of Provisions.

      If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

            Section 12.7. Relationship of Parties.

      Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for the Purchaser.

            Section 12.8. Execution; Successors and Assigns.

      This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.4, this Agreement shall inure to the benefit of and be binding upon, and shall be enforceable by, the Company and the Purchaser and their respective successors and assigns, including without limitation, any trustee appointed by the Purchaser with respect to any Whole Loan Transfer or Pass-Through Transfer.

            Section 12.9. Recordation of Assignments of Mortgage.

      To the extent permitted by Applicable Law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, which recordation shall have been effected at the Company's expense in the event recordation is either necessary under Applicable Law or requested by the Purchaser at its sole option.

            Section 12.10. Assignment by Purchaser.

      The Purchaser shall have the right, without the consent of the Company but subject to the limit set forth in Section 2.2 hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit F hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

            Section 12.11. Solicitation of Mortgagor.

      The Purchaser, its affiliates, successors or assigns shall not, without the prior written consent of the Company, take any action to solicit or make direct contact with the Mortgagor under any Mortgage Loan except to the extent required by the Company's breach of this Agreement or as required under Applicable Law or regulatory authority. Notwithstanding any provision of this Agreement to the contrary, in the event the Purchaser, its affiliates, successors or assigns fails to obtain such written consent, the Company shall be entitled, in its sole discretion, to terminate its obligations and duties under this Agreement. Upon termination without cause of the servicing rights and obligations under this Agreement and the transfer of such rights and obligations to the Purchaser or Purchaser's designee, the Company shall be entitled to receive damages as provided in Section 11.2.

      The Company agrees that, after the Closing Date, it will not take any action to solicit the refinancing of any Mortgage Loan. It is understood and agreed that promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, including, without limitation, mass mailings based upon commercially acquired mailing lists, newspaper, radio, television advertisements or from servicing the refinancing needs of a Mortgagor who, without solicitation, contacts Company in connection with the refinance of such Mortgage or Mortgage Loan, shall not constitute solicitation under this Section. Notwithstanding anything to the contrary, this Section shall not prohibit the Company from soliciting any Mortgagor to provide other services including but not limited to credit cards, insurance investments and banking related services.

            Section 12.12. Confidential Information.

      The Company shall keep confidential and shall not divulge to any party, without the Purchaser's prior written consent, the price paid by the Purchaser for the Mortgage Loans, except to the extent that it is reasonable and necessary for the Company to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies.

      The Purchaser and the Company agree they (i) shall comply with all applicable laws and regulations regarding the privacy or security of Consumer Information, (ii) shall not collect, create, use, store, access, disclose or otherwise handle Consumer Information in any manner inconsistent with any applicable laws or regulations regarding the privacy or security of Consumer Information, (iii) shall not disclose Consumer Information to any affiliated or non-affiliated third party except to enforce or preserve its rights, as otherwise permitted or required by applicable law (or by regulatory authorities having jurisdiction in the premises) or, in the case of the Company, at the specific written direction of the Purchaser, (iv) shall maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Consumer Information, including maintaining security measures designed to meet the Interagency Guidelines Establishing Standards for Safeguarding Consumer Information published in final form on February 1, 2001, 66 Fed. Reg. 8616, and the rules promulgated thereunder and
(v) shall promptly notify the other party in writing upon becoming aware of any actual breach and of any suspected breach of this section. The Company shall promptly provide the Purchaser's regulators information regarding such security measures upon the reasonable request of the Purchaser, which information shall include, but not be limited to, any SAS 70 or similar independent audit reports, summaries of test results or equivalent measures taken by the Company with respect to its security measures, as agreed upon by the parties. Each party shall indemnify and defend the other party against, and shall hold the other party harmless from, any cost, expense, loss, claim or other liability that such other party may suffer as a result of or in connection with its failure to comply with or perform the obligations set forth in this section. The restrictions set forth herein shall survive the termination of this Agreement. As used herein, "Consumer Information" shall mean information including but not limited to all personal information about the Mortgagors that is supplied to the Company on behalf of the Mortgagors.

      IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective duly authorized officers as of the day and year first above written.



                              GOLDMAN SACHS MORTGAGE COMPANY


                              By: Goldman Sachs Real Estate
                              Funding Corp., its General Partner


                              By:________________________________
                              Name:______________________________
                              Title:_____________________________



                              NATIONAL CITY MORTGAGE CO.,
                                 As seller and servicer


                              By:________________________________
                              Name:______________________________
                              Title:_____________________________

STATE OF [           ]   )
                         ) ss:
COUNTY OF [          ]   )


      On the _____ day of [__________], 2004 before me, a Notary Public in and for said State, personally appeared ________________________, known to me to be the of Goldman Sachs Real Estate Funding Corp., the general partner of Goldman Sachs Mortgage Company, the partnership that executed the within instrument and also known to me to be the person who executed it on behalf of said partnership, and acknowledged to me that such corporation executed the within instrument.

      IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

                                    Notary Public

                                    My Commission expires ______________________

STATE OF [           ]   )
                         ) ss:
COUNTY OF [          ]   )


      On the _____ day of [_________________], 2004 before me, a Notary Public in and for said State, personally appeared ____________, known to me to be the _______________ of National City Mortgage Co., the corporation that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

      IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

                                    Notary Public

                                    My Commission expires

                                    EXHIBIT A



                             MORTGAGE LOAN SCHEDULE


                                  See attached

                                    EXHIBIT B


                         CONTENTS OF EACH MORTGAGE FILE


      With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Custodian pursuant to Sections 2.1 and 2.3 of the Second Amended and Restated Flow Seller's Warranties and the Servicing Agreement to which this Exhibit is attached (the "Agreement"):

            1. The original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of ______________, without recourse" and signed in the name of the Company by an authorized officer (in the event that the Mortgage Loan was acquired by the Company in a merger, the signature must be in the following form: "[Company], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by the Company while doing business under another name, the signature must be in the following form: "[Company], formerly know as [previous name]").

            2. The original of any personal endorsement, surety and/or guaranty agreement executed in connection with the Mortgage Note, if any.

            3. Except as set forth below, the original Mortgage, with evidence of recording thereon or a certified true and correct copy of the Mortgage sent for recordation. If in connection with any Mortgage Loan, the Company cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded Mortgage.

            4. The originals or certified true copies of all assumption, modification, consolidation or extension agreements, with evidence of recording noted thereon if recordation is required to maintain the lien of the mortgage or is otherwise required, or, if recordation is not so required, an original or copy of any such assumption, modification, consolidation or extension agreements.

            5. The original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording, from the Company to "______________" or as otherwise directed by the Purchaser. If the Mortgage Loan was acquired by the Company in a merger, the Assignment of Mortgage must be made by "[Company], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment of Mortgage must be by "[Company], formerly know as [previous name]." Subject to the foregoing and where permitted under the Applicable Laws of the jurisdiction wherein the Mortgaged property is located, such Assignments of Mortgage may be made by blanket assignments for Mortgage Loans secured by the Mortgaged Properties located in the same county.

            6. Originals or certified true copies of all intervening assignments of the Mortgage necessary to show a complete chain of title from the original mortgagee to the Seller, with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment.

            7. The original mortgage policy of title insurance or evidence of title.

            8. Any security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items to the extent in the possession of the Company or in the possession of the Company's agent(s):

            9.    Verification of Mortgage Insurance.

            10. The original hazard insurance policy and, if required by law, flood insurance policy, in accordance with Section 4.10 of the Agreement.

            11.   Residential loan application.

            12.   Mortgage Loan closing statement.

            13. Verification of employment and income, unless originated under the Company's Limited Documentation program, FNMA Timesaver Plus.

            14. Verification of acceptable evidence of source and amount of down payment.

            15.   Credit report on the Mortgagor, if available.

            16.   Residential appraisal report.

            17.   Photograph of the Mortgaged Property.

            18. Survey of the Mortgaged Property, if required by the title company or Applicable Law.

            19. Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e. map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

            20.   All required disclosure statements.

            21. If available, termite report, structural engineer's report, water potability and septic certification.

            22.   Sales contract, if applicable.

            23. Evidence of payment of taxes and insurance premiums, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

            24.   Amortization schedule, if available.

            25.   Original power of attorney, if applicable.

      In the event an Officer's Certificate of the Company is delivered to the Custodian because of a delay caused by the public recording office in returning any recorded document, the Company shall deliver to the Custodian, within 240 days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office,
(iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company shall be required to deliver to the Custodian the applicable recorded document by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested form the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT C

                           FORM OF CUSTODIAL AGREEMENT

                               CUSTODIAL AGREEMENT
                               -------------------

      CUSTODIAL AGREEMENT, dated as of [____________________] (the "Agreement"), among Goldman Sachs Mortgage Company (the "Purchaser"), having an address of 85 Broad Street, New York, New York 10004, National City Mortgage Co., having an address at 3232 Newmark Drive, Miamisburg, OH 45342 (in such capacity the "Seller"), and JPMorgan Chase Bank having an address at 1111 Fannin Street, 12th floor, Houston, Texas 77002 (the "Custodian").

                                   WITNESSETH:
                                   ----------

      WHEREAS, the Purchaser has purchased from the Seller certain one- to four-family, first-lien, fixed rate residential mortgage loans (the "Mortgage Loans") pursuant to the terms and conditions of the Second Amended and Restated Flow Seller's Warranties and Servicing Agreement, dated as of March 1, 2004 (the "Seller's Warranties and Servicing Agreement"), between the Seller and the Purchaser and the Warranty Bill of Sale dated [________________________];

      WHEREAS, the Seller has agreed to sell to the Purchaser, with respect to the Mortgage Loans, the Mortgage Loans pursuant to the terms and conditions of the Seller's Warranties and Servicing Agreement;

      WHEREAS, the Mortgage Loans purchased pursuant to the Seller's Warranties and Servicing Agreement will be serviced by the Seller (in such capacity, the "Servicer") pursuant to the Seller's Warranties and Servicing Agreement; and

      WHEREAS, the Purchaser desires to have the Custodian take possession of the mortgage notes for the Mortgage Loans, along with certain other documents specified herein, as the Custodian of the Purchaser or subsequent purchasers of the Mortgage Loans, in accordance with the terms and conditions hereof.

      NOW THEREFORE, in consideration of the mutual undertaking herein expressed, the parties hereto hereby agree as follows:

      1. On or prior to the Closing Date (as defined in the Seller's Warranties and Servicing Agreement), the Seller shall deliver and release to the Custodian, subject to and in accordance with the relevant section of the Seller's Warranties and Servicing Agreement, the following documents, pertaining to each of the Mortgage Loans identified in the Mortgage Loan Schedule (the "Mortgage Loan Schedule") a copy of which Mortgage Loan Schedule is annexed as Exhibit 1 hereto:

            (a) the original executed mortgage note endorsed, "Pay to the order of ______________, without recourse", or as otherwise directed by the Purchaser, and signed in the name of the Seller by an officer of the Seller, or a lost note affidavit with a copy of the original mortgage note attached; the mortgage note shall include all intervening original endorsements showing a complete chain of title from the originator to the Seller;

            (b) the original executed mortgage, or a certified copy thereof, in either case with evidence of recording noted thereon; the standard Fannie Mae/FHLMC Condominium Rider or PUD Rider must be attached to the mortgage if the mortgaged property is a condominium or is located in a PUD;

            (c) the original assignment of each mortgage from the Seller to "[in blank]" or as otherwise directed by the Purchaser;

            (d) the original policy of title insurance, or attorney's opinion of title (accompanied by an abstract of title), as the case may be, with respect to each Mortgage Loan;

            (e) originals of any intervening assignments of the mortgage necessary to show a complete chain of title from the original mortgagee to the Seller with evidence of recording noted thereon; provided, that such intervening assignments may be in the form of blanket assignments, a copy of which, with evidence of recording noted thereon, shall be acceptable;

            (f) originals of all modification agreements with evidence of recording noted thereon if recordation is required to maintain the lien of the mortgage or is otherwise required, or, if recordation is not so required, an original or copy of any such modification agreement;

            (g) for each Mortgage Loan with respect to which the borrower's name as it appears on the note does not match the borrower's name on the Mortgage Loan Schedule, one of the following: (i) the original of the assumption with evidence of recording thereon if required to maintain the lien of the mortgage or if otherwise required, or, if recordation is not so required, an original or copy of such assumption agreement; or (ii) a copy of a marriage certificate, court order, decree or other document evidencing that the two different names refer to the same person;

            (h) to the extent applicable, (x) an original power of attorney with evidence of recordation thereon if necessary to maintain the lien on the Mortgage or if the document to which such power of attorney relates is required to be recorded, or, if recordation is not so required, an original of such power of attorney, and (y) an original guaranty agreement; and

            (i) personal endorsement and/or guaranty agreements for all non-individual loans. (corporations, partnerships, trusts, estates, etc.)

      Notwithstanding the foregoing, with respect to any power of attorney, mortgage, assignment, intervening assignment, assumption agreement, modification agreement or deed of sale for which a certified copy is delivered in accordance with the foregoing, the copy must be certified as true and complete by the appropriate public recording office, or, if the original has been submitted for recording but has not yet been returned from the applicable recording office, an officer of the Seller must certify the copy as a true copy of the original submitted for recordation. Copies of blanket intervening assignments, however, need not be certified.

      2. From time to time, the Servicer shall forward to the Custodian additional documents evidencing an assumption or modification of a Mortgage Loan approved by the Purchaser and the Servicer. All Mortgage Loan documents held by the Custodian as to each Mortgage Loan are referred herein as the "Custodian's Mortgage File." The Custodian, in its independent capacity, agrees to act as custodian for the Purchaser and any successor to the Purchaser in accordance with the terms and conditions of this Agreement, including upon any securitization of the Mortgage Loans, as custodian for the trustee (the "Trustee") under the securitization trust agreement.

      3. With respect to each Custodian's Mortgage File delivered to the Custodian, the Custodian is exclusively the Custodian for the Purchaser, and the Purchaser's successor or assigns. The Custodian shall hold all Custodian's Mortgage Files for the exclusive use and benefit of the Purchaser and, except as otherwise provided herein, shall make disposition thereof only in accordance with the terms of this Agreement and the written instructions of the Purchaser. The Custodian shall segregate by group (as directed by the Purchaser) and maintain continuous custody of all Custodian's Mortgage Files received by it in secure and fire resistant facilities in accordance with customary standards for such custody.

      4. Upon the initial sale of the Mortgage Loans, the Custodian shall deliver to the Purchaser a Custody Receipt in the form annexed hereto as Exhibit 3 (the "Custody Receipt") which includes verification that, except as shown on an exceptions list attached thereto:

            (a) all documents required to be delivered to it pursuant to Sections 1(a) through (e) of this Agreement are in the Custodian's possession; provided, that, the Custodian shall separately note on the Data Collection Schedule (as defined below) any Mortgage Loans with respect to which the original note is missing and a lost note affidavit and a copy of such note is delivered;

            (b) all documents required to be delivered to it pursuant to Sections 1(f) and 1(g) of this Agreement are in the Custodian's possession; provided, that:

                  (i) the Custodian shall have no obligation to verify the
            receipt of any such documents the existence of which was not made known to the Custodian by the Custodian's Mortgage File, and

                  (ii) the Custodian shall have no obligation to determine
            whether recordation of any such document is necessary;

            (c) all documents required to be delivered to it pursuant to Section 1(i) of this Agreement are in the Custodian's possession; provided, that, the Custodian shall have no obligation to verify the receipt of any such documents the existence of which was not made known to the Custodian by the Custodian's Mortgage File;

            (d) all powers of attorney and other documents required to be delivered to it pursuant to Section 1(h) of this Agreement are in the Custodian's possession; provided, that:

                  (i) the Custodian shall have no obligation to verify the
            receipt of any such documents the existence of which was not made known to the Custodian by the Custodian's Mortgage File, and

                  (ii) the Custodian shall have no obligation to determine
            whether recordation of any such power of attorney is necessary (except that the Custodian shall conclude that if the document to which such power of attorney relates is a mortgage, interim assignment, assignment or a document that was recorded, then the Custodian shall conclude that such power of attorney should have been recorded);

            (e) all documents have been examined by the Custodian and appear regular on their face and relate to the Mortgage Loans;

            (f) based only on the Custodian's examination of the foregoing documents, the information set forth on the Mortgage Loan Schedule representing each Mortgage Loan accurately reflects the following:

                  (i)   Mortgage Loan number,

                  (ii) the first payment date (acceptable of accurate within 30 days),

                  (iii) the maturity date (acceptable of accurate within 30
            days),

                  (iv) the original loan amount,

                  (v) the original interest rate,

                  (vi) the full name of the borrower(s) (acceptable if first and/or middle names are missing or initialized (e.g., C.E. Smith would match Charles Edwin Smith), acceptable if first names are shortened or lengthened or nicknames substituted therefor (e.g., Joe for Joseph or Dick for Richard), acceptable if middle or maiden names are omitted, acceptable if "Jr.", "Sr.", "II" and similar designations are omitted, acceptable if discrepancy is a typographical error),

                  (vii) the property address, including zip code (acceptable if the first three digits of the zip code match), and

                  (viii) the original principal and interest payment.

            (g) each mortgage note has been endorsed and each assignment of mortgage has been assigned as described in Section 1 hereof; provided, that, the Custodian shall have no obligation to confirm that the assignments are in recordable form.

      In making the verification required by this Section 4, the Custodian may rely conclusively on the Mortgage Loan Schedule attached hereto, and the Custodian shall have no obligation to independently verify the correctness of such Mortgage Loan Schedule. If any discrepancy exists between the Verified Information and the Mortgage Loan Schedule, the Custodian shall notify the Purchaser and the Servicer by attaching a list of such discrepancies to the Final Certification.

      It is understood that before delivering the Custody Receipt, the Custodian shall examine the Mortgage Loan Documents to confirm the following (and shall report any exceptions to these confirmations in the exceptions report attached to the Custody Receipt):

            (1) each mortgage note, mortgage, assumption, modification, guaranty, power of attorney and deed of sale bears a signature or signatures that appear to be original and that purport to be that of the Person or Persons named as the maker and mortgagor/trustor or, if photocopies are permitted by this Agreement, that such copies bear a reproduction of such signature or signatures;

            (2) the principal amount of the indebtedness secured by the mortgage is identical to the original principal amount of the note;

            (3) the interest rate shown on the note is identical to the interest rate shown on the Mortgage Loan Schedule;

            (4) the assignment of the mortgage from the Seller is in the form required pursuant to Section l(c) hereof, and bears the signature of the Seller, that appears to be an original and any other necessary party or, if photocopies are permitted by this Agreement, such copies bear a reproduction of such signature or signatures;

            (5) if intervening assignments are included in the Custodian's Mortgage File, each such intervening assignment bears the signature of the mortgagee and/or the assignor (and any other necessary party) that appears to be an original or, if photocopies are permitted by this Agreement, that such copies bear a reproduction of such signature or signatures; and

            (6) the title insurance policy or certificate of title is for an amount not less than the original principal amount of the related note.

      (5) Prior to [_____________], the Custodian shall deliver to the Purchaser a Final Certification in the form of Exhibit 4 evidencing the completeness of the Custodian's Mortgage File for each Mortgage Loan, with any applicable exceptions noted on such Certification.

      (6) No later than the fifth Business Day of each month, commencing in [_______________], the Custodian shall deliver to the Servicer, GS Mortgage Securities Corp., as depositor and the Trustee in electronic or hard copy format, as requested by the Purchaser, the exceptions list required by Section 4 hereof, updated to remove exceptions cured since the date on which the Custody Receipt was issued pursuant to Section 4 hereof. In the event the Mortgage Loans are securitized, the Custodian will only be required to deliver the exceptions list upon request. In addition, such monthly reports shall list any document with respect to which the Seller delivered a copy certifying that the original had been sent for recording, until such time as the Seller delivers to the Custodian the original of such document or a copy thereof certified by the appropriate public recording office. The Data Collection Schedule shall not be included unless specifically requested in advance. Except as specifically provided above, the Custodian shall be under no duty to review, inspect or examine such documents to determine that any of them are enforceable or appropriate for their prescribed purpose. During the life of the Mortgage Loans, in the event the Custodian discovers any defect with respect to the Custodian's Mortgage Files, the Custodian shall give written notice of such defect to the Purchaser.

      (7) The Custodian shall hold in its possession and custody at JPMorgan Chase Bank, 1111 Fannin Street, 12th floor, Houston, TX 77002, for the Purchaser or any assignee of the Purchaser, all of the Custodian's Mortgage Files delivered from time to time by the Servicer to the Custodian.

      (8) From time to time and as appropriate for the foreclosure or servicing of the Mortgage Loans, the Purchaser hereby authorizes the Custodian to release to the Servicer (or, after securitization of the Mortgage Loans, if so designated by the Servicer, to the Trustee), within three (3) business days of receipt of either (i) a written request and receipt of the Servicer in the form attached hereto as Exhibit 5(a) executed by one of the authorized signatories set forth on Exhibit 6, as such exhibit may be updated from time to time by the Servicer or (ii) an electronic request through the use of an electronic file request system mutually acceptable to the Custodian and the Servicer, a Custodian's Mortgage File to the place indicated in any such written request from the Servicer. A list of authorized signatures for such written requests has been furnished to the Custodian by the Servicer. All Custodian's Mortgage Files so released to the Servicer shall be held by it in trust for the benefit of the Purchaser. The Servicer shall return to the Custodian the Custodian's Mortgage File when the Servicer's need therefor in connection with such foreclosure or servicing no longer exist, unless the Mortgage Loan shall be liquidated or paid in full.

      Servicer may provide an electronic transmission for release of documents in a form agreed to in advance of initial transmission by both Servicer and Custodian containing information readable without intervention by Custodian data processing operations computer hardware and software staff, and arranged in a record layout to be specified by Custodian (a "Paperless Release Request"). Servicer agrees to maintain and control access to electronic signature information and assumes liability for any unauthorized use thereof. Servicer also agrees to maintain accurate records of electronic transactions related to the Custodial Files. Servicer hereby authorizes Custodian to automatically append the electronic signature of an Authorized Representative to the applicable request for release of documents and agrees and acknowledges that by appending such Authorized Representatives electronic signature, the Custodian shall be entitled to rely thereon. For purposes of this Agreement the term "electronic signature" is defined as an "electronic identifier intended by the person using it to have the same force and effect as the use of a manual signature."

      Servicer agrees in advance to comply with all Custodian data encryption, security and record layout standards in connection with any Paperless Release Request as may be amended from time to time upon notice from Custodian to Servicer. Custodian reserves the right to restrict or suspend Servicer's access to the Custodian's computer systems for maintenance or repairs or for any other reason in Custodian's sole discretion, provided however that Custodian shall promptly provide Servicer notice of such restriction or suspension.

      Notwithstanding the foregoing, Servicer is authorized to transmit and Custodian is authorized to accept signed facsimile copies of Requests for Release.

      (9) Upon the repurchase of any Mortgage Loan or the payment or liquidation in full of the Mortgage Loan, and within three Business Days of receipt by the Custodian of the Servicer's request for release, receipt and certification either (i) in the form attached hereto as Exhibit 5(b), executed by one of the authorized signatories set forth on Exhibit 6 as such exhibit may be updated from time to time by the Servicer or (ii) through the use of an electronic request system mutually acceptable to the Custodian and the Servicer (which certification shall include a statement to the effect that all amounts received in connection with such repurchase or payment in full or liquidation have been credited to the Collection Account as provided in the Seller's Warranties and Servicing Agreement), the Custodian shall release the related Custodian's Mortgage File to the Servicer.

      (10) Upon reasonable prior written notice, the Custodian shall permit the Purchaser and its agents, and servicing officers of the Servicer reasonable access to its premises during the Custodian's normal business hours to inspect the Custodian's Mortgage Files and all other documents, records and other papers in possession or under the control of the Custodian relating to the Mortgage Loans serviced by the Servicer. Each such person shall comply with the Custodian's reasonable standards and procedures for physical security and personal conduct while on the Custodian's premises. Any person failing, in the Custodian's sole but reasonable business judgment, to meet such standards may be removed or denied access to the premises. The Purchaser shall be responsible for any reasonable expense in connection with such examination.

      (11) The Purchaser, with or without cause, or upon failure by the Custodian to perform or observe any term of this Agreement, may remove and discharge the Custodian or any successor Custodian thereafter appointed from the performance of its duties under this Agreement upon written notice from the Purchaser to the Custodian or the successor Custodian; provided that at least sixty (60) days prior written notice shall be given with respect to a removal or discharge without cause. Having given notice of such removal, the Purchaser shall promptly appoint a successor Custodian to act on its behalf by written instrument, an original counterpart of which instrument shall be delivered to the Seller and one copy to the successor Custodian. In the event of any such removal, the Custodian shall promptly transfer, to the successor Custodian as directed, all Custodian's Mortgage Files being administered under this Agreement. Such transfer shall be at the Custodian's expense only if the Custodian is discharged and removed upon a failure by the Custodian to perform or observe any material terms of this Agreement; otherwise such transfer shall occur at the expense of the Purchaser. In any event, the Custodian shall be entitled to the payment of all outstanding fees and expenses of the Custodian due the Custodian at the time of such removal by the Purchaser. In the event that the Purchaser removes the Custodian without cause, any transfer or set-up fees payable to the successor Custodian will be payable by the Purchaser. In any event, the reasonable ongoing fees of any successor Custodian shall be paid by the Purchaser.

      (12) It is understood that the Custodian will charge for its services under this agreement as set forth in a separate agreement between the Custodian and the Purchaser, the payment of which shall be the sole obligation of the Purchaser.

      (13) The Custodian shall, at its own expense, maintain at all times during the existence of this Agreement and keep in full force and effect, (a) fidelity insurance, (b) errors and omissions insurance, and (c) all risk property insurance. All such insurance shall be in amounts, with standard coverage and subject to deductibles, all as is customary for insurance typically maintained by banks which act as custodian and in an amount and with coverages not less than that required by the Fannie Mae. Upon request, the Purchaser will be provided with certificates of insurance, as specified in this paragraph 13.

      (14) The Custodian may resign as the Custodian hereunder upon at least sixty (60) days prior written notice to the Purchaser whereupon the Custodian shall deliver the Custodian's Mortgage Files to Purchaser, or a designee of the Purchaser, in accordance with directions from the Purchaser. In the event of such resignation, or termination, the Purchaser shall pay all outstanding fees and expenses of the Custodian and shall appoint a successor Custodian.

      (15) For the purpose of facilitating the execution of this Custodial Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

      (16) Upon the request of the Purchaser, at any time, the Custodian shall provide to the Purchaser a list of all of the Mortgage Loans owned by the Purchaser for which the Custodian holds a Custodian's Mortgage File pursuant to this Agreement. Such list may be in the form of a copy of the Mortgage Loan Schedule with manual deletions to specifically denote any Mortgage Loans paid off, repurchased or liquidated since the date of this Agreement.

      (17) The duties and obligations of the Custodian shall only be such as are expressly set forth in this Agreement or as set forth in a written amendment to this Agreement executed by the parties hereto or their successors and assigns. In no event shall the Custodian be liable for special, indirect or consequential damages, even if advised of this possibility of the same.

      (18) All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, delivered by facsimile or mailed by first class mail or overnight express mail, postage prepaid, to the parties to this agreement at the address listed on Exhibit 2 or such other address as may hereafter be furnished in writing to each of the parties to this Agreement. Any such demand, notice or communication hereunder shall be deemed to have been received on the date received, if received prior to 4 p.m. eastern time, delivered to or received at the premises of the addressee or received at the facsimile number of the address, or, if received after 4 p.m. eastern time, then on the next business day.

      (19) This Agreement shall be construed in accordance with the laws of the State of New York, without regard to its conflict of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

      (20) The Custodian shall have no duties or obligation except those expressly stated in this Agreement, and such duties or obligations shall be determined solely by the express provisions of the Agreement. The Custodian, its officers, directors, employees, agents or other representatives shall not be personally liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon the Custodian by this Agreement or in reliance upon any written notice, request, consent, certificate, order, affidavit, letter, telegram or other document reasonably believed by it to be genuine and to have been signed or sent by the proper party or parties; provided, however, that the provisions of this paragraph shall not be construed to relieve the Custodian from liability from its own negligent action, its own negligent failure to act, or its own bad faith or willful misconduct or any breach by the Custodian of any of its obligations hereunder, which breach was due to negligence on the part of the Custodian. The Custodian will be regarded as making no representations and having no responsibilities (except as expressly set forth herein) as to the validity, sufficiency, value, genuineness, ownership or transferability of any Mortgage Loan, and will not be required to and will not make any representations as to the validity, value or genuineness of any Mortgage Loan. The Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with reasonable indemnity. The Custodian may rely on and shall be protected in acting in good faith upon the written instructions of the Purchaser, the Servicer and the Trustee (if any) and such employees and representatives of the Purchaser, the Servicer and the Trustee (if any) as each such party may hereinafter designate in writing. The Custodian may execute any of the powers hereunder or perform any duties hereunder either directly or through agents or attorneys; provided, however, that the execution of such powers by any such agents or attorneys shall not diminish or relieve the Custodian for responsibility therefor to the same degree as if the Custodian itself had executed such powers.

      (21) The Custodian shall be entitled to obtain the advice or opinion of counsel (which shall be either in house counsel or a nationally recognized outside counsel) with respect to a matter of law for which the Custodian has a reasonable question as to the rights and duties relating to the Custodian hereunder and the Custodian shall have no liability for any action taken or omitted in conformity with its good faith reliance on such advice or opinion; provided, however, that the provisions of this paragraph shall not relieve the Custodian from liability from its own negligent selection of counsel.

      (22) This Agreement (together with the separate fee agreement between the Purchaser and the Custodian) contains the entire agreement between the parties relating to the subject matter hereof and may be amended only by written agreement signed by the Purchaser and the Custodian.

      (23) The Purchaser shall have the right, without consent of the Custodian, to assign its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans; provided, however, that the Purchaser may not assign its interest to more than five (5) persons without the consent of the Custodian, such consent not to be unreasonably withheld. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. Upon the Custodian's receipt of the written notification, which shall state the name and address of the transferee and the date of sale and shall be accompanied by the original Custody Receipt presently outstanding delivered to the Purchaser, the Custodian shall change its records to reflect that such transferee is the owner of such Mortgage Loan and shall immediately issue (i) a new Custody Receipt with respect to a portion of or all of the Mortgage Loans, as the case may be, in the name of such transferee and (ii) a new Custody Receipt with respect to any Mortgage Loans retained by the Purchaser; provided, that, any Custody Receipt issued after the date of the initial sale of the Mortgage Loans shall not (1) confirm the accuracy of the Mortgage Loan Schedule with respect to Verified Information nor
(2) include the Data Collection Schedule. The Purchaser and the Custodian agree herein that any and all such transferees of a Mortgage Loan shall succeed to all the rights and obligations of the Purchaser and shall be considered a Purchaser under this Agreement.

      (24) The Purchaser agrees to indemnify and hold the Custodian, its directors, officers, agents, employees, and other representatives harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it or them in any way arising out of this Agreement as a result of any action or failure to act, so long as such action or failure to act by it or them hereunder does not constitute bad faith, negligence or willful misconduct of the Custodian or any of its agents, officers, directors or employees or breach by the Custodian of its obligations hereunder. The foregoing indemnity shall survive the termination of this Agreement.

      (25) This Agreement shall inure to the benefit of the successors and assigns of the parties hereto.

      (26) Each party agrees to keep confidential the existence of this Agreement, the identity of the parties hereto, and any other term or condition of this Agreement and the transactions contemplated hereby, and to use such information solely in order to effectuate the purpose of the Agreement; provided, that, each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, and provided, further that such information is identified as confidential non-public information. In the event that either party or any of its employees, agents or affiliates are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any non-public information, such party will notify the other promptly prior to any such disclosure so that such party may seek a protective order or other appropriate remedy or, in such party's sole discretion, waive compliance with the terms of this Section 26. In the event that no such protective order or other remedy is timely obtained, or that such party waives compliance with the terms of this Section 26, the party required to disclose such non-public information or its employees, agents or affiliates will furnish only that portion of the non-public information that it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the non-public information.

      (27) The Custodian (or any successor thereto) shall at all times (a) be a depository institution or trust company subject to supervision by federal or state authority, (b) have a combined capital and surplus of at least $10,000,000, (c) be qualified to do business in any jurisdiction in which it holds a Custodian's Mortgage File, (d) be qualified to act as a custodian for Fannie Mae, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association, and (e) not be an affiliate of the Purchaser or the Seller, except insofar as the Purchaser or its assignee gives its prior written consent.

      (28) Upon the initial sale of the Mortgage Loans, the Custodian shall deliver to the Purchaser (a) an opinion of counsel and (b) an officer's certificate, each in form and substance reasonably satisfactory to the Purchaser.

      (29) The Custodian represents, warrants and covenants that:

            (a) The Custodian is (i) a banking corporation duly organized, validly existing and in good standing under the laws of the State of New York and (ii) duly qualified and in good standing and in possession of all requisite authority, power, licenses, permits and franchises in order to execute, deliver and comply with its obligations under the terms of this Agreement;

            (b) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and the execution and delivery of this Agreement by the Custodian in the manner contemplated herein and the performance of and compliance with the terms hereof by it will not (i) violate, contravene, or create a default under any applicable laws, licenses, or permits to the best of its knowledge, or (ii) violate, contravene or create a default under any charter document or bylaw of the Custodian or to the best of the Custodian's knowledge any contract, agreement or instrument to which the Custodian or by which any of its property may be bound and will not result in the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its property;

            (c) The execution and delivery of this Agreement by the Custodian and the performance of and compliance with its obligations and covenants hereunder do not require the consent or approval of any governmental authority or, if such consent or approval is required, it has been obtained;

            (d) The Custodian has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Purchaser and Seller, constitutes a legal, valid and binding obligation of the Custodian, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by applicable debtor relief laws and that certain equitable remedies may not be available regardless of whether enforcement is sought in equity or law; and

            (e) There is no action, suit, proceeding or investigation pending or, to the Custodian's knowledge, threatened, against the Custodian, which seeks to prevent the consummation of the transaction contemplated hereby or which, either in any one instance or in the aggregate, if determined adversely to the Custodian would adversely affect the execution, delivery or enforceability of this Agreement, the ability of the Custodian to perform its obligations hereunder, or have a material adverse effect on the financial condition of the Custodian.

      (30) The Custodian is not responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than for the Custodian's compensation or for reimbursement of expenses. The Custodian will be responsible for the transmission of mortgage files and loan documents, with insurance thereon as provided in the normal course by the nationally recognized overnight courier service utilized by the Custodian for such transmission. At the request of the Purchaser, the Custodian will obtain and maintain additional insurance with an insurance provider specified by the Purchaser against loss or damage to such Mortgage Files and loan documents in connection with such transmission in an amount specified by the Purchaser. The costs and expenses incurred in connection with obtaining and maintaining such insurance shall be the sole responsibility of the Purchaser. It is expressly agreed that in no event shall the Custodian have any liability for any losses or damages to any person, including, without limitation, the Purchaser or Servicer, arising out of actions of the Custodian consistent with this Agreement. In the absence of any written instructions from the Purchaser with respect to the transmission of the Custodian's Mortgage Files, the parties hereby agree that the Custodian may utilize any nationally recognized overnight courier service and shall be entitled to reimbursement from the Purchaser.

                            [Signature page follows]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

                              GOLDMAN SACHS MORTGAGE COMPANY,
                              as Purchaser


                              By: Goldman Sachs Real Estate Funding Corp.,
                                  General Partner



                              By: ________________________________
                              Name: ______________________________
                              Title: _______________________________


                              JPMORGAN CHASE BANK,
                              as Custodian



                              By: ________________________________
                              Name: ______________________________
                              Title: _______________________________


                              NATIONAL CITY MORTGAGE CO.,
                              as Seller/Servicer



                              By: ________________________________
                              Name: ______________________________
                              Title: _______________________________

                                    EXHIBIT D

                           FORM OF OPINION OF COUNSEL


Re:   Sale of Series [________] Mortgage Loans by

      [______________________________________________________] to

      Goldman Sachs Mortgage Company

      Dear Sir/Madam:

      I am _____ of [__________________________] and have acted as counsel to
[_____________________________] (the "Company"), with respect to certain matters in connection with the sale by the Company of the mortgage loans (the "Mortgage Loans") pursuant to that certain Second Amended and Restated Flow Seller's Warranties and Servicing Agreement designated as Mortgage Loan Series (the "Seller's Warranties and Servicing Agreement") by and between the Company and Goldman Sachs Mortgage Company (the "Purchaser"), dated as of [________________], 2004, which sale is in the form of whole Mortgage Loans. The Mortgage Loans are listed on Schedule A to the Warranty Bill of Sale issued in connection with the Seller's Warranties and Servicing Agreement. Capitalized terms not otherwise defined herein have the meanings set forth in the Seller's Warranties and Servicing Agreement.

      I have examined the following documents:

      1. the Seller's Warranties and Servicing Agreement;

      2. the Custodial Agreement;

      3. the form of endorsement of the Mortgage Notes; and

      4. such other documents, records and papers as I have deemed necessary and relevant as a basis for this opinion.

      To the extent I have deemed necessary and proper, I have relied upon the representations and warranties of the Company contained in the Seller's Warranties and Servicing Agreement. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

      Based upon the foregoing, it is my opinion that;

            1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of [___________].

            2. The Company has the power to engage in the transactions contemplated by the Seller's Warranties and Servicing Agreement and the Custodial Agreement and all requisite power, authority and legal right to execute and deliver the Seller's Warranties and Servicing Agreement, the Custodial Agreement and the Mortgage Loans, and to perform and observe the terms and conditions of such instruments.

            3. Each person who, as an officer or attorney-in-fact of the Company, signed (a) the Seller's Warranties and Servicing Agreement, (b) the Custodial Agreement , and (c) any other document delivered prior hereto or on the date hereof in connection with the sale and servicing of the Mortgage Loans in accordance with the Seller's Warranties and Servicing Agreement and the person was, at the respective times of such signing and delivery, and is, as of the date hereof, duly elected or appointed, qualified and acting and as such officer or attorney-in-fact, and the signatures of such persons appearing on such documents are their genuine signatures.

            4. Each of the Seller's Warranties and Servicing Agreement, the Custodial Agreement and the Mortgage Loans, has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

            5. The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Seller's Warranties and Servicing Agreement and the Custodial Agreement, and by original or facsimile signature in order to execute the endorsements to the Mortgage Notes and the assignments of the Mortgages, and the original or facsimile signature of the officer at the Company executing the endorsements to the Mortgage Notes and the assignments of the Mortgages represents the legal and valid signature of said officer of the Company.

            6. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Seller's Warranties and Servicing Agreement, the Custodial Agreement or the sale and delivery of the Mortgage Loans or the consummation of the transactions contemplated by the Seller's Warranties and Servicing Agreement, and the Custodial Agreement; or
                  (ii) any required consent, approval, authorization or order has been obtained by the Company.

            7. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Seller's Warranties and Servicing Agreement and the Custodial Agreement, will conflict with or results in or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            8. There is no action, suit, proceeding or investigation pending or, to the best of my knowledge, threatened against the Company which, in my opinion, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Seller's Warranties and Servicing Agreement, and the Custodial Agreement, or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Seller's Warranties and Servicing Agreement and the Custodial Agreement.

            9. For purposes of the foregoing, I have not regarded any legal or governmental actions, investigations or proceedings to be "threatened" unless the potential litigant or governmental authority has manifested to the legal department of the Company or an employee of the Company responsible for the receipt of process a present intention to initiate such proceedings; nor have I regarded any legal or governmental actions, investigations or proceedings as including those that are conducted by state or federal authorities in connection with their routine regulatory activities. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Seller's Warranties and Servicing Agreement is sufficient fully to transfer all right, title and interest of the Company thereto as noteholder and mortgagee, apart from the rights to service the Mortgage Loans pursuant to the Seller's Warranties and Servicing Agreement.

            10. The form of endorsement that is to be used with respect to the Mortgage Loans is legally valid and sufficient to duly endorse the Mortgage Notes to the Purchaser. Upon the completion of the endorsement of the Mortgage Notes and the completion of the assignments of the Mortgages, and the recording thereof, the endorsement of the Mortgage Notes, the delivery to the Custodian of the completed assignments of the Mortgages, and the delivery of the original endorsed Mortgage Notes to the Custodian would be sufficient to permit the entity to which such Mortgage Note is initially endorsed at the Purchaser's direction, and to whom such assignment of Mortgages is initially assigned at the Purchaser's direction, to avail itself of all protection available under Applicable Law against the claims of any present or future creditors of the Company, and would be sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable, such that in a properly presented and argued case under title 11, United States Code (the "Bankruptcy Code"), in which the Company were the debtor, a bankruptcy court having jurisdiction over the Company would consider the transfer of the Mortgage Loans from the Company to the Purchaser to be a true sale of the Mortgage Loans from the Company to the Purchaser and not a secured loan by the Purchaser to the Company and, accordingly, the Mortgage Loans and the payments and other collections thereon (other than those at any given time that may be commingled with unrelated funds held by the Company) and the proceeds thereof transferred to the Purchaser by the Company in accordance with the Company's Warranties and Servicing Agreement would not be deemed property of the Company's estate for purposes of
                  Section 541 of the Bankruptcy Code or be subject to the automatic stay provisions of Section 362 of the Bankruptcy Code.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

            Sincerely,

                                    EXHIBIT E


                ITEMS TO BE INCLUDED IN MONTHLY REMITTANCE ADVICE



                  On each Closing Date, the Company shall deliver to the
            Purchaser an initial set-up report (the "Initial Set-up Report"), dated as of the related Cut-off Date, which shall set forth certain information regarding the related Mortgage Pool. Such information shall include, without limitation, the principal balance of each Mortgage Loan, the interest rate, delinquency status and any other information requested by the Purchaser. For each month after each Closing Date, the Company shall provide a monthly remittance advice report (the "Monthly Remittance Advice Reports") to the Purchaser, which shall set forth for each related Mortgage Loan, the trial balance, interest rate, delinquency, foreclosure and related default information, and such other information as may be requested by the Purchaser. The Initial Set-up Report and the Monthly Remittance Advice Reports will be delivered in an Excel format or in such other electronic format as agreed to by the parties. Each Initial Set-up Report and Monthly Remittance Advice Report shall contain only such information as is readily available to the Company and is mutually agreed to by Company and the Purchaser.

                                    EXHIBIT F


            FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT


      ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT made this _____ day of __________________, 200_, among [_______________________________________], a
__________________________ (the "Servicer"), ____________________________ a
________________________ (the "Assignee"), and _____________________________,
a _______________________ (the "Assignor).

      WHEREAS, Goldman Sachs Mortgage Company and the Servicer have entered into a certain Second Amended and Restated Flow Seller's Warranties and Servicing Agreement dated as of March 1, 2004 (the "Servicing Agreement"), pursuant to which the Servicer sold certain mortgage loans listed on the mortgage loan schedule attached as an exhibit to the Servicing Agreement;

      WHEREAS, the Assignee has agreed on certain terms and conditions to purchase from the Assignor certain mortgage loans (the "Mortgage Loans"), which Mortgage Loans are subject to the provisions of the Servicing Agreement and are listed on the mortgage loan schedule attached as Exhibit 1 hereto (the "Mortgage Loan Schedule");

      WHEREAS, pursuant to a Trust Agreement, dated as of [______ __], 200__ (the "Trust Agreement"), between GS Mortgage Securities Corp., as Depositor, and [______], as Trustee (the "Trustee"), the Assignee will transfer the Mortgage Loans to the Trustee, together with the Assignee's rights in the Sale and Servicing Agreement;

      NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1.    Assignment and Assumption.

            (a) The Assignor hereby assigns to the Assignee all of its right, title and interest in and to the Mortgage Loans and Servicing Agreement, to the extent relating to the Mortgage Loans (other than the rights of the Assignor to indemnification thereunder), and the Assignee hereby assumes all of the Assignor's obligations under the Servicing Agreement, to the extent relating to the Mortgage Loans from and after the date hereof, and the Servicer hereby acknowledges such assignment and assumption and hereby agrees to the release of the Assignor from any obligations under the Servicing Agreement from and after the date hereof, to the extent relating to the Mortgage Loans. Notwithstanding the foregoing, it is understood that the Assignor is not released from liability for any breaches of the representations and warranties made in Section 3.6 of the Servicing Agreement, and the Assignee is not undertaking any such liability hereunder.

            (b) The Assignor represents and warrants to the Assignee that the Assignor has not taken any action which would serve to impair or encumber the Assignor's ownership interest in the Mortgage Loans since the date of the Servicing Agreement.

            (c) The Servicer and the Assignor shall have the right to amend, modify or terminate the Servicing Agreement without the joinder of the Assignee with respect to mortgage loans not conveyed to the Assignee hereunder, provided, however, that such amendment, modification or termination shall not affect or be binding on the Assignee.

      2.    Accuracy of Servicing Agreement.

      The Servicer and the Assignor represent and warrant to the Assignee that
(i) attached hereto as Exhibit 2 is a true, accurate and complete copy of the Servicing Agreement, (ii) the Servicing Agreement is in full force and effect as of the date hereof, (iii) the Servicing Agreement has not been amended or modified in any respect and (iv) no notice of termination has been given to the Servicer under the Servicing Agreement.

      3.    Recognition of Purchaser.

      From and after the date hereof, the Servicer shall note the transfer of the Mortgage Loans to the Assignee in its books and records, shall recognize the Assignee as the owner of the Mortgage Loans and shall service the Mortgage Loans for the benefit of the Assignee pursuant to the Servicing Agreement, the terms of which are incorporated herein by reference. It is the intention of the Assignor, Servicer and Assignee that the Servicing Agreement shall be binding upon and inure to the benefit of the Servicer and the Assignee and their successors and assigns.

      4. Representations and Warranties of the Assignee. The Assignee hereby represents and warrants to the Assignor as follows:

            (a) Decision to Purchase. The Assignee represents and warrants that it is a sophisticated investor able to evaluate the risks and merits of the transactions contemplated hereby, and that it has not relied in connection therewith upon any statements or representations of the Assignor or the Servicer other than those contained in the Servicing Agreement or this Agreement.

            (b) Authority. The Assignee hereto represents and warrants that it is duly and legally authorized to enter into this Agreement and to perform its obligations hereunder and under the Servicing Agreement.

            (c) Enforceability. The Assignee hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by it and (assuming due authorization, execution and delivery thereof by each of the other parties hereto) constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

      5. Representations and Warranties of the Assignor. The Assignor hereby represents and warrants to the Assignee as follows:

            (a) The Assignor has been duly organized and is validly existing as a limited partnership in good standing under the laws of the State of New York with full power and authority (corporate and other) to enter into and perform its obligations under the Servicing Agreement and this Assignment Agreement.

            (b) This Assignment Agreement has been duly executed and delivered by the Assignor, and, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid, and binding agreement of the Assignor, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

            (c) The execution, delivery and performance by the Assignor of this Assignment Agreement and the consummation of the transactions contemplated thereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except such as has been obtained, given, effected or taken prior to the date thereof.

            (d) The execution and delivery of this Assignment Agreement have been duly authorized by all necessary corporate action on the part of the Assignor; neither the execution and delivery by the Assignor of this Assignment Agreement, nor the consummation by the Assignor of the transactions therein contemplated, nor compliance by the Assignor with the provisions thereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of the governing documents of the Assignor or any law, governmental rule or regulation or any material judgment, decree or order binding on the Assignor or any of its properties, or any of the provisions of any material indenture, mortgage, deed of trust, contract or other instrument to which the Assignor is a party or by which it is bound.

            (e) There are no actions, suits or proceedings pending or, to the knowledge of the Assignor, threatened, before or by any court, administrative agency, arbitrator or governmental body (A) with respect to any of the transactions contemplated by this Assignment Agreement or (B) with respect to any other matter that in the judgment of the Assignor will be determined adversely to the Assignor and will if determined adversely to the Assignor materially adversely affect its ability to perform its obligations under this Assignment Agreement.

            (f) Except for the sale to the Assignee, the Assignor has not assigned or pledged any Mortgage Note or the related Mortgage or any interest or participation therein.

            (g) The Assignor has not satisfied, canceled, or subordinated in whole or in part, or rescinded the Mortgage, and the Assignor has not released the Mortgaged Property from the lien of the Mortgage, in whole or in part, nor has the Assignor executed an instrument that would effect any such release, cancellation, subordination, or rescission. The Assignor has not released any Mortgagor, in whole or in part, except in connection with an assumption agreement or other agreement approved by the related Federal Insurer, to the extent such approval was required.

      It is understood and agreed that the representations and warranties set forth in this Section 5 shall survive delivery of the respective Mortgage Files to the Custodian and shall inure to the benefit of the Assignee and its assigns notwithstanding any restrictive or qualified endorsement or assignment. Upon the discovery by the Assignor or the Assignee and its assigns of a breach of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties to this Assignment Agreement, and in no event later than two (2) Business Days from the date of such discovery. It is understood and agreed that the obligations of the Assignor set forth in Section 6 to repurchase a Mortgage Loan constitute the sole remedies available to the Assignee and its assigns on their behalf respecting a breach of the representations and warranties contained in this Section 5. It is further understood and agreed that the Assignor shall be deemed not to have made the representations and warranties in this Section 5 with respect to, and to the extent of, representations and warranties made, as to the matters covered in this Section 5, by the Servicer in the Servicing Agreement (or any officer's certificate delivered pursuant thereto).

      It is understood and agreed that the Assignor has made no representations or warranties to the Assignee other than those contained in this Section 5, and no other affiliate of the Assignor has made any representations or warranties of any kind to the Assignee.

      6.    Repurchase of Mortgage Loans.

      Upon discovery or notice of any breach by the Assignor of any representation, warranty, or covenant under this Assignment Agreement that materially and adversely affects the value of any Mortgage Loan or the interest of the Assignee therein (it being understood that any such defect or breach shall be deemed to have materially and adversely affected the value of the related Mortgage Loan or the interest of the Assignee therein if the Assignee incurs a loss as a result of such defect or breach), the Assignee promptly shall request that the Assignor cure such breach and, if the Assignor does not cure such breach in all material respects within 60 days from the date on which it is notified of the breach, the Assignee may enforce the Assignor's obligation hereunder to purchase such Mortgage Loan from the Assignee. Notwithstanding the foregoing, however, if such breach is a Qualification Defect, such cure or repurchase must take place within 75 days of the Defect Discovery Date.

      In the event the Servicer has breached a representation or warranty under the Servicing Agreement that is substantially identical to a representation or warranty breached by the Assignor hereunder, the Assignee shall first proceed against the Servicer. If the Servicer does not within 60 days after notification of the breach, take steps to cure such breach (which may include certifying to progress made and requesting an extension of the time to cure such breach, as permitted under the Servicing Agreement) or purchase, or substitute for the Mortgage Loan, the Trustee shall be entitled to enforce the obligations of the Assignor hereunder to cure such breach or to purchase the Mortgage Loan from the Trust. In such event, the Assignor shall succeed to the rights of the Assignee to enforce the obligations of the Servicer to cure such breach or repurchase such Mortgage Loan under the terms of the related Servicing Agreement with respect to such Mortgage Loan

      Except as specifically set forth herein, the Assignee shall have no responsibility to enforce any provision of this Assignment Agreement, to oversee compliance hereof, or to take notice of any breach or default thereof.

      7.    Continuing Effect.

      Except as contemplated hereby, the Servicing Agreement shall remain in full force and effect in accordance with its terms.

      8.    Governing Law.

      THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

      9.    Notices.

      Any notices or other communications permitted or required hereunder or under the Servicing Agreement shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, to:
(i) in the case of the Servicer, [______________________, _____________________]
or such address as may hereafter be furnished by the Servicer; (ii) in the case of the Assignee, _________________, _________________, Attention:
________________________, or such other address as may hereafter be furnished by the Assignee, and (iii) in the case of the Assignor, __________________,
Attention: _________________, or such other address as may hereafter be furnished by the Assignor.

      10.   Counterparts.

      This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

      11.   Definitions.

      Any capitalized term used but not defined in this Agreement has the same meaning as in the Servicing Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                          ASSIGNEE:



                                          By:___________________________________
                                          Name:_________________________________
                                          Title:________________________________



                                          ASSIGNOR:




                                          By:___________________________________
                                          Name:_________________________________
                                          Title:________________________________


                  Acknowledged by:

                  SERVICER:



                  By:___________________________________
                  Name:_________________________________
                  Title:________________________________

                                    EXHIBIT G


                     FORM OF SELLER'S OFFICER'S CERTIFICATE

      I, ______________________, hereby certify that I am a duly elected [Vice President] of _____________________________, a corporation organized under the laws of the State of _________ (the "Company") and further as follows:

      1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the Articles of Incorporation of the Company which is in full force and effect on the date hereof.

      2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the by-laws of the Company which are in effect on the date hereof.

      3. The execution and delivery by the Company of the Second Amended and Restated Flow Seller's Warranties and Servicing Agreement, dated as of March 1, 2004 (the "Sale and Servicing Agreement") and the Custodial Agreement , dated as of [______________], 2004 (the "Custodial Agreement" and, together with the Sale and Servicing Agreement, the "Agreements") are in the ordinary course of business of the Company.

      4. A true and correct copy of the resolutions of the board of directors of the Company that approve, authorize and direct the Company to enter into the Agreements are attached hereto as Exhibit 3.

      5. Each person who, as an officer or representative of the Company, signed
(a) the Sale and Servicing Agreement, or (b) any other document delivered prior hereto or on the date hereof in connection with any transaction described in the Agreements was, at the respective times of such signing and delivery a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 4, and the signatures of such persons appearing on such documents are their genuine signatures.

      No proceedings for dissolution, merger, consolidation, liquidation, conservatorship or receivership of the Company or for the sale of all or substantially all of its assets is pending, or to my knowledge threatened, and no such proceeding is contemplated by the Company.

      IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.


                  Dated:                          By:__________________________
                                                  Title:  Vice President

                  I, __________________ the Secretary of ______________________,
            hereby certify that _______________________ is a duly elected and acting Vice President of the Company and that the signature appearing above is his genuine signature.

                  IN WITNESS WHEREOF, I have hereunto signed my name.

                  Dated:                          By:___________________________
                                                  Title:  Secretary

                                    EXHIBIT H


                          FORM OF COMPANY CERTIFICATION


      I, ______________________, hereby certify to [Depositor Name] that I am a duly elected [Title] of _____________________________, a corporation organized under the laws of the State of _________ (the "Company") and further as follows:

      (1) Based on my knowledge, the information provided by the Company to the trustee in connection with a Pass-Through Transfer to ____[Trust Name]____, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading during the prior calendar year;

      (2) I am responsible for reviewing the activities performed by the Company under the Second Amended and Restated Flow Seller's Warranties and Servicing Agreement, dated as of March 1, 2004 (the "Agreement"), between the Company and Goldman Sachs Mortgage Company, and based upon the review required under the Agreement, and except as otherwise disclosed to you in writing, the Company has fulfilled its servicing obligations under the Agreement; and

      (3) I have disclosed to the Company's certified public accountants all significant deficiencies (if any) relating to the Company's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Agreement.

      IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

      Dated:                                   By:__________________________
                                                  Name:
                                                  Title:

            , __________________ the Secretary of __________________________,
hereby certify that _______________________ is a duly elected and acting [Title] of the Company and that the signature appearing above is his genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.


      Dated:                                   By:__________________________
                                                  Title: Secretary

                                    EXHIBIT I


                          FORM OF WARRANTY BILL OF SALE

      On this _______ day of ________, 200__, National City Mortgage Co. ("Seller") as the Seller under that certain Second Amended and Restated Flow Seller's Warranties and Servicing Agreement, dated as of March 1, 2004 (the "Agreement") does hereby sell, transfer, assign, set over and convey to Goldman Sachs Mortgage Company as Purchaser under the Agreement, without recourse, but subject to the terms of the Agreement, all rights, title and interest of the Seller in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto, together with the related Mortgage Files and all rights and obligations arising under the documents contained therein. Pursuant to Section
2.01 of the Agreement, the Seller has delivered to the Purchaser or its custodian the Mortgage Loan Documents for each Mortgage Loan to be purchased as set forth in the Agreement. The contents of each related Servicing File required to be maintained and retained by the Seller to service the Mortgage Loans pursuant to the Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller for the benefit of the Purchaser as the owner thereof. The Seller's possession of any portion of each such Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Agreement, and such retention and possession by the Seller shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

      The Seller confirms to the Purchaser that the representations and warranties set forth in Sections 2.6, 3.1 and 3.2 of the Agreement are true and correct as of the date hereof, and that all statements made in the Sellers' Officer's Certificate and all attachments thereto remain complete, true and correct in all respects as of the date hereof.

      Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

                                    NATIONAL CITY MORTGAGE CO.
                                    (Seller)



                                    By:_________________________________________
                                    Name:_______________________________________
                                    Title:______________________________________

                                    EXHIBIT J


                                  COMPANY GUIDE

                                    EXHIBIT M

                    MASTER MORTGAGE LOAN PURCHASE AGREEMENT,
                            DATED AS OF APRIL 1, 2004
                    BETWEEN GREENPOINT MORTGAGE FUNDING, INC.
                       AND GOLDMAN SACHS MORTGAGE COMPANY

                                                                  EXECUTION COPY

                        GREENPOINT MORTGAGE FUNDING, INC.
                                    as Seller

                                       and

                         GOLDMAN SACHS MORTGAGE COMPANY,
                                  as Purchaser

                ------------------------------------------------

                     MASTER MORTGAGE LOAN PURCHASE AGREEMENT

                            dated as of April 1, 2004

                ------------------------------------------------

              Fixed and Adjustable Rate Residential Mortgage Loans
                              (SERVICING RETAINED)

                            ARTICLE I DEFINITIONS

                ARTICLE II PRE-CLOSING AND CLOSING PROCEDURES

Section 2.01  Books and Records; Transfers of Mortgage Loans................
Section 2.02  Due Diligence by the Purchaser................................
Section 2.03  Identification of Mortgage Loan Package.......................
Section 2.04  Credit Document Deficiencies Identified During Due
               Diligence....................................................
Section 2.05  Delivery of Collateral Files..................................
Section 2.06  Purchase Confirmation.........................................
Section 2.07  Closing.......................................................
Section 2.08  Payment of the Purchase Proceeds..............................
Section 2.09  Entitlement to Payments on the Mortgage Loans.................
Section 2.10  Payment of Costs and Expenses.................................
Section 2.11  MERS Mortgage Loans and the MERS System.......................

       ARTICLE III REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

Section 3.01  Representations and Warranties Respecting Greenpoint..........
Section 3.02  Representations and Warranties Regarding Individual
               Mortgage Loans...............................................
Section 3.03  Remedies for Breach of Representations and Warranties.........
Section 3.04  Accrual of Cause of Action....................................

          ARTICLE IV ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01  Greenpoint to Act as Servicer.................................

                      ARTICLE V COVENANTS BY GREENPOINT

Section 5.01  Indemnification by Greenpoint.................................
Section 5.02  [RESERVED]....................................................
Section 5.03  Merger or Consolidation of Greenpoint.........................
Section 5.04  Limitation on Liability of Greenpoint and Others..............
Section 5.05  No Transfer of Servicing......................................

                           ARTICLE VI MISCELLANEOUS

Section 6.01  Notices.......................................................
Section 6.02  Sale Treatment................................................
Section 6.03  Exhibits......................................................
Section 6.04  General Interpretive Principles...............................
Section 6.05  Reproduction of Documents.....................................
Section 6.06  Further Agreements............................................
Section 6.07  Assignment of Mortgage Loans by the Purchaser;
               Pass-Through Transfers.......................................
Section 6.08  Conflicts between Transaction Documents.......................
Section 6.09  Governing Law.................................................
Section 6.10  Severability Clause...........................................
Section 6.11  Successors and Assigns........................................
Section 6.12  Relationship of Parties.......................................
Section 6.13  Solicitation of Mortgagor.....................................
Section 6.14  Confidentiality...............................................
Section 6.15  Entire Agreement..............................................

EXHIBITS

Exhibit A     Schedule of Collateral Documents..............................
Exhibit B     Form of Purchase Confirmation.................................
Exhibit C     [RESERVED]....................................................
Exhibit D     Form of Trade Confirmation....................................
Exhibit E     Mortgage File.................................................

                     MASTER MORTGAGE LOAN PURCHASE AGREEMENT

            This Master Mortgage Loan Purchase Agreement is made and entered into as of April 1, 2004 (the "Agreement"), between Greenpoint Mortgage Funding, Inc., 100 Wood Hollow Drive, Novato, California 94945 ("Greenpoint"), and Goldman Sachs Mortgage Company, having an address at 85 Broad Street, New York, New York 10004 (the "Purchaser").

                                 R E C I T A L S
                                 - - - - - - - -

            The Purchaser has agreed to purchase from Greenpoint and Greenpoint has agreed to sell from time to time to the Purchaser all of Greenpoint's right, title and interest, excluding servicing rights, in and to those certain mortgage loans identified in a Purchase Confirmation (as defined below) executed by Greenpoint and the Purchaser. This Agreement is intended to set forth the terms and conditions by which Greenpoint shall transfer and the Purchaser shall acquire such mortgage loans.

            In consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Greenpoint and the Purchaser agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

            Unless the context requires otherwise, all capitalized terms used herein shall have the meanings assigned to such terms in this Article I unless defined elsewhere herein. Any capitalized term used or defined in a Purchase Confirmation that conflicts with the corresponding definition set forth herein shall supersede such term.

            Adjustable Rate Mortgage Loan: Any Mortgage Loan in which the related Mortgage Note contains a provision whereby the Mortgage Interest Rate is adjusted from time to time in accordance with the terms of such Mortgage Note.

            Agency: Either Fannie Mae or Freddie Mac.

            Agreement: This Master Mortgage Loan Purchase Agreement, including all exhibits and supplements hereto, and all amendments hereof.

            ALTA: The American Land Title Association or any successor thereto.

            Applicable Law: All provisions of statutes, rules and regulations, interpretations and orders of governmental bodies or regulatory agencies applicable to a Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

            Appraised Value: The value of the related Mortgaged Property as set forth in an appraisal made in connection with the origination of a Mortgage Loan or the sale price of the related Mortgaged Property if the proceeds of such Mortgage Loan were used to purchase such Mortgaged Property, whichever is less; provided, however, that in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined by an appraisal made for the originator of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan wherein the Mortgage Note matures prior to full amortization and requires a final and accelerated payment of principal.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in either the State of California or the State of New York are authorized or obligated by law or executive order to be closed.

            Closing: The consummation of the sale and purchase of each Mortgage Loan Package.

            Closing Date: The date on which the purchase and sale of the Mortgage Loans constituting a Mortgage Loan Package is consummated, as set forth in the Trade Confirmation or Purchase Confirmation.

            Code: The Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

            Collateral Documents: The collateral documents pertaining to each Mortgage Loan as set forth in Exhibit A hereto.

            Collateral File: With respect to each Mortgage Loan, a file containing each of the Collateral Documents.

            Combined Loan-to-Value Ratio: As of any date and as to any Mortgage Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the Stated Principal Balance (or the original principal balance, if so indicated) of such Mortgage Loan and (ii) the Stated Principal Balance (or the original principal balance, if so indicated) as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Mortgage Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value of the related Mortgaged Property.

            Condemnation Proceeds: All awards or settlements in respect of a taking of an entire Mortgaged Property by exercise of the power of eminent domain or condemnation.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Cooperative Corporation: The entity that holds title (fee or an acceptable leasehold estate) to the real property and improvements constituting the Cooperative Property and which governs the Cooperative Property, which Cooperative Corporation must qualify as a Cooperative Housing Corporation under
Section 216 of the Code.

            Cooperative Loan: Any Mortgage Loan secured by Cooperative Shares and a Proprietary Lease.

            Cooperative Property: The real property and improvements owned by the Cooperative Corporation, including the allocation of individual dwelling units to the holders of the Coop Shares of the Cooperative Corporation.

            Cooperative Shares: Shares issued by a Cooperative Corporation.

            Cooperative Unit: A single family dwelling located in a Cooperative Property.

            Credit File: The file retained by Greenpoint that includes the mortgage loan documents pertaining to a Mortgage Loan including copies of the Collateral Documents together with the credit documentation relating to the origination of such Mortgage Loan, which Credit File may be maintained by Greenpoint on microfilm or any other comparable medium.

            Custodial Account: The account or accounts created and maintained pursuant to Section 4.4 of the Servicing Agreement, each of which shall be an Eligible Account.

            Custodial Agreement: The letter agreement that governs the temporary retention of the Collateral Files by the Custodian with respect to a Closing Date.

            Custodian: Deutsche Bank National Trust Company, its successor in interest or assign, or such other custodian that may be designated by the Purchaser from time to time.

            Cut-off Date: The first day of the month in which the related Closing Date occurs or such other date as may be set forth in the related Trade Confirmation or Purchase Confirmation.

            Cut-off Date Balance: The aggregate scheduled unpaid principal balance of the Mortgage Loans in a Mortgage Loan Package as of the Cut-off Date, after application of (i) scheduled payments of principal due on such Mortgage Loans on or before such Cut-off Date, whether or not collected, and (ii) any Principal Prepayments received from the Mortgagor prior to the Cut-off Date.

            Determination Date: The Business Day immediately preceding the related Remittance Date.

            Due Date: The first day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: An account or accounts (i) maintained with a federal or state chartered depository institution the short term debt obligations of which are rated by a nationally recognized statistical rating agency in its highest rating categories at the time of any deposit therein and
(ii) the deposits of which are insured up to the maximum permitted by the FDIC.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 4.6 of the Servicing Agreement, each of which shall be an Eligible Account.

            Escrow Payments: The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums, flood insurance premiums, and other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to any Mortgage Loan.

            Event of Default: Any one of the conditions or circumstances enumerated in Section 7.1 of the Servicing Agreement.

            FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

            Fannie Mae: The Federal National Mortgage Association or any successor organization.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide, and all amendments or additions thereto.

            First Lien Mortgage Loan: Any Mortgage Loan secured by a first lien on the related Mortgaged Property.

            Fixed Rate Mortgage Loan: Any Mortgage Loan wherein the Mortgage Interest Rate set forth in the Mortgage Note is fixed for the term of such Mortgage Loan.

            FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended and in effect from time to time.

            Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor organization.

            Funding Deadline: With respect to each Closing Date, one o'clock (1:00) p.m. New York time.

            Greenpoint: Greenpoint Mortgage Funding, Inc., or any successor or assign to Greenpoint under this Agreement as provided herein.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note, which amount is added to the index in accordance with the terms of the related Mortgage Note to determine on each Interest Adjustment Date, the Mortgage Interest Rate for such Mortgage Loan.

            HUD: The Department of Housing and Urban Development or any federal agency or official thereof which may from time to time succeed to the functions thereof.

            Index: With respect to any Adjustable Rate Mortgage Loan on each Interest Adjustment Date the applicable index as set forth in the related Mortgage Note.

            Interest Adjustment Date: With respect to an Adjustable Rate Mortgage Loan, the date on which an adjustment to the Mortgage Interest Rate on a Mortgage Note becomes effective.

            Lifetime Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the absolute maximum Mortgage Interest Rate payable, above which the Mortgage Interest Rate shall not be adjusted, as set forth in the related Mortgage Note and Mortgage Loan Schedule.

            Liquidation Proceeds: Amounts, other than PMI Proceeds, Condemnation Proceeds and Other Insurance Proceeds, received by Greenpoint in connection with the liquidation of a defaulted Mortgage Loan through trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 4.13.

            LPMI Fee: The portion of the Mortgage Interest Rate relating to an LPMI Loan, which is set forth on the related Mortgage Loan Schedule, to be retained by Greenpoint to pay the premium due on the PMI Policy with respect to such LPMI Loan.

            LPMI Loan: Any Mortgage Loan with respect to which Greenpoint is responsible for paying the premium due on the related PMI Policy with the proceeds generated by the LPMI Fee relating to such Mortgage Loan, as set forth on the related Mortgage Loan Schedule.

            LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the Stated Principal Balance (or the original principal balance, if so indicated) of such Mortgage Loan as of the date of determination to the Appraised Value of the related Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc. or any successor or assign thereto.

            MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System.

            MERS System: The electronic system of recording transfers of mortgages maintained by MERS.

            MIC: A mortgage insurance certificate issued by HUD.

            Missing Credit Documents: As defined in Section 2.04 hereof.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Mortgage: With respect to a Mortgage Loan that is not a Cooperative Loan, the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Mortgage Loan, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien , upon a leasehold estate of the Mortgagor. With respect to a Cooperative Loan, the security agreement creating a security interest in the stock allocated to a dwelling unit in the residential cooperative housing corporation that was pledged to secure such Cooperative Loan and the related Cooperative Lease.

            Mortgage File: With respect to any Mortgage Loan, the items listed in Exhibit E hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan and, with respect to an Adjustable Rate Mortgage Loan, as adjusted from time to time in accordance with the provisions of the related Mortgage Note.

            Mortgage Loan: Any mortgage loan that is sold pursuant to this Agreement, as evidenced by such mortgage loan's inclusion on the related Mortgage Loan Schedule, which mortgage loan includes the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, PMI Proceeds (if applicable), Other Insurance Proceeds, REO Disposition proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding the servicing rights relating thereto. Unless the context requires otherwise, any reference to the Mortgage Loans in this Agreement shall refer to the Mortgage Loans constituting a Mortgage Loan Package.

            Mortgage Loan Package: The Mortgage Loans sold to the Purchaser pursuant to a Purchase Confirmation.

            Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the interest rate payable to the Purchaser on each Remittance Date which shall equal the Mortgage Interest Rate less the Servicing Fee and the LPMI Fee, if applicable.

            Mortgage Loan Schedule: A schedule of Mortgage Loans annexed hereto as Exhibit A, such schedule setting forth the following information with respect to each Mortgage Loan: (1) the Seller's Mortgage Loan number; (2) the address, city, state and zip code of the Mortgaged Property (or, in the case of each Cooperative Loan, of the related Cooperative Unit); (3) a code indicating whether the Mortgagor is self-employed; (4) a code indicating whether the Mortgaged Property is owner-occupied, investment property or a second home; (5) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four family residence, condominium, manufactured housing, mixed-use property, raw land and other non-residential properties, planned unit development or cooperative stock in a cooperative housing corporation; (6) the purpose of the Mortgage Loan; (7) the type of Mortgage Loan (i.e., Fixed Rate or Adjustable Rate Mortgage Loan); (8) the Mortgage Interest Rate at origination; (9) the current Mortgage Interest Rate; (10) whether the Mortgage Loan has Monthly Payments that are interest only for a period of time; (11) the Servicing Fee Rate; (12) the current Monthly Payment; (13) the original term to maturity; (14) the remaining term to maturity; (15) the principal balance of the Mortgage Loan as of the Cut-off Date after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (16) the LTV at origination and if the Mortgage Loan has a second lien, combined LTV at origination; (17) the actual principal balance of the Mortgage Loan as of the Cut-off Date; (18) social security number of the Mortgagor; (19) a code indicating whether the Mortgage Loan has negative amortization and the maximum amount of such negative amortization; (20) a code indicating whether the Mortgage Loan had a second lien at origination; (21) if the Mortgage Loan has a second lien, combined loan balance as of the Cut-off Date; (22) a code indicating whether the Mortgaged Property is a leasehold estate; (23) the due date of the Mortgage Loan; (24) whether the Mortgage Loan is insured by a PMI Policy and the name of the insurer; (25) the certificate number of the PMI Policy; (26) the amount of coverage of the PMI Policy; (27) the type of appraisal; (28) a code indicating whether the Mortgage Loan is a MERS Mortgage Loan; (29) a code indicating whether the Mortgage Loan is subject to a prepay penalty and the terms of such prepayment penalty; (30) documentation type (including asset and income type); (31) first payment date; (32) the schedule of the payment delinquencies in the prior 12 months; (33) FICO score;
(34) the Mortgagor's name; (35) the stated maturity date; and (36) the original principal amount of the Mortgage. With respect to any Adjustable Rate Mortgage:
(a) the Gross Margin; (b) the Periodic Rate Cap; (c) the Lifetime Rate Cap; (d) the first Interest Adjustment Date cap and the Interest Adjustment Date frequency; (e) the minimum Mortgage Interest Rate; (f) the first Interest Adjustment Date immediately following the Cut-off Date; and (g) the Index, including the methodology for rounding (e.g. rounded upward, if necessary, to the next nearest ten thousandth (.0001)) and the applicable time frame for determining the Index.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to a Mortgage Loan that is not a Cooperative Loan, the underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the State in which such real property is located, which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgagor, the term of which is equal to or longer than the term of the Mortgage. With respect to a Cooperative Loan, the stock allocated to a dwelling unit in the residential cooperative housing corporation that was pledged to secure such Cooperative Loan and the related Cooperative Lease.

            Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

            Mortgagor: The obligor on a Mortgage Note and their successors in title to the Mortgaged Property.

            Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

            Other Insurance Proceeds: Proceeds of any title policy, hazard policy, pool policy or other insurance policy covering a Mortgage Loan, other than the PMI Policy, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that Greenpoint would follow in servicing mortgage loans held for its own account.

            Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans by the Purchaser to a trust to be formed as part of a publicly issued or privately placed mortgage-backed securities transaction.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Adjustment Date above or below the Mortgage Interest Rate previously in effect, equal to the rate set forth on the Mortgage Loan Schedule per adjustment.

            Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability corporation, unincorporated organization or government or any agency or political subdivision thereof.

            PMI Policy: A policy of private mortgage guaranty insurance relating to a Mortgage Loan and issued by a Qualified Insurer.

            PMI Proceeds: Proceeds of any PMI Policy.

            Preliminary Mortgage Loan Package: The mortgage loans identified or described in a Trade Confirmation, which, subject to the Purchaser's due diligence as contemplated in Section 2.02, are intended to be sold under this Agreement as a Mortgage Loan Package.

            Preliminary Mortgage Loans: The mortgage loans constituting a Preliminary Mortgage Loan Package.

            Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, excluding any prepayment penalty or premium thereon (unless the Purchase Confirmation provides otherwise), which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Proprietary Lease: With respect to any Cooperative Unit, a lease or occupancy agreement between a Cooperative Corporation and a holder of related Coop Shares.

            Purchase Confirmation: A letter agreement, substantially in the form of Exhibit B hereto, executed by Greenpoint and the Purchaser in connection with the purchase and sale of each Mortgage Loan Package, which sets forth the terms relating thereto including a description of the related Mortgage Loans (including the Mortgage Loan Schedule), the purchase price for such Mortgage Loans, the Closing Date and the Servicing Fee Rate.

            Purchase Proceeds: The amount paid on the related Closing Date by the Purchaser to Greenpoint in exchange for the Mortgage Loan Package purchased on such Closing Date as set forth in the applicable Purchase Confirmation.

            Purchaser: The Person identified as the "Purchaser" in the preamble to this Agreement or its successor in interest or any successor or assign to the Purchaser under this Agreement as herein provided. Any reference to "Purchaser" as used herein shall be deemed to include any designee of the Purchaser, so long as such designation was made in accordance with the limitations set forth in
Section 6.07.

            Qualification Defect: With respect to a Mortgage Loan, (a) a defective document in the Credit File or the Mortgage File, (b) the absence of a document in the Credit File or Mortgage File, or (c) the breach of any representation, warranty or covenant with respect to the Mortgage Loan made by Greenpoint, but, in each case, only if the affected Mortgage Loan would cease to qualify as a "qualified mortgage" for purposes of the REMIC provisions.

            Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, which insurer is approved in such capacity by an Agency.

            Qualified Substitute Mortgage Loan: A mortgage loan that must, on the date of such substitution, (i) have an unpaid principal balance, after deduction of all scheduled payments due in the month of substitution (or if more than one (1) mortgage loan is being substituted, an aggregate principal balance), not in excess of the unpaid principal balance of the repurchased Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by Greenpoint in the month of substitution); (ii) have a Mortgage Interest Rate not less than, and not more than 1% greater than, the Mortgage Interest Rate of the repurchased Mortgage Loan; (iii) have a remaining term to maturity not greater than, and not more than one year less than, the maturity date of the repurchased Mortgage Loan; (iv) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 3.02 hereof; (v) shall be the same type of Mortgage Loan (i.e., an Adjustable Rate Mortgage Loan or a Fixed Rate Mortgage Loan).

            Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement shall be removed from this Agreement and reconstituted as part of a Pass-Through Transfer pursuant to Section 6.07 hereof. The Reconstitution Date shall be such date which the Purchaser shall designate in writing.

            Refinanced Mortgage Loan: A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            Remittance Date: The eighteenth (18th) day of any month, beginning with the month next following the month in which the related Cut-off Date occurs, or if such eighteenth (18th) day is not a Business Day, the first Business Day immediately following.

            REO Disposition: The final sale by Greenpoint of any REO Property or the transfer of the management of such REO Property to the Purchaser as set forth in Section 4.13.

            REO Property: A Mortgaged Property acquired by Greenpoint on behalf of the Purchaser as described in Section 4.13.

            Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the Stated Principal Balance of the Mortgage Loan as of the date of repurchase plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the last day of the month in which the repurchase occurs, less amounts received or advanced in respect of such repurchased Mortgage Loan which such amounts are being held in the Custodial Account for distribution in the month of repurchase plus (iii) with respect to any Mortgage Loan included in a Pass-Through Transfer, damages incurred by the Purchaser or its assignee including the trust in any securitization in connection with any violation by such Mortgage Loan of any predatory or abusive lending law provided, however, that if at the time of repurchase the Servicer is not the Seller or an affiliate of the Seller, the amount described in clause
(ii) shall be computed at the sum of (a) the Mortgage Loan Remittance Rate and
(b) the Servicing Fee Rate.

            Security Agreement: With respect to any Cooperative Loan, the agreement between the owner of the related Coop Shares and the originator of the related Mortgage Note that defines the terms of the security interest in such Coop Shares and the related Proprietary Lease.

            Servicing Agreement: The agreement dated as of April 1, 2004 and signed by the Purchaser and Greenpoint with respect to the administration and servicing of the Mortgage Loans.

            Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to Greenpoint, which shall, for a period of one full month, be equal to one-twelfth of the product of (i) the Servicing Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by Greenpoint, or as otherwise provided herein. Subject to the foregoing, and with respect to each Mortgage Loan, Greenpoint shall be entitled to receive its Servicing Fee through the disposition of any related REO Property and the Servicing Fee payable with respect to any REO Property shall be based on the Stated Principal Balance of the related Mortgage Loan at the time of foreclosure.

            Servicing Fee Rate: With respect to any Mortgage Loan, the rate per annum set forth in the applicable Trade Confirmation or Purchase Confirmation.

            Stated Principal Balance: With respect to each Mortgage Loan as of any date of determination: (i) the unpaid principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

            Trade Confirmation: A letter agreement substantially in the form of Exhibit D hereto executed by Greenpoint and the Purchaser prior to the applicable Closing Date confirming the terms of a prospective purchase and sale of a Mortgage Loan Package.

            Transaction Documents: With respect to any Mortgage Loan, the related Trade Confirmation, the related Purchase Confirmation, the Custodial Agreement, the Servicing Agreement and this Agreement.

            Updated LTV: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the date of determination divided by the value of the related Mortgaged Property as determined by a recent appraisal of the Mortgaged Property.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to a third party, which sale or transfer is not a Pass-Through Transfer.


                                   ARTICLE II
                       PRE-CLOSING AND CLOSING PROCEDURES

                  Section 2.01 Books and Records; Transfers of Mortgage Loans.

            From and after the sale of the Mortgage Loans to the Purchaser, all rights arising out of the Mortgage Loans including but not limited to all funds received on or in connection with the Mortgage Loans on account of interest and principal due after the Cut-off Date, shall be held by Greenpoint in trust for the benefit of the Purchaser as owner of the Mortgage Loans, and Greenpoint shall retain record title to the related Mortgage Loans for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans.

            The sale of each Mortgage Loan shall be reflected on Greenpoint's balance sheet and other financial statements as a sale of assets by Greenpoint. Greenpoint shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, Greenpoint shall maintain in its possession, available for inspection by the Purchaser, or its designee, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of FNMA or FHLMC, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by FNMA or FHLMC, and periodic inspection reports as required by Section 3.15 of the Servicing Agreement. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by Greenpoint may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as Greenpoint complies with the requirements of the FNMA or FHLMC Selling and Servicing Guide, as amended from time to time. Greenpoint shall indemnify the Purchaser and hold it harmless against any damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from the unenforceability (as determined by a court of competent jurisdiction) of any Mortgage Loan document recreated in the manner described in the foregoing sentence against the applicable Mortgagor as a result of such recreation or the absence of such original Mortgage Loan document.

                  Section 2.02 Due Diligence by the Purchaser.

            Review of Credit File and Mortgage File. At least 15 days prior to the Closing Date, Greenpoint shall make available to the Purchaser the Credit File and the Mortgage File for each Preliminary Mortgage Loan in the related Preliminary Mortgage Loan Package and shall accommodate reasonable requests by the Purchaser to provide personnel and documents as necessary to facilitate the review. Greenpoint shall deliver to the Purchase a diskette or a compact disc that contains the Credit File and the Mortgage File for each such Preliminary Mortgage Loan and the Purchaser shall have the right to review the Credit File and the Mortgage File for each such Preliminary Mortgage Loan for the purpose of determining whether each Preliminary Mortgage Loan conforms in all material respects to the applicable terms contained in the Transaction Documents, which determination shall be made in the Purchaser's sole discretion; provided, further, that the Purchaser, in its sole discretion, has the right to reject any Preliminary Mortgage Loan if the original Mortgage Note for such Preliminary Mortgage Loan is lost. In the event that the Purchaser rejects any Preliminary Mortgage Loan based on such review, Greenpoint shall have the opportunity, at the discretion of the Purchaser, to substitute replacement Preliminary Mortgage Loans satisfying the requirements set forth above, and the Purchaser shall have the right to review any such replacement Preliminary Mortgage Loan(s) in the manner contemplated above. Such examination may be made by the Purchaser or its designee, at its expense, at any reasonable time before the Closing Date. Such underwriting by the Purchaser or its designee shall not impair or diminish the rights of the Purchaser or any of its successors under this Agreement with respect to a breach of the representations and warranties contained in this Agreement. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Credit Files and the Mortgage Files shall not affect the Purchaser's or any of its successors' rights to demand repurchase or other relief or remedy provided for in this Agreement.

                  Section 2.03 Identification of Mortgage Loan Package.

            At least three (3) Business Days prior to the Closing Date, the Purchaser shall identify those Preliminary Mortgage Loans that the Purchaser intends to be included in the Mortgage Loan Package.

                  Section 2.04 Credit Document Deficiencies Identified During
            Due Diligence.

            If, with respect to a Mortgage Loan Package, the related Purchase Confirmation identifies any Mortgage Loan for which the related Credit File or the Mortgage File is missing material documentation (as used therein, the "Missing Credit Documents"), Greenpoint agrees to use its best efforts to procure each such Missing Credit Document within sixty (60) days following the related Closing Date. In the event of a default by a Mortgagor or any material impairment of the Mortgaged Property, in either case directly arising from a breach of Greenpoint's obligation to deliver the Missing Credit Document within the time specified above, Greenpoint shall repurchase such Mortgage Loan at the Repurchase Price.

                  Section 2.05 Delivery of Collateral Files.

            Custodial Agreement. Greenpoint shall, no later than five (5) Business Days prior to the related Closing Date deliver and release to the Custodian the Collateral File for each Mortgage Loan in the Mortgage Loan Package. The Custodian will certify its receipt of all such Collateral Documents required to be delivered pursuant to this Agreement. Greenpoint will be responsible for the fees and expenses with respect to the delivery and will be responsible for the fees and expenses related to the recording of the initial Assignments of Mortgage (including any fees and expenses related to any preparation and recording of any intervening or prior assignments of the Mortgage Loans to Greenpoint or to any prior owners of or mortgagees with respect to the Mortgage Loans) or Form UCC-3's for Cooperative Loans. The Purchaser will be responsible for the Custodian's fees and expenses as set forth in the Custodial Agreement.

            Greenpoint shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 3.1(c) or 5.1 of the Servicing Agreement within two weeks of their execution, provided, however, that Greenpoint shall provide the Custodian with a certified true copy of any such document submitted for recordation within ten (10) days of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 120 days of its submission for recordation. However, if Greenpoint is unable to deliver such certified copies due to delay caused by the recording office in the applicable jurisdiction, Greenpoint shall deliver instead an Officer's Certificate from Greenpoint confirming that such document is a true and complete copy of the original and that such original has been accepted for recording.

            In the event the public recording office is delayed in returning any original document, Greenpoint shall deliver to the Custodian within 240 days of its submission for recordation, a copy of such document and an Officer's Certificate, which shall (i) identify the recorded document; (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. Greenpoint will be required to deliver the document to the Custodian by the date specified in (iv) above.

            Notwithstanding the foregoing, if the originals or certified copies required in this Section 2.05 are not delivered as required within 90 days following the Closing Date or as otherwise extended as set forth above, the related Mortgage Loan shall, upon request of the Purchaser, be repurchased by Greenpoint in accordance with Section 3.03 hereof; provided, however, that the foregoing repurchase obligation shall not apply in the event Greenpoint cannot deliver such items due to a delay caused by the recording office in the applicable jurisdiction; provided that Greenpoint shall deliver instead a recording receipt of such recording office or, if such recording receipt is not available, an Officer's Certificate from Greenpoint confirming that such documents have been accepted for recording. Any such document shall be delivered to the Purchaser or its designee promptly upon receipt thereof from the related recording office.

            If Greenpoint, the Purchaser or the Custodian finds any document or documents constituting a part of a Credit File or Mortgage File pertaining to a Mortgage Loan to be defective (or missing) in any material respect, and such defect or missing document materially and adversely affects the value of the related Mortgage Loan or the interests of the Purchaser therein, the party discovering such defect shall promptly so notify Greenpoint. Greenpoint shall have a period of 90 days after receipt of such written notice within which to correct or cure any such defect. Greenpoint hereby covenants and agrees that, if any material defect cannot be corrected or cured, Greenpoint will, upon the expiration of the applicable cure period described above, repurchase the related Mortgage Loan in the manner set forth in Section 3.03; provided, however, that with respect to any Mortgage Loan, if such defect constitutes a Qualification Defect, any such repurchase must take place within 60 days of the date such defect is discovered.

            Notwithstanding the foregoing, with respect to a Mortgage Loan, if, at the end of such 90-day period, Greenpoint delivers an Officer's Certificate to the Purchaser certifying that Greenpoint is using good faith efforts to correct or cure such defect and identifying progress made, then the Purchaser shall grant Greenpoint an extension to correct or cure such defect. The extension shall not extend beyond (1) if the defect is a Qualification Defect, the date that is 60 days after the date the defect is discovered, or, (2) if the defect is not a Qualification Defect (as evidenced by an Opinion of Counsel), the date that is 30 days beyond the original 90-day cure period. If the defect is not a Qualification Defect, additional 30-day extensions may be obtained pursuant to the same procedure, as long as Greenpoint demonstrates continued progress toward a correction or cure; provided that no extension shall be granted beyond 180 days from the date on which the Greenpoint received the original notice of the defect.

            Notwithstanding the foregoing, with respect to a Mortgage Loan, the failure of the Purchaser to notify Greenpoint of any defective or missing document in a Credit File or Mortgage File within such 90-day period, or the failure of the Purchaser to require Greenpoint to cure or repurchase the related Mortgage Loan upon expiration of such 90-day period, shall not constitute a waiver of its rights hereunder, including the rights with respect to a Mortgage Loan, to require Greenpoint to repurchase the affected Mortgage Loan and the right to indemnification pursuant to Section 3.03 hereof.

                  Section 2.06 Purchase Confirmation.

            Upon confirmation with the Purchaser of a Mortgage Loan Package, Greenpoint shall prepare and deliver to the Purchaser for execution the related Purchase Confirmation, executed by an authorized signatory of Greenpoint.

                  Section 2.07 Closing.

            The Closing of each Mortgage Loan Package shall take place on the related Closing Date and shall be subject to the satisfaction of each of the following conditions, unless otherwise waived by the prejudiced party(ies):

            (a) All of the representations and warranties of Greenpoint under this Agreement shall be true and correct as of the Closing Date and no event shall have occurred that, with notice or the passage of time, would constitute a default under this Agreement;

            (b) Both parties shall have executed and delivered the related Purchase Confirmation, Trade Confirmation and Servicing Agreement;

            (c) Greenpoint shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (d) All other terms and conditions of this Agreement have been complied with.

                  Section 2.08 Payment of the Purchase Proceeds.

            Subject to the conditions set forth in Section 2.07, and in consideration for the Mortgage Loan Package to be purchased by the Purchaser on the related Closing Date, the Purchaser shall pay to Greenpoint on such Closing Date the Purchase Proceeds by wire transfer of immediately available funds to the account designated by Greenpoint on or before the Funding Deadline.

                  Section 2.09 Entitlement to Payments on the Mortgage Loans.

            With respect to any Mortgage Loan purchased hereunder, the Purchaser shall be entitled to (a) all scheduled principal due after the related Cut-off Date; (b) all other recoveries of principal collected after the related Cut-off Date, except for (i) recoveries of principal collected after the Cut-off Date and prior to the Closing Date that are reflected in the Mortgage Loan Schedule, and (ii) all scheduled payments of principal due on or before the related Cut-off Date; and (c) all payments of interest on such Mortgage Loan net of interest at the Servicing Fee Rate and the LPMI Fee, if applicable (minus that portion of any such payment that is allocable to the period prior to the related Cut-off Date) due after the Cut-off Date.

                  Section 2.10 Payment of Costs and Expenses.

            The Purchaser and Greenpoint shall each bear its own costs and expenses in connection with the purchase and sale of the Mortgage Loans including any commissions due its sales personnel, the legal fees and expenses of its attorneys and any due diligence expenses. Without limiting the generality of the foregoing, any costs and expenses incurred in connection with recording the Assignment of Mortgage or any subsequent assignment thereof shall be paid for by the Purchaser.

                  Section 2.11 MERS Mortgage Loans and the MERS System.

            (a) Notwithstanding anything contained in this Agreement to the contrary, with respect to any MERS Mortgage Loan sold to the Purchaser by Greenpoint pursuant to this Agreement, Greenpoint shall cause the registration of such MERS Mortgage Loan to be changed on the MERS System to reflect the Purchaser as the beneficial owner of such MERS Mortgage Loan. The foregoing obligation of Greenpoint shall be in lieu of Greenpoint delivering to the Purchaser an Assignment of Mortgage for such MERS Mortgage Loan. With respect to the Mortgage and intervening assignments related to any MERS Mortgage Loan, Greenpoint shall, in accordance with Section 2.05, provide the Purchaser with the original Mortgage with evidence of registration with MERS and, as applicable, the originals of all intervening assignments of the Mortgage with evidence of recording thereon prior to the registration of the Mortgage Loan with the MERS System.

            (b) In connection with the MERS System, Greenpoint is hereby authorized and empowered, in its own name, to register, or change the registration of any MERS Mortgage Loan to effectuate such registration. Further, Greenpoint is authorized to cause the removal of any MERS Mortgage Loan from such registration, and to execute and deliver on behalf of itself and the Purchaser, any and all instruments of assignment and comparable instruments with respect to any registration and/or removal of such MERS Mortgage Loan on or from the MERS System.


                                   ARTICLE III
               REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

                  Section 3.01 Representations and Warranties Respecting
            Greenpoint.

            Greenpoint represents, warrants and covenants to the Purchaser that, as of each Closing Date:

            (a) Organization and Standing. Greenpoint is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified and licensed to transact business in and is in good standing under the laws of each state where each Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement. The execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by Greenpoint and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement evidences the valid, binding and enforceable obligation of Greenpoint; and all requisite corporate action has been taken by Greenpoint to make this Agreement valid and binding upon Greenpoint in accordance with its terms;

            (b) Due Authority. Greenpoint has the full power and authority to
(i) perform and enter into and consummate all transactions contemplated by this Agreement and (ii) to sell each Mortgage Loan;

            (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Greenpoint, which is in the business of selling and servicing loans, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by Greenpoint pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (d) No Conflict. Neither the acquisition or origination of the Mortgage Loans by Greenpoint, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of Greenpoint's certificate of incorporation or by-laws or result in a material breach of any legal restriction or any material agreement or instrument to which Greenpoint is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which Greenpoint or its property is subject;

            (e) Approved Seller. Greenpoint is an approved seller/servicer for each Agency in good standing and is a mortgagee approved by the Secretary of HUD. No event has occurred, including a change in insurance coverage, which would make Greenpoint unable to comply with Fannie Mae, Freddie Mac or HUD eligibility requirements. Furthermore, if at any time prior to the termination of this Agreement, Greenpoint is unable to comply with any of the Fannie Mae, Freddie Mac or HUD eligibility requirements, it shall immediately notify the Purchaser that it is no longer an approved seller/servicer as defined in the first sentence above;

            (f) No Pending Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to Greenpoint's knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to Greenpoint would materially and adversely affect the sale of the Mortgage Loans to the Purchaser, the ability of Greenpoint to service the Mortgage Loans hereunder in accordance with the terms hereof, or Greenpoint's ability to perform its obligations under this Agreement;

            (g) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Greenpoint, of or compliance by Greenpoint with, this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date;

            (h) Reasonable Servicing Fee. Greenpoint acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by Greenpoint, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement;

            (i) Ability to Perform. Greenpoint does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. Greenpoint is solvent and the sale of the Mortgage Loans will not cause Greenpoint to become insolvent. The sale of the Mortgage Loans is not undertaken to hinder, delay or defraud any of Greenpoint's creditors;

            (j) No Untrue Information. Neither this Agreement nor any statement, report or other document prepared and furnished, or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby, by Greenpoint contains any untrue statement of fact or omits to state a fact necessary to make the statements contained therein not misleading;

            (k) Sale Treatment. Greenpoint has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes;

            (l) Fair Credit Report Act. Greenpoint, in its capacity as servicer for each Mortgage Loan, has fully furnished (or caused to be furnished), in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories) or their successors and assigns, on a monthly basis;

            (m) No Brokers' Fees. Greenpoint has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in the connection with the sale of the Mortgage Loans;

            (n) Fair Consideration. The consideration received by Greenpoint upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans; and

            (o) USA Patriot Act of 2001. Greenpoint has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); Greenpoint has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

                  Section 3.02 Representations and Warranties Regarding
            Individual Mortgage Loans.

            With respect to each Mortgage Loan (unless otherwise specified below), Greenpoint represents and warrants to the Purchaser as of the related Closing Date that:

            (a) Mortgage Loan Schedule. The information contained in the Mortgage Loan Schedule is complete, true and correct in all material respects;

            (b) No Delinquencies or Advances. All payments required to be made and credited prior to the related Cut-off Date for such Mortgage Loan under the terms of the Mortgage Note have been made; Greenpoint has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan; and there has been no delinquency of more than thirty (30) days in any payment by the Mortgagor thereunder during the last twelve (12) months;

            (c) Taxes, Assessments, Insurance Premiums and Other Charges. There are no defaults by Greenpoint or any prior originator in complying with the terms of the Mortgage and there are no delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, including assessments payable in future installments or other outstanding charges affecting the related Mortgaged Property;

            (d) No Modifications. The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments that have been or will be recorded, if necessary to protect the interests of the Purchaser, and that have been or will be delivered to the Purchaser, all in accordance with this Agreement. The substance of any such waiver, alteration or modification has been approved by the primary mortgage guaranty insurer, if any, and by the title insurer, to the extent required by the related policy and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the primary mortgage insurer, if any, and the title insurer, to the extent required by the policy, and which assumption agreement is part of the Collateral File and the terms of which are reflected in the Mortgage Loan Schedule if executed prior to the Closing Date;

            (e) No Defenses. The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard and Flood Insurance. All buildings and other customarily insured improvements upon the Mortgaged Property are insured in an amount which is not less than the lesser of (i) the maximum insurable value of the Mortgaged Property and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount that would prevent the Mortgagor from becoming a co-insurer, by an insurer acceptable to an Agency against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, and such insurer is licensed to do business in the state where the Mortgaged Property is located. If the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy. All such insurance policies contain a standard mortgagee clause naming Greenpoint, its successors and assigns as mortgagee, and all premiums thereon have been paid. If, upon the origination of the Mortgage Loan, the Mortgaged Property was, or was subsequently deemed to be, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy that meets the requirements of the current guidelines of the Federal Insurance Administration (or any successor thereto) and conforms to the requirements of an Agency is in effect. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's expense and, upon the failure of the Mortgagor to do so, the holder of the Mortgage is authorized to maintain such insurance at the Mortgagor's expense and to seek reimbursement therefor from the Mortgagor;

            (g) Compliance with Applicable Law. All applicable local, state and federal laws including without limitation usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, predatory and abusive lending and disclosure laws applicable to the origination and servicing of the Mortgage Loan have been complied with, and Greenpoint shall maintain in its possession, available for the Purchaser's inspection and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

            (h) No Release of Mortgage. The Mortgage has not been satisfied, canceled, subordinated, or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. Greenpoint has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has Greenpoint waived any default;

            (i) Enforceability of Mortgage Documents. The Mortgage Note, the Mortgage and any related modifications, assignments and assumptions are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws;

            (j) Valid First Lien on Mortgage Loans that are not Cooperative Loans. Each related Mortgage is a valid, perfected, existing and enforceable first lien or a first priority ownership interest in an estate in fee simple in the Mortgaged Property, including, for Mortgage Loans that are not Cooperative Loans, all improvements on the Mortgaged Property, securing the related Mortgage Note, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgage may secure and create a first lien upon a leasehold estate of the Mortgagor. The lien of the Mortgage is subject only to:

            (i) the lien of current real property taxes and assessments not yet due and payable;

            (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording that are acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and that do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

            (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property;

            Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Greenpoint has full right to sell and assign the same to the Purchaser.

            (k) Valid First Liens on Cooperative Loans: With respect to each Cooperative Loan, the related Mortgage is a valid, enforceable and subsisting first security interest on the related cooperative shares securing the related cooperative note and lease, subject only to (a) liens of the cooperative for unpaid assessments representing the Mortgagor's pro rata share of the cooperative's payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Security Agreement. There are no liens against or security interests in the cooperative shares relating to each Cooperative Loan (except for unpaid maintenance, assessments and other amounts owed to the related cooperative which individually or in the aggregate will not have a material adverse effect on such Cooperative Loan), which have priority equal to or over the Greenpoint's security interest in such cooperative shares;

            (l) With respect to each Cooperative Loan, a search for filings of financing statements has been made by a company competent to make the same, which company is acceptable to Fannie Mae and qualified to do business in the jurisdiction where the cooperative unit is located, and such search has not found anything which would materially and adversely affect the Cooperative Loan;

            (m) With respect to each Cooperative Loan, the related cooperative corporation that owns title to the related cooperative apartment building is a "cooperative housing corporation" within the meaning of Section 216 of the Code, and is in material compliance with applicable federal, state and local laws which, if not complied with, could have a material adverse effect on the Mortgaged Property;

            (n) With respect to each Cooperative Loan, there is no prohibition against pledging the shares of the cooperative corporation or assigning the Cooperative Lease;

            (o) Leasehold Interests. With respect to any ground lease to which a Mortgaged Property may be subject: (i) the Mortgagor is the owner of a valid and subsisting leasehold interest under such ground lease: (ii) such ground lease is in full force and effect unmodified and not supplemented by any writing or otherwise; (iii) all rent, additional rent and other charges reserved therein have been fully paid to the extent payable as of the Closing Date; (iv) the Mortgagor enjoys the quiet and peaceful possession of the leasehold estate, subject to any sublease; (v) the Mortgagor is not in default under any of the terms of such ground lease, and there are no circumstances which, with the passage of time or the giving of notice, or both, would result in a default under such ground lease; (vi) the lessor under such ground lease is not in default under any of the terms or provisions of such ground lease on the part of the lessor to be observed or performed; (vii) the lessor under such ground lease has satisfied any repair or construction obligations due as of the Closing Date pursuant to the terms of such ground lease; (viii) the execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, such ground lease and (ix) the term of such lease does not terminate earlier than 10 years following the maturity date of the Mortgage Note;

            (p) Disbursements of Proceeds. The proceeds of the Mortgage Loan have been fully disbursed, and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and recording the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (q) Sole Owner. Greenpoint is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. The Mortgage Loan is not assigned or pledged, and Greenpoint has good and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, participation interests, charge, claim or security interest not specifically set forth in the related Mortgage Loan Schedule and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to the terms of this Agreement. Following the sale of the Mortgage Loan, the Purchaser will own the Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. Greenpoint intends to relinquish all rights to monitor, possess and control the Mortgage Loan except in connection with the servicing of the Mortgage Loan as set forth in the Servicing Agreement. After the Closing Date, Greenpoint will not have any right to modify or alter the terms of the sale of the Mortgage Loan, nor will Greenpoint have any obligation or right to repurchase the Mortgage Loan, except as provided in this Agreement or as otherwise agreed to by Greenpoint and the Purchaser;

            (r) Title Insurance. Each Mortgage Loan is covered by an ALTA lender's title insurance policy included in the related Servicing File, acceptable to an Agency, issued by a title insurer acceptable to an Agency and qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring (subject to the exceptions contained in Section 3.02(j)(i), (ii) and (iii) above) Greenpoint, its successors and assigns as to the first priority lien of the Mortgage. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. Greenpoint is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including Greenpoint, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

            (s) No Default. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and Greenpoint has not waived any default, breach, violation or event of acceleration;

            (t) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (u) Origination and Collection Practices. The origination and collection practices used by Greenpoint with respect to each Mortgage Loan and Mortgage have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing business. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, Greenpoint and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due Greenpoint have been capitalized under any Mortgage or the related Mortgage Note. All payments have been collected in compliance with local, state and federal law and the terms of the related Mortgage Note. With respect to Adjustable Rate Mortgage Loans, all Mortgage Interest Rate adjustments have been made in strict compliance with local, state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited;

            (v) No Condemnation or Damage. There is no proceeding pending or, to Greenpoint's knowledge, threatened for the total or partial condemnation of the Mortgaged Property and such property is in good repair and is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended;

            (w) Customary and Enforceable Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby including (a) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (b) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

            (x) Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in (j) above;

            (y) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by an appraiser who meets the minimum requisite qualifications of an Agency for appraisers, duly appointed by the originator, that had no interest, direct or indirect in the Mortgaged Property, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan; the appraisal is in a form acceptable to an Agency, with such riders as are acceptable to such Agency, and such appraisal complies with the requirements of FIRREA; furthermore, the appraisal type for each Mortgage Loan is accurately reflected on the Mortgage Loan Schedule;

            (z) Trustee for Deed of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (aa) Private Mortgage Insurance. Each Mortgage Loan, with an LTV at origination in excess of eighty percent (80%) is and will be subject to a PMI Policy issued by an insurer acceptable to FNMA or FHLMC, in at least such amounts as required by FHMA or FHLMC. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage subject to any such PMI Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith or, in the case of a lender paid mortgage insurance policy, the premiums and charges are included in the Mortgage Interest Rate for the Mortgage Loan;

            (bb) Lawfully Occupied. The Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same including certificates of occupancy, have been made or obtained from the appropriate authorities. No improvements violate local zoning laws or regulations;

            (cc) Assignment of Mortgage. The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

            (dd) Form of Mortgage Note and Mortgage. The Mortgage Note and Mortgage are on forms acceptable to each Agency;

            (ee) Section 32 Loans. No Mortgage Loan is classified as a "covered," "high cost," "high cost home loan," "threshold," "predatory loan," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of
2002), or any other designation that indicates that such Mortgage Loan has terms that result in costs to the Mortgagor in excess of a specified limit under the Home Ownership and Equity Protection Act of 1994, as amended, or any similar federal, state or local statutes or regulations related to "high cost" mortgage loans or "predatory lending" (as such terms are defined in the applicable statute or regulation);

            (ff) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to each Agency. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (gg) Location and Type of Mortgaged Property. The Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of a single parcel (or more than one contiguous parcels) of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a townhouse; provided, however, that any condominium project or planned unit development generally conforms with the Underwriting Guidelines regarding such dwellings, and no residence or dwelling that is secured by a leasehold estate, is a mobile home, manufactured dwelling or cooperative, provided further that as of the respective appraisal date, no portion of the Mortgaged Property was being used for commercial purposes;

            (hh) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in (j) above;

            (ii) Servicemembers Civil Relief Act. The Mortgagor has not notified Greenpoint, and Greenpoint has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act or any similar state law;

            (jj) Payment Terms. The Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest (or interest, in the case of any Mortgage Loan for which monthly payments consist of only interest for a period of time specified on the Mortgage Loan Schedule), (provided that, the installments of interest are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date with respect to an Adjustable Rate Mortgage, and interest is calculated and payable in arrears) providing for full amortization by maturity over a scheduled term of no more than 30 years. No Mortgage Loan converts, pursuant to the terms of the related Mortgage Note, from having interest accrue on the principal amount thereof based on an adjustable rate to having interest accrue based on a fixed rate, and no Mortgage Loan has a shared appreciation or other contingent interest feature, or permits negative amortization. The Mortgage Interest Rate, Lifetime Rate Cap, each applicable Periodic Rate Cap and each applicable Interest Adjustment Date for each Mortgage Loan are as set forth for such Mortgage Loan in the Mortgage Loan Schedule;

            (kk) Origination. At the time the Mortgage Loan was originated, the originator was a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act or a savings and loan association, a saving bank, a commercial bank or similar banking institution which is supervised by a Federal or State authority;

            (ll) Loan-to-Value Ratio; No Foreclosures. The Loan-to-Value Ratio of each Mortgage Loan was no greater than 100% at the time of its origination or refinancing, as applicable. No Mortgage Loan is subject to a written foreclosure agreement or pending foreclosure proceedings;

            (mm) Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with Greenpoint's underwriting guidelines (the "Underwriting Guidelines") in effect at the time origination;

            (nn) Adverse Selection. Greenpoint used no adverse selection procedures in selecting the Mortgage Loan from among the outstanding first-lien residential mortgage loans owned by it which were available for inclusion in the Mortgage Loan Package;

            (oo) Environmental Matters. To the best knowledge of Greenpoint, the Mortgaged Property is free from any and all toxic or hazardous standards and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving any Mortgaged Property of which Greenpoint is aware in which compliance with any environmental law, rule or regulation is an issue. To the best of Greenpoint's knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation consisting a prerequisite to use and enjoyment of said property;

            (pp) No Bankruptcy; Acceptable Investment. The Mortgagor is not in bankruptcy and is not insolvent;

            (qq) No Additional Payments. There is no obligation on the part of Greenpoint or any other party to make payments in addition to those made by the Mortgagor;

            (rr) Georgia Fair Lending Act. There is no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003, which is secured by owner-occupied property located in the State of Georgia;

            (ss) No Credit Insurance Policies. No proceeds from any Mortgage Loan were used to purchase single-premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (tt) Prepayment Penalty Term. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

            (uu) Qualified Mortgage. Each Mortgage Loan is a "qualified mortgage" within Section 860G(a)(3) of the Code;

            (vv) Credit Reporting. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by Greenpoint to the Purchaser, Greenpoint has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage;

            (ww) Doing Business. Greenpoint and all other parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable "doing business" and licensing requirements of the laws of the state wherein the Mortgaged Property is located;

            (xx) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature, nor does it contain any "buydown" provision which is currently in effect;

            (yy) Due-On-Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (zz) Disclosure Materials. The Mortgagor has received all disclosure materials required by applicable law with respect to the making of mortgage loans of the same type as the Mortgage Loan and rescission materials required by applicable law if the Mortgage Loan is a Refinanced Mortgage Loan and has acknowledged receipt of such materials to the extent required by applicable law and such documents will remain in the Mortgage File;

            (aaa) No Advancements. Greenpoint or any prior originator or servicer has not advanced funds, or induced, solicited or knowingly received any advance from any party other than the Mortgagor, directly or indirectly, for the payment of any amount due under the Mortgage Loan;

            (bbb) Delivery of Mortgage Documents. With respect to each Mortgage Loan, Greenpoint is in possession of a complete Collateral File except for the documents which have been delivered to the Purchaser or which have been submitted for recording and not yet returned;

            (ccc) Lost Note. With respect to each Mortgage where a lost note affidavit has been delivered in place of the related Mortgage Note, the related Mortgage Note is no longer in existence;

            (ddd) Validity of Mortgage Documents. All the documents executed in connection with the Mortgage Loan including, but not limited to, the Mortgage Note and the Mortgage are free of fraud and any misrepresentation, are signed by the persons they purport to be signed by, and witnessed or, as appropriate, notarized by the persons whose signatures appear as witnesses or notaries, and each such document constitutes the valid and binding legal obligation of the signatories and is enforceable in accordance with its terms;

            (eee) Construction or Rehabilitation of Mortgaged Property. (i) No Mortgage Loan was made in connection with facilitating the trade-in or exchange of a Mortgaged Property and (ii) a Mortgage Loan has a certificate of completion if such Mortgage Loan was made in connection with the construction or rehabilitation of the related Mortgaged Property;

            (fff) Other Insurance Policies; No Defense to Coverage. No action, inaction, or event has occurred and no state of affairs exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Greenpoint or any of its designee or any corporation in which Greenpoint or any officer, director, or employee of Greenpoint had a financial interest at the time of placement of such insurance;

            (ggg) Conversion to Fixed Interest Rate. No Mortgage Loan is a Convertible Mortgage Loan;

            (hhh) No Arbitration. No Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction;

            (iii) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (jjj) [RESERVED];

            (kkk) Fannie Mae Guides Anti-Predatory Lending Eligibility. Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of Fannie Mae Guides;

            (lll) Mortgagor Selection. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the related Mortgagor's application to such affiliate for underwriting consideration;

            (mmm) [RESERVED]

            (nnn) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) a mortgage loan without such a premium was available to the Mortgagor at an interest rate and/or fee structure higher than that of the Mortgage Loan, (ii) prior to the Mortgage Loan's funding, the related Mortgagor had the option of obtaining the Mortgage Loan without a requirement for payment of such a premium, and (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law;

            (ooo) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan;

            (ppp) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than 5% of the principal amount of such Mortgage Loan, such 5% limitation is calculated in accordance with Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae Guides; and

            (qqq) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation.

                  Section 3.03 Remedies for Breach of Representations and
            Warranties.

            (a) Notice of Breach. The representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Collateral Documents or Credit File. Upon discovery by either Greenpoint or the Purchaser of a breach of any of the foregoing representations and warranties that materially and adversely affects the value of one or more of the related Mortgage Loans, the party discovering such breach shall give prompt written notice to the other.

            (b) Cure or Repurchase. Within sixty (60) days from the earlier of either discovery by or notice to Greenpoint of a breach of a representation or warranty that materially and adversely affects the value of a Mortgage Loan or the Mortgage Loans, Greenpoint shall use its best efforts to cure such breach in all material respects, and, if such breach cannot be cured, Greenpoint shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding anything to the contrary herein, a breach of any one of the representations and warranties set forth in clauses (ee), (rr), (ss), (uu),
(vv), (hhh), (kkk), (lll), (nnn), (ooo), (ppp) and (qqq) in Subsection 3.02 shall be deemed to materially and adversely affect the value of the related Mortgage Loans and not be curable and, within sixty (60) days of the earlier of either discovery by or notice to Greenpoint, as the case may be, of such breach, Greenpoint shall repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in
Section 3.01 and such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to Greenpoint of such breach, Greenpoint shall repurchase such of the Mortgage Loans as shall be necessary to cure such breach at the Repurchase Price.

            (c) Substitution or Repurchase. If the breach shall involve a representation or warranty set forth in Section 3.02, other than a breach of any one of the representations and warranties set forth in clauses (ee), (rr), (ss),
(uu), (vv), (hhh), (kkk), (lll), (nnn), (ooo), (ppp) and (qqq), Greenpoint may at the discretion of the Purchaser, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan and substitute in its place a Qualified Substitute Mortgage Loan or Loans. If Greenpoint elects not to substitute a Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan(s) pursuant to the provisions of this Section 3.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution. At the time of repurchase or substitution, the Purchaser and Greenpoint shall arrange for the reassignment of such Mortgage Loan and release of the related Collateral File to Greenpoint and the delivery to Greenpoint of any documents held by the Purchaser or its designee relating to such Mortgage Loan. In the event Greenpoint is authorized to substitute a Qualified Substitute Mortgage Loan for a repurchased Mortgage Loan, Greenpoint shall, simultaneously with such reassignment, give written notice to the Purchaser that substitution has taken place and identify the Qualified Substitute Mortgage Loan(s). In connection with any such substitution, Greenpoint shall be deemed to have made as to such Qualified Substitute Mortgage Loan(s) the representations and warranties except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. Greenpoint shall effect such substitution by delivering to the Purchaser the Collateral Documents for such Qualified Substitute Mortgage Loan(s). Greenpoint shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan(s) in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by Greenpoint. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any substituted Mortgage Loan in the month of substitution, and Greenpoint shall thereafter be entitled to retain all amounts subsequently received by Greenpoint in respect of such substituted Mortgage Loan.

            For any month in which Greenpoint substitutes a Qualified Substitute Mortgage Loan for a repurchased Mortgage Loan, Greenpoint shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all substituted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by Greenpoint in the month of substitution pursuant to Section 5.01. Accordingly, on the date of such substitution, Greenpoint shall deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall. Notwithstanding the above, in no event shall Greenpoint substitute a loan that has been placed in a trust with respect to a securitization.

            In addition to such cure and repurchase obligations, Greenpoint shall indemnify the Purchaser, its affiliates, and their respective directors, officers and employees, as applicable, and hold the Purchaser, its affiliates and each such person harmless against any damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion by any third party that is based on or grounded upon, or resulting from, a breach of Greenpoint's representations and warranties contained in this Agreements.

            Section 3.04 Accrual of Cause of Action. Any cause of action against Greenpoint relating to or arising out of the breach of any representations and warranties made in Sections 3.01 or 3.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by Greenpoint to the Purchaser, (ii) failure by Greenpoint to cure such breach or substitute or repurchase such Mortgage Loan as specified above, or (iii) demand upon Greenpoint by the Purchaser for compliance with the relevant provisions of this Agreement.

                                   ARTICLE IV
                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

                  Section 4.01 Greenpoint to Act as Servicer.

            Greenpoint shall service and administer Mortgage Loans sold pursuant to this Agreement in accordance with the terms of the Servicing Agreement and shall have full power and authority, acting alone, to do or cause to be done any and all things, in connection with such servicing and administration, that Greenpoint may deem necessary or desirable and consistent with the terms of the Servicing Agreement.

                                    ARTICLE V
                             COVENANTS BY GREENPOINT

                  Section 5.01 Indemnification by Greenpoint.

            Greenpoint shall indemnify the Purchaser, its affiliates, and their respective directors, officers and employees, as applicable, and hold the Purchaser, its affiliates and each such person harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary attorneys' fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of Greenpoint to perform its obligations hereunder, including its obligations to service and administer the Mortgage Loans in compliance with the terms of the Servicing Agreement.

                  Section 5.02 [RESERVED]

                  Section 5.03 Merger or Consolidation of Greenpoint

            Greenpoint shall keep in full effect its existence, rights and franchises and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans, and to perform its duties under this Agreement.

            Notwithstanding anything to the contrary contained herein, any Person into which Greenpoint may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Greenpoint shall be a party, or any Person succeeding to the business of Greenpoint, shall be the successor of Greenpoint hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that the successor or surviving Person shall be an institution whose deposits are insured by FDIC or a company whose business is the origination and servicing of mortgage loans, unless otherwise consented to by the Purchaser, which consent shall not be unreasonably withheld, and shall be qualified to service mortgage loans on behalf of an Agency.

                  Section 5.04 Limitation on Liability of Greenpoint and Others.

            Neither Greenpoint nor any of the officers, employees or agents of Greenpoint shall be under any liability to the Purchaser for any action taken, or for refraining from taking any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect Greenpoint or any such person against any breach of warranties or representations made herein, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement and, provided further, that this provision shall not protect Greenpoint or any such person against any liability that would otherwise be imposed by reason of the willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of the obligations or duties hereunder. Greenpoint and any officer, employee or agent of Greenpoint may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. Notwithstanding anything to the contrary contained in this Agreement, unless one or more Event of Default by Greenpoint shall occur and shall not have been remedied within the time limits set forth in Section 7.1 of the Servicing Agreement, the Purchaser shall not record or cause to be recorded an Assignment of Mortgage with the recording office. To the extent the Purchaser records with the recording office as permitted herein an Assignment of Mortgage which designates the Purchaser as the holder of record of the Mortgage, the Purchaser agrees that it shall (i) provide Greenpoint with immediate notice of any action with respect to the Mortgage or the related Mortgaged Property and ensure that the proper department or person at Greenpoint receives such notice; and (ii) immediately complete, sign and return to Greenpoint any document reasonably requested by Greenpoint to comply with its servicing obligations, including without limitation, any instrument required to release the Mortgage upon payment in full of the obligation or take any other action reasonably required by Greenpoint. The Purchaser further agrees that Greenpoint shall have no liability for the Purchaser's failure to comply with the subsections (i) or (ii) in the foregoing sentence. Greenpoint shall have no liability to the Purchaser and shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that Greenpoint may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable to protect the Purchaser's interests in the Mortgage Loans. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and Greenpoint shall be entitled to be reimbursed therefor from the Purchaser upon written demand except when such expenses, costs and liabilities are subject to Greenpoint's indemnification under Sections 3.03 and 5.01.

                  Section 5.05 No Transfer of Servicing.

            Greenpoint acknowledges that the Purchaser acts in reliance upon Greenpoint's independent status, the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, Greenpoint shall not assign this Agreement or the servicing rights hereunder, without the prior written approval of the Purchaser, which consent may not be unreasonably withheld.

                                   ARTICLE VI
                                  MISCELLANEOUS

                  Section 6.01 Notices.

            All demands, notices and communications required to be provided hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, postage prepaid, and return receipt requested, or, if by other means, when received by the other party at the address as follows:

            (i) to Greenpoint:

                  Greenpoint Mortgage Funding, Inc.
                  100 Wood Hollow Drive
                  Novato, California 94945
                  Attn: _____________

            (ii) the Purchaser:

                  To the address and contact set forth in the related Purchase Confirmation or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

                  Section 6.02 Sale Treatment.

            It is the express intention of the parties that the transactions contemplated by this Agreement be, and be construed as, a sale of the Mortgage Loans by Greenpoint and not a pledge of the Mortgage Loans by Greenpoint to the Purchaser to secure a debt or other obligation of Greenpoint. Consequently, the sale of each Mortgage Loan shall be reflected as a sale on Greenpoint's business records, tax returns and financial statements. Accordingly, Greenpoint and the Purchaser shall each treat the transaction for federal income tax purposes as a sale by Greenpoint, and a purchase by the Purchaser, of the Mortgage Loans.

                  Section 6.03 Exhibits.

            The Exhibits to this Agreement and each Trade Confirmation and Purchase Confirmation executed by Greenpoint and the Purchaser are hereby incorporated and made a part hereof and are an integral part of this Agreement.

                  Section 6.04 General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other Subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration; and

            (g) reference to the Transaction Documents or any other document referenced herein shall include all exhibits, schedules or other supplements thereto.

                  Section 6.05 Reproduction of Documents.

            This Agreement and all documents relating thereto, including (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

                  Section 6.06 Further Agreements.

            Greenpoint shall execute and deliver to the Purchaser and the Purchaser shall be required to execute and deliver to Greenpoint such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

                  Section 6.07 Assignment of Mortgage Loans by the Purchaser;
            Pass-Through Transfers.

            (a) The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans; provided, however, that the transferee will not be deemed to be the Purchaser hereunder unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the document evidencing such agreement shall have been executed by the Purchaser and the transferee and delivered to Greenpoint. Notwithstanding the foregoing, no transfer shall be effective if such transfer would result in there being more than five (5) "Purchasers" outstanding hereunder with respect to any Mortgage Loan Package. Any trust to which Mortgage Loans may be transferred pursuant to Section 6.07(b) hereunder shall constitute a single Purchaser for the purposes of the preceding sentence.

            (b) The Purchaser and Greenpoint agree that with respect to some or all of the Mortgage Loans, the Purchaser, at its sole option, but subject to the limitations set forth in Section 6.07(a) hereof, may effect Pass-Through Transfers and Whole Loan Transfer, retaining Greenpoint as the servicer thereof or subservicer if a master servicer is employed, or as applicable the "seller/servicer." On the related Reconstitution Date, the Mortgage Loans transferred shall cease to be covered by this Agreement; provided, however, that, in the event that any Mortgage Loan transferred pursuant to this Section
6.07 is rejected by the related transferee, Greenpoint shall continue to service such rejected Mortgage Loan on behalf of the Purchaser in accordance with the terms and provisions of this Agreement. Greenpoint shall cooperate with the Purchaser in connection with each Pass-Through Transfer and Whole Loan Transfer in accordance with this Section 6.07. In connection therewith Greenpoint shall:

            (i) negotiate in good faith and execute any seller/servicer agreement reasonably required to effectuate the Pass-Through Transfer and Whole Loan Transfer, provided such agreement creates no greater obligation or cost on the part of Greenpoint than otherwise set forth in this Agreement, and provided further that Greenpoint shall be entitled to a servicing fee under that agreement at a rate per annum no less than the Servicing Fee Rate; and

            (ii) provide as applicable:

                  (A) information pertaining to Greenpoint of the type and scope customarily included in offering documents for residential mortgage-backed securities transactions involving multiple loan originators; and

                  (B) such opinions of counsel, letters from auditors, and
            certificates of public officials or officers of Greenpoint as are reasonably believed necessary by the trustee, any rating agency or the Purchaser, as the case may be, in connection with such Pass-Through Transfer and Whole Loan Transfer. The Purchaser shall pay all reasonable third party costs associated with the preparation of the information described in clause (ii)(A) above and the delivery of any opinions, letters or certificates described in this clause (ii)(B). Greenpoint shall not be required to execute any seller/servicer agreement unless a draft of the agreement is provided to Greenpoint at least 10 days before the Reconstitution Date.

            (c) In connection with any (a) Pass-Through Transfer and (b) Whole Loan Transfer, Greenpoint shall restate to the Purchaser and, with respect to
(a) above, to the applicable depositor (the "Depositor"), trustee (the "Trustee") and the master servicer (the "Master Servicer"), all representations and warranties contained in this Agreement, with respect to the Mortgage Loans as of the Closing Date and with respect to Greenpoint itself as of the closing date of each Whole Loan Transfer or Pass-Through Transfer.

            (d) In connection with any Pass-Through Transfer and Whole Loan Transfer, Greenpoint shall indemnify, defend and hold harmless the Purchaser, the Depositor, the Trustee, the Master Servicer, their respective affiliates, and their respective directors, officers and employees from and against any and all losses, claims, expenses, damages, liabilities, reasonable and necessary attorneys' fees and related costs, judgments, and any other costs to which any such party may be subject to as a result of any untrue statement of any material fact contained in any information (such information, the "Greenpoint Information") prepared and furnished to the Purchaser, the Depositor, the Trustee and the Master Servicer by Greenpoint for inclusion in any related offering document or prospectus (collectively, "Offering Materials"), or arise out of, or are based upon, any omission in the Greenpoint Information necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse to all such parties, as applicable, for damages or expenses reasonably incurred by it; provided, however, that Greenpoint shall be liable only insofar as such untrue statement or omission relates solely to the Greenpoint Information in the Offering Materials furnished to any such party by Greenpoint specifically for inclusion in the Offering Materials; and

            (e) All Mortgage Loans not sold or transferred pursuant to Pass-Through Transfers or Whole Loan Transfer shall remain subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

                  Section 6.08 Conflicts between Transaction Documents.

            In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement, the Servicing Agreement, and either the related Trade Confirmation or the related Purchase Confirmation, the terms of the related Purchase Confirmation shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of the Trade Confirmation and the Purchase Confirmation, the terms of the Purchase Confirmation shall control.

                  Section 6.09 Governing Law.

            This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements entered into and wholly performed within that state.

                  Section 6.10 Severability Clause.

            Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to an amendment to this Agreement which places each party in the same or as economic position as each party would have been in except for such invalidity.

                  Section 6.11 Successors and Assigns.

            This Agreement shall bind and inure to the benefit of and be enforceable by Greenpoint and the Purchaser and the respective permitted successors and assigns of Greenpoint and the Purchaser.

                  Section 6.12 Relationship of Parties.

            Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of Greenpoint shall be rendered as an independent contractor and not as agent for the Purchaser.

                  Section 6.13 Solicitation of Mortgagor.

            From and after the Closing Date, Greenpoint hereby agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors or independent mortgage brokerage companies on its behalf, to personally, by telephone or mail, solicit the mortgagor under any Mortgage Loan for the purpose of refinancing such Mortgage Loan; provided, that Greenpoint may solicit any mortgagor from whom it or its servicing affiliate has received a request for verification of mortgage, a request for demand for payoff, a mortgagor initiated written or verbal communication indicating a desire to prepay the related Mortgage Loan, or the mortgagor initiates a title search, provided further, it is understood and agreed that promotions undertaken by Greenpoint or any of its affiliates which
(i) concern optional insurance products or other additional products or (ii) are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists, newspapers, radio and television advertisements shall not constitute solicitation nor is Greenpoint prohibited from responding to unsolicited requests or inquiries made by a mortgagor or an agent of a mortgagor. Notwithstanding the foregoing, the following solicitations, if undertaken by Greenpoint or any affiliate of Greenpoint, shall not be prohibited: (i) solicitations that are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists and newspaper, radio, television and other mass media advertisements and (ii) borrower messages included on, and statement inserts provided with, the monthly statements sent to mortgagors; provided, however, that similar messages and inserts are sent to borrowers of other mortgage loans serviced by Greenpoint.

                  Section 6.14 Confidentiality.

            Greenpoint, the Purchaser and their agents shall keep confidential and shall not divulge to any person, other than affiliates, without the written consent of the other party, the terms of this agreement, except (i) to the extent required by law or judicial order or to enforce its rights or remedies under this agreement, the Servicing Agreement, or any applicable agreements,
(ii) to the extent such information enters into the public domain other than through the wrongful act of Greenpoint or the Purchaser, as the case may be,
(iii) as is necessary in working with legal counsel, auditors, rating agencies, agents, taxing authorities or other governmental agencies, or (iv) in order to disclose to any and all persons, without limitation of any kind, the structure and tax aspects of this sale or any transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Purchaser related to such sale, transaction and tax aspects, all as contemplated by
Section 1.6011-4T(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986.

Moreover, Greenpoint understands and agrees that this Agreement, the Servicing Agreement, any other agreements executed in connection with the sale and servicing contemplated hereunder, any agreements executed in connection with a securitization of the Mortgage Loans, and any offering circulars or other disclosure documents produced in connection with such securitization are confidential and proprietary to the Purchaser, and Greenpoint agrees to hold such documents confidential and not to divulge such documents to anyone except
(a) to the extent required by law or judicial order or to enforce its rights or remedies under this letter agreement or the Agreements, (b) to the extent such information enters into the public domain other than through the wrongful act of Greenpoint (c) as is necessary in working with legal counsel, auditors, agents, taxing authorities or other governmental agencies, or (d) in order to disclose to any and all persons, without limitation of any kind, the structure and tax aspects of this sale or such securitization and all materials of any kind (including opinions or other tax analyses) that are provided to the Purchaser related to such sale, securitization and tax aspects, all as contemplated by
Section 1.6011-4T(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986. The rights and obligations set forth in this paragraph shall survive the Closing Date and shall not merge into the closing documents but shall be independently enforceable by the parties hereto.

                  Section 6.15 Entire Agreement.

            This Agreement and the related Trade Confirmation and Purchase Confirmation constitute the entire understanding between the parties hereto with respect to each Mortgage Loan Package and supersede all prior or contemporaneous oral or written communications regarding same. Greenpoint and the Purchaser understand and agree that no employee, agent or other representative of Greenpoint or the Purchaser has any authority to bind such party with regard to any statement, representation, warranty or other expression unless said statement, representation, warranty or other expression is specifically included within the express terms of this Agreement or the related Trade Confirmation or Purchase Confirmation. Neither this Agreement nor the related Trade Confirmation or Purchase Confirmation shall be modified, amended or in any way altered except by an instrument in writing signed by both parties.

                           (SIGNATURE PAGE TO FOLLOW)

            IN WITNESS WHEREOF, Greenpoint and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       GREENPOINT MORTGAGE FUNDING, INC.
                                          the Seller

                                       By:______________________________________
                                            Name:
                                            Title:

                                       GOLDMAN SACHS MORTGAGE COMPANY,
                                          the Purchaser

                                       By:Goldman Sachs Real Estate
                                          Funding Corp.,
                                          General Partner

                                       By:______________________________________
                                            Name:
                                            Title:

                                    EXHIBIT A

                              COLLATERAL DOCUMENTS

1. Mortgage Note: The original executed Mortgage Note endorsed, "Pay to the order of ______________, without recourse", or as otherwise directed by the Purchaser, and signed in the name of the Seller by an officer of the Seller, or a lost note affidavit with a copy of the original mortgage note attached; the Mortgage Note shall include all intervening original endorsements showing a complete chain of title from the originator to the Seller;

2. Assignment of Mortgage: Unless the Mortgage Loan is a MERS Mortgage Loan, the original Assignment of Mortgage in blank.

3. Guarantee: Personal endorsement and/or guaranty agreements for all non individual Mortgage Loans (corporations, partnerships, trusts, estates, etc.).

4. Mortgage: The original executed Mortgage, or a certified copy thereof, in either case with evidence of recording noted thereon; the standard Fannie Mae/FHLMC Condominium Rider or PUD Rider must be attached to the mortgage if the mortgaged property is a condominium or is located in a PUD.

5. Modifications: Originals of all modification agreements, or certified copies thereof, in either case with evidence of recording noted thereon if recordation is required to maintain the lien of the Mortgage or is otherwise required, or, if recordation is not so required, an original or copy of any such modification agreement.

6. Intervening Assignments: Originals of any intervening assignments of the mortgage necessary to show a complete chain of title from the original mortgagee to the Seller, or certified copies thereof, in either case with evidence of recording noted thereon; provided, that such intervening assignments may be in the form of blanket assignments, a copy of which, with evidence of recording noted thereon, shall be acceptable.

7. Cooperative Loans: With respect to each Cooperative Loan: (i) an original copy of the Cooperative Lease naming the Mortgagor, as tenant, or an original copy of the assignment of the Cooperative Lease to Mortgagor together with the original copy of all intervening assignments showing a complete and unbroken chain of title from the original tenant to Mortgagor and an original undated assignment, in blank, of the Cooperative Lease executed by Mortgagor; (ii) the original stock certificate in the name of the Mortgagor together with an undated original stock power relating to such stock certificate executed in blank by the Mortgagor; (iii) a fully executed original recognition agreement in substantially the same form as a standard "AZTECH" form and the original assignment thereof from Greenpoint to the Purchaser together with the original copy of all intervening assignments showing a complete and unbroken chain of title from the originator of the Mortgage Loan to the Purchaser; (iv) copies of the UCC-1 financing statement naming the originator of the Cooperative Loan, as secured party, with evidence of recording thereon and, if applicable, the executed UCC-3 financing statements (Assignment) or other appropriate UCC financing statements required by applicable state law evidencing a complete and unbroken chain of title from the originator of the Cooperative Loan to Greenpoint, with evidence of recording thereon, (v) an executed UCC-3 financing statement (Assignment), or other appropriate UCC financing statement required by applicable state law, evidencing the assignment by Greenpoint to the Purchaser of its interest in the Cooperative Loan, with evidence of recording thereon and (vi) a consent from the cooperative corporation in connection with the Mortgagor's acquisition of the coop apartment.

8. Power of Attorney: To the extent applicable, (x) an original power of attorney, or a certified copy thereof, in either case with evidence of recordation thereon if necessary to maintain the lien on the Mortgage or if the document to which such power of attorney relates is required to be recorded, or, if recordation is not so required, an original or copy of such power of attorney, and (y) an original or copy of any surety agreement or guaranty agreement.

9. Security Agreement: Security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage, if any;

10. Title Insurance: The original or copy of a policy of title insurance, a certificate of title, or attorney's opinion of title (accompanied by an abstract of title), as the case may be, with respect to each Mortgage Loan.

11. Assumptions: for each Mortgage Loan with respect to which the borrower's name as it appears on the note does not match the borrower's name on the Mortgage Loan Schedule, one of the following: (i) the original of the assumption agreement, or a certified copy thereof, in either case with evidence of recording thereon if required to maintain the lien of the mortgage or if otherwise required, or, if recordation is not so required, an original or copy of such assumption agreement; or (ii) a copy of a marriage certificate, court order, decree or other document evidencing that the two different names refer to the same person.

                                    EXHIBIT B

                          FORM OF PURCHASE CONFIRMATION

                             [GREENPOINT LETTERHEAD]

                                                                          [DATE]

Goldman Sachs Mortgage Company
85 Broad Street
New York, New York 10004
Attn: Howard Altarescu

      Re:   Purchase Confirmation ($x.xmm) (Deal No. xxxx-xxx)

Ladies and Gentlemen:

This purchase confirmation (the "Purchase Confirmation") between Greenpoint Mortgage Funding, Inc.,

            ("Greenpoint") and Goldman Sachs Mortgage Company ("Purchaser") sets forth our agreement pursuant to which Purchaser is purchasing, and Greenpoint is selling, on a servicing-retained basis, those certain mortgage loans identified in Exhibit A hereto and more particularly described herein (the "Mortgage Loans").

            The purchase, sale and servicing of the Mortgage Loans as contemplated herein shall be governed by that certain Master Mortgage Loan Purchase Agreement dated as of April 1, 2004, between Greenpoint and Purchaser (as amended herein and otherwise, the "Agreement"). By executing this Purchase Confirmation, each of Greenpoint and Purchaser again makes, with respect to itself and each Mortgage Loan, as applicable, all of the covenants, representations and warranties made by each such party in the Agreement, except as the same may be amended by this Purchase Confirmation.

            All exhibits hereto are incorporated herein in their entirety. In the event there exists any inconsistency between the Agreement and this Purchase Confirmation, the latter shall be controlling notwithstanding anything contained in the Agreement to the contrary. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

            1. Assignment and Conveyance of Mortgage Loans. Upon Purchaser's payment of the Purchase Proceeds in accordance with Section 2.08 of the Agreement, Greenpoint shall sell, transfer, assign and convey to Purchaser, without recourse, but subject to the terms of the Purchase Confirmation and the Agreement, all of the right, title and interest of Greenpoint in and to the Mortgage Loans, excluding the servicing rights relating thereto. Each Mortgage Loan shall be serviced by Greenpoint pursuant to the terms of the Agreement.

            2. Defined Terms. As used in the Agreement, the following defined terms shall have meanings set forth below with respect to the related Mortgage Loan Package.

                  a. Closing Date: [DATE].

                  b. Cut-off Date: [DATE].

                  c. Cut-off Date Balance:

                  d. [Index: On each Interest Adjustment Date, the applicable index rate shall be a rate per annum equal to [the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year, as published by the Board of Governors of the Federal Reserve System in Statistical Release No. H.15] [the average of interbank offered rates for six-month U.S. dollar denominated deposits in the London market (LIBOR), as published [in the Wall Street Journal] [by Fannie Mae] [the 11th District Cost of Funds as made available by the Federal Home Loan Bank] [the weekly average yield on certificates of deposit adjusted to a constant maturity of six months as published by the Board of Governors of the Federal Reserve System in Statistical Release No. H.15 or a similar publication.]]

                  e. Missing Credit Documents: As set forth in Exhibit [C]
            hereto.

Notwithstanding anything contained in Section 2.04 of the Agreement to the contrary, Greenpoint's obligation to repurchase from the Purchaser the Mortgage Loan related to a Missing Credit Document shall occur only in the event of a default by a Mortgagor or any material impairment of the Mortgaged Property directly arising a breach of Greenpoint's obligation to deliver the Missing Credit Document within the time specified in Section 2.04 of the Agreement.

                  f. Pending Mortgage Loans: As set forth in Exhibit [C]
            hereto.]

                  g. Purchase Proceeds: With respect to [the Mortgage Loans]
            [each Mortgage Loan], and as set forth in Exhibit [A] and Exhibit [B] hereto, the sum of (a) the product of (i) the Cut-off Date Balance of [such Mortgage Loan] [such Mortgage Loans], and (ii) the purchase price percentage set forth in Exhibit [A] hereto for such [Mortgage Loan] [Mortgage Loans], and (b) accrued interest from the Cut-off Date through the day prior to the Closing Date, inclusive.

                  h. Servicing Fee Rate: [0.25%] [0.375%] [With respect to the period prior to the initial Interest Adjustment Date, [0.25]% and, thereafter, [0.375]%].

            3. Description of Mortgage Loans. Each Mortgage Loan complies with the specifications set forth below in all material respects.

                  a. Loan Type: Each Mortgage Loan is a [Adjustable Rate]
            [Balloon] [Fixed Rate] Mortgage Loan.

                  b. Lien Position: Each Mortgage Loan is secured by a perfected first lien Mortgage.

                  c. Underwriting Criteria: Each Mortgage Loan [was underwritten generally in accordance with Greenpoint's credit underwriting guidelines in effect at the time such Mortgage Loan was originated] [conforms to the Fannie Mae or Freddie Mac mortgage eligibility criteria (as such criteria applies to Greenpoint) and is eligible for sale to, and securitization by, Fannie Mae or Freddie Mac] [at the time of origination was underwritten to guidelines which are consistent with an institutional investor-quality mortgage loan].

            Kindly acknowledge your agreement to the terms of this Purchase Confirmation by signing in the appropriate space below and returning this Purchase Confirmation to the undersigned. Telecopy signatures shall be deemed valid and binding to the same extent as the original.

Sincerely,                               Agreed to and Accepted by:

GREENPOINT MORTGAGE FUNDING, INC.,       GOLDMAN SACHS MORTGAGE COMPANY

                                         By:____________________________________
                                             Name:
By:____________________________________      Title:
    Name:
    Title:

                                    EXHIBIT A

                                       to

                              PURCHASE CONFIRMATION

                             MORTGAGE LOAN SCHEDULE

                                   (attached)

                                    EXHIBIT B

                                       to

                              PURCHASE CONFIRMATION

                        CALCULATION OF PURCHASE PROCEEDS

                                   (attached)

                                    EXHIBIT C

                                       to

                              PURCHASE CONFIRMATION

                            MISSING CREDIT DOCUMENTS


--------------------------------------------------------------------------------
        LOAN COUNT                 LOAN NUMBER                 DOCUMENT
--------------------------------------------------------------------------------
1.
--------------------------------------------------------------------------------
2.
--------------------------------------------------------------------------------
3.
--------------------------------------------------------------------------------
4.
--------------------------------------------------------------------------------
5.
--------------------------------------------------------------------------------

                                    EXHIBIT D

                                       to

                              PURCHASE CONFIRMATION

                             PENDING MORTGAGE LOANS

--------------------------------------------------------------------------------
        LOAN COUNT                 LOAN NUMBER                 DOCUMENT
--------------------------------------------------------------------------------
1.
--------------------------------------------------------------------------------
2.
--------------------------------------------------------------------------------
3.
--------------------------------------------------------------------------------
4.
--------------------------------------------------------------------------------
5.
--------------------------------------------------------------------------------

                                    EXHIBIT C

                                   [RESERVED]

                                    EXHIBIT D

                           FORM OF TRADE CONFIRMATION

                             [GREENPOINT LETTERHEAD]

                                                                          [DATE]

Goldman Sachs Mortgage Company
85 Broad Street
New York, New York 10004
Attn: Howard Altarescu

      Re: Sale of $[AMOUNT] Million of Mortgage Loans to Goldman Sachs Mortgage Company (Deal No. yrmm-xxx)

Ladies and Gentlemen:

            This Trade Confirmation confirms the agreement between Goldman Sachs Mortgage Company ("Purchaser") and Greenpoint Mortgage Funding, Inc. ("Greenpoint") pursuant to which Purchaser has agreed to purchase, and Greenpoint has agreed to sell, those certain mortgage loans [identified] [summarized] in Exhibit A hereto (the "Mortgage Loans"), subject to the terms set forth herein.

Closing Date:                _________ __, [year] [, provided, however, that
                             the parties shall use their best efforts to consummate the transaction prior to [DATE].

Commitment Amount:           $______________.

Purchase Price:              $______________.

Percentage:                  ____%, subject to adjustment as set forth in
                             Exhibit A. [Loan-level pricing as set forth in Exhibit A.]

Product: [Jumbo] ["A"] ["A-"] ["Alt A"] [Sub-prime] [Conforming] [fixed] [(x/1) Index adjustable] rate mortgage loans]. (undefined terms should not be capitalized)

Underwriting Criteria:

Servicing Rights:            RETAINED: Retained by Greenpoint and serviced on a
                             [scheduled/scheduled] [actual/actual]
                             [scheduled][actual] basis for the servicing fee rate [equal to FEE% per annum][set forth in Exhibit A [for each Mortgage Loan]]. [ With respect to the period prior to the initial
                             Interest Adjustment Date, 0.25% and, thereafter,
                             0.375%].

Prepayment Penalties:        [Greenpoint] [Purchaser] shall be entitled to any
                             penalties resulting from the prepayment of any Mortgage Loans by the related mortgagor(s).

Documentation:               [Assignment of a [type of agreement]] [Industry
                             standard purchase and servicing agreement.]

Conditions:                  [Review of Mortgage Loans by Purchaser to confirm
                             conformance with this Trade Confirmation.
                             Greenpoint may, at its option, elect to substitute comparable mortgage loans for any Mortgage Loans rejected by Purchaser pursuant to the preceding sentence.]

                             [Greenpoint's sale of the Mortgage Loans is expressly subject to (a) the review of the Mortgage Loans by Purchaser to confirm conformance with the Trade Confirmation, and (b) purchase of the Mortgage Loans by Greenpoint on or before the Closing Date from the current owner of the Mortgage Loans (the "Current Owner"). If either of the foregoing conditions are not satisfied, Greenpoint shall have no liability to Purchaser.]

Non-Circumvent:              Greenpoint and Purchaser understand and agree that
                             Greenpoint may introduce the owner of the Mortgage
                             Loans to Purchaser, that the Current Owner is a customer of Greenpoint and that such relationship of Greenpoint is confidential. Purchaser agrees, with respect to the Current Owner, Purchaser will not, for the purpose of purchasing other mortgage loans [for a period of one year from the Closing
                             Date], communicate with or purchase such other mortgage loans from the Current Owner unless the Current Owner has had previous business dealings
                             (other than any transactions involving Greenpoint) with the Current Owner in a similar context.

            Please acknowledge your agreement to the terms and conditions of this Trade Confirmation by signing in the appropriate space below and returning a copy of the same to the undersigned. Telecopy signatures shall be deemed valid and binding to the same extent as the original.

Sincerely,                               Agreed to and Accepted by:

GREENPOINT MORTGAGE FUNDING, INC.        GOLDMAN SACHS MORTGAGE COMPANY

                                         By:____________________________________
                                            Name:
                                            Title:

By:__________________________________
    Name: [_______]
    Title: [Executive Vice President]

                                    EXHIBIT A

                 MORTGAGE LOAN SCHEDULE AND PRICING INFORMATION

                                   (attached)

                                    EXHIBIT B

                             UNDERWRITING GUIDELINES

                                   (attached)

                                    EXHIBIT E

                         CONTENTS OF EACH MORTGAGE FILE

            (a) Copies of the Mortgage Loan Documents.

            (b) Residential loan application..

            (c) Mortgage Loan closing statement.

            (d) Verification of employment and income, if required.

            (e) Verification of acceptable evidence of source and amount of down payment.

            (f) Credit report on Mortgagor, in a form acceptable to either Fannie Mae or Freddie Mac.

            (g) Residential appraisal report.

            (h) Photograph of the Mortgaged Property.

            (i) Survey of the Mortgaged Property, unless a survey is not required by the title insurer.

            (j) Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, home owner association declarations, etc.

            (k) Copies of all required disclosure statements.

            (l) If applicable, termite report, structural engineer's report, water potability and septic certification.

            (m) Sales Contract, if applicable.

            (n) The PMI Policy or certificate of insurance or electronic notation of the existence of such policy, where required pursuant to the Agreement.

            (o) Evidence of electronic notation of the hazard insurance policy, and, if required by law, evidence of the flood insurance policy.

            (p) Evidence of payment of taxes and insurance premiums, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

            (q) Amortization schedule, if available.

                                 AMENDMENT NO. 1

            AMENDMENT NO. 1, dated as of August 1, 2004 ("Amendment"), to the Master Mortgage Loan Purchase Agreement, dated as of April 1, 2004, and as further amended, modified and supplemented from time to time (the "Purchase Agreement"), between GOLDMAN SACHS MORTGAGE COMPANY (the "Purchaser") and GREENPOINT MORTGAGE FUNDING, INC. (the "Seller").

                                   RECITALS

            WHEREAS, the parties hereto have entered into the Purchase
Agreement;

            WHEREAS, the parties hereto desire to modify the Purchase Agreement as set forth in this Amendment;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Defined Terms. Unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as therein defined.

            2. Amendments.

            (a) Section 1 of the Purchase Agreement is hereby amended by inserting the following defined terms in alphabetical order therein:

            "Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary."

            "High Cost Loan: A Mortgage Loan covered by the Home Ownership and Equity Protection Act of 1994, (b) claissified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term was defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 6, 2004), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation."

            "Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary."

            "Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time."

            (b) The definition of "Mortgage Loan Schedule" set forth in Section 1 of the Purchase Agreement is hereby amended by deleting the word "and" before item (36) in the first sentence of such definition and adding the following to the end of that sentence:

                  "and (37) a field indicating whether such Mortgage Loan is a Home Loan."

            (c) Subsection 3.02(g) of the Purchase Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with the following sentence:

            "Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Greenpoint shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;"

            (d) Subsection 3.02(ee) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act."

            (e) Subsection 3.02(rr) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction.

            (f) Subsection 3.02(ddd) of the Purchase Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with the following sentence:

            "Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Penalties)."

            3. Ratification of Agreement. Except as modified and expressly amended by this Amendment, the Purchase Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

            4. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

            5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

                            [SIGNATURE PAGES FOLLOW]

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

                                       SELLER:

                                       GREENPOINT MORTGAGE FUNDING, INC.

                                       By:____________________________________
                                          Name:
                                          Title:

                                       PURCHASER:

                                       GOLDMAN SACHS MORTGAGE COMPANY

                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT N

                              SERVICING AGREEMENT,
                           DATED AS OF APRIL 1, 2004,
                    BETWEEN GREENPOINT MORTGAGE FUNDING, INC.
                       AND GOLDMAN SACHS MORTGAGE COMPANY
                         AS AMENDED BY AMENDMENT NO. 1,
                               DATED JULY 1, 2004

                                                                       EXHIBIT N




================================================================================

                               SERVICING AGREEMENT


                                     between


                        GREENPOINT MORTGAGE FUNDING, INC.
                                   (Servicer)


                                       and


                         Goldman Sachs Mortgage Company
                                     (Owner)


                            Dated as of April 1, 2004


          Fixed & Adjustable-Rate First Lien Residential Mortgage Loans


================================================================================

                                TABLE OF CONTENTS


                                    ARTICLE I

                                   DEFINITIONS

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES;
                               REMEDIES FOR BREACH

Section 2.1   Representations and Warranties of the Servicer................
Section 2.2   Remedies for Breaches of Representations or Warranties........

                                   ARTICLE III

                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 3.1   Identification of Mortgage Loans; Servicer to Act as Servicer.
Section 3.2   Liquidation of Mortgage Loans.................................
Section 3.3   Collection of Mortgage Loan Payments..........................
Section 3.4   Establishment of Custodial Account; Deposits in Custodial
               Account .....................................................
Section 3.5   Permitted Withdrawals from the Custodial Account..............
Section 3.6   Establishment of Escrow Account; Deposits in Escrow Account;
               Escrow Analysis..............................................
Section 3.7   Permitted Withdrawals from the Escrow Account.................
Section 3.8   Payment of Taxes, Insurance and Other Charges.................
Section 3.9   Transfer of Custodial Accounts and Escrow Accounts............
Section 3.10  Maintenance of Hazard Insurance...............................
Section 3.11  Maintenance of Primary Mortgage Insurance Policies;
               Collections Thereunder.......................................
Section 3.12  Fidelity Bond; Errors and Omissions Insurance.................
Section 3.13  Title, Management and Disposition of Real Estate Owned........
Section 3.14  Application of Proceeds of Insurance to Repair or Restoration.
Section 3.15  Inspections...................................................
Section 3.16  Fair Credit Reporting Act.....................................
Section 3.17  Compliance with the Privacy Laws..............................

                                   ARTICLE IV

                              PAYMENTS TO THE OWNER

Section 4.1   Distributions.................................................
Section 4.2   Reports.......................................................
Section 4.3   Monthly Advances by Servicer..................................

                                    ARTICLE V

                     GENERAL SERVICING PROCEDURE; COVENANTS;
                         REPRESENTATIONS AND WARRANTIES

Section 5.1   Assumption Agreements.........................................
Section 5.2   Satisfaction of Mortgages and Release of Collateral Files.....
Section 5.3   Servicing Compensation........................................
Section 5.4   Annual Statements as to Compliance............................
Section 5.5   Annual Independent Public Accountants' Servicing Report.......
Section 5.6   Owner's Right to Examine Servicer Records, etc................
Section 5.7   Consents and Approvals........................................
Section 5.8   Removal of Mortgage Loans from Inclusion Under this Agreement
               Upon a Whole Loan Transfer or a Pass-Through Transfer on One
               or More Reconstitution Dates.................................
Section 5.9   Compliance With REMIC Provisions..............................

                                   ARTICLE VI

                                  THE SERVICER

Section 6.1   Indemnification; Third Party Claims...........................
Section 6.2   Servicer Covenants; Merger or Consolidation of the Servicer...
Section 6.3   Limitation on Liability of the Servicer and Others............
Section 6.4   Servicer Not to Resign........................................
Section 6.5   No Transfer of Servicing......................................

                                   ARTICLE VII

                                     DEFAULT

Section 7.1   Events of Default.............................................
Section 7.2   Waiver of Defaults............................................
Section 7.3   Survival of Certain Obligations and Liabilities of the
               Defaulted Servicer...........................................

                                  ARTICLE VIII

                                   TERMINATION

Section 8.1   Termination of Agreement......................................
Section 8.2   Termination of the Servicer due to an Event of Default........
Section 8.3   Termination Without Cause.....................................

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

Section 9.1   Successor to the Servicer.....................................
Section 9.2   Amendment.....................................................
Section 9.3   Duration of Agreement.........................................
Section 9.4   Governing Law.................................................
Section 9.5   General Interpretive Principles...............................
Section 9.6   Reproduction of Documents.....................................
Section 9.7   Notices.......................................................
Section 9.8   Severability of Provisions....................................
Section 9.9   Disclosure of Relationship....................................
Section 9.10  Exhibits and Schedules........................................
Section 9.11  Counterparts; Successors and Assigns..........................
Section 9.12  Effect of Headings............................................
Section 9.13  Other Agreements Superseded...................................
Section 9.14  Confidentiality...............................................

                           DESCRIPTION OF ATTACHMENTS

Exhibit A   MORTGAGE LOAN SCHEDULE

Exhibit B   LIST OF COLLATERAL DOCUMENTS

Exhibit C   LIST OF DOCUMENTS IN CREDIT FILE

Exhibit D   FORM OF SARBANES-OXLEY ACT CERTIFICATION

                               SERVICING AGREEMENT

            THIS SERVICING AGREEMENT (this "Agreement") dated as of April 1, 2004, is by and between GREENPOINT MORTGAGE FUNDING, INC., in its capacity as servicer (the "Servicer"), and GOLDMAN SACHS MORTGAGE COMPANY, and its successors and assigns, as owner (the "Owner").

                              PRELIMINARY STATEMENT

            WHEREAS, the Owner and Greenpoint Mortgage Funding, Inc., ("Greenpoint") have entered into that certain Master Mortgage Loan Purchase Agreement dated as of April 1, 2004 between the Owner, as purchaser and Greenpoint, as seller, pursuant to which the Owner will purchase and Greenpoint will sell from time to time, certain fixed and adjustable-rate first lien residential mortgage loans (the "Master Mortgage Loan Purchase Agreement");

            WHEREAS, the Servicer is in the business of providing primary servicing of mortgage loans and owns the right to service the Mortgage Loans (as hereinafter defined) listed on the Mortgage Loan Schedule (as hereinafter defined);

            WHEREAS, the Owner has requested the Servicer to service the Mortgage Loans and Servicer has agreed to service, as an independent contractor, such mortgage loans for the Owner on the terms and conditions set forth herein; and

            WHEREAS, the Servicer and the Owner desire to prescribe the terms and conditions regarding the management, servicing, and control of such mortgage loans.

            NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Servicer and the Owner agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

            Acceptable Servicing Procedures: The procedures, including prudent collection and loan administration procedures, and standard of care employed by prudent mortgage servicers. Such standard of care (i) shall not be lower than that the Servicer customarily employs and exercises in servicing and administering similar mortgage loans for its own account, (ii) shall be in accordance with the requirements of the Servicer's policies and procedures,
(iii) shall be, at a minimum, at least as prudent as the requirements of Fannie Mae as set forth from time to time in the Fannie Mae Selling and Servicing Guide, as amended from time to time and (iv) shall be in full compliance with all federal, state and local laws, ordinances, rules and regulations.

            Advance: A Monthly Advance or Servicing Advance.

            Agreement: This Servicing Agreement, including all exhibits and schedules hereto, and all amendments hereof and supplements hereto.

            Ancillary Income: All income if any, derived from any Mortgage Loan, including but not limited to late charges, fees received with respect to checks or bank drafts returned by the related bank for non-sufficient funds, assumption fees, speed pay fees, Prepayment Charges, reconveyance and demand statement fees, loan modification fees and reamortization fees.

            Applicable Requirements: The (i) terms of the Mortgage and Mortgage Note related to each Mortgage Loan, (ii) the federal, state, local and foreign laws, statutes, rules, regulations, ordinances, standards, requirements, administrative rulings, orders and processes pertaining to Mortgage Loans, including but not limited to those pertaining to the processing, origination and servicing of the Mortgage Loans and the servicer's policies and procedures,
(iii) the requirements of a Primary Mortgage Insurer (if any) with respect to the processing, origination, insuring, servicing or filing of claims in connection with the Mortgage Loans, (iv) the requirements of the Owner as set forth in this Agreement, and (v) the reasonable and customary mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as the Mortgage Loans in the jurisdictions in which the related Mortgaged Properties are located.

            ARM Loan: A Mortgage Loan as to which the related Mortgage Note provides that the Mortgage Interest Rate may be adjusted periodically.

            Assignment of Mortgage: An assignment of mortgage, notice of transfer, or equivalent instrument, in recordable form, sufficient under and complying with the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale of the Mortgage Loan to the assignee named therein.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking or savings and loan institutions in the States of New York or California are authorized or obligated by law or executive order to be closed.

            Closing Date: The date on which the sale and purchase of a Mortgage Loan Package is consummated between the Owner and Greenpoint pursuant to the terms of the Master Mortgage Loan Purchase Agreement.

            Code: The Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

            Collateral Documents: With respect to any Mortgage Loan, the mortgage loan documents pertaining to such Mortgage Loan which are specified in Exhibit B hereto and any additional mortgage documents pertaining to such Mortgage Loan required to be added to the related Collateral File pursuant to the terms of this Agreement.

            Collateral File: With respect to any Mortgage Loan, the file pertaining to such Mortgage Loan that contains each of the related Collateral Documents.

            Condemnation Proceeds: All awards or settlements in respect of a taking of all or part of a Mortgaged Property by exercise of the power of eminent domain or condemnation.

            Consents: shall mean the unconditional written consent or approval, as necessary, of an Investor and any applicable Insurer to the Servicer's servicing of the Mortgage Loans hereunder.

            Cooperative Corporation: The entity that holds title (fee or an acceptable leasehold estate) to the real property and improvements constituting the Cooperative Property and which governs the Cooperative Property, which Cooperative Corporation must qualify as a Cooperative Housing Corporation under
Section 216 of the Code.

            Cooperative Loan: Any Mortgage Loan secured by Coop Shares and a Proprietary Lease.

            Cooperative Property: The real property and improvements owned by the Cooperative Corporation, including the allocation of individual dwelling units to the holders of the Coop Shares of the Cooperative Corporation.

            Coop Shares: Shares issued by a Cooperative Corporation.

            Cooperative Unit: A single family dwelling located in a Cooperative Property.

            Credit File: With respect to any Mortgage Loan, a file pertaining to such Mortgage Loan and containing copies of the mortgage loan documents described on Exhibit C attached hereto, the credit documentation relating to the origination of such Mortgage Loan and copies of the Collateral Documents. Each Credit File shall be maintained by the Servicer (either on paper or on microfilm or any other comparable medium).

            Custodial Account: The account or accounts created and maintained pursuant to Section 3.4 of this Agreement which account(s) shall be an Eligible Account.

            Custodial Agreement: Any agreement with respect to the Mortgage Loans governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other mortgage loan documents, entered into between the Owner and Deutsche Bank National Trust Company.

            Custodian: Deutsche Bank National Trust Company, its successor in interest or assign, or such other custodian that may be designated by the Owner from time to time.

            Cut-off Date: With respect to a Mortgage Loan Package, the first day of the month in which the related Cut-off Date occurs or such other date as may be mutually agreed to by the parties.

            Default: Any condition or circumstance that is, or with notice or the lapse of time or both, would become, an Event of Default.

            Depositor: As defined in Section 5.4(a).

            Determination Date: The Business Day immediately preceding the related Remittance Date.

            Due Date: With respect to any Mortgage Loan, the first day of the month on which Monthly Payments on such Mortgage Loan are due, exclusive of any days of grace.

            Due Period: With respect to each Remittance Date, the period beginning on the second day of the month immediately preceding the month of such Remittance Date and ending on the first day of the month of such Remittance Date.

            Eligible Account: An account or accounts maintained with a Qualified Depository.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 3.6.

            Escrow Payments: The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance premiums, if any, fire and hazard insurance premiums, and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to any Mortgage Loan.

            Event of Default: Any one of the conditions or circumstances enumerated in Section 7.1.

            FDIC: The Federal Deposit Insurance Corporation or any successor thereto.

            Fannie Mae: Fannie Mae, formerly known as the Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide, and all amendments or additions thereto.

            Fidelity Bond: A fidelity bond to be obtained by the Servicer pursuant to Section 3.12.

            Fixed Rate Mortgage Loan: Any Mortgage Loan wherein the Mortgage Interest Rate set forth in the Mortgage Note is fixed for the term of such Mortgage Loan.

            Freddie Mac: Freddie Mac, formerly known as the Federal Home Loan Mortgage Corporation or any successor thereto.

            Greenpoint: Greenpoint Mortgage Funding, Inc., and its successors in interest.

            Greenpoint Information: As defined in Section 5.8(d).

            Gross Margin: With respect to each ARM Loan, the fixed percentage amount set forth in the related Mortgage Note as shown in the Mortgage Loan Schedule, which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            Index: With respect to any ARM Loan, the index set forth in the applicable Mortgage Note which is added to the Gross Margin to determine the Mortgage Interest Rate on each Interest Rate Adjustment Date. In the event the Index becomes unavailable for any reason, the Servicer shall select an alternative index, in accordance with the terms of the Mortgage Note, and such alternative index shall thereafter be the Index for such Mortgage Loan.

            Initial Rate Cap: As to each ARM Loan, the maximum increase or decrease in the Mortgage Interest Rate on the first Interest Rate Adjustment Date as provided in the related Mortgage Note.

            Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or the related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 3.10, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Acceptable Servicing Procedures and Section 3.14.

            Interest Rate Adjustment Date: As to any ARM Loan, the date specified in a Mortgage Note on which the Mortgage Interest Rate for the related Mortgage Loan is subject to adjustment.

            Investor: With respect to any Mortgage Loan, a Person who has a beneficial interest in, or is a record owner of, such Mortgage Loan or any trustee acting on behalf of any such Person.

            Late Collections: With respect to any Mortgage Loan, all amounts (other than Monthly Advances) received during any Due Period, whether as late payments of Monthly Payments or as Insurance Proceeds, Liquidation Proceeds, Condemnation Proceeds or otherwise, which represent late payments or collections of Monthly Payments due but delinquent for a previous Due Period and not previously recovered.

            Lifetime Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the absolute maximum Mortgage Interest Rate payable, above which the Mortgage Interest Rate shall not be adjusted, as set forth in the related Mortgage Note and Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of the Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or in connection with the sale of the Mortgaged Property if the Mortgaged Property is a REO Property.

            LPMI Fee: The portion of the Mortgage Interest Rate relating to a LPMI Loan, which is set forth on the related Mortgage Loan Schedule, to be retained by the Servicer to pay the premium due on a Primary Mortgage Insurance Policy with respect to a LPMI Loan.

            LPMI Loan: Any Mortgage Loan with respect to which the Servicer is responsible for paying the premium due on the related Primary Mortgage Insurance Policy with the proceeds generated by the LPMI Fee relating to such Mortgage Loan, as set forth on the related Mortgage Loan Schedule.

            LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the Stated Principal Balance (or the original principal balance, if so indicated) of such Mortgage Loan as of the date of determination to the Appraised Value of the related Mortgaged Property.

            Losses: Any claims, penalties, fines, forfeitures, damages, liabilities, losses and expenses, including reasonable attorneys' fees.

            Master Servicer: As defined in Section 5.4(a).

            Maturity Date: With respect to any Mortgage Loan, the maturity date of the related Mortgage Note and Mortgage as specified therein.

            MERS: Mortgage Electronic Registration, Inc. a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

            MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System.

            MERS (R) System: The system of recording transfers of mortgages electronically maintained by MERS.

            Monthly Advance: Commencing with each Monthly Payment due on or after the related Cut-off Date, the portion of each Monthly Payment that is delinquent with respect to each Mortgage Loan at the close of business on the Determination Date required to be advanced by the Servicer pursuant to Section
4.3 on the Business Day immediately preceding the Remittance Date of the related month.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor from time to time under the related Mortgage Note.

            Mortgage: The mortgage, mortgage deed, deed of trust or other instrument creating a first lien on or first priority ownership interest on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien upon a leasehold estate of the Mortgagor, as the case may be, including any riders, addenda, assumption agreements or modifications relating thereto.

            Mortgage Interest Rate: As to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan and, with respect to an ARM Loan, as adjusted from time to time in accordance with the provisions of the related Mortgage Note.

            Mortgage Loan: Any mortgage loan that is sold pursuant to this Agreement, as evidenced by such mortgage loan's inclusion on the related Mortgage Loan Schedule, which mortgage loan includes, without limitation, the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds (if applicable) and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding the servicing rights relating thereto. Unless the context requires otherwise, any reference to the Mortgage Loans in this Agreement shall refer to the Mortgage Loans constituting a Mortgage Loan Package.

            Mortgage Loan Package: Pools of Mortgage Loans sold to the Owner pursuant the Master Mortgage Loan Purchase Agreement.

            Mortgage Loan Remittance Rate: with respect to each Mortgage Loan, the interest rate payable to the Owner on each Remittance Date which shall equal the Mortgage Interest Rate less the Servicing Fee and any LPMI Fees, if applicable.

            Mortgage Loan Schedule: A schedule of Mortgage Loans annexed hereto as Exhibit A, such schedule setting forth the following information with respect to each Mortgage Loan: (1) the Greenpoint's Mortgage Loan number; (2) the address, city, state and zip code of the Mortgaged Property (or, in the case of each Cooperative Loan, of the related Cooperative Unit); (3) a code indicating whether the Mortgagor is self-employed; (4) a code indicating whether the Mortgaged Property is owner-occupied, investment property or a second home; (5) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four family residence, condominium, manufactured housing, mixed-use property, raw land and other non-residential properties, planned unit development or cooperative stock in a cooperative housing corporation; (6) the purpose of the Mortgage Loan; (7) the type of Mortgage Loan (i.e., Fixed Rate or ARM Loan); (8) the Mortgage Interest Rate at origination; (9) the current Mortgage Interest Rate; (10) whether the Mortgage Loan has Monthly Payments that are interest only for a period of time;
(11) the Servicing Fee Rate; (12) the current Monthly Payment; (13) the original term to maturity; (14) the remaining term to maturity; (15) the principal balance of the Mortgage Loan as of the Cut-off Date after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (16) the LTV at origination and if the Mortgage Loan has a second lien, combined LTV at origination; (17) the actual principal balance of the Mortgage Loan as of the Cut-off Date; (18) social security number of the Mortgagor; (19) a code indicating whether the Mortgage Loan has negative amortization and the maximum amount of such negative amortization; (20) a code indicating whether the Mortgage Loan had a second lien at origination; (21) if the Mortgage Loan has a second lien, combined loan balance as of the Cut-off Date; (22) a code indicating whether the Mortgaged Property is a leasehold estate; (23) the due date of the Mortgage Loan; (24) whether the Mortgage Loan is insured by a Primary Mortgage Insurance Policy and the name of the insurer; (25) the certificate number of the Primary Mortgage Insurance Policy; (26) the amount of coverage of the Primary Mortgage Insurance Policy; (27) the type of appraisal;
(28) a code indicating whether the Mortgage Loan is a MERS Mortgage Loan; (29) a code indicating whether the Mortgage Loan is subject to a prepay penalty and the terms of such prepayment penalty; (30) documentation type (including asset and income type); (31) first payment date; (32) the schedule of the payment delinquencies in the prior 12 months, (33) FICO score (34) the Mortgagor's name;
(35) the stated maturity date; and (36) the original principal amount of the Mortgage. With respect to any ARM Loan: (a) the Gross Margin; (b) the Periodic Rate Cap; (c) the Lifetime Rate Cap; (d) the first Interest Rate Adjustment Date cap and the Interest Rate Adjustment Date frequency; (e) the minimum Mortgage Interest Rate; (f) the first Interest Rate Adjustment Date immediately following the Cut-off Date; and (g) the Index, including the methodology for rounding (e.g. rounded upward, if necessary, to the next nearest ten thousandth (.0001)) and the applicable time frame for determining the Index.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage, including any riders, addenda, assumption agreements or modifications relating thereto.

            Mortgaged Property: With respect to a Mortgage Loan that is not a Cooperative Loan, the underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the State in which such real property is located, which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgagor, the term of which is equal to or longer than the term of the Mortgage. With respect to a Cooperative Loan, the stock allocated to a dwelling unit in the residential cooperative housing corporation that was pledged to secure such Cooperative Loan and the related Cooperative Lease.

            Mortgagor: The obligor on a Mortgage Note and his/her successors in title to the Mortgage Property.

            Nonrecoverable Advance: Any portion of any of a Monthly Advance or Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan by the Servicer hereunder which, in the good faith judgment of the Servicer, will not be ultimately recoverable from Late Collections.

            Offering Materials: As defined in Section 5.8(d).

            Officer's Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President of the Servicer, and delivered to the Owner as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be an employee of the Servicer or an affiliate thereof, reasonably acceptable to the Owner.

            Owner: Goldman Sachs Mortgage Company and its successors and assigns.

            Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans to a REMIC or other trust to be formed as part of a publicly or privately traded pass-through transaction retaining the Servicer as "servicer" thereunder.

            Periodic Rate Cap: With respect to each ARM Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect, equal to the rate set forth on the Mortgage Loan Schedule per adjustment.

            Permitted Instruments: Any one or more of the following obligations or securities:

                  (i) direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

                  (ii) repurchase obligations with respect to any security
            described in clause (i) above, provided that the unsecured long-term obligations of the party agreeing to repurchase such obligations are at the time rated by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P") in one of its three highest rating categories;

                  (iii) federal funds, certificates of deposit, time deposits, and bankers' acceptances of any bank or trust company incorporated under the laws of the United States or any state, provided that the long-term debt obligations of such bank or trust company (or, in the case of the principal bank in a bank holding company system, the long-term debt obligations of the bank holding company) at the date of acquisition thereof have been rated by the S&P in one of its three highest rating categories;

                  (iv) commercial paper of any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition has been rated by the S&P in its highest short-term rating category; and

                  (v) any other obligation or security acceptable to Standard &
            Poor's Corporation in respect of mortgage pass-through certificates rated in one of its three highest rating categories, as evidenced by a letter from the S&P to such effect.

            Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

            Prepayment Charge: With respect to any Mortgage Loan, the prepayment premium or charge, if any, required under the terms of the related Mortgage Note to be paid in connection with a Principal Prepayment, to the extent permitted by applicable law.

            Prepayment Period: With respect to a Remittance Date, the prior calendar month.

            Prepayment Interest Shortfall Amount: With respect to any Remittance Date and Mortgage Loan that was subject to a Principal Prepayment in full or in part during the related Principal Prepayment Period, which Principal Prepayment was applied to such Mortgage Loan prior to such Mortgage Loan's Due Date in such calendar month, the amount of interest (at the Mortgage Loan Remittance Rate) that would have accrued on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive.

            Primary Mortgage Insurance Policy: With respect to any Mortgage Loan, the policy of primary mortgage guaranty insurance (including all endorsements thereto), if any, issued by a Qualified Insurer with respect to such Mortgage Loan, or any replacement policy.

            Primary Mortgage Insurer: The named insurer under any Primary Mortgage Insurance Policy.

            Prime: As of any date of determination, the annual interest rate, adjusted daily, published from time to time in The Wall Street Journal (Western Edition) as the "PRIME RATE" in the "MONEY RATES" section.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan (other than Condemnation Proceeds, Insurance Proceeds, and Liquidation Proceeds) which is received in advance of its scheduled Due Date (not including any Prepayment Charge) and is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Privacy Laws: Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and all applicable regulations promulgated thereunder

            Proprietary Lease: With respect to any Cooperative Unit, a lease or occupancy agreement between a Cooperative Corporation and a holder of related Coop Shares.

            Qualified Depository: (i) A depository, the long-term unsecured debt obligations of which are rated by a nationally recognized statistical rating agency in one of its two highest rating categories at the time of any deposit therein, or (ii) a depository, the deposits of which are fully insured to the maximum extent permitted by the FDIC or (iii) the corporate trust department of a national bank; provided that in case of (ii) and (iii) above, they maintain a rating by a nationally recognized statistical rating agency in the highest rating categories for short term debt obligations.

            Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, which insurer is approved in such capacity by an Agency.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution Agreements: The agreement or agreements entered into by the Servicer and the Owner and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans serviced hereunder, in connection with a Whole Loan Transfer or a Pass-Through Transfer. Such agreement or agreements shall prescribe the rights and obligations of the Servicer in servicing the related Mortgage Loans.

            Reconstitution Date: The date or dates on which any or all of the Mortgage Loans serviced under this Agreement shall be removed from this Agreement and reconstituted as part of a Whole Loan Transfer or Pass-Through Transfer pursuant to Section 5.9 hereof. On such date, the Mortgage Loans transferred shall cease to be covered by this Agreement and the Servicer shall cease to service those Mortgage Loans under this Agreement in accordance with the termination provisions set forth in Section 5.9 hereof.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions, and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Advice Date: The 5th day of each month or, if such 5th day is not a Business Day, the first Business Day immediately following such day.

            Remittance Date: With respect to each Mortgage Loan: the eighteenth
(18th) day of any month, beginning with the eighteenth (18th) day of the month next following the month in which the related Cut-off Date occurs, or if such eighteenth (18th) day is not a Business Day, the first Business Day immediately following such day.

            REO Property: A Mortgaged Property acquired in foreclosure or by deed in lieu of foreclosure, as described in Section 3.13.

            Sarbanes Certifying Party: A Person who provides certification required under the Sarbanes-Oxley Act of 2002 in connection with a Securitization or other securitization transaction.

            Securitization: The transfer of the Mortgage Loans to a trust formed as part of a publicly issued and/or privately placed, rated securitization, including the issuance of the related Securities.

            Security Agreement: With respect to any Cooperative Loan, the agreement between the owner of the related Coop Shares and the originator of the related Mortgage Note that defines the terms of the security interest in such Coop Shares and the related Proprietary Lease.

            Servicer: Greenpoint or any successor to the Servicer as permitted under this Agreement.

            Servicing Advances: All customary, reasonable, and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) that are incurred by the Servicer in the performance of its servicing obligations hereunder, including, but not limited to, the cost of (i) the preservation, restoration, and protection of the Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage, and (iv) compliance with the obligations of this Agreement, including without limitation under Sections 3.8 and 3.10.

            Servicing Fee: With respect to each Mortgage Loan being serviced and administered pursuant to this Agreement, the amount of the annual fee payable to the Servicer as compensation for servicing and administering such Mortgage Loan and for managing and disposing of REO Property in accordance with the terms of this Agreement. For each Mortgage Loan, such fee shall, for a period of one full month, be equal to one-twelfth of the product of (i) the Servicing Fee Rate, multiplied by (ii) the outstanding Unpaid Principal Balance of such Mortgage Loan as of the first day of such month, and shall be payable in accordance with
Section 5.3. With respect to any REO Property that is being managed by the Servicer in accordance with Section 3.13 of this Agreement, such fee shall be payable through and until the disposition of such REO Property or the transfer of the REO Property to the Owner for management by the Owner, and the amount of such fee shall be based upon the Unpaid Principal Balance of the related Mortgage Loan at the time of the related foreclosure.

            Servicing Fee Rate: As set forth on the Mortgage Loan Schedule.

            Servicing File: As to each Mortgage Loan, the copies of the Collateral Documents, as well as the credit and closing packages, disclosures, copies of the all other files, books, records and documents necessary to (a) establish the eligibility of the Mortgage Loan for insurance by a Qualified Insurer, if any; and/or (b) service the Mortgage Loan in accordance with Acceptable Servicing Procedures, including the documents listed on Exhibit B hereto, some of which maybe held by the Custodian.

            Underwriting Guidelines: The underwriting guidelines of Greenpoint.

            Unpaid Principal Balance: With respect to each Mortgage Loan as of any date of determination: (i) the unpaid principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Owner with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

            Whole Loan Transfer: The sale or transfer by the Owner of some or all of the Mortgage Loans in a whole loan or participation certificate format pursuant to a Reconstitution Agreement retaining the Servicer as "servicer" thereunder.

            3/1 Loan: An ARM Loan where the Mortgage Interest Rate is fixed for the first 36 months.

            5/1 Loan: An ARM Loan where the Mortgage Interest Rate is fixed for the first 60 months.

            7/1 Loan: An ARM Loan where the Mortgage Interest Rate is fixed for the first 84 months.

            10/1 Loan: An ARM Loan where the Mortgage Interest Rate is fixed for the first 120 months.

            Any capitalized term used herein and not otherwise defined, shall have the meaning assigned to such term in the Master Mortgage Loan Purchase Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES;
                               REMEDIES FOR BREACH

            Section 2.1 Representations and Warranties of the Servicer

            With respect to a Mortgage Loan Package, the Servicer represents, warrants and covenants to the Owner that, as of the related Closing Date:

            (a) The Servicer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified and licensed to transact business in and is in good standing under the laws of each state where each Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement. The execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Servicer and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement evidences the valid, binding and enforceable obligation of the Servicer; and all requisite action has been taken by the Servicer to make this Agreement valid and binding upon the Servicer in accordance with its term;

            (b) The Servicer has the full power and authority to (i) perform and enter into and consummate all transactions contemplated by this Agreement and
(ii) to service each Mortgage Loan;

            (c) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Servicer, which is in the business of servicing loans;

            (d) Neither the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Servicer's charter or result in a material breach of any legal restriction or any material agreement or instrument to which the Servicer is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject;

            (e) The Servicer is an approved servicer for Fannie Mae and Freddie Mac in good standing. No event has occurred, including a change in insurance coverage, which would make the Servicer unable to comply with Fannie Mae or Freddie Mac eligibility requirements;

            (f) There is no action, suit, proceeding, investigation or litigation pending or, to the Servicer's knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to the Servicer would materially and adversely affect the Servicer's ability to service the Mortgage Loans hereunder in accordance with the terms hereof, or the Servicer's ability to perform its obligations under this Agreement;

            (g) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer, of or compliance by the Servicer with, this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date;

            (h) The Servicer acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement;

            (i) The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

            (j) The Servicer is a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans registered with MERS;

            (k) The Servicer has serviced, and shall at all times service, the Mortgage Loans in accordance with the Acceptable Servicing Procedures, the Mortgage Note and applicable federal, state and local laws and regulations, including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws, and the Servicer shall maintain in its possession, available for the Owner's inspection and shall deliver to the Owner upon demand, evidence of compliance with all such requirements. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

            (l) The Servicer has fully furnished (or caused to be furnished), in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company, or any their successors and assigns (three of the credit repositories), on a monthly basis; and

            (m) No statement, report or other document prepared and furnished by the Servicer or to be prepared and furnished by the Servicer pursuant to this Agreement in connection with the transactions contemplated hereby contain or will contain any untrue statement of fact or omit to state a fact necessary to make the statements contained therein not misleading.

            Section 2.2 Remedies for Breaches of Representations or Warranties.

            The Servicer shall indemnify the Owner, its affiliates and their respective directors, officers and employees and hold such Persons harmless against any Losses and related costs, judgments, and other costs and expenses resulting from a breach of the Servicer's representations and warranties contained in Section 2.1 that materially and adversely affects the interests of the Owner in or the value of one or more of the Mortgage Loans. The obligations of the Servicer set forth in this Section 2.2 to indemnify the Owner as provided in this Section 2.2 constitute the sole remedies of the Owner with respect to a breach of the foregoing representations and warranties.

                                   ARTICLE III

                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

            Section 3.1 Identification of Mortgage Loans; Servicer to Act as Servicer

            (a) The Servicer, as independent contractor, shall commence servicing and administering each Mortgage Loan on behalf of the Owner from and after the Cut-off Date in accordance with the terms and conditions of this Agreement and Acceptable Servicing Procedures and the terms of the Mortgage Notes and the Mortgages. Except as otherwise expressly provided in this Agreement, the Servicer shall have full power and authority, acting alone, to do any and all things reasonably consistent with the terms of this Agreement, including but not limited to the following: (i) to execute and deliver, on behalf of the Owner, customary consents or waivers and other instruments and documents, (ii) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages (but only in the manner provided in this Agreement), (iii) to collect any Insurance Proceeds and other Liquidation Proceeds, and (iv) to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Mortgage Loan; provided that the Servicer shall not take any action that is inconsistent with or prejudices the interests of the Owner under this Agreement. The Servicer further is authorized and empowered by the Owner, in its own name when the Servicer, believes it appropriate in its best judgment to register any Mortgage Loan on the MERS(R) System, or cause the removal from the registration of any Mortgage Loan on the MERS(R) System, to execute and deliver, on behalf of the Owner, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Trustee and its successors and assigns. The Servicer shall at all times act in the best interests of the Owner in performing its obligations under this Agreement.

            (b) The documents comprising the Collateral File relating to each Mortgage Loan serviced hereunder and that are retained by the Servicer pursuant to the terms hereof, together with all other documents with respect to each such Mortgage Loan which are prepared by or which come into the possession of the Servicer, shall immediately vest in the Owner and shall be held and maintained in trust by the Servicer at the will of the Owner and in a custodial capacity only. The documents comprising each Collateral File and all related documents which come into the possession of the Servicer and are so held by the Servicer shall be segregated from the other books and records of the Servicer and shall be appropriately marked to clearly reflect the ownership interest of the Owner in such Collateral File and related documents. The Servicer shall release its custody of any such documents only in accordance with written instructions from the Owner, unless such release is required as incidental to the Servicer's servicing of the Mortgage Loans.

            The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by the Owner or its designee the related Servicing File during the time the Owner retains ownership of a Mortgage Loan and thereafter in accordance with applicable law. The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Servicer shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any person with respect to this Agreement or the Mortgage Loans unless the books and records show such person as the owner of the Mortgage Loan. The Owner may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that in no event shall there be more than four Persons at any given time having the status of "Owner" hereunder. The Owner also shall advise the Servicer of the transfer. Upon receipt of notice of the transfer, the Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Owner from its obligations hereunder with respect to the Mortgage Loans sold or transferred. If the Servicer receives written notification of a transfer less than five (5) Business Days before the monthly Determination Date, the Servicer's duties to remit and report to the new purchaser(s) as required by Section 5.9 hereof shall begin with the first Determination Date after the Reconstitution Date.

            (c) Consistent with the terms of this Agreement and subject to the REMIC Provisions if the Mortgage Loans have been transferred to a REMIC, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if, in the Servicer's reasonable and prudent determination, such waiver, modification, variation, postponement or indulgence is in the best interests of and is not materially adverse to the Owner and will not result in the impairment of coverage under any Primary Mortgage Insurance Policy; provided, however, that the Servicer may not, without the prior written consent of the Owner, (i) waive any Prepayment Charge in full or in part, (ii) permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate (other than by adjustments required by the terms of the related Mortgage Note), the Lifetime Rate Cap (if applicable), the Initial Rate Cap (if applicable), the Periodic Rate Cap (if applicable) or the Gross Margin (if applicable), (iii) defer or forgive the payment of any principal or interest, (iv) reduce the outstanding principal amount (except to reflect actual payments of principal), (v) except other than pursuant to the terms of the Mortgage Loan, make any advances of additional principal or (vi) extend the final maturity date on such Mortgage Loan. In the event of any such modification which permits the deferral of interest or principal payments on any Mortgage Loan, the Servicer shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.3, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the Unpaid Principal Balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. Without limiting the generality of the foregoing, the Servicer is hereby authorized and empowered to execute and deliver on behalf of itself and the Owner in connection with any Mortgage Loan all instruments of satisfaction, cancellation or full release upon receipt by the Servicer of payment in full of the Unpaid Principal Balance or, with the prior written consent of the Owner, partial release or discharge, and all other comparable instruments with respect to the Mortgage Loans and the Mortgaged Properties. The Servicer shall prepare and deliver to the Owner such documents requiring execution and delivery as are necessary or appropriate to enable the Servicer to service and administer the Mortgage Loans to the extent that the Servicer is not permitted to execute and deliver such documents pursuant to the preceding sentence. Upon receipt of such documents, the Owner shall execute such documents and deliver them to the Servicer. If reasonably required by the Servicer, the Owner shall furnish the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.

            (d) As to each ARM Loan, the Servicer shall make periodic Mortgage Interest Rate and Monthly Payment adjustments, as applicable, in strict compliance with (i) the terms of the Mortgage and Mortgage Note, (ii) all applicable law, and (iii) Acceptable Servicing Procedures.

            Section 3.2 Liquidation of Mortgage Loans

            In the event that any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform or observe any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer will proceed diligently to collect all payments due and shall take such action as it shall reasonably deem to be in the best interest of the Owner. In the event that any payment due under any Mortgage Loan remains delinquent for a period of ninety (90) days or more, the Servicer shall commence foreclosure proceedings in accordance with Acceptable Servicing Procedures and the guidelines set forth by Fannie Mae or Freddie Mac. In such connection, the Servicer shall from its own funds make all necessary and proper Servicing Advances.

            Section 3.3 Collection of Mortgage Loan Payments

            Until the principal and interest on all Mortgage Loans being serviced hereunder are paid in full or this Agreement is otherwise terminated, the Servicer will proceed diligently to collect all payments due under each of such Mortgage Loans when the same shall become due and payable. With respect to those Mortgage Loans, if any, as to which the Servicer collects Escrow Payments, the Servicer will ascertain or estimate, as the case may be, annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums and all other charges that, as provided in any Mortgage, will become due and payable so that the Escrow Payments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable. The Servicer shall not be required to institute or join in litigation with respect to collection of any payment (whether under a Mortgage, Mortgage Note, Primary Mortgage Insurance Policy or otherwise or against any public or governmental authority with respect to a taking or condemnation) if in its reasonable judgment it believes that it will be unable to enforce the provision of the Mortgage or other instrument pursuant to which payment is required.

            Section 3.4 Establishment of Custodial Account; Deposits in Custodial Account

            (a) The Servicer shall segregate and hold all funds collected and received pursuant to the Mortgage Loans separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts (collectively, with respect to the accounts maintained by any one Servicer, its "Custodial Account"), in the form of time deposit or demand accounts, which may be interest bearing, titled, with respect to the Servicer, "Greenpoint Mortgage Funding, Inc., in trust for Goldman Sachs Mortgage Company as Owner, and any successor Owner." Such Custodial Account shall be an Eligible Account.

            (b) With respect to each Mortgage Loan, the Servicer shall not later than the end of the second Business Day following receipt thereof, deposit in the Custodial Account and retain therein the following payments and collections received by the Servicer subsequent to the Cut-off Date:

            (i) all payments on account of principal, including Principal Prepayments, actually collected by the Servicer on the Mortgage Loans;

            (ii) all payments on account of interest actually collected by the Servicer on the Mortgage Loans less the Servicing Fee;

            (iii) all Liquidation Proceeds;

            (iv) all Insurance Proceeds, other than Insurance Proceeds to be held in the Escrow Account and applied to the restoration and repair of the Mortgaged Property or released to the Mortgagor in accordance with Acceptable Servicing Procedures;

            (v) all Condemnation Proceeds which are not released to the Mortgagor in accordance with the Owner's written consent and Acceptable Servicing Procedures and Section 3.14;

            (vi) any amounts with respect to Monthly Advances required to be deposited in the Custodial Account pursuant to Sections 4.3 and 5.3 ;

            (vii) any amount required to be deposited in the Custodial Account pursuant to Sections 3.1(c), 3.4(c), 3.10, 3.11(c), 3.13(d), (e) and (g),
      and 4.1(b) of this Agreement; and

            (viii) an amount to be deposited from the Servicer's own funds, without reimbursement therefor, equal to the lesser of the Prepayment Interest Shortfall Amount, if any, for the month preceding the month in which the applicable Remittance Date occurs and one half of the Servicing Fee for such Remittance Date.

            (c) The Servicer may cause the funds on deposit from time to time in the Custodial Account to be invested in Permitted Instruments, which investments shall mature not later than the Business Day immediately preceding the applicable Remittance Date next following the date of such investment. All such investments shall be made in the name of the Servicer or its nominee. All income and gain realized from any such investment shall be for the benefit of the Servicer and shall be subject to its withdrawal or order from time to time. The Servicer shall indemnify the Owner for any and all Losses incurred in respect of any such investment by the Servicer, and the amount of any Losses incurred in respect of any such investment shall be deposited in the Custodial Account by the Servicer out if its own funds immediately, without reimbursement therefor.

            (d) It is understood and agreed that payments in the nature of Ancillary Income need not be deposited by the Servicer in the Custodial Account.

            Section 3.5 Permitted Withdrawals from the Custodial Account

            (a) The Servicer may, from time to time, withdraw funds from the Custodial Account for the following purposes:

            (i) to make payments and distributions to the Owner in the amounts and in the manner provided for in Section 4.1;

            (ii) to reimburse itself for Monthly Advances made by the Servicer from its own funds pursuant to Section 4.3, the Servicer's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late payments of principal and/or interest respecting which any such Monthly Advance was made and such other amounts as are collected by the Servicer from the related Mortgagor or otherwise relating to the Mortgage Loan (or to amounts received on the Mortgage Loans as a whole in the event that such Monthly Advance is made to pay a shortfall in a Monthly Payment made by a Mortgagor entitled to relief under the Servicemembers Civil Relief Act). Notwithstanding the foregoing, the Servicer may reimburse itself for Monthly Advances from any funds in the Custodial Account if it has determined that such funds are Nonrecoverable Advances (as certified by the Servicer to the Owner in an Officer's Certificate) (or if all funds, with respect to the related Mortgage Loan, have previously been remitted to the Owner). Notwithstanding anything to the contrary contained herein, if the Servicer is Greenpoint and the Mortgage Loan for which such Advances were made was required to be repurchased by Greenpoint pursuant to the Master Mortgage Loan Purchase Agreement, the Servicer shall not be entitled to reimburse itself for such Advances;

            (iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees, Servicer's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds, Primary Mortgage Insurance Proceeds and Other Insurance Proceeds; provided that the Servicer may reimburse itself from any funds in the Custodial Account for (a) Servicing Advances and Servicing Fees if all funds with respect to the related Mortgage Loan have previously been remitted to Owner and (b) Servicing Advances which it has determined are Nonrecoverable Advances (as certified by the Servicer to the Owner in an Officer's Certificate). Notwithstanding anything to the contrary contained herein, if the Servicer is Greenpoint and the Mortgage Loan for which such Advances were made was required to be repurchased by Greenpoint pursuant to the Master Mortgage Loan Purchase Agreement, the Servicer shall not be entitled to reimburse itself for such Advances;

            (iv) to reimburse any Master Servicer for Securitization for any unreimbursed Monthly Advances or Servicing Advances made by such Master Servicer, as applicable, the right to reimbursement pursuant to this subclause (iv) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Servicer from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of such reimbursement, such trustee's right thereto shall be prior to the rights of the Servicer to reimbursement under (ii) and (iii), and prior to the rights of the Owner under (i);

            (v) to pay itself any Servicing Fee and other servicing compensation not paid to the Servicer pursuant to Section 5.3;

            (vi) to pay to itself any interest earned on funds deposited in the Custodial Account;

            (vii) if there shall be amounts deposited in the Custodial Account in error, including the Servicing Fee and other servicing compensation not required to be deposited therein, to withdraw such amounts; and

            (viii) to clear and terminate the Custodial Account upon the termination of this Agreement in accordance with Article 8.

            Section 3.6 Establishment of Escrow Account; Deposits in Escrow Account; Escrow Analysis

            (a) The Servicer shall segregate and hold all funds collected and received pursuant to the Mortgage Loans which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts (collectively, with respect to the accounts maintained by any one Servicer, its "Escrow Account"), in the form of time deposit or demand accounts, which may be interest bearing, titled, with respect to the Servicer, "Greenpoint Mortgage Funding, Inc., in trust for Goldman Sachs Mortgage Company, as Owner, and any successor Owner, and certain Mortgagors." The Escrow Account shall be an Eligible Account.

            (b) The Servicer shall not later than the end of the second Business Day following receipt thereof (or sooner if required by applicable law) deposit in the Escrow Account maintained by the Servicer and retain therein: (i) all Escrow Payments collected on account of the Mortgage Loans for the purpose of effecting timely payment of any such items as required under the terms of this Agreement, and (ii) all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property. The Servicer shall make withdrawals from the Escrow Account maintained by the Servicer only in accordance with Section 3.7. The Servicer shall be entitled to retain any interest earned on funds deposited in the Escrow Account maintained by the Servicer other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Servicer shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account maintained by the Servicer may not bear interest or that the interest earned on such escrowed funds is insufficient for such purpose.

            Section 3.7 Permitted Withdrawals from the Escrow Account

            Withdrawals from the Escrow Account maintained by the Servicer may be made by the Servicer only (a) to effect timely payments of taxes, assessments, water rates, insurance premiums, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage; (b) to reimburse the Servicer for any Servicing Advance made by the Servicer pursuant to Sections 3.8, 3.10 and 3.11 with respect to a related Mortgage Loan, the Servicer's right to reimburse itself pursuant to this clause (b) being limited to the amounts as may be collected by the Servicer from the related Mortgagor or from the related insurer; (c) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan;
(d) for transfer to the Custodial Account in accordance with the terms of this Agreement; (e) for application to restoration or repair of the related Mortgaged Property in accordance with the provisions of Section 3.14, (f) to pay to a Mortgagor, to the extent required by Applicable Requirements, interest on the funds deposited in the Escrow Account; (g) to pay to itself any interest earned on funds deposited in the Escrow Account (and not required to be paid to the related Mortgagor), (h) to remove funds inadvertently placed in the Escrow Account by the Servicer; or (i) to clear and terminate the Escrow Account upon the termination of this Agreement, in accordance with Article 8.

            Section 3.8 Payment of Taxes, Insurance and Other Charges

            With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of property taxes, assessments and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Mortgage Insurance Policy premiums, if any, and fire and hazard insurance coverage and flood insurance, all as required hereunder. If a Mortgage Loan requires Escrow Payments, the Servicer shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date in a manner consistent with Acceptable Servicing Procedures, employing for such purpose Mortgagor deposits in the Escrow Account. The Servicer shall, with respect to each Mortgage Loan for which Escrow Payments are maintained, conduct an escrow analysis in accordance with industry standard procedures. If a Mortgage Loan does not require Escrow Payments, or if there are insufficient funds in the related Escrow Account, the Servicer shall cause all such bills to be paid on a timely basis and shall from its own funds, if necessary, make a Servicing Advance to make timely payment of all such bills. The Servicer shall monitor the payment status of such charges (including renewal premiums) by the related Mortgagor, and shall effect payment thereof in a manner consistent with Acceptable Servicing Procedures, and in all events prior to the foreclosure of any lien against the Mortgaged Property resulting from non-payment of such property taxes, assessments and other charges and prior to the termination of any such insurance coverage. No costs incurred by the Servicer in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating remittances to the Owner, be added to the amount owing under the related Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit.

            Section 3.9 Transfer of Custodial Accounts and Escrow Accounts

            The Servicer may from time to time transfer the Custodial Account or the Escrow Account maintained by it to a different depository institution, provided that each such account shall be and remain an Eligible Account.

            Section 3.10 Maintenance of Hazard Insurance

            (a) The Servicer shall cause to be maintained, with a Qualified Insurer for each Mortgage Loan serviced by it, fire and hazard insurance with extended coverage customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of Fannie Mae and Freddie Mac, in an amount which is at least equal to the lesser of (a) the full insurable value of the Mortgaged Property or (b) the greater of (i) the outstanding principal balance owing on the Mortgage Loan and (ii) an amount such that the proceeds of such insurance shall be sufficient to avoid the application to the Mortgagor or loss payee of any coinsurance clause under the policy. If the Mortgaged Property is in an area then identified on a flood hazard boundary map or flood insurance rate map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance is available), the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier acceptable to Fannie Mae or Freddie Mac. Such flood insurance shall be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the full insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, each as amended. The Servicer shall also maintain on each REO Property with an insurer acceptable to Fannie Mae or Freddie Mac (x) fire and hazard insurance with extended coverage in an amount that is at least equal to the maximum insurable value of the improvements securing the Mortgage Loan that are a part of such property, (y) liability insurance and (z) to the extent required and available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, each as amended, or other applicable federal law, flood insurance in an amount as provided above. Any costs incurred by the Servicer maintaining insurance under this Section 3.10 shall be recoverable as Servicing Advances. Any amounts collected by the Servicer under any such policies shall be paid over or applied by the Servicer in accordance with Acceptable Servicing Procedures for the restoration or repair of the Mortgaged Property subject to the related Mortgage, for release to the Mortgagor in accordance with Acceptable Servicing Procedures, or for application in reduction of the Mortgage Loan. Any such amounts shall be deposited in the Custodial Account and subject to withdrawal pursuant to Section 3.5. It is understood and agreed that no earthquake or other additional insurance is required to be maintained by the Servicer hereunder in connection with any Mortgage Loan or Mortgaged Property, other than pursuant to applicable laws and regulations that are at any time in force and require such additional insurance. All policies required hereunder shall be endorsed with standard mortgagee clauses with loss payable to the Servicer, and shall provide for at least 30 days prior written notice to the Servicer of any cancellation, reduction in amount, or material change in coverage. The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent upon any policy renewal; provided, however, upon any such policy renewal, the Servicer shall not accept any such insurance policies, unless the insurers are acceptable to Fannie Mae or Freddie Mac and are licensed to do business in the jurisdiction in which the Mortgaged Property is located.

            In the event a hazard insurance policy shall be in danger of being terminated, or in the event the insurer shall cease to be acceptable to Fannie Mae and Freddie Mac, the Servicer shall notify the Owner and the related Mortgagor, and shall use its best efforts, as permitted by applicable law, to obtain from another Qualified Insurer a replacement hazard insurance policy substantially and materially similar in all respects to the original policy. In no event, however, shall a Mortgage Loan be without a hazard insurance policy at any time.

            If a Mortgage is secured by a unit in a condominium project, the Servicer shall verify that the coverage required of the owner's association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current requirements of Fannie Mae, Freddie Mac, and secure from the owner's association its agreement to notify the Servicer promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

            Notwithstanding anything set forth in the preceding paragraphs, the Servicer agrees to indemnify the Owner for any Losses and related costs, judgments, and any other costs, fees and expenses that the Owner may sustain in any way related to the failure of the Mortgagor (or the Servicer) to maintain hazard insurance or flood insurance with respect to the related Mortgaged Property which complies with the requirements of this section.

            Section 3.11 Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder

            (a) The parties acknowledge that not all Mortgage Loans will be covered by Primary Mortgage Insurance. In the event that any Mortgage Loans are or become covered by Primary Mortgage Insurance, the provisions set forth below shall apply.

            (b) If a Mortgage Loan is covered by a Primary Mortgage Insurance Policy as of the Cut-off Date, or if a Mortgage Loan becomes covered by a Primary Mortgage Insurance Policy pursuant to subsection 3.11(c) below, the Servicer shall, without any cost to the Owner, cause the premium for each such Primary Mortgage Insurance Policy, beginning with the premium due after the Cut-off Date in the case of any Mortgage Loan covered by a Primary Insurance Policy prior to the Cut-off Date, to be paid on a timely basis and shall from its own funds, if necessary, make a Servicing Advance to pay the premium on a timely basis. The Servicer will not cancel or refuse to renew any such Primary Mortgage Insurance Policy that is required to be kept in force under any Mortgage and pursuant to this subsection, or pursuant to subsection 3.11(c) below, unless a replacement Primary Mortgage Insurance Policy for such canceled or non renewed policy is obtained from and maintained with an insurer that satisfies the standards set forth in this subsection. If the insurer shall cease to be a Qualified Insurer, the Servicer shall obtain from another qualified insurer a replacement Primary Mortgage Insurance Policy. The Servicer shall not take any action or fail to take any action that would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Servicer, would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 4.1, the Servicer shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

            (c) As part of its activities as servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims under any Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms thereof and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 3.4, any amounts collected by the Servicer under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 3.5, and remitted to the Owner on the appropriate Remittance Date.

            Section 3.12 Fidelity Bond; Errors and Omissions Insurance

            The Servicer shall maintain, at its own expense, with responsible companies that meet the requirements of Fannie Mae or Freddie Mac, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage on all officers, employees, agents and other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans (collectively, the "Servicer Employees"). Any such fidelity bond and errors and omissions insurance shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Servicer against losses from forgery, theft, embezzlement, fraud, errors, omissions, failure to maintain any insurance policies required pursuant to this Agreement, and dishonest or negligent acts of such Servicer Employees, any employees of outside firms that provide data processing services for the Servicer, and temporary contract employees or student interns. Such fidelity bond shall also protect and insure the Servicer against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 3.12 requiring such fidelity bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The terms of any such fidelity bond and errors and omissions insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Selling and Servicing Guide, or by Freddie Mac in the Freddie Mac Seller's and Servicer's Guide, as amended or restated from time to time. Upon the request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such fidelity bond and errors and omissions insurance policy and a statement from the surety and the insurer that such fidelity bond and errors and omission insurance policy shall in no event be terminated or materially modified without 30 days prior written notice to the Owner.

            Section 3.13 Title, Management and Disposition of Real Estate Owned

            (a) The Servicer shall notify the Owner of its intention to institute any foreclosure proceeding no fewer than ten (10) days prior to initiating such proceeding. The Servicer shall notify the Owner of its intention to accept a deed-in-lieu of foreclosure or a partial release of any of the Mortgaged Property subject to the lien of the Mortgage no fewer than ten (10) days prior to accepting such deed-in-lieu or partial release and shall only accept such deed-in-lieu or grant such partial release if the Owner has not objected before the end of the tenth day after delivery of such notice. In connection with any foreclosure sale, the Servicer shall consult with the Owner with regard to a bid price for the related Mortgaged Property and shall set such bid price in accordance with the Owner's instructions. The Servicer shall make all required Servicing Advances and shall service and administer the Mortgage Loans in accordance with all applicable laws, rules and regulations and shall provide to the Mortgagors any reports required to be provided to them thereby. The Owner shall furnish to the Servicer any powers of attorney and other documents reasonably necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.

            (b) In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure ("REO Property"), the deed or certificate of sale shall be taken in the name of the Servicer for the benefit of the Owner or, in the event the Owner is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Servicer from any attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the Owner shall acknowledge in writing that such title is being held as nominee for the Owner.

            (c) The Servicer shall manage, conserve, protect, and operate each REO Property solely for the purpose of its prompt disposition and sale. The Servicer shall either itself or through an agent selected by the Servicer, manage, conserve, protect, and operate the REO Property in accordance with Acceptable Servicing Procedures. The Servicer shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year) on such terms and conditions as the Servicer deems to be in the best interest of the Owner.

            The Servicer shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within three years after title has been taken to such REO Property, not later than the end of the third taxable year after the year of its acquisition unless
(i) (A) a REMIC election has not been made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, and (ii) the Servicer determines, and gives an appropriate notice to the Owner to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than three years is permitted under the foregoing sentence and is necessary to sell any REO Property, (i) the Servicer shall report monthly to the Owner as to the progress being made in selling such REO Property and (ii) if, with the written consent of the Owner, a purchase money mortgage is taken in connection with such sale, such purchase money mortgage shall name the Servicer as mortgagee, and such purchase money mortgage shall not be held pursuant to this Agreement, but instead a separate participation agreement among the Servicer and Owner shall be entered into with respect to such purchase money mortgage.

            Notwithstanding anything to the contrary contained in this Section 3.13, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Owner otherwise requests, an environmental inspection or review of such Mortgaged Property to be conducted by a qualified inspector shall be arranged by the Servicer. Upon completion of the inspection, the Servicer shall provide the Owner with a written report of such environmental inspection. In the event that the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes, the Servicer shall not proceed with foreclosure or acceptance of a deed in lieu of foreclosure. In the event that the environmental inspection report is inconclusive as to the whether or not the Mortgaged Property is contaminated by hazardous or toxic substances or wastes, the Servicer shall not, without the prior approval of the Owner, proceed with foreclosure or acceptance of a deed in lieu of foreclosure. In the event the Owner or its designee directs the Servicer not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all customary, reasonable, and necessary "out of pocket" costs and expenses that are incurred by the Servicer with respect to the related Mortgaged Property from the Custodial Account, as though such costs were Servicing Advances, pursuant to Section 3.4 hereof.

            (d) The Servicer shall hold all funds collected and received in connection with the operation of REO Property separate and apart from its own funds or general assets, in the Custodial Account.

            (e) The Servicer shall deposit, or cause to be deposited not later than the end of the second Business Day following receipt thereof in the Custodial Account maintained by it all revenues received with respect to the conservation and disposition of any REO Property for distribution to the Owner pursuant to the provisions of Section 4.1.

            (f) [RESERVED]

            (g) [RESERVED]

            (h) The Servicer shall withdraw the Custodial Account funds necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to
Section 3.10 and the fees of any managing agent of the Servicer, or the Servicer itself. The Servicer shall make monthly distributions on each Remittance Date to the Owner of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described above and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

            Section 3.14 Application of Proceeds of Insurance to Repair or Restoration

            The Servicer shall collect the proceeds from all policies of insurance required to be maintained pursuant to Section 3.10 with respect to all losses that may occur. The Servicer may remit such proceeds to the Mortgagor toward the restoration or repair of the related property in a manner, and shall otherwise take such actions in connection with such restoration and repair, as shall be consistent with Acceptable Servicing Procedures.

            The Servicer need not obtain the approval of the Owner prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Acceptable Servicing Practices. At a minimum the Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

            The Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

                        (1) the Servicer shall take all steps necessary to
                  preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics' and materialmen's liens;

                        (2) the Servicer shall verify that the Mortgage Loan is
                  not in default; and

                        (3) pending repairs or restoration, the Servicer shall
                  place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

            If the Owner is named as an additional loss payee, the Servicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Owner.

            Section 3.15 Inspections

            The Servicer or its authorized representative shall conduct inspections of Mortgaged Properties at such times and in a manner consistent with Acceptable Servicing Procedures. For any Mortgage Loan that is not insured by a Primary Mortgage Insurance Policy, in the event such Mortgage Loan becomes 45 days delinquent, (a) the Servicer shall inspect the related Mortgage Property as promptly as practicable after the 45th day of delinquency, (b) the Servicer may perform an inspection at such other times and at such intervals as the Servicer deems appropriate and (c) the Servicer shall immediately perform an inspection upon any abandonment of the related Mortgaged Property. For any Mortgage Loan that is insured by a Primary Mortgage Insurance Policy, the Servicer shall inspect the related Mortgaged Property as directed by the related Primary Insurer; provided, however, that, at a minimum, in the event the Mortgage Loan becomes 60 days delinquent, the Servicer shall inspect the related Mortgaged Property prior to the 90th day of delinquency. The Servicer shall keep a written report of each such inspection and shall provide a copy of such report to the Owner upon the request of the Owner.

            Section 3.16 Fair Credit Reporting Act.

            The Servicer, in its capacity as servicer for each Mortgage Loan, agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            Section 3.17 Compliance with the Privacy Laws

            The Servicer shall comply with all provisions of the Privacy Laws relating to the Mortgage Loans, the related borrowers and any "nonpublic personal information" (as defined in the Privacy Laws) received by the Servicer incidental to the performance of its obligations under this Agreement, including, maintaining adequate information security procedures to protect such nonpublic personal information and providing all privacy notices required by the Privacy Laws.

                                   ARTICLE IV

                              PAYMENTS TO THE OWNER

            Section 4.1 Distributions

            (a) On each Remittance Date the Servicer shall remit to the Owner
(a) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges or withdrawals from the Custodial Account pursuant to Section 3.5, plus (b) all Monthly Advances, if any, that the Servicer is obligated to distribute pursuant to Section 4.3; minus
(c) any amounts attributable to Principal Prepayments received after the related Prepayment Period; minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date. It is understood that by operation of Section 3.4, the remittance on the first Remittance Date with respect to a Mortgage Loan Package is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate, collected through such Determination Date exclusive of any portion thereof allocable to the period of time prior to the Cut-off Date, with the adjustments specified in (b), (c) and (d) above. Each such remittance shall be made by wire or other electronic funds transfer of immediately available funds to the account of the Owner according to the written wire instructions provided by the Owner to the Servicer from time to time.

            (b) With respect to any remittance to the Owner made by the Servicer after the second Business Day following the Business Day on which such remittance was due, the Servicer shall pay to the Owner interest on such late remittance at an annual rate equal to Prime plus two percent (2.0%), but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Servicer on the date such late remittance is made and shall cover the period commencing with the date on which such remittance was due and ending with the Business Day on which such late remittance is made, both inclusive. Such interest shall be remitted along with such late remittance. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.

            Section 4.2 Reports

            (a) Not later than each Remittance Advice Date, the Servicer shall furnish to the Owner via any electronic medium a monthly report in a form reasonable acceptable to institutional buyers of mortgage loans, which report shall include, without limitation, with respect to each Mortgage Loan the following loan-level information: (i) the balance due as of the last day of the related Due Period, (ii) all Principal Prepayments applied to the Mortgagor's account during the related Prepayment Period, (iii) the amount of the remittance made on such Remittance Date which is allocable to principal and allocable to interest; (iv) the amount of servicing compensation received by the Servicer during the prior calendar month and (v) the delinquency and bankruptcy status of the Mortgage Loan, if applicable.

            (b) With respect to any REO Property, and upon the request of the Owner, the Servicer shall furnish to the Owner a statement describing the Servicer's efforts during the previous month in connection with the sale of such REO Property, including any rental of such REO Property incidental to the sale thereof and an operating statement. The Servicer shall also provide the Owner with such information concerning the Mortgage Loans as is necessary for Owner to prepare its federal income tax return and as the Owner may reasonably request from time to time. The Owner agrees to pay for all reasonable out-of-pocket expenses incurred by the Servicer in connection with complying with any request made by the Owner hereunder if such information is not customarily provided by the Servicer in the ordinary course of servicing mortgage loans similar to the Mortgage Loans.

            Section 4.3 Monthly Advances by Servicer

            On the Determination Date, the Servicer shall deposit in the Custodial Account from its own funds or from amounts held for future distribution an amount equal to all Monthly Payments to the extent not allocable to the period prior to the Cut-off Date (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent as of the close of business on the Business Day prior to the related Determination Date or which were deferred pursuant to
Section 3.1(c). Any amounts held for future distribution and so used shall be replaced by the Servicer by deposit in the Custodial Account on or before any future Remittance Date if funds in the Custodial Account on such Remittance Date shall be less than payments to the Owner required to be made on such Remittance Date. Notwithstanding the foregoing, the Servicer shall not be permitted to make any advances from amounts held for future distribution, and instead shall be required to make all advances from its own funds, unless the Servicer, its parent, or their respective successors hereunder shall have a long term credit rating of at least "A" by Fitch, Inc., or the equivalent rating of another Rating Agency. The Servicer's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or of the last Remittance Date prior to the Remittance Date for the distribution of all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan; provided, however, that such obligation shall cease if the Servicer determines, in its sole reasonable opinion, that advances with respect to such Mortgage Loan are non-recoverable by the Servicer from Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds, or otherwise with respect to a particular Mortgage Loan. In the event that the Servicer determines that any such advances are non-recoverable, the Servicer shall provide the Owner with a certificate signed by two officers of the Servicer evidencing such determination.

                                    ARTICLE V

                     GENERAL SERVICING PROCEDURE; COVENANTS;
                         REPRESENTATIONS AND WARRANTIES

            Section 5.1 Assumption Agreements

            (a) The Servicer will use its best efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note and to deny assumption by the person to whom the Mortgaged Property has been or is about to be sold, whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note, provided that in accordance with the terms of the Mortgage Note, the Servicer may permit an assumption if but only if the Servicer approves the creditworthiness of the assuming party in accordance with the Underwriting Guidelines. When the Mortgaged Property has been conveyed by the Mortgagor, the Servicer will, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto; provided, however, the Servicer will not exercise such rights if prohibited by Applicable Requirements from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Servicer reasonably believes it is unable under Applicable Requirements to enforce such "due-on-sale" clause, the Servicer (unless otherwise required by law and in any event will notify the Owner of such requirement) will request the written permission of the Primary Mortgage Insurer, if required to cause the coverage under the Primary Mortgage Insurance Policy to remain in full force and effect, and the Owner prior to entering into an assumption and modification agreement with the person to whom such property has been conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by Applicable Requirements, the Mortgagor remains liable thereon. In connection with any such assumption, the related Mortgage Interest Rate, the Unpaid Principal Balance, the Lifetime Rate Cap (if applicable), the Gross Margin (if applicable), the Initial Rate Cap (if applicable) or the Periodic Rate Cap (if applicable) of the related Mortgage Note and the term of the Mortgage Loan may not be changed. If an assumption is allowed pursuant to this Section 5.1(a), the Servicer, with the prior consent of the Primary Mortgage Insurer, if any, is authorized to enter into a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

            (b) The Servicer shall follow Acceptable Servicing Procedures (including underwriting standards) with respect to any such assumption or substitution of liability. The Servicer shall notify the Owner that any such substitution of liability or assumption agreement has been completed by forwarding to the Owner or its designee the original of any such substitution of liability or assumption agreement, which document shall be added to the related Collateral File and shall, for all purposes, be considered a part of such Collateral File to the same extent as all other documents and instruments constituting a part thereof.

            (c) For purposes of this Section 5.1, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

            Section 5.2 Satisfaction of Mortgages and Release of Collateral
Files

            (a) Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer (i) shall prepare the appropriate documents and instruments required to satisfy or release the lien of the Mortgage in accordance with applicable state law requirements, (ii) shall promptly and within the time periods appropriate to process the satisfaction or release within the applicable legal deadlines notify the Owner of such event and
(iii) shall request that the Owner deliver the required portion of the Collateral File to the Servicer. The Owner shall, within five (5) Business Days following its receipt of any such certification and request, send to the Servicer the requested portion of the Collateral File. Upon receipt of such package, the Servicer shall prepare and execute the documents and instruments necessary to satisfy or release the lien of the Mortgage and shall process such satisfaction or release in accordance with applicable state law requirements. In addition, if, with respect to any Mortgage Loan that has been paid in full, the Owner has recorded or caused to be recorded in the appropriate public recording office of the jurisdiction in which the related Mortgaged Property is located the related Assignment of Mortgage which designates the Owner as the holder of record of the Mortgage, the Servicer shall prepare and deliver to the Owner, together with a request for execution, the documents and instruments necessary to satisfy or release the lien of the Mortgage. The Owner shall, within five (5) Business Days following its receipt of any such request, send to the Servicer the fully-executed documents that were prepared and requested by the Servicer. Upon receipt of such package, the Servicer shall process such satisfaction or release in accordance with applicable state law requirements. In the event that applicable state law requires that a satisfaction or release be recorded within a shorter time period than the processes set forth above permits, the Servicer shall advise the Owner accordingly and shall use reasonable efforts to ensure that the lien of the Mortgage is released or satisfied in accordance with applicable state law requirements. The Owner shall assist therewith by returning to the Servicer the required portion of the Collateral File (and, if applicable, the executed satisfaction and release documents and instruments) within the time periods specified by the Servicer. The Servicer shall not be liable for and the Owner shall indemnify the Servicer against any third party liability for failure to release the lien of a Mortgage as required under applicable law to the extent that such failure was caused by the Owner's breach of its obligations under this
Section 5.2.

            (b) If the Servicer satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should the Servicer otherwise prejudice any rights the Owner may have under the mortgage instruments, upon written demand of the Owner, the Servicer shall remit to the Owner the then unpaid principal balance of the related Mortgage Loan. The Servicer shall maintain the fidelity bond and errors and omissions insurance policy as provided for in Section 3.12 insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

            Section 5.3 Servicing Compensation

            As compensation for its services hereunder, the Servicer shall be entitled to pay itself the Servicing Fee with respect to each Mortgage Loan from the gross amount of interest payments on such Mortgage Loan which are actually received by the Servicer with respect thereto. Additional servicing compensation in the form of all Ancillary Income which are actually received by the Servicer may be retained by the Servicer to the extent not required to be deposited into the Custodial Account pursuant to the terms of this Agreement. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for in this Agreement.

            Section 5.4 Annual Statements as to Compliance

            (a) The Servicer shall deliver to the Owner, to any master servicer and/or trustee which is master servicing or acting as trustee with respect to any of the Mortgage Loans pursuant to a Securitization (each, a "Master Servicer") and to the Sarbanes Certifying Party not later than the earlier of
(a) March 15 of each calendar year (other than the calendar year during which the related Closing Date occurs) or (b) with respect to any calendar year during which the annual report of the entity which is the depositor (or other party responsible for filing Form 10-K with the Commission (as defined below)) of the Mortgage Loans pursuant to a Securitization or other securitization transaction (the "Depositor") on Form 10-K is required to be filed in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Securities Exchange Commission (the "Commission"), 15 calendar days before the date on which the Depositor's annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations of the Commission (or, in each case, if such day is not a Business Day, the immediately preceding Business Day), an Officer's Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding fiscal year and of performance under this Agreement has been made under such officer's supervision (ii) based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such fiscal year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the actions being taken by the Servicer to cure such default, and (iii) all reports and information provided to the Owner by the Servicer, pursuant to the Servicer's reporting requirements under the Agreement, to the extent used or included in any reports filed under the Exchange Act by the Depositor are accurate and complete in all material respects. Copies of such statement may be provided by the Owner to any Person identified as a prospective purchaser of the Mortgage Loans.

            (b) With respect to any Mortgage Loans that are subject to a Securitization, not later than the earlier of (a) March 15 of each calendar year (other than the calendar year during which the Closing Date occurs) or (b) with respect to any calendar year during which the Depositor's annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations of the Commission, 15 calendar days before the date on which the Depositor's annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations of the Commission (or, in each case, if such day is not a Business Day, the immediately preceding Business
Day), an officer of the Servicer shall execute and deliver an Officer's Certificate in the form attached hereto as Exhibit D to the Sarbanes Certifying Party for the benefit of the Master Servicer, the Sarbanes Certifying Party and their respective officers, directors and affiliates.

            (c) The Servicer shall indemnify and hold harmless the Master Servicer and the Sarbanes Certifying Party (any such person, an "Indemnified Party") from and against any Losses and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer of its obligations under this Section 5.4 or Section 5.5, or any material misstatement or omission, negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless any Indemnified Party, then the Servicer agrees that it shall contribute to the amount paid or payable by the Indemnified Party as a result of the Losses of the Indemnified Party in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Servicer on the other in connection with a breach of the Servicer's obligations under this Section 5.4 or Section 5.5, or the Servicer's material misstatement or omission, negligence, bad faith or willful misconduct in connection therewith.

            (d) It is acknowledged and agreed that each Master Servicer and the Sarbanes Certifying Party shall be an express third party beneficiary of the provisions of this Section 5.4 and shall be entitled independently to enforce the provisions of this Section 5.4 with respect to any obligations owed to such entity as if it were a direct party to this Agreement.

            Section 5.5 Annual Independent Public Accountants' Servicing Report

            Not later than the earlier of (a) March 15 of each calendar year (other than the calendar year during which the related Closing Date occurs) or
(b) with respect to any calendar year during which the Depositor's annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations of the Commission, 15 calendar days before the date on which the Depositor's annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations of the Commission (or, in each case, if such day is not a Business Day, the immediately preceding Business Day), the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to prepare a statement to the effect that such firm has examined certain documents and records and performed certain other procedures relating to the servicing of the Mortgage Loans during the immediately preceding calendar year of the Servicer and that such firm is of the opinion that, on the basis of such examination conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers, such servicing has been conducted in compliance therewith, except for such exceptions as shall be set forth in such statement. The Servicer shall furnish such statement to the Owner, any Master Servicer and the Sarbanes Certifying Party within the above time requirement.

            Section 5.6 Owner's Right to Examine Servicer Records, etc.

            The Owner shall have the right, at the Owner's expense, except for immaterial items in the ordinary course of business, to examine and audit the Servicer's books of account, records, reports, and other papers relating to (i) the performance by the Servicer of its obligations and duties under this Agreement, or (ii) the Mortgage Loans, to make copies and extracts therefrom, and to discuss the affairs, finances, and accounts of such Servicer relating to such performance with its officers and employees, all at such reasonable times and places and as often as may be reasonably requested.

            Section 5.7 Consents and Approvals

            The Owner shall timely obtain, at its sole cost and expense, the consents and approvals required by law or pursuant to contract to consummate the transactions contemplated hereby. All such consents will be obtained without any cost or expense to the Servicer and will be obtained without any adverse modification in the terms of any of the agreements relating to the Mortgage Loans or the imposition of any burdensome provisions or conditions on the Servicer.

            Furthermore, the Servicer shall provide to the Owner, and for any Owner insured by FDIC or NAIC, the supervisory agents and examiners of FDIC and OTS or NAIC, access to any documentation regarding the Mortgage Loans which may be required by applicable regulations. Such access shall be afforded without charge, but only upon reasonable request, during normal business hours and at the offices of the Servicer.

            In addition, the Servicer shall furnish upon request by the Owner, during the term of this Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable and appropriate with respect to the purposes of this Agreement and applicable regulations. All such reports or information shall be provided by and in accordance with all reasonable instructions and directions the Owner may require and, to the extent the Servicer is required to incur out-of-pocket expenses, at the expense of the Owner. The Servicer agrees to execute and deliver all such instruments and take all such action as the Owner, from time to time, may reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

            Section 5.8 Removal of Mortgage Loans from Inclusion Under this Agreement Upon a Whole Loan Transfer or a Pass-Through Transfer on One or More Reconstitution Dates

            (a) The Servicer and the Owner agree that with respect to some or all of the Mortgage Loans, the Owner may effect one or more Whole Loan Transfers and/or one or more Pass-Through Transfers. In connection with a Whole Loan Transfer, the related Reconstitution Agreement shall provide that no more than four (4) Persons shall have the status of "Owner" thereunder.

            (b) With respect to each Whole Loan Transfer or Pass-Through Transfer, as the case may be, entered into by Owner, Servicer agrees:

            (i) To negotiate in good faith and execute a servicer agreement reasonably required to effectuate the Whole Loan Transfer or the Pass-Through Transfer, as the case may be, provided such agreement creates no greater obligation or cost on the part of the Servicer than otherwise set forth in this Agreement, and provided further that the Servicer shall be entitled to a servicing fee under that agreement at a rate per annum no less than the Servicing Fee Rate;

            (ii) to cooperate fully with the Owner and any prospective the Owner with respect to all reasonable requests that are necessary to effect a Pass-Through Transfer or Whole Loan Transfer;

            (iii) provide as applicable:

                  (A) information pertaining to the Servicer of the type and scope customarily included in offering documents for residential mortgage-backed securities transactions involving multiple loan originators; and

                  (B) such opinions of counsel, letters from auditors, and
            certificates of public officials or officers of the Servicer as are reasonably believed necessary by the trustee, any rating agency or the Owner, as the case may be, in connection with such Pass-Through Transfer. The Owner shall pay all third party costs associated with the preparation of the information described in clause (ii)(A) above and the delivery of any opinions, letters or certificates described in this clause (ii)(B). The Servicer shall not be required to execute any servicer agreement unless a draft of the agreement is provided to the Servicer at least 10 days before the Reconstitution Date, or such longer period as may reasonably be required for the Servicer and its counsel to review and comment on the agreement;

            (c) In connection with any Pass-Through Transfer, the Servicer, upon request, will bring down the representations and warranties made in Section 2.1 in to a date no later than the related Reconstitution Date;

            (d) In connection with any Pass-Through Transfer, the Servicer shall indemnify, defend and hold harmless the Owner, the Depositor, and their respective affiliates, directors, officers and employees from and against any and all Losses to which any such Person may be subject to as a result of any untrue statement of any material fact contained in any information (such information, the "Greenpoint Information") prepared and furnished to the Owner or the Depositor, by the Servicer for inclusion in any related offering document or prospectus (collectively, "Offering Materials"), or arise out of, or are based upon, any omission in the Greenpoint Information necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse to all such parties, as applicable, for damages or expenses reasonably incurred by it, as they are incurred; provided, however, that the Servicer shall be liable only insofar as such untrue statement or omission relates solely to the Greenpoint Information in the Offering Materials furnished to any such party by the Servicer specifically for inclusion in the Prospectus Supplement; and

            (e) All Mortgage Loans not sold or transferred pursuant to Pass-Through Transfers shall remain subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

            Section 5.9 Compliance With REMIC Provisions

            If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held or transferred, the Servicer shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on "prohibited transactions" as defined in Section 860(a)(2) of the Code and the tax on "contributions" to a REMIC set forth in Section 860(d) of the Code) unless the Servicer has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

                                   ARTICLE VI

                                  THE SERVICER

            Section 6.1 Indemnification; Third Party Claims

            Subject to Section 6.3, the Servicer agrees to indemnify and hold harmless the Owner against any and all Losses that the Owner may sustain in any way related to the failure of such Servicer to service the Mortgage Loans in compliance with the terms of this Agreement; provided, however, the Servicer shall not be liable hereunder (a) to the extent such Losses directly result from the Custodian's negligent action, negligent failure to act, bad faith, willful misconduct or breach under the Custodial Agreement, dated as of April 1, 2004, among the Owner and the Custodian, (b) with respect to any action or inaction in accordance with the direction or consent of the Owner or (c) resulting from the Owner's failure to respond to a request by the Servicer for direction or consent in accordance with Section 3.1(c) hereof. The Servicer shall immediately notify the Owner if a claim is made by a third party with respect to this Agreement or the Mortgage Loans. The Servicer shall assume (with the written notification to the Owner) the defense of any such claim and pay all reasonable expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against the Servicer or the Owner, subject to limitation pursuant to this Section 6.1, in respect of such claim. The Servicer shall follow any written instructions received from the Owner in connection with any such claim and the Owner shall promptly reimburse the Servicer for all amounts reasonably advanced by it pursuant to the preceding sentence, except when the claim (a) is related to the Servicer's obligations to indemnify the Owner pursuant hereto, (b) results from the failure of the Servicer to service the Mortgage Loans in compliance with the terms of this Agreement or (c) results from the Servicer's willful misconduct, bad faith or negligence in performing its duties under this Agreement.

            With respect to any Mortgage Loan, in the event that the Owner records or causes to be recorded in the appropriate public recording office of the jurisdiction in which the related Mortgaged Property is located the related Assignment of Mortgage which designates the Owner as the holder of record of the Mortgage, the Owner shall comply with the provisions of Section 5.2(a) regarding the execution and delivery of release and reconveyance documents, and shall immediately complete, sign and return to the Servicer any additional documents that may be required of the holder of record of the Mortgage and may be reasonably requested by the Servicer in order to permit the Servicer to comply with the Servicer's servicing obligations, and, in its capacity as the holder of record, shall take such other action as may be reasonably requested by the Servicer. In addition, if, as a result of the recording of the related Assignment of Mortgage, the Owner, in its capacity as the holder of record, receives written notice of any action with respect to the related Mortgage or the related Mortgaged Property, the Owner shall send a copy of such notice to the Servicer immediately in accordance with the provisions of Section 9.8 of this Agreement. The Owner agrees that the Servicer shall have no liability to the Owner for the Owner's failure to comply with the provisions set forth in this paragraph.

            Section 6.2 Servicer Covenants; Merger or Consolidation of the Servicer

            (a) The Servicer covenants that it will keep in full force and effect its existence, rights and franchises, and its status as a Fannie Mae or Freddie Mac approved servicer in good standing and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

            (b) Any Person into which the Servicer may be merged or consolidated, or any business organization resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to all or substantially all of the business or assets of the Servicer (whether or not related to loan servicing), shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the Servicer shall not, without the prior written approval of the Owner, be a party to any such merger, consolidation or conversion, or sell or otherwise dispose of all or substantially all of its business or assets unless the successor or surviving person shall be an institution that is a Fannie Mae or Freddie Mac approved servicer in good standing.

            Section 6.3 Limitation on Liability of the Servicer and Others

            The Servicer and the directors, officers, employees or agents of the Servicer shall not be under any liability to the Owner for (a) any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, (b) errors in judgment, or (c) any action or inaction in accordance with the direction or consent of the Owner; provided, however, this provision shall not protect the Servicer against any breach of warranties or representations made herein, any failure to perform its obligations in accordance with any standard of care set forth in this Agreement (unless in accordance with the direction or consent of the Owner), or any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of its duties or by reason of any breach of the terms and conditions of the Agreement. The Servicer and any officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. Subject to Section 6.1, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties under this Agreement and which may involve it in any expense or liability; provided, however, that the Servicer may, with the consent of the Owner, undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights, duties and the interests of the parties hereto. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be reimbursed to the Servicer in accordance with Section 6.1.

            Section 6.4 Servicer Not to Resign

            The Servicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer and the Owner or upon the determination that the Servicer's duties hereunder are no longer permissible under Applicable Requirements and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Owner. No such resignation shall become effective until a successor which satisfies the requirements set forth in Section 9.1 has assumed the Servicer's responsibilities and obligations hereunder in accordance with such Section.

            Without in any way limiting the generality of this Section 6.4, in the event that the Servicer either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written consent of the Owner, then the Owner shall have the right to terminate this Agreement upon notice given as set forth in
Section 8.2, without any payment of any penalty or damages and without any liability whatsoever to the Servicer or any third party.

            Section 6.5 No Transfer of Servicing

            The Servicer acknowledges that the Owner has entered into this Agreement with the Servicer in reliance upon the adequacy of the Servicer's servicing facilities, plan, personnel, records, and procedures, its integrity, reputation, and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Servicer shall not either assign this Agreement or the servicing hereunder without the prior written approval of the Owner in its sole discretion.

                                   ARTICLE VII

                                     DEFAULT

            Section 7.1 Events of Default

            In case one or more of the following Events of Default by the Servicer shall occur and be continuing:

            (i) any failure by the Servicer to remit to the Owner when due any payment required to be made under the terms of this Agreement, which failure continues unremedied for a period of two (2) days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner; the Owner shall use reasonable efforts to notify the Servicer that it has not received the payment due, but the Owner's notice shall not be a condition of the Event of Default; or

            (ii) any failure by the Servicer to duly observe or perform, in any material respect, any other covenant, obligation or agreement of the Servicer as set forth in this Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner; or

            (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshaling of assets and liabilities, or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force, undischarged or unstayed for a period of thirty (30) days; or

            (iv) the Servicer shall consent to the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or relating to all or substantially all of the Servicer's property; or

            (v) the Servicer shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligation or ceases its normal business operations for three (3) Business Days; or

            (vi) failure by the Servicer to maintain its license to do business in any jurisdiction where a Mortgaged Property is located if such license is required and such failure continues unremedied for a period of thirty
      (30) days; or

            (vii) the Servicer attempts to assign its right to servicing compensation hereunder or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof in violation of this Agreement, including Section 6.5; or

            (viii) the Servicer shall cease to be an approved servicer for Fannie Mae or Freddie Mac.

            (ix) the Servicer shall cease to have a minimum net worth of $25,000,000 as determined in accordance with the Financial Accounting Standards Board's generally accepted accounting principles;

then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Owner, by notice in writing to the Servicer (in each such instance, the "Defaulted Servicer"), may, in addition to whatever rights the Owner may have at law or equity to damages, including injunctive relief and specific performance, commence termination of all of the rights and obligations of the Defaulted Servicer under this Agreement and may exercise any and all other remedies available at law or at equity. Upon receipt by the Defaulted Servicer of such written notice from the Owner stating the intent to terminate the Defaulted Servicer as servicer under this Agreement as a result of such Event of Default, all authority and power of the Defaulted Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 9.1. Upon written request from the Owner, the Defaulted Servicer shall, at its sole expense, prepare, execute, and deliver to a successor any and all documents and other instruments, place in such successor's possession all Collateral Files and Servicing Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, all of which shall be undertaken immediately and shall be completed as soon as possible and in all events by not later than thirty (30) Business Days following the Owner's request therefor. The Defaulted Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Defaulted Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Defaulted Servicer to the Custodial Account, the Escrow Account or the REO Account and all other amounts which may thereafter be received with respect to the Mortgage Loans and to which the Defaulted Servicer is not entitled pursuant to the terms of this Agreement.

            Section 7.2 Waiver of Defaults

            The Owner may waive any default by the Defaulted Servicer in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

            Section 7.3 Survival of Certain Obligations and Liabilities of the Defaulted Servicer

            The representations, warranties, covenants, indemnities and agreements of the parties provided in this Agreement and the parties' obligations hereunder shall survive the execution and delivery and the termination or expiration of this Agreement. Notwithstanding any termination of the rights and obligations of the Defaulted Servicer pursuant to this Section 7, the Defaulted Servicer shall remain liable for any actions of the Defaulted Servicer prior to the effective time of such termination.

                                  ARTICLE VIII

                                   TERMINATION

            Section 8.1 Termination of Agreement

            This Agreement shall terminate upon any of: (i) the later of the distribution to the Owner of final payment or liquidation with respect to the last Mortgage Loan and each REO Property, or the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the last Mortgage Loan and the remittance of all funds due hereunder, (ii) the mutual consent of the parties in writing, or (iii) the termination of the Servicer pursuant to Section 8.2.

            Section 8.2 Termination of the Servicer due to an Event of Default

            (a) Upon 30 days' written notice, the Owner may, at its sole option, upon the occurrence of an Event of Default and in accordance with Section 7.1, terminate any rights the Servicer may have hereunder. Any such notice of termination shall be in writing and delivered to the terminated Servicer (in such instance, the "Terminated Servicer") by registered mail as provided in
Section 9.8 of this Agreement. If the Owner so terminates the rights of a Terminated Servicer, the Owner with full cooperation of the Terminated Servicer shall arrange for the transfer of servicing to, at the Owner's option, the Owner or a third party, and the Terminated Servicer shall continue servicing, for the Servicing Fee provided herein, the Mortgage Loans under this Agreement until the Owner gives the Terminated Servicer notice of the transfer and such transfer has been completed.

            (b) The Terminated Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Terminated Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Terminated Servicer to the Custodial Account, the Escrow Account or the REO Account, or thereafter be received with respect to the Mortgage Loans and to which the Terminated Servicer is not entitled pursuant to the terms of this Agreement.

            Section 8.3 Termination Without Cause

            Upon at least 30 days prior notice, the Owner may terminate, at its sole option, the Servicer without cause. Any such notice of termination shall be in writing and delivered to the Servicer and any Rating Agency by registered mail as provided in Section 9.7. In the event the Owner so chooses to terminate the Servicer, the Servicer shall be entitled to receive, as liquidated damages, upon its termination as Servicer hereunder without cause pursuant to this
Section 8.3, an amount equal to one and a half percent (1.5%) of the aggregate outstanding principal amount of each Mortgage Loan as of the termination date paid by the Owner to the Servicer.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

            Section 9.1 Successor to the Servicer

            (a) Prior to termination of the Servicer's responsibilities and duties under this Agreement pursuant to Section 6.4, 7.1, 8.1 or 8.2, the Owner shall either (i) succeed to and assume all of the Servicer's responsibilities, rights, duties, and obligations under this Agreement from and after the date of such succession or (ii) appoint a successor to the Servicer that shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer's responsibilities, duties and liabilities under this Agreement pursuant to
Section 8.2 above. In the event that the Servicer's duties, responsibilities, and liabilities under this Agreement shall be terminated pursuant to the foregoing Sections, the Servicer shall discharge such duties and responsibilities, and be compensated therefor as provided in this Agreement, during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Servicer pursuant to the foregoing Sections shall not become effective until a successor shall have been appointed pursuant to this Section and shall in no event relieve the Servicer of its non-servicing duties, obligations, covenants, representations and warranties, it being understood and agreed that the provisions of Sections 5.10, 6.1, Article 7 and Article 8 shall be applicable to the Servicer notwithstanding any such resignation or termination of the Servicer or the termination of this Agreement.

            (b) The Servicer shall promptly deliver to the successor (i) the funds in the Custodial Account and the Escrow Account to which the Owner is entitled pursuant to the terms of this Agreement, (ii) all other funds to which the Owner is entitled pursuant to the terms of this Agreement net of any unreimbursed Advances, (iii) all other amounts which may thereafter be received with respect to the Mortgage Loans and to which the Servicer is not entitled pursuant to the terms of this Agreement and (iv) all Collateral Files and Servicing Files and related documents and statements held by it hereunder. The Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.

            (c) Upon a successor's acceptance of appointment as such, the Owner shall notify the Servicer of such appointment.

            Section 9.2 Amendment

            This Agreement may be amended from time to time by the parties by written agreement signed by both of the parties.

            Section 9.3 Duration of Agreement

            This Agreement shall continue in existence and effect until terminated as herein provided.

            Section 9.4 Governing Law

            THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS OF NEW YORK OR ANY OTHER JURISDICTION.

            Section 9.5 General Interpretive Principles

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (iii) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs, and other subdivisions of this Agreement;

            (iv) a reference to a Subsection without further reference to a
      Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (v) the words "herein," "hereof," "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (vi) the term "include" or "including" shall mean without limitation by reason of enumeration.

            Section 9.6 Reproduction of Documents

            This Agreement and all documents relating hereto, including without limitation (i) consents, waivers, and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates, and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            Section 9.7 Notices

            All demands, notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or delivered by facsimile, overnight courier, or registered mail, postage prepaid, or delivered by telefacsimile, to:

            (i) in the case of the Servicer, at the address set forth below or such other address as may hereafter be furnished to the Owner in writing by the Servicer:

            Greenpoint Mortgage Funding, Inc.
            100 Wood Hollow Drive
            Novato, California  94945
            Attn:  _______________

            (ii) in the case of the Owner, at the address set forth below, or such other address as may hereafter be furnished to the Servicer by the
      Owner:

                  Goldman Sachs Mortgage Company
                  85 Broad Street
                  New York, NY  10004
                  Attention:  Lisa Rosenberg Farkovits
                  Tel:  (212) 902-3277
                  Fax:  (212) 902-3000

                  with copies to:

                  Goldman Sachs Mortgage Company
                  One New York Plaza
                  New York, NY  10004
                  Attention:  Samuel Ramos
                  Tel:  (212) 902-0940
                  Fax:  (212) 357-2487

                  and

                  Goldman Sachs Mortgage Company
                  100 Second Avenue South
                  Suite 200 North
                  St. Petersburg, FL  33701
                  Attention:  Debbie Brown
                  Tel:  (727) 825-3811
                  Fax:  (727) 825-3821

and in the case of any subsequent Owner, as set forth in written notice supplied to the Servicer by such subsequent Owner. All reports that are due to the Owner from the Servicer pursuant to Section 4.2 shall be deemed to have been duly given if delivered to the Internet address from time to time provided by the Owner to the Servicer.

            Section 9.8 Severability of Provisions

            If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms of this Agreement or the rights of the Owner hereunder. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            Section 9.9 Disclosure of Relationship

            Each party (including the respective affiliates) shall have the right upon obtaining prior written consent from the other party, from time to time, to publish, distribute, advertise or otherwise disclose the relationship and the general services created and performed under this Agreement; provided, however, such disclosure shall not identify the amount or nature of fees earned or to be paid hereunder. No disclosure permitted by this Section 9.10 shall include any Mortgagor information.

            Section 9.10 Exhibits and Schedules

            The following exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement:

            Exhibit A   MORTGAGE LOAN SCHEDULE

            Exhibit B   LIST OF COLLATERAL DOCUMENTS

            Exhibit C   LIST OF DOCUMENTS IN CREDIT FILE

            Exhibit D   FORM OF SARBANES-OXLEY ACT CERTIFICATION

            Section 9.11 Counterparts; Successors and Assigns

            This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Sections 6.4, 6.5, 7.1 and 8.1, this Agreement shall inure to the benefit of and be binding upon the Servicer, the Owner and their respective successors and assigns.

            Section 9.12 Effect of Headings

            The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

            Section 9.13 Other Agreements Superseded

            This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

            Section 9.14 Confidentiality

            Each of the Owner and the Servicer shall employ proper procedures and standards designed to maintain the confidential nature of the terms of this Agreement, except to the extent (a) the disclosure of such terms is reasonably believed by such party to be required in connection with regulatory requirements or other legal requirements relating to its affairs; (b) such terms are disclosed to any one or more of such party's employees, officers, directors, agents, attorneys or accountants who would have access to the contents of this Agreement and such data and information in the normal course of the performance of such Person's duties for such party, to the extent such party has procedures in effect to inform such Person of the confidential nature thereof; (c) such terms are disclosed in a prospectus, prospectus supplement or private placement memorandum relating to a Securitization of the Mortgage Loans by the Owner (or an affiliate assignee thereof) or to any Person in connection with the resale or proposed resale of all or a portion of the Mortgage Loans by such party in accordance with the terms of this Agreement; and (d) that is reasonably believed by such party to be necessary for the enforcement of such party's rights under this Agreement.

                         [signatures start on next page]

            IN WITNESS WHEREOF, the Servicer and the Owner have caused their names to be signed to this Servicing Agreement by their respective officers thereunto duly authorized as of the day and year first above written.

                                     SERVICER:

                                     GREENPOINT MORTGAGE FUNDING, INC.

                                     By:____________________________________
                                        Name:
                                        Title:

                                     OWNER:

                                     GOLDMAN SACHS MORTGAGE
                                       COMPANY

                                     By:____________________________________
                                        Name:
                                        Title:

                                    EXHIBIT A

                             MORTGAGE LOAN SCHEDULE

                           [attach read-only diskette]

                                    EXHIBIT B

                            LIST OF CREDIT DOCUMENTS

      Copy of Note

      Copy of Mortgage or Deed of Trust, including all riders

      Copy of all riders to Note and Mortgage or Deed of Trust

      Settlement statement (HUD 1)

      Copy of PMI Certificate (if applicable)

      Appraisal

      Flood determination certificate

      Hazard Insurance declaration page

      Loan application

                                    EXHIBIT C

                      LIST OF DOCUMENTS IN COLLATERAL FILE

      (a) the original Mortgage Note bearing all intervening endorsements, endorsed in blank and signed in the name of the Seller by an officer thereof;

      (b) the original Assignment of Mortgage with assignee's name left blank;

      (c) the original of any guarantee executed in connection with the Mortgage Note;

      (d) the original Mortgage with evidence of recording thereon, or if any such mortgage has not been returned from the applicable recording office or has been lost, or if such public recording office retains the original recorded mortgage, a photocopy of such mortgage certified by the Seller to be a true and complete copy of the original recorded mortgage;

      (e) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

      (f) the originals of all intervening assignments of mortgage with evidence of recording thereon, or if any such intervening assignment of mortgage has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, a photocopy of such intervening assignment of mortgage, certified by the Seller to be a true and complete copy of the original recorded intervening assignment of mortgage;

      (g) the original mortgagee title insurance policy including an Environmental Protection Agency Endorsement and, with respect to any Adjustable Rate Mortgage Loan, an adjustable-rate endorsement;

      (h) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage;

      (i) a copy of any applicable power of attorney; and

      (j) with respect to any Cooperative Loan, the applicable Cooperative Loan Documents.

                                    EXHIBIT D

                    FORM OF SARBANES-OXLEY ACT CERTIFICATION

I, [NAME OF CERTIFYING INDIVIDUAL], a duly elected and acting officer of Greenpoint Mortgage Funding, Inc., (the "Servicer"), hereby certify, pursuant to
Section 5.4 of that certain Servicing Agreement (the "Agreement"), dated as of [DATE] between the Servicer and Goldman Sachs Mortgage Company (the "Owner"), to [ENTITY NAME] (the "Beneficiary") with respect to the calendar year immediately preceding the date of this Certificate, as follows:

1. I have reviewed the annual statement of compliance ("Annual Statement of Compliance") prepared by Servicer, and the annual independent public accountant's servicing report made in accordance with the Uniform Single Attestation Program for Mortgage Bankers ("Annual Independent Public Accountant's Servicing Report"), which have been furnished to the Beneficiary pursuant to the Agreement and any subsequent servicing agreement related thereto or to the Mortgage Loans (collectively, the "Servicing Agreement");

2. Based on my knowledge, the information in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all final servicing reports prepared by Servicer and delivered to the Beneficiary pursuant to the Servicing Agreement relating to the servicing of the Mortgage Loans, taken as a whole, does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by such statements or reports;

3. Based on my knowledge, the servicing information required to be provided to the Beneficiary by the Servicer under the Servicing Agreement has been provided to the Beneficiary;

4. I am responsible for reviewing the activities performed by the Servicer under the Servicing Agreement and based upon the review required by the Servicing Agreement, and except as disclosed in the Annual Statement of Compliance and the Annual Independent Public Accountant's Servicing Report submitted to the Beneficiary, the Servicer has, as of the last day of the period covered by the Annual Statement of Compliance, fulfilled its obligations under the Servicing Agreement; and

5. I have disclosed to the Beneficiary's certified public accountants all significant deficiencies relating to the Servicer's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Servicing Agreement.

                                 AMENDMENT NO. 1

            AMENDMENT NO. 1, dated as of July 1, 2004 ("Amendment"), to the Servicing Agreement, dated as of April 1, 2004, and as further amended, modified and supplemented from time to time (the "Servicing Agreement"), between GOLDMAN SACHS MORTGAGE COMPANY, having an address at 85 Broad Street, New York, New York 10004 ("Owner"), and GREENPOINT MORTGAGE FUNDING, INC., having an address at 100 Wood Hollow Drive, Novato, California 94945 ("Servicer").

                                    RECITALS

            WHEREAS, the parties hereto have entered into the Servicing
Agreement;

            WHEREAS, the parties hereto desire to modify the Servicing Agreement as set forth in this Amendment;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Defined Terms. Unless otherwise defined herein, terms defined in the Servicing Agreement are used herein as therein defined.

            2. Amendments.

            (a) The defined term "Ancillary Income" of the Servicing Agreement is hereby amended by deleting such tem in its entirety and replacing it with the following:

            "Ancillary Income: All income if any, derived from any Mortgage Loan, including but not limited to late charges, fees received with respect to checks or bank drafts returned by the related bank for non-sufficient funds, assumption fees, speed pay fees, reconveyance and demand statement fees, loan modification fees and reamortization fees."

            (b) Section 3.4 of the Servicing Agreement is hereby amended by deleting clause (b)(i) in its entirety and replacing it with the following clause:

            "all payments on account of principal, including Principal Prepayments and, except as otherwise expressly provided in the related Purchase Price and Terms Letter, the Prepayment Charges, actually collected by the Servicer on the Mortgage Loans;"

            3. Ratification of Agreement. Except as modified and expressly amended by this Amendment, the Servicing Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

            4. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

            5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

                            [SIGNATURE PAGES FOLLOW]

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

                                    SERVICER:

                                    GREENPOINT MORTGAGE FUNDING, INC.


                                    By:____________________________________
                                       Name:
                                       Title:

                                    OWNER:

                                    GOLDMAN SACHS MORTGAGE
                                      COMPANY


                                    By:____________________________________
                                       Name:
                                       Title:

                                    EXHIBIT O

                  SELLER'S WARRANTIES AND SERVICING AGREEMENT,
                           DATED AS OF MARCH 1, 2004,
                     BETWEEN WELLS FARGO HOME MORTGAGE, INC.
                       AND GOLDMAN SACHS MORTGAGE COMPANY

             ----------------------------------------------------

                        GOLDMAN SACHS MORTGAGE COMPANY

                                  Purchaser

                                     and

                       WELLS FARGO HOME MORTGAGE, INC.

                                   Company

             ----------------------------------------------------

                 SELLER'S WARRANTIES AND SERVICING AGREEMENT

                          Dated as of March 1, 2004

             ----------------------------------------------------

                             WFHM Series 2004-W12

                                      TABLE OF CONTENTS





            ARTICLE I                   DEFINITIONS



            ARTICLE II CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE
FILES;

                    BOOKS AND RECORDS; DELIVERY OF DOCUMENTS



Section 2.01   Conveyance of Mortgage Loans; Possession of Mortgage Files;
               Maintenance of Servicing Files...................................
Section 2.02   Books and Records; Transfers of Mortgage Loans...................
Section 2.03   Delivery of Documents............................................
Section 2.04   Mortgage Schedule................................................
Section 2.05   Examination of Mortgage Files....................................
Section 2.06   Representations, Warranties and Agreements of the Company........
Section 2.07   Representation, Warranties and Agreement of Purchaser............
Section 2.08   Closing..........................................................
Section 2.09   Closing Documents................................................

            ARTICLE III REPRESENTATIONS AND WARRANTIES REMEDIES AND BREACH

Section 3.01   Company Representations and Warranties...........................
Section 3.02   Representations and Warranties Regarding Individual Mortgage
               Loans............................................................
Section 3.03   Repurchase.......................................................

            ARTICLE IV ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01   Company to Act as Servicer.......................................
Section 4.02   Liquidation of Mortgage Loans....................................
Section 4.03   Collection of Mortgage Loan Payments.............................
Section 4.04   Establishment of and Deposits to Custodial Account...............
Section 4.05   Permitted Withdrawals From Custodial Account.....................
Section 4.06   Establishment of and Deposits to Escrow Account..................
Section 4.07   Permitted Withdrawals From Escrow Account........................
Section 4.08   Payment of Taxes, Insurance and Other Charges....................
Section 4.09   Protection of Accounts...........................................
Section 4.10   Maintenance of Hazard Insurance..................................
Section 4.12   Maintenance of Mortgage Impairment Insurance.....................
Section 4.13   Maintenance of Fidelity Bond and Errors and Omissions Insurance..
Section 4.14   Inspections......................................................
Section 4.15   Restoration of Mortgaged Property................................
Section 4.16   Claims...........................................................
Section 4.17   Title, Management and Disposition of REO Property................
Section 4.18   Real Estate Owned Reports........................................
Section 4.19   Liquidation Reports..............................................
Section 4.20   Reports of Foreclosures and Abandonments of Mortgaged Property...

            ARTICLE V PAYMENTS TO PURCHASER

Section 5.01   Remittances......................................................
Section 5.02   Statements to Purchaser..........................................
Section 5.03   Monthly Advances by Company......................................

            ARTICLE VI GENERAL SERVICING PROCEDURES

Section 6.01   Transfers of Mortgaged Property..................................
Section 6.02   Satisfaction of Mortgages and Release of Mortgage Files..........
Section 6.03   Servicing Compensation...........................................
Section 6.04   Annual Statement as to Compliance................................
Section 6.05   Annual Independent Public Accountants' Servicing Report..........
Section 6.06   Right to Examine Company Records.................................
Section 6.07   Compliance with REMIC Provisions.................................

            ARTICLE VII COMPANY TO COOPERATE

Section 7.01   Provision of Information.........................................
Section 7.02   Financial Statements; Servicing Facility.........................

            ARTICLE VIII THE COMPANY

Section 8.01   Indemnification; Third Party Claims..............................
Section 8.02   Merger or Consolidation of the Company...........................
Section 8.03   Limitation on Liability of Company and Others....................
Section 8.04   Limitation on Resignation and Assignment by Company..............

            ARTICLE IX PASS-THROUGH TRANSFER

Section 9.01   Removal of Mortgage Loans from Inclusion Under this Agreement
               Upon a Pass-Through Transfer.....................................

            ARTICLE X DEFAULT

Section 10.01  Events of Default................................................
Section 10.02  Waiver of Defaults...............................................

            ARTICLE XI TERMINATION

Section 11.01  Termination......................................................
Section 11.02  Termination Without Cause........................................
Section 11.03  Termination With Cause...........................................

            ARTICLE XII MISCELLANEOUS PROVISIONS

Section 12.01  Successor to Company.............................................
Section 12.02  Amendment........................................................
Section 12.03  Governing Law....................................................
Section 12.04  Duration of Agreement............................................
Section 12.05  Notices..........................................................
Section 12.07  Relationship of Parties..........................................
Section 12.08  Execution; Successors and Assigns................................
Section 12.09  Recordation of Assignments of Mortgage...........................
Section 12.10  Assignment by Purchaser..........................................
Section 12.11  Solicitation of Mortgagor........................................

EXHIBITS

Exhibit A-1    Mortgage Loan Schedule
Exhibit A-2    Data Tape Field Description
Exhibit B      Contents of Each Mortgage Loan File
Exhibit C      Form of Custodial Agreement
Exhibit D      Form of Opinion of Counsel
Exhibit E      Items to Be Included in Monthly Remittance Advice
Exhibit F      Form of Assignment and Assumption Agreement
Exhibit G      Form of Seller's Officer's Certificate
Exhibit H      Form of Annual Certification

      This is a Seller's Warranties and Servicing Agreement for residential first mortgage loans, dated and effective as of March 1, 2004, and is executed between Goldman Sachs Mortgage Company, as purchaser (the "Purchaser"), and Wells Fargo Home Mortgage, Inc., as seller and servicer (the "Company").

                             W I T N E S S E T H
                             - - - - - - - - - -

      WHEREAS, the Purchaser has agreed to purchase from the Company and the Company has agreed to sell to the Purchaser certain Mortgage Loans which have an aggregate Scheduled Principal Balance as of the close of business on the Cut-off Date (as defined below), after deduction of payments due on or before such date whether or not such amounts actually were paid, of approximately $231 million;

      WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a one-to-four family residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed hereto as Exhibit A; and

      WHEREAS, the Purchaser and the Company wish to prescribe the manner of purchase of the Mortgage Loans and the conveyance, servicing and control of the Mortgage Loans;

      NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      Whenever used herein, the following words and phrases, unless the content otherwise requires, shall have the following meanings:

      Accepted Servicing Practices: With respect to any Mortgage Loan, those customary mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

      Agreement: This Seller's Warranties and Servicing Agreement and all amendments hereof and supplements hereto.

      ALTA: The American Land Title Association or any successor thereto.

      Applicable Law: All provisions of statutes, rules and regulations, interpretations and orders of governmental bodies or regulatory agencies applicable to a Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

      Appraised Value: With respect to any Mortgage Loan, the lesser of (i) the value set forth on the appraisal made in connection with the origination of the related Mortgage Loan as the value of the related Mortgage Property, or (ii) the purchase price paid for the Mortgage Property, provided, however, in the case of a refinanced Mortgage Loan, such value shall be based solely on the appraisal made in connection with the refinance of such Mortgage Loan.

      Assignment of Mortgage or Assignment: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser or its designated assignee.

      Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the states where the parties are located are authorized or obligated by law or executive order to be closed.

      Closing Date: March 25, 2004.

      Code: The Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

      Commitment Letter: The Commitment Letter from the Purchaser to the Company, dated as of March 1, 2004.

      Company: Wells Fargo Home Mortgage, Inc., or its successor in interest or assigns, or any successor to the Company under this Agreement appointed as herein provided.

      Company Certification: The certification delivered by the Company in a form substantially similar to Exhibit H of this Agreement.

      Company Employees: The meaning assigned to such term in Section 4.13.

      Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

      Custodial Account: The separate account or accounts created and maintained pursuant to Section 4.04.

      Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents if applicable, a form of which is annexed hereto as Exhibit C.

      Custodial Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit B annexed hereto, and any additional documents required to be added to the Custodial Mortgage File pursuant to this Agreement that have been delivered to the Custodian as of the Closing Date.

      Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement as provided therein.

      Cut-off Date: March 1, 2004.

      Determination Date: The day preceding the Remittance Date, or if such day is not a Business Day, the preceding Business Day.

      Due Date: The first day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

      Due Period: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month in which such Remittance Date occurs and ending on (and including) the first day of the month in which such Remittance Date occurs.

      Errors and Omissions Insurance Policy: An errors and omissions insurance policy to be maintained by the Company pursuant to Section 4.12.

      Escrow Account: The separate account or accounts created and maintained pursuant to Section 4.06.

      Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.

      Event of Default: Any one of the conditions or circumstances enumerated in Section 10.01.

      Exchange Act: The Securities Exchange Act of 1934, as amended.

      Fannie Mae: Fannie Mae, and its successors.

      FDIC: The Federal Deposit Insurance Corporation, and its successors.

      Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

      First Remittance Date: April 16, 2004.

      Freddie Mac: Freddie Mac, and its successors.

      High Cost Loan: A Mortgage Loan (a) classified as a "high cost" mortgage loan under the Home Ownership and Equity Protection Act of 1994, as amended, or
(b) considered a "high cost home," "threshold," "covered" (excluding home loans defined as "covered home loans" under clause (1) of the definition of "covered home loans" in the New Jersey Home Ownership Security Act of 2002), "high risk home" or "predatory" loan under any other applicable state, federal or local law..

      Insurance Proceeds: Proceeds of any mortgage insurance, title policy, hazard policy or other insurance policy covering a Mortgage Loan, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the Company would follow in servicing mortgage loans held for its own account.

      Liquidation Proceeds: Cash (other than Insurance Proceeds or Condemnation Proceeds) received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale, sale of REO Property, or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

      Loan-to-Value Ratio: With respect to any Mortgage Loan, the ratio of the original loan amount of the Mortgage Loan at its origination or refinancing, as applicable, to the Appraised Value of the Mortgaged Property.

      MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

      MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System.

      MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

      MIN: The Mortgage Identification Number for any MERS Mortgage Loan.

      MOM Loan: Any Mortgage Loan as to which MERS is acting as mortgagee, solely as nominee for the originator of such Mortgage Loan and its successors and assigns.

      Monthly Advance: The portion of each Monthly Payment that is delinquent with respect to each Mortgage Loan at the close of business on the Determination Date required to be advanced by the Company pursuant to Section 5.03 on the Business Day immediately preceding the Remittance Date of the related month.

      Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

      Monthly Remittance Advice: The meaning assigned to such term in Section 5.02.

      Mortgage: The mortgage, deed of trust or other instrument and riders thereto securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

      Mortgage Interest Rate: The annual rate of interest borne on a Mortgage
Note in accordance with the provisions of the Mortgage Note.

      Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Retained Mortgage File, the Custodial Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

      Mortgage Loan Documents: With respect to a Mortgage Loan, the original related Mortgage Note with applicable addenda and riders, the original related security instrument and the originals of any required addenda and riders, the original related Assignment and any original intervening related Assignments, the original related title insurance policy, and the related appraisal report.

      Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

      Mortgage Loan Schedule: A schedule of Mortgage Loans annexed hereto as Exhibit A, such schedule setting forth the following information with respect to each Mortgage Loan: (1) the Company's Mortgage Loan number; (2) the address, city, state and zip code of the Mortgaged Property; (3) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four-family residence, planned unit development; (4) the purpose of the Mortgage Loan; (5) the current Mortgage Interest Rate; (6) the Servicing Fee Rate; (7) the current Monthly Payment; (8) the original term to maturity; (9) the scheduled maturity date (and, if different, the stated maturity date indicated on the Mortgage Note on its date of origination); (10) the principal balance of the Mortgage Loan as of the Cut-off Date after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (11) the Loan-to-Value Ratio; (12) the due date of the Mortgage Loan; (13) whether the Mortgage Loan is insured by a Primary Mortgage Insurance Policy; (14) a code indicating whether the Mortgage Loan is a MERS Mortgage Loan, (15) self employment flag; (16) occupancy status;
(17) whether the Mortgage Loan has Monthly Payments that are interest only; (18) original Principal Balance; (19) original LTV; (20) original Combined LTV if loan has a second lien; (21) a code indicating whether the Mortgaged Property is a leasehold estate; (22) the name of the insurer with respect to the Primary Mortgage Insurance Policy; (23) Primary Mortgage Insurance Policy percent; (24) Primary Mortgage Insurance Policy number; (25) a code indicating whether the Mortgage Loan is subject to a prepay penalty and the prepay penalty term; (26) first payment date; (27) social security number; (28) FICO score; (29) buy down flag; (30) program (generic description of origination program/sector); (31) primary Mortgagor name; (32) front-end ratio; (33) back-end ratio; (34) last paid installment date; and (35) paid thru date.

      Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage and riders thereto.

      Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note.

      Mortgagor: The obligor on a Mortgage Note.

      Officer's Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Vice President, an Assistant Vice President, the Treasurer, the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

      Opinion of Counsel: A written opinion of counsel, who may be an employee of the Company, reasonably acceptable to the Purchaser.

      Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans by the Purchaser to a trust to be formed as part of a publicly issued or privately placed mortgage-backed securities transaction.

      Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

      Primary Mortgage Insurance Policy: Each policy of primary mortgage insurance represented to be in effect pursuant to Section 3.02(xxxii), or any replacement policy therefor obtained by the Servicer pursuant to Section 4.08.

      Prime Rate: The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

      Principal Balance: As to each Mortgage Loan, (i) the actual outstanding principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts attributable to principal collected from or on behalf of the Mortgagor, including the principal portion of Liquidation Proceeds, Condemnation Proceeds, and Insurance Proceeds.

      Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

      Principal Prepayment Period: With respect to each Remittance Date, the period commencing on the first day of the month preceding the month in which such Remittance Date occurs, and ending on the last day of such month.

      Purchase Price: The purchase price specified in the Commitment Letter.

      Purchaser: Goldman Sachs Mortgage Company, or its successor in interest or any successor to the Purchaser under this Agreement as herein provided.

      Qualification Defect: With respect to a Mortgage Loan, (a) a defective document in the Retained Mortgage File or Custodial Mortgage File, (b) the absence of a document in the Retained Mortgage File or Custodial Mortgage File, or (c) the breach of any representation, warranty or covenant with respect to the Mortgage Loan made by the Company, but, in each case, only if the affected Mortgage Loan would cease to qualify as a "qualified mortgage" for purposes of the REMIC Provisions.

      Qualified Depository: A federal or state chartered depository institution, the deposits in which are insured by the FDIC to the applicable limits and the short-term unsecured debt obligations of which (or, in the case of a depository institution that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's Ratings Group and Prime-1 by Moody's Investors Service, Inc. (or a comparable rating if another rating agency is specified by the Purchaser by written notice to the Company) at the time any deposits are held on deposit therein; provided however, that in the event any of the Mortgage Loans are subject to a Pass Through Transfer, the Company agrees that the holding company or other entity which maintains any accounts subject to this definition, shall satisfy the rating requirements established by any Rating Agency which rates securities issued as part of the Pass Through Transfer.

      Qualified Insurer: A mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae.

      Rating Agency: Moody's Investors Service, Inc., Standard & Poor's Ratings Group, division of The McGraw-Hill Companies, Fitch, Inc (doing business as "Fitch Ratings"), or any other nationally recognized statistical credit rating agency rating any security issued in connection with any Pass-Through Transfer.

      Rating Agency Delivery Event: The meaning specified in Section 9.01(h) of this Agreement.

      Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement shall be reconstituted as part of a Pass-Through Transfer or Whole Loan Transfer pursuant to Section 9.01 hereof. The Reconstitution Date shall be such date the Purchaser shall designate in writing to the Company.

      REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

      REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions, and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

      Remittance Advice Date: The 12th Business Day of each month or, if such 12th day is not a Business Day, the first Business Day immediately succeeding such date.

      Remittance Date: The 18th day (or if such 18th day is not a Business Day, the first Business Day immediately preceding such date) of any month, beginning with the First Remittance Date.

      REO Disposition: The final sale by the Company of any REO Property.

      REO Disposition Proceeds: All amounts received with respect to an REO Disposition pursuant to Section 4.16.

      REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser through foreclosure or by deed in lieu of foreclosure, as described in Section 4.16.

      Repurchase Price: Unless agreed otherwise by the Purchaser and the Company (including without limitation as set forth in the Commitment Letter), a price equal to (i) the Scheduled Principal Balance of the Mortgage Loan plus (ii) interest on such Scheduled Principal Balance at the Mortgage Loan Remittance Rate from the date on which interest has last been paid and distributed to the Purchaser to the last day of the month of repurchase less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase, to the extent such amounts are actually paid to the Purchaser upon the repurchase of the related Mortgage Loan, plus (iii) any costs and damages, including reasonable attorneys' fees and costs, incurred by the trust in the applicable Pass-Through Transfer in connection with any violation by the Mortgage Loan of any predatory or abusive lending law.

      Retained Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit B annexed hereto, and any additional documents required to be added to the Retained Mortgage File pursuant to this Agreement, which items are retained in the possession of the Company.

      Scheduled Principal Balance: As to each Mortgage Loan, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously collected by the Company as servicer hereunder or advanced and distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances made in lieu thereof.

      Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses other than Monthly Advances (including reasonable attorney's fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of any REO Property and (d) compliance with the obligations under Section 4.08.

      Servicing Fee: With respect to each Mortgage Loan, the amount of the per annum fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the Scheduled Principal Balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and same period for which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.05) of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05.

      Servicing Fee Rate: 0.375% per annum for each Mortgage Loan.

      Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Retained Mortgage File which are not delivered to the Custodian and copies of the Mortgage Loan Documents listed in the Custodial Agreement the originals of which are delivered to the Custodian pursuant to Section 2.03.

      Servicing Officer: Any officer of the Company involved in or responsible for the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

      Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to a third party, which sale or transfer is not a Pass-Through Transfer.

                                   ARTICLE II

      CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES; BOOKS AND
                         RECORDS; DELIVERY OF DOCUMENTS

      Section 2.1 Conveyance of Mortgage Loans; Possession of Mortgage Files; Maintenance of Servicing Files.

      The Company, simultaneously with the execution and delivery of this Agreement, does hereby sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms of this Agreement, all the right, title and interest of the Company in and to the Mortgage Loans, including all interest and principal received by the Company on or with respect to the related Mortgage Loans after the Cut-off Date (and including Monthly Payments due after the Cut-off Date but received by the Company on or before the Cut-off Date, but not including payments of principal and interest due on the Mortgage Loans on or before the Cut-off Date).

      The principal balance of each Mortgage Loan as of the Cut-off Date shall be determined after application of payments of principal due on or before the Cut-off Date whether or not collected. Therefore, payments of scheduled principal and interest prepaid for a Due Date beyond the Cut-off Date shall not be applied to the principal balance as of the Cut-off Date. Such prepaid amounts (minus interest at the Servicing Fee Rate) shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser, and shall remit such amounts as provided in Section 5.01.

      Pursuant to Section 2.03, the Company has delivered the Custodial Mortgage File to the Custodian. The Retained Mortgage File for each Mortgage Loan shall be held in trust by the Company for the benefit of the Purchaser as the owner thereof. Additionally and separate to the Retained Mortgage File, the Company shall maintain a Servicing File consisting of a copy of the contents of the Custodial Mortgage File and the Retained Mortgage File. The possession of each Retained Mortgage File by the Company is at the will of the Purchaser, and such retention and possession by the Company is in a custodial capacity only. The possession of each Servicing File by the Company is at the will of the Purchaser for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. Upon the sale of the Mortgage Loans the ownership of each Mortgage Note, the related Mortgage and the related Custodial Mortgage File, Retained Mortgage File and Servicing File shall vest immediately in the Purchaser, and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Company shall vest immediately in the Purchaser and shall be retained and maintained by the Company, in trust, at the will of the Purchaser and only in such custodial capacity. The Company shall release its custody of the contents of any Retained Mortgage File and Servicing File only in accordance with written instructions from the Purchaser, unless such release is required as incidental to the Company's servicing of the Mortgage Loans, in the case of the Servicing File, or is in connection with a repurchase of any Mortgage Loan pursuant to Sections 2.03, 3.03 or 6.02.

      In addition, in connection with the assignment of any MERS Mortgage Loan, the Company agrees that it will cause, at its own expense, the MERS(R) System to indicate that such Mortgage Loans have been assigned by the Company to the Purchaser in accordance with this Agreement by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files the information required by the MERS(R) System to identify the Purchaser of such Mortgage Loans. Prior to the assignment of any MERS Mortgage Loan, the Purchaser will provide the Company with Purchaser's MERS registration number. The Company further agrees that it will not alter the information referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement.

      Section 2.2 Books and Records; Transfers of Mortgage Loans.

      From and after the sale of the Mortgage Loans to the Purchaser all rights arising out of the Mortgage Loans including but not limited to all funds received on or in connection with the Mortgage Loans, shall be received and held by the Company in trust for the benefit of the Purchaser as owner of the Mortgage Loans, and the Company shall retain record title to the related Mortgages for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans.

      The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae or Freddie Mac, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Company complies with the requirements of the Fannie Mae or Freddie Mac Selling and Servicing Guide, as amended from time to time.

      The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with Applicable Law.

      The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or the Mortgage Loans unless the books and records show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that in no event shall there be more than four Persons at any given time having the status of "Purchaser" hereunder. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Purchaser from its obligations hereunder with respect to the Mortgage Loans sold or transferred. If the Company receives notification of a transfer less than five (5) Business Days before the monthly Determination Date, the Company's duties to remit and report to the new purchaser(s) as required by Section 5 shall begin with the first Determination Date after the Reconstitution Date.

      Section 2.3 Delivery of Documents.

      Pursuant to the Custodial Agreement delivered to the Purchaser prior to or contemporaneously with the delivery of this Agreement, the Company has delivered and released to the Custodian those Mortgage Loan Documents as required by the Custodial Agreement and by this Agreement with respect to each Mortgage Loan.

      The Custodian has certified its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement. The Company will be responsible for the Custodian's fees and expenses with respect to the delivery and certification of those Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement. The Company will be responsible for the fees and expenses related to the recording of the initial Assignments of Mortgage (including any fees and expenses related to any preparation and recording of any intervening or prior assignments of the Mortgage Loans to the Company or to any prior owners of or mortgagees with respect to the Mortgage Loans). The Purchaser will be responsible for the Custodian's fees and expenses with respect to the initial inventory and maintenance of the Mortgage Loans on or after the Closing Date, including the costs associated with clearing exceptions.

      Within 180 days after the Closing Date, the Company shall deliver to the Custodian each of the documents described in Exhibit B not delivered pursuant to the Agreement. Upon the occurrence of the events described in Section 9.01(h),
Section 11.02 or Section 11.03 of this Agreement or in the event the Company fails to allow the Purchaser access to the Retained Mortgage File as required pursuant to Section 2.05 (each such occurrence, a "Delivery Event"), the Company shall deliver to the Custodian the additional documents required to be delivered pursuant to the Custodial Agreement within the time period specified therein. All of the provisions of this Section 2.03 relating to a failure to deliver required documentation, delays in such delivery and the delivery of defective documentation shall apply equally to any obligation on the part of the Company to deliver documents which arises after the Closing Date upon the occurrence of a Delivery Event.

      The Company shall pay all initial recording fees for the Assignments of Mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. The Company shall prepare, in recordable form, all Assignments of Mortgage necessary to assign the Mortgage Loans to the Purchaser, or its designee. The Company shall be responsible for recording the Assignments of Mortgage.

      The Company shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution, provided, however, that the Company shall provide the Custodian with a certified true copy of any such document submitted for recordation within ten
(10) days of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 60 days of its submission for recordation.

      In the event the public recording office is delayed in returning any original document, which the Company is required to deliver at any time to the Custodian in accordance with the terms of the Custodial Agreement or which the Company is required to maintain in the Retained Mortgage File, the Company shall deliver to the Custodian or to the Retained Mortgage File, as applicable, within 240 days of its submission for recordation, a copy of such document and an Officer's Certificate, which shall (i) identify the recorded document; (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company will be required to deliver the document to the Custodian by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

      Notwithstanding the foregoing, if the originals or certified copies required in this Section 2.03 are not delivered as required within 180 days following the Closing Date or as otherwise extended as set forth above, or within the designated time period, following any date subsequent to the Closing Date as of which the Company becomes obligated to deliver additional documents from its Retained Mortgage File pursuant to the Custodial Agreement, the related Mortgage Loan shall, upon request of the Purchaser, be repurchased by the Company in accordance with Section 3.03 hereof; provided, however, that the foregoing repurchase obligation shall not apply in the event the Company cannot deliver such items due to a delay caused by the recording office in the applicable jurisdiction; provided that the Company shall deliver instead a recording receipt of such recording office or, if such recording receipt is not available, an Officer's Certificate from the Company confirming that such documents have been accepted for recording. Any such document shall be delivered to the Purchaser or its designee promptly upon receipt thereof from the related recording office.

      If the Company, the Purchaser or the Custodian finds any document or documents constituting a part of a Retained Mortgage File or the Custodial Mortgage File pertaining to a Mortgage Loan to be defective (or missing) in any material respect (regardless of whether the Company was required to deliver such document(s) to the Custodian pursuant to this Agreement or whether such document(s) were to remain in the possession of the Company), and such defect or missing document materially and adversely affects the value of the related Mortgage Loan or the interests of the Purchaser therein, the party discovering such defect shall promptly so notify the Company. The Company shall have a period of 90 days after receipt of such written notice within which to correct or cure any such defect. The Company hereby covenants and agrees that, if any material defect cannot be corrected or cured, the Company will, upon the expiration of the applicable cure period described above, repurchase the related Mortgage Loan in the manner set forth in Section 3.03; provided, however, that with respect to any Mortgage Loan, if such defect constitutes a Qualification Defect, any such repurchase must take place within 75 days of the date such defect is discovered.

      Notwithstanding the foregoing, with respect to a Mortgage Loan, if, at the end of such 90-day period, the Company delivers an Officer's Certificate to the Purchaser certifying that the Company is using good faith efforts to correct or cure such defect and identifying progress made, then the Purchaser shall grant the Company an extension to correct or cure such defect. The extension shall not extend beyond (1) the date that is 75 days after the date the defect is discovered, or, (2) if the defect is not a Qualification Defect (as evidenced by an Opinion of Counsel), the date that is 30 days beyond the original 90-day cure period. If the defect is not a Qualification Defect, additional 30-day extensions may be obtained pursuant to the same procedure, as long as the Company demonstrates continued progress toward a correction or cure; provided that no extension shall be granted beyond 180 days from the date on which the Company received the original notice of the defect.

      Notwithstanding the foregoing, with respect to a Mortgage Loan, the failure of the Purchaser to notify the Company of any defective or missing document in either the Retained Mortgage File or Custodial Mortgage File within such 90-day period, or the failure of the Purchaser to require the Company to cure or repurchase the related Mortgage Loan upon expiration of such 90-day period, shall not constitute a waiver of its rights hereunder, including the rights with respect to a Mortgage Loan, to require the Company to repurchase the affected Mortgage Loan and the right to indemnification pursuant to Section 3.03 hereof.

      Section 2.4 Mortgage Schedule.

      The Company has provided the Purchaser with certain information constituting a listing of the Mortgage Loans to be purchased under this Agreement (the "Mortgage Loan Schedule") substantially in the form attached hereto as Exhibit A. The Mortgage Loan Schedule shall conform to the definition of "Mortgage Loan Schedule" hereunder.

      Section 2.5 Examination of Mortgage Files.

      Prior to the Closing Date, the Company shall (a) deliver to the Purchaser in escrow, for examination, the Custodial Mortgage File for each Mortgage Loan, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the Mortgage Files available to the Purchaser for examination at the Company's offices or such other location as shall otherwise be agreed upon by the Purchaser and the Company. Such examination may be made by the Purchaser, or by any prospective purchaser of the Mortgage Loans from the Purchaser, at any time before or after the Closing Date upon prior reasonable notice to the Company. The fact that the Purchaser or any prospective purchaser of the Mortgage Loans has conducted or has failed to conduct any partial or complete examination of the Custodial Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided under this Agreement.

      The Company shall make the Retained Mortgage Files available to the Purchaser for examination at the Company's offices or such other location as shall otherwise be agreed upon by the Purchaser and the Company. Such examination may be made by the Purchaser, or by any prospective purchaser of the Mortgage Loans from the Purchaser, at any time before or after the Closing Date upon prior reasonable notice to the Company. The fact that the Purchaser or any prospective purchaser of the Mortgage Loans has conducted or has failed to conduct any partial or complete examination of the Retained Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided under this Agreement.

      Section 2.6 Representations, Warranties and Agreements of the Company.

      The Company agrees and acknowledges that it shall, as a condition to the consummation of the transactions contemplated hereby, make the representations and warranties specified in Sections 3.01 and 3.02 as of the Closing Date. The Company, without conceding that the Mortgage Loans are securities, hereby makes the following additional representations, warranties and agreements which shall be deemed to have been made as of the Closing Date: Neither the Company nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of any Mortgage Loans, any interest in any Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of any Mortgage Loans, any interest in any Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to any Mortgage Loans, any interest in any Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of any Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans.

      Section 2.7 Representation, Warranties and Agreement of Purchaser.

      The Purchaser, without conceding that the Mortgage Loans are securities, hereby makes the following representations, warranties and agreements, which shall have been deemed to have been made as of the Closing Date.

            (i) the Purchaser understands that the Mortgage Loans have not been registered under the 1933 Act or the securities laws of any state;

            (ii) the Purchaser is acquiring the Mortgage Loans for its own account only and not for any other person; and

            (iii) the Purchaser considers itself a substantial, sophisticated institutional investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans.

      Section 2.8 Closing.

      The closing for the purchase and sale of the Mortgage Loans shall take place on the Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree; or conducted in person, at such place as the parties shall agree.

      The closing shall be subject to each of the following conditions:

            (i) all of the representations and warranties of the Company under this Agreement shall be true and correct as of the Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

            (ii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all Closing Documents as specified in
      Section 2.09 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

            (iii) the Company shall have delivered and released to the Custodian all documents required pursuant to this Agreement and the Custodial Agreement; and

            (iv) all other terms and conditions of this Agreement shall have been complied with.

      Subject to the foregoing conditions, the Purchaser shall pay to the Company on the Closing Date the Purchase Price by wire transfer of immediately available funds to the account designated by the Company.

      Section 2.9 Closing Documents.

      With respect to the Mortgage Loans, the Closing Documents shall consist of fully executed originals of the following documents:

            (i) this Agreement, dated as of the Cut-off Date, in two counterparts;

            (ii) the Custodial Agreement, dated as of the Cut-off Date, in three counterparts, in the form attached as Exhibit C to this Agreement;

            (iii) the Mortgage Loan Schedule, one copy to be attached to each counterpart of this Agreement, and to each counterpart of the Custodial Agreement, as the Mortgage Loan Schedule thereto;

            (iv) a Receipt and Certification, as required under the Custodial Agreement;

            (v) an officer's certificate of the Company substantially in the form of Exhibit F attached hereto; and

            (vi) an Opinion of Counsel of the Company, in the form of Exhibit D hereto.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES REMEDIES AND BREACH

      Section 3.1 Company Representations and Warranties.

      The Company hereby represents and warrants to the Purchaser that, as of the Closing Date:

            (i) Due Organization and Authority.

      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Company, and in any event the Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Company has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Company; and all requisite corporate action has been taken by the Company to make this Agreement valid and binding upon the Company in accordance with its terms;

            (ii) Ordinary Course of Business.

      The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Company, which is in the business of selling and servicing loans, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (iii) No Conflicts.

      Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with or result in a breach of any of the terms, articles of incorporation or by-laws or any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

            (iv) Ability to Service.

      The Company is an approved seller/servicer of residential mortgage loans for Fannie Mae and Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Company is a HUD approved mortgagee pursuant to Section 203 of the National Housing Act and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and Freddie Mac, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with Fannie Mae or Freddie Mac eligibility requirements or which would require notification to Fannie Mae or Freddie Mac;

            (v) Reasonable Servicing Fee.

      The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement;

            (vi) Ability to Perform.

      The Company does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken to hinder, delay or defraud any of the Company's creditors;

            (vii) No Litigation Pending.

      There is no action, suit, proceeding or investigation pending or threatened against the Company which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted, or in any material liability on the part of the Company, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be contemplated herein, or which would be likely to impair materially the ability of the Company to perform under the terms of this Agreement;

            (viii) Selection Process

      The Mortgage Loans were selected from among the outstanding Alt-A fixed rate one to four family mortgage loans in the Company's portfolio at the Closing Date as to which the representations and warranties in Section 3.2 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser.

            (ix) No Consent Required.

      No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the sale of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date;

            (x) No Untrue Information.

      Neither this Agreement nor any statement, report or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained therein not misleading;

            (xi) Sale Treatment.

      The Company has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes;

            (xii) No Material Change.

      There has been no material adverse change in the business, operations, financial condition or assets of the Company since the date of the Company's most recent financial statements;

            (xiii) No Brokers' Fees.

      The Company has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in the connection with the sale of the Mortgage Loans; and

            (xiv) MERS Status

      The Company is a member of MERS in good standing.

      Section 3.2 Representations and Warranties Regarding Individual Mortgage Loans.

      As to each Mortgage Loan, the Company hereby represents and warrants to the Purchaser that as of the Closing Date (except as set forth in (i) below):

                  (i) Mortgage Loans as Described.

            The information set forth in the Mortgage Loan Schedule attached hereto as Exhibit A is true and correct as of March 1, 2004.

                  (ii) Payment History.

            All payments required to be made up to the Cut-off Date for each Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment under any Mortgage Loan has been 30 days delinquent more than one time within twelve months prior to the Closing Date;

                  (iii) No Outstanding Charges.

            There are no defaults by the Company in complying with the terms of the Mortgage Note or Mortgage, and all taxes, governmental assessments, insurance premiums, leasehold payments, water, sewer and municipal charges, which previously became due and owing have been paid, or an escrow of funds has been established for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Company has not advanced funds, or induced or solicited directly or indirectly, the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is later, to the day which precedes by one month the Due Date of the first installment of principal and interest.

                  (iv) Original Terms Unmodified.

            The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Purchaser. The substance of any such waiver, alteration or modification has been approved by the mortgage insurer, if the Mortgage Loan is insured, the title insurer, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part. No Mortgage Loan has been modified so as to restructure the payment obligations or re-age the Mortgage Loan;

                  (v) No Defenses.

            The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

                  (vi) No Satisfaction of Mortgage.

            The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, release, cancellation, subordination or rescission;

                  (vii) Validity of Mortgage Documents.

            The Mortgage Note and the Mortgage and related documents are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties;

                  (viii) No Fraud.

            No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Company, the Mortgagor, or, to the best of the Company's knowledge, any appraiser, any builder, or any developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

                  (ix) Compliance with Applicable Laws.

            Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, predatory and abusive lending or disclosure laws applicable to the Mortgage Loan have been complied with, and the Company shall maintain in its possession, available for the Purchaser's inspection and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

                  (x) Location and Type of Mortgaged Property.

            The Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of a single parcel (or more than one contiguous parcels) of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a townhouse. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development), such condominium, or planned unit development project meets the Company's eligibility requirements as set forth in the Company's underwriting guidelines. No Mortgage Loan is secured by manufactured housing. As of the related appraisal date for each Mortgaged Property, no portion of any Mortgaged Property was being used for commercial purposes;

                  (xi) Valid First Lien.

            The Mortgage is a valid, subsisting and enforceable first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (a) the lien of current real property taxes and assessments not yet due and payable;

                  (b) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy or attorney's title opinion delivered to the originator of the Mortgage Loan and (i) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan and (ii) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (c) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property;

            Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Company has full right to sell and assign the same to the Purchaser;

                  (xii) Full Disbursement of Proceeds.

            The proceeds of the Mortgage Loan have been fully disbursed, except for escrows established or created due to seasonal weather conditions, and there is no requirement for future advances thereunder. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

                  (xiii) Ownership.

            The Company is the sole owner of record and holder of the Mortgage Loan and the related Mortgage Note and the Mortgage are not assigned or pledged, and the Company has good and marketable title thereto and has full right and authority to transfer and sell the Mortgage Loan to the Purchaser. The Company is transferring the Mortgage Loan free and clear of any and all encumbrances, liens, pledges, equities, participation interests, claims, charges or security interests of any nature encumbering such Mortgage Loan;

                  (xiv) Origination/Doing Business.

            The Mortgage Loan was originated by a savings and loan association, a savings bank, a commercial bank, a credit union, an insurance company, or similar institution which is supervised and examined by a federal or state authority or by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 or the National Housing Act. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and any qualification requirements of Fannie Mae or Freddie Mac, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state;

                  (xv) Title Insurance.

            The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy of insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (a), (b) and (c) of paragraph (xi) of this Section 3.02; provided, however, that in the case of any Mortgage Loan secured by a Mortgaged Property located in a jurisdiction where such policies are generally not available, the Mortgage Loan is the subject of an opinion of counsel of the type customarily rendered in such jurisdiction in lieu of title insurance. The Company is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

                  (xvi) No Mechanics' Liens.

            There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not insured against by the title insurance policy referenced in clause (xv) above;

                  (xvii) Location of Improvements; No Encroachments.

            Except as insured against by the title insurance policy referenced in clause (xv) above, all improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

                  (xviii) Customary Provisions.

            The Mortgage and the related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

                  (xix) Occupancy of the Mortgaged Property.

            As of the date of origination, the Mortgaged Property was lawfully occupied under Applicable Law;

                  (xx) No Additional Collateral.

            The Mortgage Note is not and has not been secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in (xi) above;

                  (xxi) Deeds of Trust.

            In the event that the Mortgage constitutes a deed of trust, a trustee, duly qualified under Applicable Law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Mortgagee to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

                  (xxii) Transfer of Mortgage Loans.

            As to any Mortgage Loan which is not a MERS Mortgage Loan, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

                  (xxiii) Mortgaged Property Undamaged.

            The Mortgaged Property is undamaged by waste, water, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended;

                  (xxiv) Collection Practices; Escrow Deposits.

            The origination and collection practices used with respect to the Mortgage Loan have been in accordance with Acceptable Servicing Practices, and have been in all material respects legal and proper, and in accordance with the terms of the Mortgage Note and Mortgage. All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by Applicable Law and has been established to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized under the Mortgage Note;

                  (xxv) No Condemnation.

            To the best of Company's knowledge, there is no proceeding pending or threatened for the total or partial condemnation of the related Mortgaged Property;

                  (xxvi) The Appraisal.

            The Mortgage Loan Documents contain an appraisal of the related Mortgaged Property by an appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof; and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and the appraiser both satisfy the applicable requirements of Fannie Mae or Freddie Mac;

                  (xxvii) Insurance.

            The Mortgaged Property securing each Mortgage Loan is insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire, such hazards as are covered under a standard extended coverage endorsement and such other hazards as are customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of Section 4.10, in an amount which is not less than the lesser of 100% of the insurable value of the Mortgaged Property and the outstanding principal balance of the Mortgage Loan, but in no event less than the minimum amount necessary to fully compensate for any damage or loss on a replacement cost basis; if the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the project; the insurance policy contains a standard clause naming the originator of such mortgage loan, its successor and assigns, as insured mortgagee; if upon origination of the Mortgage Loan, the improvements on the Mortgaged Property were in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (A) the outstanding principal balance of the Mortgage Loan, (B) the full insurable value and (C) the maximum amount of insurance which was available under the Flood Disaster Protection Act of 1973, as amended. All individual insurance policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement and the Company has not acted or failed to act so as to impair the coverage of any such insurance policy or the validity, binding effect and enforceability thereof;

                  (xxviii) Servicemembers' Civil Relief Act.

             The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act, as amended;

                  (xxix) Payment Terms.

             The Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from origination and once the amortization period starts, payments are calculated to fully amortize by maturity. No Mortgage Loan has a shared appreciation or other contingent interest feature, or permits negative amortization. The Mortgage Interest Rate for each Mortgage Loan is as set forth for such Mortgage Loan in the Mortgage Loan Schedule;

                  (xxx) No Defaults.

             Except with respect to delinquencies identified on the Mortgage Loan Schedule, there is no default, breach, violation or event of acceleration existing under any Mortgage or Mortgage Note and no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and the Company has not waived any default, breach, violation or event of acceleration;

                  (xxxi) Loan-to-Value Ratio; Modifications; No Foreclosures.

             The Loan-to-Value Ratio of each Mortgage Loan was less than 100% at the time of its origination or refinancing, as applicable. No Mortgage Loan is subject to a written foreclosure agreement or pending foreclosure proceedings;

                  (xxxii) Primary Mortgage Insurance.

             Each Mortgage Loan with an LTV at origination in excess of 80% will be subject to a Primary Mortgage Insurance Policy, issued by an insurer acceptable to Fannie Mae or Freddie Mac, in at least such amounts as are required by Freddie Mac or Fannie Mae. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage subject to any such Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith unless terminable in accordance with Freddie Mac standards or Applicable Law;

                  (xxxiii) Underwriting Guidelines.

             The Mortgage Loan was underwritten in accordance with the Company's underwriting guidelines in effect at the time of origination with exceptions thereto exercised in a reasonable manner;

                  (xxxiv) No Bankruptcy.

             To the best of the Company's knowledge, no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated and as of the Closing Date, the Company has not received notice that any Mortgagor is a debtor under any state or federal bankruptcy or insolvency proceeding.

                  (xxxv) No Additional Payments.

             There is no obligation on the part of the Company or any other party to make payments in addition to those made by the Mortgagor;

                  (xxxvi) Comparable Custodial Mortgage Loan File.

              Each document or instrument in the related Custodial or Retained Mortgage File, whether delivered to the Custodian or not is in a form generally acceptable to prudent mortgage lenders that regularly originate or purchase mortgage loans comparable to the Mortgage Loans for sale to prudent investors in the secondary market that invest in mortgage loans such as the Mortgage Loans;

                  (xxxvii) Contents of the Retained Mortgage File.

              The Retained Mortgage File contains the documents listed in Exhibit B;

                  (xxxviii) HOEPA.

              None of the Mortgage Loans is a High Cost Loan.

                  (xxxix) Fair Credit Reporting Act.

              The Company, in its capacity as servicer for each Mortgage Loan, has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

                  (xl) Georgia Fair Lending Act.

              There is no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003 which is secured by property located in the State of Georgia;

                  (xli) No Pledged Assets.

              No Mortgage Loan is subject to the Servicer's Pledged Asset
              Program;

                  (xlii) No Credit Insurance Policies.

              No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor was required to obtain a prepaid single premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan; No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

                  (xliii) Prepayment Penalty Term.

              No Mortgage Loan originated on or after October 1, 2002 will impose a prepayment premium for a term in excess of three years after its origination. No Mortgage Loan originated before October 1, 2002 will impose a prepayment premium for a term in excess of five years after its origination; and

                  (xliv) Tax Service Contract; Flood Certification Contract.

              Each Mortgage Loan shall have a tax service contract and, if applicable, a flood insurance contract which shall have a term of the life of the Mortgage Loan. Each such tax service and flood insurance contract shall be fully transferable without penalty, premium or cost to the Purchaser or its designee;

                  (xlv) Violation of Environmental Laws.

              There is no pending action or proceeding directly involving any Mortgaged Property of which the Company is aware in which compliance with any environmental law, rule or regulation is an issue; and to the best of the Company's knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

                  (xlvi) No Buydowns.

              No Mortgage Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by the Company, the Mortgagor or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a "buydown" provision;

                  (xlvii) Interest Calculation.

              Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months;

                  (xlviii) The Mortgagor.

              The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with the Underwriting Guidelines;

                  (xlix) No Construction Loans.

               No Mortgage Loan was made in connection with (i) the construction or rehabilitation of a Mortgage Property or (ii) facilitating the trade-in or exchange of a Mortgaged Property other than a construction-to-permanent loan which has converted to a permanent Mortgage Loan;

                  (l) Balloon Payments, Graduated Payments or Contingent
            Interests.

               No Mortgage Loan is a graduated payment mortgage loan and no
              Mortgage Loan has a shared appreciation or other contingent interest feature. If a Mortgage Loan has a balloon payment feature, the Mortgage Note is payable in monthly payments based on a fifteen- or thirty-year amortization schedule and a final monthly payment substantially greater than the preceding monthly payment which is sufficient to amortize the remaining principal of the Mortgage Loan;

                  (li) Ground Leases

              With respect to each Mortgage Loan that is secured in whole or in part by the interest of the mortgagor as a lessee under a ground lease of the related Mortgaged Property (a "Ground Lease") and not by a fee interest in such Mortgaged Property and as further specified in the underwriting guidelines of the Company:

                  (a) The mortgagor is the owner of a valid and subsisting interest as tenant under the Ground Lease;

                  (b) The Ground Lease is in full force and effect, unmodified and not supplemented by any writing or otherwise;

                  (c) The Company has not received notice of default by the mortgagor under the Ground Lease or of circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default;

                  (d) The term of the Ground Lease exceeds the maturity date of the related Mortgage Loan by at least five years;

                  (e) The Ground Lease or a memorandum thereof has been recorded and by its terms permits the leasehold estate to be mortgaged;

                  (f) The Ground Lease does not contain any default provisions that could give rise to forfeiture or termination of the Ground Lease except for the non-payment of the Ground Lease rents;

                  (g) The execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, the Ground Lease; and

                  (h) The Ground Lease provides that the leasehold can be transferred, mortgaged and sublet an unlimited number of times either without restriction or on payment of a reasonable fee and delivery of reasonable documentation to the lessor.

      Section 3.3 Repurchase.

      It is understood and agreed that the representations and warranties set forth in Sections 3.1 and 3.2 shall survive the sale of the Mortgage Loans to the Purchaser and the delivery of the Mortgage Loan Documents to the Custodian and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Custodial Mortgage File or Retained Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser (or which materially and adversely affects the interests of Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other.

      Within 90 days of the earlier of either discovery by or notice to the Company of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans, (i) the Company shall use its best efforts promptly to cure such breach in all material respects and (ii) if such breach cannot be cured, the Company shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.1, and such breach cannot be cured within 90 days of the earlier of either discovery by or notice to the Company of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Company at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 3.3 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price as required in Section 4.4, for distribution to Purchaser on the Remittance Date for the month following the date of the repurchase, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution for application in accordance with
Section 5.1.

      Notwithstanding the above paragraphs, within 60 days of the earlier of either discovery by, or notice to, the Company of any breach of the representations or warranties set forth in clauses (xlvi), (xxxviii), or (xliv) of Section 3.2, the Company shall repurchase such Mortgage Loan at the Repurchase Price.

      If pursuant to the foregoing provisions the Company repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Company shall either (i) cause MERS to execute and deliver an assignment of the Mortgage in recordable form to transfer the Mortgage from MERS to the Company on behalf of the Purchaser and shall cause such Mortgage to be removed from registration on the MERS(R) System in accordance with MERS' rules and regulations or (ii) cause MERS to designate on the MERS(R) System the Purchaser as the beneficial holder with respect to such Mortgage Loan.

      At the time of repurchase, the Purchaser and the Company shall arrange for the reassignment of the repurchased Mortgage Loan to the Company and the delivery to the Company of any documents held by the Custodian relating to the repurchased Mortgage Loan. In the event of a repurchase, the Company shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase has taken place and amend the Mortgage Loan Schedule to reflect the withdrawal of the repurchased Mortgage Loan from this Agreement.

      In addition to such repurchase obligation, the Company shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Company's representations and warranties contained in this Agreement. It is understood and agreed that the obligations of the Company set forth in this
Section 3.3 to cure or repurchase a defective Mortgage Loan and to indemnify the Purchaser as provided in this Section 3.3, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties.

      Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.1 and 3.2 shall accrue as to any Mortgage Loan upon the earliest of (i) discovery of such breach by the Company or the Purchaser or notice thereof by the Purchaser to the Company, (ii) failures by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

                                   ARTICLE IV

                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

      Section 4.1 Company to Act as Servicer.

      The Company, as an independent contractor, shall service and administer the Mortgage Loans and shall have full power and authority, acting alone or through the utilization of a third party servicing provider, to do any and all things in connection with such servicing and administration which the Company may deem necessary or desirable, consistent with the terms of this Agreement and with Accepted Servicing Practices.

      Consistent with the terms of this Agreement and subject to the REMIC Provisions if the Mortgage Loans have been transferred to a REMIC, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser. In the event of any such modification which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 5.03, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances made pursuant to Section 5.03. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Company, the Purchaser shall furnish the Company with any powers of attorney and other documents necessary or appropriate to enable the Company to carry out its servicing and administrative duties under this Agreement.

      In servicing and administering the Mortgage Loans, the Company shall employ procedures (including collection procedures) and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, giving due consideration to Accepted Servicing Practices where such practices do not conflict with the requirements of this Agreement, and the Purchaser's reliance on the Company.

      Notwithstanding anything to the contrary contained herein, the Company shall not waive a prepayment penalty except under the following circumstances:
(i) such waiver would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such prepayment penalty and the related Mortgage Loan and, if such waiver is made in connection with a refinancing of the related Mortgage Loan, such refinancing is related to a default or a reasonably foreseeable default; or (ii) the Company obtains a written Opinion of Counsel, which may be in-house counsel for the Company, opining that any prepayment penalty or charge is not legally enforceable in the circumstances under which the related Principal Prepayment occurs. In the event the Company waives any prepayment penalty, other than as set forth in (i) and
(ii) above, the Company shall deposit the amount of any such prepayment penalty in the Custodial Account for distribution to the Purchaser on the next Remittance Date.

      The Company is authorized and empowered by the Purchaser, in its own name, when the Company believes it appropriate in its reasonable judgment to register any Mortgage Loan on the MERS(R) System, or cause the removal from the registration of any Mortgage Loan on the MERS(R) System, to execute and deliver, on behalf of the Purchaser, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Purchaser and its successors and assigns. The Company will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Mortgage Loans for as long as such Mortgage Loans are registered with MERS.

      Section 4.2 Liquidation of Mortgage Loans.

      In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 4.01 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Company shall take such action as (1) the Company would take under similar circumstances with respect to a similar mortgage loan held for its own account for investment, (2) shall be consistent with Accepted Servicing Practices, and (3) the Company shall determine prudently to be in the best interest of Purchaser. In the event that any payment due under any Mortgage Loan is not postponed pursuant to Section 4.01 and remains delinquent for a period of 90 days or any other default continues for a period of 90 days beyond the expiration of any grace or cure period, the Company shall commence foreclosure proceedings, the Company shall notify the Purchaser in writing of the Company's intention to do so, and the Company shall not commence foreclosure proceedings if the Purchaser objects to such action within three (3) Business Days of receiving such notice. In the event the Purchaser objects to such foreclosure action, the Company shall not be required to make Monthly Advances with respect to such Mortgage Loan, pursuant to Section 5.03, and the Company's obligation to make such Monthly Advances shall terminate on the 90th day referred to above. In such connection, the Company shall from its own funds make all necessary and proper Servicing Advances, provided, however, that the Company shall not be required to expend its own funds in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property, unless it shall determine (a) that such preservation, restoration and/or foreclosure will increase the proceeds of liquidation of the Mortgage Loan to Purchaser after reimbursement to itself for such expenses and (b) that such expenses will be recoverable by it either through Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Custodial Account pursuant to
Section 4.05) or through Insurance Proceeds (respecting which it shall have similar priority).

      Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. The cost for such inspection or review shall be borne by the Purchaser. Upon completion of the inspection or review, the Company shall promptly provide the Purchaser with a written report of the environmental inspection.

      After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Purchaser directs the Company to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Company, the Company shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Section 4.05 hereof. In the event the Purchaser directs the Company not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Section 4.05 hereof.

      Section 4.3 Collection of Mortgage Loan Payments.

      Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Company shall proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable in accordance with Accepted Servicing Practices, and shall, in accordance with RESPA and applicable state law, take special care in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Mortgage Loan and the Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

      Section 4.4 Establishment of and Deposits to Custodial Account.

      The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts, in the form of time deposit or demand accounts, titled "Wells Fargo Home Mortgage, Inc., in trust for the Purchaser of Residential Mortgage Loans serviced under a Seller's Warranties and Servicing Agreement, dated as of March 1, 2004, and various Mortgagors - P & I", or as otherwise directed in writing by the Purchaser or its assigns after the Closing Date in connection with any Whole Loan Transfer or Pass-Through Transfer. The Custodial Account shall be established with a Qualified Depository. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Custodial Account. Any funds deposited in the Custodial Account shall at all times be insured to the fullest extent allowed by Applicable Law. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05.

      The Company shall deposit in the Custodial Account within one Business Day (or two Business Days in the case of the amounts described in clauses (iii) through (v) below) of the Company's receipt, and retain therein, the following collections received by the Company and payments made by the Company after the Cut-off Date, other than payments of principal and interest due on or before the Cut-off Date:

                  (1) all payments on account of principal on the Mortgage Loans, including all Principal Prepayments;

                  (2) all payments on account of interest on the Mortgage Loans, adjusted to the Mortgage Loan Remittance Rate;

                  (3) all Liquidation Proceeds;

                  (4) all Insurance Proceeds including amounts required to be deposited pursuant to Section 4.10 (other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14), Section 4.11 and
Section 4.15;

                  (5) all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14;

                  (6) any amount required to be deposited in the Custodial Account pursuant to Section 4.01, 5.01, 5.03, 6.01 or 6.02;

                  (7) any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 2.03, 3.03 or 6.02;

                  (8) with respect to each Principal Prepayment an amount (to be paid by the Company out of its funds) which, when added to all amounts allocable to interest received in connection with the Principal Prepayment, equals one month's interest on the amount of principal so prepaid at the Mortgage Loan Remittance Rate;

                  (9) any amounts required to be deposited by the Company pursuant to Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy; and

                  (10) any amounts received with respect to or related to any REO Property and all REO Disposition Proceeds pursuant to Section 4.16.

      The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company into the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05. The Company shall reimburse the Custodial Account for any losses incurred as a result of the investment of amounts on deposit in the Custodial Account.

      Section 4.5 Permitted Withdrawals From Custodial Account.

      The Company shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

                  (1) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

                  (2) to reimburse itself for Monthly Advances of the Company's funds made pursuant to Section 5.03, the Company's right to reimburse itself pursuant to this subclause (2) being limited to amounts received on the related Mortgage Loan which represent late payments of principal and/or interest respecting which any such advance was made, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that, where the Company is required to repurchase a Mortgage Loan pursuant to Section 2.03, 3.03 or 6.02, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

                  (3) to reimburse itself for unreimbursed Servicing Advances, and for any unpaid Servicing Fees, the Company's right to reimburse itself pursuant to this subclause (3) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that where the Company is required to repurchase a Mortgage Loan pursuant to Section 2.03, 3.03 or 6.02, in which case the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

                  (4) to pay itself as servicing compensation any interest on funds deposited in the Custodial Account;

                  (5) to reimburse itself for expenses incurred to the extent reimbursable pursuant to Section 8.01;

                  (6) to pay any amount required to be paid pursuant to Section
4.16 related to any REO Property, it being understood that, in the case of any such expenditure or withdrawal related to a particular REO Property, the amount of such expenditure or withdrawal from the Custodial Account shall be limited to amounts on deposit in the Custodial Account with respect to the related REO Property;

                  (7) to reimburse itself for any Servicing Advances or REO expenses after liquidation of the Mortgaged Property not otherwise reimbursed above;

                  (8) to reimburse the trustee with respect to any Pass-Through Transfer for any unreimbursed Monthly Advances or Servicing Advances made by the Trustee, as applicable, the right to reimbursement pursuant to this subclause
(8) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, proceeds of REO Dispositions, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of such reimbursement, such trustee's right thereto shall be prior to the rights of the Company to reimbursement under (2) and (3), and prior to the rights of the Purchaser under (1);

                  (9) to remove funds inadvertently placed in the Custodial Account by the Company; and

                  (10) to clear and terminate the Custodial Account upon the termination of this Agreement.

      In the event that the Custodial Account is interest bearing, on each Remittance Date, the Company shall withdraw all interest earned on funds on deposit in the Custodial Account. The Company may use such withdrawn funds only for the purposes described in this Section 4.05.

      Section 4.6 Establishment of and Deposits to Escrow Account.

      The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled, "Wells Fargo Home Mortgage, Inc., in trust for the Purchaser under the Seller's Warranties and Servicing Agreement dated as of March 1, 2004 and/or subsequent purchasers of Mortgage Loans, and various Mortgagors - T & I." The Escrow Accounts shall be established with a Qualified Depository, in a manner which shall provide maximum available insurance thereunder. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Escrow Account. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07.

      The Company shall deposit in the Escrow Account or Accounts within two (2) Business Days of the Company's receipt, and retain therein:

                  (1) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

                  (2) all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

                  (3) all amounts representing proceeds of any Primary Mortgage Insurance Policy.

      The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in Section
4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by law to be paid to the Mortgagor. To the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes. The Company shall reimburse the Escrow Account for any losses incurred as a result of the investment of amounts on deposit in the Escrow Account.

      Section 4.7 Permitted Withdrawals From Escrow Account.

      Withdrawals from the Escrow Account or Accounts may be made by the Company only:

                  (1) to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

                  (2) to reimburse the Company for any Servicing Advances made by the Company pursuant to Section 4.08 with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

                  (3) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan;

                  (4) for transfer to the Custodial Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

                  (5) for application to restoration or repair of the Mortgaged Property in accordance with the procedures outlined in Section 4.14;

                  (6) to pay to the Company, or any Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

                  (7) to remove funds inadvertently placed in the Escrow Account by the Company;

                  (8) to apply the proceeds of Primary Mortgage Insurance as if such proceeds were payments on, or Liquidation Proceeds of, the related Mortgage Loan, as the case may be; and

                  (9) to clear and terminate the Escrow Account on the termination of this Agreement.

      Section 4.8 Payment of Taxes, Insurance and Other Charges.

      With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payment of all such charges irrespective of each Mortgagor's faithful performance in the payment of same of the making of the Escrow Payments, and the Company shall make advances from its own funds to effect such payments.

      Section 4.9 Protection of Accounts.

      The Company may transfer the Custodial Account or the Escrow Account to a different Qualified Depository from time to time, upon prior written notice to the Purchaser.

      Section 4.10 Maintenance of Hazard Insurance.

      The Company shall cause to be maintained for each Mortgage Loan hazard insurance such that all buildings upon the Mortgaged Property are insured by an insurer acceptable to Fannie Mae or Freddie Mac, against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor or the loss payee from becoming a co-insurer. In the event a hazard insurance policy shall be in danger of being terminated, or in the event the insurer shall cease to be acceptable to Fannie Mae or Freddie Mac, the Company shall notify the Purchaser and the related Mortgagor, and shall use its best efforts, as permitted by Applicable Law, to obtain from another Qualified Insurer a replacement hazard insurance policy substantially and materially similar in all respects to the original policy. In no event, however, shall a Mortgage Loan be without a hazard insurance policy at any time, subject only to Section 4.11 hereof.

      If upon origination of the Mortgage Loan, the related Mortgaged Property was located in an area identified by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier acceptable to Fannie Mae or Freddie Mac, in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the mortgage if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended.

      If a Mortgage is secured by a unit in a condominium project, the Company shall verify that the coverage required of the owner's association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current Fannie Mae or Freddie Mac requirements, secure from the owner's association its agreement to notify the Company promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

      In the event that any Purchaser or the Company shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Company shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor's attention the desirability of protection of the Mortgaged Property.

      All policies required hereunder shall name the Company as loss payee and shall be endorsed with standard or union mortgagee clauses, without contribution, which shall provide for at least 30 days prior written notice of any cancellation, reduction in amount or material change in coverage.

      The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are acceptable to Fannie Mae and Freddie Mac and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Company shall determine that such policies provide sufficient risk coverage and amounts, that they insure the property owner, and that they properly describe the property address.

      Pursuant to Section 4.04, any amounts collected by the Company under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Company's normal servicing procedures as specified in Section 4.14) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05.

      Section 4.11 Maintenance of Primary Mortgage Insurance Policy; Claims. .

      With respect to each Mortgage Loan with a LTV in excess of 80%, the Company shall, without any cost to the Purchaser, maintain or cause the Mortgagor to maintain in full force and effect a Primary Mortgage Insurance Policy insuring that portion of the Mortgage Loan in excess of a percentage in conformance with Fannie Mae and Freddie Mac requirements. The Company shall pay or shall cause the Mortgagor to pay the premium thereon on a timely basis, at least until the LTV of such Mortgage Loan is reduced to 80%, or such amount as required by Applicable Law, or such other amount as Fannie Mae and Freddie Mac permits for cancellation of mortgage insurance. In the event that such Primary Mortgage Insurance Policy shall be terminated, the Company shall obtain from another insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated Primary Mortgage Insurance Policy. If the insurer shall cease to be a qualified insurer, the Company shall determine whether recoveries under the Primary Mortgage Insurance Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Company shall in no event have any responsibility or liability for any failure to recover under the Primary Mortgage Insurance Policy for such reason. If the Company determines that recoveries are so jeopardized, it shall notify the Purchaser and the Mortgagor, if required, and obtain from another qualified insurer a replacement insurance policy. The Company shall not take any action which would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Subsection 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such Primary Mortgage Insurance Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

      In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.06, any amounts collected by the Company under any Primary Mortgage Insurance Policy shall be deposited in the Escrow Account, subject to withdrawal pursuant to Section 4.07.

      Section 4.12 Maintenance of Mortgage Impairment Insurance.

      In the event that the Company shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section
4.10. The Company shall prepare and make any claims on the blanket policy as deemed necessary by the Company in accordance with Accepted Servicing Practices. Any amounts collected by the Company under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, the Company shall deposit in the Custodial Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to be deposited from the Company's funds, without reimbursement therefor. Upon request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days' prior written notice to such Purchaser.

      Section 4.13 Maintenance of Fidelity Bond and Errors and Omissions Insurance.

      The Company shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans ("Company Employees"). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Company Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Company against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.13 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the amounts acceptable to Fannie Mae or Freddie Mac. Upon the request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certified true copy of such fidelity bond and insurance policy and a statement from the surety and the insurer that such fidelity bond and insurance policy shall in no event be terminated or materially modified without 30 days' prior written notice to the Purchaser.

      Section 4.14 Inspections.

      If any Mortgage Loan is more than 60 days delinquent, the Company or its agent immediately shall inspect the Mortgaged Property and shall conduct subsequent inspections in accordance with Accepted Servicing Practices or as may be required by the primary mortgage guaranty insurer. The Company shall keep a written report of each such inspection.

      Section 4.15 Restoration of Mortgaged Property.

      The Company need not obtain the approval of the Purchaser prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices. For claims greater than $15,000, at a minimum the Company shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

                  (i) The Company shall receive satisfactory independent
            verification of completion of repairs and issuance of any required approvals with respect thereto;

                  (ii) the Company shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics' and materialmen's liens;

                  (iii) the Company shall verify that the Mortgage Loan is not in default; and

                  (iv) pending repairs or restoration, the Company shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow
            Account.

      If the Purchaser is named as an additional loss payee, the Company is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

      Section 4.16 Claims.

      In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer in a timely fashion and, in this regard, to take such action as shall be necessary to permit recovery respecting a defaulted Mortgage Loan. Pursuant to
Section 4.04, any amounts collected by the Company under any guaranty shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

      Section 4.17 Title, Management and Disposition of REO Property.

      In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Company, or in the event the Company is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, or the perfection of the ownership or security interest of the Purchaser in such REO Property would be adversely effected, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Company from any attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the Purchaser.

      The Company shall manage, conserve, protect and operate each REO Property for the Purchaser solely for the purpose of its prompt disposition and sale. The Company, either itself or through an agent selected by the Company, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Company deems to be in the best interest of the Purchaser.

      The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless (i) a REMIC election has not been made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, and (ii) the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than one year is permitted under the foregoing sentence and is necessary to sell any REO Property, (i) the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property and (ii) if, with the written consent of the Purchaser, a purchase money mortgage is taken in connection with such sale, such purchase money mortgage shall name the Company as mortgagee, and such purchase money mortgage shall not be held pursuant to this Agreement, but instead a separate participation agreement among the Company and Purchaser shall be entered into with respect to such purchase money mortgage.

      The Company shall also maintain on each REO Property fire and hazard insurance with extended coverage in amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above.

      The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser. The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter the expenses of such sale shall be paid and the Company shall reimburse itself for any related unreimbursed Servicing Advances, unpaid Servicing Fees and unreimbursed advances made pursuant to Section 5.03. On the Remittance Date immediately following the Principal Prepayment Period in which such sale proceeds are received the net cash proceeds of such sale remaining in the Custodial Account shall be distributed to the Purchaser.

      The Company shall withdraw the Custodial Account funds necessary for the proper operation management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 and the fees of any managing agent of the Company, or the Company itself. The Company shall make monthly distributions on each Remittance Date to the Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described in the Section 4.16 and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

      Section 4.18 Real Estate Owned Reports.

      Together with the statement furnished pursuant to Section 5.02, the Company shall furnish to the Purchaser on or before the Remittance Date each month a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Company's efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information as the Purchaser shall reasonably request.

      Section 4.19 Liquidation Reports.

      Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property.

      Section 4.20 Reports of Foreclosures and Abandonments of Mortgaged
Property.

      Following the foreclosure sale or abandonment of any Mortgaged Property, the Company shall report such foreclosure or abandonment as required pursuant to
Section 6050J of the Code. The Company shall file information reports with respect to the receipt of mortgage interest received in a trade or business and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property as required by the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by the Code.

      Section 4.21 Fair Credit Reporting Act.

      The Company, in its capacity as servicer for each Mortgage Loan, agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

                                    ARTICLE V

                              PAYMENTS TO PURCHASER

      Section 5.1 Remittances.

      On each Remittance Date the Company shall remit by wire transfer of immediately available funds to the Purchaser (a) all amounts deposited in the Custodial Account as of the close of business on the Determination Date (net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05), plus (b) all amounts, if any, which the Company is obligated to distribute pursuant to Section 5.03, minus (c) any amounts attributable to Principal Prepayments received after the applicable Principal Prepayment Period which amounts shall be remitted on the following Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayment in accordance with Section 4.04(viii); and minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the first day of the month of the Remittance Date.

      All cash flows from prepayment penalties shall be passed through to the Purchaser and shall not be waived by the Company, except pursuant to Section 4.01.

      With respect to any remittance received by the Purchaser after the date on which such payment was due, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each charge, plus two percentage points, but in no event greater than the maximum amount permitted by Applicable Law. Such interest shall be deposited in the Custodial Account by the Company on the date such late payment is made and shall cover the period commencing with the day following such second Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

      Section 5.2 Statements to Purchaser.

      Not later than the Remittance Advice Date, the Company shall furnish to the Purchaser a Monthly Remittance Advice, including the information set forth in Exhibit E attached hereto, with a trial balance report attached thereto, as to the period ending on the last day of the preceding month, in a form to be agreed upon by the Purchaser and the Company.

      Section 5.3 Monthly Advances by Company.

      On the Business Day immediately preceding each Remittance Date, the Company shall deposit in the Custodial Account from its own funds or from amounts held for future distribution an amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the Determination Date immediately preceding such Remittance Date or which were deferred pursuant to Section 4.01. Any amounts held for future distribution and so used shall be replaced by the Company by deposit in the Custodial Account on or before any future Remittance Date if funds in the Custodial Account on such Remittance Date shall be less than payments to the Purchaser required to be made on such Remittance Date. Notwithstanding the foregoing, the Company shall not be permitted to make any advances from amounts held for future distribution, and instead shall be required to make all advances from its own funds, unless the Company, its parent, or their respective successors hereunder shall have a long-term credit rating of at least "A" by Fitch, Inc. (doing business as Fitch Ratings), "A" by Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and "A2" by Moody's Investors Service, Inc. The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the earlier of: (i) the last Remittance Date prior to the Remittance Date for the distribution of all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan and (ii) the Remittance Date prior to the date the Mortgage Loan is converted to REO Property, provided however, that if requested by a Rating Agency in connection with Pass-Through Transfer, the Company shall be obligated to make such advances through the Remittance Date prior to the date on which cash is received in connection with the liquidation of REO Property; provided, however, that such obligation shall cease if the Company determines, in its sole reasonable opinion, that advances with respect to such Mortgage Loan are non-recoverable by the Company from Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds, or otherwise with respect to a particular Mortgage Loan. In the event that the Company determines that any such advances are non-recoverable, the Company shall provide the Purchaser with a certificate signed by two officers of the Company evidencing such determination.

                                   ARTICLE VI

                          GENERAL SERVICING PROCEDURES

      Section 6.1 Transfers of Mortgaged Property.

      The Company shall use its best efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note and to deny assumption by the person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Company shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto, provided, however, that the Company shall not exercise such rights if prohibited by law from doing so.

      If the Company reasonably believes it is unable under Applicable Law to enforce such "due-on-sale" clause, the Company shall enter into (i) an assumption and modification agreement with the person to whom such property has been conveyed, pursuant to which such person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Company is unable under Applicable Law to require that the original Mortgagor remain liable under the Mortgage Note and the Company has the prior consent of the primary mortgage guaranty insurer, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. If an assumption fee is collected by the Company for entering into an assumption agreement the fee will be retained by the Company as additional servicing compensation. In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan, the outstanding principal amount of the Mortgage Loan nor any other material terms shall be changed without Purchaser's consent.

      To the extent that any Mortgage Loan is assumable, the Company shall inquire diligently into the credit worthiness of the proposed transferee, and shall use the underwriting criteria for approving the credit of the proposed transferee which are used with respect to underwriting mortgage loans of the same type as the Mortgage Loans. If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by Applicable Law, accelerate the maturity of the Mortgage Loan.

      Section 6.2 Satisfaction of Mortgages and Release of Mortgage Files.

      Upon the payment in full of any Mortgage Loan, the Company shall notify the Purchaser in the Monthly Remittance Advice as provided in Section 5.02, and may request the release of any Mortgage Loan Documents. If such Mortgage Loan is a MERS Mortgage Loan, the Company is authorized to cause the removal from the registration on the MERS System of such Mortgage and to execute and deliver, on behalf of the Purchaser, any and all instruments of satisfaction or cancellation or of partial or full release.

      If the Company satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should the Company otherwise prejudice any rights the Purchaser may have under the mortgage instruments, upon written demand of the Purchaser, the Company shall repurchase the related Mortgage Loan at the Repurchase Price by deposit thereof in the Custodial Account within 2 Business Days of receipt of such demand by the Purchaser. The Company shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 4.12 insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

      Section 6.3 Servicing Compensation.

      As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amount of its Servicing Fee. The Servicing Fee shall be payable monthly and shall be computed on the basis of the same unpaid scheduled principal balance and for the period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion of such Monthly Payments.

      Additional servicing compensation in the form of assumption fees, to the extent provided in Section 6.01, and late payment charges shall be retained by the Company to the extent not required to be deposited in the Custodial Account. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.

      Section 6.4 Annual Statement as to Compliance.

      The Company shall deliver to the Purchaser on or before February 28 each year, beginning February 28, 2005, an Officer's Certificate, stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officer's supervision, and (ii) the Company has complied with the provisions of this Agreement or similar agreements, and (iii) to the best of such officer's knowledge, based on such review, the Company has fulfilled all its obligations under this Agreement or similar agreements throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Company to cure such default.

      Section 6.5 Annual Independent Public Accountants' Servicing Report.

      On or before February 28 each year, beginning February 28, 2005, the Company, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to each Purchaser to the effect that such firm has examined certain documents and records relating to the servicing of the mortgage loans similar in nature and that such firm is of the opinion that the provisions of this or similar agreements have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. By providing Purchaser a copy of a Uniform Single Attestation Program Report from their independent public accountant's on an annual basis, Company shall be considered to have fulfilled its obligations under this Section 6.05.

      Section 6.6 Right to Examine Company Records.

      The Purchaser, or its designee, shall have the right to examine and audit any and all of the books, records, or other information of the Company, whether held by the Company or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice. The Purchaser shall pay its own travel expenses associated with such examination.

      Section 6.7 Compliance with REMIC Provisions.

      If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Company shall not take any action or fail to take any action or fail to cause the REMIC to take any action, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on "prohibited transactions" as defined Section 860G(a)(2) of the Code and the tax on "contributions" to a REMIC set forth in Section 860G(d) of the Code) unless the Company has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

                                   ARTICLE VII

                              COMPANY TO COOPERATE

      Section 7.1 Provision of Information.

      During the term of this Agreement, the Company shall furnish to the Purchaser such periodic, special, or other reports or information, and copies or originals of any documents contained in the Servicing File for each Mortgage Loan provided for herein. All other special reports or information not provided for herein as shall be necessary, reasonable, or appropriate with respect to the Purchaser or any regulatory agency will be provided at the Purchaser's expense. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the Purchaser may give.

      The Company shall execute and deliver all such instruments and take all such action as the Purchaser may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Agreement.

      Section 7.2 Financial Statements; Servicing Facility.

      In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective Purchaser a Consolidated Statement of Operations of the Company for the most recently completed two fiscal years for which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Company also shall make available any comparable interim statements to the extent any such statements have been prepared by or on behalf of the Company (and are available upon request to members or stockholders of the Company or to the public at large).

      The Company also shall make available to Purchaser or prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Company or the financial statements of the Company, and to permit any prospective Purchaser to inspect the Company's servicing facilities for the purpose of satisfying such prospective Purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

                                  ARTICLE VIII

                                   THE COMPANY

      Section 8.1 Indemnification; Third Party Claims.

      The Company shall indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to perform its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser promptly shall reimburse the Company for all costs, fees or expenses advanced by it pursuant to this paragraph except when the claim in any way results from, relates to or arises out of any liability, obligation, act or omission of the Company, including without limitation, the Company's indemnification obligation under
Section 3.03 and this Section 8.01, any repurchase obligation of the Company hereunder including Sections 2.03, 3.03 and 6.02, or the failure of the Company to service and administer the Mortgage Loans and otherwise perform its obligations hereunder in strict compliance with the terms of this Agreement.

      Section 8.2 Merger or Consolidation of the Company.

      The Company shall keep in full effect its existence, rights and franchises as a corporation, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

      Any person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, provided, however, that the successor or surviving Person shall be an institution which is a Fannie Mae/Freddie Mac-approved company in good standing. Furthermore, in the event the Company transfers or otherwise disposes of all or substantially all of its assets to an affiliate of the Company, such affiliate shall satisfy the condition above, and shall also be fully liable to the Purchaser for all of the Company's obligations and liabilities hereunder.

      Section 8.3 Limitation on Liability of Company and Others.

      Neither the Company nor any of the directors, officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement or any other liability which would otherwise be imposed under this Agreement. The Company and any director, officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the Company shall be entitled to reimbursement from the Purchaser of the reasonable legal expenses and costs of such action.

      Section 8.4 Limitation on Resignation and Assignment by Company.

      The Purchaser has entered into this Agreement with the Company and subsequent Purchasers will purchase the Mortgage Loans in reliance upon the independent status of the Company, and the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Therefore, the Company shall neither assign this Agreement or the servicing hereunder, nor delegate its rights or duties hereunder or any portion hereof, nor sell or otherwise dispose of all of its property or assets without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

      The Company shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under Applicable Law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in
Section 12.01.

      Without in any way limiting the generality of this Section 8.04, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof; or sell or otherwise dispose of all or substantially all of its property or assets without the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement upon notice given as set forth in Section 10.01, without any payment of any penalty or damages and without any liability whatsoever to the Company or any third party.

                                   ARTICLE IX

                              PASS-THROUGH TRANSFER

      Section 9.1 Removal of Mortgage Loans from Inclusion Under this Agreement Upon a Pass-Through Transfer

      The Purchaser and the Company agree that with respect to some or all of the Mortgage Loans, the Purchaser, at its sole option, shall effect up to four Whole Loan Transfers or Pass-Through Transfers, retaining the Company as the Servicer thereof or subservicer if a master servicer is employed, or as applicable the "seller/servicer". From and after the Reconstitution Date, the Mortgage Loans transferred shall remain covered by this Agreement, insofar as the Company shall continue to service such Mortgage Loans on behalf of the Purchaser in accordance with the terms and provisions of this Agreement.

      The Company shall cooperate with the Purchaser in connection with each Whole Loan Transfer or Pass-Through Transfer in accordance with this Section
9.01. In connection therewith the Company shall:

                  (a) make all representations and warranties with respect to the Mortgage Loans as of the Closing Date and with respect to the Company itself as of the closing date of each Whole Loan Transfer or Pass-Through Transfer;

                  (b) negotiate in good faith and execute any seller/servicer agreements required by the shelf registrant to effectuate the foregoing provided such agreements create no greater obligation or cost on the part of the Company than otherwise set forth in this Agreement;

                  (c) with respect to any Mortgage Loans that are subject to a Pass-Through Transfer or other securitization (a "Securitization") in which the filing of a Sarbanes-Oxley certification directly with the Securities and Exchange Commission is required, by February 28th of each year or in connection with any additional Sarbanes-Oxley certification required to be filed, upon thirty (30) days written request, an officer of the Company shall execute and deliver a Company Certification substantially in the form attached hereto as Exhibit H, to the entity filing the Sarbanes-Oxley certification directly with the Securities and Exchange Commission (such as the Purchaser, any master servicer, any trustee or any depositor) for the benefit of such entity and such entity's affiliates and the officers, directors and agents of such entity and such entity's affiliates, and shall indemnify such entity or persons arising out of any breach of the Company's obligations or representations relating thereto as provided in such Company Certification;

                  (d) represent to the Purchaser, the depositor, the trustee, and the initial purchaser of the securities issued in connection with any Pass-Through Transfer that: (1) that the Company has serviced the Mortgage Loans in accordance with the terms of this Agreement, and has otherwise complied with all covenants and obligations hereunder, and (2) that the Company has taken no action that would, nor omitted to take any required action the omission of which would, have the effect of impairing the mortgage insurance or guarantee on the Mortgage Loans. The Company also agrees to represent the accuracy of any information provided to the Purchaser by the Company for inclusion in any prospectus supplement, offering memorandum or term sheet prepared in connection with any Pass-Through Transfers;

                  (e) deliver an opinion of counsel (which can be an opinion of in-house counsel to the Company) reasonably acceptable to the Purchaser; provided that any out-of-pocket, third party expenses incurred by the Company in connection with the foregoing shall be paid by the Purchaser;

                  (f) provide as applicable:

                        (i) any and all information and appropriate verification
                  of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser shall request;

                        (ii) (x) a company certification executed by a senior
                  officer of the Company responsible for the servicing of the Mortgage Loans, and (y) such additional statements, certificates or other similar documents of the Company or reports from the Company's accountants in connection with a Pass-Through Transfer and in substance as required by Applicable Law; and

                        (iii) such additional representations, warranties,
                  covenants, opinions of counsel, letters from auditors, financial description of the Company as servicer for inclusion in any offering memorandum to be distributed to potential investors in connection with a Pass-Through Transfer with respect to the Mortgage Loans, and certificates of public officials or officers of the Company as are reasonably believed necessary by the trustee, any Rating Agency, the Purchaser, as the case may be, in connection with such Whole Loan Transfers or Pass-Through Transfers. The Purchaser shall pay all third party costs associated with the preparation of such information. The Company shall execute any seller/servicer agreements required within a reasonable period of time after receipt of such seller/servicer agreements which time shall be sufficient for the Company and Company's counsel to review such seller/servicer agreements. Under this Agreement, the Company shall retain a servicing fee at a rate per annum equal to no less than 0.375% per Mortgage Loan;

                  (g) indemnify the Purchaser for any material misstatements, omissions or alleged material misstatements or omissions contained in the information provided pursuant to (d) or (f) above; provided, that the Purchaser shall provide indemnification to the Company, its successors or assigns, with respect to any material misstatements, omissions or alleged material misstatements or omissions contained in any information (other than the information provided by the Company pursuant to (d) or (f) above) in any securitization offering materials; and

                  (h) if required at any time by the Rating Agencies in connection with any Pass-Through Transfer, the Company shall deliver such additional documents from its Retained Mortgage File to the Custodian as the Rating Agencies may require (a "Rating Agency Delivery Event").

      In the event the Purchaser has elected to have the Company hold record title to the Mortgages, prior to the Reconstitution Date and after the Closing Date the Company shall prepare an Assignment in blank or, at the option of the Purchaser, to the trustee from the Company (to the extent such Assignment has not been prepared on or before the Closing Date) acceptable to the trustee for each Mortgage Loan that is part of the Whole Loan Transfers or Pass-Through Transfers. The Purchaser shall pay all preparation and recording costs associated therewith. The Company shall execute each Assignment, track such Assignments to ensure they have been recorded and deliver them as required by the trustee upon the Company's receipt thereof. Additionally, the Company shall prepare and execute, at the direction of the Purchaser, any note endorsements in connection with any and all seller/servicer agreements.

                                    ARTICLE X

                                     DEFAULT

      Section 10.1 Events of Default.

      Each of the following shall constitute an Event of Default on the part of the Company:

            (i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of three Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

            (ii) failure by the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser or by the Custodian; or

            (iii) failure by the Company to maintain its license to do business in any jurisdiction where the Mortgaged Property is located if such license is required; or

            (iv) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such degree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

            (v) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

            (vi) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations for three Business Days; or

            (vii) the Company ceases to meet the qualifications of a Fannie Mae/Freddie Mac servicer; or

            (viii) the Company attempts to assign its right to servicing compensation hereunder or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof in violation of Section 8.04; or

            (ix) the taking of any action by the Company, any Company Employee, any Affiliate or any director or employee thereof that constitutes fraud or criminal activity in the performance of its obligations under this Agreement or the indictment of any of the foregoing Persons for criminal activity related to the mortgage origination or servicing activities of the Company, in each case, where such indictment materially and adversely affects the ability of the Company to perform its obligations under this Agreement (subject to the condition that such indictment is not dismissed within 90 days).

      In each and every such case, so long as an Event of Default shall not have been remedied, in addition to whatever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, the Purchaser, by notice in writing to the Company, may terminate with cause all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof.

      Upon receipt by the Company of such written notice, all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.01. Upon written request from any Purchaser, the Company shall prepare, execute and deliver to the successor entity designated by the Purchaser any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loans and related documents, at the Company's sole expense. The Company shall cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

      If any of the Mortgage Loans are MERS Mortgage Loans, in connection with the termination or resignation (as described in Section 8.04) of the Company hereunder, either (i) the successor servicer shall represent and warrant that it is a member of MERS in good standing and shall agree to comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS, or (ii) the predecessor servicer shall cooperate with the successor servicer either (x) in causing MERS to execute and deliver an assignment of Mortgage in recordable form to transfer the Mortgage from MERS to the Purchaser and to execute and deliver such other notices, documents and other instruments as may be necessary to effect a transfer of such Mortgage Loan or servicing of such Mortgage Loan on the MERS(R) System to the successor servicer or (y) in causing MERS to designate on the MERS(R) System the successor servicer as the servicer of such Mortgage Loan.

      Section 10.2 Waiver of Defaults.

      By a written notice, the Purchaser may waive any default by the Company in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

                                   ARTICLE XI

                                   TERMINATION

      Section 11.1 Termination.

      This Agreement shall terminate upon any of: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any REO Property with respect to the last Mortgage Loan and the remittance of all funds due hereunder, (ii) mutual consent of the Company and the Purchaser in writing or (iii) termination pursuant to
Section 10.01, 11.02 or 11.03.

      Section 11.2 Termination Without Cause.

      The Purchaser may terminate, at its sole option, any rights the Company may have hereunder, without cause, as provided in this Section 11.02. Any such notice of termination shall be in writing and delivered to the Company and any Rating Agency by registered mail as provided in Section 12.05.

      The Company shall be entitled to receive, as such liquidated damages, upon its termination as servicer hereunder without cause pursuant to this Section
11.02 an amount equal to 2.50% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans. In the event of a termination pursuant to this Section 11.02, the Company shall be required, at the expense of the Purchaser, to deliver to the Custodian the entire contents of the Retained Mortgage File, to the extent such contents were not previously delivered to the Custodian pursuant to this Agreement or the Custodial Agreement.

      Section 11.3 Termination With Cause.

      Notwithstanding any other provision hereof to the contrary, the Purchaser, at its option, may terminate this Agreement, and any rights the Company may have hereunder, with cause upon ten (10) Business Days' prior written notice. For all purposes of determining "cause" with respect to termination of this Agreement or the rights of the Company hereunder, such term shall mean, without limitation, termination upon the occurrence of any Event of Default hereunder which is not cured within any applicable cure period. In the event of a termination of the Company for cause under this Section 11.03, no liquidated damages shall be payable to the Company pursuant to Section 11.02 and the Company shall be required, at its own expense, to deliver to the Custodian the entire contents of the Retained Mortgage File, to the extent such contents were not previously delivered to the Custodian pursuant to this Agreement or the Custodial Agreement.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

      Section 12.1 Successor to Company.

      Prior to termination of the Company's responsibilities and duties under this Agreement pursuant to Sections 8.04, 10.01 or 11.01, the Purchaser shall,
(i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Company pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this Section 12.01 and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01 and
3.02 and the remedies available to the Purchaser under Sections 2.03, 3.03 and 6.02, it being understood and agreed that the provisions of such Sections 2.03, 3.01, 3.02, 3.03 and 6.01 shall be applicable to the Company notwithstanding any such sale, assignment, resignation or termination of the Company, or the termination of this Agreement.

      Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in Section 3.01, except for the portion of subsection (h) relating to sale of the mortgage loans and all of subsections (j) and (l) thereof, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or termination of this Agreement pursuant to Section 8.04, 10.01, 11.01, 11.02 or 11.03 shall not affect any claims that any Purchaser may have against the Company arising out of the Company's actions or failure to act prior to any such termination or resignation.

      The Company shall deliver promptly to the successor servicer the funds in the Custodial Account and Escrow Account and all Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company.

      Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment in accordance with the procedures set forth in Section 12.05.

      Section 12.2 Amendment.

      This Agreement may be amended from time to time by written agreement signed by the Company and the Purchaser.

      Section 12.3 Governing Law.

      This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

      Each of the Company and the Purchaser hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect or any litigation based on, or arising out of, under, or in connection with, this Agreement, or any other documents and instruments executed in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Company or the Purchaser. This provision is a material inducement for the Purchaser to enter into this Agreement.

      Section 12.4 Duration of Agreement.

      This Agreement shall continue in existence and effect until terminated as herein provided. This Agreement shall continue notwithstanding transfers of the Mortgage Loans by the Purchaser.

      Section 12.5 Notices.

      All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

                  (i) if to the Company with respect to servicing and investor reporting issues:

            Wells Fargo Home Mortgage, Inc.
            1 Home Campus, MAC #X2401-042
            Des Moines, Iowa  50328-0001
            Attention: John B. Brown
            Tel: (515) 213-7071

            if to the Company with respect to all other issues:

            Wells Fargo Home Mortgage, Inc.
            7485 New Horizon Way
            Frederick, Maryland 21703
            Attention: Trisha Lowe, MAC X3901-016
            Tel: (301) 846-8043; Fax: (301) 846-8152

            With a copy to:

            Wells Fargo Home Mortgage, Inc.
            1 Home Campus, MAC #X2401-06T
            Des Moines, Iowa  50328-0001
            Attention: General Counsel
            Tel: (515) 213-4762; Fax: (515) 213-5192

            or such other address as may hereafter be furnished to the Purchaser in writing by the Company;

      (ii)  if to Purchaser:

            Goldman Sachs Mortgage Company
            100 Second Avenue South, Suite 200 North
            St. Petersburg, FL 33701
            Attention: Debbie Brown
            Tel: (727) 825-3800; Fax: (727) 825-3821

            With a copy to:

            Goldman Sachs Mortgage Company
            85 Broad Street
            New York, NY 10004
            Attention: Michelle Gill
            Tel: (212) 357-8721; Fax: (212) 902-3000

            or such other address as may hereafter be furnished to the Company in writing by the Purchaser.

Severability of Provisions.

      If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

      Section 12.6 Relationship of Parties.

      Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for the Purchaser.

      Section 12.7 Execution; Successors and Assigns.

      This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon, and shall be enforceable by, the Company and the Purchaser and their respective successors and assigns, including without limitation, any trustee appointed by the Purchaser with respect to any Whole Loan Transfer or Pass-Through Transfer.

      Section 12.8 Recordation of Assignments of Mortgage.

      To the extent permitted by Applicable Law, as to each Mortgage Loan which is not a MERS Mortgage Loan, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, which recordation shall have been effected at the Company's expense in the event recordation is either necessary under Applicable Law or requested by the Purchaser at its sole option.

      Section 12.9 Assignment by Purchaser.

      The Purchaser shall have the right, without the consent of the Company but subject to the limit set forth in Section 2.02 hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit F hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

      Section 12.10 Solicitation of Mortgagor.

      The Purchaser, its affiliates, successors or assigns shall not, without the prior written consent of the Company, take any action to solicit or make direct contact with the Mortgagor under any Mortgage Loan except to the extent required by the Company's breach of this Agreement or as required under Applicable Law or regulatory authority. Notwithstanding any provision of this Agreement to the contrary, in the event the Purchaser, its affiliates, successors or assigns fails to obtain such written consent, the Company shall be entitled, in its sole discretion, to terminate its obligations and duties under this Agreement. Upon termination without cause of the servicing rights and obligations under this Agreement and the transfer of such rights and obligations to the Purchaser or Purchaser's designee, the Company shall be entitled to receive damages as provided in Section 11.02.

      The Company agrees that, after the Closing Date, it will not take any action to solicit the refinancing of any Mortgage Loan. It is understood and agreed that promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, including, without limitation, mass mailings based upon commercially acquired mailing lists, newspaper, radio, television advertisements or from servicing the refinancing needs of a Mortgagor who, without solicitation, contacts Company in connection with the refinance of such Mortgage or Mortgage Loan, shall not constitute solicitation under this Section. Notwithstanding anything to the contrary, this Section shall not prohibit the Company from soliciting any Mortgagor to provide other services including but not limited to credit cards, insurance investments and banking related services.

      IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective duly authorized officers as of the day and year first above written.

                              GOLDMAN SACHS MORTGAGE COMPANY
                              By: Goldman Sachs Real Estate

                                    Funding Corp., its General Partner

                              By:________________________________
                              Name:______________________________
                              Title:_____________________________

                              WELLS FARGO HOME MORTGAGE, INC.,
                                    As Company

                              By:________________________________
                              Name:______________________________
                              Title:_____________________________

STATE OF NEW YORK       )
                        ) ss:
COUNTY OF NEW YORK      )

      On the _____ day of March 2004 before me, a Notary Public in and for said State, personally appeared ________________________, known to me to be the of Goldman Sachs Real Estate Funding Corp., the general partner of Goldman Sachs Mortgage Company, the partnership that executed the within instrument and also known to me to be the person who executed it on behalf of said partnership, and acknowledged to me that such corporation executed the within instrument.

      IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

                                    Notary Public

                                    My Commission expires__________________

STATE OF MARYLAND       )
                        ) ss:
COUNTY OF MONTGOMERY    )

      On the _____ day of March 2004 before me, a Notary Public in and for said State, personally appeared ____________, known to me to be the _______________ of Wells Fargo Home Mortgage, Inc., the corporation that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

      IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

                                    Notary Public

                                    My Commission expires

                                                                     EXHIBIT A-1

                             MORTGAGE LOAN SCHEDULE

                                  See attached

                                                                     EXHIBIT A-2

                           DATA TAPE FIELD DESCRIPTION

                                  See attached

                                                                       EXHIBIT B

                        CONTENTS OF EACH MORTGAGE FILE

      With respect to each Mortgage Loan, the Retained and Custodial Mortgage Files shall include the respective items listed below, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be retained by the Company in the Retained Mortgage File or Servicing File or delivered to the Custodian pursuant to the Custodial Agreement and Sections 2.01 and 2.03 of the Seller's Warranties and the Servicing Agreement to which this
Exhibit is attached (the "Agreement"):

      With respect to each Custodial Mortgage File:

(1) The original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of ______________, without recourse" and signed in the name of the Company by an authorized officer (in the event that the Mortgage Loan was acquired by the Company in a merger, the signature must be in the following form: "[Company], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by the Company while doing business under another name, the signature must be in the following form: "[Company], formerly know as [previous name]").

(2) The originals or certified true copies of all assumption, modification, consolidation or extension agreements, with evidence of recording noted thereon if recordation is required to maintain the lien of the mortgage or is otherwise required, or, if recordation is not so required, an original or copy of any such assumption, modification, consolidation or extension agreements.

(3) The original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording, from the Company to "______________" or as otherwise directed by the Purchaser. If the Mortgage Loan was acquired by the Company in a merger, the Assignment of Mortgage must be made by "[Company], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment of Mortgage must be by "[Company], formerly know as [previous name]." Subject to the foregoing and where permitted under the Applicable Laws of the jurisdiction wherein the Mortgaged property is located, such Assignments of Mortgage may be made by blanket assignments for Mortgage Loans secured by the Mortgaged Properties located in the same county.

(4) The original of any personal endorsement, surety and/or guaranty agreement executed in connection with the Mortgage Note, if any.

      With respect to each Retained Mortgage File:

(5) Except as set forth below, and for each Mortgage Loan that is not a MERS Mortgage Loan, the original Mortgage, with evidence of recording thereon or a certified true and correct copy of the Mortgage sent for recordation. If in connection with any Mortgage Loan, the Company cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded Mortgage.

(6) Originals or certified true copies of all intervening assignments of the Mortgage necessary to show a complete chain of title from the original mortgagee to the Company, with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment.

(7)   The original mortgage policy of title insurance or evidence of title.

(8) Any security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

With respect to each Mortgage Loan, the Servicing File shall include each of the following items to the extent in the possession of the Company or in the possession of the Company's agent(s):

(9)   Verification of Mortgage Insurance.

(10) The original hazard insurance policy and, if required by law, flood insurance policy, in accordance with Section 4.10 of the Agreement.

(11)  Residential loan application.

(12)  Mortgage Loan closing statement.

(13) Verification of employment and income, unless originated under the Company's Limited Documentation program, Fannie Mae Timesaver Plus.

(14)  Verification of acceptable evidence of source and amount of down payment.

(15)  Credit report on the Mortgagor, if available.

(16)  Residential appraisal report.

(17)  Photograph of the Mortgaged Property.

(18) Survey of the Mortgaged Property, if required by the title company or Applicable Law.

(19) Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e. map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

(20)  All required disclosure statements.

(21) If available, termite report, structural engineer's report, water potability and septic certification.

(22)  Sales contract, if applicable.

(23) Evidence of payment of taxes and insurance premiums, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

(24)  Amortization schedule, if available.

(25)  Original power of attorney, if applicable.

      In the event an Officer's Certificate of the Company is delivered to the Custodian because of a delay caused by the public recording office in returning any recorded document, the Company shall deliver to the Custodian, within 240 days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office,
(iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company shall be required to deliver to the Custodian the applicable recorded document by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       EXHIBIT C

                           FORM OF CUSTODIAL AGREEMENT

                                  See attached

                                                                       EXHIBIT D

                           FORM OF OPINION OF COUNSEL

Re: Sale of Series [________] Mortgage Loans by Wells Fargo Home Mortgage, Inc. to Goldman Sachs Mortgage Company

      Dear Sir/Madam:

      I am _____ of Wells Fargo Home Mortgage, Inc. and have acted as counsel to Wells Fargo Home Mortgage, Inc. (the "Company"), with respect to certain matters in connection with the sale by the Company of the mortgage loans (the "Mortgage Loans") pursuant to that certain Seller's Warranties and Servicing Agreement designated as Mortgage Loan Series [________] (the "Seller's Warranties and Servicing Agreement") by and between the Company and Goldman Sachs Mortgage Company (the "Purchaser"), dated as of March 1, 2004, which sale is in the form of whole Mortgage Loans. The Mortgage Loans are listed on Schedule A to the Seller's Warranties and Servicing Agreement. Capitalized terms not otherwise defined herein have the meanings set forth in the Seller's Warranties and Servicing Agreement.

      I have examined the following documents:

      1. the Seller's Warranties and Servicing Agreement;

      2. the Custodial Agreement;

      3. the form of endorsement of the Mortgage Notes; and

      4. such other documents, records and papers as I have deemed necessary and relevant as a basis for this opinion.

      To the extent I have deemed necessary and proper, I have relied upon the representations and warranties of the Company contained in the Seller's Warranties and Servicing Agreement. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

      Based upon the foregoing, it is my opinion that:

      1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of California.

      2. The Company has the power to engage in the transactions contemplated by the Seller's Warranties and Servicing Agreement and the Custodial Agreement and all requisite power, authority and legal right to execute and deliver the Seller's Warranties and Servicing Agreement, the Custodial Agreement and the Mortgage Loans, and to perform and observe the terms and conditions of such instruments.

      3. Each person who, as an officer or attorney-in-fact of the Company, signed (a) the Seller's Warranties and Servicing Agreement, (b) the Custodial Agreement , and (c) any other document delivered prior hereto or on the date hereof in connection with the sale and servicing of the Mortgage Loans in accordance with the Seller's Warranties and Servicing Agreement and the person was, at the respective times of such signing and delivery, and is, as of the date hereof, duly elected or appointed, qualified and acting and as such officer or attorney-in-fact, and the signatures of such persons appearing on such documents are their genuine signatures.

      4. Each of the Seller's Warranties and Servicing Agreement, the Custodial Agreement and the Mortgage Loans, has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

      5. The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Seller's Warranties and Servicing Agreement and the Custodial Agreement, and by original or facsimile signature in order to execute the endorsements to the Mortgage Notes and the assignments of the Mortgages, and the original or facsimile signature of the officer at the Company executing the endorsements to the Mortgage Notes and the assignments of the Mortgages represents the legal and valid signature of said officer of the Company.

      6. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Seller's Warranties and Servicing Agreement, the Custodial Agreement or the sale and delivery of the Mortgage Loans or the consummation of the transactions contemplated by the Seller's Warranties and Servicing Agreement, and the Custodial Agreement; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

      7. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Seller's Warranties and Servicing Agreement and the Custodial Agreement, will conflict with or results in or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

      8. There is no action, suit, proceeding or investigation pending or, to the best of my knowledge, threatened against the Company which, in my opinion, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Seller's Warranties and Servicing Agreement, and the Custodial Agreement, or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Seller's Warranties and Servicing Agreement and the Custodial Agreement.

      9. For purposes of the foregoing, I have not regarded any legal or governmental actions, investigations or proceedings to be "threatened" unless the potential litigant or governmental authority has manifested to the legal department of the Company or an employee of the Company responsible for the receipt of process a present intention to initiate such proceedings; nor have I regarded any legal or governmental actions, investigations or proceedings as including those that are conducted by state or federal authorities in connection with their routine regulatory activities. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Seller's Warranties and Servicing Agreement is sufficient fully to transfer all right, title and interest of the Company thereto as noteholder and mortgagee, apart from the rights to service the Mortgage Loans pursuant to the Seller's Warranties and Servicing Agreement.

      10. The form of endorsement that is to be used with respect to the Mortgage Loans is legally valid and sufficient to duly endorse the Mortgage Notes to the Purchaser. Upon the completion of the endorsement of the Mortgage Notes and the completion of the assignments of the Mortgages, and the recording thereof, the endorsement of the Mortgage Notes, the delivery to the Custodian of the completed assignments of the Mortgages, and the delivery of the original endorsed Mortgage Notes to the Custodian would be sufficient to permit the entity to which such Mortgage Note is initially endorsed at the Purchaser's direction, and to whom such assignment of Mortgages is initially assigned at the Purchaser's direction, to avail itself of all protection available under Applicable Law against the claims of any present or future creditors of the Company, and would be sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable, such that in a properly presented and argued case under title 11, United States Code (the "Bankruptcy Code"), in which the Company were the debtor, a bankruptcy court having jurisdiction over the Company would consider the transfer of the Mortgage Loans from the Company to the Purchaser to be a true sale of the Mortgage Loans from the Company to the Purchaser and not a secured loan by the Purchaser to the Company and, accordingly, the Mortgage Loans and the payments and other collections thereon (other than those at any given time that may be commingled with unrelated funds held by the Company) and the proceeds thereof transferred to the Purchaser by the Company in accordance with the Company's Warranties and Servicing Agreement would not be deemed property of the Company's estate for purposes of Section 541 of the Bankruptcy Code or be subject to the automatic stay provisions of Section 362 of the Bankruptcy Code.

      This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                                Sincerely,

                                                                       EXHIBIT E

                ITEMS TO BE INCLUDED IN MONTHLY REMITTANCE ADVICE

      On the Closing Date, the Company shall deliver to the Purchaser an initial set-up report (the "Initial Set-up Report"), dated as of the Cut-off Date, which shall set forth certain information regarding the Mortgage Pool. Such information shall include, without limitation, the principal balance of each Mortgage Loan, the interest rate, delinquency status and any other information requested by the Purchaser. For each month after the Closing Date, the Company shall provide a monthly remittance advice report (the "Monthly Remittance Advice Reports") to the Purchaser, which shall set forth for each Mortgage Loan, the trial balance, interest rate, delinquency, foreclosure and related default information, and such other information as may be requested by the Purchaser. The Initial Set-up Report and the Monthly Remittance Advice Reports will be delivered in an Excel format or in such other electronic format as agreed to by the parties. Each Initial Set-up Report and Monthly Remittance Advice Report shall contain only such information as is readily available to the Company and is mutually agreed to by Company and the Purchaser.

                                                                       EXHIBIT F

      FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

      ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT made this _____ day of __________________, 200_, among Wells Fargo Home Mortgage, Inc., a
__________________________ (the "Servicer"), _________________________ a
________________________ (the "Assignee"), and _____________________________, a
_______________________ (the "Assignor).

            WHEREAS, Goldman Sachs Mortgage Company and the Servicer have entered into a certain Seller's Warranties and Servicing Agreement dated as of March 1, 2004 (the "Servicing Agreement"), pursuant to which the Servicer sold certain mortgage loans listed on the mortgage loan schedule attached as an exhibit to the Servicing Agreement;

            WHEREAS, the Assignee has agreed on certain terms and conditions to purchase from the Assignor certain mortgage loans (the "Mortgage Loans"), which Mortgage Loans are subject to the provisions of the Servicing Agreement and are listed on the mortgage loan schedule attached as Exhibit 1 hereto (the "Mortgage Loan Schedule");

            WHEREAS, pursuant to a Trust Agreement, dated as of [______ __], 200__ (the "Trust Agreement"), between GS Mortgage Securities Corp., as Depositor, and [______], as Trustee (the "Trustee"), the Assignee will transfer the Mortgage Loans to the Trustee, together with the Assignee's rights in the Sale and Servicing Agreement;

            NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

            1. Assignment and Assumption.

                  (a) The Assignor hereby assigns to the Assignee all of its right, title and interest in and to the Mortgage Loans and Servicing Agreement, to the extent relating to the Mortgage Loans (other than the rights of the Assignor to indemnification thereunder), and the Assignee hereby assumes all of the Assignor's obligations under the Servicing Agreement, to the extent relating to the Mortgage Loans from and after the date hereof, and the Servicer hereby acknowledges such assignment and assumption and hereby agrees to the release of the Assignor from any obligations under the Servicing Agreement from and after the date hereof, to the extent relating to the Mortgage Loans. Notwithstanding the foregoing, it is understood that the Assignor is not released from liability for any breaches of the representations and warranties made in Section 3.06 of the Servicing Agreement, and the Assignee is not undertaking any such liability hereunder.

            (b) The Assignor represents and warrants to the Assignee that the Assignor has not taken any action which would serve to impair or encumber the Assignor's ownership interest in the Mortgage Loans since the date of the Servicing Agreement.

            (c) The Servicer and the Assignor shall have the right to amend, modify or terminate the Servicing Agreement without the joinder of the Assignee with respect to mortgage loans not conveyed to the Assignee hereunder, provided, however, that such amendment, modification or termination shall not affect or be binding on the Assignee.

            2. Accuracy of Servicing Agreement.

            The Servicer and the Assignor represent and warrant to the Assignee that (i) attached hereto as Exhibit 2 is a true, accurate and complete copy of the Servicing Agreement, (ii) the Servicing Agreement is in full force and effect as of the date hereof, (iii) the Servicing Agreement has not been amended or modified in any respect and (iv) no notice of termination has been given to the Servicer under the Servicing Agreement.

            3. Recognition of Purchaser.

            From and after the date hereof, the Servicer shall note the transfer of the Mortgage Loans to the Assignee in its books and records, shall recognize the Assignee as the owner of the Mortgage Loans and shall service the Mortgage Loans for the benefit of the Assignee pursuant to the Servicing Agreement, the terms of which are incorporated herein by reference. It is the intention of the Assignor, Servicer and Assignee that the Servicing Agreement shall be binding upon and inure to the benefit of the Servicer and the Assignee and their successors and assigns.

            4. Representations and Warranties of the Assignee. The Assignee hereby represents and warrants to the Assignor as follows:

                  (a) Decision to Purchase. The Assignee represents and warrants that it is a sophisticated investor able to evaluate the risks and merits of the transactions contemplated hereby, and that it has not relied in connection therewith upon any statements or representations of the Assignor or the Servicer other than those contained in the Servicing Agreement or this Agreement.

                  (b) Authority. The Assignee hereto represents and warrants that it is duly and legally authorized to enter into this Agreement and to perform its obligations hereunder and under the Servicing Agreement.

                  (c) Enforceability. The Assignee hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by it and (assuming due authorization, execution and delivery thereof by each of the other parties hereto) constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

            5. Representations and Warranties of the Assignor. The Assignor hereby represents and warrants to the Assignee as follows:

                  (a) The Assignor has been duly organized and is validly existing as a limited partnership in good standing under the laws of the State of New York with full power and authority (corporate and other) to enter into and perform its obligations under the Servicing Agreement and this Assignment Agreement.

                  (b) This Assignment Agreement has been duly executed and delivered by the Assignor, and, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid, and binding agreement of the Assignor, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

                  (c) The execution, delivery and performance by the Assignor of this Assignment Agreement and the consummation of the transactions contemplated thereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except such as has been obtained, given, effected or taken prior to the date thereof.

                  (d) The execution and delivery of this Assignment Agreement have been duly authorized by all necessary corporate action on the part of the Assignor; neither the execution and delivery by the Assignor of this Assignment Agreement, nor the consummation by the Assignor of the transactions therein contemplated, nor compliance by the Assignor with the provisions thereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of the governing documents of the Assignor or any law, governmental rule or regulation or any material judgment, decree or order binding on the Assignor or any of its properties, or any of the provisions of any material indenture, mortgage, deed of trust, contract or other instrument to which the Assignor is a party or by which it is bound.

                  (e) There are no actions, suits or proceedings pending or, to the knowledge of the Assignor, threatened, before or by any court, administrative agency, arbitrator or governmental body (A) with respect to any of the transactions contemplated by this Assignment Agreement or (B) with respect to any other matter that in the judgment of the Assignor will be determined adversely to the Assignor and will if determined adversely to the Assignor materially adversely affect its ability to perform its obligations under this Assignment Agreement.

                  (f) Except for the sale to the Assignee, the Assignor has not assigned or pledged any Mortgage Note or the related Mortgage or any interest or participation therein.

                  (g) The Assignor has not satisfied, canceled, or subordinated in whole or in part, or rescinded the Mortgage, and the Assignor has not released the Mortgaged Property from the lien of the Mortgage, in whole or in part, nor has the Assignor executed an instrument that would effect any such release, cancellation, subordination, or rescission. The Assignor has not released any Mortgagor, in whole or in part, except in connection with an assumption agreement or other agreement approved by the related Federal Insurer, to the extent such approval was required.

            It is understood and agreed that the representations and warranties set forth in this Section 5 shall survive delivery of the respective Mortgage Files to the Custodian and shall inure to the benefit of the Assignee and its assigns notwithstanding any restrictive or qualified endorsement or assignment. Upon the discovery by the Assignor or the Assignee and its assigns of a breach of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties to this Assignment Agreement, and in no event later than two (2) Business Days from the date of such discovery. It is understood and agreed that the obligations of the Assignor set forth in Section 6 to repurchase a Mortgage Loan constitute the sole remedies available to the Assignee and its assigns on their behalf respecting a breach of the representations and warranties contained in this Section 5. It is further understood and agreed that the Assignor shall be deemed not to have made the representations and warranties in this Section 5 with respect to, and to the extent of, representations and warranties made, as to the matters covered in this Section 5, by the Servicer in the Servicing Agreement (or any officer's certificate delivered pursuant thereto).

            It is understood and agreed that the Assignor has made no representations or warranties to the Assignee other than those contained in this
Section 5, and no other affiliate of the Assignor has made any representations or warranties of any kind to the Assignee.

            6. Repurchase of Mortgage Loans.

            Upon discovery or notice of any breach by the Assignor of any representation, warranty, or covenant under this Assignment Agreement that materially and adversely affects the value of any Mortgage Loan or the interest of the Assignee therein (it being understood that any such defect or breach shall be deemed to have materially and adversely affected the value of the related Mortgage Loan or the interest of the Assignee therein if the Assignee incurs a loss as a result of such defect or breach), the Assignee promptly shall request that the Assignor cure such breach and, if the Assignor does not cure such breach in all material respects within 60 days from the date on which it is notified of the breach, the Assignee may enforce the Assignor's obligation hereunder to purchase such Mortgage Loan from the Assignee. Notwithstanding the foregoing, however, if such breach is a Qualification Defect, such cure or repurchase must take place within 75 days of the Defect Discovery Date.

            In the event the Servicer has breached a representation or warranty under the Servicing Agreement that is substantially identical to a representation or warranty breached by the Assignor hereunder, the Assignee shall first proceed against the Servicer. If the Servicer does not within 60 days after notification of the breach, take steps to cure such breach (which may include certifying to progress made and requesting an extension of the time to cure such breach, as permitted under the Servicing Agreement) or purchase, or substitute for the Mortgage Loan, the Trustee shall be entitled to enforce the obligations of the Assignor hereunder to cure such breach or to purchase the Mortgage Loan from the Trust. In such event, the Assignor shall succeed to the rights of the Assignee to enforce the obligations of the Servicer to cure such breach or repurchase such Mortgage Loan under the terms of the related Servicing Agreement with respect to such Mortgage Loan

            Except as specifically set forth herein, the Assignee shall have no responsibility to enforce any provision of this Assignment Agreement, to oversee compliance hereof, or to take notice of any breach or default thereof.

            7. Continuing Effect.

            Except as contemplated hereby, the Servicing Agreement shall remain in full force and effect in accordance with its terms.

            8. Governing Law.

            THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

            9. Notices.

            Any notices or other communications permitted or required hereunder or under the Servicing Agreement shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, to:
(i) in the case of the Servicer, [_________________, ____________________] or
such address as may hereafter be furnished by the Servicer; (ii) in the case of the Assignee, _______________, _______________, Attention: ________________, or
such other address as may hereafter be furnished by the Assignee, and (iii) in the case of the Assignor, __________________, Attention: _________________, or
such other address as may hereafter be furnished by the Assignor.

            10. Counterparts.

            This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

            11. Definitions.

            Any capitalized term used but not defined in this Agreement has the same meaning as in the Servicing Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                        ASSIGNEE:

                        By:_____________________________________________________
                        Name:___________________________________________________
                        Title:__________________________________________________

                        ASSIGNOR:

                        By:_____________________________________________________
                        Name:___________________________________________________
                        Title:__________________________________________________

      Acknowledged by:

      SERVICER:

      By:_____________________________________________________
      Name:___________________________________________________
      Title:__________________________________________________

                                                                       EXHIBIT G

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

      I, ______________________, hereby certify that I am a duly elected [Vice President] of _____________________________, a corporation organized under the laws of the State of ____________ (the "Company") and further as follows:

      1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the Articles of Incorporation of the Company which is in full force and effect on the date hereof.

      2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the by-laws of the Company which are in effect on the date hereof.

      3. The execution and delivery by the Company of the Seller's Warranties and Servicing Agreement, dated as of March 1, 2004 (the "Sale and Servicing Agreement") and the Custodial Agreement, dated as of March 1, 2004 (the "Custodial Agreement" and, together with the Sale and Servicing Agreement, the "Agreements") are in the ordinary course of business of the Company.

      4. A true and correct copy of the resolutions of the board of directors of the Company that approve, authorize and direct the Company to enter into the Agreements are attached hereto as Exhibit 3.

      5. Each person who, as an officer or representative of the Company, signed
(a) the Sale and Servicing Agreement, or (b) any other document delivered prior hereto or on the date hereof in connection with any transaction described in the Agreements was, at the respective times of such signing and delivery a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 4, and the signatures of such persons appearing on such documents are their genuine signatures.

      6. No proceedings for dissolution, merger, consolidation, liquidation, conservatorship or receivership of the Company or for the sale of all or substantially all of its assets is pending, or to my knowledge threatened, and no such proceeding is contemplated by the Company.

      IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

      Dated:                                    By:

                                          Title: Vice President

      I, __________________ the Secretary of __________________________, hereby certify that _______________________ is a duly elected and acting Vice President of the Company and that the signature appearing above is his genuine signature.

      IN WITNESS WHEREOF, I have hereunto signed my name.

      Dated:                                    By:
                                                Title: Secretary

                                                                       EXHIBIT H

                         FORM OF ANNUAL CERTIFICATION

I, ______________________, Vice President of Wells Fargo Home Mortgage, Inc. (the "Servicer"), certify to __________________, and its officers, directors, agents and affiliates (in its role as ____________, the "____________"), and with the knowledge and intent that they will rely upon this certification, that:

(i) Based on my knowledge, the information relating to the Mortgage Loans and the servicing thereof submitted by the Servicer to the ___________ which is used in connection with preparation of the reports on Form 8-K and the annual report on Form 10-K filed with the Securities and Exchange Commission with respect to each transaction listed on the attached Exhibit A, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

(ii) The servicing information required to be provided to the _____________ by the Servicer under the relevant servicing agreements has been provided to the ______________;

(iii) I am responsible for reviewing the activities performed by the Servicer under the relevant servicing agreements and based upon the review required by the relevant servicing agreements, and except as disclosed in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the ___________, the Servicer has, as of the date of this certification fulfilled its obligations under the relevant servicing agreements; and

(iv) I have disclosed to the ___________ all significant deficiencies relating to the Servicer's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the relevant servicing agreements.

(v) The Servicer shall indemnify and hold harmless the ___________ and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations under this Certification or the negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the ___________, then the Servicer agrees that it shall contribute to the amount paid or payable by the ___________ as a result of the losses, claims, damages or liabilities of the ___________ in such proportion as is appropriate to reflect the relative fault of the ___________ on the one hand and the Servicer on the other in connection with a breach of the Servicer's obligations under this Certification or the Servicer's negligence, bad faith or willful misconduct in connection therewith.

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Servicer.

Dated:                                    By:
                                          Name:
                                          Title:

                                    EXHIBIT P

                    MASTER MORTGAGE LOAN PURCHASE AGREEMENT,
                          DATED AS OF NOVEMBER 1, 2003,
                      BETWEEN COUNTRYWIDE HOME LOANS, INC.
                       AND GOLDMAN SACHS MORTGAGE COMPANY

                          COUNTRYWIDE HOME LOANS, INC.,
                                    as Seller

                                       and

                         GOLDMAN SACHS MORTGAGE COMPANY,
                                  as Purchaser

                    ----------------------------------------

                     MASTER MORTGAGE LOAN PURCHASE AGREEMENT

                          dated as of November 1, 2003

                    ----------------------------------------

              Fixed and Adjustable Rate Residential Mortgage Loans

                              (SERVICING RETAINED)

                                   ARTICLE I.
                                   DEFINITIONS

                                   ARTICLE II.
                       PRE-CLOSING AND CLOSING PROCEDURES

   Section 2.01   Books and Records; Transfers of Mortgage Loans............
   Section 2.02   Due Diligence by the Purchaser............................
   Section 2.03   Identification of Mortgage Loan Package...................
   Section 2.04   Credit Document Deficiencies Identified During Due
               Diligence....................................................
   Section 2.05   Delivery of Collateral Files..............................
   Section 2.06   Purchase Confirmation.....................................
   Section 2.07   Closing...................................................
   Section 2.08   Payment of the Purchase Proceeds..........................
   Section 2.09   Entitlement to Payments on the Mortgage Loans.............
   Section 2.10   Payment of Costs and Expenses.............................
   Section 2.11   MERS Mortgage Loans and the MERS System...................

                                 ARTICLE III.
             REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

   Section 3.01   Representations and Warranties Respecting Countrywide.....
   Section 3.02   Representations and Warranties Regarding Individual
                  Mortgage Loans............................................
   Section 3.03   Remedies for Breach of Representations and Warranties.....
   Section 3.04   Accrual of Cause of Action................................
   Section 3.05   Representations and Warranties Respecting the
                  Purchaser.................................................

                                 ARTICLE IV.
                ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

   Section 4.01   Countrywide to Act as Servicer............................

                                   ARTICLE V.
                            COVENANTS BY COUNTRYWIDE

   Section 5.01   Indemnification by Countrywide............................
   Section 5.02   Third Party Claims........................................
   Section 5.03   Merger or Consolidation of Countrywide....................
   Section 5.04   Limitation on Liability of Countrywide and Others.........
   Section 5.05   No Transfer of Servicing..................................

                                   ARTICLE VI.
                                  MISCELLANEOUS

   Section 6.01   Notices...................................................
   Section 6.02   Sale Treatment............................................
   Section 6.03   Exhibits..................................................
   Section 6.04   General Interpretive Principles...........................
   Section 6.05   Reproduction of Documents.................................
   Section 6.06   Further Agreements........................................
   Section 6.07   Assignment of Mortgage Loans by the Purchaser;
                  Pass-Through Transfers....................................
   Section 6.08   Conflicts between Transaction Documents...................
   Section 6.09   Governing Law.............................................
   Section 6.10   Severability Clause.......................................
   Section 6.11   Successors and Assigns....................................
   Section 6.12   Relationship of Parties...................................
   Section 6.13   Solicitation of Mortgagor.................................
   Section 6.14   Confidentiality...........................................
   Section 6.15   Entire Agreement..........................................

   EXHIBITS
   --------

   Exhibit A   Schedule of Collateral Documents.............................
   Exhibit B   Form of Purchase Confirmation................................
   Exhibit C   Form of Custodial Agreement..................................
   Exhibit D   Form of Trade Confirmation...................................

                   MASTER MORTGAGE LOAN PURCHASE AGREEMENT

            This Master Mortgage Loan Purchase Agreement is made and entered into as of November 1, 2003 (the "Agreement"), between Countrywide Home Loans, Inc., having an address at 4500 Park Granada, Calabasas, California 91302 ("Countrywide"), and Goldman Sachs Mortgage Company, having an address At 85 Broad Street, New York, New York 10004 the "Purchaser").

                                 R E C I T A L S
                                 - - - - - - - -

            The Purchaser has agreed to purchase from Countrywide and Countrywide has agreed to sell from time to time to the Purchaser all of Countrywide's right, title and interest, excluding servicing rights, in and to those certain mortgage loans identified in a Purchase Confirmation (as defined below) executed by Countrywide and the Purchaser. This Agreement is intended to set forth the terms and conditions by which Countrywide shall transfer and the Purchaser shall acquire such mortgage loans.

            In consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Countrywide and the Purchaser agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

            Unless the context requires otherwise, all capitalized terms used herein shall have the meanings assigned to such terms in this Article I unless defined elsewhere herein. Any capitalized term used or defined in a Purchase Confirmation that conflicts with the corresponding definition set forth herein shall supersede such term.

            Adjustable Rate Mortgage Loan: Any Mortgage Loan in which the related Mortgage Note contains a provision whereby the Mortgage Interest Rate is adjusted from time to time in accordance with the terms of such Mortgage Note.

            Agency: Either Fannie Mae or Freddie Mac.

            Agreement: This Master Mortgage Loan Purchase Agreement, including all exhibits and supplements hereto, and all amendments hereof.

            Applicable Law: All provisions of statutes, rules and regulations, interpretations and orders of governmental bodies or regulatory agencies applicable to a Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

            Appraised Value: The value of the related Mortgaged Property as set forth in an appraisal made in connection with the origination of a Mortgage Loan or the sale price of the related Mortgaged Property if the proceeds of such Mortgage Loan were used to purchase such Mortgaged Property, whichever is less.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan wherein the Mortgage Note matures prior to full amortization and requires a final and accelerated payment of principal.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in either the State of California, the State of New York, or the State of Texas are authorized or obligated by law or executive order to be closed.

            Closing: The consummation of the sale and purchase of each Mortgage Loan Package.

            Closing Date: The date on which the purchase and sale of the Mortgage Loans constituting a Mortgage Loan Package is consummated, as set forth in the Trade Confirmation or Purchase Confirmation.

            Code: The Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

            Collateral Documents: The collateral documents pertaining to each Mortgage Loan as set forth in Exhibit A hereto.

            Collateral File: With respect to each Mortgage Loan, a file containing each of the Collateral Documents.

            Combined Loan-to-Value Ratio: As of any date and as to any Mortgage Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the Stated Principal Balance (or the original principal balance, if so indicated) of such Mortgage Loan and (ii) the Stated Principal Balance (or the original principal balance, if so indicated) as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Mortgage Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value of the related Mortgaged Property.

            Condemnation Proceeds: All awards or settlements in respect of a taking of an entire Mortgaged Property by exercise of the power of eminent domain or condemnation.

            Cooperative Corporation: The entity that holds title (fee or an acceptable leasehold estate) to the real property and improvements constituting the Cooperative Property and which governs the Cooperative Property, which Cooperative Corporation must qualify as a Cooperative Housing Corporation under
Section 216 of the Code.

            Cooperative Loan: Any Mortgage Loan secured by Coop Shares and a Proprietary Lease.

            Cooperative Property: The real property and improvements owned by the Cooperative Corporation, including the allocation of individual dwelling units to the holders of the Coop Shares of the Cooperative Corporation.

            Coop Shares: Shares issued by a Cooperative Corporation.

            Cooperative Unit: A single family dwelling located in a Cooperative Property.

            Countrywide: Countrywide Home Loans, Inc., or any successor or assign to Countrywide under this Agreement as provided herein.

            Credit File: The file retained by Countrywide that includes the mortgage loan documents pertaining to a Mortgage Loan including copies of the Collateral Documents together with the credit documentation relating to the origination of such Mortgage Loan, which Credit File may be maintained by Countrywide on microfilm or any other comparable medium.

            Custodial Account: The account or accounts created and maintained pursuant to Section 4.4 of the Servicing Agreement, each of which shall be an Eligible Account.

            Custodial Agreement: The letter agreement, substantially in the form of Exhibit C, that governs the temporary retention of the Collateral Files by the Custodian with respect to a Closing Date.

            Custodian: JPMorgan Chase Bank, its successor in interest or assign, or such other custodian that may be designated by the Purchaser from time to time.

            Cut-off Date: The first day of the month in which the related Closing Date occurs or such other date as may be set forth in the related Trade Confirmation or Purchase Confirmation.

            Cut-off Date Balance: The aggregate scheduled unpaid principal balance of the Mortgage Loans in a Mortgage Loan Package as of the Cut-off Date, after application of (i) scheduled payments of principal due on such Mortgage Loans on or before such Cut-off Date, whether or not collected, and (ii) any Principal Prepayments received from the Mortgagor prior to the Cut-off Date.

            Determination Date: The Business Day immediately preceding the related Remittance Date.

            Due Date: The first day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: An account or accounts (i) maintained with a depository institution the short term debt obligations of which are rated by a nationally recognized statistical rating agency in its highest rating categories at the time of any deposit therein [or one of its two highest rating categories for long term debt obligations], or (ii) the deposits of which are insured up to the maximum permitted by the FDIC.

            Escrow Account: The separate trust account or accounts created and maintained pursuant to Section 4.6 of the Servicing Agreement, each of which shall be an Eligible Account.

            Escrow Payments: The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums, flood insurance premiums, and other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to any Mortgage Loan.

            Event of Default: Any one of the conditions or circumstances enumerated in Section 7.01.

            FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

            Fannie Mae: The Federal National Mortgage Association or any successor organization.

            First Lien Mortgage Loan: Any Mortgage Loan secured by a first lien on the related Mortgaged Property.

            Fixed Rate Mortgage Loan: Any Mortgage Loan wherein the Mortgage Interest Rate set forth in the Mortgage Note is fixed for the term of such Mortgage Loan.

            Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor organization.

            Funding Deadline: With respect to each Closing Date, one o'clock (1:00) p.m. New York time.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note, which amount is added to the index in accordance with the terms of the related Mortgage Note to determine on each Interest Adjustment Date, the Mortgage Interest Rate for such Mortgage Loan.

            HUD: The Department of Housing and Urban Development or any federal agency or official thereof which may from time to time succeed to the functions thereof.

            Index: With respect to any Adjustable Rate Mortgage Loan on each Interest Adjustment Date the applicable index as set forth in the related Mortgage Note.

            Interest Adjustment Date: With respect to an Adjustable Rate Mortgage Loan, the date on which an adjustment to the Mortgage Interest Rate on a Mortgage Note becomes effective.

            Lifetime Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the absolute maximum Mortgage Interest Rate payable, above which the Mortgage Interest Rate shall not be adjusted, as set forth in the related Mortgage Note and Mortgage Loan Schedule.

            Liquidation Proceeds: Amounts, other than PMI Proceeds, Condemnation Proceeds and Other Insurance Proceeds, received by Countrywide in connection with the liquidation of a defaulted Mortgage Loan through trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 4.13.

            LPMI Fee: The portion of the Mortgage Interest Rate relating to an LPMI Loan, which is set forth on the related Mortgage Loan Schedule, to be retained by Countrywide to pay the premium due on the PMI Policy with respect to such LPMI Loan.

            LPMI Loan: Any Mortgage Loan with respect to which Countrywide is responsible for paying the premium due on the related PMI Policy with the proceeds generated by the LPMI Fee relating to such Mortgage Loan, as set forth on the related Mortgage Loan Schedule.

            LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the Stated Principal Balance (or the original principal balance, if so indicated) of such Mortgage Loan as of the date of determination to the Appraised Value of the related Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc. or any successor or assign thereto.

            MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System.

            MERS System: The electronic system of recording transfers of mortgages maintained by MERS.

            MIC: A mortgage insurance certificate issued by HUD.

            Missing Credit Documents: As defined in Section 2.04 hereof.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Mortgage: With respect to a Mortgage Loan that is not a Cooperative Loan, The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Mortgage Loan, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien , upon a leasehold estate of the Mortgagor. With respect to a Cooperative Loan, the security agreement creating a security interest in the stock allocated to a dwelling unit in the residential cooperative housing corporation that was pledged to secure such Cooperative Loan and the related Cooperative Lease

            Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan and, with respect to an Adjustable Rate Mortgage Loan, as adjusted from time to time in accordance with the provisions of the related Mortgage Note..

            Mortgage Loan: Any mortgage loan that is sold pursuant to this Agreement, as evidenced by such mortgage loan's inclusion on the related Mortgage Loan Schedule, which mortgage loan includes the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, PMI Proceeds (if applicable), Other Insurance Proceeds, REO Disposition proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding the servicing rights relating thereto. Unless the context requires otherwise, any reference to the Mortgage Loans in this Agreement shall refer to the Mortgage Loans constituting a Mortgage Loan Package.

            Mortgage Loan Package: The Mortgage Loans sold to the Purchaser pursuant to a Purchase Confirmation.

            Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the interest rate payable to the Purchaser on each Remittance Date which shall equal the Mortgage Interest Rate less the Servicing Fee and the LPMI Fee, if applicable.

            Mortgage Loan Schedule: A schedule of Mortgage Loans annexed hereto as Exhibit A, such schedule setting forth the following information with respect to each Mortgage Loan: (1) the Company's Mortgage Loan number; (2) the address, city, state and zip code of the Mortgaged Property (or, in the case of each Co-op Loan, of the related cooperative apartment building); (3) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four family residence, planned unit development or cooperative stock in a cooperative housing corporation; (4) the purpose of the Mortgage Loan; (5) the current Mortgage Interest Rate; (6) whether the Mortgage Loan has Monthly Payments that are interest only for a period of time; (7) the Servicing Fee Rate; (8) the current Monthly Payment; (9) the original term to maturity; (10) the remaining term to maturity; (11) the principal balance of the Mortgage Loan as of the Cut-off Date after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (12) the LTV at origination; (13) the due date of the Mortgage Loan;
(14) whether the Mortgage Loan is insured by a Primary Mortgage Insurance Policy; (15) the type of appraisal; (16) a code indicating whether the Mortgage Loan is a MERS Mortgage Loan; (17) a code indicating whether the Mortgage Loan is subject to a prepay penalty; (18) documentation type; (19) first payment date; and (20) FICO score. With respect to any Adjustable Rate Mortgage, in addition to (1) through (17) above: (a) the Gross Margin; (b) the Periodic Rate Cap; (c) the Lifetime Rate Cap; (d) the first Interest Adjustment Date and the Interest Adjustment Date frequency; (e) the minimum Mortgage Interest Rate; (f) the first Interest Adjustment Date immediately following the Cut-off Date; and
(g) the Index.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to a Mortgage Loan that is not a Cooperative Loan, the underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the State in which such real property is located, which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgagor, the term of which is equal to or longer than the term of the Mortgage. With respect to a Cooperative Loan, the stock allocated to a dwelling unit in the residential cooperative housing corporation that was pledged to secure such Cooperative Loan and the related Cooperative Lease.

            Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

            Mortgagor: The obligor on a Mortgage Note and their successors in title to the Mortgaged Property.

            Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

            Other Insurance Proceeds: Proceeds of any title policy, hazard policy, pool policy or other insurance policy covering a Mortgage Loan, other than the PMI Policy, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that Countrywide would follow in servicing mortgage loans held for its own account.

            Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans by the Purchaser to a trust to be formed as part of a publicly issued or privately placed mortgage-backed securities transaction.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Adjustment Date above or below the Mortgage Interest Rate previously in effect, equal to the rate set forth on the Mortgage Loan Schedule per adjustment.

            Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability corporation, unincorporated organization or government or any agency or political subdivision thereof.

            PMI Policy: A policy of private mortgage guaranty insurance relating to a Mortgage Loan and issued by a Qualified Insurer.

            PMI Proceeds: Proceeds of any PMI Policy.

            Preliminary Mortgage Loan Package: The mortgage loans identified or described in a Trade Confirmation, which, subject to the Purchaser's due diligence as contemplated in Section 2.02, are intended to be sold under this Agreement as a Mortgage Loan Package.

            Preliminary Mortgage Loans: The mortgage loans constituting a Preliminary Mortgage Loan Package.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, excluding any prepayment penalty or premium thereon (unless the Purchase Confirmation provides otherwise), which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Proprietary Lease: With respect to any Cooperative Unit, a lease or occupancy agreement between a Cooperative Corporation and a holder of related Coop Shares.

            Purchase Confirmation: A letter agreement, substantially in the form of Exhibit B hereto, executed by Countrywide and the Purchaser in connection with the purchase and sale of each Mortgage Loan Package, which sets forth the terms relating thereto including a description of the related Mortgage Loans (including the Mortgage Loan Schedule), the purchase price for such Mortgage Loans, the Closing Date and the Servicing Fee Rate.

            Purchase Proceeds: The amount paid on the related Closing Date by the Purchaser to Countrywide in exchange for the Mortgage Loan Package purchased on such Closing Date as set forth in the applicable Purchase Confirmation.

            Purchaser: The Person identified as the "Purchaser" in the preamble to this Agreement or its successor in interest or any successor or assign to the Purchaser under this Agreement as herein provided. Any reference to "Purchaser" as used herein shall be deemed to include any designee of the Purchaser, so long as such designation was made in accordance with the limitations set forth in
Section 6.07.

            Qualification Defect: With respect to a Mortgage Loan, (a) a materially defective document in the Mortgage File, (b) the absence of a material document in the Mortgage File, or (c) the breach of any material representation, warranty or covenant with respect to the Mortgage Loan made by the Company, but, in each case, only if the affected Mortgage Loan would cease to qualify as a "qualified mortgage" for purposes of the REMIC Provisions.

            Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, which insurer is approved in such capacity by an Agency.

            Qualified Substitute Mortgage Loan: A mortgage loan that must, on the date of such substitution, (i) have an unpaid principal balance, after deduction of all scheduled payments due in the month of substitution (or if more than one (1) mortgage loan is being substituted, an aggregate principal balance), not in excess of the unpaid principal balance of the repurchased Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by Countrywide in the month of substitution); (ii) have a Mortgage Interest Rate not less than, and not more than 1% greater than, the Mortgage Interest Rate of the repurchased Mortgage Loan; (iii) have a remaining term to maturity not greater than, and not more than one year less than, the maturity date of the repurchased Mortgage Loan; (iv) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 3.02 hereof; (v) shall be the same type of Mortgage Loan (i.e., an Adjustable Rate Mortgage Loan or a Fixed Rate Mortgage Loan).

            Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement shall be removed from this Agreement and reconstituted as part of a Pass-Through Transfer pursuant to Section 6.07 hereof. The Reconstitution Date shall be such date which the Purchaser shall designate in writing.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            Remittance Date: The eighteenth (18th) day of any month, beginning with the month next following the month in which the related Cut-off Date occurs, or if such eighteenth (18th) day is not a Business Day, the first Business Day immediately following.

            REO Disposition: The final sale by Countrywide of any REO Property or the transfer of the management of such REO Property to the Purchaser as set forth in Section 4.13.

            REO Property: A Mortgaged Property acquired by Countrywide on behalf of the Purchaser as described in Section 4.13.

            Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the Stated Principal Balance of the Mortgage Loan as of the date of repurchase plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the last day of the month in which the repurchase occurs, less amounts received or advanced in respect of such repurchased Mortgage Loan which such amounts are being held in the Custodial Account for distribution in the month of repurchase plus (iii) with respect to any Mortgage Loan included in a Pass-Through Transfer, damages incurred by the Purchaser or its assignee including the trust in any securitization in connection with any violation by such Mortgage Loan of any predatory or abusive lending law.

            Security Agreement: With respect to any Cooperative Loan, the agreement between the owner of the related Coop Shares and the originator of the related Mortgage Note that defines the terms of the security interest in such Coop Shares and the related Proprietary Lease.

            Servicing Agreement: The agreement dated as of November 1, 2003 and signed by the Purchaser and Countrywide with respect to the administration and servicing of the Mortgage Loans.

            Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to Countrywide, which shall, for a period of one full month, be equal to one-twelfth of the product of (i) the Servicing Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by Countrywide, or as otherwise provided herein. Subject to the foregoing, and with respect to each Mortgage Loan, Countrywide shall be entitled to receive its Servicing Fee through the disposition of any related REO Property and the Servicing Fee payable with respect to any REO Property shall be based on the Stated Principal Balance of the related Mortgage Loan at the time of foreclosure.

            Servicing Fee Rate: With respect to any Mortgage Loan, the rate per annum set forth in the applicable Trade Confirmation or Purchase Confirmation.

            Servicing LP: Countrywide Home Loans Servicing LP, a Texas limited partnership, and its successors and assigns, in its capacity as servicer hereunder.

            Stated Principal Balance: With respect to each Mortgage Loan as of any date of determination: (i) the unpaid principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

            Trade Confirmation: A letter agreement substantially in the form of Exhibit D hereto executed by Countrywide and the Purchaser prior to the applicable Closing Date confirming the terms of a prospective purchase and sale of a Mortgage Loan Package.

            Transaction Documents: With respect to any Mortgage Loan, the related Trade Confirmation, the related Purchase Confirmation and this Agreement.

            Updated LTV: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the date of determination divided by the value of the related Mortgaged Property as determined by a recent appraisal of the Mortgaged Property.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to a third party, which sale or transfer is not a Pass-Through Transfer.

                                   ARTICLE II.
                       PRE-CLOSING AND CLOSING PROCEDURES

            Section 2.01 Books and Records; Transfers of Mortgage Loans

            From and after the sale of the Mortgage Loans to the Purchaser, all rights arising out of the Mortgage Loans including but not limited to all funds received on or in connection with the Mortgage Loans on account of interest and principal due after the Cut-off Date, shall be held by the Servicer in trust for the benefit of the Purchaser as owner of the Mortgage Loans, and the Servicer shall retain record title to the related Mortgage Loans for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans.

            The sale of each Mortgage Loan shall be reflected on Countrywide's balance sheet and other financial statements as a sale of assets by Countrywide. Countrywide shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, Countrywide shall maintain in its possession, available for inspection by the Purchaser, or its designee, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of FNMA or FHLMC, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by FNMA or FHLMC, and periodic inspection reports as required by Section 3.15 of the Servicing Agreement. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by Countrywide may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as Countrywide complies with the requirements of the FNMA or FHLMC Selling and Servicing Guide, as amended from time to time.

            Section 2.02 Due Diligence by the Purchaser.

            Review of Credit File. Prior to the Closing Date, Countrywide shall make available to the Purchaser the Credit File for each Preliminary Mortgage Loan in the related Preliminary Mortgage Loan Package and shall accommodate reasonable requests by the Purchaser to provide personnel and documents as necessary to facilitate the review. The Purchaser shall have the right to review the Credit File for each such Preliminary Mortgage Loan, at Countrywide's offices or such other location agreed upon by the Purchaser and Countrywide, for the purpose of determining whether each Preliminary Mortgage Loan conforms in all material respects to the applicable terms contained in the Transaction Documents, which determination shall be made in the Purchaser's reasonable and good faith discretion. In the event that the Purchaser rejects any Preliminary Mortgage Loan based on such review, Countrywide shall have the opportunity, at the discretion of the Purchaser, to substitute replacement Preliminary Mortgage Loans satisfying the requirements set forth above, and the Purchaser shall have the right to review any such replacement Preliminary Mortgage Loan(s) in the manner contemplated above. Such examination may be made by the Purchaser or its designee, at its expense, at any reasonable time before the Closing Date. Such underwriting by the Purchaser or its designee shall not impair or diminish the rights of the Purchaser or any of its successors under this Agreement with respect to a breach of the representations and warranties contained in this Agreement. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's or any of its successors' rights to demand repurchase or other relief or remedy provided for in this Agreement.

            Section 2.03 Identification of Mortgage Loan Package.

            At least three (3) Business Days prior to the Closing Date, the Purchaser shall identify those Preliminary Mortgage Loans that the Purchaser intends to be included in the Mortgage Loan Package.

            Section 2.04 Credit Document Deficiencies Identified During Due Diligence.

            If, with respect to a Mortgage Loan Package, the related Purchase Confirmation identifies any Mortgage Loan for which the related Credit File is missing material documentation (as used therein, the "Missing Credit Documents"), Countrywide agrees to use its best efforts to procure each such Missing Credit Document within sixty (60) days following the related Closing Date. In the event of a default by a Mortgagor or any material impairment of the Mortgaged Property, in either case directly arising from a breach of Countrywide's obligation to deliver the Missing Credit Document within the time specified above, Countrywide shall repurchase such Mortgage Loan at the Repurchase Price.

            Section 2.05 Delivery of Collateral Files.

            Custodial Agreement. Countrywide shall, on or before the Business Day prior to the related Closing Date, pursuant to the Custodial Agreement deliver and release to the Custodian the Collateral File for each Mortgage Loan in the Mortgage Loan Package and shall execute, and cause the Custodian to execute, the Custodial Agreement. The Custodian has certified its receipt of all such Collateral Documents required to be delivered pursuant to the Custodial Agreement. Countrywide will be responsible for the fees and expenses with respect to the delivery and will be responsible for the fees and expenses related to the recording of the initial Assignments of Mortgage (including any fees and expenses related to any preparation and recording of any intervening or prior assignments of the Mortgage Loans to Countrywide or to any prior owners of or mortgagees with respect to the Mortgage Loans) or Form UCC-3's for Cooperative Loans. The Purchaser will be responsible for the Custodian's fees and expenses with respect to the initial inventory and maintenance of the Mortgage Loans on or after the Closing Date, including the costs associated with clearing exceptions.

            Countrywide shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 3.1(c) or 5.1 of the Servicing Agreement within thirty (30) days of their execution, provided, however, that Countrywide shall provide the Custodian with a certified true copy of any such document submitted for recordation within ten (10) days of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 120 days of its submission for recordation.

            In the event the public recording office is delayed in returning any original document, Countrywide shall deliver to the Custodian within 360 days of its submission for recordation, a copy of such document and an Officer's Certificate, which shall (i) identify the recorded document; (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company will be required to deliver the document to the Custodian by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

            Notwithstanding the foregoing, if the originals or certified copies required in this Section 2.05 are not delivered as required within 90 days following the Closing Date or as otherwise extended as set forth above, the related Mortgage Loan shall, upon request of the Purchaser, be repurchased by Countrywide in accordance with Section 3.03 hereof; provided, however, that the foregoing repurchase obligation shall not apply in the event Countrywide cannot deliver such items due to a delay caused by the recording office in the applicable jurisdiction; provided that Countrywide shall deliver instead a recording receipt of such recording office or, if such recording receipt is not available, an Officer's Certificate from Countrywide confirming that such documents have been accepted for recording. Any such document shall be delivered to the Purchaser or its designee promptly upon receipt thereof from the related recording office.

            If Countrywide, the Purchaser or the Custodian finds any document or documents constituting a part of a Mortgage File pertaining to a Mortgage Loan to be defective (or missing) in any material respect, and such defect or missing document materially and adversely affects the value of the related Mortgage Loan or the interests of the Purchaser therein, the party discovering such defect shall promptly so notify Countrywide. Countywide shall have a period of 90 days after receipt of such written notice within which to correct or cure any such defect. Countrywide hereby covenants and agrees that, if any material defect cannot be corrected or cured, Countrywide will, upon the expiration of the applicable cure period described above, repurchase the related Mortgage Loan in the manner set forth in Section 3.03; provided, however, that with respect to any Mortgage Loan, if such defect constitutes a Qualification Defect, any such repurchase must take place within 90 days of the date such defect is discovered.

            Notwithstanding the foregoing, with respect to a Mortgage Loan, if, at the end of such 90-day period, Countrywide delivers an Officer's Certificate to the Purchaser certifying that Countrywide is using good faith efforts to correct or cure such defect and identifying progress made, then the Purchaser shall grant Countrywide an extension to correct or cure such defect. The extension shall not extend beyond (1) the date that is 90 days after the date the defect is discovered, or, (2) if the defect is not a Qualification Defect (as evidenced by an Opinion of Counsel), the date that is 30 days beyond the original 90-day cure period. If the defect is not a Qualification Defect, additional 30-day extensions may be obtained pursuant to the same procedure, as long as Countrywide demonstrates continued progress toward a correction or cure; provided that no extension shall be granted beyond 180 days from the date on which the Company received the original notice of the defect.

            Notwithstanding the foregoing, with respect to a Mortgage Loan, the failure of the Purchaser to notify Countrywide of any defective or missing document in a Mortgage File within such 90-day period, or the failure of the Purchaser to require Countrywide to cure or repurchase the related Mortgage Loan upon expiration of such 90-day period, shall not constitute a waiver of its rights hereunder, including the rights with respect to a Mortgage Loan, to require Countrywide to repurchase the affected Mortgage Loan and the right to indemnification pursuant to Section 3.03 hereof.

            Section 2.06 Purchase Confirmation.

            Upon confirmation with the Purchaser of a Mortgage Loan Package, Countrywide shall prepare and deliver to the Purchaser for execution the related Purchase Confirmation, executed by an authorized signatory of Countrywide.

            Section 2.07 Closing.

            The Closing of each Mortgage Loan Package shall take place on the related Closing Date and shall be subject to the satisfaction of each of the following conditions, unless otherwise waived by the prejudiced party(ies):

            (a) All of the representations and warranties of Countrywide under this Agreement shall be true and correct as of the Closing Date and no event shall have occurred that, with notice or the passage of time, would constitute a default under this Agreement;

            (b) All of the representations and warranties of the Purchaser under this Agreement shall be true and correct as of the Closing Date and no event shall have occurred that, with notice or the passage of time, would constitute a default under this Agreement;

            (c) Both parties shall have executed and delivered the related Purchase Confirmation and Custodial Agreement;

            (d) Countrywide shall have delivered and released to the Custodian all documents required pursuant to this Agreement and the Custodial Agreement; and

            (e) All other terms and conditions of this Agreement have been complied with.

            Section 2.08 Payment of the Purchase Proceeds.

            Subject to the conditions set forth in Section 2.07, and in consideration for the Mortgage Loan Package to be purchased by the Purchaser on the related Closing Date, the Purchaser shall pay to Countrywide on such Closing Date the Purchase Proceeds by wire transfer of immediately available funds to the account designated by Countrywide on or before the Funding Deadline.

            Section 2.09 Entitlement to Payments on the Mortgage Loans.

            With respect to any Mortgage Loan purchased hereunder, the Purchaser shall be entitled to (a) all scheduled principal due after the related Cut-off Date; (b) all other recoveries of principal collected after the related Cut-off Date, except for (i) recoveries of principal collected after the Cut-off Date and prior to the Closing Date that are reflected in the Mortgage Loan Schedule, and (ii) all scheduled payments of principal due on or before the related Cut-off Date; and (c) all payments of interest on such Mortgage Loan net of interest at the Servicing Fee Rate and the LPMI Fee, if applicable (minus that portion of any such payment that is allocable to the period prior to the related Cut-off Date) due after the Cut-off Date.

            Section 2.10 Payment of Costs and Expenses.

            The Purchaser and Countrywide shall each bear its own costs and expenses in connection with the purchase and sale of the Mortgage Loans including any commissions due its sales personnel, the legal fees and expenses of its attorneys and any due diligence expenses. Without limiting the generality of the foregoing, any costs and expenses incurred in connection with recording the Assignment of Mortgage or any subsequent assignment thereof shall be paid for by the Purchaser.

            Section 2.11 MERS Mortgage Loans and the MERS System.

            (a) Notwithstanding anything contained in this Agreement to the contrary, with respect to any MERS Mortgage Loan sold to the Purchaser by Countrywide pursuant to this Agreement, Countrywide shall cause the registration of such MERS Mortgage Loan to be changed on the MERS System to reflect the Purchaser as the beneficial owner of such MERS Mortgage Loan. The foregoing obligation of Countrywide shall be in lieu of Countrywide delivering to the Purchaser an Assignment of Mortgage for such MERS Mortgage Loan. With respect to the Mortgage and intervening assignments related to any MERS Mortgage Loan, Countrywide shall, in accordance with Section 2.05, provide the Purchaser with the original Mortgage with evidence of registration with MERS and, as applicable, the originals of all intervening assignments of the Mortgage with evidence of recording thereon prior to the registration of the Mortgage Loan with the MERS System.

            (b) In connection with the MERS System, Countrywide is hereby authorized and empowered, in its own name, to register, or change the registration of any MERS Mortgage Loan to effectuate such registration. Further, Countrywide is authorized to cause the removal of any MERS Mortgage Loan from such registration, and to execute and deliver on behalf of itself and the Purchaser, any and all instruments of assignment and comparable instruments with respect to any registration and/or removal of such MERS Mortgage Loan on or from the MERS System.

                                  ARTICLE III.
               REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

            Section 3.01 Representations and Warranties Respecting Countrywide.

            Countrywide represents, warrants and covenants to the Purchaser that, as of each Closing Date:

            (a) Organization and Standing. Countrywide is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified and licensed to transact business in and is in good standing under the laws of each state where each Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement. The execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by Countrywide and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement evidences the valid, binding and enforceable obligation of Countrywide; and all requisite corporate action has been taken by Countrywide to make this Agreement valid and binding upon Countrywide in accordance with its terms;

            (b) Due Authority. Countrywide has the full power and authority to
(i) perform and enter into and consummate all transactions contemplated by this Agreement and (ii) to sell each Mortgage Loan;

            (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Countrywide, which is in the business of selling and servicing loans, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by Countrywide pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (d) No Conflict. Neither the acquisition or origination of the Mortgage Loans by Countrywide, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of Countrywide's certificate of incorporation or by-laws or result in a material breach of any legal restriction or any material agreement or instrument to which Countrywide is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which Countrywide or its property is subject;

            (e) Approved Seller. Countrywide is an approved seller/servicer for each Agency in good standing and is a mortgagee approved by the Secretary of HUD. No event has occurred, including a change in insurance coverage, which would make Countrywide unable to comply with Fannie Mae, Freddie Mac or HUD eligibility requirements;

            (f) No Pending Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to Countrywide's knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to Countrywide would materially and adversely affect the sale of the Mortgage Loans to the Purchaser, the ability of Countrywide to service the Mortgage Loans hereunder in accordance with the terms hereof, or Countrywide's ability to perform its obligations under this Agreement;

            (g) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Countrywide, of or compliance by Countrywide with, this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date;

            (h) Reasonable Servicing Fee. Countrywide acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by Countrywide, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement;

            (i) Ability to Perform. Countrywide does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. Countrywide is solvent and the sale of the Mortgage Loans will not cause Countrywide to become insolvent. The sale of the Mortgage Loans is not undertaken to hinder, delay or defraud any of Countrywide's creditors;

            (j) No Untrue Information. Neither this Agreement nor any statement, report or other document prepared and furnished, or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby, by Countrywide contains any untrue statement of fact or omits to state a fact necessary to make the statements contained therein not misleading;

            (k) Sale Treatment. Countrywide has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes;

            (l) Fair Credit Report Act. Servicing LP, in its capacity as servicer for each Mortgage Loan, has fully furnished (or caused to be furnished), in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories) or their successors and assigns, on a monthly basis; and

            (m) No Brokers' Fees. Countrywide has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in the connection with the sale of the Mortgage Loans.

            Section 3.02 Representations and Warranties Regarding Individual Mortgage Loans.

            With respect to each Mortgage Loan (unless otherwise specified below), Countrywide represents and warrants to the Purchaser as of the related Closing Date that:

            (a) Mortgage Loan Schedule. The information contained in the Mortgage Loan Schedule is complete, true and correct in all material respects;

            (b) No Delinquencies or Advances. All payments required to be made and credited prior to the related Cut-off Date for such Mortgage Loan under the terms of the Mortgage Note have been made; Countrywide has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan; and there has been no delinquency of more than thirty (30) days in any payment by the Mortgagor thereunder during the last twelve (12) months;

            (c) Taxes, Assessments, Insurance Premiums and Other Charges. To the best knowledge of Countrywide, there are no delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, including assessments payable in future installments or other outstanding charges affecting the related Mortgaged Property;

            (d) No Modifications. The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments that have been or will be recorded, if necessary to protect the interests of the Purchaser, and that have been or will be delivered to the Purchaser, all in accordance with this Agreement. The substance of any such waiver, alteration or modification has been approved by the primary mortgage guaranty insurer, if any, and by the title insurer, to the extent required by the related policy and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the primary mortgage insurer, if any, and the title insurer, to the extent required by the policy, and which assumption agreement is part of the Collateral File and the terms of which are reflected in the Mortgage Loan Schedule if executed prior to the Closing Date;

            (e) No Defenses. The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard and Flood Insurance. All buildings upon the Mortgaged Property are insured in an amount which is not less than the lesser of (i) the maximum insurable value of the Mortgaged Property and (ii) the greater if (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount that would prevent the Mortgagor from becoming a co-insurer, by an insurer acceptable to an Agency against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, and such insurer is licensed to do business in the state where the Mortgaged Property is located. All such insurance policies contain a standard mortgagee clause naming Countrywide, its successors and assigns as mortgagee, and all premiums thereon have been paid. If, upon the origination of the Mortgage Loan, the Mortgaged Property was, or was subsequently deemed to be, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy that meets the requirements of the current guidelines of the Federal Insurance Administration (or any successor thereto) and conforms to the requirements of an Agency is in effect. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's expense and, upon the failure of the Mortgagor to do so, the holder of the Mortgage is authorized to maintain such insurance at the Mortgagor's expense and to seek reimbursement therefor from the Mortgagor;

            (g) Compliance with Applicable Law. Each Mortgage Loan at the time of origination complied in all material respects with applicable local, state and federal laws including without limitation usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, predatory and abusive lending and disclosure laws applicable to the Mortgage Loan, including applicable regulations, and Countrywide shall maintain in its possession, available for the Purchaser's inspection and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

            (h) No Release of Mortgage. The Mortgage has not been satisfied, canceled, subordinated, or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

            (i) Enforceability of Mortgage Documents. The Mortgage Note, the Mortgage and any related modifications, assignments and assumptions are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws;

            (j) Valid First Lien on Mortgage Loans that are not Cooperative Loans. Each related Mortgage is a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in the Mortgaged Property, including, for Mortgage Loans that are not Cooperative Loans, all improvements on the Mortgaged Property, securing the related Mortgage Note, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgage may secure and create a first lien upon a leasehold estate of the Mortgagor. The lien of the Mortgage is subject only to:

            (i) the lien of current real property taxes and assessments not yet due and payable;

            (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording that are acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and that do not adversely affect the Appraised Value (as evidenced by an appraisal referred to in such definition) of the Mortgaged Property set forth in such appraisal; and

            (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property;

            Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Company has full right to sell and assign the same to the Purchaser.

            (k) Valid First Liens on Cooperative Loans: With respect to each Cooperative Loan, the related Mortgage is a valid, enforceable and subsisting first security interest on the related cooperative shares securing the related cooperative note and lease, subject only to (a) liens of the cooperative for unpaid assessments representing the Mortgagor's pro rata share of the cooperative's payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Security Agreement. There are no liens against or security interests in the cooperative shares relating to each Cooperative Loan (except for unpaid maintenance, assessments and other amounts owed to the related cooperative which individually or in the aggregate will not have a material adverse effect on such Cooperative Loan), which have priority equal to or over the Countrywide's security interest in such cooperative shares;

            (l) With respect to each Cooperative Loan, a search for filings of financing statements has been made by a company competent to make the same, which company is acceptable to FNMA and qualified to do business in the jurisdiction where the cooperative unit is located, and such search has not found anything which would materially and adversely affect the Cooperative Loan;

            (m) With respect to each Cooperative Loan, the related cooperative corporation that owns title to the related cooperative apartment building is a "cooperative housing corporation" within the meaning of Section 216 of the Internal Revenue Code, and is in material compliance with applicable federal, state and local laws which, if not complied with, could have a material adverse effect on the Mortgaged Property;

            (n) With respect to each Cooperative Loan, there is no prohibition against pledging the shares of the cooperative corporation or assigning the Cooperative Lease;

            (o) Leasehold Interests. With respect to any ground lease to which a Mortgaged Property may be subject: (i) the Mortgagor is the owner of a valid and subsisting leasehold interest under such ground lease: (ii) such ground lease is in full force and effect, unmodified and not supplemented by any writing or otherwise; (iii) all rent, additional rent and other charges reserved therein have been fully paid to the extent payable as of the Closing Date; (iv) the Mortgagor enjoys the quiet and peaceful possession of the leasehold estate, subject to any sublease; (v) the Mortgagor is not in default under any of the terms of such ground lease, and there are no circumstances which, with the passage of time or the giving of notice, or both, would result in a default under such ground lease; (vi) the lessor under such ground lease is not in default under any of the terms or provisions of such ground lease on the part of the lessor to be observed or performed; (vii) the lessor under such ground lease has satisfied any repair or construction obligations due as of the Closing Date pursuant to the terms of such ground lease; and (viii) the execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, such ground lease

            (p) Disbursements of Proceeds. The proceeds of the Mortgage Loan have been fully disbursed, and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and recording the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (q) Sole Owner. Countrywide is the sole owner and holder of the Mortgage Loan. The Mortgage Loan is not assigned or pledged, and Countrywide has good and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, participation interests, charge, claim or security interest not specifically set forth in the related Mortgage Loan Schedule and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to the terms of this Agreement;

            (r) Title Insurance. Each Mortgage Loan is covered by an ALTA lender's title insurance policy included in the related Servicing File, acceptable to an Agency, issued by a title insurer acceptable to an Agency and qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring (subject to the exceptions contained in Section 3.02(j)(i), (ii) and (iii) above) Countrywide, its successors and assigns as to the first priority lien of the Mortgage. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. Countrywide is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including Countrywide, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

            (s) No Default. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and Countrywide has not waived any default, breach, violation or event of acceleration;

            (t) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (u) Origination and Collection Practices. The origination and collection practices used by Countrywide with respect to each Mortgage Loan and Mortgage have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing business. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, Countrywide and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due Countrywide have been capitalized under any Mortgage or the related Mortgage Note. All payments have been collected in compliance with local, state and federal law and the terms of the related Mortgage Note. With respect to Adjustable Rate Mortgage Loans, all Mortgage Interest Rate adjustments have been made in strict compliance with local, state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited;

            (v) No Condemnation or Damage. To the best of Countrywide's knowledge, each Mortgaged Property is free of material damage and waste and there is no proceeding pending or threatened for the total or partial condemnation thereof;

            (w) Customary and Enforceable Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby including (a) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (b) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

            (x) Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage;

            (y) Appraisal. Unless the Mortgage Loan was underwritten pursuant to one of Countrywide's streamline documentation programs, the Credit File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by an appraiser who meets the minimum requisite qualifications of an Agency for appraisers, duly appointed by the originator, that had no interest, direct or indirect in the Mortgaged Property, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan; the appraisal is in a form acceptable to an Agency, with such riders as are acceptable to such Agency; furthermore, the appraisal type for each Mortgage Loan is accurately reflected on the Mortgage Loan Schedule;

            (z) Trustee for Deed of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (aa) Private Mortgage Insurance. Each Mortgage Loan, with an LTV at origination in excess of eighty percent (80%) is and will be subject to a PMI Policy issued by an insurer acceptable to FNMA or FHLMC, in at least such amounts as required by FHMA or FHLMC. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage subject to any such PMI Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith or, in the case of a lender paid mortgage insurance policy, the premiums and charges are included in the Mortgage Interest Rate for the Mortgage Loan;

            (bb) Lawfully Occupied. To the best of Countrywide's knowledge, at origination, the Mortgaged Property was lawfully occupied under applicable law. To the best of Countrywide's knowledge, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same including certificates of occupancy, have been made or obtained from the appropriate authorities. No improvements violate local zoning laws;

            (cc) Assignment of Mortgage. The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

            (dd) Form of Mortgage Note and Mortgage. The Mortgage Note and Mortgage are on forms acceptable to an Agency;

            (ee) Section 32 Loans. No Mortgage Loan is classified as a "covered," "high cost," "high cost home loan," "threshold," "predatory loan," or any other designation that indicates that such Mortgage Loan has terms that result in costs to the Mortgagor in excess of a specified limit under the Home Ownership and Equity Protection Act of 1994, as amended, or any similar federal, state or local statutes or regulations related to "high cost" mortgage loans or "predatory lending" (as such terms are defined in the applicable statute or regulation);

            (ff) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (gg) Location and Type of Mortgaged Property. The Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of a single parcel (or more than one contiguous parcels) of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a townhouse;

            (hh) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in (j) above

            (ii) Soldiers' and Sailors' Civil Relief Act. The Mortgagor has not notified Countrywide, and Countrywide has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940, as amended, or any similar state law;

            (jj) Payment Terms. The Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest (or interest, in the case of any Mortgage Loan for which monthly payments consist of only interest for a period of time specified on the Mortgage Loan Schedule), (provided that, the installments of interest are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date with respect to an Adjustable Rate Mortgage, and interest is calculated and payable in arrears) providing for full amortization by maturity over a scheduled term of no more than 30 years. No Mortgage Loan converts, pursuant to the terms of the related Mortgage Note, from having interest accrue on the principal amount thereof based on an adjustable rate to having interest accrue based on a fixed rate, and no Mortgage Loan has a shared appreciation or other contingent interest feature, or permits negative amortization. The Mortgage Interest Rate, Lifetime Rate Cap, each applicable Periodic Rate Cap and each applicable Interest Adjustment Date for each Mortgage Loan are as set forth for such Mortgage Loan in the Mortgage Loan Schedule;

            (kk) Origination. At the time the Mortgage Loan was originated, the originator was a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act or a savings and loan association, a saving bank, a commercial bank or similar banking institution which is supervised by a Federal or State authority.

            (ll) Loan-to-Value Ratio; Modifications; No Foreclosures. The Loan-to-Value Ratio of each Mortgage Loan was no greater than 100% at the time of its origination or refinancing, as applicable. No Mortgage Loan is subject to a written foreclosure agreement or pending foreclosure proceedings;

            (mm) Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with Countrywide's underwriting guidelines in effect at the time of origination with exceptions thereto exercised in a reasonable manner;

            (nn) Adverse Selection. Countrywide used no adverse selection procedures in selecting the Mortgage Loan from among the outstanding first-lien residential mortgage loans owned by it which were available for inclusion in the Mortgage Loan Package;

            (oo) Environmental Matters. To the best knowledge of Countrywide, the Mortgaged Property is free from any and all toxic or hazardous standards and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving any Mortgaged Property of which Countrywide is aware in which compliance with any environmental law, rule or regulation is an issue. To the best of Countrywide's knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation consisting a prerequisite to use and enjoyment of said property;

            (pp) No Bankruptcy. To the best of Countrywide's knowledge, no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated and as of the Closing Date, Countrywide has not received notice that any Mortgagor is a debtor under any state or federal bankruptcy or insolvency proceeding;

            (qq) No Additional Payments. There is no obligation on the part of Countrywide or any other party to make payments in addition to those made by the Mortgagor;

            (rr) Georgia Fair Lending Act. None of the Mortgage Loans is subject to the Georgia Fair Lending Act, as amended;

            (ss) No Credit Insurance Policies. No proceeds from any Mortgage Loan were used to purchase single-premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (tt) Prepayment Penalty Term. No Mortgage Loan will impose a prepayment premium in violation of federal, state or local law or regulations; and

            (uu) Qualified Mortgage. Each Mortgage Loan is a "qualified mortgage" within Section 860G(a)(3) of the Code.__

            Section 3.03 Remedies for Breach of Representations and Warranties.

            (a) Notice of Breach. The representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Collateral Documents or Credit File. Upon discovery by either Countrywide or the Purchaser of a breach of any of the foregoing representations and warranties that materially and adversely affects the value of one or more of the related Mortgage Loans, the party discovering such breach shall give prompt written notice to the other.

            (b) Cure or Repurchase. Within ninety (90) days from the earlier of either discovery by or notice to Countrywide of a breach of a representation or warranty that materially and adversely affects the value of a Mortgage Loan or the Mortgage Loans, Countrywide shall use its best efforts to cure such breach in all material respects, and, if such breach cannot be cured, Countrywide shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.01 and such breach cannot be cured within ninety
(90) days of the earlier of either discovery by or notice to Countrywide of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by Countrywide at the Repurchase Price.

            (c) Substitution or Repurchase. If the breach shall involve a representation or warranty set forth in Section 3.02, Countrywide may at the discretion of the Purchaser, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan and substitute in its place a Qualified Substitute Mortgage Loan or Loans. If Countrywide has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan(s) pursuant to the provisions of this Section 3.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution. At the time of repurchase or substitution, the Purchaser and Countrywide shall arrange for the reassignment of such Mortgage Loan and release of the related Collateral File to Countrywide and the delivery to Countrywide of any documents held by the Purchaser or its designee relating to such Mortgage Loan. In the event Countrywide is authorized to substitute a Qualified Substitute Mortgage Loan for a repurchased Mortgage Loan, Countrywide shall, simultaneously with such reassignment, give written notice to the Purchaser that substitution has taken place and identify the Qualified Substitute Mortgage Loan(s). In connection with any such substitution, Countrywide shall be deemed to have made as to such Qualified Substitute Mortgage Loan(s) the representations and warranties except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. Countrywide shall effect such substitution by delivering to the Purchaser the Collateral Documents for such Qualified Substitute Mortgage Loan(s). Countrywide shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan(s) in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by Countrywide. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any substituted Mortgage Loan in the month of substitution, and Countrywide shall thereafter be entitled to retain all amounts subsequently received by Countrywide in respect of such substituted Mortgage Loan.

            For any month in which Countrywide substitutes a Qualified Substitute Mortgage Loan for a repurchased Mortgage Loan, Countrywide shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all substituted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by Countrywide in the month of substitution pursuant to Section 5.01. Accordingly, on the date of such substitution, Countrywide shall deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall. Notwithstanding the above, in no event shall Countrywide substitute a loan that has been placed in a trust with respect to a securitization.

            In addition to such cure and repurchase obligations, Countrywide shall indemnify the Purchaser and hold it harmless against any damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion by any third party that is based on or grounded upon, or resulting from, a breach of Countrywide representations and warranties contained in this Agreements; provided however, indemnification shall not be available for any economic losses of the Purchaser due to reinvestment losses, loss of investment income or any other special, indirect or consequential losses or damages.

            Section 3.04 Accrual of Cause of Action. Any cause of action against Countrywide relating to or arising out of the breach of any representations and warranties made in Sections 3.01 or 3.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by Countrywide to the Purchaser, (ii) failure by Countrywide to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon Countrywide by the Purchaser for compliance with the relevant provisions of this Agreement.

            Section 3.05 Representations and Warranties Respecting the
Purchaser.

            The Purchaser represents, warrants and covenants to Countrywide that, as of each Closing Date:

            (a) Organization and Standing. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified to transact business in and is in good standing under the laws of each state in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such qualification;

            (b) Due Authority. The Purchaser has the full power and authority to perform, and to enter into and consummate, all transactions contemplated by this Agreement; the Purchaser has the full power and authority to purchase and hold each Mortgage Loan;

            (c) No Conflict. Neither the acquisition of the Mortgage Loans by the Purchaser pursuant to this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser's charter or by-laws or result in a material breach of any legal restriction or any material agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

            (d) No Pending Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to the Purchaser's knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to the Purchaser would adversely affect the purchase of the Mortgage Loans by the Purchaser hereunder, or the Purchaser's ability to perform its obligations under this Agreement; and

            (e) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement or the consummation of the transactions contemplated by this Agreement (including, but not limited to, any approval from HUD), or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date.

            (f) Securities. Without conceding that the Mortgage Loans are securities, the Purchaser hereby makes the following representations, warranties and agreements, which shall have been deemed to have been made as of each Closing Date:

            (i) the Purchaser understands that the Mortgage Loans have not been registered under the 1933 Act or the securities laws of any state;

            (ii) the Purchaser considers itself a substantial, sophisticated institutional investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans;

            (iii) the Purchaser has been furnished with all information regarding he Mortgage Loans which it has requested to date from Countrywide; and

            (iv) neither the Purchaser nor anyone acting on its behalf offered, transferred, pledged, sold or otherwise disposed of any Mortgage Loan, any interest in any Mortgage Loan or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of any Mortgage Loan, any interest in any Mortgage Loan or any other similar security from, or otherwise approached or negotiated with respect to any Mortgage Loan, any interest in any Mortgage Loan or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the 1933 Act or which would render the disposition of any Mortgage Loan a violation of Section 5 of the 1933 Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans.

            Section 3.06 Indemnification by the Purchaser.

            The Purchaser shall indemnify Countrywide and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Purchaser's representations and warranties contained in Section 3.05 above.

                                   ARTICLE IV.
                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

            Section 4.01 Servicing LP to Act as Servicer.

            Servicing LP shall service and administer Mortgage Loans sold pursuant to this Agreement in accordance with the terms of the Servicing Agreement and shall have full power and authority, acting alone, to do or cause to be done any and all things, in connection with such servicing and administration, that Servicing LP may deem necessary or desirable and consistent with the terms of the Servicing Agreement. In servicing and administering the Mortgage Loans, Servicing LP shall employ procedures in accordance with the customary and usual standards of practice of prudent mortgage servicers, and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account.

                                   ARTICLE V.
                            COVENANTS BY COUNTRYWIDE

            Section 5.01 Indemnification by Countrywide.

            Countrywide shall indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary attorneys' fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of Countrywide to perform its obligations hereunder including its obligations to service and administer the Mortgage Loans in compliance with the terms of this Agreement. Notwithstanding the foregoing, the Purchaser shall indemnify Countrywide and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that Countrywide may sustain in any way related to (a) actions or inactions of Countrywide which were taken or omitted upon the instruction or direction of the Purchaser, or (b) the failure of the Purchaser to perform its obligations hereunder, including subsections (i) and (ii) in Section 5.04.

            Section 5.02 Third Party Claims.

            Countrywide and the Purchaser shall immediately notify the other if a claim is made upon such party by a third party with respect to this Agreement or the Mortgage Loans. Upon the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, Countrywide shall assume the defense of any such claim and pay all expenses in connection therewith, including attorneys' fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Purchaser shall promptly reimburse Countrywide for all amounts advanced by it pursuant to the preceding sentence except when as a result of such claim Countrywide is otherwise required to indemnify the Purchaser pursuant to Section
5.01 hereof.

            Section 5.03 Merger or Consolidation of Countrywide.

            Countrywide shall keep in full effect its existence, rights and franchises as a corporation under the laws of the United States or under the laws of one of the states thereof, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans, and to perform its duties under this Agreement.

            Notwithstanding anything to the contrary contained herein, any Person into which Countrywide may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Countrywide shall be a party, or any Person succeeding to the business of Countrywide, shall be the successor of Countrywide hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that the successor or surviving Person shall be an institution whose deposits are insured by FDIC or a company whose business is the origination and servicing of mortgage loans, unless otherwise consented to by the Purchaser, which consent shall not be unreasonably withheld, and shall be qualified to service mortgage loans on behalf of an Agency.

            Section 5.04 Limitation on Liability of Countrywide and Others.

            Neither Countrywide nor any of the officers, employees or agents of Countrywide shall be under any liability to the Purchaser for any action taken, or for refraining from taking any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect Countrywide or any such person against any breach of warranties or representations made herein, or the failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement. Countrywide and any officer, employee or agent of Countrywide may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. Notwithstanding anything to the contrary contained in this Agreement, unless one or more Event of Default by Countrywide shall occur and shall not have been remedied within the time limits set forth in Section 7.1 of the Servicing Agreement, the Purchaser shall not record or cause to be recorded an Assignment of Mortgage with the recording office. To the extent the Purchaser records with the recording office as permitted herein an Assignment of Mortgage which designates the Purchaser as the holder of record of the Mortgage, the Purchaser agrees that it shall (i) provide Countrywide with immediate notice of any action with respect to the Mortgage or the related Mortgaged Property and ensure that the proper department or person at Countrywide receives such notice; and (ii) immediately complete, sign and return to Countrywide any document reasonably requested by Countywide to comply with its servicing obligations, including without limitation, any instrument required to release the Mortgage upon payment in full of the obligation or take any other action reasonably required by Countrywide. The Purchaser further agrees that Countrywide shall have no liability for the Purchaser's failure to comply with the subsections (i) or (ii) in the foregoing sentence. Countrywide shall have no liability to the Purchaser and shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that Countrywide may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable to protect the Purchaser's interests in the Mortgage Loans. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and Countrywide shall be entitled to be reimbursed therefor from the Purchaser upon written demand except when such expenses, costs and liabilities are subject to Countrywide's indemnification under Section 5.01.

            Section 5.05 No Transfer of Servicing.

            Countrywide acknowledges that the Purchaser acts in reliance upon Countrywide's independent status, the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, Countrywide shall not assign this Agreement or the servicing rights hereunder, without the prior written approval of the Purchaser, which consent may not be unreasonably withheld; provided, however, that nothing in this Agreement shall limit the right of Countrywide to assign the servicing rights hereunder to Servicing LP.

                                   ARTICLE VI.
                                  MISCELLANEOUS

            Section 6.01 Notices.

            All demands, notices and communications required to be provided hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, postage prepaid, and return receipt requested, or, if by other means, when received by the other party at the address as follows:

            (i)   to Countrywide:
                  Countrywide Home Loans, Inc.
                  4500 Park Granada
                  Calabasas, California 91302
                  Attn: Celia Coulter, Executive Vice President

            With copy to: General Counsel

            (ii) the Purchaser:

            To the address and contact set forth in the related Purchase Confirmation or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            Section 6.02 Sale Treatment.

            It is the express intention of the parties that the transactions contemplated by this Agreement be, and be construed as, a sale of the Mortgage Loans by Countrywide and not a pledge of the Mortgage Loans by Countrywide to the Purchaser to secure a debt or other obligation of Countrywide. Consequently, the sale of each Mortgage Loan shall be reflected as a sale on Countrywide's business records, tax returns and financial statements. Accordingly, Countrywide and the Purchaser shall each treat the transaction for federal income tax purposes as a sale by Countrywide, and a purchase by the Purchaser, of the Mortgage Loans.

            Section 6.03 Exhibits.

            The Exhibits to this Agreement and each Trade Confirmation and Purchase Confirmation executed by Countrywide and the Purchaser are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            Section 6.04 General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other Subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration; and

            (g) reference to the Transaction Documents or any other document referenced herein shall include all exhibits, schedules or other supplements thereto.

            Section 6.05 Reproduction of Documents.

            This Agreement and all documents relating thereto, including (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            Section 6.06 Further Agreements.

            Countrywide shall execute and deliver to the Purchaser and the Purchaser shall be required to execute and deliver to Countrywide such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            Section 6.07 Assignment of Mortgage Loans by the Purchaser; Pass-Through Transfers.

            (a) The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans; provided, however, that the transferee will not be deemed to be the Purchaser hereunder unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the document evidencing such agreement shall have been executed by the Purchaser and the transferee and delivered to Countrywide. Notwithstanding the foregoing, no transfer shall be effective if such transfer would result in there being more than four (4) "Purchasers" outstanding hereunder with respect to any Mortgage Loan Package. Any trust to which Mortgage Loans may be transferred pursuant to Section 6.07(b) hereunder shall constitute a single Purchaser for the purposes of the preceding sentence.

            (b) The Purchaser and Countrywide agree that with respect to some or all of the Mortgage Loans, the Purchaser, at its sole option, but subject to the limitations set forth in Section 6.07(a) hereof, may effect Pass-Through Transfers, retaining Countrywide as the servicer thereof or subservicer if a master servicer is employed, or as applicable the "seller/servicer." On the related Reconstitution Date, the Mortgage Loans transferred shall cease to be covered by this Agreement; provided, however, that, in the event that any Mortgage Loan transferred pursuant to this Section 6.07 is rejected by the related transferee, Countrywide shall continue to service such rejected Mortgage Loan on behalf of the Purchaser in accordance with the terms and provisions of this Agreement. Countrywide shall cooperate with the Purchaser in connection with each Pass-Through Transfer in accordance with this Section 6.07. In connection therewith Countrywide shall:

            (i) negotiate in good faith and execute any seller/servicer agreement reasonably required to effectuate the Pass-Through Transfer, provided such agreement creates no greater obligation or cost on the part of Countrywide than otherwise set forth in this Agreement, and provided further that Countrywide shall be entitled to a servicing fee under that agreement at a rate per annum no less than the Servicing Fee Rate; and

            (ii) provide as applicable:

                  (A) information pertaining to Countrywide of the type and
            scope customarily included in offering documents for residential mortgage-backed securities transactions involving multiple loan originators; and

                  (B) such opinions of counsel, letters from auditors, and
            certificates of public officials or officers of Countrywide as are reasonably believed necessary by the trustee, any rating agency or the Purchaser, as the case may be, in connection with such Pass-Through Transfer. The Purchaser shall pay all third party costs associated with the preparation of the information described in clause (ii)(A) above and the delivery of any opinions, letters or certificates described in this clause (ii)(B). Countrywide shall not be required to execute any seller/servicer agreement unless a draft of the agreement is provided to Countrywide at least 10 days before the Reconstitution Date.

            (c) In connection with any Pass-Through Transfer, Countrywide shall make all representations and warranties with respect to the Mortgage Loans as of the Closing Date and with respect to Countrywide itself as of the closing date of each whole loan transfer or Pass-Through Transfer.

            (d) In connection with any Pass-Through Transfer, Countrywide shall indemnify, defend and hold harmless the Purchaser from and against any and all losses, claims, expenses, damages or liabilities to which the Purchaser may be subject to as a result of any untrue statement of any material fact contained in any information (such information, the "Countrywide Information") prepared and furnished to the Purchaser by Countrywide for inclusion in any related offering document or prospectus (collectively, "Offering Materials"), or arise out of, or are based upon, any omission in the Countrywide Information necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse the Purchaser for damages or expenses reasonably incurred by it; provided, however, that Countrywide shall be liable only insofar as such untrue statement or omission relates solely to the Countrywide Information in the Offering Materials furnished to the Purchaser by Countrywide specifically for inclusion in the Prospectus Supplement. The Purchaser shall indemnify, defend and hold harmless Countrywide from and against any and all losses, claims, expenses, damages or liabilities to which Countrywide may be subject to as a result of any untrue statement of any material fact contained in any Offering Materials, or arise out of, or are based upon, any omission in any information included in the Offering Materials necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse Countrywide for damages or expenses reasonably incurred by it; provided, however, that Purchaser shall be liable only insofar as such untrue statement or omission does not relate to the Countrywide Information in the Offering Materials furnished to the Purchaser by Countrywide specifically for inclusion in the Prospectus Supplement; and.

            (e) All Mortgage Loans not sold or transferred pursuant to Pass-Through Transfers shall remain subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

            Section 6.08 Conflicts between Transaction Documents.

            In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement, the Servicing Agreement, and either the related Trade Confirmation or the related Purchase Confirmation, the terms of the related Purchase Confirmation shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of the Trade Confirmation and the Purchase Confirmation, the terms of the Purchase Confirmation shall control.

            Section 6.09 Governing Law.

            This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the State of California applicable to agreements entered into and wholly performed within that state.

            Section 6.10 Severability Clause.

            Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to an amendment to this Agreement which places each party in the same or as economic position as each party would have been in except for such invalidity.

            Section 6.11 Successors and Assigns.

            This Agreement shall bind and inure to the benefit of and be enforceable by Countrywide and the Purchaser and the respective permitted successors and assigns of Countrywide and the Purchaser.

            Section 6.12 Relationship of Parties.

            Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of Countrywide shall be rendered as an independent contractor and not as agent for the Purchaser.

            Section 6.13 Solicitation of Mortgagor.

            From and after the Closing Date, Countrywide hereby agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors or independent mortgage brokerage companies on its behalf, to personally, by telephone or mail, solicit the mortgagor under any Mortgage Loan for the purpose of refinancing such Mortgage Loan; provided, that Countrywide may solicit any mortgagor from whom it or its servicing affiliate has received a request for verification of mortgage, a request for demand for payoff, a mortgagor initiated written or verbal communication indicating a desire to prepay the related Mortgage Loan, or the mortgagor initiates a title search, provided further, it is understood and agreed that promotions undertaken by Countrywide or any of its affiliates which
(i) concern optional insurance products or other additional projects or (ii) are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists, newspapers, radio and television advertisements shall not constitute solicitation nor is Countrywide prohibited from responding to unsolicited requests or inquiries made by a mortgagor or an agent of a mortgagor. Notwithstanding the foregoing, the following solicitations, if undertaken by Countrywide or any affiliate of Countrywide, shall not be prohibited: (i) solicitations that are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists and newspaper, radio, television and other mass media advertisements and (ii) borrower messages included on, and statement inserts provided with, the monthly statements sent to mortgagors; provided, however, that similar messages and inserts are sent to borrowers of other mortgage loans serviced by Countrywide.

            Section 6.14 Confidentiality.

            Countrywide, the Purchaser and their agents shall keep confidential and shall not divulge to any person, other than affiliates, without the written consent of the other party, the terms of this agreement, except (i) to the extent required by law or judicial order or to enforce its rights or remedies under this agreement, the Servicing Agreement, or any applicable agreements,
(ii) to the extent such information enters into the public domain other than through the wrongful act of Countrywide or the Purchaser, as the case may be,
(iii) as is necessary in working with legal counsel, auditors, rating agencies, agents, taxing authorities or other governmental agencies, or (iv) in order to disclose to any and all persons, without limitation of any kind, the structure and tax aspects of this sale or any transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Purchaser related to such sale, transaction and tax aspects, all as contemplated by
Section 1.6011-4T(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986.

            Moreover, Countrywide understands and agrees that this Agreement, the Servicing Agreement, any other agreements executed in connection with the sale and servicing contemplated hereunder, any agreements executed in connection with a securitization of the Mortgage Loans, and any offering circulars or other disclosure documents produced in connection with such securitization are confidential and proprietary to the Purchaser, and Countrywide agrees to hold such documents confidential and not to divulge such documents to anyone except
(a) to the extent required by law or judicial order or to enforce its rights or remedies under this letter agreement or the Agreements, (b) to the extent such information enters into the public domain other than through the wrongful act of Countrywide (c) as is necessary in working with legal counsel, auditors, agents, taxing authorities or other governmental agencies, or (d) in order to disclose to any and all persons, without limitation of any kind, the structure and tax aspects of this sale or such securitization and all materials of any kind (including opinions or other tax analyses) that are provided to the Purchaser related to such sale, securitization and tax aspects, all as contemplated by
Section 1.6011-4T(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986. The rights and obligations set forth in this paragraph shall survive the Closing Date and shall not merge into the closing documents but shall be independently enforceable by the parties hereto.

            Section 6.15 Entire Agreement.

            This Agreement and the related Trade Confirmation and Purchase Confirmation constitute the entire understanding between the parties hereto with respect to each Mortgage Loan Package and supersede all prior or contemporaneous oral or written communications regarding same. Countrywide and the Purchaser understand and agree that no employee, agent or other representative of Countrywide or the Purchaser has any authority to bind such party with regard to any statement, representation, warranty or other expression unless said statement, representation, warranty or other expression is specifically included within the express terms of this Agreement or the related Trade Confirmation or Purchase Confirmation. Neither this Agreement nor the related Trade Confirmation or Purchase Confirmation shall be modified, amended or in any way altered except by an instrument in writing signed by both parties.

                           (SIGNATURE PAGE TO FOLLOW)

            IN WITNESS WHEREOF, Countrywide and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       COUNTRYWIDE HOME LOANS, INC.,
                                       the Seller

                                       By:______________________________________
                                       Name:
                                       Title:

                                       GOLDMAN SACHS MORTGAGE COMPANY,
                                       the Purchaser

                                       By:      Goldman Sachs Real Estate
                                       Funding Corp.,
                                       General Partner

                                       By:______________________________________
                                       Name:
                                       Title:

                                    EXHIBIT A

                              COLLATERAL DOCUMENTS

1. Mortgage Note: The original Mortgage Note (or, if acceptable to the Purchaser, a lost note affidavit in a form acceptable to an Agency) bearing all intervening endorsements, endorsed "Pay to the order of _____________, without recourse" and signed in the name of the last endorsee by an authorized officer thereof.

2. Assignment of Mortgage: Unless the Mortgage Loan is a MERS Mortgage Loan, the original Assignment of Mortgage in blank.

3. Guarantee: The original of any guarantee executed in connection with the Mortgage Note.

4. Mortgage: The original Mortgage with evidence of recording thereon or, if such original Mortgage has not been returned to Countrywide on or prior to the Closing Date by the public recording office where such Mortgage has been delivered for recordation, a copy of such Mortgage certified by Countrywide to be a true and complete copy of the original Mortgage sent for recordation.

5. Modifications: Unless the Mortgage Loan is a MERS Mortgage Loan, the originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon, if any.

6. Intervening Assignments: The originals of all intervening assignments of Mortgage with evidence of recording thereon, provided that such originals have been returned to Countrywide by the public recording office where such intervening assignment of Mortgage has been delivered for recordation.

7. Cooperative Loans: With respect to each Cooperative Loan: (i) an original copy of the Cooperative Lease naming the Mortgagor, as tenant, or an original copy of the assignment of the Cooperative Lease to Mortgagor together with the original copy of all intervening assignments showing a complete and unbroken chain of title from the original tenant to Mortgagor and an original undated assignment, in blank, of the Cooperative Lease executed by Mortgagor; (ii) the original stock certificate in the name of the Mortgagor together with an undated original stock power relating to such stock certificate executed in blank by the Mortgagor; (iii) a fully executed original recognition agreement in substantially the same form as a standard "AZTECH" form and the original assignment thereof from Countrywide to the Purchaser together with the original copy of all intervening assignments showing a complete and unbroken chain of title from the originator of the Mortgage Loan to the Purchaser; (iv) copies of the UCC-1 financing statement naming the originator of the Cooperative Loan, as secured party, with evidence of recording thereon and, if applicable, the executed UCC-3 financing statements (Assignment) or other appropriate UCC financing statements required by applicable state law evidencing a complete and unbroken chain of title from the originator of the Cooperative Loan to Countrywide, with evidence of recording thereon, (v) an executed UCC-3 financing statement (Assignment), or other appropriate UCC financing statement required by applicable state law, evidencing the assignment by Countrywide to the Purchaser of its interest in the Cooperative Loan, with evidence of recording thereon and (vi) a consent from the cooperative corporation in connection with the Mortgagor's acquisition of the coop apartment

8.    Power of Attorney: Original power of attorney, if applicable.

                                    EXHIBIT B

                          FORM OF PURCHASE CONFIRMATION

                            [COUNTRYWIDE LETTERHEAD]

                                                                          [DATE]

Goldman Sachs Mortgage Company
85 Broad Street
New York, New York 10004
Attn: Howard Altarescu

            Re:   Purchase Confirmation ($x.xmm) (Deal No. xxxx-xxx)
            --------------------------------------------------------

Ladies and Gentlemen:

            This purchase confirmation (the "Purchase Confirmation") between Countrywide Home Loans, Inc. ("Countrywide") and Goldman Sachs Mortgage Company ("Purchaser") sets forth our agreement pursuant to which Purchaser is purchasing, and Countrywide is selling, on a servicing-retained basis, those certain mortgage loans identified in Exhibit A hereto and more particularly described herein (the "Mortgage Loans").

            The purchase, sale and servicing of the Mortgage Loans as contemplated herein shall be governed by that certain Master Mortgage Loan Purchase Agreement dated as of November 1, 2003, between Countrywide and Purchaser (as amended herein and otherwise, the "Agreement"). By executing this Purchase Confirmation, each of Countrywide and Purchaser again makes, with respect to itself and each Mortgage Loan, as applicable, all of the covenants, representations and warranties made by each such party in the Agreement, except as the same may be amended by this Purchase Confirmation.

            All exhibits hereto are incorporated herein in their entirety. In the event there exists any inconsistency between the Agreement and this Purchase Confirmation, the latter shall be controlling notwithstanding anything contained in the Agreement to the contrary. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

            1. Assignment and Conveyance of Mortgage Loans. Upon Purchaser's payment of the Purchase Proceeds in accordance with Section 2.08 of the Agreement, Countrywide shall sell, transfer, assign and convey to Purchaser, without recourse, but subject to the terms of the Purchase Confirmation and the Agreement, all of the right, title and interest of Countrywide in and to the Mortgage Loans, excluding the servicing rights relating thereto. Each Mortgage Loan shall be serviced by Countrywide pursuant to the terms of the Agreement.

            2. Defined Terms. As used in the Agreement, the following defined terms shall have meanings set forth below with respect to the related Mortgage Loan Package.

                  a. Closing Date: [DATE].

                  b. Cut-off Date: [DATE].

                  c. Cut-off Date Balance:

                  [d. Index: On each Interest Adjustment Date, the applicable index rate shall be a rate per annum equal to [the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year, as published by the Board of Governors of the Federal Reserve System in Statistical Release No. H.15] [the average of interbank offered rates for six-month U.S. dollar denominated deposits in the London market (LIBOR), as published [in the Wall Street Journal] [by Fannie Mae] [the 11th District Cost of Funds as made available by the Federal Home Loan Bank] [the weekly average yield on certificates of deposit adjusted to a constant maturity of six months as published by the Board of Governors of the Federal Reserve System in Statistical Release No. H.15 or a similar publication.]]

                  e. Missing Credit Documents: As set forth in Exhibit [C] hereto.

      Notwithstanding anything contained in Section 2.04 of the Agreement to the contrary, Countrywide's obligation to repurchase from the Purchaser the Mortgage Loan related to a Missing Credit Document shall occur only in the event of a default by a Mortgagor or any material impairment of the Mortgaged Property directly arising a breach of Countrywide's obligation to deliver the Missing Credit Document within the time specified in
      Section 2.04 of the Agreement.

                  f. Pending Mortgage Loans: As set forth in Exhibit [C] hereto.]

                  g. Purchase Proceeds: With respect to [the Mortgage Loans] [each Mortgage Loan], and as set forth in Exhibit [A] and Exhibit [B] hereto, the sum of (a) the product of (i) the Cut-off Date Balance of [such Mortgage Loan] [such Mortgage Loans], and (ii) the purchase price percentage set forth in Exhibit [A] hereto for such [Mortgage Loan] [Mortgage Loans], and (b) accrued interest from the Cut-off Date through the day prior to the Closing Date, inclusive.

                  h. Servicing Fee Rate: [0.25%] [0.375%] [With respect to the period prior to the initial Interest Adjustment Date, [0.25]% and, thereafter, [0.375]%].

            3. Description of Mortgage Loans. Each Mortgage Loan complies with the specifications set forth below in all material respects.

                  a. Loan Type: Each Mortgage Loan is a [Adjustable Rate] [Balloon] [Fixed Rate] Mortgage Loan.

                  b. Lien Position: Each Mortgage Loan is secured by a perfected [first] [second] lien Mortgage.

                  c. Underwriting Criteria: Each Mortgage Loan [was underwritten generally in accordance with Countrywide's credit underwriting guidelines in effect at the time such Mortgage Loan was originated] [conforms to the Fannie Mae or Freddie Mac mortgage eligibility criteria (as such criteria applies to Countrywide) and is eligible for sale to, and securitization by, Fannie Mae or Freddie Mac] [at the time of origination was underwritten to guidelines which are consistent with an institutional investor-quality mortgage loan].

            Kindly acknowledge your agreement to the terms of this Purchase Confirmation by signing in the appropriate space below and returning this Purchase Confirmation to the undersigned. Telecopy signatures shall be deemed valid and binding to the same extent as the original.

Sincerely,                               Agreed to and Accepted by:

COUNTRYWIDE HOME LOANS, INC.             GOLDMAN SACHS MORTGAGE COMPANY


By:______________________________________  By:__________________________________
   Name: Celia Coulter                        Name:
   Title: Executive Vice President            Title:

                                    EXHIBIT A

                                       to

                              PURCHASE CONFIRMATION

                             MORTGAGE LOAN SCHEDULE

                                   (attached)

                                    EXHIBIT B

                                       to

                              PURCHASE CONFIRMATION

                        CALCULATION OF PURCHASE PROCEEDS

                                   (attached)

                                    EXHIBIT C

                                       to

                              PURCHASE CONFIRMATION

                            MISSING CREDIT DOCUMENTS


--------------------------------------------------------------------------------
        LOAN COUNT                 LOAN NUMBER                 DOCUMENT
--------------------------------------------------------------------------------
1.
--------------------------------------------------------------------------------
2.
--------------------------------------------------------------------------------
3.
--------------------------------------------------------------------------------
4.
--------------------------------------------------------------------------------
5.
--------------------------------------------------------------------------------

                                    EXHIBIT D

                                       to

                              PURCHASE CONFIRMATION

                             PENDING MORTGAGE LOANS


--------------------------------------------------------------------------------
        LOAN COUNT                 LOAN NUMBER                 DOCUMENT
--------------------------------------------------------------------------------
1.
--------------------------------------------------------------------------------
2.
--------------------------------------------------------------------------------
3.
--------------------------------------------------------------------------------
4.
--------------------------------------------------------------------------------
5.
--------------------------------------------------------------------------------

                                    EXHIBIT C

                           FORM OF CUSTODIAL AGREEMENT

                            [CUSTODIAN'S LETTERHEAD]

                             _______________, (YEAR)

Howard Altarescu
Goldman Sachs Mortgage Company
85 Broad Streeet
New York, New York 10004

Celia Coulter
Executive Vice President
Countrywide Home Loans Inc.
4500 Park Granada Boulevard
Calabasas, California 91302

            RE: Sale of Mortgage Loans pursuant to that certain Master Mortgage Loan Purchase Agreement, dated November 1, 2003, (YEAR) and Purchase Confirmation dated ____________, (YEAR), (collectively the "Agreement") between Countrywide Home Loans Inc. ("SELLER") and Goldman Sachs Mortgage Company ("PURCHASER").

Ladies and Gentlemen:

            Treasury Bank, National Association, a nationally chartered bank and an affiliate of SELLER ("TREASURY BANK"), has been advised of an impending sale by SELLER to PURCHASER, of certain mortgage loans described on Exhibit "A" attached hereto (the "Mortgage Loans"), which sale is expected to occur on [SALE DATE], (YEAR). The Mortgage Loans are currently held by TREASURY BANK as custodian for SELLER. SELLER has requested that upon TREASURY BANK's receipt of written confirmation from SELLER that it has received the Purchase Price, TREASURY BANK (i) hold such Mortgage Loans in custody for the exclusive benefit of PURCHASER; (ii) by its execution hereof, certify to PURCHASER its possession of the Mortgage Note, Assignment of Mortgage and a certified copy of the Mortgage for each Mortgage Loan except as TREASURY BANK may separately notify PURCHASER in writing; (iii) segregate and maintain continuous custody of all Mortgage Files in secure and fire-resistant facilities in accordance with customary standards for such custody: and (iv) ship the Mortgage Loans to such address as PURCHASER may instruct TREASURY BANK in writing upon consummation of the sale. Except as specifically required to be stated herein, TREASURY BANK makes no representation or warranty with respect to any of the Mortgage Loans or Mortgage Files. This is to advise SELLER and PURCHASER that TREASURY BANK hereby agrees to perform the services stated in the immediately preceding sentence, subject to the terms and conditions set forth herein. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

            TREASURY BANK shall charge such fees for its custodial services under this letter agreement as are set forth in a separate agreement between TREASURY BANK and SELLER, the payment of which fees, together with TREASURY BANK's expenses in connection herewith, shall be solely the obligation of SELLER.

            The sole obligation of TREASURY BANK with respect to the Mortgage Loans shall be to perform the services expressly described herein, there being no implied duties hereunder. It is expressly agreed that in no event shall TREASURY BANK have any (i) responsibility for documents which it has delivered to a shipper in accordance with the terms hereof while such documents are not in its possession or (ii) liability for any losses or damages to any person, including without limitation SELLER or PURCHASER, arising out of action taken by TREASURY BANK consistent with instructions given hereunder (including without limitation, losses or damages arising out of non-performance or faulty performance by a shipper). SELLER agrees to reimburse, indemnify and hold harmless TREASURY BANK, its directors, officers, employees and agents from and against any and all liability, loss, cost and expense, including reasonable fees and expenses of counsel arising from or connected with TREASURY BANK's execution and performance of this letter agreement, including but not limited to claims of any third parties, including PURCHASER, except in the case of loss, liability or expense resulting from gross negligence or willful misconduct on the part of TREASURY BANK. TREASURY BANK agrees to reimburse, indemnify and hold harmless PURCHASER, its directors, officers, employees, and agents from and against any and all liability, loss, cost and expense, including reasonable fees and expenses of counsel arising from or connected with PURCHASER's execution of this letter agreement, including but not limited to, claims of any third parties resulting from gross negligence or willful misconduct on the part of TREASURY BANK. In no event shall TREASURY BANK, its directors, officers, employees or agents be liable for any indirect, special or consequential damages, even if such party has been advised of the possibility of such damages.

            For the purpose of facilitating the execution of this letter agreement, this letter agreement may be executed simultaneously in any number of counterparts, each of which counterpart shall be deemed to be an original and all of which shall constitute one and the same instrument. By execution of this letter agreement, TREASURY BANK represents and warrants that as of the consummation of the referenced transaction it holds and thereafter during the existence of this letter agreement shall hold, no adverse interest, by way of security or otherwise, in any Mortgage Loan and hereby waives and releases any such interest which it may have in any Mortgage Loan as of the consummation of the referenced transaction. All notices and communications hereunder shall be in writing and shall be deemed to have been duly given when received by the recipient party at the address shown in this letter. This letter agreement shall inure to the benefit of the successors and assigns of the parties hereto. TREASURY BANK agrees that its rights and obligations hereunder shall not be assigned without the prior written consent of PURCHASER. PURCHASER, shall provide written instructions as to the method of shipment and shippers TREASURY BANK is to utilize in connection with the transmission the Mortgage Files and Loan Documents. Each individual executing this letter agreement is authorized to give and receive notices and is authorized to execute this letter agreement on behalf of and bind the respective party. This letter agreement may be amended from time to time by written agreement only signed by PURCHASER, TREASURY BANK and SELLER.

            This letter agreement shall (i) become effective as of the date hereof upon execution by SELLER, PURCHASER, and TREASURY BANK and (ii) will expire on [EXPIRATION DATE], (YEAR), if the sale described herein is not consummated by such date, unless the parties otherwise agree in writing.

                                       Very truly yours,

                                       TREASURY BANK, NATIONAL ASSOCIATION

                                       Maria Garner
                                       Officer
                                       4100 E. Los Angeles Avenue, Suite 4625
                                       Simi Valley, California  93062

Accepted and Agreed                      Acknowledge:

COUNTRYWIDE HOME LOANS, INC.             GOLDMAN SACHS MORTGAGE COMPANY

By:_______________________________       By:________________________________
   Name: Celia Coulter                      Name:
   Title: Executive Vice President          Title:

                                    EXHIBIT D

                           FORM OF TRADE CONFIRMATION

                            [COUNTRYWIDE LETTERHEAD]

                                                                          [DATE]

Goldman Sachs Mortgage Company
85 Broad Street
New York, New York 10004
Attn: Howard Altarescu

            Re:   Sale of $[AMOUNT] Million of Mortgage Loans to Goldman
                  Sachs Mortgage Company
                  (Deal No. yrmm-xxx)
                  --------------------------------------------------------------

Ladies and Gentlemen:

            This Trade Confirmation confirms the agreement between Goldman Sachs Mortgage Company ("Purchaser") and Countrywide Home Loans, Inc. ("Countrywide") pursuant to which Purchaser has agreed to purchase, and Countrywide has agreed to sell, those certain mortgage loans [identified] [summarized] in Exhibit A hereto (the "Mortgage Loans"), subject to the terms set forth herein.

            Closing Date:     _________ __, [year] [, provided, however, that
the parties shall use their best efforts to consummate the transaction prior to [DATE].

            Commitment Amount: $______________.

            Purchase Price: $______________.

            Percentage: ____%, subject to adjustment as set forth in Exhibit
A. [Loan-level pricing as set forth in Exhibit A.]

            Product:    [Jumbo] ["A"] ["A-"] ["Alt A"] [Sub-prime]
[Conforming] [fixed] [(x/1) Index adjustable] rate mortgage loans]. (undefined terms should not be capitalized)

            Underwriting Criteria:

            Servicing Rights: RETAINED: Retained by Countrywide and serviced on a [scheduled/scheduled] [actual/actual] [scheduled][actual] basis for the servicing fee rate [equal to FEE% per annum][set forth in Exhibit A [for each Mortgage Loan]]. [ With respect to the period prior to the initial Interest Adjustment Date, 0.25% and, thereafter, 0.375%].

            Prepayment Penalties:   [Countrywide] [Purchaser] shall be
entitled to any penalties resulting from the prepayment of any Mortgage Loans by the related mortgagor(s).

            Documentation: [Assignment of a [type of agreement]] [Industry standard purchase and servicing agreement.]

            Conditions: [Review of Mortgage Loans by Purchaser to confirm conformance with this Trade Confirmation. Countrywide may, at its option, elect to substitute comparable mortgage loans for any Mortgage Loans rejected by Purchaser pursuant to the preceding sentence.]

            [Countrywide's sale of the Mortgage Loans is expressly subject to
(a) the review of the Mortgage Loans by Purchaser to confirm conformance with the Trade Confirmation, and (b) purchase of the Mortgage Loans by Countrywide on or before the Closing Date from the current owner of the Mortgage Loans (the "Current Owner"). If either of the foregoing conditions are not satisfied, Countrywide shall have no liability to Purchaser.]

            Non-Circumvent: Countrywide and Purchaser understand and agree that Countrywide may introduce the owner of the Mortgage Loans to Purchaser, that the Current Owner is a customer of Countrywide and that such relationship of Countrywide is confidential. Purchaser agrees, with respect to the Current Owner, Purchaser will not, for the purpose of purchasing other mortgage loans [for a period of one year from the Closing Date], communicate with or purchase such other mortgage loans from the Current Owner unless the Current Owner has had previous business dealings (other than any transactions involving Countrywide) with the Current Owner in a similar context.

            Please acknowledge your agreement to the terms and conditions of this Trade Confirmation by signing in the appropriate space below and returning a copy of the same to the undersigned. Telecopy signatures shall be deemed valid and binding to the same extent as the original.

Sincerely,                               Agreed to and Accepted by:

COUNTRYWIDE HOME LOANS, INC.             GOLDMAN SACHS MORTGAGE COMPANY

                                         By:____________________________________
                                            Name:
                                            Title:

By:__________________________________
   Name: Celia Coulter
   Title: Executive Vice President

                                    EXHIBIT A

                 MORTGAGE LOAN SCHEDULE AND PRICING INFORMATION

                                   (attached)

                                    EXHIBIT B

                             UNDERWRITING GUIDELINES

                                   (attached)

                                    EXHIBIT Q

                              SERVICING AGREEMENT,
                          DATED AS OF NOVEMBER 1, 2003,
                   BETWEEN COUNTRYWIDE HOME LOANS SERVICING LP
                       AND GOLDMAN SACHS MORTGAGE COMPANY

 ==============================================================================

                               SERVICING AGREEMENT

                                     between

                       COUNTRYWIDE HOME LOANS SERVICING LP

                                   (Servicer)

                                       and

                         Goldman Sachs Mortgage Company

                                     (Owner)

                          Dated as of November 1, 2003

          Fixed & Adjustable-Rate First Lien Residential Mortgage Loans

 ==============================================================================

                           DESCRIPTION OF ATTACHMENTS

Exhibit A   MORTGAGE LOAN SCHEDULE

Exhibit B   LIST OF COLLATERAL DOCUMENTS

Exhibit C   LIST OF DOCUMENTS IN CREDIT FILE

Exhibit D   FORM OF SARBANES-OXLEY ACT CERTIFICATION

                               SERVICING AGREEMENT
                               -------------------

      THIS SERVICING AGREEMENT (this "Agreement") dated as of November 1, 2003, is by and between COUNTRYWIDE HOME LOANS SERVICING LP, in its capacity as servicer (the "Servicer"), and GOLDMAN SACHS MORTGAGE COMPANY, and its successors and assigns, as owner (the "Owner").

                              PRELIMINARY STATEMENT
                              ---------------------

      WHEREAS, the Owner and Countrywide Home Loans, Inc. ("Countrywide") have entered into that certain Master Mortgage Loan Purchase Agreement dated as of November 1, 2003 between the Owner, as purchaser and Countrywide, as seller, pursuant to which the Owner will purchase and Countrywide will sell from time to time, certain fixed and adjustable-rate first lien residential mortgage loans (the "Master Mortgage Loans Purchase Agreement");

      WHEREAS, the Servicer is in the business of providing primary servicing of mortgage loans and owns the right to service the Mortgage Loans (as hereinafter defined) listed on the Mortgage Loan Schedule (as hereinafter defined);

      WHEREAS, the Owner has requested the Servicer to service the Mortgage Loans and Servicer has agreed to service, as an independent contractor, such mortgage loans for the Owner on the terms and conditions set forth herein; and

      WHEREAS, the Servicer and the Owner desire to prescribe the terms and conditions regarding the management, servicing, and control of such mortgage loans.

      NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Servicer and the Owner agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

      Acceptable Servicing Procedures: The procedures, including prudent collection and loan administration procedures, and standard of care employed by prudent mortgage servicers. Such standard of care (i) shall not be lower than that the Servicer customarily employs and exercises in servicing and administering similar mortgage loans for its own account, (ii) shall be in accordance with the requirements of the Servicer's policies and procedures,
(iii) shall be, at a minimum, at least as prudent as the requirements of Fannie Mae as set forth from time to time in the Fannie Mae Selling and Servicing Guide, as amended from time to time, and (iv) shall be in full compliance with all federal, state and local laws, ordinances, rules and regulations.

      Agreement: This Servicing Agreement, including all exhibits and schedules hereto, and all amendments hereof and supplements hereto.

      Ancillary Income: All income if any, derived from any Mortgage Loan, including but not limited to late charges, fees received with respect to checks or bank drafts returned by the related bank for non-sufficient funds, assumption fees, speed pay fees, Prepayment Charges, reconveyance and demand statement fees, loan modification fees and reamortization fees.

      Applicable Requirements: The (i) terms of the Mortgage and Mortgage Note related to each Mortgage Loan, (ii) the federal, state, local and foreign laws, statutes, rules, regulations, ordinances, standards, requirements, administrative rulings, orders and processes pertaining to Mortgage Loans, including but not limited to those pertaining to the processing, origination and servicing of the Mortgage Loans and the servicer's policies and procedures,
(iii) the requirements of a Primary Mortgage Insurer (if any) with respect to the processing, origination, insuring, servicing or filing of claims in connection with the Mortgage Loans, (iv) the requirements of the Owner as set forth in this Agreement, and (v) the reasonable and customary mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as the Mortgage Loans in the jurisdictions in which the related Mortgaged Properties are located.

      ARM Loan: A Mortgage Loan as to which the related Mortgage Note provides that the Mortgage Interest Rate may be adjusted periodically.

      Assignment of Mortgage: An assignment of mortgage, notice of transfer, or equivalent instrument, in recordable form, sufficient under and complying with the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale of the Mortgage Loan to the assignee named therein.

      Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking or savings and loan institutions in the States of New York, California or Texas are authorized or obligated by law or executive order to be closed.

      Closing Date: The date on which the sale and purchase of a Mortgage Loan Package is consummated between the owner and Countrywide pursuant to the terms of the Mortgage Loan Purchase Agreement.

      Code: The Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

      Collateral Documents: With respect to any Mortgage Loan, the mortgage loan documents pertaining to such Mortgage Loan which are specified in Exhibit B hereto and any additional mortgage documents pertaining to such Mortgage Loan required to be added to the related Collateral File pursuant to the terms of this Agreement.

      Collateral File: With respect to any Mortgage Loan, the file pertaining to such Mortgage Loan that contains each of the related Collateral Documents.

      Condemnation Proceeds: All awards or settlements in respect of a taking of all or part of a Mortgaged Property by exercise of the power of eminent domain or condemnation.

      Consents: shall mean the unconditional written consent or approval, as necessary, of an Investor and any applicable Insurer to the Servicer's servicing of the Mortgage Loans hereunder.

      Cooperative Corporation: The entity that holds title (fee or an acceptable leasehold estate) to the real property and improvements constituting the Cooperative Property and which governs the Cooperative Property, which Cooperative Corporation must qualify as a Cooperative Housing Corporation under
Section 216 of the Code.

      Cooperative Loan: Any Mortgage Loan secured by Coop Shares and a Proprietary Lease.

      Cooperative Property: The real property and improvements owned by the Cooperative Corporation, including the allocation of individual dwelling units to the holders of the Coop Shares of the Cooperative Corporation.

      Coop Shares: Shares issued by a Cooperative Corporation.

      Cooperative Unit: A single family dwelling located in a Cooperative Property.

      Countrywide: Countrywide Home Loans, Inc., or any successor or assign to Countrywide under this Agreement as provided herein.

      Credit File: With respect to any Mortgage Loan, a file pertaining to such Mortgage Loan and containing copies of the mortgage loan documents described on Exhibit C attached hereto, the credit documentation relating to the origination of such Mortgage Loan and copies of the Collateral Documents. Each Credit File shall be maintained by the Servicer (either on paper or on microfilm or any other comparable medium), and shall be delivered to the Owner as soon as practicable upon request.

      Custodial Account: The account or accounts created and maintained pursuant to Section 3.4 of this Agreement which account(s) shall be an Eligible Account.

      Custodial Agreement: Any agreement with respect to the Mortgage Loans governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, entered into among Countrywide, the Servicer and JPMorgan.

      Custodian: With respect to any Mortgage Loan and the related Collateral File, JPMorgan Chase Bank and any successor custodian under any custodial agreement which may be entered into between the Servicer, the Owner or any subsequent Owner and the custodian named therein regarding the warehousing and safekeeping of such Collateral File.

      Cut-off Date: With respect to a Mortgage Loan Package, the first day of the month in which the related Cutoff Date occurs or such other date as may be mutually agreed to by the parties.

      Default: Any condition or circumstance that is, or with notice or the lapse of time or both, would become, an Event of Default.

      Determination Date: The Business Day immediately preceding the related Remittance Date.

      Due Date: With respect to any Mortgage Loan, the first day of the month on which Monthly Payments on such Mortgage Loan are due, exclusive of any days of grace.

      Due Period: With respect to each Remittance Date, the period beginning on the second day of the month immediately preceding the month of such Remittance Date and ending on the first day of the month of such Remittance Date.

      Eligible Account: An account or accounts maintained with a Qualified Depository.

      Escrow Account: The separate account or accounts created and maintained pursuant to Section 3.6.

      Escrow Payments: The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance premiums, if any, fire and hazard insurance premiums, and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to any Mortgage Loan.

      Event of Default: Any one of the conditions or circumstances enumerated in Section 7.1.

      FDIC: The Federal Deposit Insurance Corporation or any successor thereto.

      Fannie Mae: Fannie Mae, formerly known as the Federal National Mortgage Association, or any successor thereto.

      Fidelity Bond: A fidelity bond to be obtained by the Servicer pursuant to Section 3.12.

      Freddie Mac: Freddie Mac, formerly known as the Federal Home Loan Mortgage Corporation or any successor thereto.

      Gross Margin: With respect to each ARM Loan, the fixed percentage amount set forth in the related Mortgage Note as shown in the Mortgage Loan Schedule, which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

      Index: With respect to any ARM Loan, the index set forth in the applicable Mortgage Note which is added to the Gross Margin to determine the Mortgage Interest Rate on each Interest Rate Adjustment Date. In the event the Index becomes unavailable for any reason, the Servicer shall select an alternative index, in accordance with the terms of the Mortgage Note, and such alternative index shall thereafter be the Index for such Mortgage Loan.

      Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or the related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 3.10, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Acceptable Servicing Procedures and Section 3.14.

      Interest Rate Adjustment Date: As to any ARM Loan, the date specified in a Mortgage Note on which the Mortgage Interest Rate for the related Mortgage Loan is subject to adjustment.

      Investor: With respect to any Mortgage Loan, a Person who has a beneficial interest in, or is a record owner of, such Mortgage Loan or any trustee acting on behalf of any such Person.

      Late Collections: With respect to any Mortgage Loan, all amounts (other than Monthly Advances) received during any Due Period, whether as late payments of Monthly Payments or as Insurance Proceeds, Liquidation Proceeds, Condemnation Proceeds or otherwise, which represent late payments or collections of Monthly Payments due but delinquent for a previous Due Period and not previously recovered.

      Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of the Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or in connection with the sale of the Mortgaged Property if the Mortgaged Property is a REO Property.

      LPMI Fee: The portion of the Mortgage Interest Rate relating to a LPMI Loan, which is set forth on the related Mortgage Loan Schedule, to be retained by the Servicer to pay the premium due on a Primary Mortgage Insurance Policy with respect to a LPMI Loan.

      LPMI Loan: Any Mortgage Loan with respect to which the Servicer is responsible for paying the premium due on the related Primary Mortgage Insurance Policy with the proceeds generated by the LPMI Fee relating to such Mortgage Loan, as set forth on the related Mortgage Loan Schedule.

      Losses: Any claims, penalties, fines, forfeitures, damages, liabilities, losses and expenses, including reasonable attorneys' fees.

      Maturity Date: With respect to any Mortgage Loan, the maturity date of the related Mortgage Note and Mortgage as specified therein.

      MERS: Mortgage Electronic Registration, Inc. a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

      MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System.

      MERS (R) System: The system of recording transfers of mortgages electronically maintained by MERS.

      Monthly Advance: Commencing with each Monthly Payment due on or after the related Cutoff Date, the portion of each Monthly Payment that is delinquent with respect to each Mortgage Loan at the close of business on the Determination Date required to be advanced by the Servicer pursuant to Section 4.3 on the Business Day immediately preceding the Remittance Date of the related month.

      Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor from time to time under the related Mortgage Note.

      Mortgage: The mortgage, mortgage deed, deed of trust or other instrument creating a first lien on or first priority ownership interest on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien upon a leasehold estate of the Mortgagor, as the case may be, including any riders, addenda, assumption agreements or modifications relating thereto.

      Mortgage Interest Rate: As to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan and, with respect to an ARM Loan, as adjusted from time to time in accordance with the provisions of the related Mortgage Note.

      Mortgage Loan: Any mortgage loan that is sold pursuant to this Agreement, as evidenced by such mortgage loan's inclusion on the related Mortgage Loan Schedule, which mortgage loan includes, without limitation, the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds (if applicable) and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding the servicing rights relating thereto. Unless the context requires otherwise, any reference to the Mortgage Loans in this Agreement shall refer to the Mortgage Loans constituting a Mortgage Loan Package.

      Mortgage Loan Package: Pools of Mortgage Loans sold to the Owner pursuant the Master Mortgage Loan Purchase Agreement.

      Mortgage Loan Remittance Rate: with respect to each Mortgage Loan, the interest rate payable to the Owner on each Remittance Date which shall equal the Mortgage Interest Rate less the Servicing Fee and any LPMI Fees, if applicable.

      Mortgage Loan Schedule: A schedule of Mortgage Loans annexed hereto as Exhibit A, such schedule setting forth the following information with respect to each Mortgage Loan: (1) Countrywide's Mortgage Loan number; (2) the address, city, state and zip code of the Mortgaged Property (or, in the case of each Cooperative Loan, of the related cooperative apartment building); (3) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four family residence, planned unit development or cooperative stock in a cooperative housing corporation; (4) the purpose of the Mortgage Loan; (5) the current Mortgage Interest Rate; (6) whether the Mortgage Loan has Monthly Payments that are interest only for a period of time; (7) the Servicing Fee Rate; (8) the current Monthly Payment; (9) the original term to maturity; (10) the remaining term to maturity; (11) the principal balance of the Mortgage Loan as of the Cut-off Date after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (12) the LTV at origination; (13) the due date of the Mortgage Loan;
(14) whether the Mortgage Loan is insured by a Primary Mortgage Insurance Policy; (15) the type of appraisal; (16) a code indicating whether the Mortgage Loan is a MERS Mortgage Loan; (17) a code indicating whether the Mortgage Loan is subject to a prepay penalty; (18) documentation type; (19) first payment date; and (20) FICO score. With respect to any Adjustable Rate Mortgage, in addition to (1) through (17) above: (a) the Gross Margin; (b) the Periodic Rate Cap; (c) the Lifetime Rate Cap; (d) the first Interest Rate Adjustment Date and the Interest Rate Adjustment Date frequency; (e) the minimum Mortgage Interest Rate; (f) the first Interest Rate Adjustment Date immediately following the Cut-off Date; and (g) the Index.

      Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage, including any riders, addenda, assumption agreements or modifications relating thereto.

      Mortgaged Property: With respect to a Mortgage Loan that is not a Cooperative Loan, the underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the State in which such real property is located, which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgagor, the term of which is equal to or longer than the term of the Mortgage. With respect to a Cooperative Loan, the stock allocated to a dwelling unit in the residential cooperative housing corporation that was pledged to secure such Cooperative Loan and the related Cooperative Lease.

      Mortgagor: The obligor on a Mortgage Note and their successors in title to the Mortgage Property.

      Nonrecoverable Advance: Any portion of any of a Monthly Advance or Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan by the Servicer hereunder which, in the good faith judgment of the Servicer, will not be ultimately recoverable from Late Collections.

      Officer's Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President, the Servicer, and delivered to the Owner as required by this Agreement.

      Opinion of Counsel: A written opinion of counsel, who may be an employee of the Servicer or an affiliate thereof, reasonably acceptable to the Owner.

      Owner: Goldman Sachs Mortgage Company or any permitted successor owner of any of the Mortgage Loans.

      Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans to a REMIC or other trust to be formed as part of a publicly or privately traded pass-through transaction retaining the Servicer as "servicer" thereunder.

      Periodic Rate Cap: With respect to each ARM Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect, equal to the rate set forth on the Mortgage Loan Schedule per adjustment.

      Permitted Instruments: Any one or more of the following obligations or securities:

                  (i) direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

                  (ii) repurchase obligations with respect to any security described in clause (i) above, provided that the unsecured long-term obligations of the party agreeing to repurchase such obligations are at the time rated by Standard & Poor's Corporation in one of its three highest rating categories;

                  (iii) federal funds, certificates of deposit, time deposits, and bankers' acceptances of any bank or trust company incorporated under the laws of the United States or any state, provided that the long-term debt obligations of such bank or trust company (or, in the case of the principal bank in a bank holding company system, the long-term debt obligations of the bank holding company) at the date of acquisition thereof have been rated by Standard & Poor's Corporation in one of its three highest rating categories;

                  (iv) commercial paper of any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition has been rated by Standard & Poor's Corporation in its highest short-term rating category; and

                  (v) any other obligation or security acceptable to Standard & Poor's Corporation in respect of mortgage pass-through certificates rated in one of its three highest rating categories, as evidenced by a letter from Standard & Poor's Corporation to such effect.

      Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      Prepayment Charge: With respect to any Mortgage Loan, the prepayment premium or charge, if any, required under the terms of the related Mortgage Note to be paid in connection with a Principal Prepayment, to the extent permitted by applicable law.

      Prepayment Period: With respect to a Remittance Date, the prior calendar month.

      Prepayment Interest Shortfall Amount: With respect to any Remittance Date and Mortgage Loan that was subject to a Principal Prepayment in full or in part during the related Principal Prepayment Period, which Principal Prepayment was applied to such Mortgage Loan prior to such Mortgage Loan's Due Date in such calendar month, the amount of interest (at the Mortgage Loan Remittance Rate) that would have accrued on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive.

      Primary Mortgage Insurance Policy: With respect to any Mortgage Loan, the policy of primary mortgage guaranty insurance (including all endorsements thereto), if any, issued by a Qualified Insurer with respect to such Mortgage Loan, or any replacement policy.

      Primary Mortgage Insurer: The named insurer under any Primary Mortgage Insurance Policy.

      Prime: As of any date of determination, the annual interest rate, adjusted daily, published from time to time in The Wall Street Journal (Western Edition) as the "PRIME RATE" in the "MONEY RATES" section.

      Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan (other than Condemnation Proceeds, Insurance Proceeds, and Liquidation Proceeds) which is received in advance of its scheduled Due Date (not including any Prepayment Charge) and is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

      Proprietary Lease: With respect to any Cooperative Unit, a lease or occupancy agreement between a Cooperative Corporation and a holder of related Coop Shares.

      Qualified Depository: (i) A depository, the long-term unsecured debt obligations of which are rated by a nationally recognized statistical rating agency in one of its two highest rating categories at the time of any deposit therein, or (ii) a depository, the deposits of which are fully insured to the maximum extent permitted by the FDIC or (iii) the corporate trust department of a national bank; provided that they maintain a rating by a nationally recognized statistical rating agency in the highest rating categories for short term debt obligations.

      Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, which insurer is approved in such capacity by an Agency.

      Reconstitution Agreements: The agreement or agreements entered into by the Servicer and the Owner and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans serviced hereunder, in connection with a Whole Loan Transfer or a Pass-Through Transfer. Such agreement or agreements shall prescribe the rights and obligations of the Servicer in servicing the related Mortgage Loans.

      Reconstitution Date: The date or dates on which any or all of the Mortgage Loans serviced under this Agreement shall be removed from this Agreement and reconstituted as part of a Whole Loan Transfer or Pass-Through Transfer pursuant to Section 5.9 hereof. On such date, the Mortgage Loans transferred shall cease to be covered by this Agreement and the Servicer shall cease to service those Mortgage Loans under this Agreement in accordance with the termination provisions set forth in Section 5.9 hereof.

      Remittance Advice Date: The 10th day of each month or, if such 10th day is not a Business Day, the first Business Day immediately following such day.

      Remittance Date: With respect to each Mortgage Loan: the eighteenth (18th) day of any month, beginning with the eighteenth (18th) day of the month next following the month in which the related Cut-off Date occurs, or if such eighteenth (18th) day is not a Business Day, the first Business Day immediately following such day.

      REO Property: A Mortgaged Property acquired in foreclosure or by deed in lieu of foreclosure, as described in Section 3.13.

      Security Agreement: With respect to any Cooperative Loan, the agreement between the owner of the related Coop Shares and the originator of the related Mortgage Note that defines the terms of the security interest in such Coop Shares and the related Proprietary Lease.

      Servicer: Countrywide Home Loans Servicing LP, a Texas limited partnership or its permitted successor in interest or any successor to the Servicer as permitted under this Agreement.

      Servicing Advances: All customary, reasonable, and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) that are incurred by the Servicer in the performance of its servicing obligations hereunder, including, but not limited to, the cost of (i) the preservation, restoration, and protection of the Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage, and (iv) compliance with the obligations of this Agreement, including without limitation under Sections 3.8 and 3.10.

      Servicing Fee: With respect to each Mortgage Loan being serviced and administered pursuant to this Agreement, the amount of the annual fee payable to the Servicer as compensation for servicing and administering such Mortgage Loan and for managing and disposing of REO Property in accordance with the terms of this Agreement. For each Mortgage Loan, such fee shall, for a period of one full month, be equal to one-twelfth of the product of (i) the Servicing Fee Rate, multiplied by (ii) the outstanding Unpaid Principal Balance of such Mortgage Loan as of the first day of such month, and shall be payable in accordance with
Section 5.3. With respect to any REO Property that is being managed by the Servicer in accordance with Section 3.13 of this Agreement, such fee shall be payable through and until the disposition of such REO Property or the transfer of the REO Property to the Owner for management by the Owner, and the amount of such fee shall be based upon the Unpaid Principal Balance of the related Mortgage Loan at the time of the related foreclosure.

      Servicing Fee Rate: As to (i) each Mortgage Loan that is an ARM Loan, .25% per annum with respect to each Due Period occurring before the initial Interest Rate Adjustment Date, and with respect to 5/1, 7/1 and 10/1 Loans, .375% per annum thereafter, and (ii) each Mortgage Loan that is not an ARM Loan, .25% per annum.

      Servicing File: As to each Mortgage Loan, the copies of the Collateral Documents, as well as the credit and closing packages, disclosures, copies of the all other files, books, records and documents necessary to (a) establish the eligibility of the Mortgage Loan for insurance by a Qualified Insurer, if any; and/or (b) service the Mortgage Loan in accordance with Acceptable Servicing Procedures, including the documents listed on Exhibit B hereto, some of which maybe held by the Custodian.

      Unpaid Principal Balance: With respect to each Mortgage Loan as of any date of determination: (i) the unpaid principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Owner with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

      Whole Loan Transfer: The sale or transfer by the Owner of some or all of the Mortgage Loans in a whole loan or participation certificate format pursuant to a Reconstitution Agreement retaining the Servicer as "servicer" thereunder.

      3/1 Loan: An ARM Loan where the Mortgage Interest Rate is fixed for the first 36 months.

      5/1 Loan: An ARM Loan where the Mortgage Interest Rate is fixed for the first 60 months.

      7/1 Loan: An ARM Loan where the Mortgage Interest Rate is fixed for the first 84 months.

      10/1 Loan: An ARM Loan where the Mortgage Interest Rate is fixed for the first 120 months.

Any capitalized term used herein and not otherwise defined, shall have the meaning assigned to such term in the Master Mortgage Loan Purchase Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES;
                               REMEDIES FOR BREACH

Section 2.1 Representations and Warranties of the Servicer

      With respect to a Mortgage Loan Package, the Servicer represents, warrants and covenants to the Owner that, as of the related Closing Date:

      (a) The Servicer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified and licensed to transact business in and is in good standing under the laws of each state where each Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement. The execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Servicer and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement evidences the valid, binding and enforceable obligation of the Servicer; and all requisite action has been taken by the Servicer to make this Agreement valid and binding upon the Servicer in accordance with its term;

      (b) The Servicer has the full power and authority to (i) perform and enter into and consummate all transactions contemplated by this Agreement and (ii) to service each Mortgage Loan;

      (c) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Servicer, which is in the business of servicing loans;

      (d) Neither the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Servicer's certificate of limited partnership or partnership agreement or result in a material breach of any legal restriction or any material agreement or instrument to which the Servicer is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject;

      (e) The Servicer is an approved servicer for Fannie Mae and Freddie Mac in good standing. No event has occurred, including a change in insurance coverage, which would make the Servicer unable to comply with Fannie Mae or Freddie Mac eligibility requirements;

      (f) There is no action, suit, proceeding, investigation or litigation pending or, to the Servicer's knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to the Servicer would materially and adversely affect the Servicer's ability to service the Mortgage Loans hereunder in accordance with the terms hereof, or the Servicer's ability to perform its obligations under this Agreement;

      (g) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer, of or compliance by the Servicer with, this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date;

      (h) The Servicer acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement;

      (i) The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

      (j) The Servicer is a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans registered with MERS;

      (k) The Servicer has serviced, and shall at all times service, the Mortgage Loans in accordance with the Acceptable Servicing Procedures, the Mortgage Note and applicable federal, state and local laws and regulations, including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws, and the Servicer shall maintain in its possession, available for the Owner's inspection and shall deliver to the Owner upon demand, evidence of compliance with all such requirements. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

      (l) The Servicer has fully furnished (or caused to be furnished), in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company, or any their successors and assigns (three of the credit repositories), on a monthly basis; and

      (m) No statement, report or other document prepared and furnished by the Servicer or to be prepared and furnished by the Servicer pursuant to this Agreement in connection with the transactions contemplated hereby contain or will contain any untrue statement of fact or omit to state a fact necessary to make the statements contained therein not misleading.

Section 2.2 Remedies for Breaches of Representations or Warranties.

      The Servicer shall indemnify the Owner and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach of the Servicer's representations and warranties contained in Section 2.1 that materially and adversely affects the value of one or more of the Mortgage Loans. The obligations of the Servicer set forth in this Section 2.2 to indemnify the Owner as provided in this Section 2.2 constitute the sole remedies of the Owner with respect to a breach of the foregoing representations and warranties.

                                   ARTICLE III

                ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 3.1 Identification of Mortgage Loans; Servicer to Act as Servicer

      (a) The Servicer, as independent servicer, shall commence servicing and administering each Mortgage Loan on behalf of the Owner from and after the Cut-off Date in accordance with the terms and conditions of this Agreement and Acceptable Servicing Procedures. Except as otherwise expressly provided in this Agreement, the Servicer shall have full power and authority, acting alone, to do any and all things reasonably consistent with the terms of this Agreement, including but not limited to the following: (i) to execute and deliver, on behalf of the Owner, customary consents or waivers and other instruments and documents, (ii) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages (but only in the manner provided in this Agreement), (iii) to collect any Insurance Proceeds and other Liquidation Proceeds, and (iv) to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Mortgage Loan; provided that the Servicer shall not take any action that is inconsistent with or prejudices the interests of the Owner under this Agreement. The Servicer further is authorized and empowered by the Owner, in its own name when the Servicer, believes it appropriate in its best judgment to register any Mortgage Loan on the MERS(R) System, or cause the removal from the registration of any Mortgage Loan on the MERS(R) System, to execute and deliver, on behalf of the Owner, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Trustee and its successors and assigns. The Servicer shall at all times act in the best interests of the Owner in performing its obligations under this Agreement.

      (b) The documents comprising the Collateral File relating to each Mortgage Loan serviced hereunder and that are retained by the Servicer pursuant to the terms hereof, together with all other documents with respect to each such Mortgage Loan which are prepared by or which come into the possession of the Servicer, shall immediately vest in the Owner and shall be held and maintained in trust by the Servicer at the will of the Owner and in a custodial capacity only. The documents comprising each Collateral File and all related documents which come into the possession of the Servicer and are so held by the Servicer shall be segregated from the other books and records of the Servicer and shall be appropriately marked to clearly reflect the ownership interest of the Owner in such Collateral File and related documents. The Servicer shall release its custody of any such documents only in accordance with written instructions from the Owner, unless such release is required as incidental to the Servicer's servicing of the Mortgage Loans.

            The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by the Owner or its designee the related Servicing File during the time the Owner retains ownership of a Mortgage Loan and thereafter in accordance with Applicable Law. The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Servicer shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any person with respect to this Agreement or the Mortgage Loans unless the books and records show such person as the owner of the Mortgage Loan. The Owner may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that in no event shall there be more than four Persons at any given time having the status of "Owner" hereunder. The Owner also shall advise the Servicer of the transfer. Upon receipt of notice of the transfer, the Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Owner from its obligations hereunder with respect to the Mortgage Loans sold or transferred. If the Servicer receives written notification of a transfer less than five (5) Business Days before the monthly Determination Date, the Servicer's duties to remit and report to the new purchaser(s) as required by Section 5.9 hereof shall begin with the first Determination Date after the Reconstitution Date.

      (c) Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if, in the Servicer's reasonable and prudent determination, such waiver, modification, variation, postponement or indulgence is in the best interests of and is not materially adverse to the Owner and will not result in the impairment of coverage under any Primary Mortgage Insurance Policy; provided, however, that the Servicer may not, without the prior written consent of the Owner, (i) waive any Prepayment Charge in full or in part, (ii) permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate (other than by adjustments required by the terms of the related Mortgage Note), (iii) forgive the payment of any principal or interest,
(iv) reduce the outstanding principal amount (except to reflect actual payments of principal), (v) except other than pursuant to the terms of the Mortgage Loan, make any advances of additional principal, or (vi) extend the final maturity date on such Mortgage Loan. Without limiting the generality of the foregoing, the Servicer is hereby authorized and empowered to execute and deliver on behalf of itself and the Owner in connection with any Mortgage Loan all instruments of satisfaction, cancellation or full release upon receipt by the Servicer of payment in full of the Unpaid Principal Balance or, with the prior written consent of the Owner, partial release or discharge, and all other comparable instruments with respect to the Mortgage Loans and the Mortgaged Properties. The Servicer shall prepare and deliver to the Owner such documents requiring execution and delivery as are necessary or appropriate to enable the Servicer to service and administer the Mortgage Loans to the extent that the Servicer is not permitted to execute and deliver such documents pursuant to the preceding sentence. Upon receipt of such documents, the Owner shall execute such documents and deliver them to the Servicer. If reasonably required by the Servicer, the Owner shall furnish the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.

      (d) As to each ARM Loan, the Servicer shall make periodic Mortgage Interest Rate and Monthly Payment adjustments, as applicable, in strict compliance with (i) the terms of the Mortgage and Mortgage Note, (ii) all applicable law, and (iii) Acceptable Servicing Procedures.

Section 3.2 Liquidation of Mortgage Loans

      In the event that any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform or observe any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer will proceed diligently to collect all payments due and shall take such action as it shall reasonably deem to be in the best interest of the Owner.

Section 3.3 Collection of Mortgage Loan Payments

      Continuously from the date hereof until the principal and interest on all Mortgage Loans being serviced hereunder are paid in full or this Agreement is otherwise terminated, the Servicer will proceed diligently to collect all payments due under each of such Mortgage Loans when the same shall become due and payable. With respect to those Mortgage Loans, if any, as to which the Servicer collects Escrow Payments, the Servicer will ascertain or estimate, as the case may be, annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums and all other charges that, as provided in any Mortgage, will become due and payable so that the Escrow Payments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable. The Servicer shall not be required to institute or join in litigation with respect to collection of any payment (whether under a Mortgage, Mortgage Note, Primary Mortgage Insurance Policy or otherwise or against any public or governmental authority with respect to a taking or condemnation) if in its reasonable judgment it believes that it will be unable to enforce the provision of the Mortgage or other instrument pursuant to which payment is required.

Section 3.4 Establishment of Custodial Account; Deposits in Custodial Account

      (a) The Servicer shall segregate and hold all funds collected and received pursuant to the Mortgage Loans separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts (collectively, with respect to the accounts maintained by any one Servicer, its "Custodial Account"), in the form of time deposit or demand accounts, which may be interest bearing, titled, with respect to the Servicer, "Countrywide Home Loans Servicing LP, in trust for Goldman Sachs Mortgage Company as Owner, and any successor Owner.

      (b) With respect to each Mortgage Loan, the Servicer shall not later than the end of the second Business Day following receipt thereof, deposit in the Custodial Account and retain therein the following payments and collections received by the Servicer subsequent to the Cut-off Date:

                   (i) all payments on account of principal, including Principal Prepayments, actually collected by the Servicer on the Mortgage Loans;

                   (ii) all payments on account of interest actually collected by the Servicer on the Mortgage Loans less the Servicing Fee;

                   (iii)all Liquidation Proceeds;

                   (iv) all Insurance Proceeds, other than Insurance Proceeds to be held in the Escrow Account and applied to the restoration and repair of the Mortgaged Property or released to the Mortgagor in accordance with Acceptable Servicing Procedures;

                   (v) all Condemnation Proceeds which are not released to the Mortgagor in accordance with the Owner's written consent and Acceptable Servicing Procedures and Section 3.14;

                   (vi) any amounts with respect to Monthly Advances required to be deposited in the Custodial Account pursuant to Section 4.3;

                   (vii)any amount required to be deposited in the Custodial Account pursuant to Sections 3.1(c), 3.1(d), 3.4(c), 3.10(a) or (b), 3.11(b), 3.13(c), (d) and (f), and 4.1(b) of this Agreement; and

                   (vii)the Prepayment Interest Shortfall Amount, if any, for the month of distribution (such deposit shall be made from the Servicer's own funds, without reimbursement therefor up to a maximum amount per month equal to the lesser of one half of (a) one-twelfth of the product of (i) the Servicing Fee Rate and (ii) the Unpaid Principal Balance of such Mortgage Loans, or (b) the aggregate Servicing Fee actually received for such month for the Mortgage Loans)

      (c) The Servicer may cause the funds on deposit from time to time in the Custodial Account to be invested in Permitted Instruments, which investments shall mature not later than the Business Day immediately preceding the applicable Remittance Date next following the date of such investment. All such investments shall be made in the name of the Servicer or its nominee. All income and gain realized from any such investment shall be for the benefit of the Servicer and shall be subject to its withdrawal or order from time to time. The Servicer shall indemnify the Owner for any and all losses incurred in respect of any such investment by the Servicer, and the amount of any losses incurred in respect of any such investment shall be deposited in the Custodial Account by the Servicer out if its own funds immediately, without reimbursement therefor.

      (d) It is understood and agreed that payments in the nature of Ancillary Income need not be deposited by the Servicer in the Custodial Account.

Section 3.5 Permitted Withdrawals from the Custodial Account

      (a) The Servicer may, from time to time, withdraw funds from the Custodial Account for the following purposes:

                   (i) to make payments and distributions to the Owner in the amounts and in the manner provided for in Section 4.1;

                   (ii) to reimburse itself for Monthly Advances made by the Servicer from its own funds pursuant to Section 4.3, the Servicer's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late payments of principal and/or interest respecting which any such Monthly Advance was made and such other amounts as are collected by the Servicer from the related Mortgagor or otherwise relating to the Mortgage Loan; (or to amounts received on the Mortgage Loans as a whole in the event that such Monthly Advance is made to pay a shortfall in a Monthly Payment made by a Mortgagor entitled to relief under the Soldiers' and Sailors' Civil Relief Act of 1940). Notwithstanding the foregoing, the Servicer may reimburse itself for Monthly Advances from any funds in the Custodial Account if it has determined that such funds are Nonrecoverable Advances (or if all funds, with respect to the related Mortgage Loan, have previously been remitted to the Owner);

                   (iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees, Servicer's right to reimburse itself pursuant to this subclause (ii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds, Primary Mortgage Insurance Proceeds and Other Insurance Proceeds; provided that the Servicer may reimburse itself from any funds in the Custodial Account for Servicing Advances and Servicing Fees if all funds with respect to the related Mortgage Loan have previously been remitted to Owner; provided, however, that the Servicer may reimburse itself for Servicing Advances which it has determined are Nonrecoverable Advances.

                   (iv) to pay itself any Servicing Fee and other servicing compensation not paid to the Servicer pursuant to Section 5.3;

                   (v) to pay to itself any interest earned on funds deposited in the Custodial Account;

                   (vi) if there shall be amounts deposited in the Custodial Account in error, including the Servicing Fee and other servicing compensation not required to be deposited therein, to withdraw such amounts; and

                   (vii) to clear and terminate the Custodial Account upon the termination of this Agreement in accordance with Article 8.

Section 3.6 Establishment of Escrow Account; Deposits in Escrow Account; Escrow Analysis

      (a) The Servicer shall segregate and hold all funds collected and received pursuant to the Mortgage Loans which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts (collectively, with respect to the accounts maintained by any one Servicer, its "Escrow Account"), in the form of time deposit or demand accounts, which may be interest bearing, titled, with respect to the Servicer, "Countrywide Home Loans Servicing LP, in trust for Goldman Sachs Mortgage Company, as Owner, and any successor Owner, and certain Mortgagors." The Escrow Account shall be an Eligible Account.

      (b) The Servicer shall not later than the end of the second Business Day following receipt thereof (or sooner if required by applicable law) deposit in the Escrow Account maintained by the Servicer and retain therein: (i) all Escrow Payments collected on account of the Mortgage Loans for the purpose of effecting timely payment of any such items as required under the terms of this Agreement, and (ii) all amounts representing proceeds of any hazard insurance policy which are to be applied to the restoration or repair of any Mortgaged Property. The Servicer shall make withdrawals from the Escrow Account maintained by the Servicer only in accordance with Section 3.7. The Servicer shall be entitled to retain any interest earned on funds deposited in the Escrow Account maintained by the Servicer other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Servicer shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account maintained by the Servicer may not bear interest or that the interest earned on such escrowed funds is insufficient for such purpose.

Section 3.7 Permitted Withdrawals from the Escrow Account

      Withdrawals from the Escrow Account maintained by the Servicer may be made by the Servicer only (a) to effect timely payments of taxes, assessments, water rates, insurance premiums, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage; (b) to reimburse the Servicer for any Servicing Advance made by the Servicer pursuant to Sections 3.8, 3.10 and 3.11 with respect to a related Mortgage Loan, the Servicer's right to reimburse itself pursuant to this clause (b) being limited to the amounts as may be collected by the Servicer from the related Mortgagor or from the related insurer; (c) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan; (d) for transfer to the Custodial Account in accordance with the terms of this Agreement; (e) for application to restoration or repair of the related Mortgaged Property in accordance with the provisions of Section 3.14, (f) to pay to a Mortgagor, to the extent required by Applicable Requirements, interest on the funds deposited in the Escrow Account; (g) to pay to itself any interest earned on funds deposited in the Escrow Account (and not required to be paid to the related Mortgagor), (h) to remove funds inadvertently placed in the Escrow Account by the Servicer; or (i) to clear and terminate the Escrow Account upon the termination of this Agreement, in accordance with Article 8.

Section 3.8 Payment of Taxes, Insurance and Other Charges

      With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of property taxes, assessments and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Mortgage Insurance Policy premiums, if any, and fire and hazard insurance coverage and flood insurance, all as required hereunder. If a Mortgage Loan requires Escrow Payments, the Servicer shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date in a manner consistent with Acceptable Servicing Procedures, employing for such purpose Mortgagor deposits in the Escrow Account. The Servicer shall, with respect to each Mortgage Loan for which Escrow Payments are maintained, conduct an escrow analysis in accordance with industry standard procedures. If a Mortgage Loan does not require Escrow Payments, or if there are insufficient funds in the related Escrow Account, the Servicer shall cause all such bills to be paid on a timely basis and shall from its own funds, if necessary, make a Servicing Advance to make timely payment of all such bills. The Servicer shall monitor the payment status of such charges (including renewal premiums) by the related Mortgagor, and shall effect payment thereof in a manner consistent with Acceptable Servicing Procedures, and in all events prior to the foreclosure of any lien against the Mortgaged Property resulting from non-payment of such property taxes, assessments and other charges and prior to the termination of any such insurance coverage.

Section 3.9 Transfer of Custodial Accounts and Escrow Accounts

      The Servicer may from time to time transfer the Custodial Account or the Escrow Account maintained by it to a different depository institution, provided that each such account shall be and remain an Eligible Account.

Section 3.10 Maintenance of Hazard Insurance

      The Servicer shall cause to be maintained, with a Qualified Insurer for each Mortgage Loan serviced by it, fire and hazard insurance with extended coverage customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of Fannie Mae and Freddie Mac, in an amount which is at least equal to the lesser of (i) 100% of the maximum insurable value of the improvements securing the Mortgage Loan or (ii) the Unpaid Principal Balance of the Mortgage Loan. If the Mortgaged Property is in an area then identified on a flood hazard boundary map or flood insurance rate map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance is available), the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier acceptable to Fannie Mae or Freddie Mac. Such flood insurance shall be in an amount representing coverage not less than the least of
(i) the outstanding principal balance of the Mortgage Loan, (ii) the full insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, each as amended. The Servicer shall also maintain on each REO Property with an insurer acceptable to Fannie Mae or Freddie Mac (x) fire and hazard insurance with extended coverage in an amount that is at least equal to the maximum insurable value of the improvements securing the Mortgage Loan that are a part of such property, (y) liability insurance and (z) to the extent required and available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, each as amended, or other applicable federal law, flood insurance in an amount as provided above. Any costs incurred by the Servicer maintaining insurance under this Section 3.10 shall be recoverable as Servicing Advances. Any amounts collected by the Servicer under any such policies shall be paid over or applied by the Servicer in accordance with Acceptable Servicing Procedures for the restoration or repair of the Mortgaged Property subject to the related Mortgage, for release to the Mortgagor in accordance with Acceptable Servicing Procedures, or for application in reduction of the Mortgage Loan. Any such amounts shall be deposited in the Custodial Account and subject to withdrawal pursuant to Section
3.5. It is understood and agreed that no earthquake or other additional insurance is required to be maintained by the Servicer hereunder in connection with any Mortgage Loan or Mortgaged Property, other than pursuant to applicable laws and regulations that are at any time in force and require such additional insurance. All policies required hereunder shall be endorsed with standard mortgagee clauses with loss payable to the Servicer, and shall provide for at least 30 days prior written notice to the Servicer of any cancellation, reduction in amount, or material change in coverage. The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent upon any policy renewal; provided, however, upon any such policy renewal, the Servicer shall not accept any such insurance policies, unless the insurers are acceptable to Fannie Mae or Freddie Mac and are licensed to do business in the jurisdiction in which the Mortgaged Property is located.

      In the event a hazard insurance policy shall be in danger of being terminated, or in the event the insurer shall cease to be acceptable to Fannie Mae and Freddie Mac, the Servicer shall notify the Owner and the related Mortgagor, and shall use its best efforts, as permitted by applicable law, to obtain from another Qualified Insurer a replacement hazard insurance policy substantially and materially similar in all respects to the original policy. In no event, however, shall a Mortgage Loan be without a hazard insurance policy at any time.

      If a Mortgage is secured by a unit in a condominium project, the Servicer shall verify that the coverage required of the owner's association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current requirements of Fannie Mae, Freddie Mac, and secure from the owner's association its agreement to notify the Servicer promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

      Notwithstanding anything set forth in the preceding paragraphs, the Servicer agrees to indemnify the Owner for any claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Owner may sustain in any way related to the failure of the Mortgagor (or the Servicer) to maintain hazard insurance or flood insurance with respect to the related Mortgaged Property which complies with the requirements of this section.

Section 3.11 Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder

      (a) The parties acknowledge that not all Mortgage Loans will be covered by Primary Mortgage Insurance. In the event that any Mortgage Loans are or become covered by Primary Mortgage Insurance, the provisions set forth below shall apply.

      (b) If a Mortgage Loan is covered by a Primary Mortgage Insurance Policy as of the Cut-off Date, or if a Mortgage Loan becomes covered by a Primary Mortgage Insurance Policy pursuant to subsection 3.11(c) below, the Servicer shall cause the premium for each such Primary Mortgage Insurance Policy, beginning with the premium due after the Cut-off Date in the case of any Mortgage Loan covered by a Primary Insurance Policy prior to the Cut-off Date, to be paid on a timely basis and shall from its own funds, if necessary, make a Servicing Advance to pay the premium on a timely basis. The Servicer will not cancel or refuse to renew any such Primary Mortgage Insurance Policy that is required to be kept in force under any Mortgage and pursuant to this subsection, or pursuant to subsection 3.11(c) below, unless a replacement Primary Mortgage Insurance Policy for such canceled or non renewed policy is obtained from and maintained with an insurer that satisfies the standards set forth in this subsection. The Servicer shall not take any action or fail to take any action that would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Servicer, would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 4.1, the Servicer shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

      (c) As part of its activities as servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims under any Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms thereof and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 3.4, any amounts collected by the Servicer under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 3.5, and remitted to the Owner on the appropriate Remittance Date.

Section 3.12 Fidelity Bond; Errors and Omissions Insurance

      The Servicer shall maintain, at its own expense, with responsible companies that meet the requirements of Fannie Mae or Freddie Mac, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage on all officers, employees, agents and other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans (collectively, the "Servicer Employees"). Any such fidelity bond and errors and omissions insurance shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions, failure to maintain any insurance policies required pursuant to this Agreement, and negligent acts of such Servicer Employees. Such fidelity bond shall also protect and insure the Servicer against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 3.12 requiring such fidelity bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The terms of any such fidelity bond and errors and omissions insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Selling and Servicing Guide, or by Freddie Mac in the Freddie Mac Seller's and Servicer's Guide. Upon the request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such fidelity bond and errors and omissions insurance policy and a statement from the surety and the insurer that such fidelity bond and errors and omissions insurance policy shall in no event be terminated or materially modified without 30 days prior written notice to the Owner.

Section 3.13 Title, Management and Disposition of Real Estate Owned

      (a) In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure ("REO Property"), the deed or certificate of sale shall be taken in the name of the Servicer for the benefit of the Owner or, in the event the Owner is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Servicer from any attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the Owner shall acknowledge in writing that such title is being held as nominee for the Owner.

      (b) The Servicer shall manage, conserve, protect, and operate each REO Property solely for the purpose of its prompt disposition and sale. The Servicer shall either itself or through an agent selected by the Servicer, manage, conserve, protect, and operate the REO Property in accordance with Acceptable Servicing Procedures. The Servicer shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year) on such terms and conditions as the Servicer deems to be in the best interest of the Owner. In the event that the Owner elects to manage an REO Property, the Owner shall, prior to assuming such management, reimburse the Servicer for all unreimbursed Servicing Advances, Nonrecoverable Advances and Servicing Fees related to such REO Property.

      The Servicer shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within three years after title has been taken to such REO Property, not later than the end of the third taxable year after the year of its acquisition unless (i) (A) a REMIC election has not been made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, and (ii) the Servicer determines, and gives an appropriate notice to the Owner to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than three years is permitted under the foregoing sentence and is necessary to sell any REO Property, (i) the Servicer shall report monthly to the Owner as to the progress being made in selling such REO Property and (ii) if, with the written consent of the Owner, a purchase money mortgage is taken in connection with such sale, such purchase money mortgage shall name the Servicer as mortgagee, and such purchase money mortgage shall not be held pursuant to this Agreement, but instead a separate participation agreement among the Servicer and Owner shall be entered into with respect to such purchase money mortgage.

      Notwithstanding anything to the contrary contained in this Section 3.13, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Owner otherwise requests, an environmental inspection or review of such Mortgaged Property to be conducted by a qualified inspector shall be arranged by the Servicer. Upon completion of the inspection, the Servicer shall provide the Owner with a written report of such environmental inspection. In the event that the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes, the Servicer shall not proceed with foreclosure or acceptance of a deed in lieu of foreclosure. In the event that the environmental inspection report is inconclusive as to the whether or not the Mortgaged Property is contaminated by hazardous or toxic substances or wastes, the Servicer shall not, without the prior approval of the Owner, proceed with foreclosure or acceptance of a deed in lieu of foreclosure. In the event the Owner or its designee directs the Servicer not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all customary, reasonable, and necessary "out of pocket" costs and expenses that are incurred by the Servicer with respect to the related Mortgaged Property from the Custodial Account, as though such costs were Servicing Advances, pursuant to Section 3.4 hereof.

      (c) The Servicer shall hold all funds collected and received in connection with the operation of REO Property separate and apart from its own funds or general assets, in the Custodial Account.

      (d) The Servicer shall deposit, or cause to be deposited not later than the end of the second Business Day following receipt thereof in the Custodial Account maintained by it all revenues received with respect to the conservation and disposition of any REO Property for distribution to the Owner pursuant to the provisions of Section 4.1.

      (e) The Servicer shall also maintain on each REO Property fire and hazard insurance with extended coverage, liability insurance, and flood insurance in accordance with the provisions of Sections 3.8 and 3.10 hereof.

      (f) The Servicer shall undertake to sell the REO Property at such price and upon such terms and conditions as the Owner shall approve that shall maximize the proceeds from the disposition of the REO Property. The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account and the Servicer shall bill the Owner in accordance with Section 3.5(b) for such expenses and for any related unreimbursed Servicing Advances, unreimbursed Nonrecoverable Advances, unpaid Servicing Fees, unpaid property management fees.

Section 3.14 Application of Proceeds of Insurance to Repair or Restoration

      The Servicer shall collect the proceeds from all policies of insurance required to be maintained pursuant to Section 3.10 with respect to all losses that may occur. The Servicer may remit such proceeds to the Mortgagor toward the restoration or repair of the related property in a manner, and shall otherwise take such actions in connection with such restoration and repair, as shall be consistent with Acceptable Servicing Procedures.

      The Servicer need not obtain the approval of the Owner prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices. For claims greater than the lesser of $15,000, at a minimum the Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation
Proceeds:

                  (1) The Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

                  (2) the Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics' and materialmen's liens;

                  (3) the Servicer shall verify that the Mortgage Loan is not in default; and

                  (4) pending repairs or restoration, the Servicer shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

      If the Owner is named as an additional loss payee, the Servicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Owner.

Section 3.15      Inspections

      The Servicer or its authorized representative shall conduct inspections of Mortgaged Properties at such times and in a manner consistent with Acceptable Servicing Procedures. For any Mortgage Loan that is not insured by a Primary Mortgage Insurance Policy, in the event such Mortgage Loan becomes 45 days delinquent, (a) the Servicer shall inspect the related Mortgage Property as promptly as practicable after the 45th day of delinquency, (b) the Servicer may perform an inspection at such other times and at such intervals as the Servicer deems appropriate and (c) the Servicer shall immediately perform an inspection upon any abandonment of the related Mortgaged Property. For any Mortgage Loan that is insured by a Primary Mortgage Insurance Policy, the Servicer shall inspect the related Mortgaged Property as directed by the related Primary Insurer; provided, however, that, at a minimum, in the event the Mortgage Loan becomes 60 days delinquent, the Servicer shall inspect the related Mortgaged Property prior to the 90th day of delinquency. The Servicer shall keep a written report of each such inspection.

                                   ARTICLE IV

                              PAYMENTS TO THE OWNER

Section 4.1 Distributions

      (a) On each Remittance Date the Servicer shall remit to the Owner (a) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges or withdrawals from the Custodial Account pursuant to Section 3.5, plus (b) all Monthly Advances, if any, that the Servicer is obligated to distribute pursuant to Section 4.3; minus (c) any amounts attributable to Principal Prepayments received after the related Principal Prepayment Period; minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date. It is understood that by operation of Section 3.4, the remittance on the first Remittance Date with respect to a Mortgage Loan Package is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate, collected through such Determination Date exclusive of any portion thereof allocable to the period of time prior to the Cut-off Date, with the adjustments specified in (b), (c) and (d) above. Each such remittance shall be made by wire or other electronic funds transfer of immediately available funds to the account of the Owner according to the written wire instructions provided by the Owner to the Servicer from time to time.

      (b) With respect to any remittance to the Owner made by the Servicer after the second Business Day following the Business Day on which such remittance was due, the Servicer shall pay to the Owner interest on such late remittance at an annual rate equal to Prime plus two percent (2.0%), but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Servicer on the date such late remittance is made and shall cover the period commencing with the date on which such remittance was due and ending with the Business Day on which such late remittance is made, both inclusive. Such interest shall be remitted along with such late remittance. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.

Section 4.2 Reports

      (a) Not later than each Remittance Advice Date, the Servicer shall furnish to the Owner via any electronic medium a monthly report in a form reasonable acceptable to institutional buyers of mortgage loans, which report shall include, without limitation, with respect to each Mortgage Loan the following loan-level information: (i) the balance due as of the last day of the related Due Period, (ii) all Principal Prepayments applied to the Mortgagor's account during the related Prepayment Period, and (iii) the delinquency and bankruptcy status of the Mortgage Loan, if applicable.

      (b) With respect to any REO Property, and upon the request of the Owner, the Servicer shall furnish to the Owner a statement describing the Servicer's efforts during the previous month in connection with the sale of such REO Property, including any rental of such REO Property incidental to the sale thereof and an operating statement. The Servicer shall also provide the Owner with such information concerning the Mortgage Loans as is necessary for Owner to prepare its federal income tax return and as the Owner may reasonably request from time to time. The Owner agrees to pay for all reasonable out-of-pocket expenses incurred by the Servicer in connection with complying with any request made by the Owner hereunder if such information is not customarily provided by the Servicer in the ordinary course of servicing mortgage loans similar to the Mortgage Loans.

Section 4.3 Monthly Advances by Servicer

      On the Determination Date, the Servicer shall deposit in the Custodial Account from its own funds or from amounts held for future distribution an amount equal to all Monthly Payments to the extent not allocable to the period prior to the Cut-off Date (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent as of the close of business on the Business Day prior to the related Determination Date or which were deferred pursuant to
Section 3.1(c). Any amounts held for future distribution and so used shall be replaced by the Servicer by deposit in the Custodial Account on or before any future Remittance Date if funds in the Custodial Account on such Remittance Date shall be less than payments to the Owner required to be made on such Remittance Date. The Servicer's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the earlier of: (i) the last Remittance Date prior to the Remittance Date for the distribution of all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan; and (ii) the Remittance Date prior to the date the Mortgage Loan is converted to REO Property, provided however, that if requested by a Rating Agency in connection with Pass-Through Transfer, the Servicer shall be obligated to make such advances through the Remittance Date prior to the date on which cash is received in connection with the liquidation of REO Property; provided, however, that such obligation shall cease if the Servicer determines, in its sole reasonable opinion, that advances with respect to such Mortgage Loan are non-recoverable by the Servicer from Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds, or otherwise with respect to a particular Mortgage Loan. In the event that the Servicer determines that any such advances are non-recoverable, the Servicer shall provide the Owner with a certificate signed by two officers of the Servicer evidencing such determination.

                                    ARTICLE V

                     GENERAL SERVICING PROCEDURE; COVENANTS;
                         REPRESENTATIONS AND WARRANTIES

Section 5.1 Assumption Agreements

      (a) The Servicer will use its best efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note and to deny assumption by the person to whom the Mortgaged Property has been or is about to be sold, whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note, provided that in accordance with the terms of the Mortgage Note, the Servicer may permit an assumption if but only if the Owner approves the creditworthiness of the assuming party. When the Mortgaged Property has been conveyed by the Mortgagor, the Servicer will, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto; provided, however, the Servicer will not exercise such rights if prohibited by Applicable Requirements from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Servicer reasonably believes it is unable under Applicable Requirements to enforce such "due-on-sale" clause, the Servicer will request the written permission of the Primary Mortgage Insurer, if required to cause the coverage under the Primary Mortgage Insurance Policy to remain in full force and effect, and the Owner prior to entering into an assumption and modification agreement with the person to whom such property has been conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by Applicable Requirements, the Mortgagor remains liable thereon. In connection with any such assumption, the related Mortgage Interest Rate, the Unpaid Principal Balance, and the term of the Mortgage Loan may not be changed. If an assumption is allowed pursuant to this Section 5.1(a), the Servicer, with the prior consent of the Primary Mortgage Insurer, if any, is authorized to enter into a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

      (b) The Servicer shall follow Acceptable Servicing Procedures (including underwriting standards) with respect to any such assumption or substitution of liability. The Servicer shall notify the Owner that any such substitution of liability or assumption agreement has been completed by forwarding to the Owner or its designee the original of any such substitution of liability or assumption agreement, which document shall be added to the related Collateral File and shall, for all purposes, be considered a part of such Collateral File to the same extent as all other documents and instruments constituting a part thereof.

      (c) For purposes of this Section 5.1, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 5.2 Satisfaction of Mortgages and Release of Collateral Files

      (a) Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer (i) shall prepare the appropriate documents and instruments required to satisfy or release the lien of the Mortgage in accordance with applicable state law requirements, (ii) shall promptly and within the time periods appropriate to process the satisfaction or release within the applicable legal deadlines notify the Owner of such event and
(iii) shall request that the Owner deliver the required portion of the Collateral File to the Servicer. The Owner shall, within five (5) Business Days following its receipt of any such certification and request, send to the Servicer the requested portion of the Collateral File. Upon receipt of such package, the Servicer shall prepare and execute the documents and instruments necessary to satisfy or release the lien of the Mortgage and shall process such satisfaction or release in accordance with applicable state law requirements. In addition, if, with respect to any Mortgage Loan that has been paid in full, the Owner has recorded or caused to be recorded in the appropriate public recording office of the jurisdiction in which the related Mortgaged Property is located the related Assignment of Mortgage which designates the Owner as the holder of record of the Mortgage, the Servicer shall prepare and deliver to the Owner, together with a request for execution, the documents and instruments necessary to satisfy or release the lien of the Mortgage. The Owner shall, within five (5) Business Days following its receipt of any such request, send to the Servicer the fully-executed documents that were prepared and requested by the Servicer. Upon receipt of such package, the Servicer shall process such satisfaction or release in accordance with applicable state law requirements. In the event that applicable state law requires that a satisfaction or release be recorded within a shorter time period than the processes set forth above permits, the Servicer shall advise the Owner accordingly and shall use reasonable efforts to ensure that the lien of the Mortgage is released or satisfied in accordance with applicable state law requirements. The Owner shall assist therewith by returning to the Servicer the required portion of the Collateral File (and, if applicable, the executed satisfaction and release documents and instruments) within the time periods specified by the Servicer. The Servicer shall not be liable for and the Owner shall indemnify the Servicer against any third party liability for failure to release the lien of a Mortgage as required under applicable law to the extent that such failure was caused by the Owner's breach of its obligations under this
Section 5.2.

      (b) If the Servicer satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should the Servicer otherwise prejudice any rights the Owner may have under the mortgage instruments, upon written demand of the Owner, the Servicer shall remit to the Owner the then unpaid principal balance of the related Mortgage Loan. The Servicer shall maintain the fidelity bond and errors and omissions insurance policy as provided for in Section 3.12 insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

Section 5.3 Servicing Compensation

      As compensation for its services hereunder, the Servicer shall be entitled to pay itself the Servicing Fee with respect to each Mortgage Loan from the gross amount of interest payments on such Mortgage Loan which are actually received by the Servicer with respect thereto. Additional servicing compensation in the form of all Ancillary Income which are actually received by the Servicer may be retained by the Servicer to the extent not required to be deposited into the Custodial Account pursuant to the terms of this Agreement. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for in this Agreement.

Section 5.4 Statements as to Compliance

      The Servicer will deliver to the Owner, by March 15th of each year, beginning in 2004, an Officer's Certificate, stating that (i) a review of the activities of the Servicer during the preceding fiscal year and of performance under this Agreement has been made under such officer's supervision, (ii) based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such fiscal year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the actions being taken by the Servicer to cure such default, and (iii) all reports and information provided to the Owner by the Servicer, pursuant to the Servicer's reporting requirements under the Agreement, are accurate and complete in all material respects. Copies of such statement may be provided by the Owner to any Person identified as a prospective purchaser of the Mortgage Loans.

Section 5.5 Annual Independent Public Accountants' Servicing Report

      The Servicer shall, on or before March 15th of each year, beginning in 2004, cause, at its sole cost and expense, a firm of independent public accountants, which is a member of the American Institute of Certified Public Accountants, to furnish a statement to the Owner to the effect that such firm has examined certain documents and records and performed certain other procedures relating to the servicing of the Mortgage Loans during the immediately preceding fiscal year of the Servicer and that such firm is of the opinion that, on the basis of such examination conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers, such servicing has been conducted in compliance therewith, except for such exceptions as shall be set forth in such statement.

Section 5.6 Annual Sarbanes-Oxley Act Certification

      (a) For so long as a Person is required by Section 302 of the Sarbanes-Oxley Act of 2002 (the "Act") to provide an annual certification, by March 15th of each year, beginning in 2004, an officer of the Servicer shall execute and deliver an Officer's Certificate to such Person (hereafter, the "Beneficiary") for the benefit of the Beneficiary and its officers, directors and affiliates, pursuant to which such officer shall certify to those matters substantially as set forth in Exhibit D.

      (b) The Servicer shall indemnify and hold harmless the Beneficiary and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations under this Section 5.6.

Section 5.7 Owner's Right to Examine Servicer Records, etc.

      The Owner shall have the right, at the Owner's expense, except for immaterial items in the ordinary course of business, to examine and audit the Servicer's books of account, records, reports, and other papers relating to (i) the performance by the Servicer of its obligations and duties under this Agreement, or (ii) the Mortgage Loans, to make copies and extracts therefrom, and to discuss the affairs, finances, and accounts of such Servicer relating to such performance with its officers and employees, all at such reasonable times and places and as often as may be reasonably requested.

Section 5.8 Consents and Approvals

      The Owner shall timely obtain, at its sole cost and expense, the consents and approvals required by law or pursuant to contract to consummate the transactions contemplated hereby. All such consents will be obtained without any cost or expense to the Servicer and will be obtained without any adverse modification in the terms of any of the agreements relating to the Mortgage Loans or the imposition of any burdensome provisions or conditions on the Servicer.

Section 5.9 Removal of Mortgage Loans from Inclusion Under this Agreement
            Upon a Whole Loan Transfer or a Pass-Through Transfer on One or More Reconstitution Dates

      (a) The Servicer and the Owner agree that with respect to some or all of the Mortgage Loans, the Owner may effect one or more Whole Loan Transfers and/or one or more Pass-Through Transfers; provided, however, the Owner agrees to use commercially reasonable efforts not to effect a Whole Loan Transfer or a Pass Through Transfer if the aggregate outstanding principal balance of the Mortgage Loans subject to such Whole Loan Transfer or Pass Through Transfer is less that $10,000,000. In connection with a Whole Loan Transfer, the related Reconstitution Agreement shall provide that no more than four (4) Persons shall have the status of "Owner" thereunder.

      (b) With respect to each Whole Loan Transfer or Pass-Through Transfer, as the case may be, entered into by Owner, Servicer agrees:

                  (i) negotiate in good faith and execute a servicer agreement reasonably required to effectuate the Pass-Through Transfer, provided such agreement creates no greater obligation or cost on the part of the Servicer than otherwise set forth in this Agreement, and provided further that the Servicer shall be entitled to a servicing fee under that agreement at a rate per annum no less than the Servicing Fee Rate;

                  (ii) to cooperate fully with the Owner and any prospective the
            Owner with respect to all reasonable requests that are necessary to effect a Pass-Through Transfer or Whole Loan Transfer;

                  (iii) provide as applicable:

                        (A) information pertaining to the Servicer of the type
                   and scope customarily included in offering documents for residential mortgage-backed securities transactions involving multiple loan originators; and

                        (B) such opinions of counsel, letters from auditors, and
                  certificates of public officials or officers of the Servicer as are reasonably believed necessary by the trustee, any rating agency or the Owner, as the case may be, in connection with such Pass-Through Transfer. The Owner shall pay all third party costs associated with the preparation of the information described in clause (ii)(A) above and the delivery of any opinions, letters or certificates described in this clause
                  (ii)(B). The Servicer shall not be required to execute any servicer agreement unless a draft of the agreement is provided to the Servicer at least 10 days before the Reconstitution Date, or such longer period as may reasonably be required for the Servicer and its counsel to review and comment on the agreement;

      (c) In connection with any Pass-Through Transfer, the Servicer, upon request, will bring down the representations and warranties made in Section 2.1 in to a date no later than the related Reconstitution Date;

      (d) In connection with any Pass-Through Transfer, the Servicer shall indemnify, defend and hold harmless the Owner from and against any and all losses, claims, expenses, damages or liabilities to which the Owner may be subject to as a result of any untrue statement of any material fact contained in any information (such information, the "Countrywide Information") prepared and furnished to the Owner by the Servicer for inclusion in any related offering document or prospectus (collectively, "Offering Materials"), or arise out of, or are based upon, any omission in the Countrywide Information necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse the Owner for damages or expenses reasonably incurred by it; provided, however, that Countrywide shall be liable only insofar as such untrue statement or omission relates solely to the Countrywide Information in the Offering Materials furnished to the Owner by the Servicer specifically for inclusion in the Prospectus Supplement. The Owner shall indemnify, defend and hold harmless the Servicer from and against any and all losses, claims, expenses, damages or liabilities to which the Servicer may be subject to as a result of any untrue statement of any material fact contained in any Offering Materials, or arise out of, or are based upon, any omission in any information included in the Offering Materials necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse the Servicer for damages or expenses reasonably incurred by it; provided, however, that Owner shall be liable only insofar as such untrue statement or omission does not relate to the Countrywide Information in the Offering Materials furnished to the Owner by the Servicer specifically for inclusion in the Prospectus Supplement; and

      (e) All Mortgage Loans not sold or transferred pursuant to Pass-Through Transfers shall remain subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

                                   ARTICLE VI

                                  THE SERVICER

Section 6.1 Indemnification; Third Party Claims

      Subject to Section 6.3, the Servicer agrees to indemnify and hold harmless the Owner against any and all Losses that the Owner may sustain in any way related to the failure of such Servicer to service the Mortgage Loans in compliance with the terms of this Agreement; provided, however, the Servicer shall not be liable hereunder (a) to the extent such Losses directly result from the Custodian's negligent action, negligent failure to act, bad faith, willful misconduct or breach under the Custodial Agreement, dated as of November 1, 2003, among the Owner, Countrywide and the Custodian,(b) with respect to any action or inaction in accordance with the direction or consent of the Owner or
(c) resulting from the Owner's failure to respond to a request by the Servicer for direction or consent in accordance with Section 3.1(c) hereof. The Servicer shall immediately notify the Owner if a claim is made by a third party with respect to this Agreement or the Mortgage Loans. The Servicer shall assume (with the written consent of the Owner) the defense of any such claim and pay all reasonable expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against the Servicer or the Owner in respect of such claim. The Servicer shall follow any written instructions received from the Owner in connection with any such claim and the Owner shall promptly reimburse the Servicer for all amounts reasonably advanced by it pursuant to the preceding sentence, except when the claim (a) is related to the Servicer's obligations to indemnify the Owner pursuant hereto, (b) results from the failure of the Servicer to service the Mortgage Loans in compliance with the terms of this Agreement or (c) results from the Servicer's willful misconduct, bad faith or negligence in performing its duties under this Agreement.

      The Owner shall indemnify and hold harmless the Servicer against any and all Losses that the Servicer may sustain as a result of (a) any act or omission on the part of the Owner or (b) a breach of any of the Owner's representations, warranties or covenants or obligations contained herein.

      With respect to any Mortgage Loan, in the event that the Owner records or causes to be recorded in the appropriate public recording office of the jurisdiction in which the related Mortgaged Property is located the related Assignment of Mortgage which designates the Owner as the holder of record of the Mortgage, the Owner shall comply with the provisions of Section 5.2(a) regarding the execution and delivery of release and reconveyance documents, and shall immediately complete, sign and return to the Servicer any additional documents that may be required of the holder of record of the Mortgage and may be reasonably requested by the Servicer in order to permit the Servicer to comply with the Servicer's servicing obligations, and, in its capacity as the holder of record, shall take such other action as may be reasonably requested by the Servicer. In addition, if, as a result of the recording of the related Assignment of Mortgage, the Owner, in its capacity as the holder of record, receives written notice of any action with respect to the related Mortgage or the related Mortgaged Property, the Owner shall send a copy of such notice to the Servicer immediately in accordance with the provisions of Section 9.8 of this Agreement.

      The Owner agrees that the Servicer shall have no liability to the Owner for the Owner's failure to comply with the provisions set forth in this paragraph.

Section 6.2 Servicer Covenants; Merger or Consolidation of the Servicer

      (a) The Servicer covenants that it will keep in full force and effect its existence, rights and franchises as a limited partnership, and its status as a Fannie Mae or Freddie Mac approved servicer in good standing and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

      (b) Any Person into which the Servicer may be merged or consolidated, or any business organization resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to all or substantially all of the business or assets of the Servicer (whether or not related to loan servicing), shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the Servicer shall not, without the prior written approval of the Owner, be a party to any such merger, consolidation or conversion, or sell or otherwise dispose of all or substantially all of its business or assets unless the successor or surviving person shall be an institution that is a Fannie Mae or Freddie Mac approved servicer in good standing.

Section 6.3 Limitation on Liability of the Servicer and Others

      The Servicer and the directors, officers, employees or agents of the Servicer shall not be under any liability to the Owner for (a) any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, (b) errors in judgment, or (c) any action or inaction in accordance with the direction or consent of the Owner; provided, however, this provision shall not protect the Servicer against any breach of warranties or representations made herein, any failure to perform its obligations in accordance with any standard of care set forth in this Agreement (unless in accordance with the direction or consent of the Owner), or any liability which would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of any breach of the terms and conditions of the Agreement. The Servicer and any officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. Subject to Section 6.1, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties under this Agreement and which may involve it in any expense or liability; provided, however, that the Servicer may, with the consent of the Owner, undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights, duties and the interests of the parties hereto. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be reimbursed to the Servicer in accordance with Section 6.1.

Section 6.4 Servicer Not to Resign

      The Servicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer and the Owner or upon the determination that the Servicer's duties hereunder are no longer permissible under Applicable Requirements and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Owner. No such resignation shall become effective until a successor which satisfies the requirements set forth in Section 9.1 has assumed the Servicer's responsibilities and obligations hereunder in accordance with such Section.

Section 6.5 No Transfer of Servicing

      The Servicer acknowledges that the Owner has entered into this Agreement with the Servicer in reliance upon the adequacy of the Servicer's servicing facilities, plan, personnel, records, and procedures, its integrity, reputation, and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Servicer shall not either assign this Agreement or the servicing hereunder without the prior written approval of the Owner in its sole discretion.

Section 6.6 [Reserved]

Section 6.7 Representations and Warranties of the Owner

      With respect to the Mortgage Loans, the Owner hereby makes to the Servicer as of the Cut-off Date each of the representations and warranties set forth below:

      (a) The Owner has all requisite corporate or organizational power, authority and capacity, to carry on its business as it is now being conducted, to execute and deliver this Agreement, and to perform all of its obligations hereunder. The Owner does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement.

      (b) The execution, delivery and performance of this Agreement by the Owner and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate, shareholder or other action; this Agreement has been duly and validly executed and delivered by the Owner, and is a valid and legally binding agreement of the Owner enforceable against the Owner in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor's rights and the discretion of a court to grant specific performance of contracts. Any requisite consents or approvals of third parties (including Investors and any other applicable regulatory authorities) to the execution and delivery of this Agreement or the performance of the transactions contemplated hereby by the Owner have been obtained or will be obtained prior to the Cut-off Date or such other date as expressly provided herein.

                                   ARTICLE VII

                                     DEFAULT

Section 7.1 Events of Default

      In case one or more of the following Events of Default by the Servicer shall occur and be continuing:

                   (i) any failure by the Servicer to remit to the Owner when due any payment required to be made under the terms of this Agreement, which failure continues unremedied for a period of three (3) days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner; the Owner shall use reasonable efforts to notify the Servicer that it has not received the payment due, but the Owner's notice shall not be a condition of the Event of Default; or

                   (ii) any failure by the Servicer to duly observe or perform, in any material respect, any other covenant, obligation or agreement of the Servicer as set forth in this Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner; or

                   (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshaling of assets and liabilities, or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force, undischarged or unstayed for a period of thirty (30) days; or

                   (iv) the Servicer shall consent to the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or relating to all or substantially all of the Servicer's property; or

                   (v) the Servicer shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligation or ceases its normal business operations for three (3) Business Days; or

                   (vi) failure by the Servicer to maintain its license to do business in any jurisdiction where a Mortgaged Property is located if such license is required and such failure continues unremedied for a period of thirty (30) days; or

                   (vii) the Servicer attempts to assign its right to servicing compensation hereunder or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof in violation of this Agreement, including Section 6.5; or

                  (vii) the Servicer shall cease to be an approved servicer for Fannie Mae or Freddie Mac.

                  (viii) the Servicer shall cease to have a minimum net worth of $25,000,000 as determined in accordance with the Financial Accounting Standards Board's generally accepted accounting principles;

then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Owner, by notice in writing to the Servicer (in each such instance, the "Defaulted Servicer"), may, in addition to whatever rights the Owner may have at law or equity to damages, including injunctive relief and specific performance, commence termination of all of the rights and obligations of the Defaulted Servicer under this Agreement and may exercise any and all other remedies available at law or at equity. Upon receipt by the Defaulted Servicer of such written notice from the Owner stating the intent to terminate the Defaulted Servicer as servicer under this Agreement as a result of such Event of Default, all authority and power of the Defaulted Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 9.1. Upon written request from the Owner, the Defaulted Servicer shall, at its sole expense, prepare, execute, and deliver to a successor any and all documents and other instruments, place in such successor's possession all Collateral Files and Servicing Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, all of which shall be undertaken immediately and shall be completed as soon as possible and in all events by not later than thirty (30) Business Days following the Owner's request therefor. The Defaulted Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Defaulted Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Defaulted Servicer to the Custodial Account, the Escrow Account or the REO Account and all other amounts which may thereafter be received with respect to the Mortgage Loans and to which the Defaulted Servicer is not entitled pursuant to the terms of this Agreement.

Section 7.2 Waiver of Defaults

      The Owner may waive any default by the Defaulted Servicer in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

Section 7.3 Survival of Certain Obligations and Liabilities of the Defaulted Servicer

      The representations, warranties, covenants, indemnities and agreements of the parties provided in this Agreement and the parties' obligations hereunder shall survive the execution and delivery and the termination or expiration of this Agreement. Notwithstanding any termination of the rights and obligations of the Defaulted Servicer pursuant to this Section 7, the Defaulted Servicer shall remain liable for any actions of the Defaulted Servicer prior to the effective time of such termination.

                                  ARTICLE VIII

                                   TERMINATION

Section 8.1 Termination of Agreement

      This Agreement shall terminate upon any of: (i) the later of the distribution to the Owner of final payment or liquidation with respect to the last Mortgage Loan and each REO Property, or the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the last Mortgage Loan and the remittance of all funds due hereunder, (ii) the mutual consent of the parties in writing, or (iii) the termination of the Servicer pursuant to Section 8.2.

Section 8.2 Termination of the Servicer due to an Event of Default

      (a) Upon 30 days' written notice, the Owner may, at its sole option, upon the occurrence of an Event of Default and in accordance with Section 7.1, terminate any rights the Servicer may have hereunder. Any such notice of termination shall be in writing and delivered to the terminated Servicer (in such instance, the "Terminated Servicer") by registered mail as provided in
Section 9.8 of this Agreement. If the Owner so terminates the rights of a Terminated Servicer, the Owner with full cooperation of the Terminated Servicer shall arrange for the transfer of servicing to, at the Owner's option, the Owner or a third party, and the Terminated Servicer shall continue servicing, for the Servicing Fee provided herein, the Mortgage Loans under this Agreement until the Owner gives the Terminated Servicer notice of the transfer and such transfer has been completed.

      (b) The Terminated Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Terminated Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Terminated Servicer to the Custodial Account, the Escrow Account or the REO Account, or thereafter be received with respect to the Mortgage Loans and to which the Terminated Servicer is not entitled pursuant to the terms of this Agreement.

Section 8.3 Termination Without Cause

      Upon at least 30 days prior notice, the Owner may terminate, at its sole option the Servicer without cause. Any such notice of termination shall be in writing and delivered to the Servicer and any Rating Agency by registered mail as provided in Section 9.7. In the event the Owner so chooses to terminate the Servicer, the Servicer shall be entitled to receive, as liquidated damages, upon its termination as Servicer hereunder without cause pursuant to this Section 8.3, an amount equal to two percent (2%) of the aggregate outstanding principal amount of each Mortgage Loan as of the termination date paid by the Owner to the Servicer.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

Section 9.1 Successor to the Servicer

      (a) Prior to termination of the Servicer's responsibilities and duties under this Agreement pursuant to Section 6.4, 7.1, 8.1 or 8.2, the Owner shall either (i) succeed to and assume all of the Servicer's responsibilities, rights, duties, and obligations under this Agreement from and after the date of such succession or (ii) appoint a successor to the Servicer that shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer's responsibilities, duties and liabilities under this Agreement pursuant to
Section 8.2 above. In the event that the Servicer's duties, responsibilities, and liabilities under this Agreement shall be terminated pursuant to the foregoing Sections, the Servicer shall discharge such duties and responsibilities, and be compensated therefor as provided in this Agreement, during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Servicer pursuant to the foregoing Sections shall not become effective until a successor shall have been appointed pursuant to this Section and shall in no event relieve the Servicer of its non-servicing duties, obligations, covenants, representations and warranties, it being understood and agreed that the provisions of Sections 5.10, 6.1, Article 7 and Article 8 shall be applicable to the Servicer notwithstanding any such resignation or termination of the Servicer or the termination of this Agreement.

      (b) The Servicer shall promptly deliver to the successor (i) the funds in the Custodial Account and the Escrow Account to which the Owner is entitled pursuant to the terms of this Agreement, (ii) all other funds to which the Owner is entitled pursuant to the terms of this Agreement, (iii) all other amounts which may thereafter be received with respect to the Mortgage Loans and to which the Servicer is not entitled pursuant to the terms of this Agreement and (iv) all Collateral Files and Servicing Files and related documents and statements held by it hereunder. The Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.

      (c) Upon a successor's acceptance of appointment as such, the Owner shall notify the Servicer of such appointment.

Section 9.2 Amendment

      This Agreement may be amended from time to time by the parties by written agreement signed by both of the parties.

Section 9.3 Duration of Agreement

      This Agreement shall continue in existence and effect until terminated as herein provided.

Section 9.4 Governing Law

      This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without reference to the choice of law doctrine of such state.

Section 9.5 General Interpretive Principles

      For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                   (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

                   (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

                   (iii)references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs, and other subdivisions of this Agreement;

                   (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same
      Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

                   (v) the words "herein," "hereof," "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

                   (vi) the term "include" or "including" shall mean without limitation by reason of enumeration.

Section 9.6 Reproduction of Documents

      This Agreement and all documents relating hereto, including without limitation (i) consents, waivers, and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates, and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 9.7 Notices

      All demands, notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or delivered by facsimile, overnight courier, or registered mail, postage prepaid, or delivered by telefacsimile, to:

      (i) in the case of the Servicer, at the address set forth below or such other address as may hereafter be furnished to the Owner in writing by the
Servicer:

      Countrywide Homes Loans Servicing LP
      400 Countrywide Way
      Simi Valley, CA 93065
      Attention: Investor Accounting

      With a copy to:

      Countrywide Home Loans, Inc.
      4500 Park Granada
      Calabasas, CA  91302
      Attention: General Counsel

      (ii) in the case of the Owner, at the address set forth below, or such other address as may hereafter be furnished to the Servicer by the Owner:

      Goldman Sachs Mortgage Company
      85 Broad Street
      New York, NY  10004
      Attention: Howard Altarescu
      Tel: (212) 902-3277
      Fax: (212) 902-3000

      with copies to:

      Goldman Sachs Mortgage Company
      One New York Plaza
      New York, NY  10004
      Attention: Jay Strauss
      Tel: (212) 902-0940
      Fax: (212) 357-2487

      and

      Goldman Sachs Mortgage Company
      100 Second Avenue South
      Suite 200 North
      St. Petersburg, FL 33701
      Attention: Debbie Brown
      Tel: (727) 825-3811
      Fax: (727) 825-3821

and in the case of any subsequent Owner, as set forth in written notice supplied to the Servicer by such subsequent Owner. All reports that are due to the Owner from the Servicer pursuant to Section 4.2 shall be deemed to have been duly given if delivered to the internet address from time to time provided by the Owner to the Servicer.

Section 9.8 Severability of Provisions

      If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms of this Agreement or the rights of the Owner hereunder. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 9.9 Disclosure of Relationship

      Each party (including the respective affiliates) shall have the right upon obtaining prior written consent from the other party, from time to time, to publish, distribute, advertise or otherwise disclose the relationship and the general services created and performed under this Agreement; provided, however, such disclosure shall not identify the amount or nature of fees earned or to be paid hereunder. No disclosure permitted by this Section 9.10 shall include any Mortgagor information.

Section 9.10 Exhibits and Schedules

      The following exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement:

Exhibit A   MORTGAGE LOAN SCHEDULE

Exhibit B   LIST OF COLLATERAL DOCUMENTS

Exhibit C   LIST OF DOCUMENTS IN CREDIT FILE

Exhibit D   FORM OF SARBANES-OXLEY ACT CERTIFICATION

Section 9.11 Counterparts; Successors and Assigns

      This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Sections 6.4, 6.5, 7.1 and 8.1, this Agreement shall inure to the benefit of and be binding upon the Servicer, the Owner and their respective successors and assigns.

Section 9.12 Effect of Headings

      The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 9.13 Other Agreements Superseded

      This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

                         [signatures start on next page]

93526

      IN WITNESS WHEREOF, the Servicer and the Owner have caused their names to be signed to this Servicing Agreement by their respective officers thereunto duly authorized as of the day and year first above written.

SERVICER:

                                COUNTRYWIDE HOME LOANS SERVICING LP

                                By:______________________________________
                                Name:
                                Title:

OWNER:

                                GOLDMAN SACHS MORTGAGE COMPANY

                                By:______________________________________
                                Name:____________________________________
                                Title:_____________________________________

                                    EXHIBIT A

                             MORTGAGE LOAN SCHEDULE

                           [attach read-only diskette]

                                    EXHIBIT B

                            LIST OF CREDIT DOCUMENTS

         Copy of Note
         Copy of Mortgage or Deed of Trust, including all riders
         Copy of all riders to Note and Mortgage or Deed of Trust
         Settlement statement (HUD 1)
         Copy of PMI Certificate (if applicable)
         Appraisal
         Flood determination certificate
         Hazard Insurance declaration page
         Loan application

                                    EXHIBIT C

                      LIST OF DOCUMENTS IN COLLATERAL FILE

      Original Note
      Original Mortgage
      Assignment(s) of Mortgage (if applicable)

                                    EXHIBIT D

                    FORM OF SARBANES-OXLEY ACT CERTIFICATION

I, [NAME OF CERTIFYING INDIVIDUAL], a duly elected and acting officer of Countrywide Home Loans Servicing LP (the "Servicer"), hereby certify, pursuant to Section 5.6 of that certain Servicing Agreement (the "Agreement"), dated as of [DATE] between the Servicer and Goldman Sachs Mortgage Company (the "Owner"), to [ENTITY NAME] (the "Beneficiary") with respect to the calendar year immediately preceding the date of this Certificate, as follows:

      1. I have reviewed the annual statement of compliance ("Annual Statement of Compliance") prepared by Servicer, and the annual independent public accountant's servicing report made in accordance with the Uniform Single Attestation Program for Mortgage Bankers ("Annual Independent Public Accountant's Servicing Report"), which have been furnished to the Beneficiary pursuant to the Agreement and any subsequent servicing agreement related thereto or to the Mortgage Loans (collectively, the "Servicing Agreement");

      2. Based on my knowledge, the information in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all final servicing reports prepared by Servicer and delivered to the Beneficiary pursuant to the Servicing Agreement relating to the servicing of the Mortgage Loans, taken as a whole, does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by such statements or reports;

      3. Based on my knowledge, the servicing information required to be provided to the Beneficiary by the Servicer under the Servicing Agreement has been provided to the Beneficiary;

      4. I am responsible for reviewing the activities performed by the Servicer under the Servicing Agreement and based upon the review required by the Servicing Agreement, and except as disclosed in the Annual Statement of Compliance and the Annual Independent Public Accountant's Servicing Report submitted to the Beneficiary, the Servicer has, as of the last day of the period covered by the Annual Statement of Compliance, fulfilled its obligations under the Servicing Agreement; and

      5. I have disclosed to the Beneficiary's certified public accountants all significant deficiencies relating to the Servicer's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Servicing Agreement.